    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 24, 1995


                                                       REGISTRATION NO. 33-56451
- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       ON
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         FOOD 4 LESS SUPERMARKETS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          5411                         95-4222386
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)
                                     SUBSIDIARY REGISTRANTS
       ALPHA BETA COMPANY                  CALIFORNIA                      95-1456805
BAY AREA WAREHOUSE STORES, INC.            CALIFORNIA                      93-1087199
       BELL MARKETS, INC.                  CALIFORNIA                      94-1569281
            CALA CO.                        DELAWARE                       95-4200005
        CALA FOODS, INC.                   CALIFORNIA                      94-1342664
         FALLEY'S, INC.                      KANSAS                        48-0605992
FOOD 4 LESS OF CALIFORNIA, INC.            CALIFORNIA                      33-0293011
      FOOD 4 LESS GM, INC.                 CALIFORNIA                      95-4390407
FOOD 4 LESS MERCHANDISING, INC.            CALIFORNIA                      33-0483193
FOOD 4 LESS OF SOUTHERN CALIFORNIA, INC.             DELAWARE              33-0483203
  (EXACT NAME OF REGISTRANT AS  (STATE OR OTHER JURISDICTION OF         (I.R.S. EMPLOYER
   SPECIFIED IN ITS CHARTER)     INCORPORATION OR ORGANIZATION)      IDENTIFICATION NUMBER)

                           777 SOUTH HARBOR BOULEVARD
                           LA HABRA, CALIFORNIA 90631
                                 (714) 738-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              MARK A. RESNIK, ESQ.
                          VICE PRESIDENT AND SECRETARY
                         FOOD 4 LESS SUPERMARKETS, INC.
                           777 SOUTH HARBOR BOULEVARD
                           LA HABRA, CALIFORNIA 90631
                                 (714) 738-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

             THOMAS C. SADLER, ESQ.                        WILLIAM M. HARTNETT, ESQ.
             PAMELA B. KELLY, ESQ.                          CAHILL GORDON & REINDEL
                LATHAM & WATKINS                                 80 PINE STREET
             633 WEST FIFTH STREET                          NEW YORK, NEW YORK 10005
         LOS ANGELES, CALIFORNIA 90071                           (212) 701-3000
                 (213) 485-1234

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
                            ------------------------

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SECTION 8(A) MAY
DETERMINE.
- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                         FOOD 4 LESS SUPERMARKETS, INC.

                             CROSS-REFERENCE SHEET

           PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K

ITEM NO.               FORM S-4 CAPTION                          PROSPECTUS CAPTION
- - --------   -----------------------------------------  -----------------------------------------
    1.     Forepart of the Registration Statement
           and Outside Front Cover Page of
           Prospectus...............................  Facing Page; Cross Reference Sheet;
                                                      Outside Front Cover Page
    2.     Inside Front and Outside Back Cover Pages
           of Prospectus............................  Inside Front Cover Page; Outside Back
                                                      Cover Page
    3.     Risk Factors, Ratio of Earnings to Fixed
           Charges and Other Information............  Summary; Risk Factors; Business; Selected
                                                        Historical Financial Data of Food 4
                                                        Less
    4.     Terms of the Transaction.................  The Exchange Offers and Solicitation;
                                                      Certain Federal Income Tax
                                                        Considerations; The Proposed
                                                        Amendments; Description of the New F4L
                                                        Notes; Appendix A; Appendix B
    5.     Pro Forma Financial Information..........  Unaudited Pro Forma Combined Financial
                                                        Statements
    6.     Material Contracts with the Company Being
           Acquired.................................  *
    7.     Additional Information Required for
           Reoffering by Person and Parties Deemed
           to Be Underwriters.......................  *
    8.     Interests of Named Experts and Counsel...  Legal Matters; Experts
    9.     Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities..............................  *
   10.     Information with Respect to S-3
           Registrants..............................  *
   11.     Incorporation of Certain Information by
           Reference................................  *
   12.     Information with Respect to S-2 or S-3
           Registrants..............................  *
   13.     Incorporation of Certain Information by
           Reference................................  *
   14.     Information with Respect to Registrants
           Other than S-3 or S-2 Registrants........  Inside Front Cover Page; Summary; Pro
                                                      Forma Capitalization; Selected Historical
                                                        Financial Data of Food 4 Less;
                                                        Management's Discussion and Analysis of
                                                        Financial Condition and Results of
                                                        Operations; Business; Consolidated
                                                        Financial Statements of Food 4 Less
   15.     Information with Respect to S-3
           Companies................................  *
   16.     Information with Respect to S-2 or S-3
           Companies................................  *
   17.     Information with Respect to Companies
           Other than S-2 or S-3 Companies..........  *
   18.     Information If Proxies, Consents or
           Authorizations Are to Be Solicited.......  *
   19.     Information If Proxies, Consents or
           Authorizations Are not to Be Solicited,
           or in an Exchange Offer..................  Management; Executive Compensation;
                                                        Principal Stockholders; Certain
                                                        Relationships and Related Transactions

- - ---------------
* Inapplicable

PROSPECTUS AND SOLICITATION STATEMENT


                         FOOD 4 LESS SUPERMARKETS, INC.
                       TO BE COMBINED THROUGH MERGER WITH

                             RALPHS GROCERY COMPANY

                               OFFERS TO EXCHANGE
                                     UP TO

               $175,000,000 OF ITS SENIOR NOTES DUE MARCH 1, 2004

                                    FOR ITS
                     10.45% SENIOR NOTES DUE APRIL 15, 2000
                                   AND UP TO

     $145,000,000 OF ITS 13.75% SENIOR SUBORDINATED NOTES DUE MARCH 1, 2005

                                    FOR ITS
               13.75% SENIOR SUBORDINATED NOTES DUE JUNE 15, 2001

                          AND SOLICITATION OF CONSENTS
                            ------------------------


     Food 4 Less Supermarkets, Inc. ("Food 4 Less") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and Solicitation Statement and in the accompanying Consent and Letter of Transmittal (the "Letter of Transmittal"), (i) to holders of its 10.45% Senior Notes due 2000 (the "Old F4L Senior Notes") to exchange (the "F4L Senior Notes Exchange Offer") such Old F4L Senior Notes for new Senior Notes due 2004 (the "New F4L Senior Notes"), plus $5.00 in cash for each $1,000 principal amount tendered for exchange (the "Senior Notes Exchange Payment") and (ii) to holders of its 13.75% Senior Subordinated Notes due 2001 (the "Old F4L Senior Subordinated Notes," and together with the Old F4L Senior Notes, the "Old F4L Notes") to exchange (the "F4L Senior Subordinated Notes Exchange Offer," and together with the F4L Senior Notes Exchange Offer, the "Exchange Offers") such Old F4L Senior Subordinated Notes for new 13.75% Senior Subordinated Notes due 2005 (the "New F4L Senior Subordinated Notes," and together with the New F4L Senior Notes, the "New F4L Notes") plus $20.00 in cash for each $1,000 principal amount tendered for exchange (the "Senior Subordinated Notes Exchange Payment," and together with the Senior Notes Exchange Payment, the "Exchange Payment"), in each case as more fully described below.


         FOR EACH $1,000                                     THE TENDERING HOLDER
       PRINCIPAL AMOUNT OF:                                      WILL RECEIVE
- - ----------------------------------   --------------------------------------------------------------------
Old F4L Senior Notes                 $1,000 principal amount of New F4L Senior Notes and $5.00 in cash, plus accrued and unpaid interest to the date of exchange.
Old F4L Senior Subordinated Notes    $1,000 principal amount of New F4L Senior Subordinated Notes and
                                     $20.00 in cash, plus accrued and unpaid interest to the date of exchange.


     Concurrently with the Exchange Offers and the other financing transactions described herein, Food 4 Less is offering up to $400 million principal amount of New F4L Senior Notes pursuant to a public offering (the "Public Offering") registered under the Securities Act of 1933, as amended (the "Securities Act"). The Public Offering is expected to price ten business days preceding the Expiration Date (as defined). The New F4L Senior Notes offered pursuant to the F4L Senior Notes Exchange Offer will be part of the same issue as the New F4L Senior Notes offered pursuant to the Public Offering and will bear interest at a fixed rate per annum equal to the greater of (a) 11% and (b) the Applicable Treasury Rate (as defined) plus 375 basis points (3.75 percentage points); provided, however, that in no event will the New F4L Senior Notes offered for exchange hereby bear interest at a rate per annum that is less than the interest rate on the New F4L Senior Notes offered pursuant to the Public Offering.



     THE EXCHANGE OFFERS AND THE SOLICITATION (AS DEFINED) WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 22, 1995, UNLESS EXTENDED (THE "EXPIRATION DATE"). CONSENTS MAY BE REVOKED AND TENDERS MAY BE WITHDRAWN AT ANY TIME UNTIL THE LATER OF (A) SUCH TIME AS THE REQUISITE CONSENTS (AS DEFINED) WITH RESPECT TO THE APPLICABLE ISSUE OF OLD F4L NOTES HAVE BEEN RECEIVED AND THE SUPPLEMENTAL INDENTURE (AS DEFINED) FOR SUCH ISSUE HAS BEEN EXECUTED AND (B) 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 22, 1995. FOOD 4 LESS EXPECTS TO EXTEND THE EXPIRATION DATE TO A DATE THAT IS TEN BUSINESS DAYS FOLLOWING THE PRICING OF THE PUBLIC OFFERING.



                            ------------------------

SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED
            IN EVALUATING THE EXCHANGE OFFERS AND THE SOLICITATION.
                            ------------------------

     The Dealer Managers for the Exchange Offers and the Solicitation are:

BT SECURITIES CORPORATION

                                          CS FIRST BOSTON

                                                    DONALDSON, LUFKIN & JENRETTE
                                      S E C U R I T I E S  C O R P O R A T I O N
                            ------------------------


   The date of this Prospectus and Solicitation Statement is January 25, 1995

(cover page continued)

     The Exchange Offers and the Solicitation (as defined) are part of the financing required to consummate the proposed merger (the "RSI Merger") of Food 4 Less with and into Ralphs Supermarkets, Inc. ("RSI"). Immediately following the RSI Merger, Ralphs Grocery Company ("RGC"), a wholly-owned subsidiary of RSI, will merge with and into RSI (the "RGC Merger," and together with the RSI Merger, the "Merger") and RSI will change its name to Ralphs Grocery Company ("Ralphs Grocery Company" or the "Company"). As a result of the Merger, the New F4L Notes and any Old F4L Notes not exchanged in the Exchange Offers will be the obligations of the Company.

     Concurrently with the Exchange Offers, Food 4 Less is soliciting (the "Solicitation") consents ("Consents") from holders of each of the Old F4L Senior Notes (the "Old F4L Senior Noteholders") and the Old F4L Senior Subordinated Notes (the "Old F4L Senior Subordinated Noteholders," and together with the Old F4L Senior Noteholders, the "Old F4L Noteholders") representing at least a majority in aggregate principal amount of each of the outstanding Old F4L Senior Notes and the Old F4L Senior Subordinated Notes held by persons other than Food 4 Less and its affiliates (the "Requisite Consents") to certain amendments described herein (the "Proposed Amendments") to the indentures under which the Old F4L Notes were issued (collectively, the "Old F4L Indentures"). As of January 1, 1995, there were issued and outstanding $175 million aggregate principal amount of the Old F4L Senior Notes and $145 million aggregate principal amount of the Old F4L Senior Subordinated Notes. HOLDERS OF OLD F4L NOTES WHO DESIRE TO ACCEPT THE APPLICABLE EXCHANGE OFFER MUST CONSENT TO THE PROPOSED AMENDMENTS. The Proposed Amendments will only become operative upon consummation of the Exchange Offers. The primary purpose of the Proposed Amendments is to permit the Merger and to eliminate substantially all of the restrictive covenants in the Old F4L Indentures.


     Interest on the New F4L Senior Notes will be payable semiannually on each March 1 and September 1, commencing on September 1, 1995, at the rate set forth above. The New F4L Senior Notes will mature on March 1, 2004. Interest on the New F4L Senior Subordinated Notes will be payable semiannually on each March 1 and September 1, commencing September 1, 1995, at the rate of 13.75% per annum. The New F4L Senior Subordinated Notes will mature on March 1, 2005. The New F4L Senior Notes will be redeemable, in whole or in part, at the option of the Company, at any time on and after March 1, 2000 and the New F4L Senior Subordinated Notes will be redeemable, in whole or in part, at the option of the Company, at any time on and after June 15, 1996, each at the respective redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. In addition, on or prior to March 1, 1998, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined) to redeem up to an aggregate of 35% of the New F4L Senior Notes originally issued, at a redemption price equal to 111% of the principal amount thereof if redeemed during the 12 months commencing on March 1, 1995, 109.625% of the principal amount thereof if redeemed during the 12 months commencing on March 1, 1996 and 108.25% of the principal amount thereof if redeemed during the 12 months commencing on March 1, 1997, in each case plus accrued and unpaid interest, if any, to the redemption date. Upon a Change of Control (as defined) each holder of New F4L Notes has the right to require the Company to repurchase such holders' New F4L Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. In addition, subject to certain conditions, the Company will be obligated to make an offer to repurchase the New F4L Notes at 100% of their principal amount, plus accrued and unpaid interest to the date of repurchase, with the net cash proceeds of certain sales or other dispositions of assets.


     The New F4L Senior Notes will be senior unsecured obligations of the Company and will rank pari passu in right of payment with other senior and unsecured indebtedness of the Company. However, the New F4L Senior Notes will be effectively subordinated to all secured indebtedness of the Company and its subsidiaries, including indebtedness under the New Credit Facility (as defined). See "Risk Factors -- Corporate Structure" and "-- Effects of Asset Encumbrances." The New F4L Senior Notes will rank senior in right of payment to all subordinated indebtedness of the Company, including the New F4L Senior Subordinated Notes, the Old F4L Senior Subordinated Notes that remain outstanding following the F4L Senior Subordinated Notes Exchange Offer (collectively, the "F4L Senior Subordinated Notes") and the RGC Senior Subordinated Notes (as defined). At September 17, 1994, on a pro forma basis after giving effect to the Merger and the Financing (and certain related assumptions), the Company and its subsidiaries would have had outstanding $992.7 million aggregate principal amount of secured indebtedness.

(cover page continued)

     The New F4L Senior Subordinated Notes will be senior subordinated unsecured obligations of the Company and will be subordinated in right of payment to all Senior Indebtedness (as defined) of the Company, including the Company's obligations under the New Credit Facility, the New F4L Senior Notes and any Old F4L Senior Notes that remain outstanding following the F4L Senior Notes Exchange Offer (collectively, the "F4L Senior Notes"). The New F4L Senior Notes will be unconditionally guaranteed on a senior unsecured basis by each of the Company's wholly-owned subsidiaries (the "Subsidiary Guarantors") and the New F4L Senior Subordinated Notes will be unconditionally guaranteed (together, the "Guarantees") on a senior subordinated unsecured basis by each of the Subsidiary Guarantors. At the time the New F4L Notes are issued, the Subsidiary Guarantors will be Alpha Beta Company, Bay Area Warehouse Stores, Inc., Bell Markets, Inc., Cala Co., Cala Foods, Inc., Falley's Inc., Food 4 Less of California, Inc., Food 4 Less GM, Inc., Food 4 Less Merchandising, Inc. and Food 4 Less of Southern California, Inc. The Guarantees of the New F4L Notes will be released upon the occurrence of certain events. See "Description of the New F4L
Notes -- Guarantees." At September 17, 1994, on a pro forma basis after giving effect to the Merger and the Financing (and certain related assumptions), the aggregate outstanding amount of Senior Indebtedness of the Company (excluding Company guarantees of certain Guarantor Senior Indebtedness (as defined)) would have been approximately $1,554.8 million and the aggregate outstanding amount of Guarantor Senior Indebtedness of the Subsidiary Guarantors (excluding guarantees by Subsidiary Guarantors of certain Senior Indebtedness of the Company) would have been approximately $16.0 million and the Company would have had $218.2 million available to be borrowed under the New Revolving Facility (as defined).

     Tendering holders will receive accrued and unpaid interest on Old F4L Notes accepted for exchange, up to, but not including, the date of such exchange. Interest on the New F4L Notes will accrue from, and including, the date of such exchange, which will be the date of issuance of the New F4L Notes.

     If Food 4 Less shall decide to decrease the amount of Old F4L Notes being sought in either Exchange Offer or to increase or decrease the consideration offered to holders of Old F4L Notes, and if, at the time that notice of such increase or decrease is first published, sent or given to holders of Old F4L Notes in the manner specified in this Prospectus and Solicitation Statement, such Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth Business Day from and including the date that such notice is first so published, sent or given, then such Exchange Offer will be extended for such purposes until the expiration of such period of ten Business Days. As used in this Prospectus and Solicitation Statement, "Business Day" has the meaning set forth in Rule 14d-1 (and applicable to Regulation 14E) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").


     In addition to the Exchange Offers and the Solicitation, (i) Food 4 Less is
(A) offering up to $400 million principal amount of New F4L Senior Notes pursuant to the Public Offering (which will be part of the same issue as the New F4L Senior Notes offered for exchange pursuant to the F4L Senior Notes Exchange Offer), (B) offering to holders of RGC's 9% Senior Subordinated Notes due 2003 (the "Old RGC 9% Notes") and to holders of RGC's 10 1/4% Senior Subordinated Notes due 2002 (the "Old RGC 10 1/4% Notes," and together with the Old RGC 9% Notes, the "Old RGC Notes") to exchange (the "RGC Exchange Offers") such Old RGC Notes for new Senior Subordinated Notes due 2005 (the "New RGC Notes") plus $10.00 in cash for each $1,000 principal amount of Old RGC Notes tendered for exchange, and (C) soliciting consents from the holders of each of the Old RGC 9% Notes and the Old RGC 10 1/4% Notes to certain amendments to the indentures (collectively, the "Old RGC Indentures") under which the Old RGC Notes were issued (the RGC Exchange Offers and the solicitation of consents being referred to herein collectively as the "RGC Exchange Offers"), and (ii) Food 4 Less Holdings, Inc. ("Holdings"), which currently owns 100% of the outstanding stock of Food 4 Less, is soliciting consents from holders of its 15.25% Senior Discount Notes due 2004 (the "Holdings Discount Notes") to certain amendments to the indenture (the "Holdings Discount Note Indenture"), under which the Holdings Discount Notes were issued, with respect to which Holdings will make a cash consent payment of $20.00 for each $1,000 principal amount of Holdings Discount Notes for which a consent is properly delivered and accepted (such transaction being referred to herein as the "Holdings Consent Solicitation"). Prior to the Merger, Holdings' parent corporation, Food 4 Less, Inc. ("FFL"), will merge with and into Holdings, which will be the surviving corporation (the "FFL Merger"). Immediately following the FFL Merger, Holdings will change its jurisdiction of incorporation by merging into a newly formed, wholly-owned subsidiary ("New Holdings"), incorporated in Delaware.

(cover page continued)

See "The Merger and the Financing," "Description of Holding Company Indebtedness" and "The RGC Exchange Offers and the Public Offering." The RGC Exchange Offers, the Public Offering and the Holdings Consent Solicitation are sometimes hereinafter referred to as the "Other Debt Financing Transactions." The New RGC Notes and any Old RGC Notes not exchanged in the RGC Exchange Offers are collectively referred to herein as the "RGC Senior Subordinated Notes."

     Concurrently with the consummation of the Exchange Offers and the Other Debt Financing Transactions, Food 4 Less and RGC intend to obtain new senior financing (the "Bank Financing") pursuant to a senior facility of up to $1,075 million (the "New Credit Facility") and to obtain $150 million in cash equity financing (the "New Equity Investment"). In addition, New Holdings will issue as part of the consideration for the RSI Merger $100 million aggregate principal amount of 13% Senior Subordinated Pay-In-Kind Debentures due 2007 (the "Seller Debentures"). See "The Merger and the Financing."

     Notwithstanding any other provision of the Exchange Offers or the Solicitation, the obligation of Food 4 Less to accept for exchange any validly tendered Old F4L Note is conditioned upon, among other things, the satisfaction or waiver of certain conditions, including (i) at least 80% of the aggregate principal amount of the outstanding Old F4L Notes being validly tendered and not withdrawn pursuant to the Exchange Offers prior to the Expiration Date (the "Minimum Tender"), (ii) the receipt of the Requisite Consents with respect to each of the Old F4L Senior Notes and Old F4L Senior Subordinated Notes on or prior to the Expiration Date, (iii) the satisfaction or waiver, in Food 4 Less' sole discretion, of all conditions precedent to the RSI Merger, (iv) the prior or contemporaneous successful completion of the Other Debt Financing Transactions (including the Public Offering), and (v) the prior or contemporaneous consummation of the Bank Financing and the New Equity Investment. There can be no assurance that such conditions will be satisfied or waived. For additional information regarding other conditions to the consummation of the Exchange Offers, see "The Exchange Offers and Solicitation -- Conditions."


     Standard & Poor's Ratings Group ("Standard & Poor's") has publicly announced that, upon consummation of the Merger, it intends to assign a new rating to the Old RGC Notes. Such new rating assignment, if implemented, would constitute a Rating Decline (as defined) under the Old RGC Indentures. The consummation of the Merger (which is conditioned on, among other things, successful consummation of the Other Debt Financing Transactions and the Bank Financing, which itself is conditioned upon at least 80% of the aggregate principal amount of Old RGC Notes being tendered into the RGC Exchange Offers) and the resulting change in composition of the Board of Directors of RGC, together with the anticipated Rating Decline would constitute a Change of Control Triggering Event (as defined) under the Old RGC Indentures. Upon such a Change of Control Triggering Event the Company would be obligated to make a change of control purchase offer following the Merger for all outstanding Old RGC Notes at 101% of the principal amount thereof ($90.9 million, assuming $90 million of Old RGC Notes are outstanding following the Merger) plus accrued and unpaid interest to the date of repurchase (the "Change of Control Offer"). The Merger will not constitute a change of control under the Old F4L Indentures and no change of control purchase offer will be made with respect to the Old F4L Notes.


     Although it has no obligation to do so, the Company reserves the right in the future to seek to acquire Old F4L Notes not tendered in the Exchange Offers by means of open market purchases, privately negotiated acquisitions, subsequent exchange or tender offers, redemptions or otherwise, at prices or on terms which may be higher or lower or more or less favorable than those in the Exchange Offers.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS AND SOLICITATION STATEMENT. ANY REPRESENTATION
            TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE EXCHANGE OFFERS ARE NOT BEING MADE TO, AND NO CONSENTS ARE BEING
    SOLICITED FROM, HOLDERS OF OLD F4L NOTES IN ANY JURISDICTION IN WHICH
       THE EXCHANGE OFFERS OR THE ISSUANCE OF ANY SECURITY UPON
          ACCEPTANCE OF TENDERS WOULD NOT BE IN COMPLIANCE WITH
              APPLICABLE STATE SECURITIES OR BLUE SKY LAWS.

(cover page continued)


     Investors in the New F4L Notes in California will be able to transfer their New F4L Notes in California only to institutional investors (as defined under applicable California securities laws, and subject to any conditions set forth therein) or pursuant to another exemption under California securities laws. Such investors will be able to transfer their New F4L Notes to persons outside California, provided the transaction is effected through a broker-dealer registered in California and complies with the securities laws of the state in which the New F4L Notes will be offered and sold.



     The New F4L Notes have not been registered under the securities laws of all states. In certain jurisdictions in which the New F4L Notes have been registered, permits and orders issued in connection with such registrations typically expire after a period of time and the securities may not be offered and sold by certain holders without registration under the securities laws of such jurisdictions unless an exemption is available under such securities laws.


     Any Old F4L Noteholder desiring to accept the applicable Exchange Offer should either (i) complete and sign the Letter of Transmittal or facsimile thereof, have his signature thereon guaranteed and forward the Letter of Transmittal with the certificate(s) evidencing his Old F4L Notes and any other required documents to the Exchange Agent (as defined), (ii) comply with the guaranteed delivery procedures, (iii) tender such Old F4L Notes pursuant to the procedure for book-entry transfer or (iv) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him, in each case on or prior to the Expiration Date. Old F4L Noteholders having Old F4L Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender such Old F4L Notes. HOLDERS OF OLD F4L NOTES WHO DESIRE TO ACCEPT THE APPLICABLE EXCHANGE OFFER MUST CONSENT TO THE PROPOSED AMENDMENTS. A HOLDER OF OLD F4L NOTES WHO DESIRES TO TENDER INTO THE APPLICABLE EXCHANGE OFFER WITH RESPECT TO ANY OLD F4L SENIOR NOTES OR OLD F4L SENIOR SUBORDINATED NOTES MUST TENDER ALL OF SUCH HOLDERS' OLD F4L SENIOR NOTES OR OLD F4L SENIOR SUBORDINATED NOTES, AS THE CASE MAY BE. See "The Exchange Offers and Solicitation -- Procedures for Tendering and Consenting."

     Questions and requests for assistance or for additional copies of this Prospectus and Solicitation Statement or the accompanying Letter of Transmittal or any other required documents may be directed to the Dealer Managers or the Information Agent at the addresses and telephone numbers set forth on the back cover hereof.


     This Prospectus and Solicitation Statement, together with the accompanying Letter of Transmittal, is being sent to holders of Old F4L Notes who are registered holders as of January 20, 1995.

(cover page continued)

                             AVAILABLE INFORMATION

     Food 4 Less has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act with respect to the New F4L Notes. Each of Food 4 Less and RGC is subject to the reporting and other informational requirements of the Exchange Act, and the rules and regulations promulgated thereunder, and in accordance therewith files reports and other information with the Commission. Such reports and other information filed by Food 4 Less or RGC with the Commission can be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission:
New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     In addition, whether or not it is required to do so by the rules and regulations of the Commission, the Company will be obligated under the indenture governing the New F4L Senior Notes (the "New F4L Senior Note Indenture") and the indenture governing the New F4L Senior Subordinated Notes (the "New F4L Senior Subordinated Note Indenture," and together with the New F4L Senior Note Indenture, the "New F4L Indentures") to file with the Commission (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent certified public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K. The Company intends to furnish to each holder of New F4L Notes, upon their request, annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. Any such request should be directed to Jan Charles Gray, Senior Vice-President, General Counsel and Secretary of Ralphs Grocery Company at 1100 West Artesia Boulevard, Compton, California 90220, telephone number (310) 884-4000.

     This Prospectus and Solicitation Statement summarizes the contents and terms of documents not included herewith. These documents are available upon request from, as applicable, Food 4 Less at 777 South Harbor Blvd., La Habra, California 90631, telephone number (714) 738-2000, Attn: Robert P. Bermingham, Esq., Vice President and General Counsel; RGC at 1100 West Artesia Blvd., Compton, California 90220, telephone number (310) 884-4000, Attn: Jan Charles Gray, Esq., Senior Vice President, General Counsel and Secretary; or D.F. King & Co., Inc., at the address and telephone number set forth on the back cover hereof. In order to ensure timely delivery of the documents, any request for such documents should be made at least five business days prior to the Expiration Date.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................   vi
SUMMARY...............................................................................    1
COMPARISON OF OLD F4L SENIOR NOTES AND NEW F4L SENIOR NOTES...........................    9
COMPARISON OF OLD F4L SENIOR SUBORDINATED NOTES AND NEW F4L SENIOR SUBORDINATED
  NOTES...............................................................................   11
RISK FACTORS..........................................................................   22
THE MERGER AND THE FINANCING..........................................................   28
PRO FORMA CAPITALIZATION..............................................................   31
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS.....................................   32
SELECTED HISTORICAL FINANCIAL DATA OF RALPHS..........................................   40
SELECTED HISTORICAL FINANCIAL DATA OF FOOD 4 LESS.....................................   42
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   44
BUSINESS..............................................................................   59
MANAGEMENT............................................................................   73
EXECUTIVE COMPENSATION................................................................   75
PRINCIPAL STOCKHOLDERS................................................................   81
DESCRIPTION OF CAPITAL STOCK..........................................................   82
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................................   85
THE EXCHANGE OFFERS AND SOLICITATION..................................................   87
DESCRIPTION OF THE NEW F4L NOTES......................................................  102
MARKET PRICES OF THE OLD F4L NOTES....................................................  132
THE PROPOSED AMENDMENTS...............................................................  132
THE RGC EXCHANGE OFFERS AND THE PUBLIC OFFERING.......................................  134
DESCRIPTION OF THE NEW CREDIT FACILITY................................................  136
DESCRIPTION OF HOLDING COMPANY INDEBTEDNESS...........................................  138
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.............................................  141
LEGAL MATTERS.........................................................................  146
EXPERTS...............................................................................  146
INDEX TO FINANCIAL STATEMENTS.........................................................  F-1
COMPARISON OF OLD F4L SENIOR NOTES AND NEW F4L SENIOR NOTES...........................  A-1
COMPARISON OF OLD F4L SENIOR SUBORDINATED NOTES AND NEW F4L SENIOR SUBORDINATED
  NOTES...............................................................................  B-1

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the Financial Statements and notes thereto, appearing elsewhere in this Prospectus and Solicitation Statement. Unless the context otherwise requires, the terms "Food 4 Less" and "Ralphs," as used herein, refer to Food 4 Less and RSI and their consolidated subsidiaries, respectively, prior to the consummation of the Merger. The "Company" refers to Ralphs Grocery Company as the surviving and renamed corporation following the consummation of the Merger and includes, unless the context otherwise requires, all of its consolidated subsidiaries. As used herein, "Southern California" means Los Angeles, Orange, Ventura, San Bernardino, Riverside and San Diego counties. Except as otherwise stated, references in this Prospectus and Solicitation Statement to numbers of stores prior to the consummation of the Merger are as of October 1, 1994. References to the "pro forma" number of stores to be operated by the Company following the consummation of the Merger are based on October 1, 1994 totals, but give effect to certain anticipated store conversions, divestitures and closings.

                                  THE COMPANY

     The combination of Ralphs Grocery Company and Food 4 Less Supermarkets, Inc. will create the largest food retailer in Southern California. Pro forma for the Merger, the Company will operate approximately 332 Southern California stores with an estimated 26% market share among the area's supermarkets. The Company will operate the second largest conventional supermarket chain in the region under the "Ralphs" name and the largest warehouse supermarket chain under the "Food 4 Less" name. In addition, the Company will operate approximately 24 conventional format stores and 39 warehouse format stores in Northern California and the Midwest. Management believes that by the end of the fourth full year of combined operations, approximately $90 million in net annual cost savings will be achieved as a result of the Merger. Pro forma for the Merger, the Company would have had sales of approximately $5.1 billion, operating income of $183 million and EBITDA (as defined) of $343 million for the 52 weeks ended June 25, 1994. Management believes the Merger will enhance the growth and profitability of Ralphs and Food 4 Less by providing the Company with the following benefits:

- - - TWO LEADING COMPLEMENTARY FORMATS. The Company will operate its conventional supermarkets in Southern California under the "Ralphs" name and all of its price impact warehouse format stores in Southern California under the "Food 4 Less" name. Pro forma for the Merger and certain planned store conversions, the Company will operate 264 Ralphs conventional format stores and 68 Food 4 Less warehouse format stores in the region. The Ralphs stores will continue to emphasize a broad selection of merchandise, high quality fresh produce, meat and seafood and service departments, including bakery and delicatessen departments in most stores. The Company's conventional stores will also benefit from Ralphs' strong private label program and its strengths in merchandising, store operations and systems. Passing on format-related efficiencies, the price impact warehouse format stores will continue to offer consumers the lowest overall prices while providing product selections comparable to conventional supermarkets. Management believes the Food 4 Less warehouse format has demonstrated its appeal to a wide range of demographic groups in Southern California and offers a significant opportunity for future growth. The Company plans to open nine new Food 4 Less warehouse stores and 21 new Ralphs stores over the next two years.

- - - SUBSTANTIAL COST SAVINGS OPPORTUNITIES. Management believes that approximately
  $90 million of net annual cost savings will be achieved by the end of the fourth full year of combined operations. It is also anticipated that approximately $117 million in Merger-related capital expenditures and $50 million of other non-recurring costs will be required to complete store conversions, integrate operations and expand warehouse facilities over the same period. Although a portion of the anticipated cost savings is premised upon the completion of such capital expenditures, management believes that over 70% of the cost savings could be achieved without making any
  Merger-related capital expenditures.

     The following anticipated savings are based on estimates and assumptions made by the Company that are inherently uncertain, though considered reasonable by the Company, and are subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of management. There can be no assurance that such savings will be achieved. The sum of the components of the estimated annual cost savings exceeds $90 million; however, management has made an offsetting adjustment to reflect its expectation that a portion of the savings will be reinvested in the Company's operations. See "Risk Factors -- Ability to Achieve Anticipated Cost Savings."

  -- REDUCED ADVERTISING EXPENSES. Consolidating the conventional format stores in Southern California under the "Ralphs" name will eliminate the separate advertising associated with Food 4 Less' existing Alpha Beta, Boys and Viva formats. Since Ralphs' current advertising program covers the Southern California region, the Company will be able to advertise for all of its Southern California stores under the existing Ralphs program. Management estimates that annual advertising cost savings of approximately $28 million will be achieved in the first full year of combined operations.

  -- REDUCED STORE OPERATIONS EXPENSE. Management expects to reduce store operations costs as a result of both reduced labor and benefit costs and reduced non-labor expenses. Store-level labor savings will be achieved when Ralphs' labor scheduling, computerized record keeping and other advanced store systems are applied to the Food 4 Less store base. In addition, management believes that the adoption of Ralphs' store systems in non-labor areas, such as energy management, safety programs and pooled supply purchasing, will produce further annual cost savings. Management estimates that annual store operations cost savings of approximately $21 million will be achieved by the fourth full year of combined operations after certain required capital expenditures are made.

  -- INCREASED VOLUME PURCHASING EFFICIENCIES. The combined volume requirements and leading market position of the Company should generally allow the Company to obtain improved terms from vendors, including suppliers of products carried on an exclusive or promoted basis, and to convert some less-than-truckload shipping quantities to full truckload quantities. Management estimates that annual purchasing cost savings of approximately $19 million will be achieved by the second full year of combined operations.

  -- WAREHOUSING AND DISTRIBUTION EFFICIENCIES. Consolidating the Company's warehousing and distribution operations into Ralphs' two primary facilities located in Compton, California and in the Atwater district of Los Angeles and Food 4 Less' primary facility located in La Habra, California will result in lower outside storage, transportation and labor costs. In addition, occupancy costs will be reduced as a result of the closure of certain existing facilities. Management estimates that annual warehousing and distribution cost savings of approximately $16 million will be achieved by the third full year of combined operations after certain capital expenditures on existing facilities are completed.

  -- CONSOLIDATED MANUFACTURING. Ralphs and Food 4 Less operate manufacturing facilities that produce similar products or have excess capacity. Management believes that consolidating meat, bakery, dairy, and other manufacturing and processing operations, and discontinuing external purchases of certain goods that can be manufactured internally, will achieve annual cost savings of approximately $11 million by the second full year of combined operations.

  -- CONSOLIDATED ADMINISTRATIVE FUNCTIONS. The Company expects to achieve savings from the elimination of redundant administrative staff, the consolidation of management information systems and a decreased reliance on certain outside services and consultants. Management estimates that annual savings of approximately $15 million associated with consolidating administrative functions will be achieved by the second full year of combined operations.


- - - TECHNOLOGICALLY ADVANCED WAREHOUSING AND DISTRIBUTION. The Company will utilize Ralphs' technologically advanced warehousing and distribution systems, which include a 17 million cubic foot high-rise automated storage and retrieval system warehouse (the "ASRS") for non-perishable items and a
   5.4 million cubic foot perishable service center (the "PSC") designed for processing, storing and distributing all perishable items. These facilities will provide the Company with substantial operating benefits, including: (i) enhanced turnover to further improve the freshness and quality of in-store products, (ii) reduced in-store storage space to increase available selling space, (iii) added opportunities in forward buying programs and (iv) an increased percentage of inventory supplied by the Company's own warehousing and distribution system. Management believes the utilization of these facilities and Food 4

   Less' La Habra warehouse will enable the Company to meet the combined inventory requirements of all stores with fewer employees and lower operating and occupancy-related expenses.


- - - STORE LOCATIONS. As a result of Ralphs' 122-year history and Alpha Beta Company's ("Alpha Beta") 91-year history in Southern California, the Company will have valuable and well established store locations, many of which are in densely populated metropolitan areas.

- - - RECENTLY REMODELED AND NEW STORE BASE. The Company will have a modern, technologically advanced store base. During the five years ended June 25, 1994, on a combined basis, Ralphs and Food 4 Less opened 74 new stores and remodeled 211 stores. Approximately 84% of the Company's stores have been opened or remodeled during the last five years.

- - - EXPERIENCED MANAGEMENT TEAM. The executive officers of the Company have extensive experience in the supermarket industry. The strength of Ralphs management expertise is evidenced by Ralphs' reputation for quality and service, technologically advanced systems, strong store operations and high historical EBITDA margins. The Food 4 Less management team will provide valuable experience in operating warehouse supermarkets and in effectively integrating companies into a combined operation. Following the acquisition of Alpha Beta in 1991, Food 4 Less management successfully integrated Alpha Beta with its existing Southern California operations and (within three years) achieved annual cost savings in excess of $40 million (compared to a pre-acquisition estimate of approximately $33 million).

                             THE YUCAIPA COMPANIES

     Food 4 Less was organized in 1989 by its sponsor, The Yucaipa Companies ("Yucaipa"), a private investment group which specializes in the supermarket industry. Yucaipa has a successful track record in acquiring, integrating and improving the cash flow of supermarket companies. Since 1986, Yucaipa and its affiliated companies have completed ten acquisition transactions, including five acquisitions by Food 4 Less and its subsidiaries. Following completion of the Merger, Yucaipa and its affiliates will control the Board of Directors of New Holdings and the Company.

                          THE MERGER AND THE FINANCING

     On September 14, 1994, Food 4 Less Supermarkets, Inc. ("Food 4 Less"), Food 4 Less Holdings, Inc. ("Holdings"), and the parent company of Holdings, Food 4 Less, Inc. ("FFL"), entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with Ralphs Supermarkets, Inc. ("RSI") and its stockholders. Pursuant to the terms of the Merger Agreement, Food 4 Less will be merged with and into RSI (the "RSI Merger"). Immediately following the RSI Merger, RGC, which is currently a wholly-owned subsidiary of RSI, will merge with and into RSI (the "RGC Merger," and together with the RSI Merger, the "Merger"), and RSI will change its name to Ralphs Grocery Company ("Ralphs Grocery Company" or the "Company"). Prior to the Merger, FFL will merge with and into Holdings, which will be the surviving corporation (the "FFL Merger"). Immediately following the FFL Merger, Holdings will change its jurisdiction of incorporation by merging into a newly-formed, wholly-owned subsidiary ("New Holdings"), incorporated in Delaware (the "Reincorporation Merger"). As a result of the Merger, the FFL Merger and the Reincorporation Merger the Company will become a wholly-owned subsidiary of New Holdings. See "-- Corporate Structure." As a result of the RSI Merger and the RGC Merger, the New F4L Notes and any outstanding Old F4L Notes not tendered in the Exchange Offers will be the obligations of the Company. Conditions to the consummation of the RSI Merger include the receipt of regulatory approvals and other necessary consents and the completion of financing. The purchase price for RSI is approximately $1.5 billion, including the assumption of debt. The consideration payable to the stockholders of RSI consists of $425 million in cash and $100 million principal amount of the Seller Debentures to be issued by New Holdings. New Holdings will use $150 million of cash received from the New Equity Investment, together with $100 million principal amount of the Seller Debentures, to acquire approximately 48% of the capital stock of RSI immediately prior to consummation of the RSI Merger. New Holdings will then contribute the

$250 million of purchased shares of RSI stock to Food 4 Less, and pursuant to the RSI Merger the remaining shares of RSI stock will be acquired for $275 million in cash.

     As currently contemplated, the Merger will be financed through the following transactions (collectively, the "Financing"):


     - Borrowings of up to $750 million aggregate principal amount of the New Term Loans (as defined) under the New Credit Facility to be provided by a syndicate of banks led by Bankers Trust Company ("Bankers Trust"). The New Credit Facility will also provide for a $325 million revolving credit facility (the "New Revolving Facility"), $18.4 million of which is anticipated to be drawn at closing.


     - The issuance of up to $400 million of the New F4L Senior Notes pursuant to the Public Offering.


     - The issuance of preferred stock in a private placement by New Holdings to a group of investors (the "New Equity Investors") led by Apollo Advisors, L.P. (on behalf of one or more managed entities) or its affiliates and designees ("Apollo") and including affiliates of BT Securities Corporation ("BT Securities"), CS First Boston Corporation ("CS First Boston") and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and other institutional investors, yielding cash proceeds of $150 million pursuant to the New Equity Investment. Concurrently with the New Equity Investment, the New Equity Investors will purchase outstanding shares of New Holdings capital stock from a stockholder of New Holdings for a purchase price of $57.8 million. See "Description of Capital Stock -- New Equity Investment."



     - The exchange by Food 4 Less pursuant to the RGC Exchange Offers of up to $450 million aggregate principal amount of the Old RGC Notes for up to $450 million aggregate principal amount of the New RGC Notes plus $10.00 in cash per $1,000 principal amount exchanged, together with the solicitation of consents from the holders of the Old RGC Notes to certain amendments to the Old RGC Indentures. It is a condition to the RGC Exchange Offers that at least 80% of the outstanding principal amount of the Old RGC Notes are exchanged pursuant to the RGC Exchange Offers.


     - The Exchange Offers made hereunder to holders of Old F4L Notes to tender for exchange such Old F4L Notes for New F4L Notes and the Exchange Payment, together with the solicitation of consents from such holders to the Proposed Amendments to the Old F4L Indentures.

     - The purchase by New Holdings of approximately 48% of the outstanding common stock of RSI for an aggregate consideration of $250 million, consisting of the proceeds of the New Equity Investment and $100 million principal amount of the Seller Debentures, followed by the contribution of such common stock of RSI to Food 4 Less. Pursuant to the RSI Merger, the remaining shares of RSI stock will be acquired for $275 million in cash.


     - The assumption by the Company, pursuant to the Merger, of approximately $160.2 million of other indebtedness of RGC and Food 4 Less.


     - The solicitation of certain consents pursuant to the Holdings Consent Solicitation from the holders of the Holdings Discount Notes to certain amendments to the Holdings Discount Note Indenture.

     The following table illustrates the sources and uses of funds to consummate the Merger, assuming the transaction occurs as of March 1, 1995. This presentation assumes that $360 million principal amount of Old RGC Notes is tendered into the RGC Exchange Offers and $256 million principal amount of Old F4L Notes is tendered into the Exchange Offers, in each case representing 80% of the outstanding aggregate principal amount of such securities. The presentation also assumes that the remaining $90 million of Old RGC Notes not tendered into the RGC Exchange Offers are repurchased after the Closing Date pursuant to the Change of Control Offer. Although management believes such assumptions are reasonable under the circumstances, actual sources and uses may differ from those set forth below depending upon the outcome of the RGC Exchange Offers and the Exchange Offers.


     For additional information regarding the Financing, see "The Merger and the Financing."

                                SOURCES AND USES
                                 (in millions)


                CASH SOURCES                                        CASH USES
- - ---------------------------------------------     ---------------------------------------------
  New Term Loans(a)................  $  750.0     Purchase RSI Common Stock(g).......  $  425.9
  New Revolving Facility(b)........      18.4     Purchase Old RGC Notes(h)..........      90.9
                                                  Repay Ralphs 1992 Credit
  New F4L Senior Notes(c)..........     400.0     Agreement..........................     291.0
  New Equity Investment(d).........     150.0     Repay F4L Credit Agreement.........     165.7
                                                  Pay Accrued Interest(i)............      20.7
                                                  Pay EAR Liability(j)...............      22.8
                                                  Repay Mortgage Indebtedness(k).....     186.7
                                                  Fees and Expenses(l)...............     114.7
                                                                                       --------
     Total Cash Sources............  $1,318.4     Total Cash Uses....................  $1,318.4
                                     ========                                          ========
              NON-CASH SOURCES                                    NON-CASH USES
- - ---------------------------------------------     ---------------------------------------------
  New F4L Senior Notes(e)..........  $  140.0     Old F4L Senior Notes Exchanged.....  $  140.0
  Assumed Old F4L Senior Notes.....      35.0     Assumed Old F4L Senior Notes.......      35.0
  New F4L Senior Subordinated                     Old F4L Senior Subordinated Notes
     Notes.........................     116.0     Exchanged..........................     116.0
  Assumed Old F4L Senior                          Assumed Old F4L Senior Subordinated
     Subordinated Notes............      29.0     Notes..............................      29.0
  New RGC Notes....................     360.0     Old RGC Notes Exchanged............     360.0
  Assumed Capital Leases and Other                Assumed Capital Leases and Other
     Debt..........................     160.2     Debt...............................     160.2
  Seller Debentures(f).............     100.0     Purchase RSI Common Stock(f).......     100.0
                                     --------                                          --------
     Total Non-Cash Sources........  $  940.2     Total Non-Cash Uses................  $  940.2
                                     ========                                          ========


- - ---------------

(a) Food 4 Less has accepted a commitment letter from Bankers Trust pursuant to which Bankers Trust has agreed, subject to certain conditions, to provide the Company up to a maximum aggregate amount of $1,075 million of financing under the New Credit Facility. It is anticipated that the New Credit Facility will be syndicated to a number of financial institutions for whom Bankers Trust will act as agent. The New Credit Facility will provide for
    (i) term loans in the aggregate amount of up to $750 million, comprised of a $375 million tranche with a six year term (the "Tranche A Loan"), a $125 million tranche with a seven year term (the "Tranche B Loan"), a $125 million tranche with an eight year term (the "Tranche C Loan"), and a $125 million tranche with a nine year term (the "Tranche D Loan," and, together with the Tranche A Loan, Tranche B Loan and Tranche C Loan, the "New Term Loans"); and (ii) a $325 million revolving credit facility (the "New Revolving Facility"). The New Term Loans and the New Revolving Facility are referred to collectively as the "New Credit Facility." See "Description of the New Credit Facility."

(b) The New Revolving Facility will provide for a $325 million line of credit which will be available for working capital requirements and general corporate purposes. Up to $150 million of the New Revolving Facility may be used to support standby letters of credit. The letters of credit will be used to cover workers' compensation contingencies and for other purposes permitted under the New Revolving Facility. The Company anticipates that letters of credit for approximately $101 million will be issued under the New Revolving Facility at closing, in replacement of existing letters of credit, primarily to satisfy the State of California's requirements relating to workers compensation self-insurance.

(c) Represents New F4L Senior Notes issued pursuant to the Public Offering. If Food 4 Less receives tenders in excess of the Minimum Tender in the RGC Exchange Offers, Food 4 Less may elect to decrease the amount of New F4L Senior Notes being offered pursuant to the Public Offering.

(d) Does not include the $10 million equity contribution by Ralphs management. See note (j) below. Concurrently with the New Equity Investment, certain existing stockholders of New Holdings (formerly stockholders of FFL), including affiliates of George Soros, will sell outstanding shares of New Holdings stock to CLH Supermarket Corp. ("CLH"), a corporation owned by certain Yucaipa partners, which in turn will sell such shares to the New Equity Investors for an aggregate purchase price of $57.8 million (which represents the same price per share as will be paid in the New Equity Investment). In connection with the New Equity Investment, the New Equity Investors will contribute the common stock so acquired to New Holdings in consideration for newly-issued preferred shares. See "Description of Capital Stock -- New Equity Investment."


(e) Represents New F4L Senior Notes issued pursuant to the F4L Senior Notes Exchange Offer, which will be part of the same issue as the New F4L Senior Notes issued pursuant to the Public Offering.

(f) In connection with the RSI Merger, New Holdings will issue $100 million principal amount of the Seller Debentures as part of the purchase price for the RSI common stock, up to $10 million of which may be put to Yucaipa on the closing date of the Merger at a purchase price equal to their principal amount pursuant to the Put Agreement (as defined). In addition, Yucaipa will be reimbursed by the Company for (i) any losses incurred upon the resale of the $10 million principal amount of Seller Debentures which may be put to it pursuant to the Put Agreement and (ii) its expenses in connection with the Merger and the related transactions. See "The Merger and the Financing" and "Description of Holding Company Indebtedness -- The Seller Debentures."

(g) Includes $425 million to be paid in cash to stockholders of RSI and $0.9 million to be paid in cash to holders of RSI management stock options. See "Executive Compensation -- New Management Stock Option Plan and Management Investment."

(h) Represents the purchase of Old RGC Notes tendered pursuant to the Change of Control Offer which will occur up to 90 days following the Merger. A portion of the proceeds of the Public Offering will be available to fund the purchase of Old RGC Notes pursuant to the Change of Control Offer. To the extent that any such Old RGC Notes are not tendered pursuant to the Change of Control Offer, any excess proceeds from the Public Offering will be used to repay borrowings under the New Credit Facility. See "The RGC Exchange Offers and the Public Offering."

(i) Represents accrued interest payable on all debt securities assumed to be tendered in the Exchange Offers and the RGC Exchange Offers.

(j) Represents payments to Ralphs management with respect to the cancellation of outstanding equity appreciation rights (the "EARs" or "Equity Appreciation Rights") in connection with the Merger. Ralphs management will receive New Holdings stock options in exchange for the cancellation of the remaining EAR liability of $10 million. See "Executive Compensation -- Equity Appreciation Rights Plan."


(k) Represents the repayment of outstanding mortgage indebtedness of Ralphs in the principal amount of $174.4 million, plus the estimated amount of the prepayment fees payable with respect thereto.


(l) Includes an advisory fee of $24 million to be paid to Yucaipa upon closing of the Merger. See "Certain Relationships and Related Transactions -- Food 4 Less."

                              CORPORATE STRUCTURE

     The following tables illustrate (i) the corporate structures of Food 4 Less and Ralphs immediately prior to the RSI Merger, the RGC Merger, the Reincorporation Merger and the FFL Merger and (ii) the corporate structure of the Company and its parent, New Holdings, and the anticipated outstanding indebtedness of the Company and New Holdings immediately after such mergers. Pursuant to the terms of the Merger Agreement, Food 4 Less will merge with and into RSI and RSI will be the surviving corporation in the RSI Merger. Immediately following the RSI Merger, RGC will merge with and into RSI and RSI will be the surviving corporation in the RGC Merger and will change its name to Ralphs Grocery Company. Prior to these transactions, FFL will merge with and into Holdings, and Holdings (which will be the surviving corporation) will reincorporate in Delaware as New Holdings.

                                 BEFORE MERGER

                             [SEE EDGAR APPENDIX]

                                  AFTER MERGER

                             [SEE EDGAR APPENDIX]

                     COMPARISON OF OLD F4L SENIOR NOTES AND
                              NEW F4L SENIOR NOTES

     The following is a brief comparison of the principal features of the Old F4L Senior Notes and the New F4L Senior Notes. The terms of the New F4L Senior Notes differ from the current (unamended) terms of the Old F4L Senior Notes in certain significant respects, including those described below. The summary comparisons set forth below do not purport to be complete and are qualified in their entirety by reference to "Description of the New F4L Notes" and to the "Comparison of Old F4L Senior Notes and New F4L Senior Notes" set forth in Appendix A hereto, and the related definitions contained therein.

                                    OLD F4L SENIOR NOTES                            NEW F4L SENIOR NOTES
                        --------------------------------------------    --------------------------------------------


ISSUER                  Food 4 Less.                                    The Company, as successor by merger to Food
                                                                        4 Less.
PRINCIPAL AMOUNT        As of November 1, 1994, $175 million.           The up to $175 million principal amount of
OUTSTANDING                                                             New F4L Senior Notes offered hereby will be
                                                                        part of an issue of up to $575 million
                                                                        aggregate principal amount of New F4L Senior
                                                                        Notes, up to $400 million principal amount
                                                                        of which will be issued pursuant to the
                                                                        Public Offering.

INTEREST RATE           The Old F4L Senior Notes bear interest at       Concurrently with the Exchange Offers, Food
                        the rate of 10.45% per annum.                   4 Less is offering up to $400 million
                                                                        principal amount of the New F4L Senior Notes
                                                                        pursuant to the Public Offering. The Public
                                                                        Offering is expected to price ten business
                                                                        days preceding the Expiration Date. The New
                                                                        F4L Senior Notes offered pursuant to the
                                                                        Exchange Offers will bear interest at a
                                                                        fixed rate per annum equal to the greater of
                                                                        (a) 11% and (b) the Applicable Treasury Rate
                                                                        (as defined) plus 375 basis points (3.75
                                                                        percentage points); provided, however, that
                                                                        in no event will the New F4L Senior Notes
                                                                        offered for exchange hereby bear interest at
                                                                        a rate per annum that is less than the
                                                                        interest rate on the New F4L Senior Notes
                                                                        offered pursuant to the Public Offering.
INTEREST PAYMENT        April 15 and October 15.                        March 1 and September 1, commencing on
DATES                                                                   September 1, 1995.

FINAL MATURITY DATE     April 15, 2000.                                 March 1, 2004.
OPTIONAL REDEMPTION     The Old F4L Senior Notes are subject to         The New F4L Senior Notes are subject to
                        redemption in whole or in part, at the          redemption in whole or in part, at the
                        option of Food 4 Less, at any time on or        option of the Company, at any time on or
                        after April 15, 1996, at the following          after March 1, 2000, at the following
                        redemption prices if redeemed during the        redemption prices if redeemed during the
                        twelve-month period commencing on April 15      twelve-month period commencing on March 1 of
                        of the year set forth below:                    the year set forth below:
                        1996.................................104.48%    2000................................104.125%
                        1997.................................102.99%    2001................................102.750%
                        1998.................................101.49%    2002................................101.375%
                        1999 and thereafter..................100.00%    2003 and thereafter.................100.000%

                        in each case plus accrued and unpaid            in each case plus accrued and unpaid
                        interest to the date of redemption.             interest to the date of redemption. In the
                                                                        event that the interest rate on the New F4L
                                                                        Senior Notes is greater than 11%, the above
                                                                        redemption prices will be correspondingly
                                                                        adjusted.
                                                                        In addition, on or prior to March 1, 1998,
                                                                        the Company may, at its option, use the net
                                                                        cash proceeds of one or more Public Equity
                                                                        Offerings to redeem up to an aggregate of
                                                                        35% of the New F4L Senior Notes originally
                                                                        issued, at a redemption price equal to 111%
                                                                        of the principal amount thereof if redeemed
                                                                        during the 12 months commencing on March 1,
                                                                        1995, 109.625% of the principal amount
                                                                        thereof if redeemed during the 12 months
                                                                        commencing on March 1, 1996 and 108.25% of
                                                                        the principal amount thereof if redeemed
                                                                        during the 12 months commencing on March 1,
                                                                        1997, in each case plus accrued and unpaid
                                                                        interest to the redemption date.

                                    OLD F4L SENIOR NOTES                            NEW F4L SENIOR NOTES
                        --------------------------------------------    --------------------------------------------
                                                                        commencing on March 1, 1997, in each case
                                                                        plus accrued and unpaid interest to the
                                                                        redemption date.

MANDATORY               Under the Old F4L Senior Note Indenture,        The New F4L Senior Notes are not subject to
REDEMPTION              Food 4 Less is required to make a mandatory     a mandatory sinking fund requirement.
                        sinking fund payment of $87.5 million on
                        April 15, 1999, sufficient to retire 50% of
                        the Old F4L Senior Notes originally issued,
                        at a redemption price equal to 100% of the
                        principal amount thereof, plus accrued and
                        unpaid interest to the date of redemption.
                        FOOD 4 LESS INTENDS TO CREDIT EXCHANGES OF
                        OLD F4L SENIOR NOTES ACCEPTED PURSUANT TO
                        THE EXCHANGE OFFERS HEREUNDER AGAINST ITS
                        SINKING FUND OBLIGATIONS.

RANKING                 The Old F4L Senior Notes are senior             The New F4L Senior Notes will be senior
                        unsecured obligations of Food 4 Less and are    unsecured obligations of the Company and
                        senior to all subordinated indebtedness of      will rank senior in right of payment to all
                        Food 4 Less, including the Old F4L Senior       subordinated indebtedness of the Company
                        Subordinated Notes. The Old F4L Senior Notes    including the F4L Senior Subordinated Notes
                        rank pari passu in right of payment with all    and the RGC Senior Subordinated Notes. The
                        borrowings and other obligations of Food 4      New F4L Senior Notes will rank pari passu in
                        Less and its subsidiaries under the Credit      right of payment with other senior and
                        Agreement. Such borrowings and obligations      unsecured indebtedness of the Company.
                        under the Credit Agreement and related          However, the New F4L Senior Notes will be
                        guarantees are secured by substantially all     effectively subordinated to all secured
                        of the assets of Food 4 Less and its            indebtedness of the Company and its
                        subsidiaries, whereas the Old F4L Senior        subsidiaries, including indebtedness under
                        Notes are senior unsecured obligations of       the New Credit Facility. At September 17,
                        Food 4 Less and its subsidiaries.               1994, on a pro forma basis after giving
                                                                        effect to the Merger and the Financing (and
                                                                        certain related assumptions) the Company
                                                                        would have had outstanding $992.7 million in
                                                                        secured indebtedness.

GUARANTEES              Each Subsidiary Guarantor has                   Each Subsidiary Guarantor (including the
                        unconditionally guaranteed, jointly and         Subsidiaries of RGC) will unconditionally
                        severally, the full and prompt performance      guarantee, jointly and severally, the full
                        of Food 4 Less's obligations under the Old      and prompt performance of the Company's
                        F4L Senior Note Indenture and Old F4L Senior    obligations under the New F4L Senior Note
                        Notes.                                          Indenture and the New F4L Senior Notes.

CHANGE OF CONTROL       Upon the occurrence of a Change of Control      Upon the occurrence of a Change of Control
                        (as defined), each holder will have the         (as defined), each holder will have the
                        right to require the repurchase of such         right to require the Company to repurchase
                        holder's Old F4L Senior Notes at a purchase     such holder's New F4L Senior Notes at a
                        price equal to 101% of the principal amount     purchase price equal to 101% of the
                        thereof plus accrued and unpaid interest to     principal amount thereof plus accrued and
                        the date of repurchase. The consummation of     unpaid interest to the date of repurchase.
                        the Merger will not constitute a Change of
                        Control under the Old F4L Senior Note
                        Indenture.

CERTAIN COVENANTS       The Old F4L Senior Notes Indenture contains     The New F4L Senior Notes Indenture contains
                        certain covenants, including, but not           certain covenants, including, but not
                        limited to, covenants with respect to the       limited to, covenants with respect to the
                        following: (i) limitation on restricted         following: (i) limitation on restricted
                        payments; (ii) limitation on incurrences of     payments; (ii) limitation on incurrences of
                        additional indebtedness; (iii) limitation on    additional indebtedness and incurrence of
                        liens; (iv) limitation on disposition of        subordinated indebtedness; (iii) limitation
                        assets; (v) limitation on dividend payment      on liens; (iv) limitation on asset sales;
                        restrictions affecting subsidiaries; (vi)       (v) limitation on dividend and other payment
                        guarantees of certain indebtedness; (vii)       restrictions affecting subsidiaries; (vi)
                        limitation on transactions with affiliates;     guarantees of certain indebtedness; (vii)
                        (viii) limitation on mergers and certain        limitation on transactions with affiliates;
                        other transactions; and (ix) maintenance of     (viii) limitation on mergers and certain
                        Net Worth.                                      other transactions; and (ix) limitations on
                                                                        preferred stock of subsidiaries.

              COMPARISON OF OLD F4L SENIOR SUBORDINATED NOTES AND
                       NEW F4L SENIOR SUBORDINATED NOTES

     The following is a brief comparison of the principal features of the Old F4L Senior Subordinated Notes to the New F4L Senior Subordinated Notes. The terms of the New F4L Senior Subordinated Notes differ from the current (unamended) terms of the Old F4L Senior Subordinated Notes in certain significant respects, including those discussed below. The summary comparisons set forth below do not purport to be complete and are qualified in their entirety by reference to "Description of New F4L Notes" and to the "Comparison of Old F4L Senior Subordinated Notes and New F4L Senior Subordinated Notes" set forth in Appendix B hereto, and the related definitions contained therein.


                                       OLD F4L SENIOR                                  NEW F4L SENIOR
                                     SUBORDINATED NOTES                              SUBORDINATED NOTES
                        --------------------------------------------    --------------------------------------------
ISSUER                  Food 4 Less.                                    The Company, as successor by merger to Food
                                                                        4 Less.

PRINCIPAL AMOUNT        As of November 1, 1994, $145 million.           Up to $145 million.
OUTSTANDING
INTEREST RATE           The Old F4L Senior Subordinated Notes bear      The New F4L Senior Subordinated Notes will
                        interest at the rate of 13.75% per annum.       bear interest at the rate of 13.75% per
                                                                        annum.

INTEREST PAYMENT        June 15 and December 15.                        March 1, and September 1, commencing on
DATES                                                                   September 1, 1995.

FINAL MATURITY DATE     June 15, 2001.                                  March 1, 2005.

OPTIONAL REDEMPTION     The Old F4L Senior Subordinated Notes are       The New F4L Senior Subordinated Notes are
                        subject to redemption in whole or in part,      subject to redemption in whole or in part,
                        at the option of Food 4 Less, at any time on    at the option of the Company, at any time on
                        or after June 15, 1996, at the following        or after June 15, 1996, at the following
                        redemption prices if redeemed during the        redemption prices if redeemed during the
                        twelve-month period commencing on June 15 of    twelve-month period commencing on June 15 of
                        the year set forth below:                       the year set forth below:

                        1996................................106.111%    1996................................106.111%
                        1997................................104.583%    1997................................104.583%
                        1998................................103.056%    1998................................103.056%
                        1999................................101.528%    1999................................101.528%
                        And thereafter......................100.000%    And thereafter......................100.000%

                        in each case plus accrued and unpaid            in each case plus accrued and unpaid
                        interest to the date of redemption.             interest to the date of redemption.

                        In the event of a Change of Control, the Old
                        F4L Senior Subordinated Notes may be
                        redeemed on or after June 15, 1994 and prior to June 15, 1996, at the option of Food 4
                        Less, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, together with accrued and unpaid interest to the date of redemption, if redeemed during the 12 months commencing on June 15 in the years set forth below:

                        Year                               Percentage
                        ----                               ----------
                        1994................................109.167%
                        1995................................107.639%

MANDATORY REDEMPTION    Under the Old F4L Senior Subordinated Note      The New F4L Senior Subordinated Notes are
                        Indenture, Food 4 Less is required to make a    not subject to a mandatory sinking fund
                        mandatory sinking fund payment on June 15,      requirement.
                        2000, sufficient to retire 50% of the Old
                        F4L Senior Subordinated Notes originally
                        issued, at a redemption price equal to 100%
                        of the principal amount thereof, plus
                        accrued and unpaid interest to the date of
                        redemption. FOOD 4 LESS INTENDS TO CREDIT
                        EXCHANGES OF OLD F4L SENIOR SUBORDINATED
                        NOTES ACCEPTED PURSUANT TO THE EXCHANGE
                        OFFERS HEREUNDER AGAINST ITS SINKING FUND
                        OBLIGATIONS.

                                       OLD F4L SENIOR                                  NEW F4L SENIOR
                                     SUBORDINATED NOTES                              SUBORDINATED NOTES
                        --------------------------------------------    --------------------------------------------
RANKING                 The Old F4L Senior Subordinated Notes are       The New F4L Senior Subordinated Notes will
                        unsecured general obligations of Food 4 Less    be senior subordinated unsecured obligations
                        and are subordinated to all Senior              of the Company and will be subordinated in
                        Indebtedness of Food 4 Less, including the      right of payment to all Senior Indebtedness
                        Old F4L Senior Notes and the borrowings and     (as defined) of the Company, including the
                        other obligations under the Credit              Company's obligations under the New Credit
                        Agreement. As of September 17, 1994, the        Facility, the Senior Unsecured Term Loan
                        Senior Indebtedness of Food 4 Less was          Agreement, and the F4L Senior Notes. At
                        approximately $1,554.8 million.                 September 17, 1994, on a pro forma basis
                                                                        after giving effect to the Merger and the
                                                                        Financing (and certain related assumptions),
                                                                        the aggregate outstanding amount of Senior
                                                                        Indebtedness of the Company (excluding
                                                                        Company guarantees of certain Guarantor
                                                                        Senior Indebtedness) would have been
                                                                        approximately $1,554.8 million and the
                                                                        aggregate outstanding amount of Guarantor
                                                                        Senior Indebtedness of the Subsidiary
                                                                        Guarantors (excluding guarantees by
                                                                        Subsidiary Guarantors of certain Senior
                                                                        Indebtedness of the Company) would have been
                                                                        approximately $16.0 million and the Company
                                                                        would have had $218.2 million available to
                                                                        be borrowed under the New Revolving
                                                                        Facility.

GUARANTEES              Each Subsidiary Guarantor has                   Each Subsidiary Guarantor will
                        unconditionally guaranteed, jointly and         unconditionally guarantee, jointly and
                        severally, the full and prompt performance      severally, the full and prompt performance
                        of Food 4 Less's obligations under the Old      of the Company's obligations under the New
                        F4L Senior Subordinated Note Indenture and      F4L Senior Subordinated Note Indenture and
                        the Old F4L Senior Subordinated Notes.          the New F4L Senior Subordinated Notes.

CHANGE OF CONTROL       Upon the occurrence of a Change of Control      Upon the occurrence of a Change of Control
                        (as defined), each holder will have the         (as defined) each holder will have the right
                        right to require the repurchase of such         to require the repurchase of such holder's
                        holder's Old F4L Senior Subordinated Notes      New F4L Senior Subordinated Notes at a
                        at a purchase price equal to 101% of the        purchase price equal to 101% of the
                        principal amount thereof plus accrued and       principal amount thereof plus accrued and
                        unpaid interest to the date of repurchase.      unpaid interest to the date of repurchase.
                        The consummation of the Merger will not
                        constitute a Change of Control under the Old
                        F4L Senior Subordinated Note Indenture.

CERTAIN COVENANTS       The Old F4L Senior Subordinated Notes           The New F4L Senior Subordinated Notes
                        Indenture contains certain covenants,           Indenture contains certain covenants,
                        including, but not limited to, covenants        including, but not limited to, covenants
                        with respect to the following: (i)              with respect to the following: (i)
                        limitation on restricted payments; (ii)         limitation on restricted payments; (ii)
                        limitation on incurrences of additional         limitation on incurrences of additional
                        indebtedness; (iii) limitation on liens;        indebtedness; (iii) limitations on liens;
                        (iv) limitation on asset sales; (v)             (iv) limitation on asset sales; (v)
                        limitation on payment restrictions affecting    limitation on dividends and other payment
                        subsidiaries; (vi) guarantees of certain        restrictions affecting subsidiaries; (vi)
                        indebtedness; (vii) limitation on               guarantees of certain indebtedness; (vii)
                        transactions with affiliates; (viii)            limitation on transactions with affiliates;
                        limitations on merger and certain other         (viii) limitation on mergers and certain
                        transactions and (ix) maintenance of Net        other transactions; and (ix) limitation on
                        Worth.                                          preferred stock of subsidiaries.

            PURPOSES OF THE EXCHANGE OFFERS AND CONSENT SOLICITATION

     The Exchange Offers and the Solicitation, together with the other financing and solicitation transactions described under "The Merger and the Financing," are part of the transactions required to consummate the merger of Food 4 Less with and into RSI. Immediately following the RSI Merger, RGC, a wholly-owned subsidiary of RSI, will merge with and into RSI and RSI will change its name to Ralphs Grocery Company.


     As a result of the Merger, the New F4L Notes and any Old F4L Notes not tendered for exchange pursuant to the Exchange Offers, the New RGC Notes and the Old RGC Notes not tendered pursuant to the RGC Exchange Offers, and the indebtedness incurred pursuant to the New Credit Facility will become the obligations of the Company. In connection with the consummation of the Merger, Food 4 Less is making the Exchange Offers and the RGC Exchange Offers to (i) extend the maturities of the existing debt securities of Food 4 Less and RGC by exchanging such securities for new longer-term securities and (ii) establish uniform covenants in the New F4L Notes and the New RGC Notes in order to simplify the capital structure of the Company. The Exchange Offers afford Old F4L Noteholders an opportunity to elect to participate in the long-term capitalization of the Company.


     Food 4 Less is also seeking Consents to the Proposed Amendments in the Solicitation. The primary purpose of the Proposed Amendments is to permit the consummation of the Merger and to eliminate substantially all of the restrictive covenants in the Old F4L Indentures. See "The Proposed Amendments." If adopted by the holders of a majority in aggregate principal amount of each of the outstanding Old F4L Senior Notes and the outstanding Old F4L Senior Subordinated Notes, the Proposed Amendments will become effective immediately prior to the consummation of the Merger, upon Food 4 Less' acceptance of properly tendered Old F4L Notes for exchange pursuant to the Exchange Offers.

                    THE EXCHANGE OFFERS AND THE SOLICITATION

The Exchange Offers...........   Food 4 Less is offering (i) to holders of the
                                 Old F4L Senior Notes to exchange for each $1,000 principal amount of Old F4L Senior Notes exchanged, $1,000 principal amount of New F4L
                                 Senior Notes plus $5.00 in cash and (ii) to holders of the Old F4L Senior Subordinated
                                 Notes to exchange for each $1,000 principal amount of Old F4L Senior Subordinated Notes exchanged, $1,000 principal amount of New F4L
                                 Senior Subordinated Notes plus $20.00 in cash, in each case plus accrued and unpaid interest to the date of exchange. Each Exchange Offer constitutes a separate exchange offer by Food 4
                                 Less. See "The Exchange Offers and
                                 Solicitation -- Terms of the Exchange Offers."
                                 Holders of the Old F4L Notes may choose to participate in the applicable Exchange Offer by completing the appropriate boxes on the Letter of Transmittal. See "The Exchange Offers and
                                 Solicitation -- Procedures for Tendering and
                                 Consenting."

Accrued Interest on the
  Old F4L Notes...............   Tendering holders will receive accrued interest
                                 on Old F4L Notes accepted for exchange up to, but not including, the date of such exchange.
                                 Interest on the New F4L Notes will accrue from, and including, the date of such exchange, which shall be the date of issuance of the New F4L
                                 Notes. Accrued interest on tendered Old F4L
                                 Notes will be paid in cash to such tendering holders promptly after consummation of the Exchange Offers. See "The Exchange Offers and
                                 Solicitation -- Acceptance of Old F4L Notes for
                                 Ex-
                                 change; Delivery of New F4L Notes and Payment of Exchange Payment."

The Solicitation..............   Concurrently with the Exchange Offers, Food 4
                                 Less is soliciting Consents from each of the Old F4L Senior Noteholders and the Old F4L
                                 Senior Subordinated Noteholders representing at least a majority in aggregate principal amount of each of the outstanding Old F4L Senior Notes and Old F4L Senior Subordinated Notes held by persons other than Food 4 Less and its affiliates to the Proposed Amendments to the Old F4L Indentures. See "The Proposed
                                 Amendments." HOLDERS OF OLD F4L NOTES WHO
                                 DESIRE TO ACCEPT THE APPLICABLE EXCHANGE OFFER
                                 MUST CONSENT TO THE PROPOSED AMENDMENTS.
                                 HOLDERS DO NOT HAVE THE OPTION TO CONSENT TO
                                 THE PROPOSED AMENDMENTS WITHOUT TENDERING INTO
                                 THE APPLICABLE EXCHANGE OFFER. See "The
                                 Exchange Offers and Solicitation -- Procedures for Tendering and Consenting."

                                 The Company and each of the Old Trustees (as defined) will execute the Supplemental Indentures (as defined) implementing the Proposed Amendments to the Old F4L Note Indentures after certification to each of the Old F4L Note Trustees that Food 4 Less has received the Requisite Consents. The Proposed Amendments will only become operative upon consummation of the Exchange Offers. If the Proposed Amendments become operative, the non-tendering holders of Old F4L Notes will be bound thereby regardless of whether they consented to the Proposed Amendments. All references herein to the Exchange Offers shall be deemed to include the Solicitation.

                                 As of January 1, 1995, there was issued and outstanding $175 million aggregate principal amount of Old F4L Senior Notes and $145 million aggregate principal amount of Old F4L Senior Subordinated Notes. See "The Exchange Offers and Solicitation -- The Consent Solicitation."


Expiration Date...............   Each Exchange Offer and the Solicitation will
                                 expire at 12:00 Midnight, New York City time, on February 22, 1995, unless extended by Food 4
                                 Less. Food 4 Less reserves the right to extend either Exchange Offer or the Solicitation at its discretion, in which event the term
                                 "Expiration Date" shall mean the latest time and date at which such Exchange Offer or the Solicitation, as the case may be, as so extended by Food 4 Less, shall expire. Food 4
                                 Less expects to extend the Expiration Date to a date that is ten Business Days following the pricing of the Public Offering. See "The
                                 Exchange Offers and Solicitation -- Expiration
                                 Date; Extensions; Termination; Amendments."

Withdrawal Rights and
  Revocation of Consents......   Tenders of Old F4L Notes pursuant to the
                                 Exchange Offers may be withdrawn and Consents may be revoked at any time until the later of
                                 (a) such time as the Requisite Consents with respect to the applicable issue of Old F4L
                                 Notes have been received and the Supplemental
                                 Indenture for such issue has been executed and
                                 (b) 12:00 Midnight, New York City time, on
                                 February 22, 1995. Thereafter, such tenders may be withdrawn and Consents may be revoked if the Exchange Offer with respect to such Old F4L
                                 Notes is terminated without any Old F4L Notes being accepted for exchange thereunder. Any valid revocation of Consents will automatically constitute a withdrawal of the Old F4L Notes to which such Consents relate. See "The Exchange
                                 Offers and Solicitation -- Withdrawal of
                                 Tenders and Revocation of Consents."


Conditions....................   Notwithstanding any other provision of the
                                 Exchange Offers or the Solicitation, the obligation of Food 4 Less to accept for exchange any validly tendered Old F4L Note is conditioned upon, among other things, the satisfaction or waiver of certain conditions, including (i) satisfaction of the Minimum
                                 Tender (i.e., at least 80% of the aggregate principal amount of the outstanding Old F4L
                                 Notes being validly tendered and not withdrawn pursuant to the Exchange Offers prior to the Expiration Date), (ii) the receipt of the Requisite Consents (i.e., Consents from Old F4L
                                 Noteholders representing at least a majority in aggregate principal amount of each of the outstanding Old F4L Senior Notes and Old F4L
                                 Senior Subordinated Notes held by persons other than Food 4 Less and its affiliates) on or prior to the Expiration Date, (iii) satisfaction or waiver, in Food 4 Less' sole discretion, of all conditions precedent to the RSI Merger, (iv) the prior or contemporaneous consummation of the Other Debt Financing
                                 Transactions (including the Public Offering) and (v) the prior or contemporaneous consummation of the Bank Financing and the New
                                 Equity Investment. In addition, consummation of each Exchange Offer is subject to the consummation of the other Exchange Offer. There can be no assurance that such conditions will be satisfied or waived. Food 4 Less reserves the right to waive certain of the conditions to either Exchange Offer and, subject to certain limitations, to extend, terminate, cancel or otherwise modify or amend either Exchange Offer in any respect. See "The Exchange Offers and Solicitation -- Conditions."

Procedures for Tendering and
  Consenting..................   Any Old F4L Noteholder desiring to accept the
                                 applicable Exchange Offer should either (i) complete and sign the Letter of Transmittal or facsimile thereof, have his signature thereon guaranteed and forward the Letter of Transmittal, together with the certificate(s) evidencing his Old F4L Notes and any other required documents, to the Exchange Agent, (ii) comply with the guaranteed delivery procedure described under the heading "The Ex-change Offers and Solicitation -- Guaranteed
                                 Delivery Procedure," (iii) tender such Old F4L
                                 Notes pursuant to the procedure for book-entry transfer, or (iv) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him, in each case prior to the Expiration Date. Old F4L
                                 Noteholders having Old F4L Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such holder desires to tender such Old F4L Notes. HOLDERS OF OLD F4L NOTES
                                 WHO DESIRE TO ACCEPT THE APPLICABLE EXCHANGE
                                 OFFER MUST CONSENT TO THE PROPOSED AMENDMENTS.
                                 A HOLDER OF OLD F4L NOTES WHO DESIRES TO TENDER
                                 INTO THE APPLICABLE EXCHANGE OFFER WITH RESPECT
                                 TO ANY OLD F4L SENIOR NOTES OR OLD F4L SENIOR
                                 SUBORDINATED NOTES MUST TENDER ALL OF SUCH
                                 HOLDERS' OLD F4L SENIOR NOTES OR OLD F4L SENIOR
                                 SUBORDINATED NOTES, AS THE CASE MAY BE. See
                                 "The Exchange Offers and Solicitation --
                                 Procedures for Tendering and Consenting."

Delivery of New F4L Notes and
  Payment of the Exchange
  Payment.....................   Upon satisfaction or waiver of the conditions
                                 to each of the Exchange Offers, Food 4 Less will accept all Old F4L Notes which are properly tendered and not withdrawn, and promptly following such acceptance, the Company will issue, or cause to be issued, the New F4L
                                 Notes and will pay, or cause to be paid, the applicable Exchange Payment in accordance with the instructions of the tendering Old F4L
                                 Noteholder. See "The Exchange Offers and
                                 Solicitation -- Acceptance of Old F4L Notes for
                                 Exchange; Delivery of New F4L Notes and Payment of the Exchange Payment."

Certain Consequences to Non-
  Tendering Old F4L
  Noteholders.................   Consummation of the Exchange Offers and the
                                 effectiveness of the Proposed Amendments may have adverse consequences to non-tendering Old
                                 F4L Noteholders, including that non-tendering holders of Old F4L Notes will no longer be entitled to the benefit of certain of the restrictive covenants currently contained in the Old F4L Indentures and that the reduced amount of outstanding Old F4L Notes as a result of the Exchange Offers may adversely affect the trading market, liquidity and market price of the Old F4L Notes. If the Requisite Consents are received and accepted, the Proposed
                                 Amendments will be binding on all non-tendering
                                 Old F4L Noteholders. See "Risk Factors --
                                 Potential Adverse Effects of the Exchange
                                 Offers and the Solicitation on Holders of Untendered Old F4L Notes" and "-- Effect of the Proposed Amendments on Holders That Do Not
                                 Exchange."

No Appraisal Rights...........   No appraisal rights are available to holders of
                                 Old F4L Notes in connection with the Exchange
                                 Offers.

Certain Federal Income Tax
  Considerations..............   Holders of Old F4L Notes who exchange Old F4L
                                 Notes for New F4L Notes and cash should
                                 recognize gain, but not loss, for federal income tax purposes equal to the lesser of (i) the amount of cash received (other than that portion, if any, attributable to accrued but unpaid interest on the Old F4L Notes) or (ii) the amount of any gain realized on the exchange of Old F4L Notes for New F4L Notes and cash.
                                 See "Certain Federal Income Tax
                                 Considerations."

Risk Factors..................   See "Risk Factors" for a discussion of certain
                                 factors that should be considered in evaluating the Exchange Offers and the Solicitation.

Dealer Managers...............   BT Securities Corporation ("BT Securities"), CS
                                 First Boston Corporation ("CS First Boston") and Donaldson, Lufkin & Jenrette Securities
                                 Corporation ("DLJ") are serving as Dealer
                                 Managers in connection with the Exchange Offers and the Solicitation. Their telephone numbers are (212) 775-4300, (212) 909-2873 and (212)
                                 504-4753, respectively.

Exchange Agent................   Bankers Trust, an affiliate of BT Securities,
                                 is serving as Exchange Agent in connection with the Exchange Offers and the Solicitation. Its telephone number is (212) 250-6270.

Information Agent.............   D.F. King & Co., Inc. is serving as Information
                                 Agent in connection with the Exchange Offers and the Solicitation. Requests for additional copies of this Prospectus and Solicitation
                                 Statement, the Letter of Transmittal and any other required documents should be directed to the Information Agent or any Dealer Manager at one of its addresses set forth on the back cover page of this Prospectus and Solicitation
                                 Statement. The telephone number of the
                                 Information Agent is (800) 669-5550.

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following table sets forth summary unaudited pro forma combined financial data for the 52 weeks ended June 25, 1994 and for the 12 weeks ended September 17, 1994, after giving effect to the Merger and the Financing (and certain related assumptions), as if such transactions had occurred on June 27, 1993, with respect to the pro forma operating and other data, and as of September 17, 1994, with respect to the pro forma balance sheet data. Such pro forma information combines the results of operations of Food 4 Less for the 52 weeks ended June 25, 1994 and the results of operations and balance sheet data as of and for the 12 weeks ended September 17, 1994, with the results of operations of Ralphs for the 52 weeks ended July 17, 1994 and the results of operations and balance sheet data as of and for the 12 weeks ended October 9, 1994, respectively. See "The Merger and the Financing." The pro forma financial data set forth below is not necessarily indicative of the results that actually would have been achieved had such transactions been consummated as of the dates indicated, or that may be achieved in the future. The following pro forma financial data should be read in conjunction with the "Unaudited Pro Forma Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of Food 4 Less and Ralphs and related notes thereto, included elsewhere in this Prospectus and Solicitation Statement.

                                                                 52 WEEKS ENDED         12 WEEKS ENDED
                                                                 JUNE 25, 1994        SEPTEMBER 17, 1994
                                                                 --------------       ------------------
                                                                        (DOLLARS IN MILLIONS)
OPERATING DATA:
  Sales....................................................         $5,053.5               $1,160.8
  Gross profit.............................................          1,048.2                  231.6
  Selling, general and administrative expenses.............            829.9                  187.6
  Interest expense:
     Cash..................................................            224.6                   53.3
     Non-cash..............................................             15.2                    3.3
     Amortization of debt issuance costs...................             11.7                    2.7
                                                                    --------               --------
  Total interest expense...................................            251.5                   59.3
  Net earnings (loss)(a)...................................            (85.8)                 (23.2)
  Ratio of earnings to fixed charges(b)....................               --                     --

BALANCE SHEET DATA (END OF PERIOD):
  Working capital (deficit)........................................................        $   (5.7)
  Total assets.....................................................................         3,055.1
  Total debt.......................................................................         1,971.7
  Stockholder's equity.............................................................           249.2

OTHER DATA:
  Depreciation and amortization............................         $  151.0               $   34.9
  Capital expenditures(c)..................................            123.2                   36.3
  Stores open at end of period(d)..........................               --                    395
  EBITDA (as defined)(a)(e)(f).............................         $  342.5               $   79.5
  EBITDA margin(g).........................................              6.8%                   6.9%

- - ---------------

(a) The summary unaudited pro forma combined financial data and the results of operations and EBITDA (as defined) for the 52 weeks ended June 25, 1994 and the 12 weeks ended September 17, 1994 do not include certain one-time non-recurring costs related to (i) severance payments under certain employment contracts with Food 4 Less management totaling $1.4 million that are subject to change of control provisions and the achievement of earnings and sales targets, (ii) costs related to the integration of the Company's operations, which are estimated to be $50.0 million over a three-year period, (iii) $1.8 million in costs related to the cancellation of an employment agreement, and (iv) other costs related to warehouse closures, which costs are not presently determinable.

(b) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, cumulative effect of change in accounting principles, extraordinary items and fixed charges before capitalized interest. "Fixed charges" consist of interest expense (including amortization of self-insurance reserves discount), capitalized interest, amortization of deferred debt issuance costs and one-third of rental expense (the portion deemed representative of the interest factor). The Company's pro forma earnings were insufficient to cover pro forma fixed charges by approximately $85.8 million and $23.2 million for the 52 weeks ended

    June 25, 1994 and the 12 weeks ended September 17, 1994, respectively. However, such pro forma earnings included non-cash charges of $182.9 million and $41.8 million, respectively, primarily consisting of depreciation and amortization.

(c) Does not include Merger-related capital expenditures of $61.0 million and $10.0 million for the 52 weeks ended June 25, 1994 and the 12 weeks ended September 17, 1994, respectively.

(d) The pro forma number of stores is based on October 1, 1994 totals, but gives effect to the closing or divestiture of 32 stores (29 Food 4 Less conventional supermarkets or warehouse stores and 3 Ralphs stores) in connection with the Merger and the closure of 2 additional Food 4 Less stores.

(e) "EBITDA", as defined and presented historically by RGC, represents net earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, provision for Equity Appreciation Rights, provision for tax indemnification payments to Federated Department Stores, Inc. ("Federated"), provision for postretirement benefits, the LIFO charge, extraordinary item relating to debt refinancing, provision for legal settlement, provision for restructuring, provision for earthquake losses, a one-time charge for Teamsters Union sick pay benefits and gains and losses on disposal of assets. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of the Company's operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(f) Pro forma EBITDA does not give any effect to $90 million of anticipated net annual cost savings which management believes are achievable by the end of the fourth full year of combined operations. It is anticipated that approximately $117 million in Merger-related capital expenditures and $50 million of other non-recurring costs will be required to complete store conversions, integrate operations and expand warehouse facilities over the same period. Although a portion of the anticipated cost savings is premised upon the completion of such capital expenditures, management believes that over 70% of the cost savings could be achieved without making any Merger-related capital expenditures. As shown below, the sum of the components of the estimated annual cost savings exceeds $90 million; however, management has made an offsetting adjustment to reflect its expectation that a portion of the savings will be reinvested in the Company's operations. These anticipated savings are based on estimates and assumptions made by the Company that are inherently uncertain, though considered reasonable by the Company, and are subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of management. As a result, there can be no assurance that such savings will be achieved. See "Business -- The Merger" and "Risk Factors -- Ability to Achieve Anticipated Cost Savings." The components of the estimated cost savings are as follows:

                                                                                           (IN MILLIONS)
            Pro forma EBITDA for the 52 weeks ended June 25, 1994........................      $342.5
            Estimated net annual cost savings:
              Reduced advertising expenses...............................................        28.0
              Reduced store operations expense...........................................        21.0
              Increased volume purchasing efficiencies...................................        19.0
              Warehousing and distribution efficiencies..................................        16.0
              Consolidated manufacturing.................................................        11.0
              Consolidated administrative functions......................................        15.0
              Less: Annual reinvestment of cost savings..................................       (20.0)
                                                                                               ------
            Total estimated net annual cost savings......................................      $ 90.0
                                                                                               ------

            Sum of EBITDA (as defined) and full amount of estimated annual cost savings
              to be realized over four years.............................................      $432.5
                                                                                               ======

(g) EBITDA margin represents EBITDA (as defined) as a percentage of sales.

                  SUMMARY HISTORICAL FINANCIAL DATA OF RALPHS

     The following table sets forth summary historical financial data of RGC (as the predecessor of RSI) as of and for the 52 weeks ended January 28, 1990, the 53 weeks ended February 3, 1991 and the 52 weeks ended February 2, 1992, and summary historical financial data of RSI as of and for the 52 weeks ended January 31, 1993 and January 30, 1994, which have been derived from the financial statements of RSI and RGC audited by KPMG Peat Marwick LLP, independent certified public accountants. The summary historical financial data of RSI presented below as of and for the 36 weeks ended October 10, 1993 and October 9, 1994 have been derived from unaudited interim financial statements of RSI which, in the opinion of management, reflect all material adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. The following information should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of RSI and RGC and related notes thereto included elsewhere in this Prospectus and Solicitation Statement.


                                  52 WEEKS      53 WEEKS      52 WEEKS      52 WEEKS      52 WEEKS      36 WEEKS       36 WEEKS
                                    ENDED         ENDED         ENDED         ENDED         ENDED         ENDED          ENDED
                                 JANUARY 28,   FEBRUARY 3,   FEBRUARY 2,   JANUARY 31,   JANUARY 30,   OCTOBER 10,     OCTOBER 9,
                                    1990          1991          1992          1993          1994          1993            1994
                                 -----------   -----------   -----------   -----------   -----------   -----------     ----------
                                                                      (DOLLARS IN MILLIONS)                   (UNAUDITED)
OPERATING DATA:
  Sales........................    $2,556.1      $2,799.1      $2,889.2      $2,843.8      $2,730.2      $1,874.2       $1,856.3
  Gross profit.................       505.0         573.7         614.0         626.6         636.5         429.1          423.3
  Selling, general and
    administrative
    expenses(a)................       391.0         438.0         459.2         470.0         471.0         321.5          317.8
  Interest expense(b)..........       130.9         128.5         130.2         125.6         108.8          75.7           77.2
  Net earnings (loss)(c).......       (69.7)        (51.4)        (41.2)        (76.1)        138.4(i)       23.7           19.9
  Ratio of earnings to fixed
    charges(d).................        --(c)         --(c)         --(c)         1.02x         1.24x         1.27x          1.22x
BALANCE SHEET DATA (end of
  period):
  Working capital surplus
    (deficit)..................    $  (46.5)     $  (93.9)     $ (114.2)     $ (122.0)     $  (73.0)     $  (87.5)      $ (118.3)
  Total assets.................     1,404.8       1,406.4       1,357.6       1,388.5       1,483.7       1,363.9        1,491.4
  Total debt(e)................       991.0         986.1         941.9       1,029.8         998.9         990.4        1,000.6
  Redeemable stock.............         3.0           3.0           3.0            --            --            --             --
  Stockholders' equity
    (deficit)..................        35.4         (16.0)        (57.2)       (133.3)          5.1        (109.5)          15.0
OTHER DATA:
  Depreciation and
    amortization(f)............    $   81.6      $   75.2      $   76.6      $   76.9      $   74.5      $   51.7       $   51.9
  Capital expenditures.........       103.5          87.6          50.4         102.7          62.2          46.8           44.5
  Stores open at end of
    period.....................         142           150           158           159           165           163            168
  EBITDA (as defined)(g).......    $  188.8      $  207.0      $  225.8      $  227.3      $  230.2      $  155.9       $  156.1
  EBITDA margin(h).............         7.4%          7.4%          7.8%          8.0%          8.4%          8.3%           8.4%


- - ---------------


(a) Includes provision for post retirement benefits other than pensions of $2.2 million, $2.6 million, $3.3 million, $3.4 million, $2.1 million and $1.8 million for the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, January 31, 1993 and January 30, 1994 and the 36 weeks ended October 10, 1993 and October 9, 1994, respectively.



(b) Interest expense includes non-cash charges related to the amortization of deferred debt issuance costs of $4.1 million for the 52 weeks ended January 28, 1990, $4.1 million for the 53 weeks ended February 3, 1991, $5.0 million for the 52 weeks ended February 2, 1992, $5.5 million for the 52 weeks ended January 31, 1993, $6.5 million for the 52 weeks ended January 30, 1994 and $4.5 and $4.3 for the 36 weeks ended October 10, 1993 and October 9, 1994, respectively.



(c) Net earnings (loss) includes expenses relating to provisions for Equity Appreciation Rights and for tax indemnification payments to Federated, extraordinary item relating to debt refinancing, loss on disposal of assets, provisions for postretirement and pension benefits and provision for earthquake losses.



(d) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, cumulative effect of change in accounting principles, extraordinary item and fixed charges before capitalized interest. "Fixed charges" consist of interest expense (including amortization of self-insurance reserves discount), capitalized interest, amortization of deferred debt issuance costs and one-third of rental expense (the portion deemed representative of the interest factor). Earnings were insufficient to cover fixed charges for the 52 weeks ended January 28, 1990, the 53 weeks ended February 3, 1991 and the 52 weeks ended February 2, 1992 by approximately $57.7 million, $25.5 million and $27.7 million, respectively.



(e) Total debt includes long-term debt, current maturities of long-term debt, short-term debt and capital lease obligations.



(f) For the 52 weeks ended January 28, 1990, the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, January 31, 1993 and January 30, 1994 and the 36 weeks ended October 10, 1993 and October 9, 1994, depreciation and amortization includes amortization of the excess of cost over net assets acquired of $11.7 million, $11.0 million, $11.0 million, $11.0 million, $11.0 million, $7.6 million and $7.6 million, respectively.



(g) "EBITDA," as defined and presented historically by RGC, represents earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, provisions for Equity Appreciation Rights, provision for tax indemnification payments to Federated, provision for postretirement benefits, the LIFO charge, extraordinary item relating to debt refinancing, provision for legal settlement, provision for restructuring, provision for earthquake losses, a one-time charge for Teamsters Union sick pay benefits and loss on disposal of assets. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Ralphs' operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(h) EBITDA margin represents EBITDA (as defined) as a percentage of sales.



(i) Includes recognition of $109.1 million of deferred income tax benefit and $1.1 million current income tax expense for Fiscal 1993 (see Note 11 of Notes to Consolidated Financial Statements of Ralphs Supermarkets, Inc.).

                SUMMARY HISTORICAL FINANCIAL DATA OF FOOD 4 LESS

     The following table sets forth summary historical financial data of Food 4 Less as of and for the 53 weeks ended June 30, 1990 and the 52 weeks ended June 29, 1991, June 27, 1992, June 26, 1993 and June 25, 1994 which have been derived from the financial statements of Food 4 Less audited by Arthur Andersen LLP, independent public accountants. The summary historical financial data of Food 4 Less presented below as of and for the 12 weeks ended September 18, 1993 and September 17, 1994 have been derived from unaudited interim financial statements of Food 4 Less which, in the opinion of management, reflect all material adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. The following information should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of Food 4 Less and related notes thereto included elsewhere in this Prospectus and Solicitation Statement.


                                             53 WEEKS   52 WEEKS   52 WEEKS   52 WEEKS   52 WEEKS     12 WEEKS        12 WEEKS
                                              ENDED      ENDED      ENDED      ENDED      ENDED         ENDED           ENDED
                                             JUNE 30,   JUNE 29,   JUNE 27,   JUNE 26,   JUNE 25,   SEPTEMBER 18,   SEPTEMBER 17,
                                               1990     1991(a)      1992       1993     1994(b)        1993            1994
                                             --------   --------   --------   --------   --------   -------------   -------------
                                                            (DOLLARS IN MILLIONS)                            (UNAUDITED)
OPERATING DATA:
  Sales....................................  $1,318.2   $1,606.6   $2,913.5   $2,742.0   $2,585.2      $616.6          $598.7
  Gross profit.............................     204.8      265.7      520.8      484.2      469.3       112.4           103.0
  Selling, general, administrative and
    other expenses.........................     157.8      213.1      469.7      434.9      388.8        95.7            88.1
  Interest expense(c)......................      50.8       50.1       70.2       69.8       68.3        15.7            16.0
  Net loss.................................     (10.1)      (9.6)     (33.8)     (27.4)      (2.7)       (1.1)           (3.3)
  Ratio of earnings to fixed charges(d)....      --(d)      --(d)      --(d)      --(d)       1.0x       --(d)           --(d)
BALANCE SHEET DATA (end of period)(e):
  Working capital surplus (deficit)........   $ (40.5)   $  13.7    $ (66.3)   $ (19.2)   $ (54.9)     $(18.6)         $(58.1)
  Total assets.............................     574.7      980.0      998.5      957.8      980.1       967.3           978.5
  Total debt(f)............................     360.7      558.9      525.3      538.1      517.9       530.6           518.8
  Redeemable stock.........................       5.1         --         --         --         --          --              --
  Stockholder's equity.....................      20.6       84.6       50.8       72.9       69.0        71.6            65.7
OTHER DATA:
  Depreciation and amortization(g).........   $  25.8    $  31.9    $  54.9    $  57.6    $  57.1      $ 13.1          $ 13.0
  Capital expenditures.....................      36.4       34.7       60.3       53.5       57.5         6.6            16.8
  Stores open at end of period.............       115        259        249        248        258         248             261
  EBITDA (as defined)(h)...................   $  69.5    $  80.7    $ 103.1    $ 105.9    $ 130.5      $ 29.0          $ 29.7
  EBITDA margin(i).........................       5.3%       5.0%       3.5%       3.9%       5.0%        4.7%            5.0%


- - ---------------

(a) Operating data for the 52 weeks ended June 29, 1991 include the results of Alpha Beta only from June 17, 1991, the date of its acquisition. Alpha Beta's sales for the two weeks ended June 29, 1991 were $59.2 million.

(b) Operating data for the 52 weeks ended June 25, 1994 include the results of the Food Barn stores, which were not material from March 29, 1994, the date of the Food Barn acquisition.

(c) Interest expense includes non-cash charges related to the amortization of deferred financing costs of $4.1 million for the 53 weeks ended June 30, 1990, $5.2 million for the 52 weeks ended June 29, 1991, $6.3 million for the 52 weeks ended June 27, 1992, $4.9 million for the 52 weeks ended June 26, 1993, $5.5 million for the 52 weeks ended June 25, 1994, $1.2 million for the 12 weeks ended September 18, 1993 and $1.3 million for the 12 weeks ended September 17, 1994.

(d) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of loss before provision for income taxes and extraordinary charges plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred debt financing costs and one-third of rental expense (the portion deemed representative of the interest factor). Earnings were insufficient to cover fixed charges for the 53 weeks ended June 30, 1990, the 52 weeks ended June 29, 1991, June 27, 1992 and June 26, 1993 and the 12 weeks ended September 18, 1993 and September 17, 1994, by approximately $9.1 million, $3.4 million, $25.6 million, $25.9 million, $0.8 million and $2.4 million respectively. However, such earnings included non-cash charges of $29.9 million for the 53 weeks ended June 30, 1990, $37.0 million for the 52 weeks ended June 29, 1991, $61.2 million for the 52 weeks ended June 27, 1992, $62.5 million for the 52 weeks ended June 26, 1993, $14.3 million for the 12 weeks ended September 18, 1993 and $14.3 million for the 12 weeks ended September 17, 1994, primarily consisting of depreciation and amortization.

(e) Balance sheet data as of June 30, 1990 relate to Food 4 Less and include the effect of the acquisition of Breco Holding Company (the "BHC Acquisition"), as well as the acquisitions of Bell Markets, Inc. and certain assets of ABC Market Corp. Balance sheet data as of June 29, 1991, June 27, 1992, June 26, 1993 and September 18, 1993 relate to Food 4 Less and reflect the Alpha Beta acquisition and the financings and refinancings associated therewith. Balance sheet data as of June 25, 1994 and September 17, 1994 relate to Food 4 Less and reflect the acquisition of the Food Barn stores.

(f) Total debt includes long-term debt, current maturities of long-term debt and capital lease obligations.

(g) For the 53 weeks ended June 30, 1990, the 52 weeks ended June 29, 1991, June 27, 1992, June 26, 1993 and June 25, 1994, and for the 12 weeks ended September 18, 1993 and September 17, 1994, depreciation and amortization includes amortization of excess of cost over net assets acquired of $5.3 million, $5.3 million, $7.8 million, $7.6 million, $7.7 million, $1.8 million and $1.8 million, respectively.

(h) "EBITDA," as defined and presented historically by Food 4 Less, represents income before interest expense, depreciation and amortization expense, the LIFO provision, provision for income taxes, provision for earthquake losses and a one-time charge for Teamsters Union sick pay benefits. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Food 4 Less' operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(i) EBITDA margin represents EBITDA (as defined) as a percentage of sales.

                                  RISK FACTORS

     Before deciding whether to participate in the applicable Exchange Offer and the Solicitation, each holder of Old F4L Notes should carefully consider the following factors, in addition to the other matters described in this Prospectus and Solicitation Statement.

LEVERAGE AND DEBT SERVICE

     Following the consummation of the Merger and the Financing, the Company will be highly leveraged. At September 17, 1994, pro forma for the Merger and the Financing (and certain related assumptions), the Company's total indebtedness (including current maturities) and stockholder's equity would have been $1,971.7 million and $249.2 million, respectively, and the Company would have had an additional $218.2 million available to be borrowed under the New Revolving Facility. In addition, as of September 17, 1994, after giving effect to the Merger and the Financing, scheduled payments under operating leases of the Company and its subsidiaries for the twelve months following the Merger would have been $111.6 million. On the same pro forma basis, for the 52 weeks ended June 25, 1994 and the 12 weeks ended September 17, 1994, the Company's earnings before fixed charges would have been inadequate to cover fixed charges by $85.8 million and $23.2 million, respectively. However, such earnings include non-cash charges of $182.9 million and $41.8 million, respectively, primarily consisting of depreciation and amortization. At September 17, 1994, after giving effect to the Merger, the FFL Merger, the Financing and the Reincorporation Merger (and certain related assumptions), New Holdings would have had (i) $61.4 million in accreted value of Indebtedness outstanding under the Holdings Discount Notes, which will accrete to $103.6 million aggregate principal amount on December 15, 1997 and (ii) $100 million principal amount of Indebtedness outstanding under the Seller Debentures which, through payment of interest thereon with additional Seller Debentures, will increase to $187.7 million aggregate principal amount over a five-year period. The New F4L Indentures permit the Company (in the absence of a default or event of default thereunder) to pay cash dividends to New Holdings in an amount sufficient to allow New Holdings to pay interest on such Indebtedness when due. The Company's ability to make scheduled payments of the principal of, or interest on, or to refinance its Indebtedness (including the New F4L Notes) and to make scheduled payments under its operating leases depends on its future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond its control.


     The pro forma financial information presented in this Prospectus and Solicitation Statement is based on, among other things, the assumption that the interest rate borne by the New F4L Senior Notes and the New RGC Notes will be the respective minimum interest rates specified herein of 11% and 11.50%, respectively. In the event that the formula pricing for establishing the interest rate on the New F4L Senior Notes and the New RGC Notes results in interest rates that are higher than the respective specified minimum assumed interest rates, the Company's interest expense and deficiency of earnings to fixed charges would increase over the amounts reflected in such pro forma financial information. For a description of the effects on the pro forma financial information of varying acceptance levels in the Exchange Offers and the RGC Exchange Offers and of varying interest rates, see note (l) to the Notes to Unaudited Pro Forma Combined Statement of Operations.


     Based upon the current level of operations and anticipated cost savings, the Company believes that its cash flow from operations, together with borrowings under the New Revolving Facility and its other sources of liquidity (including leases), will be adequate to meet its anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments over the next several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that anticipated cost savings can be fully achieved. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt and make necessary capital expenditures, or if its future earnings growth is insufficient to amortize all required principal payments out of internally generated funds, the Company may be required to refinance all or a portion of its existing debt, sell assets or obtain additional financing. There can be no assurance that any such refinancing or asset sales would be possible or that any additional financing could be obtained, particularly in view of the Company's high level of debt following the Merger and the fact that substantially all of its assets will be pledged to secure the borrowings under the New Credit Facility and other secured obligations.

     The Company's high level of debt will have several important effects on its future operations, including the following: (a) the Company will have significant cash requirements to service debt, reducing funds available for operations and future business opportunities and increasing the Company's vulnerability to adverse general economic and industry conditions; (b) the financial covenants and other restrictions contained in the New Credit Facility and other agreements relating to the Company's senior indebtedness and in the New F4L Indentures will require the Company to meet certain financial tests and will restrict its ability to borrow additional funds, to dispose of assets or to pay cash dividends; and (c) because of the Company's debt service requirements, funds available for working capital, capital expenditures, acquisitions and general corporate purposes, may be limited. The Company's leveraged position may increase its vulnerability to competitive pressures. The Company's continued growth depends, in part, on its ability to continue its expansion and store conversion efforts, and, therefore, its inability to finance capital expenditures through borrowed funds could have a material adverse effect on the Company's future operations. Moreover, any default under the documents governing the indebtedness of the Company could have a significant adverse effect on the market value of the New F4L Notes.

ABILITY TO ACHIEVE ANTICIPATED COST SAVINGS


     Management of the Company has estimated that approximately $90 million of annualized net cost savings can be achieved over a four year period as a result of integrating the operations of Ralphs and Food 4 Less. See "Business -- The Merger." The cost savings estimates have been prepared solely by members of the management of each company. The estimates necessarily make numerous assumptions as to future sales levels and other operating results, the availability of funds for capital expenditures as well as general industry and business conditions and other matters, many of which are beyond the control of the Company. Several of the cost savings estimates are premised on the assumption that certain levels of efficiency presently maintained by either Food 4 Less or Ralphs can be achieved by the combined Company following the Merger. Other estimates are based on a management consensus as to what levels of purchasing and similar efficiencies should be achievable by an entity the size of the Company. Certain of the estimates relating to the consolidation of warehousing and distribution facilities assume the completion of certain capital expenditures to expand the capacity of the continuing facilities. It is anticipated that $117 million in Merger-related capital expenditures and $50 million of other non-recurring costs will be required to complete store conversions, integrate operations and expand warehouse facilities over the four year period following the Merger, without which the estimated cost savings may not be fully achievable. Management expects that the non-recurring integration costs will effectively offset any cost savings in the first year following the Merger. Because the assumptions underlying the cost savings estimates are numerous and detailed, management believes that it would be impractical to specify all such assumptions in this Prospectus and Solicitation Statement. However, management also believes that all such assumptions are reasonable in light of existing business conditions and prospects. Investors are cautioned that the actual cost savings realized by the Company may vary considerably from the estimates contained herein and that undue reliance should not be placed upon such estimates. There also can be no assurance that unforeseen costs and expenses or other factors will not offset the projected cost savings in whole or in part.


REGIONAL ECONOMIC CONDITIONS

     Following the consummation of the Merger, a substantial percentage of the Company's business (representing approximately 90% of pro forma sales) will be conducted in Southern California. Southern California began to experience a significant economic downturn in 1991 and has only recently begun a mild recovery. The economy in Southern California has been affected by substantial job losses in the defense and aerospace industries and other adverse economic trends. These adverse regional economic conditions have resulted in declining sales levels at Ralphs and Food 4 Less in recent periods. For the 52 weeks ended June 25, 1994, and the 52 weeks ended January 30, 1994, Food 4 Less and Ralphs experienced 6.9% and 5.8% declines, respectively, in comparable store sales as compared with the comparable period in the prior year, primarily reflecting the weak economy in Southern California, lower levels of price inflation in certain food product categories, and increased competitive store openings in Southern California. For the 12 weeks ended September 17, 1994 and the 36 weeks ended October 9, 1994, Food 4 Less and Ralphs experienced 5.8% and 3.8% declines, respectively, in comparable store sales. Although the declines in comparable store sales have begun to moderate in recent months, and management believes that sales trends will continue to be favorable, there can be no assurance that this trend will continue or that substantial future declines in same store sales will not occur. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     The supermarket industry is highly competitive and characterized by narrow profit margins. The Company's competitors in each of its operating divisions include national and regional supermarket chains, independent and specialty grocers, drug and convenience stores, and the newer "alternative format" food stores, including warehouse club stores, deep discount drug stores and "super centers." Supermarket chains generally compete on the basis of location, quality of products, service, price, product variety and store condition. The Company regularly monitors its competitors' prices and adjusts its prices and marketing strategy as management deems appropriate in light of existing conditions. Some of the Company's competitors have greater financial resources than the Company and could use these resources to take steps which could adversely affect the Company's competitive position. See "Business -- Competition."

CORPORATE STRUCTURE; EFFECTS OF ASSET ENCUMBRANCES

     Following the consummation of the Merger, a significant portion of the Company's operating income will be generated by its subsidiaries. As a result, the Company will rely on distributions or advances from its subsidiaries to provide a portion of the funds necessary to meet its debt service obligations, including the payment of principal and interest on the New F4L Notes. Should the Company fail to satisfy any payment obligation under the New F4L Notes, the holders would have a direct claim therefor against the Subsidiary Guarantors pursuant to their Guarantees (as defined). However, the capital stock of, and substantially all of the assets of, the Subsidiary Guarantors will be pledged to secure the obligations of the Company and such subsidiaries under the New Credit Facility and other secured obligations. The New F4L Indentures will limit, but not prohibit, the ability of the Company and its subsidiaries to incur additional secured indebtedness. In the event of a default under the New Credit Facility (or any other secured indebtedness), the lenders thereunder would be entitled to a claim on the assets securing such indebtedness which is prior to any claim of the holders of the New F4L Notes. Accordingly, there may be insufficient assets remaining after payment of prior secured claims (including claims of lenders under the New Credit Facility) to pay amounts due on the New F4L Notes.

     In addition, if a court were to avoid the Guarantees under fraudulent conveyance laws or other legal principles or, by the terms of such Guarantees, the obligations thereunder were reduced as necessary to prevent such avoidance, or the Guarantees were released, the claims of other creditors of the Subsidiary Guarantors, including trade creditors, would to such extent have priority as to the assets of such Subsidiary Guarantors over the claims of the holders of the New F4L Notes. The Guarantees of the New F4L Notes by any Subsidiary Guarantor will be released upon the sale of such Subsidiary Guarantor or upon the release by the lenders under the New Credit Facility of such Subsidiary Guarantor's Guarantee of the Company's obligation under the New Credit Facility. The New F4L Indentures limit the ability of the Company and its subsidiaries to incur additional indebtedness and to enter into agreements that would restrict the ability of any subsidiary to make distributions, loans or other payments to the Company. However, these limitations are subject to certain exceptions. See "-- Fraudulent Conveyance Risks" and "Description of the New F4L Notes."

CONTROL OF THE COMPANY


     Following completion of the Merger, the FFL Merger and the Reincorporation Merger, all of the Company's outstanding common stock will be held by New Holdings. Pro forma for the Merger and certain related events, affiliates of Yucaipa and Apollo will have beneficial ownership of approximately 37.1% and

33.1%, respectively, of the outstanding capital stock of New Holdings. Pursuant to a new stockholders' agreement (the "1995 Stockholders Agreement") which will be entered into by the New Equity Investors and certain current FFL stockholders and Holdings warrantholders, upon completion of the Merger, New Holdings and the Company will have boards consisting of nine and ten members, respectively, and
(i) Yucaipa will have the right to elect six directors to the board of New Holdings and seven directors to the board of the Company, (ii) Apollo will have the right to elect two directors to the board of each of New Holdings and the Company, and (iii) the other New Equity Investors will have the right to elect one director to the board of each of New Holdings and the Company. Under the 1995 Stockholders Agreement, unless and until New Holdings has effected an initial public offering of its equity securities meeting certain criteria, New Holdings and its subsidiaries, including the Company, may not take certain actions without the approval of at least two of the three New Holdings directors which the New Equity Investors are entitled to elect, including but not limited to certain mergers, sale transactions, transactions with affiliates, issuances of capital stock and payments of dividends on or repurchases of capital stock. As a result of the ownership structure of the Company and the contractual rights described above, the voting and management control of the Company is highly concentrated. Yucaipa, acting with the consent of Apollo, has the ability to direct the actions of the Company with respect to matters such as the payment of dividends, material acquisitions and dispositions and other extraordinary corporate transactions. Yucaipa will be a party to a consulting agreement with the Company, pursuant to which Yucaipa will render certain management and advisory services to the Company, and will receive fees for such services. Yucaipa will also receive certain fees in connection with the consummation of the Merger, including a $24 million advisory fee payable upon the closing of the Merger. In addition, as a result of the Merger, certain officers and former officers of Ralphs will redeem the EARs for $22.8 million in cash and will cancel certain options to purchase common stock of RSI for $880,000. An additional $10 million of EARs, however, will be reinvested in New Holdings by such officers and former officers. Yucaipa will also be reimbursed for (i) any losses incurred upon the resale of the $10 million principal amount of Seller Debentures which may be put to it pursuant to the Put Agreement and (ii) its expenses in connection with the Merger and the related transactions. In addition, on the Closing Date the Company and EJDC will enter into a Consulting Agreement, pursuant to which EJDC will act as a consultant to the Company with respect to certain real estate and general commercial matters for a period of five years from the Closing Date in exchange for the payment of a one-time consulting fee of $9 million. See "Certain Relationships and Related Transactions," "Principal Stockholders" and "Description of Capital Stock."


SUBORDINATION OF THE NEW F4L SENIOR SUBORDINATED NOTES

     The payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the New F4L Senior Subordinated Notes will be subordinated to the prior payment in full of all existing and future Senior Indebtedness, including indebtedness under the New Credit Facility and the F4L Senior Notes. Each Subsidiary Guarantor's Guarantee will also be subordinated in right of payment to Senior Indebtedness of the Subsidiary Guarantors ("Guarantor Senior Indebtedness"). Guarantor Senior Indebtedness will include all existing and future indebtedness not expressly subordinated to other indebtedness, including indebtedness represented by the Guarantee of such Subsidiary Guarantor under the New Credit Facility and the F4L Senior Notes. As of September 17, 1994, on a pro forma basis, after giving effect to the Merger and the Financing (and certain related assumptions), the aggregate outstanding amount of Senior Indebtedness of the Company (excluding Company Guarantees of certain Guarantor Senior Indebtedness) would have been approximately $1,554.8 million and the aggregate outstanding amount of Guarantor Senior Indebtedness of the Subsidiary Guarantors (excluding Guarantees by Subsidiary Guarantors of certain Senior Indebtedness of the Company) would have been approximately $16.0 million and the Company would have had $218.2 million available to be borrowed under the New Revolving Facility. The New F4L Senior Subordinated Note Indenture will limit, but not prohibit, the issuance by the Subsidiary Guarantors of additional indebtedness which is Guarantor Senior Indebtedness. See "Description of the New F4L Notes -- Guarantees." In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of the Company, the assets of the Company will be available to pay obligations on the New F4L Senior Subordinated Notes only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the New F4L Senior Subordinated Notes. In addition, under certain circumstances, the Company may not pay principal of, premium, if any, or interest on, or any other amounts owing in respect of, the New F4L Senior Subordinated Notes, or purchase, redeem or otherwise retire the New F4L Senior Subordinated Notes, if a payment default or a non-payment default exists with respect to certain Senior Indebtedness and, in the case of a non-payment default, a payment blockage notice has been received by the New F4L Senior Subordinated Note Trustee (as defined). See "Description of the New F4L
Notes -- Subordination of the New F4L Senior Subordinated Notes."

FRAUDULENT CONVEYANCE RISKS

     Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid the New F4L Notes or any Guarantee in favor of other existing or future creditors of the Company or a Subsidiary Guarantor.

     If a court in a lawsuit on behalf of any unpaid creditor of the Company or a representative of the Company's creditors were to find that, at the time the Company issued the New F4L Senior Notes or the New F4L Senior Subordinated Notes, the Company (x) intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) did not receive fair consideration or reasonably equivalent value for issuing such New F4L Notes and the Company (i) was insolvent, (ii) was rendered insolvent by reason of such distribution, (iii) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business, or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could void such New F4L Notes and void such transactions. Alternatively, in such event, claims of the holders of such New F4L Notes could be subordinated to claims of the other creditors of the Company.

     The Company's obligations under the New F4L Notes will be guaranteed by the Subsidiary Guarantors. To the extent that a court were to find that (x) a Guarantee was incurred by a Subsidiary Guarantor with intent to hinder, delay or defraud any present or future creditor or the Subsidiary Guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) such Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing its Guarantee and such Subsidiary Guarantor (i) was insolvent, (ii) was rendered insolvent by reason of the issuance of such Guarantee, (iii) was engaged or about to engage in a business or transaction for which the remaining assets of such Subsidiary Guarantor constituted unreasonably small capital to carry on its business, or
(iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, the court could void or subordinate such Guarantee in favor of the Subsidiary Guarantor's creditors. Among other things, a legal challenge of a Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Subsidiary Guarantor as a result of the issuance by the Company of the applicable New F4L Notes.

     To the extent any Guarantees were avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the New F4L Notes would cease to have any claim in respect of such Subsidiary Guarantor and would be creditors solely of the Company and any Subsidiary Guarantor whose Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the applicable New F4L Notes against the issuer of an invalid Guarantee would be subject to the prior payment of all liabilities and preferred stock claims of such Subsidiary Guarantor. There can be no assurance that, after providing for all prior claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of the holders of the applicable New F4L Notes relating to any voided portions of any of the Guarantees.

     Based upon financial and other information currently available to it, management of the Company believes that the New F4L Notes and the Guarantees are being incurred for proper purposes and in good faith and that the Company and each Subsidiary Guarantor (i) is solvent and will continue to be solvent after issuing the New F4L Notes or its Guarantees, as the case may be, (ii) will have sufficient capital for carrying on its business after such issuance, and (iii) will be able to pay its debts as they mature. See "Management's Discussions and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

ABSENCE OF ESTABLISHED PUBLIC MARKET FOR THE NEW F4L NOTES

     There are no established markets for the New F4L Notes and there can be no assurance as to the liquidity of any markets that may develop for the New F4L Notes, the ability of holders of the New F4L Notes to sell their New F4L Notes, or the price at which holders would be able to sell their New F4L Notes. Future trading prices of the New F4L Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The Dealer Managers have advised the Company that they currently intend to make a market in the New F4L Notes. However, the Dealer Managers are not obligated to do so and any market-making may be discontinued at any time without notice.

POTENTIAL ADVERSE EFFECTS OF THE EXCHANGE OFFERS AND THE SOLICITATION ON HOLDERS OF UNTENDERED OLD F4L NOTES

     There currently is a limited trading market for the Old F4L Notes, which from time to time trade in the over-the-counter market. See "Market Prices of the Old F4L Notes." To the extent that Old F4L Notes are tendered and accepted for exchange in the Exchange Offers the trading market for the remaining Old F4L Notes may become even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for the Old F4L Notes not exchanged may be adversely affected to the extent that the principal amount of the Old F4L Notes tendered pursuant to the Exchange Offers reduces the float. The reduced float may also tend to make the trading price more volatile. Holders of unexchanged Old F4L Notes may attempt to obtain quotations for the Old F4L Notes from their brokers; however, there can be no assurance that any trading market will exist for the Old F4L Notes following consummation of the Exchange Offers. The extent of the public market for the Old F4L Notes following consummation of the Exchange Offers will depend upon, among other things, the remaining outstanding principal amount of the Old F4L Notes after the Exchange Offers, the number of holders remaining at such time and the interest in maintaining a market in the Old F4L Notes on the part of securities firms.

EFFECT OF THE PROPOSED AMENDMENTS ON HOLDERS THAT DO NOT EXCHANGE

     If the Exchange Offers are consummated and the Proposed Amendments become operative, holders of Old F4L Notes that are not exchanged pursuant to the Exchange Offers for any reason will no longer be entitled to the benefits of certain of the restrictive covenants contained in the Old F4L Indentures after they have been modified by the Proposed Amendments. The modification of the restrictive covenants would permit the Company to take actions that could increase the credit risks with respect to the Company faced by such holders or that could otherwise be adverse to the interest of such holders. See "The Proposed Amendments."

                          THE MERGER AND THE FINANCING


     On September 14, 1994, Food 4 Less and its parent company, Holdings, and FFL entered into the Merger Agreement with RSI and the stockholders of RSI. Pursuant to the terms of the Merger Agreement, Food 4 Less will, subject to certain conditions being satisfied or waived, be merged with and into RSI pursuant to the RSI Merger. Immediately following the RSI Merger, RGC, which is currently a wholly-owned subsidiary of RSI, will merge with and into RSI pursuant to the RGC Merger, and RSI will change its name to Ralphs Grocery Company. Prior to the Merger, FFL will merge with and into Holdings which will be the surviving corporation in the FFL Merger. Immediately following the FFL Merger, Holdings will change its jurisdiction of incorporation by merging into a newly-formed, wholly-owned subsidiary, New Holdings, incorporated in Delaware, pursuant to the Reincorporation Merger. As a result of the Merger, the FFL Merger and the Reincorporation Merger, the Company will become a wholly-owned subsidiary of New Holdings. Upon consummation of the RSI Merger and RGC Merger, the New F4L Notes and any outstanding Old F4L Notes not tendered into the Exchange Offers will be the obligations of the Company. Conditions to the consummation of the RSI Merger include the receipt of regulatory approvals and other necessary consents and completion of financing. The purchase price for RSI is approximately $1.5 billion, including the assumption of debt. The consideration payable to the stockholders of RSI consists of $425 million in cash and $100 million principal amount of the Seller Debentures to be issued by New Holdings. New Holdings will use $150 million of cash received from the New Equity Investment, together with $100 million principal amount of the Seller Debentures, to acquire approximately 48% of the capital stock of RSI immediately prior to consummation of the RSI Merger. New Holdings will then contribute the $250 million of purchased shares of RSI stock to Food 4 Less, and pursuant to the RSI Merger the remaining shares of RSI stock will be acquired for $275 million in cash. Pursuant to an agreement (the "Put Agreement") entered into in connection with the execution of the Merger Agreement, the Edward J. DeBartolo Corporation, an Ohio corporation ("EJDC"), which currently owns approximately 60.3% of the outstanding common stock of RSI, will have the right to put to Yucaipa, which controls Food 4 Less, on the closing date of the Merger (the "Closing Date"), up to $10 million aggregate principal amount of Seller Debentures acquired by EJDC in connection with the Merger, at a purchase price equal to their principal amount. Yucaipa also will be reimbursed for (i) any losses incurred upon the resale of the $10 million principal amount of Seller Debentures which may be put to it pursuant to the Put Agreement and (ii) its expenses in connection with the Merger and the related transactions. In addition, on the Closing Date the Company and EJDC will enter into a Consulting Agreement, pursuant to which EJDC will act as a consultant to the Company with respect to certain real estate and general commercial matters for a period of five years from the Closing Date in exchange for the payment of a consulting fee of $9 million. The Merger Agreement, as amended, provides that, in the event that the Merger closes after March 15, 1995, Food 4 Less will pay the stockholders of RSI interest on the aggregate purchase price of $525 million at a rate equal to the prime rate plus 1%. The Merger Agreement may be terminated by the parties if the Merger has not been consummated on or prior to March 31, 1995.


     As currently contemplated, the Merger will be financed through the following transactions:


     - Borrowings of up to $750 million aggregate principal amount pursuant to the New Term Loans under the New Credit Facility to be provided by a syndicate of banks led by Bankers Trust. The New Credit Facility will also provide for the $325 million New Revolving Facility, $18.4 million of which is anticipated to be drawn at closing.


     - The issuance of up to $400 million of New F4L Senior Notes pursuant to the Public Offering.


     - The issuance of preferred stock in a private placement by New Holdings to a group of investors led by Apollo and including affiliates of BT Securities, CS First Boston and DLJ and other institutional investors, yielding cash proceeds of $150 million pursuant to the New Equity Investment. Concurrently with the New Equity Investment, the New Equity Investors will purchase outstanding shares of New Holdings capital stock from a stockholder of New Holdings for a purchase price of $57.8 million. See "Description of Capital Stock -- New Equity Investment."



     - The exchange by Food 4 Less pursuant to the RGC Exchange Offers of (a) up to $450 million aggregate principal amount of the Old RGC Notes for up to $450 million aggregate principal amount of the New RGC Notes plus $10.00 in cash per $1,000 principal amount exchanged, together with the solicitation of consents from the holders of the Old RGC Notes to certain amendments to the Old RGC Indentures. It is a condition to the RGC Exchange Offers that at least 80% of the outstanding principal amount of the Old RGC Notes are exchanged pursuant to the RGC Exchange Offers.


     - The Exchange Offers made hereunder to holders of Old F4L Notes to tender for exchange such Old F4L Notes for New F4L Notes and the Exchange Payment, together with the solicitation of consents from such holders to the Proposed Amendments to the Old F4L Indentures.

     - The purchase by New Holdings of approximately 48% of the outstanding common stock of RSI for an aggregate consideration of $250 million, consisting of the proceeds of the New Equity Investment and $100 million principal amount of the Seller Debentures followed by the contribution of such common stock of RSI to Food 4 Less. Pursuant to the RSI Merger the remaining shares of RSI stock will be acquired for $275 million in cash.


     - The assumption by the Company, pursuant to the RGC Merger, of approximately $160.2 million of other indebtedness of RGC and Food 4 Less.


     - The solicitation of certain consents pursuant to the Holdings Consent Solicitation from the holders of the Holdings Discount Notes to certain amendments to the Holdings Discount Note Indenture.


     The following table illustrates the sources and uses of funds to consummate the Merger, assuming the transaction occurs as of March 1, 1995. This presentation assumes that $360 million principal amount of Old RGC Notes is tendered into the RGC Exchange Offers and $256 million principal amount of Old F4L Notes is tendered into the Exchange Offers, in each case representing 80% of the outstanding aggregate principal amount of such securities. The presentation also assumes that the remaining $90 million of Old RGC Notes not tendered into the RGC Exchange Offers are repurchased after the Closing Date pursuant to the Change of Control Offer. Although management believes such assumptions are reasonable under the circumstances, actual sources and uses may differ from those set forth below depending upon the outcome of the RGC Exchange Offers and the Exchange Offers.


                                SOURCES AND USES
                                 (in millions)


CASH SOURCES                                      CASH USES
- - ---------------------------------------------     ---------------------------------------------
New Term Loans(a)..................  $  750.0     Purchase RSI Common Stock(g).......  $  425.9
New Revolving Facility(b)..........      18.4     Purchase Old RGC Notes(h)..........      90.9
                                                  Repay Ralphs 1992 Credit
New F4L Senior Notes(c)............     400.0     Agreement..........................     291.0
New Equity Investment(d)...........     150.0     Repay F4L Credit Agreement.........     165.7
                                                  Pay Accrued Interest(i)............      20.7
                                                  Pay EAR Liability(j)...............      22.8
                                                  Repay Mortgage Indebtedness(k).....     186.7
                                                  Fees and Expenses(l)...............     114.7
                                                                                       --------
     Total Cash Sources............  $1,318.4     Total Cash Uses....................  $1,318.4
                                      =======                                           =======
NON-CASH SOURCES                                  NON-CASH USES
- - ---------------------------------------------     ---------------------------------------------
New F4L Senior Notes(e)............  $  140.0     Old F4L Senior Notes Exchanged.....  $  140.0
Assumed Old F4L Senior Notes.......      35.0     Assumed Old F4L Senior Notes.......      35.0
New F4L Senior Subordinated                       Old F4L Senior Subordinated Notes
  Notes............................     116.0     Exchanged..........................     116.0
Assumed Old F4L Senior Subordinated               Assumed Old F4L Senior Subordinated
  Notes............................      29.0       Notes............................      29.0
New RGC Notes......................     360.0     Old RGC Notes Exchanged............     360.0
Assumed Capital Leases and Other                  Assumed Capital Leases and Other
  Debt.............................     160.2     Debt...............................     160.2
Seller Debentures(e)...............     100.0     Purchase RSI Common Stock(f).......     100.0
                                     --------                                          --------
     Total Non-Cash Sources........  $  940.2     Total Non-Cash Uses................  $  940.2
                                      =======                                           =======

- - ---------------

(a) Food 4 Less has accepted a commitment letter from Bankers Trust pursuant to which Bankers Trust has agreed, subject to certain conditions, to provide the Company up to a maximum aggregate amount of $1,075 million of financing under the New Credit Facility. It is anticipated that the New Credit Facility will be syndicated to a number of financial institutions for whom Bankers Trust will act as agent. The New Credit Facility will provide for
    (i) the New Term Loans in the aggregate amount of up to $750 million, comprised of the $375 million Tranche A Loan, the $125 million Tranche B Loan, the $125 million Tranche C Loan, and the $125 million Tranche D Loan, and (ii) the $325 million New Revolving Facility. See "Description of the New Credit Facility."

(b) The New Revolving Facility will provide for a $325 million line of credit which will be available for working capital requirements and general corporate purposes. Up to $150 million of the New Revolving Facility may be used to support standby letters of credit. The letters of credit will be used to cover workers' compensation contingencies and for other purposes permitted under the New Revolving Facility. The Company anticipates that letters of credit for approximately $101 million will be issued under the New Revolving Facility at closing, in replacement of existing letters of credit, primarily to satisfy the State of California's requirements relating to workers compensation self-insurance.

(c) Represents New F4L Senior Notes issued pursuant to the Public Offering. If Food 4 Less receives tenders in excess of the Minimum Tender in the RGC Exchange Offers, Food 4 Less may elect to decrease the amount of New F4L Senior Notes being offered pursuant to the Public Offering.


(d) Does not include the $10 million equity contribution by Ralphs management. See note (j) below. Concurrently with the New Equity Investment, certain existing stockholders of New Holdings (formerly stockholders of FFL), including affiliates of George Soros, will sell outstanding shares of New Holdings stock to CLH, which in turn will sell such shares to the New Equity Investors for an aggregate purchase price of $57.8 million (which represents the same price per share as will be paid in the New Equity Investment). In connection with the New Equity Investment, the New Equity Investors will contribute the common stock so acquired to New Holdings in consideration for newly-issued, preferred shares. See "Description of Capital Stock -- New Equity Investment."


(e) Represents New F4L Senior Notes issued pursuant to the F4L Senior Notes Exchange Offer, which will be part of the same issue as the New F4L Senior Notes issued pursuant to the Public Offering.

(f) In connection with the RSI Merger, New Holdings will issue $100 million principal amount of the Seller Debentures as part of the purchase price for the RSI common stock, up to $10 million of which may be put to Yucaipa on the Closing Date at a purchase price equal to their principal amount pursuant to the Put Agreement. In addition, Yucaipa will be reimbursed by the Company for (i) any losses incurred upon the resale of the $10 million principal amount of Seller Debentures which may be put to it pursuant to the Put Agreement and (ii) its expenses in connection with the Merger and the related transactions. See "Certain Relationships and Related
    Transactions -- Food 4 Less."

(g) Includes $425 million to be paid in cash to stockholders of RSI and $0.9 million to be paid in cash to holders of RSI management stock options. See "Executive Compensation -- New Management Stock Option Plan and Management Investment."

(h) Represents purchase of Old RGC Notes tendered pursuant to the Change of Control Offer, which will occur up to 90 days following the Merger. A portion of the proceeds of the Public Offering will be available to fund the purchase of Old RGC Notes pursuant to the Change of Control Offer. To the extent that any such Old RGC Notes are not tendered pursuant to the Change of Control Offer, any excess proceeds from the Public Offering will be used to repay borrowings under the New Credit Facility.

(i) Represents accrued interest payable on all debt securities assumed to be tendered in the RGC Exchange Offers and the Exchange Offers.

(j) Represents payments to Ralphs management with respect to the cancellation of outstanding EARs in connection with the Merger. Ralphs management will receive New Holdings stock options in exchange for the cancellation of the remaining EAR liability of $10 million. See "Executive
    Compensation -- Equity Appreciation Rights Plan."


(k) Represents the repayment of outstanding mortgage indebtedness of Ralphs in the principal amount of $174.4 million, plus the estimated amount of the prepayment fees payable with respect thereto.


(l) Includes an advisory fee of $24 million to be paid to Yucaipa upon the closing of the Merger. See "Certain Relationships and Related
    Transactions -- Food 4 Less."

For additional information, see "Description of the New Credit Facility," "The RGC Exchange Offers and the Public Offering" and "Description of Holding Company Indebtedness."

                            PRO FORMA CAPITALIZATION

     The following table sets forth the pro forma combined capitalization of the Company as of September 17, 1994, adjusted to give effect to the Merger and the Financing (and certain related assumptions) and the application of the proceeds therefrom. This presentation assumes that $360 million principal amount of Old RGC Notes is tendered into the RGC Exchange Offers, and $256 million principal amount of Old F4L Notes is tendered into the Exchange Offers. The presentation also assumes that the remaining $90 million of Old RGC Notes not tendered into the RGC Exchange Offers are repurchased after the Closing Date pursuant to the Change of Control Offer. The table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the historical consolidated financial statements of Ralphs and Food 4 Less and related notes thereto included elsewhere in this Prospectus and Solicitation Statement.

                                                                       PRO FORMA
                                                                     CAPITALIZATION
                                                                     --------------
                                                                     (IN MILLIONS)
Cash................................................................    $   62.7
                                                                        ========
Short-term and current portion of long-term debt:
  New Term Loans....................................................    $    3.8
  Other indebtedness................................................        21.5
                                                                        --------
         Total short-term and current portion of long-term debt.....    $   25.3
                                                                        ========
Long-term debt:
  New Term Loans(a).................................................    $  746.2
  New Revolving Facility(b).........................................         5.8
  Other indebtedness................................................       114.4
  New F4L Senior Notes(c)...........................................       540.0
  Old F4L Senior Notes..............................................        35.0
  New RGC Notes(d)..................................................       360.0
  New F4L Senior Subordinated Notes.................................       116.0
  Old F4L Senior Subordinated Notes.................................        29.0
                                                                        --------
         Total long-term debt.......................................     1,946.4
                                                                       ---------
Stockholder's equity:
  Common stock, $.01 par value......................................         0.0
  Additional paid-in capital........................................       424.1
  Notes receivable(e)...............................................        (0.6)
  Retained deficit..................................................      (171.8)
  Treasury stock....................................................        (2.5)
                                                                        --------
    Total stockholder's equity......................................       249.2
                                                                        --------
         Total capitalization.......................................    $2,195.6
                                                                        ========

- - ---------------

(a) Food 4 Less has accepted a commitment letter from Bankers Trust pursuant to which Bankers Trust has agreed, subject to certain conditions, to provide the Company up to a maximum aggregate amount of $1,075 million of financing under the New Credit Facility. It is anticipated that the New Credit Facility will be syndicated to a number of financial institutions for whom Bankers Trust will act as agent. The New Credit Facility will provide for (i) the New Term Loans in the aggregate amount of up to $750 million, comprised of the $375 million Tranche A Loan, the $125 million Tranche B Loan, the $125 million Tranche C Loan and the $125 million Tranche D Loan, and (ii) the $325 million New Revolving Facility. See "Description of the New Credit Facility."

(b) The New Revolving Facility will provide for a $325 million line of credit which will be available for working capital requirements and general corporate purposes. Up to $150 million of the New Revolving Facility may be used to support standby letters of credit. The letters of credit will be used to cover workers' compensation contingencies and for other purposes permitted under the New Revolving Facility. The Company anticipates that letters of credit for approximately $101 million will be issued under the New Revolving Facility at closing, in replacement of existing letters of credit, primarily to satisfy the State of California's requirements relating to workers' compensation self-insurance.

(c) Includes New F4L Senior Notes issued pursuant to both the Public Offering and the F4L Senior Notes Exchange Offer.

(d) In accordance with the terms of the Old RGC Indentures, holders of Old RGC Notes not exchanged for New RGC Notes pursuant to the RGC Exchange Offers will be entitled to have such Old RGC Notes repurchased by the Company pursuant to the Change of Control Offer, which will occur up to 90 days following the Merger. A portion of the proceeds of the Public Offering will be available to fund the purchase of Old RGC Notes pursuant to the Change of Control Offer. To the extent that any such Old RGC Notes are not tendered pursuant to the Change of Control Offer, any excess proceeds from the Public Offering will be used to repay borrowings under the New Credit Facility.

(e) Represents notes receivable from shareholders of Holdings with respect to the purchase of Holdings' common stock. See "Executive Compensation -- Food 4 Less Stock Plan."

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements of the Company for the 52 weeks ended June 25, 1994 and as of and for the 12 weeks ended September 17, 1994, give effect to the Merger and the Financing (and certain related assumptions set forth below) and the application of the proceeds therefrom as if such transactions occurred on June 27, 1993, with respect to the pro forma operating and other data, and as of September 17, 1994, with respect to the pro forma balance sheet data. Such pro forma information combines the results of operations of Food 4 Less for the 52 weeks ended June 25, 1994 and the results of operations and balance sheet data as of and for the 12 weeks ended September 17, 1994, with the results of operations of Ralphs for the 52 weeks ended July 17, 1994 and the results of operations and balance sheet data as of and for the 12 weeks ended October 9, 1994, respectively. For information regarding the Merger and the Financing, see "The Merger and the Financing."

     The pro forma adjustments are based upon the assumption that all conditions to the consummation of the Exchange Offers are satisfied, including the following: (i) $360 million aggregate principal amount of Old RGC Notes are tendered into the RGC Exchange Offers and (ii) $256 million aggregate principal amount of Old F4L Notes are tendered into the Exchange Offers. The presentation also assumes that the remaining $90 million of Old RGC Notes not tendered into the RGC Exchange Offers are repurchased following the Closing Date pursuant to the Change of Control Offer and that $400 million principal amount of New F4L Senior Notes are issued pursuant to the Public Offering. In addition, the unaudited pro forma combined financial statements have been prepared based upon the assumption that upon consummation of the Merger, the Company will divest or close 32 stores.

     The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable. The Merger will be accounted for by the Company as a purchase of Ralphs by Food 4 Less and Ralphs' assets and liabilities will be recorded at their estimated fair market values at the date of the Merger. The adjustments included in the unaudited pro forma combined financial statements represent the Company's preliminary determination of these adjustments based upon available information. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the pro forma financial information.

     The unaudited pro forma combined financial statements are not necessarily indicative of either future results of operations or results that might have been achieved if the foregoing transactions had been consummated as of the indicated dates. The unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements of Food 4 Less and Ralphs, together with the related notes thereto, included elsewhere in this Prospectus and Solicitation Statement.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                             (DOLLARS IN MILLIONS)


                                                        52 WEEKS ENDED
                                                  --------------------------
                                                    RALPHS      FOOD 4 LESS
                                                  (HISTORICAL)  (HISTORICAL)
                                                  (UNAUDITED)    (AUDITED)
                                                   JULY 17,       JUNE 25,      PRO FORMA      PRO FORMA
                                                     1994           1994       ADJUSTMENTS     COMBINED
                                                  -----------   ------------   -----------     ---------
Sales...........................................    $2,709.7      $2,585.2       $(241.4)(a)   $5,053.5
Cost of sales...................................     2,076.3       2,115.9        (194.7)(a)    4,005.3
                                                                                     4.2(b)
                                                                                     2.8(c)
                                                                                     0.8(d)
                                                    --------      --------       -------       --------
     Gross profit...............................       633.4         469.3         (54.5)       1,048.2
Selling, general and administrative expenses....       465.9         388.8         (36.4)(a)      829.9
                                                                                     8.1(b)
                                                                                     1.4(d)
                                                                                     1.6(e)
                                                                                     0.5(f)
Amortization of excess cost over net assets
  acquired......................................        11.0           7.7          11.0(g)        29.7
Provision for restructuring.....................         2.4           0.0            --            2.4
Provision for postretirement benefits...........         3.2           0.0            --            3.2
                                                    --------      --------       -------       --------
     Operating income...........................       150.9          72.8         (40.7)         183.0
Other expenses:
  Interest expense -- cash(l)...................        93.2          57.0          74.4(h)       224.6
  Interest expense -- non-cash(l)...............         9.4           5.8            --           15.2
  Amortization of debt issuance costs(l)........         6.4           5.5          (0.2)(h)       11.7
  Loss on disposal of assets....................         1.8            --            --            1.8
  Provision for earthquake loss.................        11.0           4.5            --           15.5
                                                    --------      --------       -------       --------
     Earnings (loss) before income tax
       provision................................        29.1          (0.0)       (114.9)         (85.8)
Income tax expense (benefit)....................      (108.0)          2.7         105.3(i)          --
                                                    --------      --------       -------       --------
     Net earnings (loss)(o).....................    $  137.1      $   (2.7)      $(220.2)      $  (85.8)
                                                    ========      ========       =======       ========
Preferred stock accretion.......................          --           8.8          (8.8)(j)         --
     Earnings (loss) applicable to common
       shares...................................    $  137.1      $  (11.5)      $(211.4)      $  (85.8)
                                                    ========      ========       =======       ========
     Ratio of earnings to fixed charges(k)(l)...         1.2x          1.0x                          --
                                                    ========      ========       =======       ========
Other Data:
  EBITDA(as defined)(m)(p)......................    $  228.1      $  130.5       $ (16.1)(n)   $  342.5
  EBITDA margin(o)..............................         8.4%          5.0%                         6.8%



       See Notes to Unaudited Pro Forma Combined Statement of Operations.

                             (DOLLARS IN MILLIONS)


                                                       12 WEEKS ENDED
                                                 ---------------------------
                                                   RALPHS       FOOD 4 LESS
                                                 (HISTORICAL)  (HISTORICAL)
                                                 (UNAUDITED)    (UNAUDITED)
                                                 OCTOBER 9,    SEPTEMBER 17,    PRO FORMA      PRO FORMA
                                                    1994           1994        ADJUSTMENTS     COMBINED
                                                 -----------   -------------   -----------     ---------
Sales..........................................     $615.4         $598.7         $(53.3)(a)   $1,160.8
Cost of sales..................................      476.6          495.7          (44.4)(a)      929.2
                                                                                     1.0(b)
                                                                                     0.0(c)
                                                                                     0.3(d)
                                                    ------         ------         ------       --------
     Gross profit..............................      138.8          103.0          (10.2)         231.6
Selling, general and administrative expenses...      104.8           88.1           (8.2)(a)      187.6
                                                                                     1.9(b)
                                                                                     0.5(d)
                                                                                     0.4(e)
                                                                                     0.1(f)
Amortization of excess cost over net assets
  acquired.....................................        2.6            1.8            2.6(g)         7.0
Provision for restructuring....................        0.0            0.0             --            0.0
Provision for postretirement benefits..........        0.6            0.0             --            0.6
                                                    ------         ------         ------       --------
     Operating income..........................       30.8           13.1           (7.5)          36.4
Other expenses:
  Interest expense -- cash(l)..................       22.3           13.4           17.6(h)        53.3
  Interest expense -- non-cash(l)..............        2.0            1.3             --            3.3
  Amortization of debt issuance costs(l).......        1.4            1.3            0.0(h)         2.7
  Loss (gain) on disposal of assets............        0.8           (0.5)            --            0.3
  Provision for earthquake loss................        0.0            0.0             --            0.0
                                                    ------         ------         ------       --------
     Earnings (loss) before income tax
       provision...............................        4.3           (2.4)         (25.1)         (23.2)
Income tax expense (benefit)...................        0.0            0.9           (0.9)(i)        0.0
                                                    ------         ------         ------       --------
     Net earnings (loss)(o)....................     $  4.3         $ (3.3)        $(24.2)      $  (23.2)
                                                    ======         ======         ======       ========
Preferred stock accretion......................         --            2.4           (2.4)(j)         --
     Earnings (loss) applicable to common
       shares..................................     $  4.3         $ (5.7)        $(21.8)      $  (23.2)
                                                    ======         ======         ======       ========
     Ratio of earnings to fixed
       charges(k)(l)...........................        1.1x            --                            --
                                                    ======         ======         ======       ========
Other Data:
  EBITDA (as defined)(m)(p)....................     $ 52.0         $ 29.7         $ (2.2)(n)   $   79.5
  EBITDA margin(o).............................        8.5%           5.0%                          6.9%


       See Notes to Unaudited Pro Forma Combined Statement of Operations.

                          NOTES TO UNAUDITED PRO FORMA
                        COMBINED STATEMENT OF OPERATIONS


(a) Reflects the anticipated closing or divestiture of 32 stores. Does not give effect to the closure of 2 Food 4 Less stores open at October 1, 1994 which were closed subsequent to September 17, 1994. Food 4 Less has determined that there is no impairment on existing goodwill related to the store closures based on its projections of future undiscounted cash flows.


(b) Represents the additional depreciation expense associated with the purchase price allocation to property, plant and equipment of $160.0 million based on the current estimate of fair market value. Property, plant and equipment is being depreciated over an average useful life of 13 years. Depreciation expense has been allocated among cost of sales and selling, general and administrative expenses.

(c) Reflects the elimination of Ralphs historical LIFO provision.

(d) Reflects depreciation expense associated with approximately $36.8 million of additional fixed assets required for the conversion of 23 Ralphs stores to the Food 4 Less warehouse format and 122 Alpha Beta, Boys and Viva stores to the Ralphs format.

(e) Reflects additional Yucaipa management fees ($2.0 million for the 52 weeks ended June 25, 1994 and $0.5 million for the 12 weeks ended September 17,
    1994) and the elimination of an annual guarantee fee ($0.4 million for the 52 weeks ended June 25, 1994 and $0.1 million for the 12 weeks ended September 17, 1994) paid by Ralphs to EJDC.

(f) Reflects increased compensation resulting from new employment agreements with certain of the current executive officers of Ralphs.

(g) Reflects the amortization of the excess of cost over net assets acquired in the Merger ($22.0 million for the 52 weeks ended June 25, 1994 and $5.1 million for the 12 weeks ended September 17, 1994) and elimination of Ralphs' historical amortization ($11.0 million for the 52 weeks ended June 25, 1994 and $2.5 million for the 12 weeks ended September 17, 1994). Amortization has been calculated on the straight line basis over a period of 40 years.

(h) The following table presents a reconciliation of pro forma interest expense and amortization of deferred financing costs:

                                                                                    52 WEEKS             12 WEEKS
                                                                                      ENDED               ENDED
                                                                                  JUNE 25, 1994     SEPTEMBER 17, 1994
                                                                                  -------------     ------------------
     Historical interest expense -- cash........................................      $150.2              $ 35.7
                                                                                      ------              ------
       Plus: Interest on borrowings under:
         New Credit Facility....................................................        74.6                16.3
         New F4L Senior Notes...................................................        44.0                10.1
         New RGC Notes..........................................................        41.4                 9.5
         Other bank fees........................................................         3.5                 0.8
         Other debt.............................................................         4.2                 2.7
       Less: Interest on borrowings under:
         Old bank term loans:
           Ralphs...............................................................       (21.3)               (5.4)
           Food 4 Less..........................................................       (11.5)               (2.5)
         Old RGC Notes..........................................................       (43.9)              (10.1)
         Other debt.............................................................       (16.6)               (3.8)
                                                                                      ------              ------
       Pro forma adjustment.....................................................        74.4                17.6
                                                                                      ------              ------
     Pro forma interest expense -- cash.........................................      $224.6              $ 53.3
                                                                                      ======              ======
     Historical amortization of debt issuance costs.............................      $ 11.9              $  2.7
       Plus:
         Financing and exchange/consent fees....................................         8.8                 2.0
         Other fees and expenses................................................         2.4                 0.6
       Less:
         Historical financing costs:
         Ralphs.................................................................        (6.1)               (1.4)
         Food 4 Less............................................................        (5.3)               (1.2)
                                                                                      ------              ------
       Pro forma adjustment.....................................................        (0.2)                0.0
                                                                                      ------              ------
     Pro forma amortization of debt issuance costs..............................      $ 11.7              $  2.7
                                                                                      ======              ======

(i) Represents the elimination of the historical income tax benefit of Ralphs ($108.0 million for the 52 weeks ended June 25, 1994) and Food 4 Less income tax expense ($2.7 million for the 52 weeks ended June 25, 1994 and $0.9 million for the 12 weeks ended September 17, 1994) given expected pro forma losses. The Company's ability to recognize income tax benefits may be limited in accordance with Financial Accounting Standard No. 109 "Accounting for Income Taxes." As such, no income tax benefit has been reflected in these pro forma financial statements. See "Certain Federal Income Tax Considerations."

(j) Reflects cancellation of cumulative convertible preferred stock of Food 4 Less held by Holdings.

(k) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, cumulative effect of change in accounting principles, extraordinary item and fixed charges before capitalized interest. "Fixed charges" consist of interest expense (including amortization of self-insurance reserves discount), capitalized interest, amortization of deferred debt issuance costs and one-third of rental expense (the portion deemed representative of the interest factor). The Company's pro forma earnings were inadequate to cover pro forma fixed charges for the 52 weeks ended June 25, 1994 and for the 12 weeks ended September 17, 1994 by approximately $85.8 million and $23.2 million, respectively. However, such pro forma earnings included non-cash charges of $182.9 million for the 52 weeks ended June 25, 1994 and $41.8 million for the 12 weeks ended September 17, 1994, primarily consisting of depreciation and amortization.

(l)  Supplemental Pro Forma Adjustments:



    The table below shows the variations that would occur in the pro forma cash and non-cash interest expense, the amortization of debt issuance costs and the amount of the deficiency of earnings to fixed charges at different participation levels in the Exchange Offers and the RGC Exchange Offers. The table also indicates the changes in the foregoing items (at each participation level) that would result from each 25 basis point increase in the interest rate on the New F4L Senior Notes over the assumed rate of 11% (and the corresponding 25 basis point increase in the interest rate on the New RGC Notes over the assumed rate of 11.50%).



                                                                     52 WEEK PERIOD                    12 WEEK PERIOD
                                                            ---------------------------------   -----------------------------
                                                                 PARTICIPATION LEVEL(1)            PARTICIPATION LEVEL(1)
                                                            ---------------------------------   -----------------------------
                                                             80%      85%      90%      95%      80%     85%     90%     95%
                                                            ------   ------   ------   ------   -----   -----   -----   -----
Interest expense -- cash..................................  $224.6   $224.6   $224.5   $224.4   $53.3   $53.1   $52.8   $52.6
Interest expense -- non-cash..............................    15.2     15.2     15.2     15.2     3.3     3.3     3.3     3.3
Amortization of debt issuance costs.......................    11.7     11.6     11.6     11.5     2.7     2.7     2.7     2.7
Deficiency of earnings to fixed charges(2)................    85.8     85.7     85.6     85.4    23.2    23.0    22.7    22.5

EFFECT OF EACH 25 BASIS POINT INCREASE IN THE INTEREST RATE
  ON THE NEW F4L SENIOR NOTES AND NEW RGC NOTES
Additional interest expense -- cash.......................  $  2.3   $  2.3   $  2.3   $  2.3   $ 0.5   $ 0.5   $ 0.5   $ 0.5
Additional interest expense -- non-cash...................      --       --       --       --      --      --      --      --
Additional amortization of debt
  issuance costs..........................................      --       --       --       --      --      --      --      --
Additional deficiency of earnings
  to fixed charges(2).....................................     2.3      2.3      2.3      2.3     0.5     0.5     0.5     0.5


- - ---------------


       (1) If Food 4 Less receives tenders in excess of the 80% Minimum Tender in the RGC Exchange Offers, Food 4 Less may elect to decrease the amount of New F4L Senior Notes being offered pursuant to the Public Offering.



       (2) "Earnings" consist of earnings before income taxes, cumulative effect of change in accounting principles, extraordinary item and fixed charges before capitalized interest. "Fixed charges" consist of interest expense (including amortization of self-insurance reserves discount), capitalized interest, amortization of deferred debt issuance costs and one-third of rental expense (the portion deemed representative of the interest factor).



(m) "EBITDA," as defined and presented historically by RGC, represents net earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, post-retirement benefits, the LIFO charge, provision for restructuring, provision for earthquake losses, a one-time charge for Teamsters Union sick pay benefits, and gains and losses on disposal of assets. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of the Company's operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(n) Reflects primarily EBITDA (as defined) associated with closed or divested stores and the adjustments referred to in notes (e) and (f) above.



(o) EBITDA margin represents EBITDA (as defined) as a percentage of sales.



(p) The unaudited pro forma results of operations and EBITDA for the 52 weeks ended June 25, 1994 and the 12 weeks ended September 17, 1994 do not include certain one-time non-recurring costs related to (i) severance payments under certain employment contracts with Food 4 Less management totalling $1.4 million that are subject to change of control provisions and the achievement of earnings and sales targets, (ii) costs related to the integration of the Company's operations which are estimated to be $50.0 million over a three-year period, (iii) $1.8 million in costs related to the cancellation of an employment agreement, or (iv) other costs related to warehouse closures, which costs are not presently determinable.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             (DOLLARS IN MILLIONS)

                                                                FOOD 4 LESS
                                                 RALPHS        (HISTORICAL)
                                              (HISTORICAL)      (UNAUDITED)
                                               (UNAUDITED)     SEPTEMBER 17,    PRO FORMA
                                             OCTOBER 9, 1994       1994        ADJUSTMENTS      PRO FORMA
                                             ---------------   -------------   -----------      ---------
                                                 ASSETS
Current assets:
  Cash and cash equivalents................      $   33.3          $ 29.4        $   0.0(a)     $   62.7
  Accounts receivable......................          45.2            25.4             --            70.6
  Inventories..............................         217.2           210.6           39.9(b)        467.7
  Prepaid expense and other current
     assets................................          18.3            13.4             --            31.7
                                                 --------          ------        -------        --------
          Total current assets.............         314.0           278.8           39.9           632.7
Investments................................           0.0            12.7                           12.7
Property, plant and equipment..............         611.6           370.0          160.0(c)      1,111.7
                                                                                   (27.9)(d)
                                                                                    (2.0)(e)
Excess of cost over net assets acquired,
  net......................................         368.8           266.1          511.6(f)      1,146.5
Beneficial lease rights....................          50.7             0.0             --            50.7
Deferred debt issuance costs, net..........          22.7            27.2           76.2(g)         80.0
                                                                                   (46.1)(h)
Deferred income taxes......................         113.6             0.0         (113.6)(i)         0.0
Other assets...............................          10.0            23.7          (12.9)(d)        20.8
                                                 --------          ------        -------        --------
          Total assets.....................      $1,491.4          $978.5        $ 585.2        $3,055.1
                                                 ========          ======        =======        ========
                                  LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current maturities of long-term debt.....      $   79.9          $ 23.2        $ (77.8)(j)    $   25.3
  Short-term debt..........................          37.4             0.0          (37.4)(k)         0.0
  Accounts payable.........................         177.5           176.1             --           353.6
  Accrued expenses.........................         109.3           108.1          (22.1)(l)       201.8
                                                                                     4.7(d)
                                                                                     1.8(m)
  Current portion of self-insurance
     reserves..............................          28.2            29.5             --            57.7
                                                 --------          ------        -------        --------
          Total current liabilities........         432.3           336.9         (130.8)          638.4
Long-term debt.............................         883.4           495.7          567.3(n)      1,946.4
Self-insurance reserves....................          46.0            65.5             --           111.5
Deferred income taxes......................           0.0            14.7             --            14.7
Lease valuation reserve....................          30.1             0.0             --            30.1
Other non-current liabilities..............          84.6             0.0          (33.8)(o)        64.8
                                                                                    11.0(p)
                                                                                     3.0(e)
                                                 --------          ------        -------        --------
          Total liabilities................       1,476.4           912.8          416.7         2,805.9
                                                 --------          ------        -------        --------
Stockholder's equity:
  Preferred Stock..........................           0.0            61.4          (61.4)(q)         0.0
  Common Stock.............................           0.3             0.0           (0.3)(t)         0.0
  Additional paid-in capital...............         175.2           107.7           61.4(q)        424.1
                                                                                    10.0(o)
                                                                                   145.0(r)
                                                                                   100.0(s)
                                                                                  (175.2)(t)
  Notes receivable from shareholders of
     parent................................           0.0            (0.6)            --            (0.6)
  Accumulated deficit......................        (160.5)         (100.3)         (24.2)(u)      (171.8)
                                                                                   160.5(t)
                                                                                   (45.5)(d)
                                                                                    (1.8)(m)
  Treasury stock...........................           0.0            (2.5)            --            (2.5)
                                                 --------          ------        -------        --------
          Total stockholder's equity(v)....          15.0            65.7          168.5           249.2
                                                 --------          ------        -------        --------
          Total liabilities and
            stockholder's equity...........      $1,491.4          $978.5        $ 585.2        $3,055.1
                                                 ========          ======        =======        ========


            See Notes to Unaudited Pro Forma Combined Balance Sheet.

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(a) Reflects gross proceeds received from (i) the New Term Loans, (ii) the New Revolving Facility, (iii) the New Equity Investment and (iv) the Public Offering used to retire certain debt and liabilities and to pay financing costs and other related fees as set forth in the following table:

        New Term Loans............................................................................  $ 750.0
        New Revolving Facility....................................................................      5.8
        New F4L Senior Notes......................................................................    400.0
        New Equity Investment.....................................................................    150.0
        Purchase RSI Common Stock.................................................................   (425.9)
        Repay Ralphs 1992 Credit Agreement........................................................   (296.2)
        Repay F4L Credit Agreement................................................................   (140.3)
        Purchase Old RGC Notes....................................................................    (90.9)
        Pay EAR liability.........................................................................    (23.8)
        Repay other Ralphs debt...................................................................   (191.9)
        Accrued Interest..........................................................................    (22.1)
        Fees and Expenses.........................................................................   (114.7)
                                                                                                    -------
                Pro forma adjustment..............................................................  $   0.0
                                                                                                    =======

(b) Reflects the elimination of Ralphs historical LIFO reserve ($17.4 million) and the write-up of merchandise inventory ($22.5 million); both to reflect current estimated selling prices less costs of disposal and a reasonable profit allowance for the selling effort of the acquiring company.

(c) Reflects the estimated write-up to fair value of Ralphs property, plant and equipment as of the date of the Merger.


(d) Reflects estimated restructuring charge associated with closing 29 Food 4 Less conventional supermarkets or warehouse stores and converting 16 Food 4 Less conventional supermarkets to warehouse stores. Pursuant to the settlement agreement with the State of California, 24 Food 4 Less (as well as 3 Ralphs stores) stores must be closed by December 31, 1995. See "Business -- California Settlement Agreement." Although not required by such settlement agreement, an additional 5 under-performing stores selected by the Company also are scheduled to be closed by December 31, 1995. The restructuring charge consists of write-downs of property, plant and equipment ($27.9 million), write-off of the Alpha Beta trademark ($8.6 million), write-off of other assets ($4.3 million), lease termination expenses ($3.1 million), and miscellaneous expense accruals ($1.6 million). The expected cash payments to be made in connection with the restructuring charge total $7.1 million. It is expected that such cash payments will be made by December 31, 1995. No additional expenses are expected to be incurred in future periods in connection with these closings. Food 4 Less has determined that there is no impairment on existing goodwill related to the store closures based on its projections of future undiscounted cash flows.


(e) Reflects the anticipated closing of 3 Ralphs stores.


(f) Reflects the excess of costs over the fair value of the net assets of Ralphs acquired in connection with the Merger ($880.4 million) and the elimination of Ralphs historical excess of costs over the fair value of the net assets acquired ($368.8 million). The purchase price and preliminary calculation of the excess of cost over the net book value of assets acquired is as follows:



        Purchase price:
          Purchase of outstanding common equity..................................................  $  525.9
          Fees and expenses......................................................................      54.1
                                                                                                   --------
          Total purchase price...................................................................  $  580.0
                                                                                                   --------
        Purchase price is financed by:
          Seller Debentures......................................................................  $  100.0
          New Equity Investment..................................................................     150.0
          New borrowings.........................................................................     330.0
                                                                                                   --------
                                                                                                   $  580.0
                                                                                                    =======
        Preliminary calculation of purchase price allocated to assets and liabilities based on management's estimate of fair values as of October 9, 1994:
          Cash...................................................................................  $   33.3
          Receivables............................................................................      45.2
          Inventories............................................................................     257.1
          Other current assets...................................................................      18.3
          Property, fixtures and equipment.......................................................     771.6
          Beneficial lease rights................................................................      50.7
          Goodwill...............................................................................     880.4
          Other assets...........................................................................      10.7
          Current liabilities....................................................................    (432.3)
          Obligations under capital leases.......................................................     (58.1)
          Long-term debt.........................................................................    (825.3)
          Other non-current liabilities..........................................................    (171.6)
                                                                                                   --------
                                                                                                   $  580.0
                                                                                                    =======
        Pro forma book value of historical assets acquired:
          Historical net book value at October 9, 1994...........................................  $   15.0
          Less book value of historical assets with no value at the acquisition date:
              Historical deferred tax asset.................................................113.6
              Historical goodwill...........................................................368.8
              Historical deferred debt costs.................................................21.9    (504.3)
                                                                                                   --------
              Negative pro forma book value of net assets acquired...............................     489.3
                                                                                                   --------
          Excess of purchase price to be allocated...............................................  $1,069.3
                                                                                                    =======

        Excess allocated to:
          Inventories............................................................................  $   39.9
          Property, fixtures and equipment.......................................................     160.0
          Goodwill...............................................................................     880.4
          Other non-current liabilities..........................................................     (11.0)
                                                                                                   --------
                                                                                                   $1,069.3
                                                                                                   ========

(g) Reflects the debt issuance costs associated with the New Credit Facility, ($26.9 million), the RGC Exchange Offers ($4.5 million), the F4L Exchange Offers ($3.2 million), the Holdings Consent Solicitation ($0.5 million), RGC Exchange Offers cash payments ($3.6 million), F4L Exchange Offers cash payments ($5.2 million), the Holdings Consent Solicitation cash payments ($3.1 million), the New F4L Senior Notes ($12.0 million) and other financing costs ($17.2 million). These amounts have been capitalized as deferred financing costs.

(h) Reflects the elimination of deferred debt issuance costs associated with the Ralphs 1992 Credit Agreement (as defined) ($7.4 million), the F4L Credit Agreement (as defined) ($10.4 million), the Old RGC Notes ($10.8 million) and the Old F4L Notes ($13.8 million) and other indebtedness of RGC and Food 4 Less ($3.7 million) to be repaid in connection with the Merger.

(i) Reflects the elimination of Ralphs deferred tax asset associated with changes in the financial reporting basis of assets. The combined Company may be required to record a valuation allowance on all or some deferred tax assets in compliance with Financial Accounting Standard No. 109 "Accounting for Income Taxes." This determination may be based, in part, on historical or expected earnings. For purposes of these pro forma financial statements it has been assumed that all deferred net tax assets have been fully reserved.

(j) Reflects the repayment and cancellation of the current maturities of Ralphs 1992 Credit Agreement ($62.5 million), the F4L Credit Agreement ($17.0 million), certain other Ralphs debt ($2.1 million) and the recording of the current maturities of the New Credit Facility ($3.8 million).

(k) Reflects the repayment of Ralphs' old revolving credit facility.

(l) Reflects the payment of accrued interest on the Ralphs 1992 Credit Agreement ($2.3 million), the F4L Credit Agreement ($0.5 million), the Old RGC Notes ($7.4 million), the Old F4L Notes ($10.8 million) and other indebtedness of RGC and Food 4 Less ($1.1 million) to be repaid in connection with the Merger.

(m) Represents the liability to an executive under his employment contract due to a change of control provision.

(n) Reflects the repayment and cancellation of the Ralphs 1992 Credit Agreement and the F4L Credit Agreement, and the repayment of certain other Ralphs debt, and records borrowings under the New Credit Facility as set forth in the table below:

        New Term Loans............................................................................  $ 746.2
        New Revolving Facility....................................................................      5.8
        New F4L Senior Notes......................................................................    400.0
        Repay Ralphs 1992 Credit Agreement........................................................   (196.3)
        Repay F4L Credit Agreement................................................................   (123.3)
        Purchase Old RGC Notes....................................................................    (90.0)
        Repay other Ralphs debt...................................................................   (175.1)
                                                                                                    -------
                Net pro forma adjustment..........................................................  $ 567.3
                                                                                                    =======

(o) Reflects the payment of a portion of the Ralphs EAR liability ($23.8 million) and the issuance of New Holdings stock options in consideration of the cancellation of the remaining Ralphs EAR liability ($10.0 million). See "Executive Compensation -- Equity Appreciation Rights Plan." No future compensation expense will be recorded as the cancellation of certain EAR liabilities ($10.0 million) in consideration for the issuance of New Holdings stock options is deemed to reflect fair value.
(p) Reflects a reserve for Ralphs unfunded defined benefit pension plan, determined as the difference between the projected benefit obligation of the plans as compared to the fair value of plan assets, less amounts previously accrued.
(q) Reflects cancellation of cumulative convertible preferred stock of Food 4 Less held by Holdings.
(r) Reflects the contribution by New Holdings of RSI stock acquired with the cash proceeds of the New Equity Investment of $150.0 million offset by $5.0 million in related commitment fees.
(s) Reflects the contribution by New Holdings of RSI stock acquired through the issuance of $100.0 million aggregate principal amount of the Seller Debentures.
(t) Reflects the elimination of Ralphs historical equity.
(u) Represents the write-off of the historical deferred debt issuance costs of Food 4 Less related to its refinanced debt.

(v) The unaudited pro forma combined balance sheet as of September 17, 1994 does not include certain one-time non-recurring costs related to (i) severance payments under certain employment contracts with Food 4 Less management totaling $1.4 million that are subject to change of control provisions and the achievement of earnings and sales targets, (ii) costs related to the integration of the Company's operations which are estimated to be $50.0 million (includes an estimated $12.0 million related to termination and severance costs) over a three-year period, (iii) other costs related to warehouse closures, which costs are not presently determinable, or (iv) any contingent liability to reimburse Yucaipa in the event it incurs a loss on the resale of $10 million of Seller Debentures.

                  SELECTED HISTORICAL FINANCIAL DATA OF RALPHS

     The following table presents selected historical financial data of RGC (as the predecessor of RSI) as of and for the 52 weeks ended January 28, 1990, the 53 weeks ended February 3, 1991, and the 52 weeks ended February 2, 1992, and summary historical financial data of RSI for the 52 weeks ended January 31, 1993 and January 30, 1994, which have been derived from the financial statements of RSI and RGC audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected historical financial data of RSI presented below as of and for the 36 weeks ended October 10, 1993 and October 9, 1994 have been derived from unaudited interim financial statements of RSI which, in the opinion of management, reflect all material adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. The following information should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of RSI and RGC and related notes thereto included elsewhere in this Prospectus and Solicitation Statement.


                                 52 WEEKS       53 WEEKS       52 WEEKS      52 WEEKS      52 WEEKS      36 WEEKS      36 WEEKS
                                   ENDED         ENDED          ENDED          ENDED         ENDED         ENDED         ENDED
                                JANUARY 28,   FEBRUARY 3,    FEBRUARY 2,    JANUARY 31,   JANUARY 30,   OCTOBER 10,   OCTOBER 9,
                                   1990           1991           1992          1993          1994          1993          1994
                                -----------   ------------   ------------   -----------   -----------   -----------   -----------
                                                                      (DOLLARS IN MILLIONS)                    (UNAUDITED)
OPERATING DATA:
  Sales.........................   $2,556.1     $2,799.1       $2,889.2       $2,843.8      $2,730.2      $1,874.2      $1,856.3
  Cost of sales.................    2,051.1      2,225.4        2,275.2        2,217.2       2,093.7       1,445.2       1,433.0
                                   --------     --------       --------       --------      --------      --------      --------
  Gross profit..................      505.0        573.7          614.0          626.6         636.5         429.0         423.3
  Selling, general and
    administrative
    expenses(a).................      391.0        438.0          459.2          470.0         471.0         321.5         317.8
  Provision for equity
    appreciation rights.........       26.0         15.3           18.3             --            --            --            --
  Amortization of excess of cost
    over net assets acquired....       11.7         11.0           11.0           11.0          11.0           7.6           7.6
  Provisions for restructuring
    and tax indemnification
    payments(b).................         --           --           10.0            7.1           2.4            --            --
                                   --------     --------       --------       --------      --------      --------      --------
  Operating income..............       76.3        109.4          115.5          138.5         152.1          99.9          97.9
    Interest expense(c).........      130.9        128.5          130.2          125.6         108.8          75.7          77.2
    Loss on disposal of assets
      and provisions for legal
      settlement and earthquake
      losses(d).................        3.1          6.4           13.0           10.1          12.9           0.4           0.8
  Income tax expense
    (benefit)...................       12.0         12.8           13.5            8.3        (108.0)(e)        --            --
  Cumulative effect of change in
    accounting for
    postretirement benefits
    other than pensions.........         --        (13.1)            --             --            --            --            --
  Extraordinary item-debt
    refinancing, net of tax
    benefits....................         --           --             --          (70.6)           --            --            --
                                   --------     --------       --------       --------      --------      --------      --------
  Net earnings (loss)...........   $  (69.7)    $  (51.4)      $  (41.2)      $  (76.1)     $  138.4      $   23.8      $   19.9
                                   ========     ========       ========       ========      ========      ========      ========
  Ratio of earnings to fixed
    charges(f)..................       --(f)        --(f)          --(f)          1.02x         1.24x         1.27x         1.22x
BALANCE SHEET DATA (end of period):
  Working capital surplus
    (deficit)...................   $  (46.5)    $  (93.9)      $ (114.2)      $ (122.0)     $  (73.0)     $  (87.5)     $ (118.3)
  Total assets..................    1,404.8      1,406.4        1,357.6        1,388.5       1,483.7       1,363.9       1,491.4
  Total debt(g).................      991.0        986.1          941.9        1,029.8         998.9         990.4       1,000.6
  Redeemable stock..............        3.0          3.0            3.0             --            --            --            --
  Stockholders' equity
    (deficit)...................       35.4        (16.0)         (57.2)        (133.3)          5.1        (109.5)         15.0
OTHER DATA:
  Depreciation and
    amortization(h).............   $   81.6     $   75.2       $   76.6       $   76.9      $   74.5      $   51.7      $   51.9
  Capital expenditures..........      103.5         87.6           50.4          102.7          62.2          46.8          44.5
  Stores open at end of
    period......................        142          150            158            159           165           163           168
  EBITDA (as defined)(i)........   $  188.8     $  207.0       $  225.8       $  227.3      $  230.2      $  155.9      $  156.1
  EBITDA margin(j)..............        7.4%         7.4%           7.8%           8.0%          8.4%          8.3%          8.4%


- - ---------------


(a) Includes provision for post retirement benefits other than pensions of $2.2 million, $2.6 million, $3.3 million, $3.4 million, $2.1 million and $1.8 million for the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, January 31, 1993 and January 30, 1994 and the 36 weeks ended October 10, 1993 and October 9, 1994, respectively.



(b) Provisions for restructuring are charges for expenses relating to closing of Ralphs central bakery operation. The charge reflected the complete write-down of the bakery building, machinery and equipment, leaseholds, related inventory and supplies, and providing severance pay to terminated employees. These charges were $7.1 million and $2.4 million for the 52 weeks ended January 31, 1993 and the 52 weeks ended January 30, 1994, respectively. Provision for tax indemnification payments to Federated were $10.0 million for the 52 weeks ended February 2, 1992.



(c) Net earnings (loss) includes non-cash charges related to the amortization of deferred debt issuance costs of $4.1 million for the 52 weeks ended January 28, 1990, $4.1 million for the 53 weeks ended February 3, 1991, $5.0 million for the 52 weeks ended February 2, 1992, $5.5 million for the 52 weeks ended January 31, 1993, $6.5 million for the 52 weeks ended January 30, 1994 and $4.5 and $4.3 for the 36 weeks ended October 10, 1993 and October 9, 1994, respectively.

(d) Loss on disposal of assets was $3.1 million, $6.4 million, $13.0 million, $2.6 million, $1.9 million, $0.4 million and $0.8 million for the 52 weeks ended January 28, 1990, the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, January 31, 1993, and January 30, 1994 and the 36 weeks ended October 10, 1993 and October 9, 1994, respectively. The 52 weeks ended February 2, 1992 includes approximately $12.2 million representing a reserve against losses related to the closing of three stores. Provision for legal settlement was $7.5 million for the 52 weeks ended January 31, 1993. Provision for earthquake losses was $11.0 million for the 52 weeks ended January 30, 1994. This represents reserve for losses, net of anticipated insurance recoveries, resulting from the January 17, 1994 Southern California earthquake.



(e) Includes recognition of $109.1 million of deferred income tax benefit and $1.1 million current income tax expense for Fiscal 1993 (see Note 11 of Notes to Consolidated Financial Statements of Ralphs).



(f) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of earnings before income taxes, cumulative effect of change in accounting principles, extraordinary items and fixed charges before capitalized interest. "Fixed charges" consist of interest expense (including amortization of self-insurance reserves discount), capitalized interest, amortization of deferred debt issuance costs and one-third of rental expense (the portion deemed representative of the interest factor). Earnings were insufficient to cover fixed charges for the 52 weeks ended January 28, 1990, the 53 weeks ended February 3, 1991 and the 52 weeks ended February 2, 1992 by $57.7 million, $25.5 million and $27.7 million, respectively.



(g) Total debt includes long-term debt, current maturities of long-term debt, short-term debt and capital lease obligations.



(h) For the 52 weeks ended January 28, 1990, the 53 weeks ended February 3, 1991, the 52 weeks ended February 2, 1992, January 31, 1993, and January 30, 1994 and the 36 weeks ended October 10, 1993 and October 9, 1994, depreciation and amortization includes amortization of the excess of cost over net assets acquired of $11.7 million, $11.0 million, $11.0 million, $11.0 million, $11.0 million, $7.6 million and $7.6 million, respectively.



(i) "EBITDA," as defined and presented historically by RGC, represents net earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, provisions for Equity Appreciation Rights, provision for tax indemnification payments to Federated, provision for postretirement benefits, the LIFO charge, extraordinary item relating to debt refinancing, provision for legal settlement, provision for restructuring, provision for earthquake losses, a one-time charge for Teamsters Union sick pay benefits and loss on disposal of assets. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Ralphs' operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(j) EBITDA margin represents EBITDA (as defined) as a percentage of sales.

               SELECTED HISTORICAL FINANCIAL DATA OF FOOD 4 LESS

     The following table presents selected historical financial data of Food 4 Less as of and for the 53 weeks ended June 30, 1990 and the 52 weeks ended June 29, 1991, June 27, 1992, June 26, 1993 and June 25, 1994 which have been derived from the financial statements of Food 4 Less audited by Arthur Andersen LLP, independent public accountants. The summary historical financial data of Food 4 Less presented below as of and for the 12 weeks ended September 18, 1993 and September 17, 1994 have been derived from unaudited interim financial statements of Food 4 Less which, in the opinion of management, reflect all material adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. The following information should be read in conjunction with the Unaudited Pro Forma Financial Statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of Food 4 Less and related notes thereto included elsewhere in this Prospectus and Solicitation Statement.

             53 WEEKS ENDED   52 WEEKS ENDED   52 WEEKS ENDED   52 WEEKS ENDED   52 WEEKS ENDED   12 WEEKS ENDED   12 WEEKS ENDED
                JUNE 30,         JUNE 29,         JUNE 27,         JUNE 26,         JUNE 25,      SEPTEMBER 18,    SEPTEMBER 17,
                  1990           1991(A)            1992             1993           1994(B)            1993             1994
             --------------   --------------   --------------   --------------   --------------   --------------   --------------
                                                            (DOLLARS IN MILLIONS)                          (UNAUDITED)
OPERATING
 DATA:
  Sales........  $1,318.2        $1,606.6         $2,913.5         $2,742.0         $2,585.2          $616.6           $598.7
  Cost of
    sales......   1,113.4         1,340.9          2,392.7          2,257.8          2,115.9           504.2            495.7
                 --------        --------         --------         --------         --------          ------           ------
  Gross
    profit.....     204.8           265.7            520.8            484.2            469.3           112.4            103.0
  Selling,
    general,
    administrative
    and other
  expenses.....     157.8           213.1            469.7            434.9            388.8            95.7             88.1
 Amortization
    of excess
    cost over
    net
    assets
  acquired.....       5.3             5.3              7.8              7.6              7.7             1.8              1.8
                 --------        --------         --------         --------         --------          ------           ------
  Operating
    income.....      41.7            47.3             43.3             41.7             72.8            14.9             13.1
  Interest
expense(c).....      50.8            50.1             70.2             69.8             68.3            15.7             16.0
  Loss (gain)
    on
    disposal
    of
    assets.....        --             0.6             (1.3)            (2.1)              --              --             (0.5)
  Provision
    for
   earthquake
    losses.....        --              --               --               --              4.5              --               --
  Provision
    for
    income
    taxes......       1.0             2.5              3.4              1.4              2.7             0.3              0.9
Extraordinary
    charge.....        --             3.7(d)           4.8(e)            --               --              --               --
                 --------        --------         --------         --------         --------          ------           ------
  Net loss.....  $  (10.1)       $   (9.6)        $  (33.8)        $  (27.4)        $   (2.7)         $ (1.1)          $ (3.3)
                 ========        ========         ========         ========         ========          ======           ======
  Ratio of
    earnings
    to fixed
 charges(f)....      --(f)           --(f)            --(f)            --(f)             1.0x           --(f)            --(f)

BALANCE SHEET DATA (end of period)(g):
  Working
    capital
    surplus
    (deficit)... $  (40.5)       $   13.7         $  (66.3)        $  (19.2)        $  (54.9)         $(18.6)          $(58.1)
  Total
    assets......    574.7           980.0            998.5            957.8            980.1           967.3            978.5
  Total
   debt(h)......    360.7           558.9            525.3            538.1            517.9           530.6            518.8
  Redeemable
    stock.......      5.1              --               --               --               --              --               --
Stockholder's
    equity......     20.6            84.6             50.8             72.9             69.0            71.6             65.7

OTHER DATA:
  Depreciation
    and amorti-
    zation(i)... $   25.8        $   31.9         $   54.9         $   57.6         $   57.1          $ 13.1           $ 13.0
  Capital expen-
    ditures.....     36.4            34.7             60.3             53.5             57.5             6.6             16.8
  Stores open
    at end of
    period......      115             259              249              248              258             248              261
  EBITDA (as de-
    fined)(j)... $   69.5        $   80.7         $  103.1         $  105.9         $  130.5          $ 29.0           $ 29.7
  EBITDA
    margin(k)...      5.3%            5.0%             3.5%             3.9%             5.0%            4.7%             5.0%

- - ---------------

(a) Operating data for the 52 weeks ended June 29, 1991 include the results of Alpha Beta only from June 17, 1991, the date of its acquisition. Alpha Beta's sales for the two weeks ended June 29, 1991 were $59.2 million.

(b) Operating data for the 52 weeks ended June 25, 1994 include the results of the Food Barn stores, which were not material, from March 29, 1994, the date of the acquisition of the Food Barn stores.

(c) Interest expense includes non-cash charges related to the amortization of deferred financing costs of $4.1 million for the 53 weeks ended June 30, 1990, $5.2 million for the 52 weeks ended June 29, 1991, $6.3 million for the 52 weeks ended June 27, 1992, $4.9 million for the 52 weeks ended June 26, 1993, $5.5 million for the 52 weeks ended June 25, 1994, $1.2 million for the 12 weeks ended September 18, 1993 and $1.3 million for the 12 weeks ended September 17, 1994.

(d) Represents an extraordinary charge of $3.7 million (net of related income tax benefit of $2.5 million) relating to the refinancing of certain indebtedness in connection with the Alpha Beta acquisition and the write-off of related debt issuance costs.

(e) Represents an extraordinary net charge of $4.8 million reflecting the write-off of $6.7 million (net of related income tax benefit of $2.5 million) of deferred debt issuance costs as a result of the early redemption of a portion of Food 4 Less' term loan facility under the F4L Credit Agreement, partially offset by a $1.9 million extraordinary gain (net of a related income tax expense of $0.7 million) on the replacement of partially depreciated assets following the civil unrest in Los Angeles.

(f) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of loss before provision for income taxes and extraordinary charges, plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred debt issuance costs and one-third of rental expense (the portion deemed representative of the interest factor). Earnings were insufficient to cover fixed charges for the 53 weeks ended June 30, 1990, the 52 weeks ended June 29, 1991, June 27, 1992 and June 26, 1993 and the 12 weeks ended September 18, 1993 and September 17, 1994 by approximately $9.1 million, $3.4 million, $25.6 million, $25.9 million, $0.8 million and $2.4 million, respectively. However, such earnings included non-cash charges of $29.9 million for the 53 weeks ended June 30, 1990, $37.0 million for the 52 weeks ended June 29, 1991, $61.2 million for the 52 weeks ended June 27, 1992 and $62.5 million for the 52 weeks ended June 26, 1993, $14.3 million for the 12 weeks ended September 18, 1993 and $14.3 million for the 12 weeks ended September 17, 1994, primarily consisting of depreciation and amortization.

(g) Balance sheet data as of June 30, 1990 relate to Food 4 Less and include the effect of the BHC Acquisition, as well as the acquisitions of Bell Markets, Inc. and certain assets of ABC Market Corp. Balance sheet data as of June 29, 1991, June 27, 1992, June 26, 1993 and September 18, 1993 relate to Food 4 Less and reflect the Alpha Beta acquisition and the financings and refinancings associated therewith. Balance sheet data as of June 25, 1994 and September 17, 1994 relate to Food 4 Less and reflect the acquisition of the Food Barn stores.

(h) Total debt includes long-term debt, current maturities of long-term debt and capital lease obligations.

(i) For the 53 weeks ended June 30, 1990, the 52 weeks ended June 29, 1991, June 27, 1992, June 26, 1993 and June 25, 1994, and the 12 weeks ended September 18, 1993 and September 17, 1994, depreciation and amortization includes amortization of excess of cost over net assets acquired of $5.3 million, $5.3 million, $7.8 million, $7.6 million, $7.7 million, $1.8 million and $1.8 million, respectively.

(j) "EBITDA," as defined and presented historically by Food 4 Less, represents income before interest expense, depreciation and amortization expense, the LIFO provision, provision for incomes taxes, provision for earthquake losses and the one-time adjustment to the Teamsters Union sick pay accrual. EBITDA is a widely accepted financial indicator of a company's ability to service debt. However, EBITDA should not be construed as an alternative to operating income or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of Food 4 Less' operating performance or as a measure of liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(k) EBITDA margin represents EBITDA (as defined) as a percentage of sales.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The combination of Ralphs and Food 4 Less will create the largest supermarket operator in Southern California with an estimated 264 conventional format Ralphs stores and an estimated 68 price-impact Food 4 Less warehouse format stores. The Company will operate an additional 63 stores in Northern California and certain areas of the Midwest. Management believes that the Company's dual format strategy will appeal to a broad range of Southern California consumers and enable the Company to significantly enhance its overall competitive position. In addition, the Company expects to achieve cost savings and incremental profitability through the integration of advertising, administration, purchasing, distribution, manufacturing and other operations. Due to its increased size, dual format strategy and integration related costs, the Company believes that its future operating results may not be directly comparable to the historical operating results of either Ralphs or Food 4 Less. Certain factors which are expected to affect the future operating results of the Company (or their comparability to prior periods) are discussed below.

     Regional Economic Conditions. In recent periods Ralphs and Food 4 Less have each been affected by the adverse economic conditions that have existed in Southern California since approximately 1991. These conditions were exacerbated by the substantial layoffs in the defense and aerospace industries and by the civil unrest in Los Angeles in April, 1992. In addition, management estimates that approximately eight million square feet of supermarket selling space has been added in Southern California over the past five years. As a result of these factors and general deflationary pressures in certain food product categories, Ralphs and Food 4 Less have each experienced declining comparable store sales in recent periods. Over the last three fiscal years, Food 4 Less' and Ralphs' total sales declined by 11.3% and 5.5%, respectively. Despite these adverse sales trends, however, each company has improved its profitability over the same period as discussed in greater detail below. In addition, comparable store sales declines have begun to moderate in recent periods, which is consistent with data indicating a mild recovery in the Southern California economy. Management believes that its dual format strategy and anticipated cost savings will leave it well positioned to take advantage of improvements in the regional economy and growing population and to compete effectively in the Southern California marketplace. See "Risk Factors -- Regional Economic Conditions."

     Integration Costs and Restructuring Charges. The two principal components of the Company's integration strategy will be (i) the conversion of up to 122 of Food 4 Less' conventional stores (primarily Alpha Beta stores) to the Ralphs name and format and the conversion of 16 other Food 4 Less conventional stores (Boys and Viva) and 23 Ralphs stores to the Food 4 Less price impact warehouse format; and (ii) the achievement of substantial cost savings through the consolidation of warehousing, manufacturing and distribution operations and the elimination of certain other duplicative overhead costs. Management has estimated that approximately $90 million of net annual cost savings are achievable by the end of the fourth year of combined operations. Although a portion of the anticipated cost savings is premised upon the completion of such capital expenditures, management believes that over 70% of the cost savings could be achieved without making any Merger-related capital expenditures. See "Business -- The Merger" and "Risk Factors -- Ability to Achieve Anticipated Cost Savings." Management believes that approximately $117 million in Merger-related capital expenditures and $50 million of other non-recurring costs will be required to complete store conversions, integrate operations and expand warehouse facilities over this four-year period. Management expects that the non-recurring integration costs will effectively offset any cost savings in the first year following the Merger. See "-- Liquidity and Capital Resources." In addition, management anticipates that certain non-recurring costs associated with the integration of operations will be recorded as a restructuring charge. The charge will cover costs associated with the writedown of property and equipment and related reserves associated with the conversion of certain Food 4 Less conventional supermarkets to warehouse stores and the closure of certain Food 4 Less conventional stores as well as the write-off of the Alpha Beta trademark. On December 14, 1994, Food 4 Less and Ralphs entered into a Settlement Agreement (the "Settlement Agreement") with the State of California. See "Business -- California Settlement Agreement." Under the Settlement Agreement, the Company must divest a total of 27 stores (24 Food 4 Less conventional supermarkets or warehouse stores and

3 Ralphs stores). In addition, although not required pursuant to the Settlement Agreement, an additional 5 under-performing stores selected by the Company are scheduled to be closed following the Merger. It is anticipated that such closures and store conversions will be substantially completed by December 31, 1995. The estimated restructuring charge aggregating $45.5 million for the 24 Food 4 Less stores to be divested under the Settlement Agreement, the planned closures (5 Food 4 Less stores) and the conversion of 16 Food 4 Less conventional stores to warehouse format stores reflects (i) the writedown of property, plant and equipment ($27.9 million), (ii) the write-off of Alpha Beta trademark ($8.6 million), (iii) the write-off of other assets ($4.3 million),
(iv) lease termination expense ($3.1 million), and (v) miscellaneous expense accruals ($1.6 million). The expected cash payments to be made in connection with the restructuring charge will total $7.1 million. It is expected that such cash payments will be made by December 31, 1995. As a result of the completion of 11 of the 16 planned Food 4 Less conventional store conversions during the second quarter of the current fiscal year, Food 4 Less will record a portion of the anticipated restructuring charge (presently estimated to be between $5 million and $7 million) in its results of operations for the second quarter (which ended on January 7, 1995). Food 4 Less has determined that there is no impairment of existing goodwill related to the store closures based on its projections of future undiscounted cash flows. The remaining estimated restructuring charge will be recorded as an expense once the Merger is completed. The divestiture of the 3 Ralphs stores pursuant to the Settlement Agreement will be reflected in the allocation of the purchase price and therefore will not give rise to any restructuring charge.


     Store Mix. Approximately 28% of the Company's total anticipated number of stores following the Merger are expected to be warehouse format stores. Because these stores offer prices that are generally 5-12% below those in Food 4 Less' conventional stores, they produce lower gross profit margins than an average conventional supermarket. As a result, the Company's consolidated gross margin following the Merger is expected to decline from the levels historically reported by Ralphs. In addition, if the percentage of warehouse stores in the overall store mix increases following the Merger, as expected, the Company's consolidated gross margins should also be expected to decline slightly over time. Because of the reduced SG&A (as defined) costs associated with the warehouse format stores, management believes that overall profitability of the warehouse stores is comparable to that of conventional stores.

     Purchase Accounting. The Merger will be accounted for as a purchase of Ralphs by Food 4 Less. As a result, the assets and liabilities of Ralphs will be recorded at their estimated fair market values on the date the Merger is consummated. The purchase price in excess of the fair market value of Ralphs' assets will be recorded as goodwill and amortized over a forty year period. The purchase price allocation reflected in the pro forma statements is based on management's preliminary estimates. The actual purchase accounting adjustments will be determined following the Merger and may vary from the amounts reflected in the Unaudited Pro Forma Financial Data included elsewhere herein.

     Fiscal Year and Restatement of Food 4 Less Financial Statements. Following the Merger, the Company will adopt Ralphs' fiscal year end for financial reporting purposes. Ralphs' fiscal year ends on the Sunday closest to January
31. In connection with the preparation of this Prospectus and Solicitation Statement, Food 4 Less elected to restate its historical financial statements to conform to Ralphs' classification of certain expenses. The changes primarily involved the reclassification of certain labor, occupancy and utility costs associated with product deliveries as cost of goods sold, which were previously classified as selling, general, administrative and other expense, net. In addition, depreciation expense, which had been reported separately by Food 4 Less with the amortization of goodwill, was classified as cost of goods sold or selling, general, administrative and other expense, net, as appropriate. The amounts aggregated $236.2 million, $224.5 million, $219.5 million and $50.9 million (unaudited) for the fiscal years ended June 27, 1992, June 26, 1993, June 25, 1994 and the 12 weeks ended September 18, 1993. Food 4 Less has also classified a portion of its self-insurance costs as interest expense that was previously recorded in selling, general, administrative and other expense, net. These self-insurance amounts were reclassified to more completely segregate the interest component of self-insurance costs arising from discounting long-term obligations. The amounts reclassified aggregated $5.0 million, $5.9 million, $5.8 million and $1.4 million (unaudited) for the fiscal years ended June 27, 1992, June 26, 1993, June 25, 1994 and the 12 weeks ended September 18, 1993. All historical financial information for Food 4 Less included in this Prospectus and Solicitation Statement reflects these reclassifications. See Note 15 of Notes to Food 4 Less Consolidated Financial Statements.

RESULTS OF OPERATIONS OF RALPHS

     The following table sets forth the historical operating results of Ralphs for the 52 weeks ended February 2, 1992 ("Fiscal 1991"), January 31, 1993 ("Fiscal 1992") and January 30, 1994 ("Fiscal 1993") and for the 36 weeks ended October 10, 1993 and October 9, 1994:

                                                      52 WEEKS ENDED                                    36 WEEKS ENDED
                                 --------------------------------------------------------    ------------------------------------
                                   FEBRUARY 2,         JANUARY 31,         JANUARY 30,         OCTOBER 10,          OCTOBER 9,
                                       1992                1993                1994                1993                1994
                                 ----------------    ----------------    ----------------    ----------------    ----------------
                                                                          (IN MILLIONS)                  (UNAUDITED)
Sales..........................  $2,889.2   100.0%   $2,843.8   100.0%   $2,730.2   100.0%   $1,874.2   100.0%   $1,856.3   100.0%
Cost of sales..................   2,275.2    78.8     2,217.2    78.0     2,093.7    76.7     1,445.2    77.1     1,433.0    77.2
Selling, general and
  administrative expenses......     456.6    15.8       466.7    16.4       467.6    17.1       319.4    17.1       316.0    17.0
Operating income(a)............     115.5     4.0       138.5     4.9       152.1     5.6        99.9     5.3        97.9     5.3
Net interest expense...........     130.2     4.5       125.6     4.4       108.8     4.0        75.7     4.0        77.2     4.2
Provision for earthquake
  losses(b)....................        --      --          --      --        11.0     0.4          --      --          --      --
Income tax expense (benefit)...      13.5     0.4         8.3     0.3      (108.0)   (4.0)         --      --          --      --
Extraordinary item.............        --      --        70.6     2.5          --      --          --      --          --      --
Net earnings (loss)............     (41.2)   (1.4)      (76.1)   (2.7)      138.4     5.1        23.8     1.3        19.9     1.1

- - ---------------

(a) Operating income reflects charges of $7.1 million in Fiscal 1992 and $2.4 million in Fiscal 1993, for expenses relating to closing of central bakery operation. The charges reflected the complete write-down of the bakery building, machinery and equipment, leaseholds, related inventory and supplies, and providing severance pay to terminated employees.

(b) Represents reserve for losses, net of expected insurance recoveries, resulting from the January 17, 1994 Southern California earthquake.

COMPARISON OF RALPHS' RESULTS OF OPERATIONS FOR THE 36 WEEKS ENDED OCTOBER 9, 1994 WITH RALPHS' RESULTS OF OPERATIONS FOR THE 36 WEEKS ENDED OCTOBER 10, 1993.

  Sales

     For the thirty-six weeks ended October 9, 1994, sales were $1,856.3 million, a decrease of $17.9 million or 1.0% from the thirty-six weeks ended October 10, 1993. During the first three quarters of the fiscal year ending January 29, 1995 ("Fiscal 1994"), Ralphs opened five new stores (three in Los Angeles County, one in San Diego County and one in Riverside County), closed two stores (in conjunction with new stores opening in the same areas), and completed three store remodels. Comparable store sales decreased 3.8%, which included an increase of 0.3% for replacement store sales, from $1,855.0 million in the first three quarters of Fiscal 1993 to $1,784.4 million in the first three quarters of Fiscal 1994. Ralphs sales continued to be adversely affected by the continuing softness of the economy in Southern California, continuing competitive new store and remodeling activity and recent pricing and promotional changes by competitors. Ralphs continued to take steps to mitigate the impact of the weak retailing environment in its markets, which included continuing its own new store and remodeling program and initiating the Ralphs Savings Plan in February 1994, a new marketing campaign specifically designed to enhance customer value. See "Business -- Advertising and Promotion."

     On January 17, 1994, an earthquake in Southern California caused considerable damage in Los Angeles and surrounding areas. Several Ralphs supermarkets suffered earthquake damage, with 54 stores closed on the morning of January 17th. Thirty-four stores reopened within one day and an additional 17 stores reopened within three days. Three stores in the San Fernando Valley area of Los Angeles suffered major structural damage. All three stores have since reopened for business, with the last reopening on April 15, 1994. Management believes that there was some negative impact on sales resulting from the temporary disruption of business resulting from the earthquake. Ralphs is partially insured for earthquake losses. The pre-tax financial impact, net of expected insurance recoveries, is expected to be approximately $11.0 million and Ralphs reserved for this loss in Fiscal 1993. The gross earthquake loss is approximately $25.3 million and the expected insurance recovery is approximately $14.3 million.

  Cost of Sales

     Cost of sales decreased $12.2 million or 0.8% from $1,445.2 million in the first three quarters of Fiscal 1993 to $1,433.0 million in the first three quarters of Fiscal 1994. As a percentage of sales, cost of sales increased to 77.2% in the first three quarters of Fiscal 1994 from 77.1% in the first three quarters of Fiscal 1993. The increase in cost of sales as a percentage of sales included a one-time charge for Teamsters Union sick pay benefits pursuant to a new contract ratified in August 1994 with the Teamsters. The total charge was $2.5 million, of which $2.1 million was included in cost of sales and $0.4 million in selling, general and administrative expense. Increases in cost of sales were partially offset by savings in warehousing and distribution costs, reductions in self-insurance costs, pass-throughs of increased operating costs and increases in relative margins where allowed by competitive conditions.

     Warehousing and distribution cost savings were primarily attributable to Ralphs' ASRS and PSC facilities. The ASRS facility can hold substantially more inventory and requires fewer employees to operate than does a conventional warehouse of equal size. This facility has reduced Ralphs' warehousing costs of non-perishable items markedly, enabling it to take advantage of advance buying opportunities and minimize "out-of-stocks." Ralphs engages in forward-buy purchases to take advantage of special prices or to delay the impact of upcoming price increases by purchasing and warehousing larger quantities of merchandise than immediately required. The PSC facility has consolidated the operations of three existing facilities and holds more inventory than the facilities it replaced, thereby reducing Ralphs' warehouse distribution costs.

     Over the last several years, Ralphs has been implementing modifications in its workers compensation and general liability insurance programs. Ralphs believes that these modifications have resulted in a significant reduction in self-insurance costs for Fiscal 1994. Based on a review of the results of these modifications by Ralphs and its actuaries, adjustments to the accruals for self-insurance costs were made during the second and third quarters of Fiscal 1994 resulting in reductions of approximately $7.8 million and $3.9 million, respectively. Of the total $11.7 million reduction in self-insurance costs, $4.3 million is included in cost of sales and $7.4 million is included in selling, general and administrative expenses.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses ("SG&A") decreased $3.4 million or 1.1% from $319.4 million in the first three quarters of Fiscal 1993 to $316.0 million in the first three quarters of Fiscal 1994. As a percentage of sales, SG&A decreased from 17.1% in the first three quarters of Fiscal 1993 to 17.0% in the first three quarters of Fiscal 1994. The decrease in SG&A was primarily due to a reduction in contributions to the United Food and Commercial Workers Union ("UFCW") health care benefit plans, due to an excess reserve in these plans, a reduction in self-insurance costs, as discussed above, and the results of cost savings programs instituted by Ralphs. Ralphs is continuing its expense reduction program. The decrease in SG&A was partially offset by several factors including increases in union wage rates, a one-time charge for Teamsters Union sick pay benefits and increased rent expense resulting from new stores, including fixture and equipment financing.

     Ralphs participates in multi-employer pension plans and health and welfare plans administered by various trustees for substantially all union employees. Contributions to these plans are based upon negotiated contractual rates. In both Fiscal 1992 and Fiscal 1993 the multi-employer pension plan was deemed to be overfunded based upon the collective bargaining agreement then currently in force. During Fiscal 1993 the agreement called for pension benefits which resulted in additional required expense. The UFCW health and welfare benefit plans were overfunded and those employers who contributed to these plans are to receive a pro rata share of the excess reserve in these health care benefit plans through a reduction in current maintenance payments. Ralphs' share of the excess reserve was approximately $24.5 million of which $11.8 million was recognized in Fiscal 1993 and the remainder will be recognized in Fiscal 1994. In the first three quarters of Fiscal 1994 $8.7 million of the excess reserve was recognized. Since employers are required to make contributions to the benefit funds at whatever level is necessary to maintain plan benefits, there can be no assurance that plan maintenance payments will remain at current levels.

  Operating Income

     Operating income in the first three quarters of Fiscal 1994 decreased 2.0% to $97.9 million from $99.9 million in the first three quarters of Fiscal 1993. Operating margin, defined as operating income as a percentage of sales, remained at 5.3% in the first three quarters of Fiscal 1994 and Fiscal 1993. EBITDA, defined as net earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, provision for post-retirement benefits, gain or loss on disposal of assets and a one-time charge for Teamsters Union sick pay benefits, was 8.4% of sales or $156.1 million in the first three quarters of Fiscal 1994 and 8.3% of sales or $155.9 million in the first three quarters of Fiscal 1993.

  Net Interest Expense


     Net interest expense for the first three quarters of Fiscal 1994 was $77.2 million versus $75.7 million for the first three quarters of Fiscal 1993. Net interest expense increased primarily as a result of increases in interest rates. Included as interest expense during the first three quarters of Fiscal 1994 was $66.5 million, representing interest expense on existing debt obligations, capitalized leases and a swap agreement. Comparable interest expense for the first three quarters of Fiscal 1993 was $64.6 million. Also included in net interest expense for the first three quarters of Fiscal 1994 was $10.7 million representing certain other charges related to amortization of debt issuance costs, self-insurance discounts, lease valuation reserves and other miscellaneous charges (categorized by Ralphs as non-cash interest expense) as compared to $11.1 million for the first three quarters of Fiscal 1993. Investment income, which is immaterial, has been offset against interest expense. The continuation of higher interest rates subsequent to the end of the third quarter has continued to increase interest expense and adversely affect Ralphs' net income.


  Net Earnings

     For the first three quarters of Fiscal 1994, Ralphs reported net earnings of $19.9 million compared to net earnings of $23.8 million for the first three quarters of Fiscal 1993. The decrease in net earnings is primarily the result of decreased operating income and higher interest expense due to increased interest rates.

  Other

     In February 1994, the Board of Directors of RGC authorized a dividend of $10.0 million to be paid to RSI, and the Board of Directors of RSI authorized distribution of this dividend to its shareholders subject to certain restrictive covenants in the instruments governing certain of RGC's indebtedness that impose limitations on the declaration or payment of dividends. RGC's credit agreement, entered into in 1992 (the "1992 Credit Agreement"), was amended to allow for the payment of the dividend to RSI for distribution to RSI's shareholders. The fee for the amendment was approximately $500,000, which was included in interest expense for the period. The dividend was distributed to the shareholders of RSI in the second quarter of Fiscal 1994.

COMPARISON OF RALPHS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JANUARY 30, 1994 WITH RALPHS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JANUARY 31, 1993.

  Sales

     Sales in Fiscal 1993 were $2,730.2 million, a decrease of $113.6 million or 4.0% compared to Fiscal 1992. During Fiscal 1993, Ralphs opened eight new stores, four in Los Angeles County, two in Orange County and two in Riverside County, and remodeled six stores. Two of the eight new stores replaced the two stores closed during the fiscal year. Comparable store sales decreased 5.8%, which included an increase of 0.6% for the replacement stores, from $2,823.4 million to $2,659.3 million in Fiscal 1993. Ralphs' sales continued to be adversely affected by the significant recession in Southern California, continuing competitive new store and remodelling activity and pricing and promotional changes by competitors.

  Cost of Sales

     Cost of sales decreased $123.5 million or 5.6% from $2,217.2 million in Fiscal 1992 to $2,093.7 million in Fiscal 1993. As a percentage of sales, cost of sales declined to 76.7% in Fiscal 1993 from 78.0% in Fiscal 1992. The decrease in cost of sales as a percentage of sales was the result of savings in warehousing and distribution costs, the pass-through of increased operating costs and increases in relative margins where allowed by competitive conditions.

  Selling, General and Administrative Expenses

     SG&A increased $0.9 million or 0.2% from $466.7 million in Fiscal 1992 to $467.6 million in Fiscal 1993. As a percentage of sales, SG&A increased from 16.4% in Fiscal 1992 to 17.1% in Fiscal 1993. The increase in SG&A as a percentage of sales was the result of several factors including the soft sales environment. Increases in expense were partially offset by cost savings programs instituted by Ralphs.

     Ralphs participates in multi-employer pension plans and health and welfare plans administered by various trustees for substantially all union employees. Contributions to these plans are based upon negotiated contractual rates. In both Fiscal 1992 and Fiscal 1993 the UFCW multi-employer pension plan was deemed to be overfunded based upon the collective bargaining agreement then currently in force. During Fiscal 1993 the agreement called for pension benefits which resulted in additional required expense. The UFCW health and welfare benefit plans were overfunded and those employers who contributed to these plans are to receive a pro rata share of the excess reserve in these health care benefit plans through a reduction in current maintenance payments. Ralphs' share of the excess reserve was approximately $24.5 million of which $11.8 million was recognized in Fiscal 1993 and the remainder will be recognized in the fiscal year ending January 29, 1995. The change in health and welfare plan expenses resulted from the $11.8 million credit associated with the collective bargaining agreement as well as a reduction in the current year plan expense due to the overfunded status of the plan. Since employers are required to make contributions to the benefit funds at whatever level is necessary to maintain plan benefits, there can be no assurance that plan maintenance payments will remain at current levels. Partially offsetting the reductions of health and welfare maintenance payments was a $6.0 million contract ratification bonus paid by Ralphs at the conclusion of contract negotiations with the UFCW in Fiscal 1993. The $6.0 million contract ratification payment was an item separate from either of these plans.

  Operating Income

     Operating income in Fiscal 1993 increased to $152.1 million from $138.5 million in Fiscal 1992, a 9.8% increase. Operating margin increased in Fiscal 1993 to 5.6% from 4.9% in Fiscal 1992. This increase was primarily the result of the aforementioned improvements in Ralphs' cost of sales percentage. EBITDA, defined as net earnings before interest expense, income tax expense (benefit), depreciation and amortization expenses, post-retirement benefits, the LIFO charge, extraordinary item relating to debt refinancing, provision for legal settlement, provision for restructuring, provision for earthquake losses and loss on disposal of assets, improved to $230.2 million or 8.4% of sales in Fiscal 1993 from $227.3 million or 8.0% of sales in Fiscal 1992.

  Net Interest Expense

     Net interest expense for Fiscal 1993 was $108.8 million, compared to $125.6 million for Fiscal 1992. The reduction in net interest expense was attributable to the refinancing and defeasance of Ralphs 14% Senior Subordinated Debentures due 2000 (the "14% Debentures") with the proceeds from the issuance of the Old RGC 9% Notes as the final step in a recapitalization plan initiated on July 30, 1992. Cash interest expense during Fiscal 1993 was $92.8 million compared to $105.5 million in Fiscal 1992. Also included in interest expense for Fiscal 1993 was $16.0 million representing certain other charges relating to amortization of debt issuance costs, self-insurance discount, lease valuation reserves and other miscellaneous charges (categorized by Ralphs as non-cash interest expense) as compared to $20.1 million for Fiscal 1992. Investment income, which is immaterial, has been offset against interest expense.

  Earthquake Losses

     Several Ralphs stores suffered earthquake damage from the January 17, 1994 earthquake in Southern California and 54 stores were completely shutdown on the morning of January 17th. Management believes that there was some negative impact on sales resulting from the temporary disruption of business resulting from the earthquake. Ralphs is partially insured for earthquake losses. The pre-tax financial impact, net of expected insurance recoveries, is expected to be approximately $11.0 million and Ralphs reserved for this loss in Fiscal 1993. The gross earthquake loss is approximately $25.3 million and the expected insurance recovery is approximately $14.3 million.

  Income Taxes

     In Fiscal 1993, Ralphs recorded the incremental impact of The Omnibus Budget Reconciliation Act of 1993 on net deductible temporary differences and Ralphs increased its deferred income tax assets by a net amount of $109.1 million. Income tax expense (benefit) for Fiscal 1993 includes recognition of $109.1 million of deferred income tax benefit and $1.1 million current income tax expense for Fiscal 1993. See Note 11 of Notes to Ralphs Consolidated Financial Statements.

  Net Earnings

     In Fiscal 1993, Ralphs reported net earnings of $138.4 million compared to a net loss of $76.1 million for Fiscal 1992. This increase in net earnings was primarily the result of Ralphs' recognition of $109.1 million of deferred income tax benefit for Fiscal 1993 and the following items recorded in Fiscal 1992: (1) an extraordinary charge, net of tax benefit, of $70.6 million relating to Ralphs' recapitalization plan, (2) a provision of $7.1 million made for expenses related to the closure of the central bakery operation (an additional charge of $2.4 million was recorded in Fiscal 1993) and (3) a provision of $7.5 million made for the maximum loss under a judgment rendered against Ralphs.

COMPARISON OF RALPHS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JANUARY 31, 1993 WITH RALPHS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED FEBRUARY 2, 1992.

  Sales

     Fiscal 1992 sales were $2,843.8 million, a decrease of $45.4 million or 1.6% compared to Fiscal 1991. During Fiscal 1992, Ralphs opened six new stores, three in Los Angeles County, one in Riverside County, one in San Bernardino County and one in San Diego County, closed five stores and remodeled 23 stores. Comparable stores sales decreased 3.5%, which included an increase of 0.6% for replacement stores, from $2,859.4 million to $2,759.1 million in Fiscal 1992.

  Cost of Sales

     Cost of sales decreased $58.0 million or 2.5% from $2,275.2 million in Fiscal 1991 to $2,217.2 million in Fiscal 1992. As a percentage of sales, cost of sales declined to 78.0% in Fiscal 1992 from 78.8% in Fiscal 1991. The decrease in cost of sales as a percentage of sales was the result of the pass-through of increased operating costs, an increase in the mix of above average gross margin products and increases in relative margins where allowed by competitive conditions.

     The Company believes that through achieving cost savings and applying effective pricing policies, both cost and gross margins can be improved. However, given the highly competitive nature of the Southern California grocery market, such cost and gross margin improvements cannot be assured.

  Selling, General and Administrative Expenses

     SG&A increased $10.1 million or 2.2% from $456.6 million in Fiscal 1991 to $466.7 million in Fiscal 1992. As a percentage of sales, SG&A increased from 15.8% in Fiscal 1991 to 16.4% in Fiscal 1992. The increase in SG&A as a percent of sales was the result of several factors including the continuing soft sales environment. Other factors impacting SG&A during Fiscal 1992 were increases in union wage rates. These expense increases were partially offset by significant cost savings programs instituted by Ralphs. These programs were intensified in the third quarter of Fiscal 1992 due to the prolonged period of soft sales experienced in Southern California.

  Operating Income

     Operating income in Fiscal 1992 increased to $138.5 million from $115.5 million in Fiscal 1991, a 19.9% increase. Operating margin increased in Fiscal 1992 to 4.9% from 4.0% in Fiscal 1991. This increase was primarily the result of the aforementioned improvements in Ralphs' cost of sales percentage and the vesting of then outstanding rights under Ralphs' 1988 Equity Appreciation Rights Plan. EBITDA, defined as net earnings before interest expense, income tax expense (benefit), depreciation and amortization expense, provision for Equity Appreciation Rights, provision for tax indemnification payments to Federated, provision for post-retirement benefits, the LIFO charge, extraordinary item relating to debt refinancing, provision for legal settlement, provision for restructuring and gains and losses on disposal of assets, improved to $227.3 million or 8.0% of sales in Fiscal 1992 from $225.8 million or 7.8% of sales in Fiscal 1991.

  Net Interest Expense

     Net interest expense for Fiscal 1992 was $125.6 million, including an adjustment of $2.3 million related to additional interest on self-insurance, compared to $130.2 million for Fiscal 1991. On July 30, 1992 Ralphs initiated its recapitalization plan, which was designed to reduce interest expense and improve financial flexibility. The first part of the recapitalization plan consisted of a tender offer for its 14% Debentures (of which $301.9 million were tendered), the issuance of $300 million Old RGC 10 1/4% Notes, and the new $470.0 million 1992 Credit Agreement. The 1992 Credit Agreement replaced the 1988 credit agreements (the "1988 Credit Agreements"), which were paid in full, including termination of existing interest rate swap agreements. Included as interest expenses during Fiscal 1992 was $105.5 million of cash interest as compared to $115.8 million for Fiscal 1991. Also included in interest expense for Fiscal 1992 was $20.1 million representing certain other charges relating to amortization of debt issuance costs, self-insurance discount, lease valuation reserves and other miscellaneous charges (categorized by Ralphs as non-cash interest expense) as compared to $14.4 million for Fiscal 1991. Investment income, which is immaterial, has been offset against interest expenses.

  Recapitalization Charges

     In Fiscal 1992 Ralphs incurred a non-recurring after-tax charge of $70.6 million (net of a tax benefit of $4.2 million) in connection with the retirement of $400.0 million aggregate principal amount of the 14% Debentures and the write-off of deferred financing costs related to the $400.0 million principal amount of the 14% Debentures and the 1988 Credit Agreements, charges incurred to terminate interest rate swap agreements and costs related to a prospective equity offering. Incurrence of the non-recurring charge resulted in a substantial reduction in income taxes payable in Fiscal 1992.

  Net Loss

     In Fiscal 1992, Ralphs reported a net loss of $76.1 million compared to a loss of $41.2 million for Fiscal 1991. This increase in the loss was primarily the result of the consummation of the recapitalization plan, which resulted in an extraordinary charge, net of a tax benefit, of $70.6 million. In addition, a provision of $7.1 million was made for expenses related to the closing of the central bakery operation and a provision of $7.5 million was made for the maximum loss under a judgment rendered against Ralphs in December 1992.

RESULTS OF OPERATIONS OF FOOD 4 LESS

     The following table sets forth the historical operating results of Food 4 Less for the 52 weeks ended June 27, 1992 ("Fiscal 1992"), June 26, 1993 ("Fiscal 1993") and June 25, 1994 ("Fiscal 1994"), and for the 12 weeks ended September 18, 1993 and September 17, 1994:


                                                   52 WEEKS ENDED                                      12 WEEKS ENDED
                             ----------------------------------------------------------     -------------------------------------
                                 JUNE 27,             JUNE 26,             JUNE 25,           SEPTEMBER 18,        SEPTEMBER 17,
                                   1992                 1993                 1994                 1993                 1994
                             ----------------     ----------------     ----------------     ----------------     ----------------
                                                   (IN MILLIONS)                                         (UNAUDITED)
Sales......................  $2,913.5   100.0%    $2,742.0   100.0%    $2,585.2   100.0%    $616.6     100.0%    $598.7     100.0%
Gross profit...............     520.8    17.9        484.2    17.7        469.3    18.1      112.4      18.2      103.0      17.2
Selling, general,
  administrative and other,
  net......................     469.7    16.1        434.9    15.9        388.8    15.0       95.7      15.5       88.1      14.7
Amortization of excess
  costs over net assets
  acquired.................       7.8     0.3          7.6     0.3          7.7     0.3        1.8       0.3        1.8       0.3
Operating income...........      43.3     1.5         41.7     1.5         72.8     2.8       14.9       2.4       13.1       2.2
Interest expense...........      70.2     2.4         69.8     2.5         68.3     2.6       15.7       2.6       16.0       2.7
Loss (gain) on disposal of
  assets ..................      (1.3)     --         (2.1)   (0.1)          --      --         --        --       (0.5)     (0.1)
Provision for earthquake
  losses...................        --      --           --      --          4.5     0.2         --        --         --        --
Provision for income
  taxes....................       3.4     0.1          1.4     0.1          2.7     0.1        0.3        --        0.9       0.2
Loss before extraordinary
  charge...................     (29.0)   (1.0)       (27.4)   (1.0)        (2.7)   (0.1)      (1.1)     (0.2)      (3.3)     (0.6)
Extraordinary charges......       4.8     0.2           --      --           --      --         --        --         --        --
Net loss...................     (33.8)   (1.2)       (27.4)   (1.0)        (2.7)   (0.1)      (1.1)     (0.2)      (3.3)     (0.6)

COMPARISON OF FOOD 4 LESS' RESULTS OF OPERATIONS FOR THE 12 WEEKS ENDED SEPTEMBER 17, 1994 WITH FOOD 4 LESS' RESULTS OF OPERATIONS FOR THE 12 WEEKS ENDED SEPTEMBER 18, 1993

  Sales

     Sales decreased $17.9 million, or 2.9%, from $616.6 million in the 12 weeks ended September 18, 1993, to $598.7 million in the 12 weeks ended September 17, 1994, primarily as a result of a 5.8% decline in comparable store sales partially offset by sales from 18 new stores opened since September 18, 1993. Management believes that the decline in comparable store sales is attributable to the continuing softness of the economy in Southern California and, to a lesser extent, in Food 4 Less' other operating areas, and increased competitive store openings and remodels in Southern California.

  Gross Profit

     Gross profit decreased as a percentage of sales from 18.2% in the 12 weeks ended September 18, 1993, to 17.2% in the 12 weeks ended September 17, 1994. The decrease in gross profit margin resulted primarily from pricing and promotional activities related to Food 4 Less' "Total Value Pricing" program, an increase in the number of warehouse format stores (which have lower gross margins resulting from prices that are generally 5-12% below the prices in the Food 4 Less' conventional stores) from 46 at September 18, 1993, to 69 at September 17, 1994, and the effect of the fixed cost component of gross profit as compared to a lower sales base. The decrease in gross profit was partially offset by improvements in product procurement and an increase in vendors' participation in Food 4 Less' promotional costs.

  Selling, General, Administrative and Other Expenses, Net

     Selling, general, administrative and other expenses ("SG&A") were $95.7 million and $88.1 million for the 12 weeks ended September 18, 1993 and September 17, 1994, respectively. SG&A decreased as a percentage of sales from 15.5% to 14.7% for the same periods. Food 4 Less experienced a reduction of workers' compensation and general liability self-insurance costs of $3.5 million due to continued improvement in the cost and frequency of claims. The improved experience was due primarily to cost control programs implemented by Food 4 Less, including awards for stores with the best loss experience, specific achievable goals for each store, and increased monitoring of third-party administrators, and, to a lesser extent, a lower sales base which reduced Food 4 Less' exposure. In addition, Food 4 Less maintained tight control of administrative expenses and store level expenses, including advertising, payroll (due primarily to increased productivity), and other controllable store expenses. Because Food 4 Less' warehouse stores have lower SG&A than conventional stores, the increase in the number of warehouse stores, from 46 at September 18, 1993, to 69 at September 17, 1994, also contributed to decreased SG&A as a percentage of sales. The reduction in SG&A as a percentage of sales was partially offset by the effect of the fixed cost component of SG&A as compared to a lower sales base.

     Food 4 Less participates in multi-employer health and welfare plans for its store employees who are members of the UFCW. As part of the renewal of the Southern California UFCW contract in October 1993, employers contributing to UFCW health and welfare plans are to receive a pro rata share of the excess reserves in the plans through a reduction of current employer contributions. Food 4 Less' share of the excess reserves was $24.2 million, of which Food 4 Less recognized $8.1 million in Fiscal 1994 and $4.7 million in the 12 weeks ended September 17, 1994. The remainder of the excess reserves will be recognized as the credits are taken in the future.

     On August 28, 1994, the Teamsters and Food 4 Less ratified a new contract which, among other things, provided for the vesting of sick pay benefits resulting in a one-time charge of $2.1 million.

  Interest Expense


     Interest expense (including amortization of deferred financing costs) increased $0.3 million from $15.7 million to $16.0 million for the 12 weeks ended September 18, 1993 and September 17, 1994, respectively. The increase in interest expense was due primarily to increasing interest rates on the revolving credit facility and the term loan portions of the Old F4L Credit Agreement. These increases were partially offset by the reduction of indebtedness under such term loan and such revolving credit facility as a result of amortization payments. As a result of the higher capital expenditures subsequent to the end of its first quarter, Food 4 Less has increased its borrowing under the Old F4L Credit Agreement, which, coupled with increased rates, has increased its interest expense and net loss during such period.


  Net Loss

     Primarily as a result of the factors discussed above, Food 4 Less' net loss increased from $1.1 million in the 12 weeks ended September 18, 1993, to $3.3 million in the 12 weeks ended September 17, 1994.

COMPARISON OF FOOD 4 LESS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JUNE 25, 1994 WITH FOOD 4 LESS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JUNE 26, 1993.

  Sales

     Sales decreased $156.8 million or 5.7% from $2,742.0 million in Fiscal 1993 to $2,585.2 million in Fiscal 1994. The decrease in sales resulted primarily from a 6.9% decline in comparable store sales. The decline in comparable store sales primarily reflects (i) the continuing softness of the economy in Southern California, (ii) lower levels of price inflation in certain key food product categories, and (iii) competitive factors, including new stores, remodeling and recent pricing and promotional activity. This decrease in sales was partially offset by sales from 13 stores opened or acquired during Fiscal 1994.

  Gross Profit

     Gross profit increased as a percent of sales from 17.7% in Fiscal 1993 to 18.1% in Fiscal 1994. The increase in gross profit margin was attributable to improvements in product procurement and an increase in vendors' participation in Food 4 Less' promotional costs. These improvements were partially offset by an increase in the number of warehouse format stores (which have lower gross margins resulting from prices that are generally 5-12% below the prices in Food 4 Less' conventional stores) from 45 at June 26, 1993 to 66 at June 25, 1994, and the effect of the fixed cost component of gross profit as compared to a lower sales base.

  Selling, General, Administrative and Other Expenses, Net

     SG&A was $434.9 million and $388.8 million in Fiscal 1993 and Fiscal 1994, respectively. SG&A decreased as a percent of sales from 15.9% to 15.0% for the same periods. Food 4 Less experienced a reduction of self-insurance costs of $18.2 million due to continued improvement in the cost and frequency of claims. The improved experience was due primarily to cost control programs implemented by Food 4 Less, including awards for stores with the best loss experience, specific achievable goals for each store, and increased monitoring of third-party administrators, and, to a lesser extent, a lower sales base which reduced Food 4 Less' exposure. In addition, Food 4 Less maintained tight control of administrative expenses and store level expenses, including payroll (due primarily to increased productivity), advertising, and other controllable store expenses. Because Food 4 Less' warehouse stores have lower SG&A than conventional stores, the increase in the number of warehouse stores, from 45 at June 26, 1993 to 66 at June 25, 1994, also contributed to decreased SG&A as a percentage of sales. The reduction in SG&A as a percentage of sales was partially offset by the effect of the fixed cost component of SG&A as compared to a lower sales base.

     Food 4 Less participates in multi-employer health and welfare plans for its store employees who are members of the UFCW. As part of the renewal of the Southern California UFCW contract in October 1993, employers contributing to UFCW health and welfare plans are to receive a pro rata share of the excess reserves in the plans through a reduction of current employer contributions. Food 4 Less' share of the excess reserves was $24.2 million, of which Food 4 Less recognized $8.1 million in Fiscal 1994 and the remainder of which will be recognized as the credits are taken in the future. Offsetting the reduction in employer contributions was a $5.5 million contract ratification bonus and contractual wage increases.

  Interest Expense

     Interest expense (including amortization of deferred financing costs) decreased $1.5 million from $69.8 million to $68.3 million for Fiscal 1993 and Fiscal 1994, respectively. The decrease in interest expense is due primarily to reduced borrowings under Food 4 Less' credit agreement dated as of June 17, 1991, as amended (the "F4L Credit Agreement").

  Provision for Earthquake Losses

     On January 17, 1994, Southern California was struck by a major earthquake which resulted in the temporary closing of 31 of Food 4 Less' stores. The closures were caused primarily by loss of electricity, water, inventory, or structural damage. All but one of the closed stores reopened within a week of the earthquake. The final closed store reopened on March 24, 1994. Food 4 Less is insured against earthquake losses (including business interruption), subject to certain deductibles. The pre-tax financial impact, net of expected insurance recovery, was approximately $4.5 million.

  Net Loss

     Primarily as a result of the factors discussed above, Food 4 Less' net loss decreased from $27.4 million in Fiscal 1993 to $2.7 million in Fiscal 1994.

COMPARISON OF FOOD 4 LESS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JUNE 26, 1993 WITH FOOD 4 LESS' RESULTS OF OPERATIONS FOR THE 52 WEEKS ENDED JUNE 27, 1992.

  Sales

     Sales decreased $171.5 million or 5.9% from $2,913.5 million in Fiscal 1992 to $2,742.0 million in Fiscal 1993, primarily as a result of a 5.1% decline in comparable store sales and a net reduction in Food 4 Less' total store count of one store at June 26, 1993 compared to June 27, 1992. Management believes that the decline in comparable store sales was attributable to (i) the weak economy in Southern California, and, to a lesser extent, in Food 4 Less' other operating areas, (ii) lower levels of price inflation in certain key food categories, and
(iii) increased competitive store openings in Southern California.

  Gross Profit

     Gross profit decreased as a percent of sales from 17.9% in Fiscal 1992 to 17.7% in Fiscal 1993 primarily as a result of an increase in the number of Food 4 Less warehouse stores (which have lower gross margins resulting from prices that are generally 5-12% below the prices in Food 4 Less' conventional stores), from 34 stores in Fiscal 1992 to 45 stores in Fiscal 1993, and as a result of the fixed cost component of gross profit being compared to a lower sales base, partially offset by increases in relative margins allowed by competitive conditions, improvements in the procurement function, and cost savings and operating efficiencies associated with Food 4 Less' warehousing and manufacturing facilities.

  Selling, General, Administrative and Other Expenses, Net

     SG&A was $469.7 million and $434.9 million in Fiscal 1992 and Fiscal 1993, respectively. SG&A decreased as a percent of sales from 16.1% to 15.9% for the same periods as a result of tight control of direct store expenses, primarily payroll costs, the impact in Fiscal 1992 of the $12.8 million non-cash self-insurance reserve adjustment partially offset by market-wide contractual increases in union wages, current year increases in workers' compensation costs primarily associated with the new law which took effect in 1990, and the fixed cost component of SG&A being compared to a lower sales base.

  Interest Expense

     Interest expense (including amortization of deferred financing fees) was $70.2 million for Fiscal 1992 and $69.8 million for Fiscal 1993, respectively. The decrease in interest expense is due to the reduction of indebtedness as a result of amortization payments combined with decreasing interest rates on the term loan under the F4L Credit Agreement, partially offset by higher interest expense incurred in connection with the Old F4L Senior Notes which replaced lower cost debt under the F4L Credit Agreement.

  Loss Before Extraordinary Charge

     Primarily as a result of the factors discussed above, Food 4 Less' loss before extraordinary charge decreased from $29.0 million in Fiscal 1992 to $27.4 million in Fiscal 1993. Food 4 Less recorded a net extraordinary charge of $4.8 million in Fiscal 1992, reflecting the write-off of certain deferred financing costs which were partially offset by a gain on the replacement of partially depreciated assets following the civil unrest in Los Angeles.

LIQUIDITY AND CAPITAL RESOURCES


     In order to consummate the Merger, Holdings and Food 4 Less expect to utilize total new financing proceeds in the amount of approximately $1.3 billion. Pursuant to the New Equity Investment, New Holdings (as the successor to Holdings) will issue capital stock for total cash proceeds of approximately $150 million (excluding a $5.0 million commitment fee). In addition, Food 4 Less will enter into the New Credit Facility pursuant to which it will have available up to $750 million of New Term Loans, all of which is anticipated to be drawn at the Closing Date and will have available a $325 million New Revolving Facility, of which $18.4 million is anticipated to be drawn at the Closing Date. Food 4 Less will also issue up to $400 million principal amount of New F4L Senior Notes pursuant to the Public Offering. The proceeds from the New Credit Facility and the Public Offering, together with the $150 million proceeds of the New Equity Investment and $100 million principal amount of the Seller Debentures, will provide the sources of financing required to consummate the Merger and to repay existing bank debt of approximately $165.7 million at Food 4 Less and $291.0 million at Ralphs and existing mortgage debt of $174.4 million (excluding prepayment fees) at Ralphs. Proceeds from the New Term Loans and the Public Offering will also be used to pay the cash portion of the Exchange Offers, the RGC Exchange Offers and the Holdings Consent Solicitation, as well as the Change of Control Offer, and accrued interest on all exchanged debt securities in the amount of $20.7 million (as of March 1, 1995), to pay $22.8 million to the holders of Ralphs Equity Appreciation Rights and to pay up to $115.6 million of fees and expenses of the Merger and the Financing. The Company will also assume certain existing indebtedness of Food 4 Less and Ralphs. Pursuant to the Exchange Offers described hereunder and the RGC Exchange Offers, Food 4 Less will seek the exchange of at least 80% of the Old RGC

Notes for the New RGC Notes and the exchange of at least 80% of the Old F4L Notes for New F4L Senior Notes and New F4L Senior Subordinated Notes, as the case may be. The primary purpose of the Exchange Offers described hereunder and the RGC Exchange Offers is to refinance Food 4 Less' and RGC's existing public debt securities with longer term public debt securities, to obtain all necessary consents to consummate the Merger and to eliminate substantially all of the restrictive covenants in the Old RGC Indentures and Old F4L Indentures.

     After the Merger the Company's principal sources of liquidity are expected to be cash flow from operations, borrowings under the New Revolving Facility and capital and operating leases. It is anticipated that the Company's principal uses of liquidity will be to provide working capital, finance capital expenditures, including the costs associated with the integration of Food 4 Less and Ralphs, and to meet debt service requirements.


     The New Revolving Facility will be a $325 million line of credit which will be available for working capital requirements and general corporate purposes. Up to $150 million of the New Revolving Facility may be used to support standby letters of credit. The letters of credit will be used to cover workers' compensation contingencies and for other purposes permitted under the New Credit Facility. The Company anticipates that letters of credit for approximately $101 million will be drawn under the New Revolving Facility at closing, in replacement of existing letters of credit, primarily to satisfy the State of California's requirements relating to workers compensation self-insurance. The New Revolving Facility will be non-amortizing and will have a six-year term. The Company will be required to reduce loans outstanding under the New Revolving Facility to $75 million for a period of not less than 30 consecutive days during each consecutive 12-month period. Assuming that the Merger closes on March 1, 1995, giving effect to currently anticipated borrowings and letter of credit issuances, the Company's remaining borrowing availability under the New Revolving Facility would have been approximately $205.6 million. Pursuant to the New Credit Facility, the New Term Loans will be issued in four tranches: (i) Tranche A, in the amount of $375 million, will have a six-year term; (ii) Tranche B, in the amount of $125 million, will have a seven-year term; (iii) Tranche C, in the amount of $125 million, will have an eight-year term; and,
(iv) Tranche D, in the amount of $125 million, will have a nine-year term. The New Term Loans will require quarterly amortization payments aggregating $3.8 million in the first year, $48.8 million in the second year and increasing thereafter. The New Credit Facility will be guaranteed by New Holdings and each of the Company's subsidiaries and secured by liens on substantially all of the unencumbered assets of the Company and its subsidiaries and by a pledge of New Holdings' stock in the Company. The New Credit Facility will contain financial covenants which are expected to require, among other things, the maintenance of specified levels of cash flow and stockholder's equity. See "Description of the New Credit Facility."



     Standard & Poor's has publicly announced that, upon consummation of the Merger, it intends to assign a new rating to the Old RGC Notes. Such new rating assignment, if implemented, would constitute a Rating Decline under the Old RGC Indentures. The consummation of the Merger (which is conditioned on, among other things, successful consummation of the Other Debt Financing Transactions and the Bank Financing, which itself is conditioned upon at least 80% of the aggregate principal amount of Old RGC Notes being tendered into the RGC Exchange Offers) and the resulting change in composition of the Board of Directors of RGC, together with the anticipated Rating Decline would constitute a Change of Control Triggering Event under the Old RGC Indentures. Upon such a Change of Control Triggering Event the Company would be obligated to make the Change of Control Offer following the Merger for all outstanding Old RGC Notes at 101% of the principal amount thereof ($90.9 million, assuming $90 million of Old RGC Notes are outstanding following the Merger) plus accrued and unpaid interest to the date of repurchase. A portion of the proceeds from the Public Offering will be available to fund the purchase of Old RGC Notes tendered pursuant to the Change of Control Offer.


     Management anticipates that significant capital expenditures will be required following the Merger in connection with the integration of Ralphs and Food 4 Less. In order to implement the Company's store format strategy, up to 122 conventional stores currently operated by Food 4 Less will be converted to the Ralphs format and 16 conventional stores (primarily Boys and Viva) and 23 Ralphs will be converted to the Food 4 Less warehouse format. An additional 18 Ralphs and Food 4 Less warehouse stores are scheduled to be opened during calendar 1995. Other anticipated Merger-related capital expenditures are expected to include the expansion of Ralphs' ASRS and PSC facilities in order to support the additional volume of the Food 4 Less stores. It is estimated that the gross capital expenditures to be made by the Company in the first fiscal year following the closing will be approximately $159 million (or $110 million net of expected capital leases), of which approximately $98.0 million relate to ongoing expenditures for new stores, equipment and maintenance and approximately $61.0 million relate to store conversions and other Merger-related and non-recurring items. An additional $33 million of Merger-related and non-recurring capital expenditure items (or $22 million net of expected capital leases) are anticipated to be incurred in the second year following the consummation of the Merger. Management expects that these expenditures will be financed primarily through cash flow from operations and capital leases.

     Ralphs cash flow from operating activities was $43.5 million for the 36 weeks ended October 9, 1994 and $104.0 million for Fiscal 1993. Food 4 Less generated approximately $87.8 million of cash from operating activities during the 52-week period ended June 25, 1994 and $9.5 million of cash from operating activities during the 12 weeks ended September 17, 1994 (as compared to $29.1 million during the 12 weeks ended September 18, 1993). The decrease in cash from operating activities is due primarily to changes in operating assets and liabilities. The Company anticipates that one of the principal uses of cash in its operating activities will be inventory purchases. However, supermarket operators typically require small amounts of working capital since inventory is generally sold prior to the time that payments to suppliers are due. This reduces the need for short-term borrowings and allows cash from operations to be used for non-current purposes such as financing capital expenditures and other investing activities. Consistent with this pattern, Ralphs and Food 4 Less had working capital deficits of $118.3 million and $58.1 million at October 9, 1994 and September 17, 1994, respectively.


     Ralphs cash used in investing activities was $45.5 million during Fiscal 1993 and $38.2 million during the thirty-six weeks ended October 9, 1994. These amounts reflected increased capital expenditures related to store remodels and new store openings (including store acquisitions) and, to a lesser extent, expansion of other warehousing, distribution and manufacturing facilities and equipment, including data processing and computer systems. For the 52 weeks ended June 25, 1994, Food 4 Less' cash used in investing activities was $55.8 million. Investing activities consisted primarily of capital expenditures of $57.5 million, partially offset by $9.3 million of sale/leaseback transactions, and $11.1 million of costs in connection with the acquisition of ten former "Food Barn" stores. For the 12 weeks ended September 17, 1994, Food 4 Less' cash used in investing activities was $14.0 million. Investing activities consisted primarily of capital expenditures of $16.8 million, partially offset by $2.1 million of sale/leaseback transactions. The capital expenditures, net of the proceeds from sale/leaseback transactions, and the Food Barn acquisition costs were financed with cash provided by operating activities. Food 4 Less' capital expenditures in the current fiscal year include the costs associated with the conversion of 16 of its conventional format stores to the Food 4 Less warehouse format. See "Business -- The Merger -- Two Leading Complimentary Formats." In order to complete these conversions prior to the consummation of the Merger as contemplated, Food 4 Less accelerated its budgeted capital expenditures for the year. In January, 1995, Food 4 Less entered into an amendment to the Old F4L Credit Agreement to accommodate the revised capital expenditure program.


     Ralphs and FFL have significant net operating loss carryforwards for regular federal income tax purposes. As a result of the Merger and the New Equity Investment, the Company's ability to utilize such loss carryforwards in future periods will be limited to approximately $15.6 million per year with respect to FFL net operating loss carryforwards and approximately $15.0 million per year with respect to Ralphs' net operating loss carryforwards. The Company does not expect the Merger to materially adversely affect any of its other tax assets. The Company will be a party to a tax sharing agreement with New Holdings and the subsidiaries of the Company. Pursuant to the tax sharing agreement, payments by the Company will not exceed the amount it would be required to pay if its consolidated liability was calculated on a separate company basis. See "Certain Relationships and Related Transactions." The Company will continue to be a party to an indemnification agreement with Federated and certain other parties. See Note 1 of Notes to Consolidated Financial Statements of Ralphs Supermarkets, Inc. Pursuant to the terms of such agreement, Ralphs will make annual tax payments of $1.0 million in 1995 and 1996 and a final tax payment of $5.0 million in 1997.

     Following the Merger, the Company will be a wholly-owned subsidiary of New Holdings. New Holdings will have outstanding $103.6 million aggregate principal amount of the Holdings Discount Notes (with an accreted value of $61.4 million) as of September 17, 1994 and following the Merger, New Holdings will have an additional $100.0 million principal amount of the Seller Debentures outstanding. New Holdings is a holding company which will have no assets other than the capital stock of the Company. New Holdings will be required to commence semi-annual cash payments of interest on the Holdings Discount Notes on June 15, 1998 in the amount of approximately $15.8 million per annum. New Holdings will also be required to commence semi-annual cash payments of interest on the Seller Debentures commencing five years from their date of issuance in the amount of $24.4 million per annum. Subject to the limitations contained in its debt instruments, the Company intends to make dividend payments to New Holdings in amounts which are sufficient to permit New Holdings to service its cash interest requirements. The Company may pay other dividends to New Holdings in connection with certain employee stock repurchases and for routine administrative expenses.

     Following the consummation of the Merger and the Financing, the Company will be highly leveraged. Based upon current levels of operations and anticipated cost savings and future growth, the Company believes that its cash flow from operations, together with available borrowings under the New Revolving Facility and its other sources of liquidity (including leases), will be adequate to meet its anticipated requirements for working capital, capital expenditures, integration costs and interest payments. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that future costs savings and growth can be achieved. See "Risk Factors -- Leverage and Debt Service."

  Interest Rate Protection Agreements

     Ralphs and Food 4 Less currently are parties to certain interest rate protection agreements required under the terms of their existing bank indebtedness. In connection with the New Credit Facility, these interest rate protection agreements will be replaced by a new agreement which will be finalized prior to the closing of the Merger. The Company will be exposed to credit loss in the event of nonperformance by the counterparty to the interest rate protection agreement. However, the Company does not anticipate nonperformance by such counterparty.

     The following details the impact of Ralphs' hedging activity on its weighted average interest rate for each of the last three fiscal years of
Ralphs:

                                                                WITH        WITHOUT
                                                               HEDGE         HEDGE
                                                              --------      --------
            1991............................................   11.87%        11.52%
            1992............................................   10.52%        10.22%
            1993............................................    8.96%         8.96%


     The following details the impact of Food 4 Less' hedging activity on its weighted average interest rate for each of the last three fiscal years of Food 4
Less:



                                                                WITH        WITHOUT
                                                               HEDGE         HEDGE
                                                              --------      --------
            1992............................................   10.28%        10.25%
            1993............................................   10.07%        10.03%
            1994............................................   10.10%        10.09%


  Effects of Inflation

     The Company's primary costs, inventory and labor, are affected by a number of factors that are beyond its control, including inflation, availability and price of merchandise, the competitive climate and general and regional economic conditions. As is typical of the supermarket industry, Ralphs and Food 4 Less have generally been able to maintain margins by adjusting their retail prices, but competitive conditions may from time to time render the Company unable to do so while maintaining its market share.

                                    BUSINESS

THE MERGER

     The combination of Ralphs Grocery Company and Food 4 Less Supermarkets, Inc. will create the largest food retailer in Southern California. Pro forma for the Merger, the Company will operate approximately 332 Southern California stores with an estimated 26% market share among the area's supermarkets. The Company will operate the second largest conventional supermarket chain in the region under the "Ralphs" name and the largest warehouse supermarket chain in the region under the "Food 4 Less" name. In addition, the Company will operate approximately 24 conventional format stores and 39 warehouse format stores in Northern California and the Midwest. On a pro forma basis giving effect to the Merger, the Company would have had sales, operating income and EBITDA (as defined) of approximately $5.1 billion, $183 million and $343 million, respectively, for the twelve months ending June 25, 1994.

  TWO LEADING COMPLEMENTARY FORMATS

     In Southern California the Company plans to convert up to 122 conventional stores currently operated by Food 4 Less to the "Ralphs" name and format and 39 Ralphs and Food 4 Less conventional stores to the "Food 4 Less" name and warehouse format. As a result, and pro forma for the Merger, Ralphs will be the region's second largest conventional format supermarket chain, with 264 stores and Food 4 Less will be the region's largest warehouse format supermarket chain with 68 stores. The Ralphs stores will continue to emphasize a broad selection of merchandise, high quality fresh produce, meat and seafood and service departments, including bakery and delicatessen departments in most stores. The Company's conventional stores will also benefit from Ralphs' strong private label program and its strengths in merchandising, store operations and systems. Passing on format-related efficiencies, the Company's price impact warehouse format stores will continue to offer consumers the lowest overall prices while still providing product selections comparable to conventional supermarkets. Management believes the Food 4 Less warehouse format has demonstrated its appeal to a wide range of demographic groups in Southern California and offers a significant opportunity for future growth. The Company plans to open nine new Food 4 Less warehouse stores and 21 new Ralphs stores over the next two years.

     Management believes the consolidation of its formats will improve the Company's ability to adapt its stores' merchandising strategy to the local markets in which they operate while achieving cost savings and other efficiencies. These conversions will be effected in three phases which the Company believes will be completed within the first 18 months of combined operation.

     Phase 1. Food 4 Less is currently in the process of converting 16 of its conventional format stores operated under the names "Viva," "Alpha Beta" and "Boys" into Food 4 Less warehouse format supermarkets. These conversions have already begun at the rate of two stores per week. Management expects that each such conversion will take up to eight weeks to complete and may require the store to be closed for up to two weeks during such period. Management believes that these Phase 1 conversions, which were planned independently, will be completed prior to the consummation of the Merger at a cost of approximately $1 million per store.

     Phase 2. Following the Merger, the Company plans to begin converting up to 122 conventional format stores currently operated by Food 4 Less under the names "Viva," "Alpha Beta" and "Boys" into Ralphs conventional format stores. It is anticipated that these conversions will be completed at the rate of approximately 10 stores per week. Management expects that the Company will be able to substantially complete each conversion without closing the store. Management believes that these Phase 2 conversions will be completed within the first 12-16 weeks of the Company's combined operation at a cost of approximately $75,000 per store.

     Phase 3. Following the Merger, the Company also plans to convert 23 conventional Ralphs format stores into Food 4 Less warehouse format stores. Management expects that each such conversion will take up to eight weeks and may require the store to be closed for up to two weeks during such period. Management believes that these Phase 3 conversions will be completed within the first 18 months of the Company's combined operation at a cost of approximately $1 million per store.

     The following table summarizes the store formats to be operated by the Company in Southern California both before and after giving effect to the conversion program:

                                                                            PRO FORMA NUMBER OF
                                                            ACTUAL               STORES(1)
                                                          ----------     -------------------------
                                                          OCTOBER 1,      PRIOR TO      FOLLOWING
                      STORE FORMATS                          1994        CONVERSION     CONVERSION
    --------------------------------------------------    ----------     ----------     ----------
    Ralphs Conventional...............................        168            165            264
    Food 4 Less Warehouse.............................         30             29             68
    Alpha Beta Conventional...........................        129            105              0
    Viva Conventional.................................         15             13              0
    Boys Conventional.................................         24             20              0
                                                              ---            ---            ---
      Total...........................................        366            332            332

- - ---------------

(1) Pro forma store numbers give effect to the anticipated Merger-related divestiture or closing of 32 stores open at October 1, 1994 and the closure of two additional Food 4 Less conventional stores.

     Ralphs Conventional Format. Following completion of the store conversions described above, and pro forma for the Merger, the Company will operate 264 Ralphs stores in Southern California. Management believes these conversions will enhance Ralphs' market position and competitive advantages. Converted stores will benefit from Ralphs strengths in merchandising, store operations, systems and technology. Although all Ralphs stores use the Ralphs name and are operated under a single format, each store is merchandised to appeal to the local community it serves. Ralphs' substantial supermarket product selection is a significant aspect of its marketing efforts: Ralphs stocks between 20,000 and 30,000 merchandise items in its stores, including approximately 2,800 private label products, representing 17.3% of sales (excluding meat, service delicatessen and produce items) during Fiscal 1993. Ralphs stores offer name-brand grocery products; quality and freshness in its produce, meat, seafood, delicatessen and bakery products; and broad selection in all departments. Most existing Ralphs stores offer service delicatessen departments, on-premises bakery facilities and seafood departments. Ralphs emphasizes store ambiance and cleanliness, fast and friendly service, the convenience of debit and credit card payment (including in-store branch banks) and 24-hour operations in most stores.

     Food 4 Less' 168 conventional supermarkets, currently operated under the names "Alpha Beta," "Boys" and "Viva," are located throughout densely populated areas of Los Angeles and surrounding counties, including both suburban and urban neighborhoods. Food 4 Less' merchandising strategy for conventional stores has been tailored to the community each store services, but has emphasized customer service, quality of merchandise, and a large variety of product offerings in modern store environments. Of Food 4 Less' 168 conventional supermarkets, up to 122 are intended to be converted to the "Ralphs" name and format, 16 will be converted to the "Food 4 Less" warehouse format and the remainder are expected to be closed or sold.

     Food 4 Less Warehouse Format. Following completion of the store conversions described above, and pro forma for the Merger, the Company will operate 68 Food 4 Less warehouse stores in Southern California. The conversions will substantially accelerate the growth of the Food 4 Less format and will enhance the Company's position as the largest operator of warehouse supermarkets in Southern California. In addition to the conversions, the Company plans to continue its rapid growth of the Food 4 Less format by opening nine new warehouse format stores over the next two years, including five stores in San Diego, a new market for Food 4 Less. Management believes the expansion of warehouse format stores will create efficiencies in warehousing, distribution, and administrative functions.

     Food 4 Less' warehouse format stores target the price-conscious segment of the market, encompassing a wide range of demographic groups in both urban and suburban areas. Food 4 Less attempts to offer the lowest overall prices in its marketing areas by passing savings on to the consumer while providing the product selection associated with a conventional format. Savings are achieved through labor efficiencies and lower overhead and advertising costs associated with the warehouse format. In-store operations are designed to allow customers to perform certain labor-intensive services usually offered in conventional supermarkets. For example, merchandise is presented on warehouse style racks in full cartons, reducing labor intensive unpacking, and customers bag their own groceries. Labor costs are also reduced since the stores generally do not have service departments such as delicatessens, bakeries and fresh seafood departments, although they do offer a complete line of fresh meat, fish, produce and baked goods. Additionally, labor rates are generally lower than in conventional supermarkets.

     The Food 4 Less format generally consists of large facilities constructed with high ceilings to accommodate warehouse racking with overhead pallet storage. Wide aisles accommodate forklifts and, compared to conventional supermarkets, a higher percentage of total store space is devoted to retail selling because the top of the warehouse-style grocery racks on sales floors are used to store inventory. This reduces the need for large backroom storage. The Food 4 Less warehouse format supermarkets have brightly painted walls and inexpensive signage in lieu of more expensive graphics. In addition, a "Wall of Values" located at the entrance of each store presents the customer with a selection of specially priced merchandise.

  SUBSTANTIAL COST SAVINGS OPPORTUNITIES

     Management believes that approximately $90 million of net annual cost savings will be achieved by the end of the fourth full year of combined operations. It is also anticipated that approximately $117 million in Merger-related capital expenditures and $50 million of other non-recurring costs will be required to complete store conversions, integrate operations and expand warehouse facilities over the same period. Although a portion of the anticipated cost savings is premised upon the completion of such capital expenditures, management believes that over 70% of the cost savings could be achieved without making any Merger-related capital expenditures. The following anticipated savings are based on estimates and assumptions made by the Company that are inherently uncertain, though considered reasonable by the Company, and are subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of management. There can be no assurance that such savings will be achieved. The sum of the components of the estimated cost savings exceeds $90 million; however, management has made an offsetting adjustment to reflect its expectation that a portion of the savings will be reinvested in the Company's operations. See "Risk Factors -- Ability to Achieve Anticipated Cost Savings."

     Reduced Advertising Expenses. As a result of the consolidation of conventional format stores in Southern California under the "Ralphs" name, the Company will eliminate advertising associated with Food 4 Less' existing Alpha Beta, Boys and Viva formats. Because Ralphs' current advertising program now covers the Southern California region, the Company will be able to expand the number of Ralphs stores without significantly increasing advertising costs. Management estimates that annual advertising cost savings of approximately $28 million will be achieved in the first full year of combined operations.

     Reduced Store Operations Expense. Management expects to reduce store operations costs as a result of both reduced labor and benefit costs and reduced non-labor expenses. Projected labor and benefit cost savings are based primarily on Ralphs' labor scheduling system, which has reduced Ralphs' labor costs relative to those of Food 4 Less. Other labor savings will result from the reduction of certain high-cost labor as a result of changed manufacturing, warehouse and distribution practices, and productivity enhancements resulting from the installation of Ralphs store level systems.

     Non-labor expense reductions are based primarily on the installation of Ralphs' computerized energy management equipment in Food 4 Less stores which will require significant capital expenditures. The expense savings associated with the use of this equipment is based on Ralphs' historical experience. Other significant non-labor expense reductions are projected to come from improved safety programs, increased cardboard baling revenues, changes to guard and shoplift agent programs and a reduction in supply and packaging costs. Total labor and non-labor operational savings estimated at approximately $21 million annually are anticipated to be achieved by the fourth full year of combined operation.

     Increased Volume Purchasing Efficiencies. Management has identified approximately $19 million of cost savings it believes can be achieved as a result of purchasing efficiencies. These efficiencies consist primarily of (i) savings from increased discounts and allowances as a result of the combined volume of the two companies; (ii) an improvement in the terms of vendor contracts for products carried in the Company's stores on an exclusive or promoted basis; and (iii) savings from the conversion of some less-than-truckload shipping quantities to full truckload quantities. These savings are anticipated to be achieved by the second full year of combined operation.


     Warehousing and Distribution Efficiencies. The consolidation of the Company's warehousing and distribution facilities into Ralphs' two primary facilities located in Compton, California and in the Atwater district of Los Angeles and Food 4 Less' primary facility located in La Habra, California will result in lower outside storage, transportation and labor costs. The Company plans facility additions at one Ralphs facility to accommodate the additional volume as a result of such consolidation. Management anticipates improvements in the areas of automation, inventory management and handling, delivering, scheduling and route optimization and worker safety. In addition, the Company plans to close two existing facilities, which will result in lower occupancy expenses. Management believes that annual savings of approximately $16 million associated with warehousing and distribution will be achieved, before giving effect to capital expenditures in connection with facilities expansions and facility closing costs. Such savings are expected to be achieved by the third full year of combined operations.


     Consolidated Manufacturing. Ralphs and Food 4 Less operate manufacturing facilities that produce similar products or have excess capacity. Through the consolidation of meat, bakery, dairy and other manufacturing and processing operations, and the discontinuance of external purchases of certain goods that can be manufactured internally, management believes that annual cost savings of approximately $11 million can be achieved. In each instance, management has identified the facilities best suited to the needs of the combined company and has estimated the expense savings associated with each consolidation. The combined company will utilize a 316,000 square foot bakery and a 25,722 square foot milk processing plant, located at Food 4 Less' La Habra facility, and a 28,000 square foot milk processing plant, a 9,000 square foot ice cream processing plant, and a 23,000 square foot delicatessen kitchen located at Ralphs' Compton facilities. Previously, Ralphs purchased bakery products externally and Food 4 Less purchased ice cream and delicatessen items externally. Management also plans to utilize Ralphs' third party meat processors, which have historically provided Ralphs with a full line of prefabricated and retail cuts of beef, to produce meat for Food 4 Less stores. Management anticipates that manufacturing expense savings will be achieved by the second full year of combined operation.

     Consolidated Administrative Functions. The Company expects to achieve savings from the elimination of redundant administrative staff, the consolidation of management information systems and a decreased reliance on certain outside services and consultants. To reduce headcount, the Company plans to target several functions for consolidation, including accounting, marketing, management information systems, and administration and human resources. The Company plans to eliminate a data processing center, which is anticipated to result in savings in the areas of equipment, software, headcount and outside programmer fees. The Company also plans to eliminate the use of third party administrators to handle workers compensation and general liability claims. Management estimates that annual savings of approximately $15 million associated with consolidating administrative functions will be achieved by the second full year of combined operation.

  EXPERIENCED MANAGEMENT TEAM

     The executive officers of the Company have extensive experience in the supermarket industry. The strength of Ralphs management expertise is evidenced by Ralphs' reputation for quality and service, its technologically advanced systems, strong store operations and high historical EBITDA margins. The Food 4 Less management team will provide valuable experience in operating warehouse supermarkets and in effectively integrating companies into a combined operation. Following the acquisition of Alpha Beta in 1991, Food 4 Less management successfully integrated Alpha Beta with its existing Southern California operations and (within three years) achieved annual cost savings in excess of $40 million (compared to a pre-acquisition estimate of approximately $33 million). See "Management."

WAREHOUSING AND DISTRIBUTION

     The combined Company will utilize Ralphs' technologically advanced warehousing and distribution systems, which include a 17 million cubic foot high-rise automated storage and retrieval system warehouse

(the "ASRS") for non-perishable items and a 5.4 million cubic foot perishable service center (the "PSC") designed for processing, storing and distributing all perishable items. These facilities and the Food 4 Less La Habra warehouse will provide the Company with substantial operating benefits, including: (i) enhanced turnover to further improve the freshness and quality of in-store products, (ii) additional opportunities in forward buying programs and (iii) an increase in the percentage of inventory supplied by the Company's own warehousing and distribution system. Management believes the consolidation of these operations will enable the Company to meet the combined inventory requirements of all stores with fewer employees and lower operating and occupancy-related expenses.



     In November 1987, Ralphs opened the 17 million cubic foot highrise ASRS warehouse for non-perishable items in the Atwater district of Los Angeles, at a cost of approximately $50 million. This facility significantly increased capacity and improved the efficiency of Ralphs' warehouse operations. The automated warehouse has a ground floor area of 170,000 square feet and capacity of approximately 50,000 pallets. Guided by computer software, ten-story high cranes move pallets from the receiving dock to programmed locations in the ASRS warehouse while recording the location and time of storage. Goods are retrieved and delivered by the cranes to conveyors leading to an adjacent "picking" warehouse where individual store orders are filled and shipped. The Company plans to utilize existing unused capacity to accommodate additional volume resulting from the consolidation. The ASRS facility can hold substantially more inventory and requires fewer employees to operate than a conventional warehouse of equal size. This facility has reduced Ralphs' warehousing costs of non-perishable items markedly, enabling it to take advantage of advance buying opportunities and minimize "out-of-stocks." The Company plans to close two existing Ralphs warehouse facilities in Los Angeles and Carson, California, each of which is currently operated on a short-term lease, pending expansion of Ralphs' ASRS warehouse.


     In mid-1992, Ralphs opened the 5.4 million cubic foot PSC facility in Compton, California, designed to process and store all perishable products. This facility cost approximately $35 million and has provided Ralphs with the ability to deliver perishable products to its stores on a daily basis, thereby improving the freshness and quality of these products. The facility contains an energy efficient refrigeration system and a computer system designed to document the location and anticipated delivery time of all inventory. The PSC has consolidated the operations of three existing facilities and holds more inventory than the facilities it replaced, thereby reducing Ralphs' warehouse distribution costs. The Company also plans to expand the PSC facility to accommodate additional volume resulting from the consolidation.


     Food 4 Less currently operates a centralized manufacturing, warehouse and office facility in La Habra, California which it leases from Alpha Beta's former parent corporation. The La Habra facility measures 1,378,083 total square feet over 75 acres and, in addition to serving warehousing, distribution and office functions, houses manufacturing operations which include a bakery and a creamery. The La Habra facility is operated pursuant to a long-term lease which expires in 2001. The La Habra facility is expected to be used as an additional distribution and warehouse facility.


     Most Ralphs stores and Food 4 Less Southern California stores are located within approximately a one-hour drive from Ralphs' distribution and warehousing facilities. This geographical concentration, combined with Ralphs' efficient order system, shortens the lead time between the placement of a merchandise order and its receipt.


     Food 4 Less is party to a joint venture with a subsidiary of Certified Grocers of California, Ltd. which operates a general merchandise warehouse in Fresno, California. Management is evaluating the role of such warehouse in the operation of the combined Company.


MANUFACTURING

     Ralphs' manufacturing operations produce a variety of dairy and other products, including fluid milk, ice cream, yogurt and bottled waters and juices as well as packaged ice, cheese and salad preparations. Ralphs contracts with meat processors to provide a full line of prefabricated and retail cuts of beef. Ralphs ceased its bakery operations during the second quarter of Fiscal 1993 at its 102,000 square foot facility in Los Angeles.

Food 4 Less' La Habra facility includes a full-line bakery as well as a creamery and certain other manufacturing operations.

     The following table sets forth information concerning the principal manufacturing and processing facilities expected to be owned and operated by the
Company:

                  FACILITY                                   SQUARE FEET    LOCATION
                  --------                                   -----------    --------
            Milk processing................................     28,000      Compton
            Ice cream processing...........................      9,000      Compton
            Delicatessen kitchen...........................     23,000      Compton
            Bakery.........................................    316,000      La Habra
            Milk processing................................     25,722      La Habra

Management believes that Ralphs' manufacturing facilities and the La Habra bakery can accommodate the volume requirements of the Company, after planned expenditures of approximately $3.0 million over the next year.

PRIVATE LABEL PROGRAM

     Through its private label program, Ralphs offers approximately 2,800 items under the "Ralphs," "Private Selection," "Perfect Choice" and "Plain Wrap" brand names. These products provide quality comparable to that of national brands at prices 20-30% lower. Gross margins on private label goods are generally higher than on national brands. Management believes its private label program is one of the most successful programs in the supermarket industry, representing 17.3% of sales (excluding meats, service delicatessen and produce items) during the twelve months ended July 17, 1994. This figure has grown in the past few years, and management intends to continue the growth of its private label program in the future.

     Food 4 Less has entered into several private label licensing arrangements which allow it to exclusively utilize recognized brand names in connection with certain goods it manufactures or purchases from others, including "Carnation" and "Sunnyside Farms" (dairy products) and "Van de Kamps" (baked goods). In addition, Food 4 Less has entered into an agreement to distribute private label dry grocery and frozen products under the "Sunny Select" and "Grocers Pride" labels and has established its own private label, "Equality," for health and beauty aid products. Food 4 Less actively promoted its private label products during fiscal 1994, and management believes that the additional variety, superior quality and promotional program resulted in an overall increase in private label sales and corresponding gross margins. It is expected that the Company will continue the Carnation, Van de Kamps and certain of its other licensing agreements following the Merger.

EXPANSION AND DEVELOPMENT

     As a result of Ralphs' 122-year history and Alpha Beta's 91-year history in Southern California, the Company will have valuable and well established store locations, many of which are in densely populated metropolitan areas. Additionally, the Company will have a technologically advanced store base. During the five years ended June 25, 1994, on a combined basis, Ralphs and Food 4 Less opened 74 new stores and remodeled 211 stores. Approximately 84% of the Company's stores have been opened or remodeled in the last five years.

     The Company plans to expand the Southern California Division by acquiring existing stores and constructing new ones. The Company intends to continue to focus its new store construction and store conversion efforts during calendar 1995 and future years primarily within existing marketing areas. Such efforts will encompass both of the Company's store formats, namely Food 4 Less and Ralphs. To this end, the Company plans to continue its store expansion program in Southern California by opening 17 new stores during calendar 1995 (including three Food 4 Less stores which will be located in San Diego, a new market for Food 4 Less), and additional stores in subsequent years. Moreover, in connection with the Merger, the Company plans to convert approximately 16 conventional stores currently managed by Food 4 Less and approximately 23 stores currently managed by RGC to the "Food 4 Less" name and warehouse format, as Food 4 Less stores have proven to have a strong appeal to value-conscious consumers across a wide range of demographic groups. See "-- The Merger -- Two Leading Complementary Formats." Remodeling activity in Southern California will be focused on the conventional format stores, including 13 planned major remodels of such stores during calendar 1995. The Company's expansion, remodel and conversion efforts have required, and will continue to require, the funding of significant capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     During the last five fiscal years, Ralphs has opened 46 new stores and remodeled 87 stores at a cost of approximately $283.6 million. A majority of these new and remodeled stores offer expanded produce and European-style seafood departments, service delicatessens, fresh bakeries and a broad selection of general merchandise. With enhanced decor reflecting contemporary interior design, these stores are designed to provide a quality shopping experience. At the end of Fiscal 1993, 133 of Ralphs' 165 total stores were newly built or remodeled within the past five fiscal years. While Ralphs has sold or closed 15 stores during the last five fiscal years, the number of Ralphs' stores has increased from 142 stores at January 28, 1990 to 165 stores at January 30, 1994.

     During the last five fiscal years, in Southern California Food 4 Less has acquired or opened 172 stores (which includes 142 stores acquired in connection with the acquisition of Alpha Beta) and remodeled 113 stores. Since its acquisition of Alpha Beta in 1991, Food 4 Less has undertaken an extensive program of store remodels, conversions and additions, which have resulted in a substantially improved store base. During Fiscal 1994, Food 4 Less spent approximately $50.7 million on capital improvements in Southern California. Additionally, since the Alpha Beta acquisition, Food 4 Less has converted 11 Southern California stores from conventional formats to the warehouse format. As Food 4 Less has remodeled existing stores, opened new larger stores and closed smaller, marginally performing stores, there has been a net reduction in store count, from 209 stores to 196 stores from the year ended June 29, 1991 ("Fiscal 1991") to the end of Fiscal 1994, but an increase in average store size. The average square feet per store has increased from 28,700 at the end of Fiscal 1991 to 30,500 at the end of Fiscal 1994. During the last five fiscal years, 29 stores have been closed or sold (including five stores which closed as a result of the April 1992 civil unrest in Los Angeles).

     The Company will select most new store sites from developers' proposals after such proposals have been researched and analyzed by the Company's personnel. Each site will be monitored for population shifts, zoning changes, traffic patterns, and nearby new construction and competitors' stores in an effort to determine sales potential. The Company will actively participate with developers in order to attain the Company's objectives for the site, including adequate parking and complementary co-tenant mix. Remodeling involves enhancing a store's decor through fixture replacement, upgrading of service departments and improvements to lighting systems. In order to minimize the disruptive effect on sales, most stores will be kept open during the remodeling period. The primary objectives of remodeling will be to improve the attractiveness of stores, increase sales of higher margin product categories and to increase selling area where feasible.

     Remodelings and openings, among other things, are subject to the availability of developers' financing, agreements with developers and landlords, local zoning regulations, construction schedules and other factors, including costs, often beyond the Company's control. Accordingly, there can be no assurance that the schedule will be met. Further, the Company expects increasing competition for new store sites, and it is possible that this competition might adversely affect the timing of its new store opening program.

ADVERTISING AND PROMOTION

     Ralphs' marketing strategy is to provide a combination of wide product selection, quality and freshness of perishable products, competitive prices and double coupons supporting Ralphs' advertising theme "Everything You Need. Every Time You Shop." In February 1994, Ralphs launched the Ralphs Savings Plan, a new marketing campaign designed to enhance customer value. The Ralphs Savings Plan is comprised of six major components: Guaranteed Low Prices ("GLPs"), Price Breakers, Big Buys, Multi-Buys, Ralphs Brand Products and Double Coupons. GLPs guarantee low prices on certain high volume items that are surveyed and updated every four weeks. Price Breakers are weekly advertised items that offer significant savings. Big Buys are club size items at prices competitive to club store prices and Multi-Buys offer Ralphs shoppers the opportunity to purchase club store quantities of regular sized items at prices competitive to club store prices.

In conjunction with this new campaign Ralphs' private label offering of approximately 2,800 products provides value to the customer. In the second quarter of 1994, Ralphs began more aggressively promoting perishables through weekly ad features and lower prices. In addition, Ralphs increased the number of storewide GLPs. Further, a mailer program was intensified to highlight the perishable pricing and increased GLPs.

     Ralphs stores promote sales through the use of product coupons, consisting of manufacturers' coupons and Ralphs' own promotional coupons. Ralphs offers a double coupon program in all stores with Ralphs matching the price reduction offered by the manufacturer. Ralphs also generates store traffic through weekly advertised specials, special sales promotions such as discounts on recreational activities, seasonal and holiday promotions, increased private label selection, club pack items and exclusive product offerings. Current advertising by Ralphs has substantially the same market coverage as Food 4 Less and it is expected that following the Merger duplicative advertising can be eliminated.

     The Food 4 Less warehouse stores utilize print and radio advertising which emphasizes Food 4 Less' low-price leadership, rather than promoting special prices on individual items. The Food 4 Less warehouse stores also utilize weekly advertising circulars, customized to local communities, which highlight the merchandise offered in each store.

INFORMATION SYSTEMS AND TECHNOLOGY

     Ralphs' management utilizes technology and industrial engineering methods to enhance operating efficiency. Every checkout lane in every Ralphs store has a point of sale terminal. Information from these terminals is utilized to allocate shelf space, select merchandise based on the buying patterns of each store, reduce out-of-stocks and increase efficiency at the checkstand and in the warehouses. Industrial engineering methods are used to schedule labor thereby improving productivity at the store level and in warehousing and distribution operations.

     Ralphs was the first supermarket chain in the western United States to adopt scanning in all of its stores and has upgraded this equipment through the purchase of IBM 4680 point-of-sale computers. All Ralphs stores use laser scanning equipment, operating through an integrated computer system, to scan the Universal Product Code, which provides prices and descriptions for most products.

     Ralphs has a Uniform Communications Standard purchase order system that electronically links Ralphs to major suppliers via computer. This system has enabled the automated processing of purchase orders which management believes reduces the lead time required for product purchases. In Fiscal 1994, Ralphs completed installation of an industry standard, direct store delivery receiving system for goods delivered directly by vendors. This system allows the receipt of each order to be recorded electronically, thereby confirming product retail price and purchase authorization. This system has reduced the incidence of billing errors and unauthorized deliveries.

     Industrial engineering standards have been established for all major work functions in Ralphs stores, ranging from stocking to checkout. Performance of each major department in each store is measured weekly against these standards. Similar measurements are made in Ralphs' distribution, warehouse and manufacturing operations. Ralphs believes that its application of qualitative methods to the operation of the business has given it a competitive advantage and has better enabled management to run its business efficiently and to control costs.

     The Company plans to convert the Food 4 Less management information systems to the Ralphs management information systems. Ralphs stores that will be converted to the Food 4 Less format will continue to use the Ralphs programs.

NORTHERN CALIFORNIA AND MIDWESTERN DIVISIONS

     The Northern California Division of Food 4 Less operates 19 conventional supermarkets in the greater San Francisco Bay Area under the names "Cala" and "Bell," and six warehouse format stores under the "Foods Co." name. Management believes that the Northern California Division has excellent store locations in the city of San Francisco that are very difficult to replicate. The Midwestern Division of Food 4 Less operates 38 stores, of which 33, including ten former "Food Barn" stores which Food 4 Less acquired in March 1994, are warehouse format stores operated under the "Food 4 Less" name, and five of which are conventional supermarkets operated under the "Falley's" name. Of these 38 stores, 34 are located in Kansas and four are located in Missouri. Management believes the Food 4 Less warehouse format stores are the low-price leaders in each of the markets in which they compete. The Northern California Division's conventional store strategy is to attract customers through its convenient locations, broad product line and emphasis on quality and service and its advertising and promotion strategy highlights the reduced price specials offered in its stores. In contrast, the Company's warehouse format stores, operated under the Food 4 Less name in the Midwestern Division and the Foods Co. name in the Northern California Division, emphasize lowest overall prices rather than promoting special prices on individual items. The Northern California Division's conventional stores range in size from approximately 8,900 square feet to 32,800 square feet, and average approximately 19,400 square feet. The Northern California Division's warehouse stores range in size from approximately 30,000 square feet to 59,600 square feet, and average approximately 37,900 square feet. The Midwestern Division's warehouse format stores range in size from approximately 8,800 square feet to 60,200 square feet and average approximately 37,300 square feet.

     The Northern California Division purchases merchandise from a number of suppliers; however, approximately 40% of its purchases are made through Certified Grocers of California, Ltd. ("Certified"), a food distribution cooperative, pursuant to supply contracts. The Northern California Division does not operate its own warehouse facilities, relying instead on direct delivery to its stores by Certified and other vendors. Food 4 Less' Southern California warehouse facilities supply a portion of the merchandise sold in the Northern California Division stores, and it is expected that, following completion of the Merger, the Company's Southern California warehouses will continue to do so.

     The Midwestern Division's primary supplier is Associated Wholesale Grocers ("AWG"), a member-owned wholesale grocery cooperative based in Kansas City. The Midwestern Division does not operate a central warehouse, but purchases approximately 73% of the merchandise sold in its stores from AWG. Management believes that, as AWG's largest single customer, the Midwestern Division has significant buying power, allowing it to provide a broader product line more economically than it could if it maintained its own full-line warehouse. The Midwestern Division produces approximately 50% of all case-ready fresh meat items sold in its stores at its central meat plant located in Topeka, Kansas.

     In fiscal 1990, the Northern California Division initiated a remodeling program to upgrade its stores and to increase profitability. Food 4 Less remodeled 15 stores during the past five fiscal years, and opened five new stores during the past four fiscal years. During fiscal 1994, Food 4 Less opened one new warehouse store, converted three existing stores to the warehouse format and remodeled one conventional format store. The Company has closed 4 stores during the past five fiscal years and increased its number of stores from 22 at the end of the fiscal year ended June 30, 1990 to 24 at the end of the fiscal year ended June 25, 1994. The average square feet per store has increased from 20,000 at the end of fiscal 1990 to 23,300 at the end of fiscal 1994. The Company plans to open one additional warehouse format store and remodel two conventional format stores during fiscal 1995. Management plans to further expand the Northern California Division in the future by acquiring existing stores and constructing new stores, including warehouse stores. The Northern California Division Food 4 Less warehouse stores were renamed "Foods Co." in fiscal 1994 following the sale by Food 4 Less of exclusive rights to use the "Food 4 Less" name in Northern California to Fleming Companies, Inc. See "Licensing Operations."

     The Company intends to focus its Midwestern Division expansion primarily on its Food 4 Less operations. While Food 4 Less expects to construct new stores, it may also expand operations by purchasing existing Food 4 Less stores from unaffiliated licensees, or by acquiring existing supermarkets and converting them to the Food 4 Less warehouse format. The acquisition in March 1994 of ten warehouse stores formerly operated as "Food Barn" stores increased the Midwestern Division's Food 4 Less warehouse store count from 23 at June 26, 1993 to 33 at June 25, 1994. During the last five fiscal years, the Midwestern Division has opened 3 new stores, acquired 13 stores, closed one store and remodeled 10 stores.

COMPETITION

     The supermarket industry is highly competitive and characterized by narrow profit margins. The Company's competitors in each of its operating divisions include national and regional supermarket chains, independent and specialty grocers, drug and convenience stores, and the newer "alternative format" food stores, including warehouse club stores, deep discount drug stores and "super centers." Supermarket chains generally compete on the basis of location, quality of products, service, price, product variety and store condition. The Company regularly monitors its competitors' prices and adjusts its prices and marketing strategy as management deems appropriate in light of existing conditions. Some of the Company's competitors have greater financial resources than the Company and could use these resources to take steps which could adversely affect the Company's competitive position.

     The Southern California stores compete with several large national and regional chains, principally Albertsons, Hughes, Lucky, Smith's, Stater Bros., and Vons, and with smaller independent supermarkets and grocery stores as well as warehouse clubs and other "alternative format" food stores. The Northern California Division competes with large national and regional chains, principally Lucky and Safeway, and with independent supermarket and grocery store operators and other retailers, including "alternative format" stores. The Midwestern Division's supermarkets compete with several national and regional supermarket chains, principally Albertsons and Dillons, as well as independent and "alternative format" stores such as Hypermarket USA. Food 4 Less positions its Food 4 Less warehouse format supermarkets as the overall low-price leader in each marketing area in which they operate. In addition, management believes that Ralphs is a leading competitor in many of its marketing areas, based on its strong customer franchise, desirable store locations, technology and efficient distribution systems.

EMPLOYEES

  RALPHS

     At July 17, 1994, Ralphs had 6,052 full-time and 8,755 part-time employees as follows:

        EMPLOYEE TYPE                                    UNION      NON-UNION     TOTAL
        -------------                                    ------     ---------     ------
        Hourly.......................................    13,487         250       13,737
        Salaried.....................................        --       1,070        1,070
                                                         ------       -----       ------
                  Total employees....................    13,487       1,320       14,807

     Of Ralphs' 14,807 total employees at July 17, 1994, 13,487 were covered by union contracts principally with the UFCW. The table below sets forth information regarding Ralphs' union contracts which cover more than 100 employees.

              UNION                     NUMBER OF EMPLOYEES COVERED           DATE OF EXPIRATION
- - ----------------------------------    --------------------------------        -------------------
UFCW                                  10,506 clerks and meatcutters           October 6, 1996
International Brotherhood of
  Teamsters                           1,607 drivers and warehousemen          September 13, 1998
Hotel Employees and Restaurant
  Employees                           906                                     September 10, 1995
Hospital and Service Employees        323 Los Angeles                         January 19, 1997
                                      66 San Diego                            April 20, 1997

  FOOD 4 LESS

     At June 25, 1994, Food 4 Less had a total of 5,728 full-time and 8,959 part-time employees as follows:

        EMPLOYEE TYPE                                    UNION      NON-UNION     TOTAL
        -------------                                    ------     ---------     ------
        Hourly.........................................  11,882       1,907       13,789
        Salaried.......................................      --         898          898
                                                         ------       -----       ------
                  Total employees......................  11,882       2,805       14,687

     Of Food 4 Less' 14,687 total employees at June 25, 1994, 11,882 were covered by union contracts, principally with UFCW. The table below sets forth information regarding Food 4 Less' union contracts which cover more than 100 employees.

                                                        NUMBER OF                  DATE OF
                    UNION                           EMPLOYEES COVERED            EXPIRATION
- - ----------------------------------------------  --------------------------  ---------------------
UFCW..........................................  7,908 Southern California   October 6, 1996
                                                  clerks and meatcutters
Hospital and Service Employees................  299 Southern California     January 19, 1997
                                                  store porters
International Brotherhood of Teamsters........  886 Southern California     September 13, 1998
                                                  produce drivers
                                                  and warehousemen
UFCW..........................................  971 Northern California     February 28, 1995(a)
                                                  clerks and meatcutters
UFCW..........................................  1,532 Southern California   February 25, 1996
                                                  clerks and meatcutters
Bakery and Confectionery Workers..............  192 Southern California     July 8, 1995
                                                  bakers

- - ---------------

(a) Certain of such employees are covered by contracts expiring on March 4, 1995 or June 2, 1996.

     Pursuant to their collective bargaining agreements, both Ralphs and Food 4 Less contribute to various union-sponsored, multi-employer pension plans.

     The terms of most collective bargaining agreements that cover employees of conventional stores operated by Food 4 Less are substantially identical to the terms of the corresponding collective bargaining agreements of Ralphs. The terms of each company's collective bargaining agreements generally will remain in effect following the Merger, although it is expected that, as a result of current negotiations, Ralphs' collective bargaining agreements will apply to all Company stores converted to the Ralphs name and format, and the collective bargaining agreements that cover employees of Food 4 Less warehouse format stores will apply to all Company stores converted to the Food 4 Less name and warehouse format.

     Management believes that both Ralphs and Food 4 Less have good relations with their employees.

LICENSING OPERATIONS

     Food 4 Less owns the "Food 4 Less" trademark and service mark and licenses the "Food 4 Less" name for use by others. In Fiscal 1994, earnings from licensing operations were approximately $270,000. An exclusive license with the right to sublicense the "Food 4 Less" name in all areas of the United States except Arkansas, Iowa, Illinois, Minnesota, Nebraska, North Dakota, South Dakota, Wisconsin, the upper peninsula of Michigan, certain portions of Kansas, Missouri, and Tennessee has been granted to Fleming Companies, Inc. ("Fleming"), a major food wholesaler and retailer. In August of 1993, Food 4 Less amended (the "Amendment") its licensing agreement with Fleming to give Fleming exclusive use of the Food 4 Less name in Northern California and Food 4 Less exclusive use in Southern California. Fleming paid Food 4 Less a fee of $1.9 million for the Amendment. With the exception of Northern California, and subject to the Amendment and certain proximity restrictions, Food 4 Less retains the right to open and operate its own "Food 4 Less" warehouse supermarkets throughout the United States. As of June 25, 1994, there were 158 Food 4 Less warehouse supermarkets in 20 states, including the 61 stores owned or leased and operated by

Food 4 Less. Of the remaining 97 stores, Fleming operates three under license, 67 are operated under sublicenses from Fleming and 27 are operated by other licensees.

PROPERTIES

     At October 1, 1994, Ralphs and Food 4 Less operated a total of 429 stores, as set forth in the table below:




                                                    NUMBER OF
                                                   SUPERMARKETS
                                                  --------------        TOTAL        SELLING
                                                  OWNED   LEASED     SQUARE FEET   SQUARE FEET
                                                  -----   ------     -----------   -----------
                                                                          (IN THOUSANDS)
        Southern California.....................    49      317(a)      12,929         9,174
        Northern California.....................    --       25            610           424
        Midwestern..............................     2(b)    36          1,357         1,025
                                                    --      ---         ------        ------
                  Total.........................    51      378(c)      14,896        10,623
                                                    ==      ===         ======        ======

- - ---------------

(a) Includes 17 stores located on real property subject to a ground lease.

(b) Includes one store that is partially owned and partially leased.

(c) The average remaining term (including renewal options) of Ralphs' and Food 4 Less' supermarket leases is 27 years.

The number of Ralphs and Food 4 Less stores by size classification as of October 1, 1994 is as follows:

                     AVERAGE GROSS SQUARE FEET      AVERAGE SELLING SQUARE FEET              NUMBER OF STORES
  TOTAL SQUARE      ---------------------------     ---------------------------     -----------------------------------
      FEET            RALPHS        FOOD 4 LESS       RALPHS        FOOD 4 LESS      RALPHS       FOOD 4 LESS     TOTAL
- - ----------------    ----------      -----------     ----------      -----------     --------      -----------     -----
 8,800 - 15,599          --            13,175            --             9,478           --             8            8
15,600 - 25,000        21,867          21,740          16,709          14,880            3            92           95
25,001 - 30,000        27,926          26,966          19,725          18,633           15            37           52
30,001 - 35,000        32,993          32,574          24,204          23,247           31            51           82
35,001 - 40,000        37,254          36,804          27,053          26,272           32            27           59
40,001 - 45,000        43,264          42,329          31,422          30,038           59            12           71
45,001 - 50,000        46,356          48,037          33,185          34,572           15            11           26
50,001 - 84,280        68,400          55,056          48,466          37,814           13            23           36

     At October 1, 1994, the Company also operated 20 distribution, warehouse and administrative facilities and five manufacturing and processing facilities, 14 of which are owned and 11 of which are leased. Certain of the facilities are expected to be sold, closed or subleased following completion of the Merger. See "-- Warehousing and Distribution."

     Ralphs' distribution and warehouse facilities include the 17 million cubic foot ASRS warehouse for nonperishable items that Ralphs opened in November 1987 and the 5.4 million cubic foot PSC facility for the processing and storage of perishable products opened in mid-1992. Food 4 Less operates two warehouse facilities: The largest of such facilities is Food 4 Less' central office, manufacturing and warehouse complex in La Habra, California, which occupies approximately 1.4 million total square feet over 75 acres. Food 4 Less has entered into a lease of the La Habra property which expires in 2001 (and which may be extended for up to 15 years at the election of Food 4 Less), with American Food and Drug, Inc. ("AFDI"), a subsidiary of American Stores Company, and has an option to purchase such property. Rent on the La Habra property was $6.3 million in Fiscal 1994. Four of Food 4 Less' supermarkets are also leased from AFDI. In addition to the La Habra facility, Food 4 Less leases a 321,000 square foot warehouse in Los Angeles. This warehouse, which was formerly owned by Food 4 Less, was the subject of a sale leaseback arrangement entered into by Food 4 Less in August 1990. For information regarding the Company's plan to consolidate its warehouse facilities following completion of the Merger, see "-- The Merger -- Substantial Cost Savings Opportunities -- Warehousing and Distribution Efficiencies."

LEGAL PROCEEDINGS

     In December 1992, three California state antitrust class action suits were commenced in Los Angeles Superior Court against RGC and Food 4 Less and other major supermarket chains located in Southern California, alleging that they conspired to refrain from competing in the retail market for fluid milk and to fix the retail price of fluid milk above competitive prices. Specifically, class actions were commenced by Diane

Barela and Neila Ross, Ron Moliare and Paul C. Pfeifle on December 7, December 14, and December 23, 1992, respectively. The Court has yet to certify any of these classes. A demurrer to the complaints was denied. RGC had reached an agreement in principle to settle these cases, however no settlement agreement was signed. Food 4 Less is continuing to actively defend these suits and Ralphs has elected to defer any further settlement discussions until after the consummation of the Merger. The Company does not believe that the resolution of these cases will have a material adverse effect on its future financial condition. Any settlement would be subject to court approval.

     On March 25, 1991, George A. Koteen Associates, Inc. ("Koteen Associates") commenced an action in San Diego Superior Court alleging that RGC breached an alleged utility rate consulting agreement. In December 1992, a jury returned a verdict of approximately $4.9 million in favor of Koteen Associates and in March 1993, attorney's fees and certain other costs were awarded to the plaintiff. RGC has appealed the judgment and fully reserved in Fiscal 1992 against an adverse judgment.

     In April 1994, RGC was served with a complaint filed by over 240 former employees at Ralphs' bakery in the Atwater district of Los Angeles (the "Bakery Plaintiffs"). The action was commenced in the United States District Court for the Central District of California, and, among other claims, the Bakery Plaintiffs alleged that RGC breached its collective bargaining agreement and violated the Workers Adjustment Retraining Notification Act (the "WARN Act") when it downsized and subsequently closed the bakery. In their complaint, the Bakery Plaintiffs are seeking damages for lost wages and benefits as well as punitive damages. The Bakery Plaintiffs also named RGC and two of its management employees in fraud, conspiracy and emotional distress causes of action. In addition, the Bakery Plaintiffs sued their union local for breach of its duty of fair representation and other alleged misconduct, including fraud and conspiracy. The defendants have answered the complaint and discovery is ongoing. Trial is set for February, 1996, and RGC is vigorously defending this suit. Management believes, based on its assessment of the facts, that the resolution of this case will not have a material effect on the Company's financial position or results of operations.

     In addition, Food 4 Less and Ralphs are defendants in a number of other cases currently in litigation or potential claims encountered in the normal course of business which are being vigorously defended. In the opinion of management, the resolutions of these matters will not have a material effect on Food 4 Less' or Ralphs' financial position or results of operations.

CALIFORNIA SETTLEMENT AGREEMENT

     On December 14, 1994, Food 4 Less and Ralphs entered into a Settlement Agreement (the "Settlement Agreement") with the State of California to settle potential antitrust and unfair competition claims the State of California asserted against Ralphs and Food 4 Less relating to the effects of the Merger on supermarket competition in Southern California (the "State Claims"). Without admitting any liability in connection with the State Claims, Food 4 Less and Ralphs agreed in the Settlement Agreement to divest 27 specific stores in Southern California. Under the Settlement Agreement, the Company must divest 14 stores by June 30, 1995, and the balance of 13 stores by December 31, 1995. The Company also agreed not to acquire new stores from third parties in the six Southern California areas specified in the Settlement Agreement for five years following the date of the Settlement Agreement. If the Company fails to divest the required stores by the two dates set forth in the Settlement Agreement, the Company has agreed not to object to the appointment of a trustee to effect the required sales. The Settlement Agreement also requires the Company to pay the reasonable fees and costs of the attorneys and experts of the State of California associated with its review.

GOVERNMENT REGULATION

     Ralphs and Food 4 Less are subject to regulation by a variety of governmental agencies, including, but not limited to, the California Department of Alcoholic Beverage Control, the California Department of Agriculture, the U.S. Food and Drug Administration, the U.S. Department of Agriculture and state and local health departments. In addition, the Merger and the New Equity Investment are subject to the review of the Federal Trade Commission and may not be consummated prior to the expiration of the applicable waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

ENVIRONMENTAL MATTERS

     In January 1991, the California Regional Water Quality Control Board for the Los Angeles Region (the "Regional Board") requested that Ralphs conduct a subsurface characterization of Ralphs' Atwater property. This request was part of an ongoing effort by the Regional Board, in connection with the U.S. Environmental Protection Agency (the "EPA"), to identify contributors to groundwater contamination in the San Fernando Valley. Significant parts of the San Fernando Valley, including the area where Ralphs' Atwater property is located, have been designated federal Superfund sites requiring response actions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, because of regional groundwater contamination. On June 18, 1991, the EPA made its own request for information concerning the Atwater property. Since that time, the Regional Board has requested further investigations by Ralphs. Ralphs has conducted the requested investigations and has reported the results to the Regional Board. Approximately 25 companies have entered into a Consent Order (EPA Docket No. 94-11) with the EPA to investigate and design a remediation system for contaminated groundwater beneath an area which includes the Atwater property. Ralphs is not a party to that Consent Order, but is cooperating with requests of the subject companies to allow installation of monitoring or recovery wells on Ralphs' property. Based upon available information, management does not believe this matter will have a material adverse effect on the Company's financial condition or results of operations.

     Ralphs has removed several underground storage tanks and remediated soil contamination at the Atwater property. Although the possibility of other localized contamination from prior operations or adjacent properties exists at the Atwater property, management does not believe that the costs of remediating such contamination will be material to the Company.

     Apart from the Atwater property, the Company has recently had environmental assessments performed on a significant portion of Ralphs' facilities and Food 4 Less' facilities, including warehouse and distribution facilities. The Company believes that any responsive actions required at the examined properties as a result of such assessments will not have a material adverse effect on its financial condition or results of operations.

     Ralphs has incurred approximately $4.5 million in non-recurring capital expenditures for the mandated conversion of refrigerants during 1994. Food 4 Less may incur some additional capital expenditures for such conversion. Other than these expenditures, neither Ralphs nor Food 4 Less has incurred material capital expenditures for environmental controls during the previous three years, nor does management anticipate incurring such expenditures during the current fiscal year or the succeeding fiscal year.

     At the time that Food 4 Less acquired Alpha Beta in 1991, it learned that certain underground storage tanks located on the site of the La Habra facility may have released hydrocarbons. In connection with the acquisition of Alpha Beta the seller (who is also the lessor of the La Habra facility) agreed to retain responsibility, subject to certain limitations, for remediation of the release.

     Ralphs and Food 4 Less are subject to a variety of environmental laws, rules, regulations and investigative or enforcement activities, as are other companies in the same or similar business. The Company believes it is in substantial compliance with such laws, rules and regulations. These laws, rules, regulations and agency activities change from time to time, and such changes may affect the ongoing business and operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth certain information regarding the persons who are expected to serve as the executive officers and directors of the Company and New Holdings following the consummation of the Merger, the FFL Merger and the Reincorporation Merger.


                                                                              YEARS OF SUPERMARKET
                                                                                INDUSTRY SERVICE
                                                                          ----------------------------
          NAME             AGE                  POSITION                  MANAGERIAL POSITIONS   TOTAL
- - -------------------------  ---     -----------------------------------    --------------------   -----
Ronald W. Burkle           42      Director and Chairman of the Board              19              24
                                     of New Holdings and the Company
Byron E. Allumbaugh        63      Director and Chief Executive                    36              36
                                     Officer of New Holdings and the
                                     Company
George G. Golleher         46      Director and Vice Chairman of New               21              21
                                     Holdings and the Company
Alfred A. Marasca          53      Director of the Company and                     29              37
                                     President and Chief Operating
                                     Officer of New Holdings and the
                                     Company
Joe S. Burkle              71      Director and Executive Vice                     44              48
                                     President of New Holdings and the
                                     Company
Greg Mays                  48      Executive Vice President of New                 21              21
                                     Holdings and the Company
Terry Peets                50      Executive Vice President of New                 17              17
                                     Holdings and the Company
Jan Charles Gray           47      Senior Vice President, General                  19              31
                                     Counsel and Secretary of New
                                     Holdings and the Company
Alan J. Reed               48      Senior Vice President and Chief                 21              21
                                     Financial Officer of New Holdings
                                     and the Company
Patrick L. Graham          45      Director of New Holdings and the                --              --
                                     Company
Mark A. Resnik             47      Director of New Holdings and the                --              --
                                     Company

     Ronald W. Burkle has been a Director and the Chairman of the Board and Chief Executive Officer of Food 4 Less since its inception in 1989. Mr. Burkle co-founded Yucaipa in 1986 and has served as Director, Chairman of the Board, President and Chief Executive Officer of FFL since 1987 and of Holdings since 1992. From 1986 to 1988, Mr. Burkle was Chairman and Chief Executive Officer of Jurgensen's, a Southern California gourmet food retailer. Before joining Jurgensen's, Mr. Burkle was a private investor in Southern California. Mr. Burkle is the son of Joe S. Burkle.

     Byron E. Allumbaugh has been Chairman of the Board and Chief Executive Officer of Ralphs since 1976 and a Director since 1988. He also is a Director of the H.F. Ahmanson Company, El Paso Natural Gas Company and Ultramar, Inc.

     George G. Golleher has been a Director of Food 4 Less since its inception in 1989 and has been the President and Chief Operating Officer of Food 4 Less since January 1990. From 1986 through 1989 Mr. Golleher served as Senior Vice President, Finance and Administration, of The Boys Markets, Inc. Prior to joining The Boys Markets, Inc. in 1984, Mr. Golleher served as Vice President and Chief Financial Officer of Mayfair Markets, Inc. from 1983 to 1984.

     Alfred A. Marasca has been President, Chief Operating Officer and a Director of Ralphs since February 1994 and he was President from February 1993 to February 1994, Executive Vice President, Retail from 1991 until 1993 and Executive Vice President, Marketing from 1985 to 1991.

     Joe S. Burkle has been a Director and Executive Vice President of Food 4 Less since its inception in 1989 and has been Chief Executive Officer of Falley's, Inc. since 1987. Mr. Burkle began his career in the supermarket industry in 1946, and served as President and Chief Executive Officer of Stater Bros. Markets, a Southern California supermarket chain. Prior to 1987, Mr. Burkle was a private investor in Southern California. Mr. Burkle is the father of Ronald W. Burkle.

     Greg Mays has been Executive Vice President -- Finance and Administration, and Chief Financial Officer of Food 4 Less and of Holdings since December 1992. From 1989 until 1991, Mr. Mays was Chief Financial Officer of Almac's, Inc. and, from 1991 to December 1992, President and Chief Financial Officer of Almac's. From April 1988 to June 1989, Mr. Mays was Chief Financial Officer of Food 4 Less of Modesto, Inc. and Cala Foods, Inc.

     Terry Peets has been Executive Vice President of Ralphs since February 1994. He was Senior Vice President, Marketing from 1991 to February 1994, Senior Vice President, Merchandising from 1990 to 1991, Group Vice President, Merchandising from 1988 to 1990 and Group Vice President, Store Operations from 1987 to 1988.

     Jan Charles Gray has been Senior Vice President, General Counsel and Secretary of Ralphs since 1988. He was Senior Vice President and General Counsel from 1985 to 1988 and Vice President and General Counsel from 1978 to 1985.

     Alan J. Reed has been Senior Vice President and Chief Financial Officer of Ralphs since 1988. He was Senior Vice President, Finance from 1985 to 1988 and Vice President, Finance from 1983 to 1985.

     Patrick L. Graham joined Yucaipa as a general partner in January 1993. Prior to that time he was a Managing Director in the corporate finance department of Libra Investments, Inc. from 1992 to 1993 and PaineWebber Inc. from 1990 to 1992. From 1982 to 1990, he was a Managing Director of the corporate finance department of Drexel Burnham Lambert Incorporated and an Associate Director in the corporate finance department of Bear Stearns & Co., Inc.

     Mark A. Resnik has been a Director and the Vice President and Secretary of Food 4 Less since its inception in 1989, co-founded Yucaipa in 1986 and has been a Director, Vice President and Secretary of FFL since 1987. From 1986 until 1988, Mr. Resnik served as a Director, Vice President and Secretary for Jurgensen's. From 1983 through 1986, Mr. Resnik served as a Director, Vice President and General Counsel of Stater Bros. Markets.


     In addition to the directors named above, two members will be nominated to the Board of Directors of each of the Company and New Holdings by Apollo, and one member will be nominated to the Board of Directors of each of the Company and New Holdings by the other New Equity Investors, pursuant to the terms of the 1995 Stockholders Agreement. See "Description of Capital Stock -- 1995 Stockholders Agreement."


     All directors of the Company will hold office until the election and qualification of their successors. Executive officers of the Company will be chosen by the Board of Directors of the Company will serve at its discretion. It is anticipated that the Company will not pay any fees or remuneration to its directors for service on the board or any board committee, but that the Company will reimburse directors for their ordinary out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors.

                             EXECUTIVE COMPENSATION

EMPLOYMENT AGREEMENTS

     Concurrently with the consummation of the Merger, the Company will enter into employment agreements with certain of the current executive officers of Ralphs and Food 4 Less. It is expected that Byron E. Allumbaugh, George G. Golleher, Alfred A. Marasca, as well as other executive officers of the Company, will enter into three-year employment contracts with the Company and that the existing employment contracts, if any, of such officers will be cancelled.

     New Allumbaugh Agreement. The employment agreement between the Company and Byron Allumbaugh, 63, is expected to provide for a salary of $1 million for the first year and $1.25 million for the second year. If Mr. Allumbaugh continues as the Chief Executive Officer during the third year following the Merger, he would be entitled to a salary of $2 million and if he is employed in another capacity then he would be entitled to a salary of $1.25 million for the third year. Mr. Allumbaugh will be entitled to a bonus equal to his salary in each year if certain prescribed earnings targets (the "Earnings Targets") for the year are reached. If the Company completes an initial public offering of capital stock during the first two years of Mr. Allumbaugh's employment, Mr. Allumbaugh will remain Chief Executive Officer for one year after the public offering. If the public offering is anticipated to occur during the third year of Mr. Allumbaugh's employment agreement, Mr. Allumbaugh will resign as Chief Executive Officer six months prior to the intended date of the public offering but will continue to be employed at the lesser compensation level provided in his employment agreement until its termination.

     New Golleher Agreement. Food 4 Less is currently a party to a five-year employment agreement with George G. Golleher providing for annual base compensation of $350,000, plus employee benefits and an incentive bonus calculated in accordance with a formula based on Food 4 Less' earnings. Under the employment agreement, Mr. Golleher may terminate his employment agreement in the event of a change of control of Food 4 Less, in which case he is entitled to receive all of the salary and benefits provided under the agreement for the remaining term thereof, notwithstanding the termination of his employment. In connection with the consummation of the Merger the Food 4 Less board of directors has authorized the payment of a special bonus to George Golleher in a lump sum amount equal to the base salary due him under the remaining term of his employment agreement. As a condition of the payment of such bonus, Mr. Golleher's existing employment agreement will be cancelled, and he will enter into a new agreement containing terms to be mutually agreed upon between Food 4 Less and Mr. Golleher. The new employment agreement is expected to provide for an annual salary of $500,000 plus a bonus equal to his salary in each year if the Earnings Targets are reached.

     New Marasca Agreement. The employment agreement between the Company and Alfred Marasca is expected to provide for a salary of $500,000 per annum and an annual bonus equal to his salary if the Earnings Targets for the year are reached.

     General Provisions of the New Employment Agreements. The new employment agreements are expected to provide generally that the Company may terminate the agreement for cause or upon the failure of the employee to render services to the Company for a continuous period to be agreed upon by the Company and the employee because of the employee's disability. In addition, the employee's services may be suspended upon notice by the Company and in such event the employee will continue to be compensated by the Company during the remainder of the term of the agreement subject to certain offsets if the employee becomes engaged in another business.

     Existing Food 4 Less Employment Agreements. Food 4 Less entered into employment agreements with 24 officers providing for their employment for a one-year term commencing on the date of a change of control of Food 4 Less. These agreements provide for the payment of an incentive bonus calculated in accordance with Food 4 Less policies, and certain of the agreements provide for the payment of a special bonus payable upon a change of control (provided certain financial performance targets have been met). These agreements will become effective upon the consummation of the Merger. Greg Mays, who will be an Executive Vice President of the Company, will be entitled to receive a base salary of not less than $250,000 and a special bonus of $150,000 (provided certain financial performance targets have been met). It is anticipated that some, but not all, of these employment agreements will be replaced by new employment agreements with the Company.

     Joe Burkle Consulting Agreement. Food 4 Less has a consulting agreement with Joe S. Burkle providing for compensation of $3,000 per week, pursuant to which Mr. Burkle provides the management and consulting services of an executive vice president. The agreement has a five-year term, which is automatically renewed on January 1 of each year for a five-year term unless sixty days' notice is given by either party; provided that if Food 4 Less terminates Mr. Burkle's services for reasons other than for good cause, the payments due under the agreement continue for the balance of the term. It is expected that the Company will assume Mr. Burkle's consulting agreement upon the consummation of the Merger.

EQUITY APPRECIATION RIGHTS PLAN


     RGC has 1,500,000 EARs outstanding that were granted under the RGC 1988 Equity Appreciation Rights Plan, as amended (the "EAR Plan"). The outstanding EARs are held by 36 officers and former officers of Ralphs, including Byron Allumbaugh, Alfred Marasca, Alan Reed, Jan Charles Gray and Terry Peets. All outstanding EARs are vested in full and not subject to forfeiture by the holders, except in the event a holder's employment is terminated for cause within the meaning of the EAR Plan. The outstanding EARs represent the right to receive, in the aggregate, 15% of the increase of the appraised value of RGC's equity at the time of exercise over a base value of $120 million. Concurrently with the consummation of the Merger, the outstanding EARs will be redeemed for $22.8 million in cash. An additional $10 million of EAR payments that would otherwise be payable upon consummation of the Merger will be cancelled in exchange for the issuance of the Reinvestment Options (as defined). No future compensation expense will be recorded as the cancellation of certain EAR liabilities ($10.0 million) in consideration for the Reinvestment Options is deemed by management to reflect fair and equal value. See "-- New Management Stock Option Plan and Management Investment" and "Description of Capital
Stock -- New Equity Investment." The price to redeem the EARs is based on a $517 million valuation (the maximum valuation possible under the EAR Plan) of RGC's equity.


NEW MANAGEMENT STOCK OPTION PLAN AND MANAGEMENT INVESTMENT


     Upon the consummation of the Merger, certain members of Ralphs' management and Food 4 Less' management will be entitled to receive options to purchase common stock of New Holdings (the "New Options"). The New Options will have a term of ten years and the exercise price with respect to each New Option will be $10 per share, which is equal to the price paid by the New Equity Investors for the New Equity Investment. The New Options will represent 7.5% of the total equity of New Holdings, and will be allocated as follows: New Options representing 1.5%, 0.5% and 0.5% of the total equity of New Holdings will be granted to Byron Allumbaugh, George Golleher and Alfred Marasca, respectively (the "Tier One Options"). The Tier One Options will be fully vested upon issuance and will be immediately exercisable. New Options for an additional 2.5% of the total equity of New Holdings will be granted to certain other management employees of the Company (the "Tier Two Options"). Fifty percent (50%) of the Tier Two Options granted to each holder will vest immediately upon issuance and 10% will vest each year thereafter. In addition, New Options representing an aggregate of 2.5% of the total equity of New Holdings will be issued to holders of EARs in exchange for the cancellation of $10 million of the EAR payments which would otherwise be payable upon consummation of the Merger (the "Reinvestment Options"). The value of the EAR payments cancelled will be credited against the exercise price for each Reinvestment Option. The Reinvestment Options will be fully vested upon issuance and will be immediately exercisable.


     Certain of Ralphs' officers, including Messrs. Allumbaugh, Marasca, Reed, Gray and Peets, currently hold options to purchase common stock of RSI. These options will be cancelled for cash payments aggregating $880,000 in connection with the Merger.

     Each holder of New Options (collectively, the "Management Shareholders") will also execute a management shareholder agreement with New Holdings (collectively, the "Management Shareholder

Agreements"). The Management Shareholder Agreements generally will provide New Holdings with a right of first refusal in the event of proposed sales of New Holdings stock acquired by the Management Shareholders upon the exercise of New Options and have an option, exercisable following any termination for cause of a Management Shareholder's employment or if the Management Shareholder commences employment with a competitor, to repurchase at Fair Market Value (as defined in the Management Shareholder Agreements) any New Holdings stock acquired by such Management Shareholder upon the exercise of New Options. Each Management Shareholder Agreement will contain certain rights of the Management Shareholders to participate in sales by Yucaipa of New Holdings stock and certain obligations of the Management Shareholders to sell their New Holdings stock in the case of a sale for cash of all of the outstanding capital stock of New Holdings. Finally, the Management Shareholders will be required to vote their New Holdings stock to elect to the New Holdings Board of Directors the directors nominated by Yucaipa, Apollo and the other New Equity Investors under New Holdings' 1995 Stockholders Agreement. See "Description of Capital Stock -- 1995 Stockholders Agreement." The Management Shareholders Agreements, and all rights and obligations of the Management Shareholders thereunder described above, will terminate upon an initial public offering of New Holdings common stock meeting certain criteria.


SUMMARY COMPENSATION TABLE -- RALPHS

     The following Summary Compensation Table sets forth information concerning the compensation of the Chief Executive Officer and the other four most highly compensated executive officers of Ralphs who are expected to serve as executive officers of the Company, whose total annual salary and bonus exceeded $100,000 for the year ended January 30, 1994.

                                                                   LONG TERM
                                                              COMPENSATION AWARDS
                                                              -------------------
                                      ANNUAL COMPENSATION         SECURITIES
                                      --------------------        UNDERLYING              ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY($)   BONUS($)      OPTIONS/SARS(#)       COMPENSATION($)(1)
- - ---------------------------  -----    --------    --------    -------------------     ------------------
Byron E. Allumbaugh,          1993     645,000     387,000              N/A                 38,575
  Chairman and                1992     620,000     372,000          587,753                 31,886
  Chief Executive Officer     1991     580,000     348,000              N/A                    N/A

Alfred A. Marasca,            1993     340,000     204,000              N/A                 18,177
  President                   1992     296,260     148,125          308,812                 11,485
                              1991     280,500     140,000              N/A                    N/A

Alan J. Reed,                 1993     222,500     111,250              N/A                 12,904
  Senior Vice President,      1992     211,250     105,625          154,406                  9,569
  Finance and                 1991     196,260      98,125              N/A                    N/A
  Chief Financial Officer

Jan Charles Gray,             1993     207,500     103,750              N/A                 13,584
  Senior Vice President,      1992     196,250      98,125          154,406                 13,593
  General Counsel and         1991     181,250      90,625              N/A                    N/A
  Secretary

Terry Peets,                  1993     192,500      96,250              N/A                 10,337
  Senior Vice President,      1992     182,500      91,250          154,406                 10,237
  Marketing                   1991     171,250      85,625              N/A                    N/A

- - ---------------

(1) Represents (i) insurance premiums and the dollar value of the remainder of premiums paid under the Senior Executive Supplemental Benefit Plan and (ii) RGC's contributions under the Ralphs Thrift Incentive Plan. The respective amounts paid for Messrs. Allumbaugh, Marasca, Reed, Gray and Peets are as follows: (A) insurance premiums: $18,500, $8,890, $6,662, $7,250 and $4,210;
    (B) dollar value of the remainder of premiums: $18,500, $6,600, $4,025, $4,500 and $4,210; (C) incentive plan contributions: $1,575, $2,687, $2,217,
    $1,834 and $1,917.

AGGREGATED OPTION/SAR EXERCISES IN FISCAL 1994 AND FISCAL YEAR-END OPTION/SAR VALUES -- RALPHS

                                                                        NUMBER OF                 VALUE OF
                                                                  SECURITIES UNDERLYING         UNEXERCISED
                                                                       UNEXERCISED              IN-THE-MONEY
                                                                     OPTIONS/SARS AT          OPTIONS/SARS AT
                                    SHARES                         FISCAL YEAR-END(#)        FISCAL YEAR-END($)
                                   ACQUIRED                       ---------------------     --------------------
                                  ON EXERCISE        VALUE            EXERCISABLE/              EXERCISABLE/
              NAME                  (#)(1)        REALIZED($)       UNEXERCISABLE(2)        UNEXERCISABLE(3)(4)
- - --------------------------------  -----------     -----------     ---------------------     --------------------
Byron E. Allumbaugh.............     70,000        1,961,646             235,102/                         0/
                                                                         562,651                  5,884,935
Alfred A. Marasca...............      9,000          252,212              61,762/                         0/
                                                                         319,050                  2,017,692
Alan J. Reed....................      7,000          196,165              30,882/                         0/
                                                                         179,524                  1,569,316
Jan Charles Gray................      5,000          140,118              30,882/                         0/
                                                                         163,524                  1,120,939
Terry Peets.....................      5,000          140,118              30,882/                         0/
                                                                         163,524                  1,120,939

- - ---------------

(1) Represents EARs exercised under the EAR Plan.

(2) Each number represents the aggregate number of options and EARs outstanding, as currently exercisable/unexercisable. Options and EARs were granted under different plans, not in tandem. All EARs are free standing.

(3) Represents value of EARs, based on a value of $28.0235 per EAR at the time of exercise. Outstanding options are not currently in-the-money, based on current estimates of the fair market value of the Common Stock.

(4) A portion of the EARs will be redeemed in connection with the Merger and the remaining EARs will be cancelled in exchange for the issuance of the Reinvestment Options by New Holdings, based upon their maximum possible valuation of $39.70 per EAR (or $517 for the total equity of RGC). For purposes of such redemptions and cancellations, the value of outstanding EARs held by Messrs. Allumbaugh, Marasca, Reed, Gray and Peets is expected to equal approximately $8.0 million, $2.7 million, $2.1 million, $1.7 million and $1.5 million, respectively.

    RALPHS' RETIREMENT PLANS

     Retirement Plan. The Ralphs Grocery Company Retirement Plan (the "Retirement Plan") is a defined benefit pension plan for salaried and hourly nonunion employees with at least one year of credited service (1,000 hours). Ralphs makes annual contributions to the Retirement Plan in such amounts as are actuarially required to fund the benefits payable to participants in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     Supplemental Executive Retirement Plan. To allow Ralphs' retirement program to provide benefits based upon a participant's total compensation and without regard to other ERISA or tax code pension plan limitations, eligible executive employees of Ralphs participate in the Ralphs Grocery Company Supplemental Executive Retirement Plan and, after December 31, 1993, the Ralphs Grocery Company Retirement Supplement Plan (collectively, the "Supplemental Plan"). The Supplemental Plan also modifies the benefit formula under the Retirement Plan in other respects. Benefits provided under the Supplemental Plan were improved effective April 9, 1994.

     The following table sets forth the combined estimated annual benefits payable in the form of a (single) life annuity under both the Retirement Plan and the Supplemental Plan (unreduced by the cash surrender value of any life insurance policies) to a participant in both plans who is retiring at a normal retirement date of January 1, 1994 for the specified final average salaries and years of credited service.

                                          YEARS OF CREDITED SERVICE
                         ------------------------------------------------------------
FINAL AVERAGE SALARY        15           20           25           30           35
- - --------------------     --------     --------     --------     --------     --------
     $  100,000          $ 19,484     $ 25,978     $ 32,473     $ 38,967     $ 45,462
        200,000            41,984       55,978       69,973       83,967       97,962
        300,000            84,763      113,017      141,271      169,526      169,526
        400,000           114,763      153,017      191,271      229,526      229,526
        600,000           174,763      233,017      291,271      349,526      349,526
        800,000           234,763      313,017      391,271      469,526      469,526
      1,000,000           294,763      393,017      491,271      589,526      589,526
      1,200,000           354,763      473,017      591,271      709,526      709,526

     Messrs. Allumbaugh, Marasca, Reed, Gray and Peets have completed 36, 37, 21, 31 and 17 years of credited service, respectively. Compensation covered by the Supplemental Plan includes both salary and bonus. The calculation of retirement benefits generally is based on average compensation for the highest three years of the ten years preceding retirement. The benefits earned by a participant under the Supplemental Plan are reduced by any benefits which the participant has earned under the Retirement Plan and may be offset under certain circumstances by the cash surrender value of life insurance policies maintained by Ralphs pursuant to the split dollar life insurance agreements entered into by Ralphs and the executive. Benefits are not subject to any deduction for social security offset.

     It is currently anticipated, although there can be no assurance, that Ralphs and Food 4 Less salaried employees will participate in the Retirement Plan and other existing Ralphs benefit plans following the Merger. These plans are currently being evaluated to determine the feasibility of such participation.

SUMMARY COMPENSATION TABLE -- FOOD 4 LESS

     The following Summary Compensation Table sets forth information concerning the compensation of the Chief Executive Officer and the other three most highly compensated executive officers of Food 4 Less who are expected to serve as executive officers of the Company, whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to Food 4 Less and its subsidiaries for Fiscal 1994.

                                                          ANNUAL COMPENSATION
                                                         ----------------------         ALL OTHER
         NAME AND PRINCIPAL POSITION            YEAR     SALARY($)     BONUS($)     COMPENSATION(4)($)
- - ----------------------------------------------  ----     ---------     --------     ------------------
Ronald W. Burkle, Chairman and................  1994           --           --                --
  Chief Executive Officer(1)                    1993           --           --                --
                                                1992           --           --                --
George G. Golleher,...........................  1994      500,000      500,000             3,937
  President                                     1993      500,000      500,000                --
                                                1992      500,000      235,000             5,300
Greg Mays, Executive Vice-President...........  1994      250,000      150,000                --
  Finance/Administration and                    1993      108,000       75,000                --
  Chief Financial Officer(2)                    1992           --           --                --
Joe Burkle,...................................  1994      196,000       50,000                --
  Executive Vice President(3)                   1993      156,000           --                --
                                                1992      156,000           --                --

- - ---------------

(1) Ronald W. Burkle and Mark A. Resnik, Vice President and Secretary of Food 4 Less, provide services to Food 4 Less pursuant to a management agreement between Yucaipa and Food 4 Less. See "Certain Relationships and Related Transactions." Pursuant to this management agreement, Food 4 Less paid Yucaipa and an affiliate of Yucaipa $2.4 million in the fiscal year ended June 25, 1994 for the services of Messrs. Ronald Burkle and Resnik and other Yucaipa personnel. Such payments to Yucaipa and its affiliate are not reflected in the table set forth above.

(2) During fiscal 1993, Greg Mays became Executive Vice
    President-Finance/Administration and Chief Financial Officer.

(3) Mr. Joe Burkle provides services to Food 4 Less pursuant to a consulting agreement. See " -- Employment Agreements."

(4) The amounts shown in this column represent annual payments by Food 4 Less to the Employee Profit Sharing and Retirement Program of Food 4 Less for the benefit of Mr. Golleher.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION -- FOOD 4 LESS

     Food 4 Less does not have a board committee performing the functions of a compensation committee. Ronald W. Burkle, Chief Executive Officer of Food 4 Less, and George G. Golleher, President of Food 4 Less, made decisions with regard to Food 4 Less' executive officer compensation for Fiscal 1994.

FOOD 4 LESS STOCK PLAN


     As of June 25, 1994, certain employees of Food 4 Less (the "Management Stockholders") collectively owned approximately 4.5% of Holdings' outstanding common stock which they acquired under the management stock plan of Food 4 Less. Pursuant to this plan, the Board of Directors of Holdings from time to time has offered common stock of Holdings for sale to selected employees at a price and for consideration (which may include a promissory note) determined at the discretion of the Board. Management Stockholders who have purchased shares are party to a Management Stockholders Agreement (the "Stockholders Agreement") with Holdings, a Stockholder Voting Agreement and Proxy (the "Voting Agreement"), and such other documents as Holdings may require. The Stockholders Agreement prohibits the transfer of any of the Management Stockholder's common stock for a period of four years from the date of its original issuance (although such date may, in the case of certain Management Stockholders who were shareholders of BHC, relate back to the date that shares were issued to them by BHC) other than transfers to certain family members and heirs or pursuant to a registration statement. The Management Stockholder's shares may be purchased by Holdings if,
(a) prior to the fourth anniversary of their issuance, the Management Stockholder's employment terminates for any reason, or (b) after such fourth anniversary, the Management Stockholder wishes to sell his/her common stock to a third party. In the event of the death or permanent disability of the Management Stockholder, each Management Stockholder has an irrevocable option for one year to require Holdings to purchase all (or a portion) of his common stock in the manner and on the terms set forth in the Stockholders Agreement; provided, however, that the Management Stockholder may exercise such option in the event of death or disability only to the extent that Holdings or Food 4 Less has insurance, under which Holdings or Food 4 Less is the named beneficiary, with respect to such event. Additionally, if shareholders holding at least fifty percent (50%) of the issued and outstanding common stock of Holdings agree to sell to a third party more than eighty percent (80%) of the shares of common stock then held by them, then upon the demand of such selling stockholders, each Management Stockholder must sell to such third party the same percentage of his common stock as is proposed to be sold by the selling stockholders.


     Under the Voting Agreement, Ronald W. Burkle, George G. Golleher and Yucaipa Capital Advisors, Inc. have sole voting control over the shares of common stock owned by the other Management Stockholders until December 31, 2001 (unless extended by such Management Stockholders). Messrs. Burkle and Golleher also have rights which vary in certain respects from the rights of the other Management Stockholders under the Stockholders Agreement. Among other differences, Messrs. Burkle and Golleher have (i) rights to subscribe to offerings of additional shares of the common stock of Holdings, (ii) "piggyback" registration rights in the event of a public offering of common stock (if and to the extent permitted by Holdings' underwriter) and (iii) "tag-along" rights to participate in certain sales of common stock of Holdings. In addition, Mr. Golleher has the right to be elected to the Board of Directors of Holdings so long as he beneficially owns shares of common stock of Holdings.

     The Stockholders Agreement terminates automatically, in the case of Messrs. Burkle and Golleher, upon a change of control of Holdings or upon an underwritten public offering of Holdings' common stock (subject to certain exceptions). In the case of the other Management Stockholders, the Stockholders Agreement terminates on the tenth anniversary of the original share issuance.

     As of July 25, 1994, there was outstanding $0.6 million principal amount of notes receivable from certain Management Stockholders, representing loans for the purchase of Holdings' common stock. The notes are due over various periods, bear interest at the bank "prime" lending rate, and are secured by such common stock.

     Pursuant to the Reincorporation Merger, New Holdings will succeed to the rights and obligations of Holdings under the Food 4 Less stock plan. It is expected that following the Merger, equity issuances to management will cease to be made under the Food 4 Less stock plan and instead will be made under the New Holdings option plan. See "-- New Management Stock Option Plan and Management Investment."

                             PRINCIPAL STOCKHOLDERS

     The information in the following table gives effect to (i) the Merger and the Financing and (ii) the FFL Merger and the Reincorporation Merger. The information in the following table assumes that the outstanding stock options of RSI have been cancelled, that certain new stock options of New Holdings have been granted to management and that certain warrants to purchase New Holdings common stock have been issued to institutional investors who currently hold warrants to purchase common stock of Holdings. Based on such assumption and giving effect to the foregoing events, the following table sets forth the ownership of common stock and Series A Preferred Stock and Series B Preferred Stock of New Holdings by each person who to the knowledge of Food 4 Less will own 5% or more of New Holdings' outstanding voting stock, by each person who will be a director or named executive officer of the Company, and by all executive officers and directors of the Company as a group. Share amounts and percentage ownership information set forth for the Series A Preferred Stock and Series B Preferred Stock are subject to change pending finalization of the Financing.


                                                      SERIES A            SERIES B
                                   COMMON             PREFERRED           PREFERRED
                                STOCK(1)(2)           STOCK(1)            STOCK(1)
                             ------------------   -----------------   -----------------   PERCENTAGE   PERCENTAGE
                               NUMBER               NUMBER             NUMBER              OF TOTAL      OF ALL
                                 OF                   OF                 OF                 VOTING     OUTSTANDING
    BENEFICIAL OWNER(3)        SHARES       %       SHARES      %      SHARES       %       POWER         STOCK
- - ---------------------------  ----------   -----   ----------   ----   ---------    ----   ----------   -----------
Yucaipa and affiliates:
  The Yucaipa
    Companies(4)(5)........  14,567,622   57.8%       --        --       --         --        34.0%        31.7%
  Ronald W. Burkle(4)(6)...   2,046,392   10.1%       --        --       --         --         5.4%         5.0%
  George G. Golleher
    (2)(6).................     462,525    2.3%       --        --       --         --         1.2%         1.1%
    10000 Santa Monica
    Boulevard, Los Angeles,
    California 90067
                             ----------   -----                                           ----------   -----------
      Total................  17,076,539   67.7%       --        --       --         --        39.8%        37.1%
Byron E. Allumbaugh(2).....     600,000    3.0%       --        --       --         --         1.6%         1.5%
Alfred A. Marasca(2).......     200,000    1.0%       --        --       --         --         0.5%         0.5%
Greg Mays(7)...............      --        --         --        --       --         --          --           --
Apollo Advisors, L.P.(8)
  2 Manhattanville Road
  Purchase, NY 10577.......   1,285,165    6.4%   12,283,244   69.5%     --         --        35.8%        33.1%
BT Investment Partners,
  Inc.(9)
  130 Liberty Street
  New York, NY 10006.......     509,812    2.5%      900,000   5.1%   3,100,000    100%        3.7%        11.0%
Other New Equity Investors
  as a group(10)...........                        4,500,000   25.4%     --         --        11.9%        11.0%
All directors and executive
  officers as a group (15
  persons)(2)(4)(5)(6).....  17,876,539   70.9%       --        --       --         --        41.7%        38.9%


- - ---------------


(1) Gives effect to (i) a stock split to be effected with respect to the outstanding common stock of Holdings prior to the Merger, (ii) the conversion (in connection with the FFL Merger) of the outstanding common stock of FFL into newly-issued common stock of Holdings in an amount which will preserve the proportionate ownership interests of FFL's stockholders, and of the equity holders of Holdings, in the combined Company, (iii) the conversion (in connection with the Reincorporation Merger) of the outstanding common stock, and warrants to acquire common stock, of Holdings into New Holdings common stock and warrants, (iv) the issuance by New Holdings of 17,683,244 shares of Series A Preferred Stock and 3,100,000 shares of Series B Preferred Stock in connection with the New Equity Investment and the concurrent exchange of outstanding shares of common stock acquired by the New Equity Investors from an existing stockholder, and (v) the assumed exercise of the outstanding warrants to acquire New Holdings common stock issued to the former Holdings warrantholders in connection with the Reincorporation Merger.


(2) Gives effect to the exercise of Tier One Options to be issued to Byron E. Allumbaugh, George G. Golleher and Alfred A. Marasca under a new management stock option plan to be adopted prior to completion of the Merger, covering 600,000, 200,000 and 200,000 shares, respectively. Does not give effect to the exercise of (a) Tier Two Options to purchase up to 1,000,000 shares of New Holdings common stock to be issued at the discretion of the Board of Directors to certain management employees of the Company, under such stock option plan, concurrently with or following completion of the Merger or (b) Reinvestment Options to purchase up to 1,000,000 shares of New Holdings common stock to be issued to holders of EARs in exchange for the cancellation of $10 million of the EAR payments which would otherwise be payable upon consummation of the Merger. See "Executive Compensation -- New Management Stock Option Plan and Management Investment."

 (3) Except as otherwise indicated, each beneficial owner has the sole power to vote, as applicable, and to dispose of all shares of Common Stock or Series A Preferred Stock or Series B Preferred Stock owned by such beneficial owner.

 (4) Represents shares owned by The Yucaipa Companies, F4L Equity Partners, L.P., FFL Partners, Yucaipa Capital Fund and Yucaipa/F4L Partners. These entities are affiliated partnerships which are controlled, directly or indirectly, by Ronald W. Burkle. Following completion of the Merger, the foregoing entities will be parties to a stockholders agreement with other New Holdings investors which will give to Yucaipa the right to elect a majority of the directors of New Holdings. See "Description of Capital Stock -- 1995 Stockholders Agreement."

 (5) Share amount and percentages shown for Yucaipa include a warrant to purchase 5,000,000 shares of New Holdings Common Stock, exercisable at $31.25 per share, to be issued to Yucaipa concurrently with the completion of the Merger and the Financing. See "Description of Capital
     Stock -- Yucaipa Warrant."


 (6) Certain management stockholders who own in the aggregate 852,326 shares of Common Stock (pro forma for the events and assumptions described above) have entered into a Stockholder Voting Agreement and Proxy pursuant to which Ronald W. Burkle, George G. Golleher and Yucaipa Capital Advisors, Inc. have sole voting control over the shares currently owned by such management stockholders until December 31, 2002 (unless extended by such stockholders). See "Executive Compensation -- Food 4 Less Stock Plan." The 852,326 shares have been included, solely for purposes of the above table, in the share amounts shown for Mr. Burkle but not for Mr. Golleher. Neither Messrs. Burkle and Golleher nor Yucaipa Capital Advisors, Inc. have the power to dispose of, or any other form of investment power with respect to, such shares. Messrs. Burkle and Golleher have sole voting and investment power with respect to 1,194,066 and 462,525 shares of Common Stock they respectively own (including, in the case of Mr. Golleher, 200,000 shares issuable upon the exercise of Tier One Options).



 (7) Mr. Mays owns 8,890 of the 852,326 shares of Common Stock which are subject to the Stockholder Voting Agreement and Proxy described in note (6) above.


 (8) Represents shares owned by one or more entities managed by or affiliated with Apollo Advisors, L.P., together with certain affiliates or designees of Apollo.


 (9) Represents shares owned by BT Investment Partners, Inc. ("BTIP"), Bankers Trust New York Corporation and BT Securities Corporation. Bankers Trust New York Corporation and BT Securities Corporation are affiliated with BTIP. BTIP expressly disclaims beneficial ownership of all shares owned by Bankers Trust New York Corporation and BT Securities Corporation.


(10) Includes certain institutional investors, other than Apollo and BTIP, which will purchase Series A Preferred Stock of New Holdings in connection with the Financing. Pursuant to the 1995 Stockholders Agreement, certain corporate actions by New Holdings and its subsidiaries will require the consent of a majority of the directors whom the New Equity Investors, including Apollo and BTIP, are entitled to elect to the New Holdings Board of Directors. See "Description of Capital Stock -- 1995 Stockholders Agreement." Such investors do not affirm the existence of a "group" within the meaning of Rule 13d-5 under the Exchange Act, and expressly disclaim beneficial ownership of all New Holdings shares except for those shares held of record by each such investor or its nominees.

                          DESCRIPTION OF CAPITAL STOCK

     Following is a description of the capital stock of the Company and New Holdings to be authorized and outstanding upon completion of the Merger, the FFL Merger and the Reincorporation Merger, including the terms of the New Equity Investment to be made in New Holdings in connection with the closing of the Merger.

THE COMPANY

     Upon completion of the Merger, the authorized capital stock of the Company will consist of 1,600,000 shares of common stock, $.01 par value per share, of which 1,513,938 shares will be outstanding. All of such outstanding shares will be owned by New Holdings. There will be no public trading market for the common stock of the Company. The indentures that will govern outstanding debt securities of the Company will contain certain restrictions on the payment of cash dividends with respect to the Company's common stock. In addition, it is expected that the New Credit Facility will also restrict such payments. Subject to the limitations contained in the New Credit Facility and such indentures, holders of common stock of the Company will be entitled to dividends when and as declared by the Board of Directors from funds legally available therefor, and upon liquidation, will be entitled to share ratably in any distribution to holders of common stock. All holders of common stock will be entitled to one vote per share on any matter coming before the stockholders for a vote.

NEW HOLDINGS

     Following completion of the FFL Merger, the Reincorporation Merger, the Merger and the New Equity Investment, (i) the authorized capital stock of New Holdings will consist of 60,000,000 shares of common stock, $.01 par value, 25,000,000 shares of Series A Preferred Stock, $.01 par value, and 25,000,000 shares of Series B Preferred Stock, $.01 par value, (ii) 17,207,882 shares of common stock, 17,683,244 shares of Series A Preferred Stock and 3,100,000 shares of Series B Preferred Stock will be outstanding and held by approximately 100 holders of record, (iii) 2,008,874 shares of common stock will be reserved for issuance upon the exercise of outstanding warrants held by institutional investors, and (iv) 3,000,000 shares of common stock will be reserved for issuance upon the exercise of the New Options. See "Executive Compensation -- New Management Stock Option Plan and Management Investment." An additional 5,000,000 shares of common stock will be reserved for issuance upon the exercise of an outstanding warrant to be issued upon closing of the Merger to an affiliate of Yucaipa. See "Yucaipa Warrant" below.


     There is no public trading market for the capital stock of New Holdings, nor will any such market exist following completion of the Merger. New Holdings does not expect in the foreseeable future to pay any dividends on its capital stock. Holders of common stock of New Holdings are entitled to dividends when and as declared by the Board of Directors of New Holdings from funds legally available therefor, and upon liquidation, are entitled to share ratably in any distribution to holders of common stock. All holders of New Holdings common stock are entitled to one vote per share on any matter coming before the stockholders for a vote.


     The Series A Preferred Stock initially will have an aggregate liquidation preference of $176,832,440, or $10 per share, which will accrete at the rate of 7.5% per annum until the fifth anniversary of the date of issuance, and thereafter will remain constant. The accretion of the liquidation preference will not affect the conversion ratio of the Series A Preferred Stock or otherwise have any effect on the economic interest of the preferred stockholders other than in the event New Holdings is liquidated or dissolved. Aside from priority in respect of liquidation, the holders of the Series A Preferred Stock will have in all respects the same rights, including with respect to voting and dividends, as the holders of New Holdings common stock have, and will vote together with the common stock as a single class on all matters submitted for stockholder vote. Each share of Series A Preferred Stock initially will be convertible at the option of the holder thereof into one share of New Holdings common stock. Upon consummation of an initial public offering of New Holdings equity securities which meets certain criteria, each share of Series A Preferred Stock will automatically convert into one share of common stock of New Holdings.


     The Series B Preferred Stock initially will have an aggregate liquidation preference of $31,000,000, or $10 per share, which will accrete at the rate of 7.5% per annum until the fifth anniversary of the date of issuance, and thereafter will remain constant. The accretion of the liquidation preference will not affect the conversion ratio of the Series B Preferred Stock or otherwise have any effect on the economic interest of the preferred stockholders other than in the event New Holdings is liquidated or dissolved. The holders of Series B Preferred Stock generally will not be entitled to vote on any matters, except as required by the Delaware General Corporation Law. Each share of Series B Preferred Stock initially will be convertible at the option of the holder thereof into one share of New Holdings common stock upon the occurrence of a Change of Control (as defined in the New F4L Indentures). See "Description of the New F4L Notes." Upon consummation of an initial public offering of New Holdings equity securities which meets certain criteria, each share of Series B Preferred Stock will automatically convert into one share of common stock of New Holdings.


     The initial aggregate liquidation preference of the Series A Preferred Stock and the Series B Preferred Stock may increase from the amounts set forth above depending on whether New Holdings determines to increase the number of shares it may sell pursuant to the New Equity Investment, and depending on whether certain existing equity holders of FFL and Holdings exercise preemptive rights to participate in the New Equity Investment.


     Upon any transfer or sale of shares of either Series A Preferred Stock or Series B Preferred Stock, such shares may be converted (subject to certain conditions) at the option of the holder into shares of the other series. Each share of Series A Preferred Stock and Series B Preferred Stock will have identical rights with respect to dividends and distributions, provided that if dividends are declared which are payable in voting securities of New Holdings, New Holdings will make available to each holder of Series A Preferred Stock and Series B Preferred Stock, at such holder's request, dividends consisting of non-voting securities of New

Holdings which are otherwise identical to the voting securities and which are convertible into or exchangeable for such voting securities on the same terms as those by which the Series B Preferred Stock is convertible into New Holdings common stock.

NEW EQUITY INVESTMENT


     Concurrently with the issuance of the New Notes and the closing of the Merger, certain existing stockholders of New Holdings, including affiliates of George Soros, will sell 5,783,244 outstanding shares of common stock of New Holdings to CLH, which in turn will sell such shares to the New Equity Investors for an aggregate purchase price of $57.8 million. New Holdings will then issue 17,683,244 shares of Series A Preferred Stock and 3,100,000 shares of Series B Preferred Stock in a private placement to a group of investors led by Apollo and including affiliates of BT Securities, CS First Boston and DLJ and other institutional investors (the "New Equity Investors") for an aggregate consideration of $150 million plus the contribution to New Holdings of the shares of common stock purchased from CLH in the secondary sale transaction. The shares of Series A Preferred Stock and Series B Preferred Stock acquired by the New Equity Investors will represent approximately 43% in the aggregate of the fully diluted common equity of New Holdings. See "Principal Stockholders."


     The $150 million cash proceeds from the issuance of Series A Preferred Stock and Series B Preferred Stock will be applied by New Holdings as set forth under "The Merger and the Financing."


     Food 4 Less has accepted a commitment letter (the "Equity Commitment") from Apollo pursuant to which Apollo has agreed (subject to certain conditions) to purchase up to $150 million of the Series A Preferred Stock to be offered by New Holdings as part of the New Equity Investment. In consideration of its Equity Commitment, Apollo will receive a fee of $5 million from the Company upon the closing of the Merger. The Company anticipates that the remainder of the Series A Preferred Stock and Series B Preferred Stock so offered will be purchased by affiliates of lenders and other financial institutions which have provided financing to the Company, including BTIP, which is an affiliate of Bankers Trust, by affiliates of CS First Boston and DLJ and by certain other investors. The amounts of New Holdings stock expected to be held by Apollo, affiliates of Bankers Trust and all other holders of 5% or more of New Holdings' outstanding stock following completion of the Merger and the Financing are set forth above under "Principal Stockholders."


1995 STOCKHOLDERS AGREEMENT


     Under the terms of the 1995 Stockholders Agreement (which is expected to be entered into by New Holdings, Yucaipa and its affiliates, the New Equity Investors and other stockholders), the New Equity Investors will be entitled to nominate three directors to the Board of Directors of each of New Holdings and the Company (the "Series A Directors"), of which two directors will be nominees of Apollo and one director will be a nominee of the other New Equity Investors. The 1995 Stockholders Agreement will give to Yucaipa the right to nominate six directors of New Holdings and seven directors of the Company, and the boards of New Holdings and the Company will consist of a total of nine and ten directors, respectively. The numbers of directors which may be nominated by the foregoing stockholders will be reduced if such stockholders cease to own certain specified percentages of their initial holdings. Unless and until New Holdings has effected an initial public offering of its equity securities meeting certain criteria, New Holdings and its subsidiaries may not take certain actions without the approval of a majority of the Series A Directors, including but not limited to certain mergers, sale transactions, transactions with affiliates, issuances of capital stock and payments of dividends on or repurchases of capital stock. In addition, the New Equity Investors will have certain "demand" and "piggyback" registration rights with respect to their Series A Preferred Stock and Series B Preferred Stock, as well as the right to participate, on a pro rata basis, in sales by Yucaipa of the New Holdings stock it holds. In certain circumstances, Yucaipa will have the right to compel the participation of the New Equity Investors and other stockholders in sales of all the outstanding shares of New Holdings stock.


     The Company intends to seek the agreement of the current stockholders of FFL and warrantholders of Holdings to become party to the 1995 Stockholders Agreement, which would grant to such holders certain rights thereunder in replacement of two existing stockholders agreements among FFL and its stockholders entered into in 1987 and 1991, respectively, and an agreement among Holdings and its warrantholders executed in 1992.

YUCAIPA WARRANT

     Upon closing of the Merger, New Holdings has agreed to issue to Yucaipa a warrant to purchase up to 5,000,000 shares of New Holdings common stock. The initial exercise price of such warrant will be $31.25 per share. Such warrant will be exercisable on a cashless basis at the election of Yucaipa in the event New Holdings completes an initial public offering of equity securities meeting certain criteria, or in connection with certain sale transactions involving New Holdings, in either case effected on or prior to the fifth anniversary of the Closing Date. The expiration date of such warrant, and the deadline for such triggering transactions, may be extended from the fifth to the seventh anniversary of the Closing Date if New Holdings meets certain financial performance goals prior to such fifth anniversary. The cashless exercise provisions of such warrant allow the holder to exercise it without the payment of cash consideration, provided that New Holdings will withhold from the shares otherwise issuable upon exercise thereof a number of shares having a fair market value as of the exercise date equal to the exercise price.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
RALPHS

     In connection with the acquisition of a majority of RSI's common stock in February 1992, EJDC agreed to guarantee RGC's obligations as a self-insurer of worker's compensation liabilities in the State of California (the "EJDC Guaranty"). In consideration of the EJDC Guaranty, RGC unconditionally agreed to reimburse EJDC for any payments made under the EJDC Guaranty and for the cost of insurance up to $200,000 to cover liabilities incurred pursuant to the EJDC Guaranty. Further, RGC agreed to pay EJDC a guarantee fee of $33,500 for each month the EJDC Guaranty was in effect ($402,000 was paid in Fiscal 1993). Concurrently with the completion of the Merger, the EJDC Guaranty will be terminated, and RGC will cease to pay any guarantee fee to EJDC or to reimburse it for the cost of insurance. However, RGC will continue to be obligated to reimburse EJDC for any payments which EJDC could in the future be required to make under the EJDC Guaranty in respect of prior claims. Moreover, FFL has undertaken for the benefit of EJDC to maintain, until the fifth anniversary of the closing of the Merger, bank letters of credit, insurance or other security for the workers' compensation claims for which EJDC could have liability under the EJDC Guaranty.

     In connection with the bankruptcy reorganization of Federated and its affiliates, Federated agreed to pay certain potential tax liabilities relating to RGC as a member of the affiliated group of companies comprising Federated and its subsidiaries. In consideration thereof, RSI and RGC agreed to pay Federated a total of $10 million, payable $1 million on each of February 3, 1992, 1993, 1994, 1995 and 1996 and $5 million on February 3, 1997. The five $1 million installments are to be paid by RGC and the $5 million payment is the joint obligation of RSI and RGC. In the event Federated is required to pay certain tax liabilities, RSI and RGC have agreed to reimburse Federated up to an additional $10 million, subject to certain adjustments. This additional obligation, if any, is the joint and several obligation of RSI and RGC. Pursuant to the terms of the Merger Agreement, the $5 million payment and the potential $10 million payment will be paid in cash. See Note 1 of Notes to Ralphs Consolidated Financial Statements.

     In addition, EJDC and the other current holders of Common Stock of RSI are parties to an agreement providing for various aspects of corporate governance (the "Ralphs Registration Rights and Governance Agreement") relating to Ralphs. Pursuant to the Ralphs Registration Rights and Governance Agreement, RGC is obligated to provide RSI, by dividend, pursuant to a services agreement or otherwise, with funds sufficient to enable RSI to perform its duties as the holding company of RGC's stock and to perform its obligations set forth in the Ralphs Registration Rights and Governance Agreement. The Ralphs Registration Rights and Governance Agreement will be cancelled concurrently with the closing of the Merger.

FOOD 4 LESS

     Yucaipa provides certain management and financial services to Food 4 Less and its subsidiaries pursuant to a consulting agreement. The services of Ronald Burkle, Mark Resnik and Patrick Graham, acting in their capacities as directors and officers, and the services of other Yucaipa personnel are provided to Food 4 Less pursuant to this agreement. All of such individuals are partners of Yucaipa. Yucaipa's consulting agreement provides for annual management fees currently equal to $2 million plus an additional amount based on Food 4 Less' performance. Upon completion of the Merger, the consulting agreement will be amended to provide for an annual management fee payable by the Company to Yucaipa in the amount of $4 million, with no additional amounts payable based on performance. In addition, the Company may retain Yucaipa in an advisory capacity in connection with certain acquisitions or sale transactions, in which case the Company will pay Yucaipa an advisory fee. The agreement has a five-year term, which is automatically renewed on January 1 of each year for a five-year term unless ninety days' notice is given by either party. The agreement may be terminated at any time by the Company, provided that Yucaipa will be entitled to full monthly payments under the agreement for the remaining term thereof, unless the Company terminates for cause pursuant to the terms of the agreement. Yucaipa may terminate the agreement if the Company fails to make a payment due thereunder, or if there occurs a change of control (as defined in the agreement) of the Company, and upon any such termination Yucaipa will be entitled to full monthly payments for the remainder of the five-year period commencing on the closing of the Merger. Pursuant to the agreement, Food 4 Less paid Yucaipa a total of $2.4 million, $3.8 million and $2 million in management and advisory fees for the fiscal years ended June 25, 1994, June 26, 1993 and June 27, 1992 respectively.

     The Yucaipa consulting agreement also provides that upon closing of the Merger, Yucaipa will be entitled to receive an advisory fee from the Company in the amount of $24 million, plus reimbursement of expenses in connection with the Merger and the related transactions. At the option of Yucaipa, up to $5 million of such fee may be paid in the form of common stock of New Holdings. See "Description of Capital Stock." In consideration of its commitment to purchase Series A Preferred Stock of New Holdings, Apollo will receive a fee of $5 million from the Company upon the closing of the Merger. See "Description of Capital Stock--New Equity Investment." In addition, upon closing of the Merger, Yucaipa anticipates that it will pay a fee of approximately $3.5 million to Soros Fund Management in consideration of advisory services which Soros Fund Management has rendered since 1991. The Company has no responsibility for such payment by Yucaipa.

     In connection with the execution of the Merger Agreement, Yucaipa entered into the Put Agreement with EJDC, pursuant to which EJDC will be entitled to put up to $10 million aggregate principal amount of Seller Debentures to Yucaipa on the Closing Date. The Yucaipa consulting agreement will provide that the Company will reimburse Yucaipa for any loss and expenses incurred by Yucaipa upon the resale of such Seller Debentures to any unaffiliated third party. Yucaipa has advised the Company that it intends to resell the Seller Debentures on the Closing Date or as soon thereafter as practicable. The agreement will also require Yucaipa to contribute any profit realized upon the resale of such Seller Debentures within such period to the capital of the Company.

     FFL files a consolidated federal income tax return, under which the federal income tax liability of FFL and its subsidiaries (which since June 23, 1989 includes Food 4 Less) is determined on a consolidated basis. FFL has entered into a federal income tax sharing agreement with Food 4 Less and certain of its subsidiaries (the "Tax Sharing Agreement"). The Tax Sharing Agreement provides that in any year in which Food 4 Less is included in any consolidated tax liability of FFL and has taxable income, Food 4 Less will pay to FFL the amount of the tax liability that Food 4 Less would have had on such due date if it had been filing a separate return. Conversely, if Food 4 Less generates losses or credits which actually reduce the consolidated tax liability of FFL and its other subsidiaries, FFL will credit to Food 4 Less the amount of such reduction in the consolidated tax liability. In the event any state and local income taxes are determinable on a combined or consolidated basis, the Tax Sharing Agreement provides for a similar allocation between FFL and Food 4 Less of such state and local taxes. By operation of the FFL Merger and the Reincorporation Merger, New Holdings will succeed to the rights and obligations of FFL under the Tax Sharing Agreement.

     Management believes that the terms of the transactions described above are or were fair to Food 4 Less and are or were on terms at least as favorable to Food 4 Less as those which could be obtained from unaffiliated parties (assuming that such transactions could be effected with such parties).

                      THE EXCHANGE OFFERS AND SOLICITATION

BACKGROUND AND PURPOSES OF THE EXCHANGE OFFERS AND SOLICITATION

     The Exchange Offers and the Solicitation, together with the financing and solicitation transactions described under "The Merger and the Financing," are part of the transactions required to consummate the Merger of Food 4 Less with and into RSI. Immediately following the RSI Merger, RGC, a wholly-owned subsidiary of RSI, will merge into RSI and RSI will change its name to Ralphs Grocery Company.


     As a result of the Merger, the New F4L Notes, any Old F4L Notes not tendered for exchange pursuant to the Exchange Offers, the New RGC Notes, any Old RGC Notes not tendered pursuant to the RGC Exchange Offer, and the indebtedness incurred pursuant to the New Credit Facility will be the obligations of the Company. In connection with the consummation of the Merger, Food 4 Less is making the Exchange Offers and the RGC Exchange Offers to (i) extend the maturities of the existing long-term debt securities of Food 4 Less and RGC by exchanging such securities for new longer-term securities and (ii) establish uniform covenants in the New F4L Notes and the New RGC Notes in order to simplify the capital structure of the Company. The Exchange Offers afford Old F4L Noteholders an opportunity to elect to participate in the long-term capitalization of the Company.


     Food 4 Less is also seeking Consents to the Proposed Amendments in the Solicitation. The primary purpose of the Proposed Amendments is to permit the consummation of the Merger and to eliminate substantially all of the restrictive covenants in the Old F4L Indentures. See "The Proposed Amendments." If adopted by the holders of a majority in aggregate principal amount of each of the outstanding Old F4L Senior Notes and the outstanding Old F4L Senior Subordinated Notes, the Proposed Amendments will become effective immediately prior to the consummation of the Merger, upon Food 4 Less' acceptance of properly tendered Old F4L Notes for exchange pursuant to the Exchange Offers.

TERMS OF THE EXCHANGE OFFERS

     Upon the terms and subject to the conditions set forth herein and in the accompanying applicable Letter of Transmittal, Food 4 Less is hereby offering
(A) to holders of the Old F4L Senior Notes to exchange for each $1,000 principal amount of Old F4L Senior Notes exchanged, $1,000 principal amount of New F4L Senior Notes plus $5.00 in cash, and (B) to holders of the Old F4L Senior Subordinated Notes to exchange for each $1,000 principal amount of Old F4L Senior Subordinated Notes exchanged, $1,000 principal amount of New F4L Senior Subordinated Notes plus $20.00 in cash, in each case plus accrued and unpaid interest to the date of exchange.

     The offers by Food 4 Less to exchange Old F4L Senior Notes and Old F4L Senior Subordinated Notes are referred to herein as the "F4L Senior Note Exchange Offer" and the "F4L Senior Subordinated Note Exchange Offer," respectively, and are referred to herein individually as the applicable "Exchange Offer" and collectively as the "Exchange Offers." Each Exchange Offer constitutes a separate exchange offer by Food 4 Less. Food 4 Less reserves the right to extend, delay, accept, amend or terminate either or both of the Exchange Offers, and any extension, delay, acceptance, amendment, termination or expiration of an Exchange Offer shall apply only to such Exchange Offer to which such extension, delay, acceptance, amendment, termination or expiration relates. Satisfaction of the conditions to the Exchange Offer shall be determined separately with respect to each Exchange Offer. Consummation of each Exchange Offer is subject to consummation of the other Exchange Offer. All references herein to the Exchange Offers shall be deemed to include the Solicitation.

     Noteholders who wish to tender their Old F4L Notes pursuant to the applicable Exchange Offer and consent to the Proposed Amendments must complete the Letter of Transmittal and the table therein entitled "Description of Old F4L Notes." Nominees or other record holders of Old F4L Notes that hold Old F4L Notes for more than one beneficial owner are entitled to make multiple elections pursuant to the Letter of Transmittal that reflect the election of each of the beneficial owners for whom they are exchanging Old F4L Notes. In order to make such multiple elections, nominees or other record holders should properly complete the table under the box entitled "Election on Behalf of Multiple Beneficial Owners." See "-- Procedures for Tendering and Consenting."

     Holders of Old F4L Notes who desire to tender Old F4L Notes in an Exchange Offer will be required to consent to the Proposed Amendments. See "-- The Consent Solicitation," "-- Conditions," "The Proposed Amendments," "Comparison of Old F4L Senior Notes and New F4L Senior Notes" set forth in Appendix A hereto and "Comparison of Old F4L Senior Subordinated Notes and New F4L Senior Subordinated Notes" set forth in Appendix B hereto. THE TENDER OF OLD F4L NOTES BY THE HOLDER THEREOF PURSUANT TO THE APPLICABLE EXCHANGE OFFER WILL CONSTITUTE THE CONSENT OF SUCH TENDERING HOLDER TO THE PROPOSED AMENDMENTS WITH RESPECT TO SUCH OLD F4L NOTES.

     Old F4L Notes may be tendered and will be accepted for exchange only in denominations of $1,000 principal amount and integral multiples thereof. Holders must tender all of their Old F4L Senior Notes or Old F4L Senior Subordinated Notes, as the case may be, if any are tendered pursuant to the applicable Exchange Offer. Food 4 Less shall be deemed to have accepted validly tendered Old F4L Notes in the Exchange Offers and validly delivered Consents in the Solicitation when, as and if Food 4 Less has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old F4L Notes for the purposes of receiving the New F4L Notes and the Exchange Payment from the Company. In the event Food 4 Less increases the consideration offered for the Old F4L Notes in the Exchange Offer, such increased consideration will be paid with regard to all Old F4L Notes accepted in the Exchange Offer, including those accepted before the announcement of such increase. The New F4L Notes will be delivered (and payments in cash of accrued and unpaid interest thereon and the accompanying Exchange Payment will be made) in exchange for Old F4L Notes accepted in the Exchange Offers promptly after acceptance on the applicable Expiration Date.

     As of January 1, 1995, (i) $175 million aggregate principal amount of the Old F4L Senior Notes was outstanding and (ii) $145 million aggregate principal amount of the Old F4L Senior Subordinated Notes was outstanding.


     Concurrently with the Exchange Offers and the Solicitation, Food 4 Less is offering up to $400 million of New F4L Senior Notes pursuant to the Public Offering. The Public Offering is expected to price ten Business Days preceding the Expiration Date. CONSUMMATION OF EACH EXCHANGE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THE CONSUMMATION OF THE PUBLIC OFFERING. There can be no assurance that such condition or the other conditions to the Exchange Offers will be satisfied. See "-- Conditions." As a result of the Merger, the New F4L Notes will become the obligations of the Company.


     Although it has no obligation to do so, the Company reserves the right in the future to seek to acquire Old F4L Notes not tendered in the Exchange Offers by means of open market purchases, privately negotiated acquisitions, subsequent exchange or tender offers, redemptions or otherwise, at prices or on terms which may be higher or lower or more or less favorable than those in the Exchange Offers. The terms or any such purchases or offers could differ from the terms of the Exchange Offers.

     Holders of Old F4L Notes who tender in the Exchange Offers will not be required to pay brokerage commissions or fees or, subject to the instructions in the Consent and Letter of Transmittal, transfer taxes with respect to the exchange of Old F4L Notes pursuant to the Exchange Offers. Food 4 Less will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offers. See "-- Fees and Expenses."

     No appraisal rights are available to Old F4L Noteholders in connection with the Exchange Offers.

THE CONSENT SOLICITATION

     Concurrently with the Exchange Offers, Food 4 Less is soliciting Consents in the Solicitation from holders of each of the Old F4L Senior Notes and the Old F4L Senior Subordinated Notes with respect to the Proposed Amendments to the Old F4L Indentures. The Exchange Offers are subject to, among other things, the condition that the Requisite Consents (i.e., Consents of holders representing at least a majority in aggregate principal amount of each of the outstanding Old F4L Senior Notes and Old F4L Senior

Subordinated Notes held by persons other than Food 4 Less and its affiliates) shall have been received and not revoked on or prior to the Expiration Date. HOLDERS OF OLD F4L NOTES WHO DESIRE TO ACCEPT THE APPLICABLE EXCHANGE OFFER MUST CONSENT TO THE PROPOSED AMENDMENTS. The Proposed Amendments will only become operative upon consummation of the Exchange Offers. The primary purpose of the Proposed Amendments is to permit the Merger and to eliminate substantially all of the restrictive covenants in the Old F4L Indentures.

     The Proposed Amendments for each of the Old F4L Senior Notes and the Old F4L Senior Subordinated Notes require the consent of holders of at least a majority in aggregate principal amount of each of the Old F4L Senior Notes and the Old F4L Senior Subordinated Notes, in each case not owned by Food 4 Less or its affiliates. In addition, in order for any of the Proposed Amendments to become effective, a Supplemental Indenture amending each of the Old F4L Senior
Note Indenture and the Old F4L Senior Subordinated Note Indenture must be executed by the Company and the applicable Old Trustee. See "The Proposed Amendments," "Comparison of Old F4L Senior Notes and New F4L Senior Notes" set forth in Appendix A hereto and "Comparison of Old F4L Senior Subordinated Notes and New F4L Senior Subordinated Notes" set forth in Appendix B hereto.

     Upon receipt of the Requisite Consents from holders of Old F4L Senior Notes or holders of Old F4L Senior Subordinated Notes, Food 4 Less will certify in writing to the Old F4L Senior Note Trustee or the Old F4L Senior Subordinated Note Trustee (together, the "Old Trustees"), as the case may be, that the Requisite Consents to the adoption of the Proposed Amendments have been received with respect to such issue of Old F4L Notes. Upon receipt of such certification, all Consents to the Proposed Amendments theretofore received with respect to such issue of Old F4L Notes will be irrevocable. Except as set forth under "-- Guaranteed Delivery Procedure," Consents from tendering holders of Old F4L Notes will not be counted towards determining whether Food 4 Less has received the Requisite Consents unless Food 4 Less is prepared to accept the tender of Old F4L Notes to which such Consents relate. In addition, Consents with respect to any Old F4L Notes will not be counted if the tender of such holders' Old F4L Notes is defective, unless Food 4 Less waives such defect. After receipt by the Old F4L Senior Note Trustee or the Old F4L Senior Subordinated Note Trustee of, among other things, certification by Food 4 Less that the Requisite Consents with respect to the Old F4L Senior Notes or the Old F4L Senior Subordinated Notes, as the case may be, have been received, Food 4 Less and the applicable Old Trustee will execute a supplemental indenture to evidence the adoption of the Proposed Amendments relating to the applicable indenture under which such Old F4L Notes were issued (each a "Supplemental Indenture"). Upon the acceptance by Food 4 Less of the Requisite Consents from holders of Old F4L Senior Notes or Old F4L Senior Subordinated Notes and the execution of the applicable Supplemental Indenture, such Supplemental Indenture will immediately become effective. Although the Proposed Amendments relating to an issue of Old F4L Notes will become effective upon certification that the Requisite Consents from holders of the applicable Old F4L Notes have been received, such Proposed Amendments will not be operative until Food 4 Less has accepted for exchange all Old F4L Notes validly tendered and not withdrawn. The Company will not be obligated to issue the New F4L Senior Notes or the New F4L Senior Subordinated Notes pursuant to the Exchange Offers unless, among other things, the Requisite Consents to the adoption of the Proposed Amendments have been received from both the Old F4L Senior Noteholders and the Old F4L Senior Subordinated Noteholders. See "-- Conditions."

     If the Proposed Amendments become effective, (i) the Exchange Agent, as soon as practicable, will transmit a copy of the applicable Supplemental Indenture to all registered holders of Old F4L Notes which remain outstanding, and (ii) non-tendering holders will hold their Old F4L Notes under the applicable Old F4L Indenture as amended by the Proposed Amendments, whether or not that holder consented to the Proposed Amendments. Consents given by holders of Old F4L Notes tendered but rejected by Food 4 Less pursuant to an Exchange Offer will not be counted for the purpose of determining whether the Requisite Consents have been obtained.

     Only a registered holder of Old F4L Notes (the "Registered Holder") can effectively deliver a Consent to the Proposed Amendments. Pursuant to the terms of the Old F4L Indentures, subsequent transfers of Old F4L Notes on the applicable security register for such Old F4L Notes will not have the effect of revoking any

Consent theretofore given by the Registered Holder of such Old F4L Notes, and such Consents will remain valid unless revoked by the transferee holder in accordance with the procedures described under the heading "-- Withdrawal of Tenders and Revocation of Consents."

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS


     Each Exchange Offer and the Solicitation will expire at 12:00 Midnight, New York City time, on February 22, 1995 (the "Expiration Date"), unless extended by Food 4 Less. Food 4 Less reserves the right to extend either Exchange Offer or the Solicitation, at its discretion, in which event the term "Expiration Date" shall mean the latest time and date at which such Exchange Offer or the Solicitation, as the case may be, as so extended by Food 4 Less, shall expire. Food 4 Less expects to extend the Expiration Date to a date that is ten Business Days following the pricing of the Public Offering. Food 4 Less shall notify the Exchange Agent of any extension by oral or written notice and shall make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next Business Day after the previously scheduled Expiration Date. Such announcement may state that Food 4 Less is extending such Exchange Offer or the Solicitation, as the case may be, for a specified period or on a daily basis.


     Food 4 Less also expressly reserves the right, at any time or from time to time, to extend the period of time during which an Exchange Offer or the Solicitation, as the case may be, is open. There can be no assurance that Food 4 Less will exercise its right to extend either Exchange Offer or the Solicitation. During any extension of an Exchange Offer all Old F4L Notes previously tendered pursuant thereto and not withdrawn will remain subject to such Exchange Offer and may be accepted for exchange by Food 4 Less at the expiration of such Exchange Offer subject to the right, if any, of a tendering holder to withdraw its Old F4L Notes. See "-- Withdrawal of Tenders and Revocation of Consents."

     Each of the Company and Food 4 Less, as the case may be, also expressly reserve the right, subject to applicable law and the terms of the Exchange Offers and to the extent not inconsistent with the terms of the Merger, the Other Debt Financing Transactions, the Bank Financing or the New Equity Investment, (i) to delay the acceptance for exchange of any Old F4L Notes or, regardless of whether such Old F4L Notes were theretofore accepted for exchange, to delay the exchange of any Old F4L Notes pursuant to an Exchange Offer and to terminate such Exchange Offer and not accept for exchange any Old F4L Notes not theretofore accepted for exchange, upon the failure of any of the conditions to such Exchange Offer specified herein to be satisfied, by giving oral or written notice of such delay or termination to the Exchange Agent and (ii) at any time, or from time to time, to amend either of the Exchange Offers in any respect. Except as otherwise provided herein, withdrawal rights with respect to Old F4L Notes tendered pursuant to an Exchange Offer will not be extended or reinstated as a result of an extension or amendment of such Exchange Offer, as applicable. See "-- Withdrawal of Tenders and Revocation of Consents." The reservation by Food 4 Less of the right to delay acceptance for exchange of Old F4L Notes is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Food 4 Less (or the Company as successor by Merger) pay the consideration offered or return the Old F4L Notes deposited by or on behalf of holders thereof promptly after the termination or withdrawal of an Exchange Offer.

     Any extension, delay, termination or amendment of either Exchange Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which Food 4 Less may choose to make a public announcement of any extension, delay, termination or amendment of an Exchange Offer, Food 4 Less shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of an Exchange Offer, in which case Food 4 Less shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next Business Day after the previously scheduled Expiration Date.

     If Food 4 Less shall decide to decrease the amount of Old F4L Notes being sought in either Exchange Offer or to increase or decrease the consideration offered to holders of Old F4L Notes, and if, at the time that notice of such increase or decrease is first published, sent or given to holders of Old F4L Notes in the manner specified above, such Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth Business Day from and including the date that such notice is first so published, sent or given, then such Exchange Offer will be extended for such purposes until the expiration of such period of ten Business Days. As used in this Prospectus and Solicitation Statement, "Business Day" has the meaning set forth in Rule 14d-1 (and applicable to Regulation 14E) under the Exchange Act.

     If Food 4 Less makes a material change in the terms of either Exchange Offer or the information concerning either Exchange Offer, or waives any condition to either Exchange Offer that results in a material change to the circumstances of such Exchange Offer, then Food 4 Less will disseminate additional exchange offer or tender offer materials to the extent required under the Exchange Act and will extend such Exchange Offer to the extent required in order to permit holders of Old F4L Notes adequate time to consider such materials. The minimum period during which a tender offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or percentage of securities sought, will depend upon the specific facts and circumstances, including the relative materiality of the terms or information.

CONDITIONS

     Food 4 Less will not be required to accept any Old F4L Notes for exchange, and may terminate or amend either or both of the Exchange Offers, as provided herein, before the acceptance of any Old F4L Notes, if either of the Exchange Offers has not been consummated. In addition, notwithstanding any other provision of the Exchange Offers or the Solicitation, Food 4 Less shall not be required to accept any Old F4L Notes for exchange or any Consents, and may terminate, extend or amend either or both Exchange Offers or the Solicitation and may postpone, subject to Rule 14e-1 under the Exchange Act, the acceptance of Old F4L Notes so tendered and Consents so delivered, whether or not any other Old F4L Notes or Consents have theretofore been accepted for exchange pursuant to the applicable Exchange Offer, if, on or prior to the Expiration Date, any of the following conditions exist:

          (i) the Minimum Tender shall not have been validly tendered for exchange (or shall have been withdrawn);

          (ii) the Requisite Consents shall not have been validly delivered (or shall have been revoked);

          (iii) all conditions precedent to the Merger shall not have been satisfied or waived, in Food 4 Less' sole discretion;

          (iv) any of the Other Debt Financing Transactions (including the Public Offering) shall not have been consummated;

          (v) either the Bank Financing or the New Equity Investment shall not have been consummated;

          (vi) either of the Supplemental Indentures containing the Proposed Amendments shall not have been executed;

          (vii) there shall have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to either Exchange Offer by or before any local, state, federal or foreign government or governmental regulatory or administrative agency or authority or by any court or tribunal, domestic or foreign, which (a) challenges or seeks to restrain or prohibit the making or consummation of either Exchange Offer or the exchange of Old F4L Notes pursuant to the Exchange Offers, (b) in the sole judgment of Food 4 Less, might directly or indirectly prohibit, prevent, restrict or delay consummation of either Exchange Offer or otherwise relates in any manner to either Exchange Offer,
     (c) seeks to make illegal the acceptance of Old F4L Notes for exchange pursuant to either Exchange Offer, (d) makes the Solicitation illegal, (e) might, in the sole judgment of Food 4 Less, adversely affect the financing of either Exchange Offer, the Merger, the Other Debt Financing Transactions, the Bank Financing or the New Equity Investment or the transactions contemplated thereby, or (f) in the sole judgment of Food 4 Less, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of Food 4 Less (or the Company, after giving effect to the Merger) and its subsidiaries, taken as a whole, or materially impair the contemplated benefits of the Exchange Offers and the Solicitation to Food 4 Less (or the Company, after giving effect to the Merger);

          (viii) there shall have occurred or be likely to occur any event affecting the business or financial affairs of Food 4 Less (or the Company, after giving effect to the Merger) that, in the sole judgment of Food 4 Less, (a) would or might prohibit, prevent, restrict or delay consummation of either Exchange Offer, or (b) will, or is reasonably likely to, materially impair the contemplated benefits to Food 4 Less (or the Company, after giving effect to the Merger) of the Exchange Offers and the Solicitation or otherwise result in the consummation of either Exchange Offer not being in the best interests of Food 4 Less or (c) might be material to holders of Old F4L Notes in deciding whether to accept either Exchange Offer or the Solicitation;

          (ix) there shall have occurred: (a) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the over-the-counter market (whether or not mandatory); (b) any significant adverse change in the price of either of the Old F4L Senior Notes or the Old F4L Senior Subordinated Notes; (c) a material impairment in the trading market for debt securities generally; (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory); (e) a declaration of a national emergency or commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States; (f) any limitation (whether or not mandatory) by any governmental or regulatory authority on, or any other event that in the sole judgment of Food 4 Less might affect, the nature or extension of credit by banks or other financial institutions; (g) any significant change in United States currency exchange rates or a suspension of, or limitation on, the markets therefor (whether or not mandatory); (h) any significant adverse change in United States securities or financial markets; or (i) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offers, in the sole judgment of Food 4 Less, a material acceleration, escalation or worsening thereof;

          (x) either of the Old F4L Trustees shall have objected in any respect to, or taken any action that could, in the sole judgment of Food 4 Less, adversely affect the consummation of either Exchange Offer or the Solicitation or Food 4 Less' ability to obtain the Consents or to effect any of the Proposed Amendments, or shall have taken any action that challenges the validity or effectiveness of the procedures used by Food 4 Less in soliciting the Consents (including the form thereof) or in the making of either Exchange Offer or the acceptance for exchange of any of the Old F4L Notes; or

          (xi) the Registration Statement has not been declared effective or a stop order has been issued in connection therewith.

     The foregoing conditions are for the sole benefit of Food 4 Less and may be asserted by Food 4 Less in its sole discretion regardless of the circumstances giving rise to any such condition (including any action or inaction by Food 4
Less) and may be waived by Food 4 Less, in whole or in part, at any time and from time to time in its sole discretion. If any of the foregoing events shall have occurred, Food 4 Less may, subject to applicable law, (i) terminate the applicable Exchange Offer or the Solicitation and return all Old F4L Notes tendered pursuant to such Exchange Offer or the Solicitation to the tendering holders, (ii) extend the applicable Exchange Offer or the Solicitation and retain all tendered Old F4L Notes until the extended Expiration Date, (iii) amend the terms of the applicable Exchange Offer or the Solicitation or modify the consideration to be paid by Food 4 Less (or the Company as successor by merger) pursuant to such Exchange Offer or the Solicitation or (iv) waive the unsatisfied condition or conditions with respect to such Exchange Offer or the Solicitation and accept all validly tendered Old F4L Notes. See "-- Expiration Date; Extensions; Termination; Amendments" and "-- Procedures for Tendering and Consenting." The failure by Food 4 Less at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Food 4 Less concerning the events described in this section shall be final and binding upon all persons.

PROCEDURES FOR TENDERING AND CONSENTING

     The tender by a holder of Old F4L Notes pursuant to one of the procedures set forth below will constitute an agreement between such holder and Food 4 Less in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Old F4L Notes may be tendered and will be accepted for exchange only in denominations of $1,000 principal amount and integral multiples thereof. To be tendered effectively pursuant to the Exchange Offers, (i) the properly completed Letter of Transmittal, including a valid and unrevoked Consent (or facsimile(s) thereof), duly executed by the registered holder thereof with any required signature guarantee(s), together with the certificates for tendered Old F4L Notes in proper form for transfer, or any book-entry transfer into the Exchange Agent's account at DTC, MSTC or PDTC (each as defined) of Old F4L Notes tendered electronically, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth below prior to 12:00 Midnight, New York City time, on the Expiration Date, or (ii) the tendering holder must comply with the guaranteed delivery procedure set forth under the heading "-- Guaranteed Delivery Procedure."

     THE BLUE CONSENT AND LETTER OF TRANSMITTAL SHOULD BE USED TO TENDER ALL OLD F4L NOTES.

     LETTERS OF TRANSMITTAL AND OLD F4L NOTES SHOULD BE SENT TO THE EXCHANGE AGENT AND NOT TO FOOD 4 LESS, RGC OR THE DEALER MANAGERS NOR TO EITHER OF THE TRUSTEES UNDER THE INDENTURES RELATING TO THE OLD F4L NOTES.

     A HOLDER OF OLD F4L NOTES WHO DESIRES TO TENDER INTO THE APPLICABLE EXCHANGE OFFER WITH RESPECT TO ANY OLD F4L SENIOR NOTES OR OLD F4L SENIOR SUBORDINATED NOTES MUST TENDER ALL OF SUCH HOLDERS' OLD F4L SENIOR NOTES OR OLD F4L SENIOR SUBORDINATED NOTES, AS THE CASE MAY BE.

     Holders of Old F4L Notes will not be able to validly tender in the Exchange Offers unless they consent to the Proposed Amendments. Tendering holders who sign the Letter of Transmittal shall be deemed to have consented to the Proposed Amendments.

     All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old F4L Notes tendered or withdrawn, as the case may be, pursuant thereto are tendered (i) by a registered holder of Old F4L Notes (which term, for purposes of the Letter of Transmittal, shall include any participant in DTC, MSTC or PDTC whose name appears on a security position listing as the owner of Old F4L Notes) who has not completed the box entitled "Special Issuance and Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If Old F4L Notes are registered in the name of a person other than the signer of a Letter of Transmittal or a notice of withdrawal, as the case may be, or if payment is to be made or certificates for unexchanged Old F4L Notes are to be issued or returned to a person other than the registered holder, then the Old F4L Notes must be endorsed by the registered holder, or be accompanied by a written instrument or instruments of transfer or exchange in form satisfactory to Food 4 Less duly executed by the registered holder, with such signatures guaranteed by an Eligible Institution. In the event that signatures on a Letter of Transmittal (or other document) are required to be guaranteed, such guarantee must be by a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD") or by a commercial bank or trust company having an office in the United States (each of the foregoing being an "Eligible Institution").

     THE METHOD OF DELIVERY OF OLD F4L NOTES AND OTHER DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER, AND EXCEPT AS OTHERWISE PROVIDED PURSUANT TO "-- GUARANTEED DELIVERY," DELIVERY WILL BE DEEMED MADE WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. Instead of effecting delivery by mail it is recommended that tendering Old F4L Noteholders use an overnight or hand delivery service. If such delivery is by mail, it is recommended that holders use registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure delivery to the Exchange Agent prior to 12:00 Midnight, New York City time, on the Expiration Date.

     Tendering holders should indicate in the applicable box in the Letter of Transmittal the name and address to which payments (including accrued and unpaid interest in cash on the Old F4L Notes and the Exchange Payment), certificates evidencing New F4L Notes and/or certificates evidencing Old F4L Notes for amounts not accepted for tender, each as appropriate, are to be issued or sent, if different from the name and address of the person signing the Letter of Transmittal. In the case of issuance in a different name, the employer identification or social security number of the person named must also be indicated and a substitute Form W-9 for such recipient must be completed. If no such instructions are given, such payments (including accrued and unpaid interest in cash on the Old F4L Notes and the Exchange Payment), New F4L Notes or Old F4L Notes not accepted for tender, as the case may be, will be made or returned, as the case may be, to the registered holder of Old F4L Notes tendered. Holders of Old F4L Notes who are not registered holders of, and who seek to tender, Old F4L Notes should (i) obtain a properly completed Letter of Transmittal for such Old F4L Notes from the registered holder with signatures guaranteed by an Eligible Institution and obtain and include with such Letter of Transmittal Old F4L Notes properly endorsed for transfer by the registered holder thereof or accompanied by a written instrument or instruments of transfer or exchange from the registered holder with signatures on the endorsement or written instrument or instruments of transfer or exchange guaranteed by an Eligible Institution or (ii) effect a record transfer of such Old F4L Notes and comply with the requirements applicable to registered holders for tendering Old F4L Notes prior to 12:00 Midnight, New York City time, on the Expiration Date. Any Old F4L Notes properly tendered prior to 12:00 Midnight, New York City time, on the Expiration Date accompanied by a properly completed Letter of Transmittal for such Old F4L Notes will be transferred of record by the registrar either prior to or as of the Expiration Date at the discretion of Food 4 Less. Food 4 Less has no obligation to transfer any Old F4L Notes from the name of the registered holder thereof if the Company does not accept for exchange and payment such Old F4L Notes.

     Issuance of New F4L Notes and payment of the Exchange Payment in exchange for Old F4L Notes will be made only against deposit of the tendered Old F4L Notes.

     Under the federal income tax laws, the Exchange Agent will be required to withhold and will remit to the United States Treasury 31% of the amount of any cash payments made to certain holders of Old F4L Notes pursuant to the Exchange Offers and the Solicitation, and 31% of the interest payments due to certain holders of New F4L Notes. In order to avoid such backup withholding, each tendering holder of Old F4L Notes electing to exchange Old F4L Notes pursuant to an Exchange Offer, and, if applicable, each other payee, must provide the Exchange Agent with such holder's or payee's correct taxpayer identification number and certify that such holder or payee is not subject to such backup withholding by completing the Substitute Form W-9 accompanying the Letter of Transmittal. In general, if a holder or payee is an individual, the taxpayer identification number is the Social Security number of such individual. If the Exchange Agent is not provided with the correct taxpayer identification number, the holder or payee may be subject to a $50 penalty imposed by the Internal Revenue Service. Certain holders or payees (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order to satisfy the Exchange Agent that a foreign individual qualifies as an exempt recipient, such holder or payee must submit a statement, signed under penalty of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Exchange Agent. For further information concerning backup withholding and instructions for completing the Substitute Form W-9 (including how to obtain a taxpayer identification number if you do not have one and how to complete the Substitute Form W-9 if Old F4L Notes are held in more than one name), consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     Failure to complete the Substitute Form W-9 will not, by itself, cause Old F4L Notes tendered pursuant to the Exchange Offers to be deemed invalidly tendered, but may require the Exchange Agent to withhold 31% of the amount of any payments made. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service.

     All questions as to the form of all documents and the validity (including the time of receipt), eligibility, acceptance and withdrawal of tendered Old F4L Notes will be determined by Food 4 Less, in its sole discretion, which determination shall be final and binding. Food 4 Less expressly reserves the absolute right to reject any and all tenders not in proper form and to determine whether the acceptance of or payment by it for such tenders would be unlawful. Food 4 Less also reserves the absolute right, subject to applicable law, to waive or amend any of the conditions to either Exchange Offer or the Solicitation or to waive any defect or irregularity in the tender of any of the Old F4L Notes. None of Food 4 Less, the Company, the Exchange Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. No tender of Old F4L Notes will be deemed to have been validly made until all defects and irregularities with respect to such Old F4L Notes have been cured or waived. Any Old F4L Notes received by the Exchange Agent that are not properly tendered and as to which irregularities have not been cured or waived will be returned by the Exchange Agent to the appropriate tendering holder as soon as practicable. Food 4 Less' interpretation of the terms and conditions of the Exchange Offers and the Solicitation (including the Letter of Transmittal and the Instructions thereto) will be final and binding on all parties.

     The Exchange Agent will seek to establish accounts with respect to the Old F4L Notes at The Depository Trust Company ("DTC"), the Midwest Securities Transfer Company ("MSTC"), and the Philadelphia Depository Trust Company ("PDTC" and, together with DTC and MSTC, collectively referred to herein as the "Book-Entry Transfer Facilities") for the purpose of the Exchange Offers within two New York Stock Exchange Inc. ("NYSE") trading days. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Old F4L Notes by causing DTC, MSTC or PDTC to transfer such Old F4L Notes into the Exchange Agent's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Old F4L Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, MSTC or PDTC, the Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other required documents, must, in any case, be transmitted to, and received or confirmed by, the Exchange Agent at one of its addresses set forth on the back cover of this Prospectus and Solicitation Statement prior to 12:00 Midnight, New York City time, on the Expiration Date, except as otherwise provided below under the heading "Guarantee Delivery Procedure." Old F4L Notes will not be deemed surrendered for exchange until such documents are received by the Exchange Agent and delivery of such documents to a Book-Entry Transfer Facility will not constitute valid delivery to the Exchange Agent. FOOD 4 LESS UNDERSTANDS THAT THE BOOK-ENTRY TRANSFER FACILITIES WILL MAKE ARRANGEMENTS FOR EXECUTION OF LETTERS OF TRANSMITTAL TO ACCOMMODATE BENEFICIAL OWNERS THAT DESIRE TO TENDER OLD F4L NOTES IN THE EXCHANGE OFFERS. HOWEVER, FOOD 4 LESS UNDERSTANDS THAT THE BOOK-ENTRY TRANSFER FACILITIES WILL NOT ARRANGE FOR THE EXECUTION OF LETTERS OF TRANSMITTAL WITH RESPECT TO THE SOLICITATION, UNLESS THE OLD F4L NOTES ARE ALSO TENDERED IN THE EXCHANGE OFFERS. HOLDERS MAY CONTACT THE EXCHANGE AGENT AT ANY OF THE ADDRESSES SET FORTH ON THE BACK COVER PAGE HEREOF FOR INFORMATION REGARDING WITHDRAWAL OF OLD F4L NOTES FROM A BOOK-ENTRY TRANSFER FACILITY.

GUARANTEED DELIVERY PROCEDURE

     If a registered holder of Old F4L Notes desires to tender such Old F4L Notes and consent to the Proposed Amendments, and the Old F4L Notes are not immediately available, or if time will not permit such holder's Old F4L Notes or any other required documents to be delivered to the Exchange Agent prior to 12:00 Midnight, New York City time, on the Expiration Date, then such Old F4L Notes may nevertheless be tendered for exchange and Consents may be effected if all of the following guaranteed delivery procedure conditions are met:

          (i) the tender for exchange and Consent is made by or through an Eligible Institution;

          (ii) prior to 12:00 Midnight, New York City time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by telegram, telex, facsimile transmission, mail or hand delivery) substantially in the form provided by Food 4 Less, that contains a signature guaranteed by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery, unless such tender is for the account of an Eligible

     Institution (in which case no signature guarantee shall be required), and sets forth the name and address of the holder of Old F4L Notes and the principal amount of Old F4L Notes tendered for exchange, states that the tender is being made thereby and guarantees that, within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with the Old F4L Notes and any required signature guarantees and any other documents required by such Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (iii) all tendered Old F4L Notes, or a confirmation of a book-entry transfer of such Old F4L Notes into the Exchange Agent's applicable account at a Book-Entry Transfer Facility as described above, as well as the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and all other documents required by such Letter of Transmittal, shall be received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

     THE YELLOW NOTICE OF GUARANTEED DELIVERY SHOULD BE USED IN CONNECTION WITH TENDERS OF ALL OLD F4L NOTES.

     Notwithstanding any other provision hereof, the exchange of Old F4L Notes pursuant to an Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of certificates for such Old F4L Notes and the Letter of Transmittal (or facsimile thereof) in respect thereof, properly completed and duly executed, together with any required signature guarantees and any other documents required by such Letter of Transmittal.

ACCEPTANCE OF OLD F4L NOTES FOR EXCHANGE; DELIVERY OF NEW F4L NOTES AND PAYMENT OF THE EXCHANGE PAYMENT

     Upon the terms and subject to the conditions of the Exchange Offers and the Solicitation, Food 4 Less will accept all Old F4L Notes validly tendered prior to 12:00 Midnight, New York City time, on the Expiration Date and not validly withdrawn. The acceptance for exchange of Old F4L Notes validly tendered and not validly withdrawn and the delivery of New F4L Notes and the payment of the Exchange Payment (and any accrued and unpaid interest on the Old F4L Notes) will be made as promptly as practicable after the Expiration Date. Subject to rules promulgated pursuant to the Exchange Act, Food 4 Less expressly reserves the right to delay acceptance of any of the Old F4L Notes or to terminate either of the Exchange Offers or the Solicitation and not accept for exchange any Old F4L Notes not theretofore accepted if any of the conditions set forth under the heading "-- Conditions" shall not have been satisfied or waived by Food 4 Less. The Company will deliver New F4L Notes and make payments in cash (including accrued and unpaid interest on the Old F4L Notes and the Exchange Payment) in exchange for Old F4L Notes pursuant to the Exchange Offers promptly following acceptance of the Old F4L Notes. In all cases, exchange for Old F4L Notes accepted for exchange pursuant to the applicable Exchange Offer will be made only after timely receipt by the Exchange Agent of Old F4L Notes (or confirmation of book-entry transfer thereof) and a properly completed and validly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required thereby.

     New F4L Notes will be issued in denominations of $1,000 principal amount and integral multiples thereof.

     For purposes of the Exchange Offers and the Solicitation, Food 4 Less shall be deemed to have accepted validly tendered and not properly withdrawn Old F4L Notes when, as and if Food 4 Less gives oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old F4L Notes for the purposes of receiving the cash and New F4L Notes from the Company and transmitting the cash and New F4L Notes to the tendering holders. Under no circumstances will any additional amount be paid by the Company or the Exchange Agent by reason of any delay in making such payment or delivery.

     All questions as to the validity, form, eligibility (including the time of receipt), acceptance and withdrawal of tendered Old F4L Notes will be resolved by Food 4 Less, whose determination will be final and binding. Food 4 Less reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which would, in the opinion of counsel for Food 4 Less, be unlawful. Food 4 Less also reserves the right to waive any irregularities or conditions of tender as to particular Old F4L Notes. Food 4 Less' interpretation of the terms and conditions of the Exchange Offers and the Solicitation (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities or defects in connection with tenders of Old F4L Notes must be cured within such time as Food 4 Less determines. Neither Food 4 Less, the Company nor the Exchange Agent shall be under any duty to give notification of irregularities or defects in such tenders or shall incur any liability for failure to give such notification. Tenders of Old F4L Notes will not be deemed to have been made until such irregularities have been cured or waived.

     If, for any reason whatsoever, acceptance for exchange of any Old F4L Notes tendered pursuant to the Exchange Offers is delayed, or Food 4 Less is unable to accept or exchange Old F4L Notes tendered pursuant to the Exchange Offers, then, without prejudice to Food 4 Less' and the Company's rights set forth herein, the Exchange Agent may nevertheless, on behalf of Food 4 Less and subject to rules promulgated pursuant to the Exchange Act, retain tendered Old F4L Notes, and such Old F4L Notes may not be withdrawn except to the extent that the tendering holder of such Old F4L Notes is entitled to withdrawal rights as described herein. See "-- Withdrawal of Tenders and Revocation of Consents."

     If any tendered Old F4L Notes are not accepted for exchange because of an invalid tender, the occurrence or non-occurrence of certain other events set forth herein or otherwise, then such unaccepted Old F4L Notes will be returned, at Food 4 Less' expense, to the tendering holder thereof as promptly as practicable after the Expiration Date or the termination of the applicable Exchange Offer therefor.

     No alternative, conditional or contingent tenders will be accepted. A tendering holder, by execution of a Letter of Transmittal, or facsimile thereof, waives all rights to receive notice of acceptance of such holder's Old F4L Notes for purchase or exchange.

WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS


     Tenders of Old F4L Notes pursuant to an Exchange Offer may be withdrawn and Consents may be revoked at any time until the "Consent Date," which shall be the later of (a) such time as the Requisite Consents (Consents of holders representing at least a majority in aggregate principal amount of the outstanding Old F4L Senior Notes or Old F4L Senior Subordinated Notes, as the case may be, held by persons other than Food 4 Less and its affiliates) have been delivered by Food 4 Less to the applicable Old Trustee and the Supplemental Indenture for such issue has been executed and (b) 12:00 Midnight, New York City time, on February 22, 1995. Thereafter, such tenders may be withdrawn and Consents may be revoked if the Exchange Offer with respect to such issue of Old F4L Notes is terminated without any Old F4L Notes being accepted for exchange thereunder. Tendering holders will receive in cash accrued and unpaid interest on Old F4L Notes accepted for exchange up to, but not including, the date of such exchange. Interest on the New F4L Notes will accrue from, and including, the date of such exchange which will be the date of issuance of the New F4L Notes.



     A different Consent Date may be established with respect to the Old F4L Senior Notes and the Old F4L Senior Subordinated Notes. The withdrawal of Old F4L Notes prior to the applicable Consent Date in accordance with the procedures set forth hereunder will effect a revocation of the related Consent. Any valid revocation of Consents will automatically render the prior tender of the Old F4L Notes to which such Consents relate defective and Food 4 Less will have the right, which it may waive, to reject such tender as invalid and ineffective.


     Any holder of Old F4L Notes who has tendered Old F4L Notes or who succeeds to the record ownership of Old F4L Notes in respect of which such tenders or Consents previously have been given may withdraw such Old F4L Notes or revoke such Consents prior to the applicable Consent Date by delivery of a written notice of withdrawal or revocation, subject to the limitations described herein. To be effective, a written telegraphic, telex or facsimile transmission (or delivered by hand or by mail) notice of withdrawal of a tender or revocation of a Consent must (i) be timely received by the Exchange Agent at one of its addresses set forth on the back cover hereof or prior to the applicable time provided herein with respect to the applicable class of Old F4L Notes, (ii) specify the name of the person having tendered the Old F4L Notes to be withdrawn or as to which Consents are revoked, the principal amount of such Old F4L Notes to be withdrawn and, if certificates for Old F4L Notes have been tendered, the name of the registered holder(s) of such Old F4L Notes as set forth in such certificates, if different from that of the person who tendered such Old F4L Notes, (iii) identify the Old F4L Notes to be withdrawn or to which the notice of revocation relates and (iv)(a) be signed by the holder in the same manner as the original signature on the Letter of Transmittal or Notice of Guaranteed Delivery (as the case may be) by which such Old F4L Notes were tendered (including any required signature guarantees) or (b) be accompanied by evidence satisfactory to Food 4 Less and the Exchange Agent that the holder withdrawing such tender or revoking such Consents has succeeded to beneficial ownership of such Old F4L Notes. If certificates representing Old F4L Notes to be withdrawn or Consents to be revoked have been delivered or otherwise identified to the Exchange Agent, then the name of the registered holder and the serial numbers of the particular certificate evidencing the Old F4L Notes to be withdrawn or Consents to be revoked and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, except in the case of Old F4L Notes tendered by an Eligible Institution (in which case no signature guarantee shall be required), must also be so furnished to the Exchange Agent as aforesaid prior to the physical release of the certificates for the withdrawn Old F4L Notes. If Old F4L Notes have been tendered or if Consents have been delivered pursuant to the procedures for book-entry transfer as set forth herein, any notice of withdrawal or revocation of Consent must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Old F4L Notes. Food 4 Less reserves the right to contest the validity of any revocation. A purported notice of revocation which is not received by the Exchange Agent in a timely fashion will not be effective to revoke a Consent previously given.

     Any permitted withdrawals of tenders of Old F4L Notes and revocation of Consents may not be rescinded, and any Old F4L Notes properly withdrawn will thereafter be deemed not validly tendered and any Consents revoked will be deemed not validly delivered for purposes of either Exchange Offer; provided, however, that withdrawn Old F4L Notes may be retendered and revoked Consents may be redelivered by again following one of the appropriate procedures described herein at any time prior to 12:00 Midnight, New York City time, on the Expiration Date.

     If Food 4 Less extends an Exchange Offer or is delayed in its acceptance for exchange of Old F4L Notes or is unable to exchange Old F4L Notes pursuant to either Exchange Offer for any reason, then, without prejudice to Food 4 Less' rights under such Exchange Offer, the Exchange Agent may, subject to applicable law, retain tendered Old F4L Notes on behalf of Food 4 Less, and such Old F4L Notes may not be withdrawn (subject to Rule 14e-1 under the Exchange Act, which requires that Food 4 Less deliver the consideration offered or return the Old F4L Notes deposited by or on behalf of the Old F4L Noteholders promptly after the termination or withdrawal of an Exchange Offer), except to the extent that tendering holders are entitled to withdrawal rights as described herein.

     All questions as to the validity, form and eligibility (including the time of receipt) of notices of withdrawal or revocations of Consents will be determined by Food 4 Less, whose determination will be final and binding on all parties. None of Food 4 Less, the Exchange Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation of Consent or incur any liability for failure to give any such notification.

LOST OR MISSING CERTIFICATES

     If a holder of Old F4L Notes desires to tender an Old F4L Note pursuant to an Exchange Offer, but the Old F4L Note has been mutilated, lost, stolen or destroyed, such holder should write to or telephone the appropriate Old Trustee under the Old F4L Note Indentures at the address listed below, concerning the procedures for obtaining replacement certificates for such Old F4L Notes, arranging for indemnification or any other matter that requires handling by such Old F4L Trustee:

    Old F4L Senior Notes Trustee:               Norwest Bank Minnesota, N.A.
                                                Sixth and Marquette
                                                Minneapolis, Minnesota 55479-0113
                                                Attn: Corporate Trust Department
    Old F4L Senior Subordinated Notes           United States Trust Company of New York
      Trustee:                                  114 West 47th Street
                                                New York, New York 10036-1532
                                                Attn: Corporate Trust Division

DEALER MANAGERS


     Subject to the terms and conditions set forth in the Dealer Manager Agreement (the "Dealer Manager Agreement") dated January 25, 1995, among FFL, Holdings, Food 4 Less and the Subsidiary Guarantors (together, the "Issuers") and BT Securities, CS First Boston and DLJ, as dealer managers and solicitation agents (the "Dealer Managers"), the Issuers have engaged BT Securities, CS First Boston and DLJ to act as Dealer Managers and Solicitation Agents in connection with the Exchange Offers, the Solicitation, the RGC Exchange Offers and the Holdings Consent Solicitation. The Issuers will pay the Dealer Managers, as compensation for their services as Dealer Managers, a fee equal to (i) 1.0% of the aggregate principal amount of Old F4L Notes accepted for exchange in the Exchange Offers, (ii) 1.0% of the aggregate principal amount of Old RGC Notes accepted for exchange in the RGC Exchange Offers and (iii) 0.5% of the aggregate principal amount of Old F4L Notes, Old RGC Notes and Holdings Discount Notes in respect of which a consent is accepted in the Solicitation, the RGC Exchange Offers and the Holdings Consent Solicitation (other than Old RGC Notes and Old F4L Notes accepted for exchange in the RGC Exchange Offer and the Exchange Offer). In addition, the Issuers have agreed to reimburse each of the Dealer Managers for all of its respective reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with the Exchange Offers, the Solicitation, the RGC Exchange Offers and the Holdings Consent Solicitation. The Issuers have agreed to indemnify each of the Dealer Managers against certain liabilities in connection with Exchange Offers, the Solicitation, the RGC Exchange Offers and the Holdings Consent Solicitation, including liabilities under the federal securities laws, and will contribute to payments the Dealer Managers may be required to make in respect thereof.



     Bankers Trust, an affiliate of BT Securities, has been a co-agent and a lender under the existing credit agreements of each of RGC and Food 4 Less and will be administrative agent and a lender under the New Credit Facility. See "Description of the New Credit Facility." DLJ has provided financial advisory services to Food 4 Less in connection with the Merger and will receive customary fees for such services. The Dealer Managers will also serve as underwriters for the Public Offering and will receive customary fees for such services.



     In addition, affiliates of the Dealer Managers are investing in the capital stock of New Holdings pursuant to the New Equity Investment. After giving effect to the Merger, BTIP will own approximately 900,000 shares of Series A Preferred Stock and approximately 3,100,000 shares of Series B Preferred Stock, affiliates of CS First Boston will own approximately 1,000,000 shares of Series A Preferred Stock and affiliates of DLJ will own approximately 1,000,000 shares of Series A Preferred Stock. Affiliates of BTIP additionally own 509,812 shares of FFL common stock which they had previously acquired and which will be converted to New Holdings capital stock following the FFL Merger and the Reincorporation Merger. See "Principal Stockholders" and "Description of Capital Stock."


     Each of BT Securities, CS First Boston and DLJ has from time to time provided investment banking and financial advisory services to one or more of Food 4 Less, Holdings and RGC and/or their respective affiliates and may continue to do so in the future. BT Securities, CS First Boston and DLJ have received customary fees for such services.

     No fees or commission have been or will be paid to any broker, dealer or other person, other than the Dealer Managers, in connection with the Exchange Offers, the Solicitation, the RGC Exchange Offers or the Holdings Consent Solicitation.

EXCHANGE AGENT

     Bankers Trust has been appointed as Exchange Agent for the Exchange Offers and the Solicitation. Questions and requests for assistance, and all correspondence in connection with the Exchange Offers, the Solicitation, or requests for additional Letters of Transmittal and any other required documents, may be directed to the Exchange Agent at one of its addresses and telephone numbers set forth on the back cover of this Prospectus and Solicitation Statement.

INFORMATION AGENT

     D.F. King & Co., Inc. is serving as Information Agent in connection with the Exchange Offer and the Solicitation. The Information Agent will assist with the mailing of this Prospectus and Solicitation Statement and related materials to holders of Old F4L Notes, respond to inquiries of and provide information to holders of Old F4L Notes in connection with the Exchange Offers and the Solicitation and provide other similar advisory services as Food 4 Less may request from time to time. Requests for additional copies of this Prospectus and Solicitation Statement, Letters of Transmittal and any other required documents should be directed to the Dealer Managers or to the Information Agent at one of its addresses and telephone numbers set forth on the back cover of this Prospectus and Solicitation Statement.

FEES AND EXPENSES

     In addition to the fees and expenses payable to the Dealer Managers, Food 4 Less will pay the Exchange Agent and the Information Agent reasonable and customary fees for their services (and will reimburse them for their reasonable out-of-pocket expenses in connection therewith), will pay the reasonable expenses of holders in delivering their Old F4L Notes to the Exchange Agent and will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and Solicitation Statement and related documents to the beneficial owners of the Old F4L Notes and in handling or forwarding tenders for exchange and payment. In addition, Food 4 Less will indemnify the Exchange Agent and the Information Agent against certain liabilities in connection with their services, including liabilities under the federal securities laws.

     Food 4 Less will pay all transfer taxes, if any, applicable to the exchange of Old F4L Notes pursuant to the Exchange Offers. If, however, New F4L Notes or Old F4L Notes for principal amounts not accepted for tender, or both, are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old F4L Notes, or if tendered Old F4L Notes are to be registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old F4L Notes pursuant to an Exchange Offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such tax or exemption therefrom is not submitted, then the amount of such transfer tax will be deducted from the Exchange Payment otherwise payable to such tendering holder. Any remaining amount will be billed directly to such tendering holder.


     The total cash expenditures for printing, accounting and legal fees, and the fees and expenses of the Exchange Agent, the Information Agent and the trustees under the old and new indentures, to be incurred by Food 4 Less in connection with the Exchange Offers, the RGC Exchange Offers and the Holdings Consent Solicitation are estimated to be approximately $7 million.


MISCELLANEOUS

     The Exchange Offers are not subject to Section 13(e) of, or Rules 13e-3 or 13e-4 or Regulation 14D promulgated under, the Exchange Act. The Exchange Offers are being made in compliance with Regulation 14E under the Exchange Act.

     Other than with respect to the Exchange Agent, the Information Agent and the Dealer Managers, neither Food 4 Less nor any of its affiliates has engaged, or made any arrangements for, and has no contract, arrangement or understanding with, any broker, dealer, agent or other person regarding the exchange of Old F4L Notes hereunder, and no person has been authorized by Food 4 Less, or any of its affiliates to provide any information or to make any representations in connection with the Exchange Offers and the Solicitation, other than those expressly set forth in this Prospectus and Solicitation Statement, and, if so provided or made, such other information or representations must not be relied upon as having been authorized by Food 4 Less or any of its affiliates. The delivery of this Prospectus and Solicitation Statement shall not, under any circumstances, create any implication that the information set forth herein is correct as of any time subsequent to the date hereof.

                        DESCRIPTION OF THE NEW F4L NOTES

GENERAL


     The New F4L Senior Notes will be issued under an indenture (the "New Senior
Note Indenture"), to be dated as of March 1, 1995, by and among the Company, the Subsidiary Guarantors and Norwest Bank Minnesota, N.A., as Trustee (the "New Senior Note Trustee").



     The New F4L Senior Subordinated Notes will be issued under an Indenture (the "New Senior Subordinated Note Indenture", and together with the New Senior
Note Indenture, the "New Indentures") to be dated as of March 1, 1995, by and among the Company, the Subsidiary Guarantors and United States Trust Company of New York, as Trustee (the "New Senior Subordinated Note Trustee," and together with the New Senior Note Trustee, the "New Trustees").


     The following summary of certain provisions of the New F4L Notes and the New Indentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the New F4L Notes and the New Indentures, including the definitions of certain terms therein and those terms made a part of the New Indentures by reference to the TIA. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Definitions." A copy of the forms of the New Indentures may be obtained from the Company.

     The New F4L Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the New Senior Note Trustee will act as Paying Agent and Registrar for the New F4L Senior Notes and the New Senior Subordinated Note Trustee will act as Paying Agent and Registrar for the New F4L Senior Subordinated Notes. The New F4L Senior Notes and the New F4L Senior Subordinated Notes may be presented for registration or transfer and exchange at the offices of their respective Registrar, which for the New F4L Senior Notes initially will be the New Senior Note Trustee's corporate trust office and for the New F4L Senior Subordinated Notes initially will be the New Senior Subordinated Note Trustee's corporate trust office. The Company may change any Paying Agent and Registrar without notice to holders of either the New F4L Senior Notes (the "Senior Note Holders") or of the New F4L Senior Subordinated Notes (the "Senior Subordinated Note Holders," and together with the Senior Note Holders, the "Holders"). The Company will pay principal (and premium, if any) on the New F4L Senior Notes at the Senior Note Trustee's corporate office, and will pay principal (and premium, if any) on the New F4L Senior Subordinated Notes at the New Senior Subordinated Note Trustee's corporate office, each such office located in New York, New York. At the Company's option, interest may be paid at the New Senior Note Trustee's corporate trust office (in the case of interest payments on the New F4L Senior Notes) or the New Senior Subordinated Note Trustee's corporate trust office (in the case of interest payments on the New F4L Senior Subordinated Notes) or by check mailed to the registered address of the relevant Holders.

     As used below in this "Description of the New F4L Notes," the "Company" means Food 4 Less Supermarkets, Inc. (and Ralphs Grocery Company, as survivor of the Merger), but not any of its subsidiaries.

PRINCIPAL AND MATURITY OF AND INTEREST ON THE NEW F4L SENIOR NOTES


     The New F4L Senior Notes will mature on March 1, 2004. The up to $175 million principal amount of New F4L Senior Notes offered hereby will be part of an issue of up to $575 million aggregate principal amount of New F4L Senior Notes, up to $400 million aggregate principal amount of which will be issued pursuant to the Public Offering. Concurrently with the Exchange Offers and the other financing transactions described herein, Food 4 Less is offering up to $400 million principal amount of New F4L Senior Notes in the Public Offering. The Public Offering is expected to price ten Business Days preceding the Expiration Date. The New F4L Senior Notes offered pursuant to the F4L Senior Notes Exchange Offer will bear interest at a fixed rate per annum equal to the greater of (a) 11% and (b) the Applicable Treasury Rate (as hereinafter defined) plus 375 basis points (3.75 percentage points); provided, however, that in no event will the New F4L Senior Notes offered for exchange hereby bear interest at a rate per annum that is less than the interest rate on the New F4L Senior Notes offered pursuant to the Public Offering. The "Applicable Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity

(as compiled by, and published in, the most recent Federal Reserve Statistical Release H.15 (519)) most nearly equal to the average life to stated maturity of the New F4L Senior Notes; provided, that if the average life to stated maturity of the New F4L Senior Notes is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of the year) from the weekly average yields of the United States Treasury securities for which such yields are given. Interest on the New F4L Senior Notes will be payable semi-annually on each March 1 and September 1, commencing on September 1, 1995, to the New F4L Senior Note holders of record on the immediately preceding February 15 and August 15. Interest on the New F4L Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.


PRINCIPAL AND MATURITY OF AND INTEREST ON THE NEW F4L SENIOR SUBORDINATED NOTES


     The New F4L Senior Subordinated Notes are limited in aggregate principal amount to $145 million and will mature on March 1, 2005. Interest on the New F4L Senior Subordinated Notes will accrue at the rate of 13.75% per annum and will be payable semi-annually on each March 1 and September 1, commencing on September 1, 1995, to the Senior Subordinated Note Holders of record on the immediately preceding February 15 and August 15. Interest on the New F4L Senior Subordinated Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.


OPTIONAL REDEMPTION OF THE NEW F4L SENIOR NOTES


     The New F4L Senior Notes will be redeemable, at the option of the Company, in whole at any time or in part from time to time, on and after March 1, 2000, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on March 1 of the year set forth below, plus, in each case, accrued and unpaid interest to the date of redemption:



                                                                    REDEMPTION
                YEAR                                                  PRICE
                --------------------------------------------------  ----------
                2000..............................................   104.125%
                2001..............................................   102.750%
                2002..............................................   101.375%
                2003 and thereafter...............................   100.000%



     In the event that the interest rate on the New F4L Senior Notes is greater than 11%, the above redemption prices will be correspondingly adjusted.



     In addition, on or prior to March 1, 1998, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings to redeem up to an aggregate of 35% of the New F4L Senior Notes originally issued, at a redemption price equal to 111% of the principal amount thereof if redeemed during the 12 months commencing on March 1, 1995, 109.625% of the principal amount thereof if redeemed during the 12 months commencing on March 1, 1996 and 108.25% of the principal amount thereof if redeemed during the 12 months commencing on March 1, 1997, in each case plus accrued and unpaid interest, if any, to the redemption date. In order to effect the foregoing redemption with the proceeds of a Public Equity Offering, the Company shall send the redemption notice not later than 60 days after the consummation of such Public Equity Offering.


OPTIONAL REDEMPTION OF THE NEW F4L SENIOR SUBORDINATED NOTES

     The New F4L Senior Subordinated Notes will be redeemable, at the option of the Company, in whole at any time or in part, from time to time, on and after June 15, 1996, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on June 15 of the year set forth below, plus, in each case, accrued and unpaid interest to the date of redemption:

                                                                    REDEMPTION
                YEAR                                                  PRICE
                --------------------------------------------------  ----------
                1996..............................................   106.111%
                1997..............................................   104.583%
                1998..............................................   103.056%
                1999..............................................   101.528%
                And thereafter....................................   100.000%

     The documents evidencing Senior Indebtedness will restrict the Company's ability to optionally redeem New F4L Senior Subordinated Notes.

NOTICES AND SELECTION

     In the event of a redemption of less than all of the New F4L Senior Notes or the New F4L Senior Subordinated Notes, as the case may be, such New F4L Notes will be selected for redemption by the appropriate New Trustee pro rata, by lot or by any other method that such New Trustee considers fair and appropriate and, if such New F4L Notes are listed on any securities exchange, by a method that complies with the requirements of such exchange; provided, however, that any redemption of the New F4L Senior Notes pursuant to the provisions relating to a Public Equity Offering shall be made on a pro rata basis. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of New F4L Notes to be redeemed at such Holder's registered address. On and after the redemption date, interest will cease to accrue on New F4L Notes or portions thereof called for redemption (unless the Company shall default in the payment of the redemption price or accrued interest). New F4L Notes that are redeemed by the Company or that are purchased by the Company pursuant to a Net Proceeds Offer as described under "-- Certain Covenants -- Limitation on Asset Sales" below or pursuant to a Change of Control Offer as described under "-- Change of Control" below or that are otherwise acquired by the Company will be surrendered to the appropriate New Trustee for cancellation.

RANKING OF THE NEW F4L SENIOR NOTES

     The New F4L Senior Notes will rank senior in right of payment to all Subordinated Indebtedness of the Company, including the New F4L Senior Subordinated Notes and the New RGC Notes. The New F4L Senior Notes will rank pari passu in right of payment with all unsubordinated Indebtedness and other liabilities of the Company, including borrowings and other obligations of the Company and its Subsidiaries under the Credit Agreement. The borrowings and obligations under the Credit Agreement (and the related guarantees) are secured by substantially all of the assets of the Company and its Subsidiaries, whereas the New F4L Senior Notes are senior unsecured obligations of the Company and its Subsidiaries. As of September 17, 1994, on a pro forma basis after giving effect to the Merger, the aggregate amount of secured Indebtedness and other obligations of the Company and its Subsidiaries outstanding would have been approximately $992.7 million (and the Company would have had $218.2 million available to be borrowed under the Credit Agreement).

SUBORDINATION OF THE NEW F4L SENIOR SUBORDINATED NOTES

     The payment of the principal of, premium, if any, and interest on the New F4L Senior Subordinated Notes will be subordinated in right of payment, as set forth in the New Senior Subordinated Note Indenture, to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness, whether outstanding on the Issue Date or thereafter incurred, including, with respect to Designated Senior Indebtedness, any interest accruing subsequent to a bankruptcy or other similar proceeding whether or not such interest is an allowed claim enforceable against the Company in a bankruptcy case under Title 11 of the United States Code.

     Upon any distribution of assets of the Company of any kind or character, whether in cash, property or securities upon any dissolution, winding up, total or partial liquidation or reorganization or the Company (including, without limitation, in bankruptcy, insolvency, or receivership proceedings or upon any assignment for the benefit of creditors or any other marshalling of the Company's assets and liabilities), the holders of

Senior Indebtedness shall first be entitled to receive payment in full in cash or Cash Equivalents of all amounts payable under Senior Indebtedness (including, with respect to Designated Senior Indebtedness, any interest accruing after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness whether or not such interest is an allowed claim enforceable against the Company in any such proceeding) before the Holders of New F4L Senior Subordinated Notes will be entitled to receive any payment with respect to the New F4L Senior Subordinated Notes (excluding Permitted Subordinated Reorganization Securities), and until all Obligations with respect to Senior Indebtedness are paid in full in cash or Cash Equivalents, any distribution to which the Holders of New F4L Senior Subordinated Notes would be entitled (excluding Permitted Subordinated Reorganization Securities) shall be made to the holders of Senior Indebtedness.

     No direct or indirect payment (other than payments previously made pursuant to the provision described under "-- Defeasance" below) by or on behalf of the Company of principal of, premium, if any, or interest on the New F4L Senior Subordinated Notes whether pursuant to the terms of the New F4L Senior Subordinated Notes or upon acceleration or otherwise shall be made if, at the time of such payment, there exists a default in the payment of all or any portion of principal of, premium, if any, or interest on any Designated Senior Indebtedness or any other Senior Indebtedness which, at the time of determination, is equal to or greater than $50 million in aggregate principal amount ("Significant Senior Indebtedness") (and the New Senior Subordinated Note Trustee has received written notice thereof), and such default shall not have been cured or waived by or on behalf of the holders of such Designated Senior Indebtedness or Significant Senior Indebtedness, as the case may be or shall have ceased to exist, until such default shall have been cured or waived or shall have ceased to exist or such Designated Senior Indebtedness or Significant Senior Indebtedness, as the case may be, shall have been discharged or paid in full, after which the Company shall resume making any and all required payments in respect of the New F4L Senior Subordinated Notes, including any missed payments.

     In addition, during the continuance of any other event of default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated, upon the earliest to occur of (a) receipt by the New Senior Subordinated Note Trustee of written notice from the holders of a majority of the outstanding principal amount of the Designated Senior Indebtedness or their representative, or (b) if such event of default results from the acceleration of the New F4L Senior Subordinated Notes, the date of such acceleration, no such payment (other than payments previously made pursuant to the provisions described under "-- Defeasance" below) may be made by the Company upon or in respect of the New F4L Senior Subordinated Notes for a period ("Payment Blockage Period") commencing on the earlier of the date of receipt of such notice or the date of such acceleration and ending 179 days thereafter (unless (x) such Payment Blockage Period shall be terminated by written notice to the New Senior Subordinated Note Trustee from the holders of a majority of the outstanding principal amount of such Designated Senior Indebtedness or their representative who delivered such notice or (y) such default is cured or waived, or ceases to exist or such Designated Senior Indebtedness is discharged or paid in full), after which the Company shall resume making any and all required payments in respect of the New F4L Senior Subordinated Notes, including any missed payments. Notwithstanding anything herein to the contrary, in no event will a Payment Blockage Period extend beyond 179 days from the date on which such Payment Blockage Period was commenced. Not more than one Payment Blockage Period may be commenced with respect to the New F4L Senior Subordinated Notes during any period of 365 consecutive days. No event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the holders of such Designated Senior Indebtedness or their representative whether or not within a period of 365 consecutive days unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days.

     If the Company fails to make any payment on the New F4L Senior Subordinated Notes when due or within any applicable grace period, whether or not on account of the payment blockage provision referred to above, such failure would constitute an Event of Default under the New Senior Subordinated Note Indenture

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

and would enable the holders of New F4L Senior Subordinated Notes to accelerate the maturity thereof. See "-- Events of Default."

     By reason of such subordination, in the event of the insolvency of the Company, holders of the New F4L Senior Subordinated Notes, may recover less, ratably, than holders of Senior Indebtedness.

     As of September 17, 1994, on a pro forma basis after giving effect to the Merger, the aggregate principal amount of Senior Indebtedness outstanding (excluding Company guarantees of certain Guarantor Senior Indebtedness) would have been approximately $1,554.8 million, the aggregate outstanding amount of Guarantor Senior Indebtedness of the Subsidiary Guarantors (excluding guarantees by Subsidiary Guarantors of certain Senior Indebtedness of the Company) would have been approximately $16.0 million, and the Company would have had $218.2 million available to be borrowed under the New Revolving Facility.

GUARANTEES

     Each Subsidiary Guarantor will unconditionally guarantee, jointly and severally (i) the Company's obligations under the New F4L Senior Notes on a senior unsecured basis (the "Senior Note Guarantees") and (ii) the Company's obligations under the New F4L Senior Subordinated Notes on a senior subordinated unsecured basis (the "Senior Subordinated Note Guarantees", and together with the Senior Note Guarantees, the "Guarantees"). The Indebtedness represented by each Senior Subordinated Note Guarantee (including the payment of principal of, premium, if any, and interest on the New F4L Senior Subordinated Notes) will be subordinated on the same basis to Guarantor Senior Indebtedness as the New F4L Senior Subordinated Notes are subordinated to Senior Indebtedness. See
"-- Subordination of the New F4L Senior Subordinated Notes".


     Upon (i) the release by the lenders under the Term Loans and all other Loan Documents of all guarantees of a Subsidiary Guarantor and all Liens on the property and assets of such Subsidiary Guarantor relating to such Indebtedness, or (ii) the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary Guarantor (or substantially all of its assets) to an entity which is not a subsidiary of the Company, which is otherwise in compliance with the New Indentures, such Subsidiary Guarantor shall be deemed released from all its obligations under its Senior Note Guarantee and its Senior Subordinated Notes Guarantee; provided, however, that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, such Indebtedness of the Company shall also terminate upon such release, sale or transfer.


     Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor without limitation. Each of the New Indentures will further provide that a Subsidiary Guarantor may consolidate with or merge into or sell its assets to a corporation other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor, but subject to the provisions described in the immediately preceeding paragraph), provided that (a) if the surviving corporation is not the Subsidiary Guarantor, the surviving corporation agrees to assume such Subsidiary Guarantor's obligations under its Senior Note Guarantee or its Senior Subordinated Note Guarantee, as the case may be, and all its obligations under the applicable New Indenture and (b) such transaction does not (i) violate any covenants set forth in the applicable New Indenture or (ii) result in a Default or Event of Default under the applicable New Indenture immediately thereafter that is continuing.

     The obligations of each Subsidiary Guarantor under each of its Senior Note Guarantee and its Senior Subordinated Note Guarantee are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (other than liabilities of such Subsidiary Guarantor under Indebtedness which constitutes Subordinated Indebtedness with respect to its Senior Note Guarantee or its Senior Subordinated Note Guarantee, as the case may be) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Senior Note Guarantee or Senior Subordinated Note Guarantee, as the case may be, or pursuant to its contribution obligations under the applicable New Indenture, result in the obligations of such Subsidiary Guarantor under such Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Senior Note Guarantee or Senior Subordinated Note Guarantee, as the case may be, shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

CHANGE OF CONTROL

     Each of the New Indentures will provide that, upon the occurrence of a Change of Control, each Holder of New F4L Notes issued thereunder will have the right to require the repurchase of such Holder's New F4L Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

     Each of the New Indentures will provide that within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder of New F4L Notes issued under such New Indenture, with a copy to the applicable New Trustee, which notice shall govern the terms of the Change of Control Offer. The New Indentures shall require that notice of an event giving rise to a Change of Control shall be given on the same date and in the same manner to all Holders. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 40 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Each New Indenture shall provide that the Change of Control Payment Date under the New Senior Note Indenture with respect to any Change of Control shall be one business day prior to the Change of Control Payment Date under the New Senior Subordinated Note Indenture with respect to such Change of Control. Holders electing to have a New F4L Note purchased pursuant to a Change of Control Offer will be required to surrender the New F4L Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the New F4L Note completed, to the applicable Paying Agent at the address specified in the notice prior to the close of business on the Business Day prior to the applicable Change of Control Payment Date. Each Change of Control Offer is required to remain open for at least 20 Business Days and until 12:00 Midnight, New York City time on the applicable Change of Control Payment Date.

     The New Senior Subordinated Note Indenture will further provide that, notwithstanding the foregoing, prior to the mailing of the notice of a Change of Control Offer referred to above, within 30 days following a Change of Control the Company shall either (a) repay in full and terminate all commitments under Indebtedness under the Credit Agreement to the extent the terms thereof require repayment upon a Change of Control (or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and repay the Indebtedness owed to each lender which has accepted such offer), or (b) obtain the requisite consents under the Credit Agreement, the terms of which require repayment upon a Change of Control, to permit the repurchase of the New F4L Senior Subordinated Notes as provided above. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase New F4L Senior Subordinated Notes pursuant to the provisions described above. The Company's failure to comply with the covenants described in this paragraph shall constitute an Event of Default under the New Indentures.

     In addition, the New F4L Senior Subordinated Note Indenture will provide that prior to purchasing New F4L Senior Subordinated Notes tendered in a Change of Control Offer, the Company shall purchase all New F4L Senior Notes (or permitted refinancing thereof) which it is required to purchase by reason of such Change of Control pursuant to the provisions of the New F4L Senior Note Indenture, as in effect on the Issue Date.

     The Company must comply with Rule 14e-1 under the Exchange Act and any other applicable provisions of the federal securities laws in connection with a Change of Control Offer.

CERTAIN COVENANTS

     Except as otherwise specified below, each of the New Indentures will contain, among other things, the following covenants:

     Limitation on Restricted Payments. Each of the New Indentures will provide that the Company shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, make any Restricted Payment if, at the time of such proposed Restricted Payment, or after giving effect thereto, (a) a Default or an Event of Default shall have occurred and be continuing, (b) the Company could not incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Incurrences of Additional Indebtedness" below or (c) the aggregate amount expended for all Restricted Payments, including such proposed Restricted Payment (the amount of any Restricted Payment, if other than cash, to be the fair market value thereof at the date of payment as determined in good faith by the Board of Directors of the Company), subsequent to the Issue Date, shall exceed the sum of (i) 50% of the aggregate Consolidated Net Income (or if such aggregate Consolidated Net Income is a loss, minus 100% of such loss) of the Company earned subsequent to the Issue Date and on or prior to the date of the proposed Restricted Payment (the "Reference Date") plus (ii) 100% of the aggregate Net Proceeds received by the Company from any person (other than a Subsidiary of the Company) from the issuance and sale (including upon exchange or conversion for other securities of the Company) subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock (excluding (A) Qualified Capital Stock paid as a dividend on any Capital Stock or as interest on any Indebtedness and (B) any Net Proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Company or any Subsidiary, until and to the extent such borrowing is repaid), plus (iii) 100% of the aggregate net cash proceeds received by the Company as capital contributions to the Company after the Issue Date, plus (iv) $25 million.


     The New Indentures will provide that if no Default or Event of Default shall have occurred and be continuing as a consequence thereof, the provisions set forth in the immediately preceding paragraph will not prevent (1) the payment of any dividend within 60 days after the date of its declaration if the dividend would have been permitted on the date of declaration, (2) the acquisition of any shares of Capital Stock of the Company or the repurchase, redemption or other repayment of any Subordinated Indebtedness in exchange for or solely out of the proceeds of the substantially concurrent sale (other than to a Subsidiary) of shares of Qualified Capital Stock of the Company, (3) the repurchase, redemption or other repayment of any Subordinated Indebtedness in exchange for or solely out of the proceeds of the substantially concurrent sale (other than to a Subsidiary) of Subordinated Indebtedness of the Company with an Average Life equal to or greater than the then remaining Average Life of the Subordinated Indebtedness repurchased, redeemed or repaid, and (4) Permitted Payments; provided, however, that the declaration of each dividend paid in accordance with clause (1) above, each acquisition, repurchase, redemption or other repayment made in accordance with, or of the type set forth in, clause (2) above, and each payment described in clause (iii), (iv), (v), (vi), (vii) and
(ix) of the definition of the term "Permitted Payments" shall each be counted for purposes of computing amounts expended pursuant to subclause (c) in the immediately preceding paragraph, and no amounts expended pursuant to clause (3) above or pursuant to clause (i), (ii) or (viii) of the definition of the term "Permitted Payments" shall be so counted; provided further that to the extent any payments made pursuant to clause (vii) of the definition of the term "Permitted Payments" are deducted for purposes of computing the Consolidated Net Income of the Company, such payments shall not be counted for purposes of computing amounts expended as Restricted Payments pursuant to subclause (c) in the immediately preceding paragraph.


     Limitation on Incurrences of Additional Indebtedness. Each of the New Indentures will provide that the Company shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for the payment of (collectively "incur") any Indebtedness other than Permitted Indebtedness; provided, however, that if no Default with respect to payment of principal of, or interest on, the New F4L Notes issued under such New Indenture or Event of Default under such New Indenture shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, the Company may incur Indebtedness if immediately before and immediately after giving effect to the incurrence of such Indebtedness the Operating Coverage Ratio of the Company would be greater than 2.0 to 1.0; provided further a Subsidiary may incur Acquired Indebtedness to the extent such Indebtedness could have been incurred by the Company pursuant to the immediately preceding proviso.

     In addition, the New Senior Note Indenture will provide that neither the Company nor any Subsidiary Guarantor will, directly or indirectly, in any event incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the New F4L Senior Notes or the Senior Note Guarantee of such Subsidiary Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated pursuant to subordination provisions that are most favorable to the holders of any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.


     Limitation on Liens. Each of the New Indentures will provide that the Company shall not and shall not permit any Subsidiary to create, incur, assume or suffer to exist any Liens upon any of their respective assets unless the New F4L Notes issued thereunder are equally and ratably secured by the Liens covering such assets, except for (i) in the case of the New Senior Subordinated
Note Indenture, Liens on assets of the Company securing Senior Indebtedness and Liens on assets of a Subsidiary Guarantor which, at the time of incurrence, secure Guarantor Senior Indebtedness, (ii) existing and future Liens securing Indebtedness and other obligations of the Company and its Subsidiaries under the Loan Documents or any refinancing or replacement thereof in whole or in part permitted under the applicable New Indenture, (iii) Permitted Liens, (iv) Liens securing Acquired Indebtedness; provided that such Liens (x) are not incurred in connection with, or in contemplation of the acquisition of the property or assets acquired and (y) do not extend to or cover any property or assets of the Company or any Subsidiary other than the property or assets so acquired, (v) Liens to secure Capitalized Lease Obligations and certain other Indebtedness that is otherwise permitted under the applicable New Indenture; provided that
(A) any such Lien is created solely for the purpose of securing such other Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, the purchase (whether through stock or asset purchase, merger or otherwise) or construction) or improvement of the property subject thereto (whether real or personal, including fixtures and other equipment), (B) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such costs and (C) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item; (vi) Liens existing on the Issue Date (after giving effect to the Merger); (vii) Liens in favor of the New Trustees under the New Indentures and any substantially equivalent Lien granted to any trustee or similar institution under any indenture for Indebtedness permitted to be incurred under such New Indenture; and (viii) any replacement, extension or renewal, in whole or in part, of any Lien described in this or the foregoing clauses including in connection with any refinancing of the Indebtedness, in whole or in part, secured by any such Lien provided that to the extent any such clause limits the amount secured or the assets subject to such Liens, no extension or renewal shall increase the amount or the assets subject to such Liens, except to the extent that the Liens associated with such additional assets are otherwise permitted hereunder.


     Limitation on Asset Sales. Each of the New Indentures will provide that neither the Company nor any of its Subsidiaries shall consummate an Asset Sale unless (a) the Company or the applicable Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold and (b) upon consummation of an Asset Sale, the Company will within 365 days of the receipt of the proceeds therefrom, either: (i) apply or cause its Subsidiary to apply the Net Cash Proceeds of any Asset Sale to (A) a Related Business Investment, (B) an investment in properties and assets that replace the properties and assets that are the subject of such Asset Sale or (C) an investment in properties and assets that will be used in the business of the Company and its Subsidiaries existing on the Issue Date or in businesses reasonably related thereto; (ii) apply or cause to be applied such Net Cash Proceeds to the permanent repayment of Pari Passu Indebtedness or in the case of the New Senior Subordinated Note Indenture, Senior Indebtedness; provided, however, that the repayment of any revolving loan (under the Credit Agreement or otherwise) shall result in a permanent reduction in the commitment thereunder; (iii) use such Net Cash Proceeds to secure Letter of Credit Obligations to the extent the related letters of credit have not been drawn upon or returned undrawn; or (iv) after such time as the accumulated Net Cash Proceeds equals or exceeds $20 million, apply or cause to be applied such Net Cash Proceeds to the purchase of New F4L Notes issued under such New Indenture tendered to the Company for purchase at a price equal to 100% of the principal amount thereof plus accrued interest to the date of purchase pursuant to an offer to purchase made by the Company as set forth below (a "Net Proceeds Offer"); provided, however, that the Company shall have the right to exclude from the foregoing provisions Asset Sales subsequent to the Issue Date, (x) the proceeds of which are derived from the sale and substantially concurrent lease-back of a supermarket and/or related assets which are acquired or constructed by the Company or a Subsidiary subsequent to the Issue Date, provided that such sale and substantially concurrent lease-back occurs within 180 days following such acquisition or the completion of such construction, as the case may be, and (y) the proceeds of which in the aggregate do not exceed $20 million; provided further that pending the utilization of any Net Cash Proceeds in the manner (and within the time period) described above, the Company may use any such Net Cash Proceeds to repay revolving loans (under the Credit Agreement or otherwise) without a permanent reduction of the commitment thereunder.


     Each Net Proceeds Offer will be mailed to the record Holders of New F4L Senior Notes or New F4L Senior Subordinated Notes, as the case may be, as shown on the register of Holders of such New F4L Notes not less than 325 nor more than 365 days after the relevant Asset Sale, with a copy to the applicable New Trustee, shall specify the purchase date (which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed) and shall otherwise comply with the procedures set forth in the applicable New Indenture. Upon receiving notice of the Net Proceeds Offer, Holders of New F4L Senior Notes or New F4L Senior Subordinated Notes, as the case may be, may elect to tender their New F4L Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender New F4L Senior Notes or New F4L Senior Subordinated Notes, as the case may be, in an amount exceeding the Net Proceeds Offer, New F4L Notes of tendering Holders will be repurchased on a pro rata basis (based on amounts tendered).

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of New F4L Notes pursuant to a Net Proceeds Offer.


     Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. Each of the New Indentures will provide that the Company shall not, and shall not permit any Subsidiary to, directly or indirectly, create or suffer to exist, or allow to become effective any consensual Payment Restriction with respect to any of its Subsidiaries, except for (a) any such restrictions contained in (i) the Loan Documents and related documents as in effect on the Issue Date as any such payment restriction may apply to any present or future Subsidiary, (ii) the New Indentures and any agreement in effect at or entered into on the Issue Date, (iii) Indebtedness of a person existing at the time such person becomes a Subsidiary (provided that (x) such Indebtedness is not incurred in connection with, or in contemplation of, such person becoming a Subsidiary,
(y) such restriction is not applicable to any person, or the properties or assets of any person, other than the person so acquired and (z) such Indebtedness is otherwise permitted to be incurred pursuant to the provisions of the covenant described under "-- Limitation on Incurrences of Additional Indebtedness" above), (iv) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenants described under "-- Limitation on Incurrences of Additional Indebtedness" and "-- Limitation on Liens" above that limit the right of the debtor to dispose of the assets securing such Indebtedness; (b) customary non-assignment provisions restricting subletting or assignment of any lease or other agreement entered into by a Subsidiary; (c) customary net worth provisions contained in leases and other agreements entered into by a Subsidiary in the ordinary course of business; (d) customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary; (e) customary provisions in joint venture agreements and other similar agreements; and (f) restrictions contained in Indebtedness incurred to refinance, refund, extend or renew Indebtedness referred to in clause (a) above; provided that the restrictions contained therein are not materially more restrictive taken as a whole than those provided for in such Indebtedness being refinanced, refunded, extended or renewed and (g) Payment Restrictions contained in any other Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "-- Limitation on Incurrences of Additional Indebtedness" above; provided that any such Payment Restrictions are ordinary and customary with respect to the type of Indebtedness being incurred (under the relevant circumstances), and, in any event, no more restrictive than the most restrictive Payment Restrictions in effect on the Issue Date.


     Guarantees of Certain Indebtedness. Each of the New Indentures will provide that the Company shall not permit any of its Subsidiaries to (a) incur, guarantee or secure through the granting of Liens the payment of any Indebtedness under the Term Loans or any other Loan Documents or (b) pledge any intercompany notes representing obligations of any of its Subsidiaries, to secure the payment of any Indebtedness under the Term Loans or any other Loan Documents, in each case unless (x) such Subsidiary, the Company and the New Senior Note Trustee execute and deliver a supplemental indenture evidencing such Subsidiary's Senior Note Guarantee in the case of the New Senior Note Indenture and (y) such Subsidiary, the Company and the New Senior Subordinated Note Trustee execute and deliver a supplemental indenture evidencing such Subsidiary's Senior Subordinated Note Guarantee in the case of the New Senior Subordinated Note Indenture.


     Limitation on Transactions with Affiliates. Each of the New Indentures will provide that neither the Company nor any of its Subsidiaries shall (i) sell, lease, transfer or otherwise dispose of any of its properties or assets or issue securities (other than equity securities which do not constitute Disqualified Capital Stock) to, (ii) purchase any property, assets or securities (other than equity securities which do not constitute Disqualified Capital Stock) from, (iii) make any Investment in, or (iv) enter into or suffer to exist any contract or agreement with or for the benefit of, an Affiliate or Significant Stockholder (or any Affiliate of such Significant Stockholder) of the Company or any Subsidiary (an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under the following paragraph and (y) Affiliate Transactions in the ordinary course of business, that are fair to the Company or such Subsidiary, as the case may be, and on terms at least as favorable as might reasonably have been obtainable at such time from an unaffiliated party; provided that (A) with respect to Affiliate Transactions involving aggregate payments in excess of $1 million and less than $5 million, the Company or such Subsidiary, as the case may be, shall have delivered an Officers' Certificate to the applicable New Trustee certifying that such Affiliate Transaction complies with clause (y) above, (B) with respect to Affiliate Transactions involving aggregate payments in excess of $5 million and less than $15 million, the Company or such Subsidiary, as the case may be, shall have delivered an Officers' Certificate to the applicable New Trustee certifying that such Affiliate Transaction complies with clause (y) above and that such Affiliate Transaction has received the approval of a majority of the disinterested members of the Board of Directors of the Company or the Subsidiary, as the case may be, or, in the absence of any such approval by the disinterested members of the Board of Directors of the Company or that the Subsidiary, as the case may be, that an Independent Financial Advisor has reasonably and in good faith determined that the financial terms of such Affiliate Transaction are fair to the Company or such Subsidiary, as the case may be, or that the terms of such Affiliate Transaction are at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, and that such Independent Financial Advisor has provided written confirmation of such determination to the Board of Directors and (C) with respect to Affiliate Transactions involving aggregate payments in excess of $15 million, the Company or such Subsidiary, as the case may be, shall have delivered to the applicable New Trustee, a written opinion from an Independent Financial Advisor to the effect that the financial terms of such Affiliate Transaction are fair to the Company or such Subsidiary, as the case may be, or that the terms of such Affiliate Transaction are at least as favorable as those that might reasonably have been obtained at the time from an unaffiliated party.

     The provisions of the foregoing paragraph shall not apply to (i) any Permitted Payment, (ii) any Restricted Payment that is made in compliance with the provisions of the covenant described under "-- Limitation on Restricted Payments" above, (iii) reasonable and customary fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary, as determined by the Board of Directors of the Company or any Subsidiary or the senior management thereof in good faith, (iv) transactions exclusively between or among the Company and any of its wholly-owned Subsidiaries or exclusively between or among such wholly-owned Subsidiaries, provided such transactions are not otherwise prohibited by the applicable New Indenture, (v) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) so long as any such amendment is not disadvantageous to the Holders of the New F4L Senior Notes or New F4L Senior Subordinated Notes, as the case may be, in any material respect, (vi) the existence of, or the performance by the Company or any of its Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or New Holdings) is a party as of the Issue Date and any similar agreements which it (or New Holdings) may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Subsidiaries of obligations under any future amendment to, any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (vi) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the New F4L Senior Notes or New F4L Senior Subordinated Notes, as the case may be, in any material respect, (vii) transactions permitted by, and complying with, the provisions of the covenant described under "-- Limitation on Mergers and Certain Other Transactions" below and (viii) purchases or sales of goods or services or other transactions with suppliers, in each case, in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the applicable New Indenture which are fair to the Company, in the reasonable determination of the Board of Directors, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

     Limitations on Preferred Stock of Subsidiaries. Each of the New Indentures will provide that the Company will not permit any of its Subsidiaries to issue any Preferred Stock (other than to the Company or to a wholly-owned Subsidiary) or permit any person (other than the Company or a wholly-owned Subsidiary) to own any Preferred Stock of any Subsidiary.

     Limitation on Mergers and Certain Other Transactions. Each of the New Indentures will provide that the Company, in a single transaction or through a series of related transactions, shall not (i) consolidate with or merge with or into any other person, or transfer (by lease, assignment, sale or otherwise) all or substantially all of its properties and assets as an entirety or substantially as an entirety to another person or group of affiliated persons or
(ii) adopt a Plan of Liquidation, unless, in either case, (1) either the Company shall be the continuing person, or the person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company as an entirety or substantially as an entirety are transferred (or, in the case of a Plan of Liquidation, any person to which assets are transferred) (the Company or such other person being hereinafter referred to as the "Surviving Person") shall be a corporation organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, and shall expressly assume, by an indenture supplement, all the obligations of the Company under such New Indenture and the New F4L Notes issued thereunder; (2) immediately after and giving effect of such transaction and the assumption contemplated by clause (1) above and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith, (A) the Surviving Person shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) the Surviving Person could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the provisions of the covenant described under "-- Limitation on Incurrences of Additional Indebtedness" above; (3) immediately before and immediately after and giving effect to such transaction and the assumption of the obligations as set forth in clause (1) above and the incurrence or anticipated incurrence of any Indebtedness to be incurred in connection therewith, no Default or Event of Default shall have occurred and be continuing; and (4) each Subsidiary Guarantor, unless it is the other party to the transaction, shall have by supplemental indenture confirmed that its Guarantee of the obligations of the Company under the New F4L Notes issued under such New Indenture shall apply, without alteration or amendment as such Guarantee applies on the date it was granted under the applicable New Indenture to the obligations of the Company under the applicable New Indenture and the applicable New F4L Notes to the obligations of the Company or such Person, as the case may be, under the applicable New Indenture and the applicable New F4L Notes, after the consummation of such transaction.

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

     Notwithstanding the foregoing, the consummation of the Merger on the Issue Date need only comply with clauses (1) and (3) of the foregoing paragraph.

     Each of the New Indentures will provide that upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company or any adoption of a Plan of Liquidation by the Company in accordance with the foregoing, the surviving person formed by such consolidation or into which the Company is merged or to which such transfer is made (or, in the case of a Plan of Liquidation, to which assets are transferred) shall succeed to, and be substituted for, and may exercise every right and power of, the Company under such New Indenture with the same effect as if such surviving person had been named as the Company therein; provided, however, that solely for purposes of computing amounts described in subclause (c) of the first paragraph of the covenant described under "-- Limitation on Restricted Payments" above, any such surviving person shall only be deemed to have succeeded to and be substituted for the Company with respect to periods subsequent to the effective time of such merger, consolidation or transfer of assets.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

     Limitation on Other Senior Subordinated Indebtedness. The New F4L Senior Subordinated Note Indenture will provide that neither the Company nor any Subsidiary Guarantor will, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is either (a) pari passu in right of payment with the New F4L Senior Subordinated Notes or the Senior Subordinated Guarantee of such Subsidiary Guarantor, as the case may be, or (b) subordinate in right of payment to the New F4L Senior Subordinated Notes or the Senior Subordinated Guarantee of such Subsidiary Guarantor, as the case may be, in the same manner and at least to the same extent as the New F4L Senior Subordinated Notes are subordinate to Senior Indebtedness or as such Senior Subordinated Guarantee is subordinated to Senior Guarantor Indebtedness of such Subsidiary Guarantor, as the case may be.

EVENTS OF DEFAULT

     The following events constitute "Events of Default" under each of the New
Indentures: (i) failure to make any interest payment on the applicable New F4L Notes when due and the continuance of such default for a period of 30 days; (ii) failure to pay principal of, or premium, if any, on the applicable New F4L Notes when due, whether at maturity, upon acceleration, redemption, required repurchase or otherwise; (iii) failure to comply with any other agreement contained in the applicable New F4L Notes or the applicable New Indenture, if such failure continues unremedied for 30 days after written notice given by the applicable New Trustee or the Holders of at least 25% in principal amount of the applicable New F4L Notes then outstanding (except in the case of a default with respect to the covenants described under "-- Certain Covenants -- Limitation on Restricted Payments," "-- Certain Covenants -- Limitations on Asset Sales,"
"-- Change of Control," and "-- Certain Covenants -- Limitations on Merger and Certain Other Transactions," which shall constitute Events of Default with notice but without passage of time); (iv) a default under any Indebtedness of the Company or its Subsidiaries, whether such Indebtedness now exists or shall hereinafter be created, if both (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity or (2) relates to an obligation other than the obligation to pay such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity or the maturity of which has been so accelerated, aggregate $20 million or more at any one time outstanding; (v) any final judgment or order for payment of money in excess of $20 million shall be entered against the Company or any Significant Subsidiary and shall not be discharged for a period of 60 days after such judgment becomes final and nonappealable; (vi) either the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
(a) commences a voluntary case or proceeding; (b) consents to the entry of an order for relief against it in an involuntary case or proceeding; (c) consents to the appointment of a

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

Custodian of it or for all or substantially all of its property; or (d) makes a general assignment for the benefit of its creditors; (vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (a) is for relief against the Company or any Significant Subsidiary, in an involuntary case or proceeding; (b) appoints a Custodian of the Company or any Significant Subsidiary, or for all or any substantial part of their respective properties; or (c) orders the liquidation of the Company or any Significant Subsidiary, and in each case the order or decree remains unstayed and in effect for 60 days;
(viii) the lenders under the Credit Agreement shall commence judicial proceedings to foreclose upon any material portion of the assets of the Company and its Subsidiaries; or (ix) any of the Guarantees issued under such New Indenture shall be declared or adjudged invalid in a final judgment or order issued by any court of governmental authority. In the event of a declaration of acceleration because an Event of Default set forth in clause (iv) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if either (i) the holders of the Indebtedness which is the subject of such Event of Default have waived such failure to pay at maturity or have rescinded the acceleration in respect of such Indebtedness within 90 days of such maturity or declaration of acceleration, as the case may be, and no other Event of Default has occurred during such 90-day period which has not been cured or waived, or (ii) such Indebtedness shall have been discharged or the maturity thereof shall have been extended such that it is not then due and payable, or the underlying default has been cured, within 90 days of such maturity or declaration of acceleration, as the case may be.

     If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency, receivership or reorganization of the Company or a Subsidiary Guarantor) occurs and is continuing under a New Indenture, the New Trustee under such New Indenture or the Holders of at least 25% in principal amount of the then outstanding New F4L Notes issued under such New Indenture may declare due and payable all unpaid principal and interest accrued and unpaid on the then outstanding New F4L Notes issued under such New Indenture by notice in writing to the Company and the applicable New Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under the Credit Agreement, shall become due and payable upon the first to occur of an acceleration under the Credit Agreement, or five business days after receipt by the Company and the administrative agent under the Credit Agreement of such Acceleration Notice. If an Event of Default resulting from certain events of bankruptcy, insolvency, receivership or reorganization of the Company or a Subsidiary Guarantor shall occur under a New Indenture, all unpaid principal of and accrued interest on all then outstanding New F4L Notes issued under such New Indenture shall be immediately due and payable without any declaration or other act on the part of the applicable New Trustee or any of the Holders of such New F4L Notes. After a declaration of acceleration under a New Indenture, subject to certain conditions, the Holders of a majority in principal amount of the then outstanding New F4L Notes issued thereunder, by notice to the applicable New Trustee, may rescind such declaration if all existing Events of Default under such New Indenture are remedied. In certain cases the Holders of a majority in principal amount of outstanding New F4L Notes issued under such New Indenture may waive a past default under such New Indenture and its consequences, except a default in the payment of or interest on any of the New F4L Notes issued thereunder.

     Each New Indenture provides that if a Default or Event of Default occurs and is continuing thereunder and if it is known to the applicable New Trustee, such New Trustee shall mail to each Holder of New F4L Notes issued thereunder notice of the Default or Event of Default within 90 days after such Default or Event of Default occurs; provided, however, that, except in the case of a Default or Event of Default in the payment of the principal of or interest on any of such New F4L Notes, including the failure to make payment on a Change of Control Payment Date pursuant to a Change of Control Offer or payment when due pursuant to a Net Proceeds Offer the applicable New Trustee may withhold such notice if it in good faith determines that withholding such notice is in the interest of the Holders of such New F4L Notes.

     Each New Indenture provides that no Holder of New F4L Notes issued thereunder may pursue any remedy thereunder unless the applicable New Trustee
(i) shall have failed to act for a period of 60 days after receiving written notice of a continuing Event of Default under such New Indenture by such Holder and a request to act by Holders of at least 25% in principal amount of New F4L Notes issued under such New Indenture and (ii) has received indemnification satisfactory to it; provided, however, that such provision does

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

not affect the right of any Holder to sue for enforcement of any overdue payment of New F4L Notes issued under such New Indenture.

     Each New Indenture provides that two officers of the Company are required to certify to the applicable New Trustee within 120 days after the end of each fiscal year of the Company whether or not they know of any Default that occurred under such New Indenture during such fiscal year and, if applicable, describe such Default and the status thereof.

DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, elect to have the obligations of the Company discharged with respect to the outstanding New F4L Senior Notes or the New F4L Senior Subordinated Notes. Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the applicable New F4L Notes except for (i) the rights of Holders of such New F4L Notes to receive payments in respect of the principal of, premium, if any, and interest on such New F4L Notes when such payments are due; (ii) the Company's obligations to issue temporary New F4L Notes, register the transfer or exchange of such New F4L Notes, replace mutilated, destroyed, lost or stolen New F4L Notes and maintain an office or agency for payments in respect of such New F4L Notes and money for security payments held in respect of such New F4L Notes, (iii) the rights, powers, trusts, duties and immunities of the applicable New Trustee and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the New Indentures. In addition, the Company may, at its option and at any time elect to have the obligations of the Company released with respect to certain covenants described above under "-- Certain Covenants" ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to such New F4L Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance with respect to either issue of New F4L Notes, (i) the Company must have irrevocably deposited with the applicable New Trustee, in trust, for the benefit of the Holders of such New F4L Notes, cash in U.S. dollars, U.S. Government Obligations (as defined in the New Indentures), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the applicable outstanding New F4L Notes to redemption or maturity provided that the applicable New Trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations to said payments with respect to the New F4L Notes on the maturity date or such redemption date, as the case may be, (ii) in the case of Legal Defeasance, the Company shall have delivered to the applicable New Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of New F4L Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the applicable New Trustee an opinion of counsel stating that the Holders of New F4L Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing under the applicable New Indenture on the date of such deposit or insofar as clauses (vi) and (vii) under the first paragraph under "-- Events of Default" above are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the applicable New Indenture or any other material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound (and in that connection, the New Trustee shall have received a certificate from the Agent under the Credit Agreement to that effect with respect to such Credit Agreement if then in effect); (vi) the Company shall have delivered to the applicable New Trustee an opinion of counsel to the effect that after the 91st day following the deposit
(A) in the case of the New Senior Subordinated Note

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

Indenture, the trust funds will not be subject to any rights of holders of Senior Indebtedness or Guarantor Senior Indebtedness, including, without limitation, those arising under the New Senior Subordinated Note Indenture, after the 91st day following the deposit and (B) in the case of each of the New Indentures, after the 91st day following the deposit the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the applicable New Trustee an Officer's Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of the New F4L Notes over other creditors of the Company or any Subsidiary Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Subsidiary Guarantor or others; and
(viii) the Company shall have delivered to the applicable New Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or Covenant Defeasance, have been complied with.

SATISFACTION AND DISCHARGE

     Each New Indenture will be discharged and will cease to be of further effect as to all outstanding New F4L Notes issued thereunder, when either (a) all such New F4L Notes theretofore authenticated and delivered (except lost, stolen or destroyed New F4L Notes which have been replaced or paid and New F4L Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the appropriate New Trustee for cancellation; or (b)(i) all such New F4L Notes not theretofore delivered to such New Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise and the Company has irrevocably deposited or caused to be deposited with such New Trustee as trust funds in trust for the purpose an amount of money sufficient to pay and discharge the entire indebtedness on such New F4L Notes not theretofore delivered to such New Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; (ii) the Company has paid all sums payable by it under such New Indenture; and (iii) the Company has delivered irrevocable instructions to the New Trustee under such New Indenture to apply the deposited money toward the payment of such New F4L Notes at maturity or the redemption date, as the case may be. In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the appropriate New Trustee stating that all conditions precedent to satisfaction and discharge have been complied with.

MODIFICATION OF THE NEW INDENTURES

     Each of the New Indentures and the New F4L Notes issued thereunder may be amended or supplemented (and compliance with any provision thereof may be waived) by the Company, the Subsidiary Guarantors, the New Trustee thereunder and the Holders of not less than a majority in aggregate principal amount of such New F4L Notes then outstanding, except that (i) without the consent of each Holder of such New F4L Notes affected, no such amendment, supplement or waiver may (1) change the principal amount of the applicable New F4L Notes the Holders of which must consent to an amendment, supplement or waiver of any provision of the applicable New Indenture, the applicable New F4L Notes or the applicable Guarantees, (2) reduce the rate or extend the time for payment of interest on any applicable New F4L Notes, (3) reduce the principal amount of any applicable New F4L Notes, (4) change the Maturity Date of any applicable New F4L Notes or the Change of Control Payment Date or alter the redemption provisions in the applicable New Indenture or the applicable New F4L Notes or the purchase price in connection with any repurchase of New F4L Notes pursuant to the covenant described under "-- Change of Control" above in a manner adverse to any Holder of such New F4L Notes, (5) make any changes in the provisions concerning waivers of Defaults or Events of Default by Holders or the rights of Holders to recover the principal of, interest on or redemption payment with respect to any applicable New F4L Notes, (6) make the principal of, or interest on, any applicable New F4L Notes payable with anything or in any manner other than as provided for in the applicable New Indenture, the applicable New F4L Notes and the applicable Guarantees, (7) waive an Default or Event of Default resulting from a failure to comply with the covenant described under "-- Change of Control" above or (8) in the case of the New Senior Subordinated Note Indenture, modify the subordination provisions of the New Senior Subordinated Note Indenture (including the related definitions) so as to adversely affect the ranking of any applicable New F4L Note or Guarantee and (ii) without the

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

consent of Holders of not less than two thirds in aggregate principal amount of such New F4L Notes then outstanding, no such amendment, supplement or waiver may release any Subsidiary Guarantor from any of its Obligations under its applicable Guarantee or the applicable New Indenture other than in accordance with the terms of such applicable Guarantee and the applicable New Indenture.

     In addition, each of the New Indentures and the New F4L Notes issued thereunder and the related Guarantees may be amended by the Company, the Subsidiary Guarantors and the applicable New Trustee (a) to cure any ambiguity, defect or ambiguity therein; provided that such amendment or supplement does not adversely affect the rights of any Holder thereof or (b) to make any other change that does not adversely affect the rights of any Holder thereunder in any material respect.

THE NEW TRUSTEES

     Each New Indenture will provide that the Holders of a majority in principal amount of the outstanding New F4L Notes issued thereunder may remove the New Trustee thereunder and appoint a successor trustee with the Company's consent, by so notifying the trustee to be so removed and the Company. In addition, the Holders of a majority in principal amount of the outstanding New F4L Notes issued under a New Indenture have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the New Trustee under such New Indenture or of exercising any trust or power conferred on such New Trustee.

     Each of the New Indentures will provide that, in case a Default or an Event of Default has occurred and is continuing thereunder, the New Trustee thereunder shall exercise such of the rights and powers vested in it by such New Indenture, and use the same degree of care and skill in the exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. Subject to the latter provision, the New Trustee under each New Indenture is under no obligation to exercise any of its rights or powers under the applicable New Indenture at the request, order or direction of any of the Holders of the New F4L Notes issued thereunder, unless they shall have offered to such New Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred thereby. If the Company fails to pay such amounts of principal of, premium, if any, or interest on, the New F4L Senior Notes or the New F4L Senior Subordinated Notes as shall have become due and payable upon demand as specified in the applicable New Indenture, the New Trustee thereunder, at the request of the Holders of a majority in aggregate principal amount of such New F4L Notes at the time outstanding, and upon being offered such reasonable indemnity as it may be required against the costs, expenses and liabilities incurred by it, except as a result of its negligence or bad faith, shall institute any actions or proceedings at law or in equity for the collection of the sums so due and unpaid, and collect in the manner provided by law the monies adjudged or decreed to be payable.

     Each New Indenture contains limitations on the rights of the New Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to be realized on certain property received by it in respect of any such claims, securities or otherwise. Each New Trustee is permitted to engage in other transactions; however, if a New Trustee acquires any "conflicting interest," it must eliminate such conflict or resign.

REPORTS

     Each New Indenture will provide that the Company will deliver to the New Trustee thereunder within 15 days after the filing of the same with the Commission, copies of the quarterly and annual report and of the information, documents and other reports, if any, which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Each New Indenture will further provide that, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission, to the extent permitted, and provide the New Trustee under such New Indenture and Holders of the New F4L Notes issued thereunder with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Company will also comply with the other provisions of TIA Section 314(a).

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

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means (i) with respect to any person that becomes a Subsidiary of the Company (or is merged into the Company or any of its Subsidiaries) after the Issue Date, Indebtedness of, such person or any of its Subsidiaries existing at the time such person becomes a Subsidiary of the Company (or is merged into the Company or any of its Subsidiaries) and which was not incurred in connection with, or in contemplation of, such person becoming a Subsidiary of the Company (or being merged into the Company or any of its Subsidiaries) and (ii) with respect to the Company or any of its Subsidiaries, any Indebtedness assumed by the Company or any of its Subsidiaries in connection with the acquisition of any assets from another person (other than the Company or any of its Subsidiaries), and which was not incurred by such other person in connection with, or in contemplation of, such acquisition.

     "Adjusted Net Assets" means, with respect to the Guarantee of a Subsidiary Guarantor at any date, the lesser of the amount by which (x) the fair value of the property of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date (other than liabilities of such Subsidiary Guarantor under Indebtedness which constitutes Subordinated Indebtedness with respect to such Guarantee)), but excluding liabilities under the Senior Note Guarantee of such Subsidiary Guarantor, in the case of the New Senior Note Indenture, or the Senior Subordinated Note Guarantee of such Subsidiary Guarantor, in the case of the New Senior Subordinated Note Indenture, at such date and (y) the present fair salable value of the assets of such Subsidiary Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Subsidiary Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date (other than liabilities of such Subsidiary Guarantor under Indebtedness which constitutes Subordinated Indebtedness with respect to such Guarantee) and after giving effect to any collection from any Subsidiary of such Subsidiary Guarantor in respect of the obligations of such Subsidiary under the applicable Guarantee), excluding debt in respect of the Senior Note Guarantee of such Subsidiary Guarantor, in the case of the New Senior Note Indenture, or the Senior Subordinated Note Guarantee of such Subsidiary Guarantor, in the case of the New Senior Subordinated Note Indenture, as they become absolute and matured.

     "Affiliate" means, with respect to any person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the New Indentures, neither BT Securities Corporation nor any of its Affiliates shall be deemed to be an Affiliate of the Company or any of its Subsidiaries.

     "Asset Sale" means, with respect to any person, any sale, transfer or other disposition or series of sales, transfers or other dispositions (including, without limitation, by merger or consolidation or by exchange of assets and whether by operation of law or otherwise) made by such person or any of its subsidiaries to any person other than such person or one of its wholly-owned subsidiaries (or, in the case of a sale, transfer or other disposition by a Subsidiary, to any person other than the Company or a directly or indirectly wholly-owned Subsidiary) of any assets of such person or any of its subsidiaries including, without limitation, assets consisting of any Capital Stock or other securities held by such person or any of its subsidiaries, and any Capital Stock issued by any subsidiary of such person, in each case, outside of the ordinary course of business, excluding, however, any sale, transfer or other disposition, or series of related sales, transfers or other dispositions (i) involving only Excluded Assets, (ii) resulting in Net Proceeds to the Company and the Subsidiaries of $500,000 or less or (iii) pursuant to any foreclosure of assets or other remedy provided by applicable law to a creditor of the Company with a Lien on such assets, which Lien is permitted under the New Indentures, provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any Bankruptcy Law.

     "Average Life" means, as of any date of determination, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the

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

dates of each successive scheduled principal payments of such debt security multiplied by the amount of each such principal payment by (ii) the sum of all such principal payments.

     "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

     "Board Resolution" means a duly adopted resolution of the Board of Directors of the Company.

     "Capital Stock" means, with respect to any person, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of such person.

     "Capitalized Lease Obligation" means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations determined in accordance with GAAP.

     "Cash Equivalents" means (i) obligations issued or unconditionally guaranteed by the United States of America or any agency thereof, or obligations issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (ii) commercial paper rated the highest grade by Moody's Investors Service, Inc. and Standard & Poor's Ratings Group and maturing not more than one year from the date of creation thereof, (iii) time deposits with, and certificates of deposit and banker's acceptances issued by, any bank having capital surplus and undivided profits aggregating at least $500 million and maturing not more than one year from the date of creation thereof,
(iv) repurchase agreements that are secured by a perfected security interest in an obligation described in clause (i) and are with any bank described in clause
(iii) and (v) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Ratings Group.

     "Change of Control" means the acquisition after the Issue Date, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by (i) any person or entity (other than any Permitted Holder) or (ii) any group of persons or entities (excluding any Permitted Holders) who constitute a group (within the meaning of Section 13(d)(3) of the Exchange Act), in either case, of any securities of New Holdings or the Company such that, as a result of such acquisition, such person, entity or group beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, 40% or more of the then outstanding voting securities entitled to vote on a regular basis for a majority of the Board of Directors of the Company (but only to the extent that such beneficial ownership is not shared with any Permitted Holder who has the power to direct the vote thereof); provided, however, that no such Change of Control shall be deemed to have occurred if (A) the Permitted Holders beneficially own, in the aggregate, at such time, a greater percentage of such voting securities than such other person, entity or group or (B) at the time of such acquisition, the Permitted Holders (or any of them) possess the ability (by contract or otherwise) to elect, or cause the election, of a majority of the members of the Company's Board of Directors.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means, with respect to any person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such person's common stock, whether outstanding at the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

     "Consolidated Net Income" means, with respect to any person, for any period, the aggregate of the net income (or loss) of such person and its subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the net income of any other person in which such person or any of its subsidiaries has an interest (which interest does not cause the net income of such other person to be consolidated with the net income of such person and its subsidiaries in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions actually paid to such person or such subsidiary by such other person in such period; (b) the net income of any subsidiary of such person that is subject to any Payment Restriction shall be excluded to the extent such Payment Restriction actually

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

prevented the payment of an amount that otherwise could have been paid to, or received by, such person or a subsidiary of such person not subject to any Payment Restriction; and (c)(i) the net income (or loss) of any other person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (ii) all gains and losses realized on any Asset Sale, (iii) all gains realized upon or in connection with or as a consequence of the issuance of the Capital Stock of such person or any of its subsidiaries and any gains on pension reversions received by such person or any of its subsidiaries,
(iv) all gains and losses realized on the purchase or other acquisition by such person or any of its subsidiaries of any securities of such person or any of its subsidiaries, (v) all gains and losses resulting from the cumulative effect of any accounting change pursuant to the application of Accounting Principles Board Opinion No. 20, as amended, (vi) all other extraordinary gains and losses, (vii)
(A) all non-cash charges, (B) up to $10 million of severance costs and (C) any other restructuring reserves or charges (provided, however, that any cash payments actually made with respect to the liabilities for which such restructuring reserves or charges were created shall be deducted from Consolidated Net Income in the period when made), in each case, incurred by the Company or any of its Subsidiaries in connection with the Merger, including, without limitation, the divestiture of the Excluded Assets, (viii) losses incurred by the Company and its Subsidiaries resulting from earthquakes and (ix) with respect to the Company, all deferred financing costs written off in connection with the early extinguishment of any Indebtedness, shall each be excluded.

     "Consolidated Net Worth" means, with respect to any person, the total stockholders' equity (exclusive of any Disqualified Capital Stock) of such person and its subsidiaries determined on a consolidated basis in accordance with GAAP.


     "Credit Agreement" means the Credit Agreement, dated as of the Issue Date, by and among Food 4 Less, certain of its subsidiaries, the Lenders referred to therein, and Bankers Trust Company, as administrative agent, as the case may be, amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement governing Indebtedness incurred to refund or refinance the entirety of the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or such agreement. The Company shall promptly notify the New Trustees of any such refunding or refinancing of the Credit Agreement.


     "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

     "Designated Senior Indebtedness" means (i) in the event any Indebtedness is outstanding under the Credit Agreement, all Senior Indebtedness under the Credit Agreement and (ii) if no Indebtedness is outstanding under the Credit Agreement, any other issue of Senior Indebtedness which (a) at the time of the determination is equal to or greater than $50 million in aggregate principal amount and (b) is specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" by the Company.

     "Disqualified Capital Stock" means, with respect to any Capital Stock of such person or its subsidiaries that, by its terms, by the terms of any agreement related thereto or by the terms of any security, into which it is convertible, puttable or exchangeable is, or upon the happening of any event or the passage of time would be, required to be redeemed or repurchased by such person or its subsidiaries, including at the option of the holder thereof, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due, on or prior to the Maturity Date of the New F4L Senior Notes, in the case of the New Senior Note Indenture, or the New F4L Senior Subordinated Notes, in the case of the New Senior Subordinated Note Indenture, or any other Capital Stock of such person or its subsidiaries designated as Disqualified Capital Stock by such person at the time of issuance; provided, however, that if such Capital Stock is either (i) redeemable or repurchaseable solely at the option of such person or (ii) issued to employees of the Company or its Subsidiaries or to any plan for the benefit of such employees, such Capital Stock shall not constitute Disqualified Capital Stock unless so designated.

     "EBDIT" means, with respect to any person, for any period, the Consolidated Net Income of such person for such period, plus, in each case to the extent deducted in computing Consolidated Net Income of such

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

person for such period (without duplication)(i) provisions for income taxes or similar charges recognized by such person and its consolidated subsidiaries accrued during such period, (ii) depreciation and amortization expense of such person and its consolidated subsidiaries accrued during such period (but only to the extent not included in fixed charges), (iii) fixed charges of such person and its consolidated subsidiaries for such period, (iv) LIFO charges (credits) of such person and its consolidated subsidiaries for such period, (v) the amount of any restructuring reserve or charge recorded during such period in accordance with GAAP, including any such reserve or charge related to the Merger, and (vi) any other non-cash charges reducing Consolidated Net Income for such period (excluding any such charge which requires an accrual of or a cash reserve for cash charges for any future period), less, without duplication, (i) non-cash items increasing Consolidated Net Income of such person for such period in each case determined in accordance with GAAP and (ii) the amount of all cash payments made by such person or its subsidiaries during such period to the extent that such cash payment has been provided for in a restructuring reserve or charge referred to in clause (v) above (and were not otherwise deducted in the computation of Consolidated Net Income of such person for such period).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated by the Commission thereunder.

     "Excluded Assets" means assets of the Company required to be disposed of by applicable regulatory authorities in connection with the Merger.

     "Fixed Charges" means, with respect to any person, for any period, the aggregate amount of (i) interest, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued during such period (except to the extent accrued in a prior period) in respect of all Indebtedness of such person and its consolidated subsidiaries (including (a) original issue discount on any Indebtedness (including (without exception), in the case of the Company, any original issue discount on the applicable New F4L Notes but excluding amortization of debt issuance costs) and (b) the interest portion of all deferred payment obligations, calculated in accordance with the effective interest method, in each case to the extent attributable to such period but excluding the amortization of debt issuance costs) and (ii) dividend requirements on Capital Stock of such person and its consolidated subsidiaries (whether in cash or otherwise (except dividends payable in shares of Qualified Capital Stock)) paid, accrued or scheduled to be paid or accrued during such period (except to the extent accrued in a prior period) and excluding items eliminated in consolidation. For purposes of this definition, (a) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Board of Directors of such person (as evidenced by a Board Resolution) to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP, (b) interest on Indebtedness that is determined on a fluctuating basis shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest of such Indebtedness in effect on the date Fixed Charges are being calculated, (c) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate, and (d) Fixed Charges shall be increased or reduced by the net cost (including amortization of discount) or benefit associated with Interest Swap Obligations attributable to such period. For purposes of clause (ii) above, dividend requirements shall be increased to an amount representing the pretax earnings that would be required to cover such dividend requirements; accordingly, the increased amount shall be equal to a fraction, the numerator of which is the amount of such dividend requirements and the denominator of which is one (1) minus the applicable actual combined federal, state, local and foreign income tax rate of such person and its subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Fixed Charges.

     "FFL" means Food 4 Less, Inc., a Delaware corporation and its successors, including, without limitation, Holdings following the FFL Merger and New Holdings following the Reincorporation Merger.


     "FFL Merger" means the merger, prior to the Merger, of FFL and Holdings.


     "Food 4 Less" means Food 4 Less Supermarkets, Inc., a Delaware corporation, and its successors, including, without limitation, Ralphs Supermarkets, Inc. (to be renamed Ralphs Grocery Company following the Merger).

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

     "Foreign Exchange Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect against fluctuations in currency values.

     "Guarantor Senior Indebtedness" means, with respect to any Subsidiary Guarantor, the principal of, premium, if any, and interest on any Indebtedness of such Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Senior Subordinated Note Guarantee of such Subsidiary Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Indebtedness" shall include the principal of, premium, if any, and interest on all obligations of every nature of such Subsidiary Guarantor from time to time owed to the lenders under the Credit Agreement, including, without limitation, the Letter of Credit Obligations and principal of and interest on, and all fees, indemnities and expenses payable under the Credit Agreement. Notwithstanding the foregoing, "Guarantor Senior Indebtedness" shall not include (a) Indebtedness evidenced by the Senior Subordinated Note Guarantee of such Subsidiary Guarantor, (b) Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of such Subsidiary Guarantor, (c) Indebtedness which, when incurred and without respect to any election under
Section 1111(b) of Title 11, United States Code, is without recourse to such Subsidiary Guarantor, (d) Indebtedness which is represented by Disqualified Capital Stock, (e) Obligations for goods, materials or services purchased in the ordinary course of business or Obligations consisting of trade payables, (f) Indebtedness of or amounts owed by such Subsidiary Guarantor for compensation to employees or for services rendered to such Subsidiary Guarantor, (g) any liability for federal, state, local or other taxes owed or owing by such Subsidiary Guarantor, (h) Indebtedness of such Subsidiary Guarantor representing a guarantee of Subordinated Indebtedness or Pari Passu Indebtedness (in each case, with respect to the New F4L Senior Subordinated Notes or any Senior Subordinated Note Guarantee) of the Company or any other Subsidiary Guarantor,
(i) Indebtedness of such Subsidiary Guarantor to a Subsidiary of the Company and
(j) that portion of any Indebtedness which is incurred by such Subsidiary Guarantor in violation of the New Senior Subordinated Note Indenture.

     "Holdings" means Food 4 Less Holdings, Inc., a California corporation, and its successors, including, without limitation, New Holdings following the Reincorporation Merger.

     "Holdings Discount Notes" means the 15.25% Senior Discount Notes due 2004 of Holdings, as the same may be modified or amended from time to time and refinancings thereof.

     "Indebtedness" means with respect to any person, without duplication, (i) all liabilities, contingent or otherwise, of such person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (b) evidenced by bonds, notes, debentures, drafts accepted or similar instruments or letters of credit or representing the balance deferred and unpaid of the purchase price of any property (other than any such balance that represents an account payable or any other monetary obligation to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such person in the ordinary course of business of such person in connection with obtaining goods, materials or services and due within twelve months (or such longer period for payment as is customarily extended by such trade creditor) of the incurrence thereof, which account is not overdue by more than 90 days, according to the original terms of sale, unless such account payable is being contested in good faith), or (c) for the payment of money relating to a Capitalized Lease Obligation; (ii) the maximum fixed repurchase price of all Disqualified Capital Stock of such person; (iii) reimbursement obligations of such person with respect to letters of credit; (iv) obligations of such person with respect to Interest Swap Obligations and Foreign Exchange Agreements; (v) all liabilities of others of the kind described in the preceding clause (i), (ii), (iii) or (iv) that such person has guaranteed or that is otherwise its legal liability; and (vi) all obligations of others secured by a Lien to which any of the properties or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of such person are subject, whether or not the obligations secured thereby shall have been assumed by such person or shall otherwise be such person's legal liability (provided that if the obligations so secured have not been assumed by such person or are not otherwise such person's legal liability, such obligations shall be deemed to be in an amount equal to the fair market value of such properties or assets, as determined in good faith by the Board of Directors of such person, which

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

determination shall be evidenced by a Board Resolution). For purposes of the preceding sentence, the "maximum fixed repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock (or any equity security for which it may be exchanged or converted), such fair market value shall be determined in good faith by the Board of Directors of such person, which determination shall be evidenced by a Board Resolution. For purposes of the New Indentures, Indebtedness incurred by any person that is a general partnership (other than non-recourse Indebtedness) shall be deemed to have been incurred by the general partners of such partnership pro rata in accordance with their respective interests in the liabilities of such partnership unless any such general partner shall, in the reasonable determination of the Board of Directors of the Company, be unable to satisfy its pro rata share of the liabilities of the partnership, in which case the pro rata share of any Indebtedness attributable to such partner shall be deemed to be incurred at such time by the remaining general partners on a pro rata basis in accordance with their interests.

     "Independent Financial Advisor" means a reputable accounting, appraisal or nationally recognized investment banking firm that is, in the reasonable judgment of the Board of Directors of the Company, qualified to perform the tasks for which such firm has been engaged and disinterested and independent with respect to the Company and its Affiliates.

     "Interest Swap Obligation" means any obligation of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or floating rate of interest on the same notional amount; provided that the term "Interest Swap Obligation" shall also include interest rate exchange, collar, cap, swap option or similar agreements providing interest rate protection.

     "Investment" by any person in any other person means any investment by such person in such other person, whether by a purchase of assets, in any transaction or series of related transactions, individually or in the aggregate, in an amount greater than $5 million, share purchase, capital contribution, loan, advance (other than reasonable loans and advances to employees for moving and travel expenses, as salary advances or to permit the purchase of Qualified Capital Stock of the Company and other similar customary expenses incurred, in each case in the ordinary course of business consistent with past practice) or similar credit extension constituting Indebtedness of such other person, and any guarantee of Indebtedness of any other person.

     "Issue Date" means the date of original issuance of the New F4L Notes under the New Indentures.


     "Letter of Credit Obligations" means Indebtedness of the Company or any of its Subsidiaries with respect to letters of credit issued pursuant to the Loan Documents, and for purposes of the definition of the term "Permitted Indebtedness" above, the aggregate principal amount of Indebtedness outstanding at any time with respect thereto, shall be deemed to consist of (a) the aggregate maximum amount then available to be drawn under all such letters of credit (the determination of such maximum amount to assume compliance with all conditions for drawing), and (b) the aggregate amount that has then been paid by, and not reimbursed to, the issuers under such letters of credit.


     "Lien" means any mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell which is intended to constitute or create a security interest, mortgage, pledge or lien, and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien under the New Indentures.

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


     "Loan Documents" means the Credit Agreement and all promissory notes, guarantees, security agreements, pledge agreements, deeds of trust, mortgages, letters of credit and other instruments, agreements and documents executed pursuant thereto or in connection therewith, and all amendments, supplements, extensions, renewals, restatements, replacements or refinancings thereof (in each case, in whole or in part, and without limitation as to amount, number, terms, conditions, covenants or other provisions) or other modifications thereof from time to time (whether or not any such replacement or refinancing replaces or refinances the entirety of the borrowings then outstanding under the Credit Agreement) and including all subsequent amendments, supplements, extensions, renewals, restatements, replacements, or refinancings of any such Loan Documents (in each case, in whole or in part, and without limitation as to amount, number, terms, conditions, covenants or other provisions).



     "Maturity Date" means (i) with respect to the New F4L Senior Notes, March 1, 2004 and (ii) with respect to the New F4L Senior Subordinated Notes, March 1, 2005.


     "Merger" means (i) the merger of Food 4 Less Supermarkets, Inc. into Ralph Supermarkets, Inc. (with Ralph Supermarkets, Inc. surviving such merger) pursuant to the Merger Agreement and (ii) immediately following the merger described in clause (i) of this definition, the merger of Ralphs Grocery Company into Ralphs Supermarkets, Inc. (with Ralphs Supermarket, Inc. surviving such merger and changing its name to "Ralphs Grocery Company" in connection with such merger).

     "Merger Agreement" means the Agreement and Plan of Merger, dated September 14, 1994, by and among Holdings, FFL, Food 4 Less, RSI and the Stockholders of RSI, as such agreement is in effect on the Issue Date.

     "Net Cash Proceeds" means the Net Proceeds of any Asset Sale received in the form of cash or Cash Equivalents.

     "Net Proceeds" means (a) in the case of any Asset Sale or any issuance and sale by any person of Qualified Capital Stock, the aggregate net proceeds received by such person after payment of expenses, taxes, commissions and the like incurred in connection therewith (and, in the case of any Asset Sale, net of the amount of cash applied to repay Indebtedness secured by the asset involved in such Asset Sale), whether such proceeds are in cash or in property (valued at the fair market value thereof at the time of receipt as determined with respect to any Asset Sale resulting in Net Proceeds in excess of $5 million in good faith by the Board of Directors of such person, which determination shall be evidenced by a Board of Resolution) and (b) in the case of any conversion or exchange of any outstanding Indebtedness or Disqualified Capital Stock of such person for or into shares of Qualified Capital Stock of the Company, the sum of (i) the fair market value of the proceeds received by the Company in connection with the issuance of such Indebtedness or Disqualified Capital Stock on the date of such issuance and (ii) any additional amount paid by the Holder to the Company upon such conversion or exchange.

     "New Holdings" means Food 4 Less Holdings, Inc., a Delaware corporation, and its successors.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Operating Coverage Ratio" means, with respect to any person, the ratio of
(1) EBDIT of such person for the period (the "Pro Forma Period") consisting of the most recent four full fiscal quarters for which financial information in respect thereof is available immediately prior to the date of the transaction giving rise to the need to calculate the Operating Coverage Ratio (the "Transaction Date") to (2) the aggregate Fixed Charges of such person for the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent to such fiscal quarter (the "Forward Period") reasonably anticipated by the Board of Directors of such person to become due from time to time during such period. For purposes of this definition, if the Transaction Date occurs prior to the first anniversary of the Merger, "EBDIT" for the Pro Forma Period shall be calculated, in the case of the Company, after giving effect on a pro forma basis to the Merger as if it had occurred on the first day of the Pro Forma Period. In addition to, but without duplication of, the foregoing, for purposes of this definition, "EBDIT" shall be calculated after giving effect (without duplication), on a pro forma basis for the Pro Forma Period (but no longer), to (a) any Investment, during the period commencing

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

on the first day of the Pro Forma Period to and including the Transaction Date (the "Reference Period"), in any other person that, as a result of such Investment, becomes a subsidiary of such person, (b) the acquisition, during the Reference Period (by merger, consolidation or purchase of stock or assets) of any business or assets, which acquisition is not prohibited by the applicable New Indenture, and (c) any sales or other dispositions of assets (other than sales of inventory in the ordinary course of business) occurring during the Reference Period, in each case as if such incurrence, Investment, repayment, acquisition or asset sale had occurred on the first day of the Reference Period. In addition, for purposes of this definition, "Fixed Charges" shall be calculated after giving effect (without duplication), on a pro forma basis for the Forward Period, to any Indebtedness incurred or repaid on or after the first day of the Forward Period and prior to the Transaction Date. If such person or any of its subsidiaries directly or indirectly guarantees any Indebtedness of a third person, the Operating Coverage Ratio shall give effect to the incurrence of such Indebtedness as if such person or subsidiary had directly incurred such guaranteed Indebtedness.

     "operating lease" means any lease the obligations under which do not constitute Capitalized Lease Obligations.

     "Pari Passu Indebtedness" means, with respect to the Company or any Subsidiary Guarantor, (i) in the case of the New Senior Note Indenture, Indebtedness of such person which ranks pari passu in right of payment to the New F4L Senior Notes or the Senior Note Guarantee of such Subsidiary Guarantor, as the case may be, and (ii) in the case of the New Senior Subordinated Note Indenture, Indebtedness of such person which ranks pari passu in right of payment to the New F4L Senior Subordinated Notes or the Senior Subordinated Note Guarantee of such Subsidiary Guarantor, as the case may be.

     "Payment Restriction" means, with respect to a subsidiary of any person, any encumbrance, restriction or limitation, whether by operation of the terms of its charter or by reason of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation, on the ability of (i) such subsidiary to (a) pay dividends or make other distributions on its Capital Stock or make payments on any obligation, liability or Indebtedness owed to such person or any other subsidiary of such person, (b) make loans or advances to such person or any other subsidiary of such person or (c) transfer any of its properties or assets to such person or any other subsidiary of such persons, or (ii) such person or any other subsidiary of such person to receive or retain any such (a) dividends, distributions or payments, (b) loans or advances or (c) transfer of properties or assets.

     "Permitted Holder" means (i) Food 4 Less Equity Partners, L.P. and The Yucaipa Companies, or any entity controlled thereby or any of the partners thereof, (ii) Apollo Advisors, L.P., Lion Advisors, L.P. or any entity controlled thereby or any of the partners thereof, (iii) an employee benefit plan of the Company, or any participant therein or any of its subsidiaries, (iv) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries or (v) any Permitted Transferee of any of the foregoing persons.


     "Permitted Indebtedness" means (a) Indebtedness of the Company and its Subsidiaries pursuant to (i) the Term Loans or any Loan Documents in an aggregate principal amount at any time outstanding not to exceed $750 million, less the aggregate amount of all principal repayments thereunder pursuant to and in accordance with the covenant described under "-- Certain Covenants -- Limitation on Asset Sales" above subsequent to the Issue Date, and (ii) the revolving credit facility under the Credit Agreement or any Loan Documents (and the Company and each Subsidiary (to the extent it is not an obligor) may guarantee such Indebtedness) in an aggregate principal amount at any time outstanding not to exceed $325 million, less all permanent reductions thereunder pursuant to and in accordance with the covenant described under "-- Certain Covenants -- Limitation on Asset Sales" above, (b) Indebtedness of the Company or a Subsidiary Guarantor owed to and held by the Company or a Subsidiary Guarantor; (c) Indebtedness incurred by the Company or any Subsidiary in connection with the purchase or improvement of property (real or personal) or equipment or other capital expenditures in the ordinary course of business (including for the purchase of assets or stock of any retail grocery store or business) or consisting of Capitalized Lease Obligations provided that (i) at the time of the incurrence thereof, such indebtedness, together with any other Indebtedness incurred during the most recently completed four fiscal quarter period in reliance upon this clause (c) does not exceed, in the aggregate, 3% of net sales of the Company and its Subsidiaries during the most recently completed four fiscal quarter period on a consolidated basis (calculated on a pro forma basis if the date of incurrence is prior to the first anniversary of the Merger) and (ii) such Indebtedness, together with all then outstanding Indebtedness incurred in reliance upon this clause (c) does not exceed, in the aggregate, 3% of the aggregate net sales of the Company and its Subsidiaries during the most recently completed twelve fiscal quarter period on a consolidated basis (calculated on a pro forma basis if the date of incurrence is prior to the third anniversary of the Merger); (d) Indebtedness incurred by the Company or any Subsidiary in connection with capital expenditures in an aggregate principal amount not exceeding $150 million in the aggregate, provided that such capital expenditures relate solely to the integration of the operations of RSI, Food 4 Less and their respective subsidiaries, as described in this Prospectus and Solicitation Statement; (e) Indebtedness of the Company incurred under certain Foreign Exchange Agreements and Interest Swap Obligations; (f) guarantees incurred in the ordinary course of business by the Company or a Subsidiary of Indebtedness of any other person in aggregate not to exceed $25 million at any time outstanding; (g) guarantees by the Company or a Subsidiary Guarantor of Indebtedness incurred by a wholly-owned Subsidiary Guarantor so long as the incurrence of such Indebtedness incurred by such wholly-owned Subsidiary Guarantor is permitted under the terms of the applicable New Indenture; (h) Refinancing Indebtedness; (i) Indebtedness for letters of credit relating to workers' compensation claims and self-insurance or similar requirements in the ordinary course of business; (j) other Indebtedness outstanding on the Issue Date (after giving effect to the Merger); (k) Indebtedness arising from guarantees of Indebtedness of the Company or any Subsidiary or other agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such bonuses, assets or Subsidiary for the purpose of financing such acquisition, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its subsidiaries in connection with such disposition; (l) obligations in respect of performance bonds and completion guarantees provided by the Company or any Subsidiary in the ordinary course of business; and (m) additional Indebtedness of the Company and the Subsidiary Guarantors in an amount not to exceed $200 million at any time outstanding.

     "Permitted Investment" by any person means (i) any Related Business Investment, (ii) Investments in securities not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of the covenant described under "-- Certain Covenants -- Limitation on Asset Sales" above or any other disposition of assets not constituting an Asset Sale by reason of the $500,000 threshold contained in the definition thereof, (iii) cash and Cash Equivalents, (iv) Investments existing on the Issue Date, (v) Investments specifically permitted by and made in accordance with the provisions of the covenant described under "-- Certain Covenants -- Limitation on Transactions with Affiliates," (vi) Investments by Subsidiary Guarantors in other Subsidiary Guarantors and Investments by Subsidiaries which are not Subsidiary Guarantors in other Subsidiaries which are not Subsidiary Guarantors and (vii) additional Investments in an aggregate amount not exceeding $5 million.

     "Permitted Liens" shall mean (i) Liens for taxes, assessments and governmental charges or claims not yet due or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor; (ii) statutory Liens of landlords and carriers, warehouseman, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business, deposits made to obtain the release of such Liens, and with respect to amounts not yet delinquent for a period of more than 60 days or being contested in good faith by an appropriate process of law, and for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made; (iii) Liens incurred or pledges or deposits made in the ordinary course of business to secure obligations under workers' compensation, unemployment insurance and other types of social security or similar legislation; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights-of-way, zoning or other restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Subsidiaries incurred in the ordinary course of business; (vi) Liens upon specific items of inventory or other goods and proceeds of any person securing such person's obligations in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business; (vii) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (viii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods; (ix) judgment and attachment Liens not giving rise to a Default or Event of Default; (x) leases or subleases granted to others not interfering in any material respect with the business of the Company or any Subsidiary; (xi) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Indebtedness under Interest Swap Obligations and Foreign Exchange Agreements and forward contracts, option futures contracts, futures options or similar agreements or arrangements designed to protect the Company or any Subsidiary from fluctuations in the price of commodities; (xii) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or its Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made; (xiii) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any Subsidiary in the ordinary course of business in accordance with past practices; (xiv) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating other than any such interest or title resulting from or arising out of a default by the Company or any Subsidiary of its obligations under such lease; (xv) Liens arising from filing UCC financing statements for precautionary purposes in connection with true leases of personal property that are otherwise permitted under the applicable Indenture and under which the Company or any Subsidiary is lessee; (xvi) in the case of the New Senior Subordinated Note Indenture, Liens on assets of the Company securing Indebtedness which would constitute Senior Indebtedness but for the provisions of clause (c) in the third sentence of the definition of Senior Indebtedness and Liens on assets of a Subsidiary Guarantor securing Indebtedness which would constitute Guarantor Senior Indebtedness but for the provisions of clause (c) in the third sentence of the definition of Guarantor Senior Indebtedness; and (xvii) additional Liens securing Indebtedness at any one time outstanding not exceeding the sum of (i) $25 million and (ii) 10% of the aggregate Consolidated Net Income of the Company earned subsequent to the Issue Date and on or prior to such time.

     "Permitted Payments" means (i) any payment by the Company or any Subsidiary to The Yucaipa Companies or the principals or any Affiliates thereof for consulting, management, investment banking or similar advisory services during such period pursuant to that certain Consulting Agreement, dated as of the Issue Date, between Food 4 Less, New Holdings and The Yucaipa Companies, (as such Consulting Agreement may be amended or replaced, so long as any amounts paid under any amended or replacement agreement do not exceed the amounts payable under such Consulting Agreement as in effect on the Issue Date), (ii) any payment by the Company or any Subsidiary pursuant to the Amended and Restated Tax Sharing Agreement, dated as of June 17, 1991, between Food 4 Less and certain Subsidiaries, as such Tax Sharing Agreement may be amended from time to time, so long as the payment thereunder by the Company and its Subsidiaries shall not exceed the amount of taxes the Company would be required to pay if it were the filing person for all applicable taxes, (iii) any payment by the Company or any Subsidiary pursuant to the Transfer and Assumption Agreement, dated as of June 23, 1989, between Food 4 Less and Holdings, as in effect on the Issue Date, (iv) any payment by the Company or any Subsidiary (a) in connection with repurchases of outstanding shares of the Company's or New Holdings Common Stock following the death, disability or termination of employment of management stockholders, and (b) of amounts required to be paid by New Holdings, the Company or any of its Subsidiaries to participants in employee benefit plans upon termination of employment by such participants, as provided in the documents related thereto, in an aggregate amount (for both clauses (a) and (b)) not to exceed $10 million in any Yearly Period (provided that any unused amounts may be carried over to any subsequent Yearly Period subject to a maximum amount of $20 million in any Yearly Period), (v) from and after June 30, 1998, payments of cash dividends to New

Holdings in an amount sufficient to enable New Holdings to make payments of interest required to be made in respect of the Holdings Discount Notes in accordance with the terms thereof in effect on the Issue Date, (vi) from and after March 1, 2000, payments of cash dividends to New Holdings in an amount sufficient to enable New Holdings to make payments of interest required to be made in respect of the Seller Debentures in accordance with the terms thereof in effect on the Issue Date, (vii) dividends or other payments to New Holdings sufficient to enable New Holdings to perform accounting, legal, corporate reporting and administrative functions in the ordinary course of business or to pay required fees and expenses in connection with the Merger, the FFL Merger, the Reincorporation Merger and the registration under applicable laws and regulations of its debt or equity securities, (viii) dividends or other distributions by the Company to New Holdings on the Issue Date of shares of New Holdings common stock owned by the Company and (ix) dividends by the Company to New Holdings of the Net Cash Proceeds of an Asset Sale to the extent that (x) neither the Company nor any of the Subsidiaries is required, or may be required, pursuant to the documents governing any outstanding Indebtedness of the Company or any of the Subsidiaries to utilize such Net Cash Proceeds to repay (or offer to repay) such Indebtedness, (y) such Net Cash Proceeds have not been utilized to repay outstanding Indebtedness of the Company or any of the Subsidiaries and
(z) New Holdings is required pursuant to the documents governing any outstanding Indebtedness of New Holdings to utilize such Net Cash Proceeds to repay (or offer to repay) such Indebtedness.


     "Permitted Subordinated Reorganization Securities" means securities of the Company issued in a plan of reorganization in a case under the Bankruptcy Law relating to the Company which constitutes either (y) Capital Stock (other than Disqualified Capital Stock with the reference to "Maturity Date" in the definition of such term modified to relate to the final stated maturity of any debt securities issued in such plan of reorganization to the holders of Designated Senior Indebtedness ("Senior Reorganization Securities")) and (z) debt securities of the Company which are (i) unsecured, (ii) have no scheduled mandatory amortization thereon prior to the final stated maturity of the Senior Reorganization Securities and (iii) are subordinated in right of payment to the Senior Reorganization Securities to at least the same extent as the Securities are subordinated to Designated Senior Indebtedness.

     "Permitted Transferees" means, with respect to any person, (i) any Affiliate of such person, (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such person, (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or general or limited partners of which, include only such person or his or her spouse or lineal descendants, in each case to whom such person has transferred the beneficial ownership of any securities of the Company, (iv) any investment account whose investment managers and investment advisors consist solely of such person and/or Permitted Transferees of such person and (v) any investment fund or investment entity that is a subsidiary of such person or a Permitted Transferee of such person.

     "Plan of Liquidation" means, with respect to any person, a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such person otherwise than as an entirety or substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such person to holders of Capital Stock of such person.

     "Preferred Stock" means, with respect to any person, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such person, over shares of Capital Stock of any other class of such person.

     "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of the New Indentures, a calculation in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Company's chief financial officer or Board of Directors in consultation with its independent certified public accountants.

     "Public Equity Offering" means an underwritten public offering of Common Stock of the Company or New Holdings pursuant to a registration statement filed with the Commission in accordance with the Securities Act which public equity offering results in gross proceeds to the Company or New Holdings, as the case may be, of not less than $20,000,000; provided, however, that in the case of a Public Equity Offering by New Holdings, New Holdings contributes to the capital of the Company net cash proceeds in an amount sufficient to redeem New Notes called for redemption in accordance with the terms thereof.

     "Qualified Capital Stock" means, with respect to any person, any Capital Stock of such person that is not Disqualified Capital Stock.


     "Refinancing Indebtedness" means, with respect to any person, Indebtedness of such person issued in exchange for, or the proceeds from the issuance and sale or disbursement of which are used to substantially concurrently repay, redeem, refund, refinance, discharge or otherwise retire for value, in whole or in part (collectively, "repay"), or constituting an amendment, modification or supplement to, or a deferral or renewal of (collectively, an "amendment"), any Indebtedness of such person existing on the Issue Date or Indebtedness (other than Permitted Indebtedness, except Permitted Indebtedness incurred pursuant to clauses (c), (d), (h) and (j) of the definition thereof) incurred in accordance with the applicable New Indenture (a) in a principal amount (or, if such Refinancing Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon the acceleration thereof, with an original issue price) not in excess of (without duplication) (i) the principal amount or the original issue price, as the case may be, of the Indebtedness so refinanced (or, if such Refinancing Indebtedness refinances Indebtedness under a revolving credit facility or other agreement providing a commitment for subsequent borrowings, with a maximum commitment not to exceed the maximum commitment under such revolving credit facility or other agreement) plus (ii) unpaid accrued interest on such Indebtedness plus (iii) premiums, penalties, fees and expenses actually incurred by such person in connection with the repayment or amendment thereof and (b) with respect to Refinancing Indebtedness that repays or constitutes an amendment to Subordinated Indebtedness, such Refinancing Indebtedness (x) shall not have any fixed mandatory redemption or sinking fund requirement in an amount greater than or at a time prior to the amounts and times specified in such repaid or amended Subordinated Indebtedness, except to the extent that any such requirement applies on a date after the Maturity Date of the applicable New F4L Notes and (y) shall contain subordination and default provisions no less favorable in any material respect to holders of the applicable New F4L Notes than those contained in such repaid or amended Subordinated Indebtedness.


     "Reincorporation Merger" means the merger, prior to the Merger, of Holdings with and into New Holdings.

     "Related Business Investment" means (i) any Investment by a person in any other person a majority of whose revenues are derived from the operation of one or more retail grocery stores or supermarkets or any other line of business engaged in by the Company or any of its Subsidiaries as of the Issue Date; (ii) any Investment by such person in any cooperative or other supplier, including, without limitation, any joint venture which is intended to supply any product or service useful to the business of the Company and its Subsidiaries as it is conducted as of the Issue Date and as such business may thereafter evolve or change; and (iii) any capital expenditure or Investment (without regard to the $5 million threshold in the definition thereof), in each case reasonably related to the business of the Company and its Subsidiaries as it is conducted as of the Issue Date and as such business may thereafter evolve or change.

     "Restricted Debt Prepayment" means any purchase, redemption, defeasance (including, but not limited to, in substance or legal defeasance) or other acquisition or retirement for value, directly or indirectly, by the Company or a Subsidiary, prior to the scheduled maturity or prior to any scheduled repayment of principal or sinking fund payment, as the case may be, in respect of Subordinated Indebtedness.

     "Restricted Payment" means any (i) Stock Payment, (ii) Investment (other than a Permitted Investment) or (iii) Restricted Debt Prepayment.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

     "Seller Debentures" means the 13% Senior Subordinated Pay-in-Kind Debentures of New Holdings, as the same may be modified or amended from time to time and future refinancings thereof.

     "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Senior Subordinated Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall include (x) the principal of, premium, if any, and interest on all obligations of every nature of the Company from time to time owed to the lenders under the Credit Agreement, including, without limitation, the Letter of Credit Obligations and principal of and interest on, all fees and expenses payable under the Credit Agreement, and (y) interest accruing thereon subsequent to the occurrence of any Event of Default specified in clause (vi) or (vii) under "-- Events of Default" relating to the Company, whether or not the claim for such interest is allowed under any applicable Bankruptcy Code. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (a) Indebtedness evidenced by the New F4L Senior Subordinated Notes, (b) Indebtedness that is expressly subordinate or junior in right of payment to any Indebtedness of the Company, (c) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company, (d) Indebtedness which is represented by Disqualified Capital Stock, (e) obligations for goods, materials or services purchased in the ordinary course of business or obligations consisting of trade payables, (f) Indebtedness of or amounts owed by the Company for compensation to employees or for services rendered to the Company, (g) any liability for federal, state, local or other taxes owed or owing by the Company, (h) Indebtedness of the Company to a Subsidiary of the Company, and (i) that portion of any Indebtedness which is incurred by the Company in violation of the New Senior Subordinated
Note Indenture.

     "Significant Stockholder" means, with respect to any person, any other person who is the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 10% of any class of equity securities of such person that are entitled to vote on a regular basis for the election of directors of such person.

     "Significant Subsidiary" means each subsidiary of the Company that is either (a) a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X under the Securities Act of 1933, as amended, and the Exchange Act (as such regulation is in effect on the date hereof) or (b) material to the financial condition or results of operations of the Company and its Subsidiaries taken as a whole.

     "Stock Payment" means, with respect to any person, (a) the declaration or payment by such person, either in cash or in property, of any dividend on (except, in the case of the Company, dividends payable solely in Qualified Capital Stock of the Company), or the making by such person or any of its subsidiaries of any other distribution in respect of, such person's Qualified Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than exchangeable or convertible Indebtedness of such person), or (b) the redemption, repurchase, retirement or other acquisition for value by such person or any of its subsidiaries, directly or indirectly, of such person's Qualified Capital Stock (and, in the case of a Subsidiary, Qualified Capital Stock of the Company) or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock (other than exchangeable or convertible Indebtedness of such person), other than, in the case of the Company, through the issuance in exchange therefor solely of Qualified Capital Stock of the Company; provided, however, that in the case of a Subsidiary, the term "Stock Payment" shall not include any such payment with respect to its Capital Stock or warrants, rights or options to purchase or acquire shares of any class of its Capital Stock that are owned solely by the Company or a wholly-owned Subsidiary.

     "Subordinated Indebtedness" means, with respect to the Company or any Subsidiary Guarantor, (i) in the case of the New Senior Note Indenture, Indebtedness of such person which is subordinated in right of payment to the New F4L Senior Notes or the Senior Note Guarantee of such Subsidiary Guarantor, as the case may be, and (ii) in the case of the New Senior Subordinated Note Indenture, Indebtedness of such person which is subordinated in right of payment to the New F4L Senior Subordinated Notes or the Senior Subordinated Note Guarantee of such Subsidiary Guarantor, as the case may be.

     "subsidiary" of any person means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is, at the date of determination, directly or indirectly, owned by such person, by one or more subsidiaries of such person or by such person and one or more subsidiaries of such person or (ii) a partnership in which such person or a subsidiary of such person is, at the date of determination, a general partner of such partnership, but only if such person or its subsidiary is entitled to receive more than fifty percent of the assets of such partnership upon its dissolution, or (iii) any other person (other than a corporation or a partnership) in which such person, a subsidiary of such person or such person and one or more subsidiaries of such person, directly or indirectly, at the date of determination, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such person.

     "Subsidiary" means any subsidiary of the Company.

     "Subsidiary Guarantor" means (i) each of Alpha Beta Company, Bay Area Warehouse Stores, Inc., Bell Markets, Inc., Cala Co., Cala Foods, Inc., Falley's Inc., Food 4 Less of California, Inc., Food 4 Less Merchandising, Inc., Food 4 Less GM, Inc., Food 4 Less of Southern California, Inc., (ii) upon consummation of the Merger, Crawford Stores, Inc., (iii) each of the Company's Subsidiaries which becomes a guarantor of the New F4L Notes in compliance with the provisions set forth under "-- Certain Covenants -- Guarantees of Certain Indebtedness," and (iv) each of the Company's Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of a New Indenture.


     "Term Loans" means the term loan facility under the Credit Agreement.


     "Yearly Period" means each fiscal year of the Company; provided that the first Yearly Period shall begin on the Issue Date and shall end on January 28, 1996.

     "The Yucaipa Companies" means The Yucaipa Companies, a California general partnership.

                       MARKET PRICES OF THE OLD F4L NOTES

     In general, there has been limited trading of the Old F4L Notes and such trading has taken place primarily in the over-the-counter market. Prices and trading volumes of the Old F4L Notes in the over-the-counter market are not reported and can be difficult to monitor. Quotations for securities that are not widely traded, such as the Old F4L Notes, may differ from actual trading prices and should be viewed as approximations. Holders of Old F4L Notes are urged to contact their brokers with respect to current information regarding the Old F4L Notes that they hold.

                            THE PROPOSED AMENDMENTS

OLD F4L SENIOR NOTE INDENTURE

     The 10.45% Senior Notes due 2000 of Food 4 Less were issued under an indenture dated as of April 15, 1992 (the "Old F4L Senior Note Indenture") between Food 4 Less and Norwest Bank Minnesota, N.A., as trustee (the "Old F4L Senior Notes Trustee").


     In connection with the consummation of the Merger, Food 4 Less is soliciting Consents from the holders of Old F4L Senior Notes to the Proposed Amendments and is making the Exchange Offers to (i) extend the maturities of the existing long-term debt securities of Food 4 Less and RGC by exchanging such securities for new longer-term securities and (ii) establish uniform covenants in the New F4L Notes and the New RGC Notes in order to simplify the capital structure of the Company. The primary purpose of the Proposed Amendments is to permit the Merger and to eliminate substantially all of the restrictive covenants in the Old F4L Senior Note Indenture. Upon receipt of the Requisite Consents, a supplemental indenture to the Old F4L Senior Note Indenture will be executed between Food 4 Less and the Old F4L Senior Notes Trustee (the "F4L Senior Note Supplemental Indenture"). Following the consummation of the Merger, the obligations of Food 4 Less under the Old F4L Senior Note Indenture and the F4L Senior Note Supplemental Indenture will be assumed by the Company. The Proposed Amendments would make the following changes to the Old F4L Senior Note
Indenture:


      1. Eliminate the covenant entitled "Maintenance of Net Worth".

      2. Eliminate the covenant entitled "Limitation on Change of Control".

      3. Eliminate the covenant entitled "Limitation on Restricted Payments".

      4. Eliminate the covenant entitled "Limitation on Incurrences of Additional Indebtedness".

      5. Eliminate the covenant entitled "Limitation on Liens".

      6. Eliminate the covenant entitled "Limitation on Disposition of Assets".

      7. Eliminate the covenant entitled "Limitation on Payment Restrictions Affecting Subsidiaries".

      8. Eliminate the covenant entitled "Limitation on Transactions with Affiliates".

      9. Eliminate the covenant entitled "Guarantees of Certain Indebtedness".

     10. Amend the provisions regarding when Food 4 Less may merge, which limits the ability of Food 4 Less to consolidate or merge with or sell all or substantially all of its assets to, any other person or entity unless certain conditions are satisfied, to eliminate the subsections thereof which require that immediately after giving effect to such transaction and the incurrence of any indebtedness in connection therewith, Food 4 Less or the surviving entity, as the case may be, has a Net Worth (as defined) or Operating Coverage Ratio (as defined) that meets the standards set forth therein.

     11. The definitions relating solely to such eliminated covenants will be eliminated.

     The F4L Senior Note Supplemental Indenture will provide that the New Credit Facility constitutes a refinancing of the Loan Documents (as defined).

     The remaining sections of the Old F4L Senior Note Indenture will not be changed by the Proposed Amendments.

     Copies of the Old F4L Senior Note Indenture and the form of the F4L Senior Note Supplemental Indenture are available from Food 4 Less upon request. For a description of the covenants being amended or eliminated, see "Comparison of Old F4L Senior Notes and New F4L Senior Notes" set forth in Appendix A hereto.

OLD F4L SENIOR SUBORDINATED NOTE INDENTURE

     The 13.75% Senior Subordinated Notes due 2001 of Food 4 Less were issued under an indenture dated as of June 15, 1991 (the "Old F4L Senior Subordinated
Note Indenture"), between Food 4 Less and United States Trust Company of New York, as trustee (the "Old F4L Senior Subordinated Notes Trustee").


     In connection with the consummation of the Merger, Food 4 Less is soliciting Consents from the holders of Old F4L Senior Subordinated Notes to the Proposed Amendments and is making the Exchange Offers to (i) extend the maturities of the existing long-term debt securities of Food 4 Less and RGC by exchanging such securities for new longer-term securities and (ii) establish uniform covenants in the New F4L Notes and the New RGC Notes in order to simplify the capital structure of the Company. The primary purpose of the Proposed Amendments is to permit the Merger and to eliminate most of the restrictive covenants in the Old F4L Senior Subordinated Note Indenture. Upon receipt of the Requisite Consents, a supplemental indenture to the Old F4L Senior Subordinated Note Indenture will be executed between Food 4 Less and the Old F4L Senior Subordinated Notes Trustee (the "F4L Senior Subordinated Note Supplemental Indenture"). Following the consummation of the Merger, the obligations of Food 4 Less under the Old F4L Senior Subordinated Note Indenture and the F4L Senior Subordinated Note Supplemental Indenture will be assumed by the Company. The Proposed Amendments would make the following changes to the Old F4L Senior Subordinated Note Indenture:


      1. Eliminate the covenant entitled "Maintenance of Net Worth."

      2. Eliminate the covenant entitled "Limitation on Restricted Payments".

      3. Eliminate the covenant entitled "Limitation on Incurrences of Additional Indebtedness".

      4. Eliminate the covenant entitled "Limitation on Liens".

      5. Eliminate the covenant entitled "Limitation on Disposition of Assets".

      6. Eliminate the covenant entitled "Limitation on Payment Restrictions Affecting Subsidiaries".

      7. Eliminate the covenant entitled "Limitation on Transactions with Affiliates".

      8. Eliminate the covenant entitled "Limitation on Change of Control".

      9. Eliminate the covenant entitled "Guarantees of Certain Indebtedness."

     10. Amend the provisions regarding when Food 4 Less may merge, which limits the ability of Food 4 Less to consolidate or merge with or sell all or substantially all of its assets to any other person or entity unless certain conditions are satisfied, to eliminate the subsections thereof which require that immediately after giving effect to such transaction and the incurrence of any indebtedness in connection therewith, Food 4 Less or the surviving entity, as the case may be, has a Net Worth (as defined) or Operating Coverage Ratio (as defined) that meets the standards set forth therein.

     11. The definitions relating solely to such eliminated covenants will be eliminated.

     The F4L Senior Subordinated Note Supplemental Indenture will provide that the New Credit Facility constitutes a refinancing of the Loan Documents (as defined).

     The remaining sections of the Old F4L Senior Subordinated Note Indenture will not be changed by the Proposed Amendments.

     Copies of the Old F4L Senior Subordinated Note Indenture and the form of the F4L Senior Subordinated Note Supplemental Indenture are available from Food 4 Less upon request. For a description of the covenants being amended or eliminated, see "Comparison of Old F4L Senior Subordinated Notes and New F4L Senior Subordinated Notes" set forth in Appendix B hereto.

                THE RGC EXCHANGE OFFERS AND THE PUBLIC OFFERING

THE RGC EXCHANGE OFFERS

     Concurrently with the Exchange Offers, Food 4 Less is offering to holders of the Old RGC Notes the opportunity to exchange such Old RGC Notes for New RGC Notes and $10.00 in cash for each $1,000 principal amount exchanged, plus accrued and unpaid interest to the date of exchange. The consummation of the RGC Exchange Offers will occur simultaneously with the consummation of the Exchange Offers.

     The obligation of Food 4 Less to accept for exchange any validly tendered Old RGC Note is conditioned upon, among other things, the satisfaction or waiver of certain conditions, including (i) satisfaction of a minimum tender amount (i.e., at least 80% of the aggregate principal amount of the outstanding Old RGC Notes being validly tendered and not withdrawn pursuant to the RGC Exchange Offers prior to the date of expiration); (ii) the receipt of the requisite consents to certain amendments to the Old RGC Indentures (i.e., consents from Old RGC Noteholders representing at least a majority in aggregate principal amount of each issue of Old RGC Notes held by persons other than RGC and its affiliates) on or prior to the date of expiration; (iii) the satisfaction or waiver, in Food 4 Less's sole discretion, of all conditions precedent to the Merger; (iv) the prior or contemporaneous consummation of the Public Offering, the Holdings Consent Solicitation and the Exchange Offers and the Solicitation with respect to the Old F4L Notes described herein; and (v) the prior or contemporaneous consummation of the Bank Financing and the New Equity Investment.

     The terms of the Old RGC 9% Indenture and the Old RGC 10 1/4% Indenture (collectively, the "Old RGC Indentures") are substantially identical. Noteholders participating in the RGC Exchange Offers will be required to consent to certain proposed amendments to the Old RGC Indentures. Such proposed amendments will modify certain terms of such indentures to permit the Merger and will eliminate substantially all the restrictive covenants in the Old RGC Indentures.

     The Old RGC Notes. The Old RGC 10 1/4% Notes were originally issued in July 1992, are currently outstanding in an aggregate principal amount of $300 million and will mature on July 15, 2002. The Old RGC 9% Notes were originally issued in March 1993, are currently outstanding in an aggregate principal amount of $150 million and will mature on April 1, 2003. Interest on the Old RGC
10 1/4% Notes accrues at a rate of 10 1/4% per annum and is payable semi-annually on each January 15 and July 15. Interest on the Old RGC 9% Notes accrues at a rate of 9% per annum and is payable semi-annually on each April 1 and October 1.

     The Old RGC 10 1/4% Notes are subject to redemption at any time on or after July 15, 1997, at the option of RGC, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple of $1,000 at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning July 15 of the years indicated below:

                                                                        REDEMPTION
                                       YEAR                               PRICE
            ----------------------------------------------------------  ----------
            1997......................................................     105.0%
            1998......................................................     102.5%
            1999 and thereafter.......................................     100.0%

in each case plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date).

     The Old RGC 9% Notes are subject to redemption at any time on or after April 1, 2000, at the option of RGC, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple of $1,000 at 100% of the principal amount thereof plus accrued interest to the redemption date (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date.)

     Standard & Poor's has publicly announced that it intends to assign a new rating to the Old RGC Notes. Such new rating assignment, if implemented, would constitute a Rating Decline under the Old RGC Indentures. The consummation of the Merger (which is conditioned on, among other things, successful consummation of the Other Debt Financing Transactions and the Bank Financing, which itself is conditioned upon at least 80% of the aggregate principal amount of Old RGC Notes being tendered into the RGC Exchange Offers upon receipt of the Minimum Tender) and the resulting change in composition of the Board of Directors of RGC, together with the anticipated Rating Decline would constitute a Change of Control Triggering Event under the Old RGC Indentures. Upon such a Change of Control Triggering Event the Company would be obligated to make the Change of Control Offer following the Merger for all outstanding Old RGC Notes at 101% of the principal amount thereof ($90.9 million, assuming $90 million of Old RGC Notes are outstanding following the Merger) plus accrued and unpaid interest to the date of repurchase.


     The Old RGC Indentures contain certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitation on incurrence of additional indebtedness; (ii) limitation on dividends and other restricted payments; (iii) limitation on transactions with affiliates; (iv) limitation on liens securing subordinated indebtedness; (v) limitation on other senior subordinated indebtedness; (vi) limitation on preferred stock of subsidiaries; (vii) limitation on dividend and other payment restrictions affecting subsidiaries; and (viii) limitation on mergers and sales of assets.

     Under the Old RGC Indentures, certain events constitute an event of default including: (i) the failure to make any principal and interest payment on the Old RGC Notes when due; (ii) the failure to comply with any other agreement contained in the Old RGC Indentures or the Old RGC Notes; (iii) a default under certain indebtedness; (iv) certain final judgments or orders for payments of money; and (v) certain events occurring under bankruptcy laws.

     Upon the consummation of the RGC Exchange Offers, supplemental indentures to each of the Old RGC 9% Indenture and the Old RGC 10 1/4% Indenture will become effective, reflecting the proposed amendments to the Old RGC 9% Indenture and the Old RGC 10 1/4% Indenture. Such supplemental indentures will eliminate substantially all of the restrictive covenants in the Old RGC Indentures, including covenants with respect to limitation on indebtedness, limitation on restricted payments, limitation on transactions with affiliates, limitation on liens securing subordinated indebtedness, restrictions on preferred stock of subsidiaries and limitation on dividends and other payment restrictions affecting subsidiaries. In addition, the Supplemental Indentures will modify the covenants which limit the ability of RGC to consolidate or merge with, or sell all or substantially all of its assets, to any other person or entity unless certain conditions are satisfied, by eliminating the subsections thereof which require that immediately after giving effect to such transaction on a pro forma basis RGC or the surviving entity, as the case may be, has a Consolidated Interest Coverage Ratio (as defined in the Old RGC Note Indentures) for its four most recently completed fiscal quarters of at least 1.8 to 1.0.


     The New RGC Notes. The New RGC Notes will be issued upon consummation of the RGC Exchange Offers to tendering holders of Old RGC Notes.



     The New RGC Notes will bear interest at a fixed rate per annum equal to the greater of (a) 11.50% and (b) the RGC Applicable Treasury Rate (as hereinafter defined) plus 425 basis points (4.25 percentage points); provided, however, that in no event will the New RGC Notes bear interest at a rate per annum that is less than the interest rate on the New F4L Senior Notes offered pursuant to the Public Offering plus 50 basis points (0.50 percentage points). The "RGC Applicable Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519)) most nearly equal to the average life to stated maturity of the New RGC Notes; provided, that if the average life to stated maturity of the New RGC Notes is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of the year) from the weekly average yields of the United States Treasury securities for which such yields are given. The New RGC Notes will mature on March 1, 2005. On or after March 1, 2000, the New RGC Notes may be redeemed in whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12 months commencing on March 1 of the years set forth below:



                                                              REDEMPTION
                  YEAR                                          PRICE
                  ----                                        ----------
            2000............................................   104.3125%
            2001............................................   102.8750%
            2002............................................   101.4375%
            2003 and thereafter.............................   100.0000%



In the event that the interest rate on the New RGC Notes is greater than 11.50%, the above redemption prices will be correspondingly adjusted.



     In addition, on or prior to March 1, 1998 the Company may, at its option, use the net cash proceeds from one or more Public Equity Offerings to redeem up to an aggregate of 35% of the principal amount of the New RGC Notes originally issued, at a redemption price equal to 111.5% of the principal amount thereof if redeemed during the 12 months commencing on March 1, 1995, 110.0625% of the principal amount thereof if redeemed during the 12 months commencing on March 1, 1996 and 108.625% of the principal amount thereof if redeemed during the 12 months commencing on March 1, 1997, in each case plus accrued and unpaid interest, if any, to the redemption date.


     The New RGC Note Indenture provides that if a Change of Control (as defined therein) occurs, each holder will have the right to require the Company to repurchase such holder's New RGC Notes pursuant to a Change of Control Offer (as defined therein) at 101% of the principal amount thereof plus accrued interest, if any, to the date of repurchase.

     The New RGC Note Indenture contains certain covenants, including, but not limited to, covenants with respect to the following matters: (i) limitation on dividends and other restricted payments; (ii) limitation on incurrences of additional indebtedness; (iii) limitation on liens; (iv) limitation on asset sales; (v) limitation on dividend and other payment restrictions affecting subsidiaries; (vi) limitation on transactions with affiliates; (vii) limitation on preferred stock of subsidiaries; (viii) limitation on mergers and certain other transactions; (ix) limitation on other senior subordinated indebtedness; and (x) limitation on guarantees of certain indebtedness.

     The aggregate principal amount of Old RGC Notes and New RGC Notes will be limited to $450 million at any one time outstanding. The covenants in the indenture governing the New RGC Notes will be substantially similar to the covenants in the New F4L Senior Subordinated Note Indenture.

THE PUBLIC OFFERING

     Concurrently with the Exchange Offers, Food 4 Less is offering up to $400 million of New F4L Senior Notes pursuant to the Public Offering. The terms of the New F4L Senior Notes offered pursuant to the Public Offering will be part of the same issue as the New F4L Senior Notes issued pursuant to the F4L Senior Notes Exchange Offer. See "Description of the New F4L Notes." The consummation of the Public Offering and the Exchange Offers will occur simultaneously. It is a condition to the consummation of the Public Offering that the Exchange Offers and the RGC Exchange Offers be successfully consummated. Certain proceeds of the Public Offering are expected to be used to fund the Change of Control Offer. See "The Merger and the Financing -- Sources and Uses."

                     DESCRIPTION OF THE NEW CREDIT FACILITY

     In connection with the Merger, Food 4 Less will enter into the New Credit Facility with a syndicate of financial institutions for whom Bankers Trust will act as agent. All of Food 4 Less' obligations under the New Credit Facility will be assumed by the Company immediately following the Merger. Food 4 Less has accepted a commitment letter (the "Commitment Letter") from Bankers Trust pursuant to which Bankers Trust has agreed, subject to certain conditions, to provide the Company up to a maximum aggregate amount of $1,075.0 million of financing under the New Credit Facility. The following is a summary of the anticipated material terms and conditions of the New Credit Facility. This summary does not purport to be a complete description of the New Credit Facility and is subject to the detailed provisions of the loan agreement (the "Loan Agreement") and various related documents to be entered into in connection with the New Credit Facility. A draft copy of the Loan Agreement will be available upon request from Food 4 Less.

GENERAL

     The New Credit Facility will provide for (i) term loans in the aggregate amount of $750 million, comprised of the $375 million Tranche A Loan, the $125 million Tranche B Loan, the $125 million Tranche C Loan, and the $125 million Tranche D Loan; and (ii) the $325 million New Revolving Facility under which working capital loans may be made and commercial or standby letters of credit in the maximum aggregate amount of up to $150 million may be issued, under which approximately $101 million of letters of credit are expected to be issued upon the closing of the Merger.

     Proceeds of the New Term Loans, together with proceeds from the New Equity Investment and the Public Offering will be used to fund the cash requirements for the acquisition of RSI, refinance existing bank indebtedness of Ralphs and Food 4 Less, purchase Old RGC 9% Notes and Old RGC 10 1/4% Notes, repay a portion of other indebtedness, pay holders of the Ralphs EARs and pay various fees, expenses and other costs associated with the Merger and the Financing. The New Revolving Facility will be available to provide for the working capital requirements and general corporate purposes of the Company and to issue commercial and standby letters of credit to support workers' compensation contingencies and for other corporate purposes.

INTEREST RATE; FEES

     Borrowings under (i) the New Revolving Facility and the Tranche A Loan will bear interest at a rate equal to the Base Rate (as defined in the Loan Agreement) plus 1.25% per annum or the reserve adjusted Euro-Dollar Rate (as defined in the Loan Agreement) plus 2.50% per annum; (ii) the Tranche B Loan will bear interest at the Base Rate plus 1.75% per annum or the reserve adjusted Euro-Dollar Rate plus 3.00% per annum; (iii) the Tranche C Loan will bear interest at the Base Rate plus 2.125% per annum or the reserve adjusted Euro-Dollar Rate plus 3.375% per annum; and (iv) the Tranche D Loan will bear interest at the Base Rate plus 2.50% per annum or the reserve adjusted Euro-Dollar Rate plus 3.75% per annum, in each case as selected by the Company. Applicable interest rates on Tranche A Loan and the New Revolving Facility and the fees payable under the New Revolving Facility on letters of credit, will be reduced by up to 0.50% per annum after the Term Loans have been reduced by such amounts and if the Company meets certain financial tests. Up to $30 million of the New Revolving Facility will be available as a swingline facility and loans outstanding under the swingline facility shall bear interest at the Base Rate plus 0.75% per annum (subject to adjustment as described in the preceding sentence). After the occurrence of a default under the New Credit Facility, interest will accrue at the rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate plus an additional 2.00% per annum. The Company will pay certain fees on the standby and the commercial letters of credit and will pay a commitment fee of 0.50% per annum on the undrawn amount of the Tranche A Loans from the closing of the Merger until the drawing or termination thereof and on the unused portions of the New Revolving Facility. The New Credit Facility will require the Company to enter into hedging agreements to limit its exposure to increases in interest rates for a period of not less than two years. The New Credit Facility may be prepaid in whole or in part without premium or penalty.

AMORTIZATION; PREPAYMENTS

     The Tranche A Loan will mature six years after the closing of the Merger and will be subject to amortization, commencing in the fifteenth month after the closing of the Merger on a quarterly basis in aggregate annual amounts of $45 million in the second year, $75 million in the third year, $80 million in the fourth year, $85 million in the fifth year, and $90 million in the sixth year. The Tranche B Loan will mature seven years after the closing of the Merger and will be subject to amortization on a quarterly basis in aggregate annual amounts of $1.25 million for the first six years and $117.5 million in the seventh year. The Tranche C

Loan will mature eight years after the closing of the Merger and will be subject to amortization on a quarterly basis in aggregate annual amounts of $1.25 million for the first seven years and $116.25 million in the eighth year. The Tranche D Loan will mature nine years after the closing of the Merger and will be subject to amortization on a quarterly basis in aggregate annual amounts of $1.25 million for the first eight years and $115 million in the ninth year. The New Revolving Facility will mature on the same date as the Tranche A Loan. The Company will be required to reduce loans outstanding under the New Revolving Facility to $75 million for a period of not less than 30 consecutive days during each consecutive 12-month period. The Company will be required to make certain prepayments, subject to certain exceptions, on the New Credit Facility with 75% of Consolidated Excess Cash Flow (as defined in the Loan Agreement) and with the proceeds from certain asset sales, issuances of debt and equity securities and any pension plan reversion. Such prepayments will be allocated pro rata between the Tranche A Loans, Tranche B Loans, Tranche C Loans and the Tranche D Loans and to scheduled amortization payments of the Tranche A Loans, the Tranche B Loans, Tranche C Loans, and the Tranche D Loans pro rata.

GUARANTEES AND COLLATERAL


     New Holdings and all active subsidiaries of the Company (including the Subsidiary Guarantors) will guarantee the Company's obligations under the New Credit Facility. The Company's obligations and the guarantees of its subsidiaries will be secured by substantially all personal property of the Company and its subsidiaries, including a pledge of the stock of all subsidiaries of the Company (with the exception of the stock of Bell Markets, Inc., which has been pledged to secure notes payable to the former owners thereof). New Holdings' guarantee will be secured by a pledge of the stock of the Company. The Company's obligations will also be secured by first priority liens on certain unencumbered real property fee interests of the Company and its subsidiaries and the Company and its subsidiaries will use their reasonable economic efforts to provide the lenders with a first priority lien on certain unencumbered leasehold interests of the Company and its subsidiaries.


COVENANTS

     The obligation of the lenders under the New Credit Facility to advance funds is subject to the satisfaction of certain conditions customary in agreements of this type. In addition, the Company will be subject to certain customary affirmative and negative covenants contained in the New Credit Facility, including, without limitation, covenants that restrict, subject to specified exceptions, (i) the incurrence of additional indebtedness and other obligations, (ii) a merger or acquisition, (iii) asset sales, (iv) the granting of liens, (v) prepayment or repurchase of other indebtedness, (vi) engaging in transactions with affiliates, or (vii) cash capital expenditures. Certain of these covenants may be more restrictive than those in favor of holders of the New F4L Notes as described herein and as set forth in the New F4L Indentures. In addition, the New Credit Facility will require that the Company maintain certain specified financial covenants, including a minimum fixed charge coverage, a minimum EBITDA, a maximum ratio of total debt to EBITDA and a minimum net worth.

EVENTS OF DEFAULT

     The New Credit Facility also provides for customary events of default. The occurrence of any of such events of default could result in acceleration of the Company's obligations under the New Credit Facility and foreclosure on the collateral securing such obligations, which could have material adverse results to holders of the New F4L Notes.

                  DESCRIPTION OF HOLDING COMPANY INDEBTEDNESS

     The Seller Debentures. The Seller Debentures will be issued to the stockholders of RSI upon consummation of the Merger. The Seller Debentures will be issued in an aggregate principal amount of $100 million and will mature on a date to be determined in 2007. The Seller Debentures will be general unsecured obligations of New Holdings and will be subordinated to the prior payment when due of all Senior Indebtedness (as defined in the indenture governing the Seller Debentures (the "Debenture Indenture")).

The Seller Debentures will bear interest at a rate equal to 13.00% per annum. Interest will accrue on the Seller Debentures beginning from the date of issuance or from the most recent date to which interest has been paid and will be payable semi-annually in arrears on each interest payment date. New Holdings will have the option, in its sole discretion, to issue additional securities ("Secondary Securities") in lieu of a cash payment of any or all of the interest due for the period prior to the interest payment date five years after the date of issuance of the Seller Debentures.

     On or after a date to be determined in 2000, the Seller Debentures may be redeemed, at the option of New Holdings, in whole at any time or in part from time to time, at a redemption price equal to the applicable percentage of the principal amount thereof set forth below, together with accrued interest to the redemption date, if redeemed during the twelve-month period commencing on a date to be determined in the years set forth below:

                                                                REDEMPTION
                    YEAR                                          PRICE
                    ------------------------------------------  ----------
                    2000......................................   106.500%
                    2001......................................   104.875%
                    2002......................................   103.250%
                    2003......................................   101.625%
                    2004 and thereafter.......................   100.000%

     Notwithstanding the foregoing, prior to a date to be determined in 1998, New Holdings may use the net proceeds of an Initial Public Offering (as defined in the Debenture Indenture) of New Holdings or Food 4 Less to redeem up to 35% of the Seller Debentures at a redemption price equal to 110% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption.

     In the event of a Change of Control (as defined in the Debenture Indenture), each holder has the right to require the repurchase of such holder's Seller Debentures at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the date of purchase.

     The Debenture Indenture will contain certain covenants that, among other things, limit the ability of New Holdings to enter into certain mergers or consolidations or incur certain liens or of New Holdings or its subsidiaries to incur additional indebtedness, pay dividends or make certain other Restricted Payments (as defined in the Debenture Indenture), or engage in certain transactions with affiliates. Under certain circumstances, New Holdings will be required to make an offer to purchase Seller Debentures at a price equal to 100% of the aggregate principal amount thereof with the proceeds of certain Asset Sales (as defined in the Debenture Indenture). The Debenture Indenture will contain certain customary events of default, which will include the failure to pay interest and principal, the failure to comply with certain covenants in the Seller Debentures or the Debenture Indenture, a default under certain indebtedness, the imposition of certain final judgments or warrants of attachment and certain events occurring under bankruptcy laws.

     Pursuant to the terms of the Merger Agreement and a registration rights agreement to be executed concurrently with the closing of the Merger, New Holdings is obligated to file a shelf registration statement with the Commission with respect to the Seller Debentures, use its best efforts to cause such shelf registration statement to become effective and remain effective for up to three years, and pay the expenses related thereto. The effectiveness of such shelf registration statement is a condition to the consummation of the Merger. If New Holdings fails to comply with its obligations to keep such shelf registration statement effective, Holdings will be obligated to pay certain liquidated damages.

     The Holdings Discount Notes. The Holdings Discount Notes were issued in December 1992, are limited in aggregate principal amount to $103.6 million and will mature on December 15, 2004. The Holdings Discount Notes are unsecured general obligations of Holdings (and will become unsecured obligations of New Holdings by operation of the Reincorporation Merger) and bear interest at a rate equal to 15.25% per annum. The purchase discount on the Holdings Discount Notes accretes from the date of issuance until December 15, 1997. Interest accrues on the Holdings Discount Notes beginning December 15, 1997, or from the most recent date to which interest has been paid, and is payable semi-annually on each June 15 and December 15, commencing on June 15, 1998.

     The Holdings Discount Notes are redeemable, at the option of Holdings, in whole at any time or in part from time to time, on or after December 15, 1997 at the following redemption prices (expressed as percentages of the accreted value) if redeemed during the twelve-month period commencing on December 15 of the year set forth below, plus, in each case, accrued and unpaid interest to the date of redemption:

                                                                REDEMPTION
                    YEAR                                          PRICE
                    ------------------------------------------  ----------
                    1997......................................    107.625%
                    1998......................................    106.100%
                    1999......................................    104.575%
                    2000......................................    103.050%
                    2001......................................    101.525%
                    2002 and thereafter.......................    100.000%

     Notwithstanding the foregoing, prior to December 15, 1997, Holdings may use the net proceeds of an Initial Public Offering (as defined in the Holdings Discount Note Indenture) of Holdings or Food 4 Less to redeem up to 25% of the Holdings Discount Notes at redemption prices equal to the sum of (i) the applicable percentage of the accreted value plus (ii) the Proportionate Share (as defined in the Holdings Discount Note Indenture) of the Holdings Discount Notes, if any to the date of redemption if redeemed during the twelve-month period beginning December 15 of the year set forth below:

                                                                REDEMPTION
                    YEAR                                          PRICE
                    ------------------------------------------  ----------
                    1992......................................    120.000%
                    1993......................................    117.525%
                    1994......................................    115.050%
                    1995......................................    112.575%
                    1996......................................    110.100%

     In the event of a Change of Control (as defined in the Holdings Discount
Note Indenture), each holder has the right to require the repurchase of such holder's Holdings Discount Notes at a purchase price equal to 101% of the accreted value, plus either, (i) if the date of the purchase is prior to December 15, 1997, the Proportionate Share, if any, with respect to the Holdings Discount Notes to the date of purchase and (ii) if the date of the purchase is on or after December 15, 1997, the aggregate principal amount thereof plus accrued interest, if any, to the date of purchase.

     Holdings will make a mandatory sinking fund payment on December 15, 2003, sufficient to retire 50% of the Holdings Discount Notes, at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date. Holdings may, at its option, receive credit against such sinking fund payment for 100% of the principal amount of any Holdings Discount Notes previously acquired or redeemed by Holdings and surrendered to the Trustee under the Holdings Discount Note Indenture for cancellation and which were not previously used as a credit against any other required payment pursuant to the Holdings Discount Note Indenture.

     The Holdings Discount Note Indenture contains certain covenants that, among other things, limit the ability of Holdings to enter into certain mergers or consolidations or incur certain liens or of Holdings or its subsidiaries to incur additional indebtedness, pay dividends or make certain other Restricted Payments (as defined in the Debenture Indenture), or engage in certain transactions with affiliates. Under certain circumstances, Holdings will be required to make an offer to purchase Holdings Discount Notes at a price equal to 100% of the aggregate principal amount thereof with the proceeds of certain Asset Sales (as defined in the Debenture Indenture). The Holdings Discount Note Indenture contains certain customary events of default, including the failure to pay interest and principal, the failure to comply with certain covenants in the Holdings Discount Notes or the Holdings Discount Note Indenture, a default under certain indebtedness, the imposition of certain final judgments or warrants of attachment and certain events occurring under bankruptcy laws.

     Pursuant to the Holdings Consent Solicitation, Holdings is soliciting consents from, and will make a cash consent payment of $20.00 for each $1,000 principal amount of Holdings Discount Notes for which a consent is properly delivered and accepted to, holders of the Holdings Discount Notes representing at least a majority in aggregate principal amount of such notes to proposed amendments to the Holdings Discount Note Indenture to permit the consummation of the Merger and to provide appropriate operating and financial flexibility to the Company after the Merger. Following the Reincorporation Merger, New Holdings and the trustee under the Holdings Discount Note Indenture will execute a supplemental indenture assuming the obligations of Holdings thereunder. New Holdings and the trustee under the Holdings Discount Note Indenture will then execute a second supplemental indenture implementing such proposed amendments to the Holdings Discount Note Indenture after certification to such trustee that Holdings has received consents from at least a majority in aggregate principal amount of such notes.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     Latham & Watkins, counsel to Food 4 Less ("Counsel"), has advised Food 4 Less that the following discussion expresses their opinion as to the material federal income tax consequences expected to result from the Exchange Offers and the Solicitation. Such opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and current administrative rulings and pronouncements of the Internal Revenue Service (the "Service"), any of which may be altered with retroactive effect, thereby changing the federal income tax consequences discussed below. There can be no assurance that the Service will not take a contrary view, and no ruling from the Service has been or will be sought.

     The tax treatment of a holder of Old F4L Notes or New F4L Notes may vary depending upon such holder's particular situation. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. This discussion is limited to those holders who have held the Old F4L Notes as "capital assets" and who will hold the New F4L Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. EACH HOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING, HOLDING AND DISPOSING OF OLD F4L NOTES AND NEW F4L NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGES OF OLD F4L NOTES FOR NEW F4L NOTES AND EXCHANGE PAYMENTS

     GENERAL

     Whether the exchange of Old F4L Notes for New F4L Notes and Exchange Payments will be a recapitalization under the Code will depend in part upon whether the Old F4L Notes and New F4L Notes are considered to be "securities" within the meaning of the provisions of the Code governing reorganizations. The test as to whether a debt instrument is a "security" involves an overall evaluation of the nature of the debt instrument, with the term of the debt instrument usually regarded as a significant factor. Generally, a debt instrument with a term of ten years or more is considered to constitute a security for purposes of the reorganization provisions of the Code.

     Although the treatment of Old F4L Senior Notes and New F4L Senior Notes is not entirely certain because the stated term of such instruments may be less than ten years, the Old F4L Senior Notes and New F4L Senior Notes should, and the Old F4L Senior Subordinated Notes and New F4L Senior Subordinated Notes will, be treated as "securities" for federal income tax purposes. As a result, an exchange of Old F4L Notes for New F4L Notes and Exchange Payments pursuant to the Exchange Offers should constitute a recapitalization for federal income tax purposes, and exchanging holders of Old F4L Notes who receive New

F4L Notes and Exchange Payments should recognize gain, but not loss, equal to the lesser of (i) the amount of cash received (other than that portion, if any, attributable to accrued but unpaid interest on the Old F4L Notes) or (ii) the excess of the sum of the issue price of the New F4L Notes (or possibly their fair market value for cash method holders) and the amount of cash (other than that portion, if any, attributable to accrued but unpaid interest on the Old F4L Notes) received over the holders' adjusted tax basis in the Old F4L Notes surrendered therefor. Such gain will be long-term capital gain if the Old F4L Notes had been held for more than one year. A holder's initial tax basis in the New F4L Notes received will equal such holder's adjusted tax basis in the Old F4L Notes exchanged therefor, increased by any gain recognized as a result of the exchange and decreased by the amount of cash received.

     Because the law is unclear, however, Counsel is unable to opine on whether the Old F4L Senior Notes or New F4L Senior Notes will be treated as "securities" for federal income tax purposes. If either the Old F4L Senior Notes or New F4L Senior Notes were determined not to constitute "securities" for federal income tax purposes, holders exchanging Old F4L Senior Notes for New F4L Senior Notes and the Exchange Payment would recognize gain or loss equal to the difference between the sum of the issue price of the New F4L Senior Notes (or possibly their fair market value for cash method holders) and the amount of cash received (other than that portion, if any, attributable to accrued but unpaid interest on the Old F4L Senior Notes) and the holders' adjusted tax basis on the Old F4L Senior Notes surrendered therefor. Such gain or loss would generally be long-term capital gain or loss, provided the Old F4L Senior Notes had been held for more than one year. It should be noted that restrictions apply to the deduction of net capital losses. Noncorporate taxpayers may deduct no more than $3,000 of capital losses from ordinary income and corporations may deduct capital losses only from capital gains.

     ACCRUED INTEREST

     Under the terms of the Exchange Offers, accrued interest on tendered Old F4L Notes up to, but not including, the date on which such Old F4L Notes are accepted for exchange will be paid in cash promptly after consummation of the Exchange Offers.

CONSEQUENCES TO HOLDERS OF OLD F4L NOTES NOT PARTICIPATING IN THE EXCHANGE
OFFERS

     Although not free from doubt, holders of Old F4L Notes who do not participate in the Exchange Offers should not recognize any income, gain or loss for federal income tax purposes as a result of the Proposed Amendments. Because the law is unclear however, Counsel is unable to opine on whether holders of Old F4L Notes who do not participate in the Exchange Offers will recognize any such income, gain or loss. The Service could assert that, due to the adoption of the Proposed Amendments, such non-participating holders should be treated as having exchanged their Old F4L Notes for modified Old F4L Notes ("Modified Old F4L Notes"). The deemed exchange should, however, constitute a recapitalization and non-participating holders would not recognize any gain or loss as a result of such deemed exchange. Modified Old F4L Notes may be considered to be issued with original issue discount if the Old F4L Notes were treated as "traded on an established securities market" or, in certain circumstances, in the case of a "potentially-abusive situation." See "-- New F4L Notes -- Original Issue Discount."

NEW F4L NOTES

     STATED INTEREST

     Holders of New F4L Notes will be required to include stated interest in gross income in accordance with their methods of accounting for tax purposes.

     ORIGINAL ISSUE DISCOUNT

     General Original Issue Discount Rules. The amount of original issue discount, if any, on a debt instrument is the excess of its "stated redemption price at maturity" over its "issue price," subject to a statutorily-defined de minimis exception. The "issue price" of a debt instrument that is part of an issue of debt instruments a substantial amount of which is issued for money (such as the New F4L Senior Notes) will be equal to the first price at which a substantial amount of such debt instruments is sold for money. The "issue price" of a debt instrument that is not part of an issue of debt instruments a substantial amount of which is issued for money but is issued in exchange for another debt instrument (such as the New F4L Senior Subordinated Notes) depends on whether either debt instrument is treated as "traded on an established securities market." If neither is so traded, the issue price of the debt instrument received will be equal to its stated principal amount, assuming the debt instrument provides for "adequate stated interest" (i.e., interest at least at the applicable federal rate), and will be equal to its "imputed principal amount" (the sum of the present values of all payments due under the debt instrument, using a discount rate equal to the applicable federal rate) if either the debt instrument does not provide for "adequate stated interest" or in the case of a "potentially abusive situation" (including certain recent sales transactions). If the debt instrument received is "traded on an established securities market," then its issue price will be its trading price immediately following issuance. If the exchanged debt instrument is so traded (but the debt instrument received in exchange therefor is not), the issue price of the debt instrument received will generally be equal to the fair market value of the debt instrument exchanged therefor. The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments).

     In general, a holder of a debt instrument with original issue discount must include in gross income for federal income tax purposes the sum of the daily portions of original issue discount with respect to such debt instrument for each day during the taxable year or portion of a taxable year on which such holder holds the debt instrument. The daily portion is determined by allocating to each day of any accrual period (generally, a six month period or a shorter or longer period from the date of original issuance) a pro rata portion of an amount equal to the "adjusted issue price" of the debt instrument at the beginning of the accrual period multiplied by the yield to maturity of the debt instrument. The "adjusted issue price" is the issue price of the debt instrument increased by the accrued original issue discount for all prior accrual periods (and decreased by the amount of cash payments made in all prior accrual periods, other than qualified stated interest payments). The tax basis of the debt instrument in the hands of the holder will be increased by the amount of original issue discount, if any, on the debt instrument that is included in the holder's gross income and will be decreased by the amount of any cash payments (other than qualified stated interest payments) received with respect to the debt instrument, whether such payments are denominated as principal or interest. Sections 1272 and 1273 of the Code and the Treasury regulations thereunder provide detailed rules for computing original issue discount.

     Notwithstanding the original issue discount rules described in the preceding paragraphs, a holder of a debt instrument would not be required to include original issue discount in income if such holder's tax basis in the debt instrument were to exceed the debt instrument's stated principal amount. In addition, a holder would be permitted to offset any original issue discount income by an amount equal to the excess of such holder's tax basis (if less than or equal to the stated principal amount) over the adjusted issue price of the debt instrument.

     New F4L Senior Notes. Because the New F4L Senior Notes will be part of an issue a substantial amount of which will be sold in the Public Offering for money, the issue price of the New F4L Senior Notes received by holders in exchange for their Old F4L Senior Notes should be equal to the first price at which a substantial amount of the New F4L Senior Notes is sold pursuant to the Public Offering. The stated redemption price at maturity of the New F4L Senior Notes will be equal to their stated principal amount (in that all interest will be paid on a current basis in cash). As a result, the New F4L Senior Notes will not be issued with original issue discount unless the first price at which the New F4L Senior Notes are sold pursuant to the Public Offering is less than the stated principal amount of the New F4L Senior Notes by more than the de minimis amount.

     New F4L Senior Subordinated Notes. If neither the Old F4L Senior Subordinated Notes nor the New F4L Senior Subordinated Notes were treated as "traded on an established securities market," the issue price of the New F4L Senior Subordinated Notes would be equal to their stated principal amount (except in the case of a "potentially abusive situation," as discussed above) and, because the stated redemption price at maturity of the New F4L Senior Subordinated Notes would also be equal to their stated principal amount (in that all interest will be paid on a current basis in cash), the New F4L Senior Subordinated Notes would generally not be issued with original issue discount. If the New F4L Senior Subordinated Notes were considered to be "traded on an established securities market," their issue price would be their trading price immediately following their issuance. If the Old F4L Senior Subordinated Notes, but not the New F4L Senior Subordinated Notes, were considered to be so traded, then the issue price of the New F4L Senior Subordinated Notes received would be equal to the fair market value of the Old F4L Senior Subordinated Notes exchanged therefor. In either event, if such trading price or fair market value were less than the stated principal amount of the New F4L Senior Subordinated Notes by more than the de minimis amount, holders of New F4L Senior Subordinated Notes would be required to include original issue discount in income.

     MARKET DISCOUNT

     The Code generally requires holders of "market discount bonds" to treat as ordinary income any gain realized on the disposition (or gift) of such bonds to the extent of the market discount accrued during the holder's period of ownership. A "market discount bond" is a debt obligation purchased at a market discount subject to a statutory de minimis exception. For this purpose, a purchase at a market discount includes a purchase at or after the original issue at a price below the stated redemption price at maturity, or, in the case of a debt instrument issued with original issue discount, at a price below (a) its "issue price," plus (b) the amount of original issue discount includible in income by all prior holders of the debt instrument, minus (c) all cash payments (other than payments constituting qualified stated interest) received by such previous holders. The accrued market discount generally equals a ratable portion of the bond's market discount, based on the number of days the taxpayer has held the bond at the time of such disposition, as a percentage of the number of days from the date the taxpayer acquired the bond to its date of maturity.

     An exception is made for certain tax-free (and partially tax-free) exchanges, such as the exchange of Old F4L Notes for New F4L Notes and Exchange Payments. In such cases, however, on a subsequent disposition of the stock or securities received in such a non-recognition transaction, gain is treated as ordinary income to the extent of the market discount accrued prior to the nontaxable exchange. In that regard, the New F4L Notes received by a holder of Old F4L Notes will contain accrued market discount to the extent of the market discount accrued in the Old F4L Notes but not recognized at the time of the exchange.

     AMORTIZABLE BOND PREMIUM

     Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess will constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method and deduct over the period from his acquisition date to the obligation's maturity date. A holder who elects to amortize bond premium must reduce his tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium. Amortizable bond premium will be treated under the Code as an offset to interest income on the related debt instrument for federal income tax purposes, subject to the promulgation of Treasury regulations altering such treatment.

     DISPOSITION

     In general, a holder of New F4L Notes will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of such New F4L Notes measured by the difference between (i) the amount of cash and the fair market value of property received (except to the extent attributable to accrued interest on the New F4L Notes) and (ii) the holder's tax basis in the New F4L Notes (as increased by any original issue discount and market discount previously included in income by the holder and decreased by any amortizable bond premium, if any, deducted over the term of the New F4L Notes). Subject to the market discount rules discussed above, any such gain or loss will generally be long-term capital gain or loss, provided the New F4L Notes had been held for more than one year.

     ELECTION

     A holder of New F4L Notes, subject to certain limitations, may elect to include all interest and discount, if any, on the New F4L Notes in gross income under the constant yield method. For this purpose, interest includes stated and unstated interest, acquisition discount, original issue discount, de minimis market discount and market discount, as adjusted by any acquisition premium. Such election, if made in respect of a market discount bond, will constitute an election to include market discount in income currently on all market discount bonds acquired by such holder on or after the first day of the first taxable year to which the election applies. See "-- Market Discount."

     BACKUP WITHHOLDING

     A holder of New F4L Notes may be subject to backup withholding at the rate of 31% with respect to interest paid on and gross proceeds from a sale of the New F4L Notes unless (i) such holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of New F4L Notes who does not provide the Company with his or her correct taxpayer identification number may be subject to penalties imposed by the Service.

     The Company will report to the holders of the New F4L Notes and the Service the amount of any "reportable payments" (including any interest paid on the New F4L Notes) and any amount withheld with respect to the New F4L Notes during the calendar year.

TAX CONSEQUENCES TO THE COMPANY

     EXCHANGE OFFERS AND SOLICITATION

     In general, the consummation of the Exchange Offers and the Solicitation will result in no material federal income tax consequences to the Company, except that the Company will recognize cancellation of indebtedness income to the extent that the adjusted issue price of the Old F4L Notes surrendered by holders exceeds the sum of (i) the issue price of the New F4L Notes (as described above under "New F4L Notes -- Original Issue Discount") and (ii) the amount of the Exchange Payments delivered to holders in exchange therefor. The Company does not expect to recognize any cancellation of indebtedness income as a result of the consummation of the Exchange Offers and the Solicitation, although no assurance can be given in this regard due to the uncertainty regarding the issue price of the New F4L Notes (see "New F4L Notes -- Original Issue Discount").

     NET OPERATING LOSS CARRYFORWARDS

     Under Section 382 of the Code, if a corporation with net operating losses (a "loss corporation") undergoes an "ownership change," the use of such net operating losses will be limited annually to the product of the long-term tax exempt rate (published monthly by the Service) and the value of the loss corporation's outstanding stock immediately before the ownership change (excluding certain capital contributions) (the "Section 382 Limitation"). In general, an "ownership change" occurs if the percentage of the value of the loss corporation's stock owned by one or more direct or indirect "five percent shareholders" has increased by more than 50 percentage points over the lowest percentage of that value owned by such five percent shareholder or shareholders at any time during the applicable "testing period" (generally the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation).

     Both FFL and RSI have significant net operating loss carryforwards for regular federal income tax purposes. The New Equity Investment and Merger will trigger ownership changes for both the FFL and RSI affiliate groups for purposes of Section 382 of the Code. As a result, the use of the FFL and RSI pre-ownership change net operating loss carryforwards will be limited annually by the Section 382 Limitation. The annual Section 382 Limitation that will be applicable to the FFL net operating loss carryforwards is estimated to be approximately $15.6 million, and the annual Section 382 Limitation that will be applicable to the RSI net operating loss carryforwards is estimated to be approximately $15 million.

     THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF OLD F4L NOTES AND NEW F4L NOTES IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. EACH HOLDER OF OLD F4L NOTES AND NEW F4L NOTES SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OFFERS AND THE SOLICITATION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                                 LEGAL MATTERS

     The validity of the New F4L Senior Notes and the New F4L Senior Subordinated Notes to be issued in connection with the Exchange Offers and the Solicitation will be passed upon for Food 4 Less by Latham & Watkins, Los Angeles, California. Certain legal matters in connection with the Exchange Offers and the Solicitation will be passed upon for the Dealer Managers by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

     The consolidated balance sheets of Ralphs Supermarkets, Inc. as of January 31, 1993 and January 30, 1994, and the related consolidated statements of operations, cash flows and stockholders' equity for the year ended January 31, 1993, the year ended January 30, 1994, and the statements of operations, cash flows and stockholders' equity of Ralphs Grocery Company for the year ended February 2, 1992 have been included in this Prospectus and Solicitation Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets and schedules of Food 4 Less Supermarkets, Inc. and subsidiaries as of June 26, 1993 and June 25, 1994, and the related consolidated statements of operations, cash flows and stockholders' equity of Food 4 Less Supermarkets, Inc. for the 52 weeks ended June 27, 1992, the 52 weeks ended June 26, 1993 and the 52 weeks ended June 25, 1994, and the related financial statement schedules, included in this Prospectus and Solicitation Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        -----
RALPHS SUPERMARKETS, INC. (AS SUCCESSOR TO RALPHS GROCERY COMPANY):
Independent Auditors' Report (KPMG Peat Marwick LLP)..................................    F-2
Consolidated balance sheets at January 31, 1993, January 30, 1994 and October 9, 1994
  (unaudited).........................................................................    F-3
Consolidated statements of operations for the years ended February 2, 1992, January
  31, 1993 and January 30, 1994 and the 36 weeks ended October 10, 1993 (unaudited)
  and October 9, 1994 (unaudited).....................................................    F-4
Consolidated statements of cash flows for the years ended February 2, 1992, January
  31, 1993 and January 30, 1994 and the 36 weeks ended October 10, 1993 (unaudited)
  and October 9, 1994 (unaudited).....................................................    F-5
Consolidated statements of stockholders' equity for the years ended February 2, 1992,
  January 31, 1993 and January 30, 1994 and the 36 weeks ended October 9, 1994
  (unaudited).........................................................................    F-6
Notes to consolidated financial statements............................................    F-7

FOOD 4 LESS SUPERMARKETS, INC.:
Report of Independent Public Accountants (Arthur Andersen LLP)........................   F-27
Consolidated balance sheets as of June 26, 1993, June 25, 1994 and September 17, 1994
  (unaudited).........................................................................   F-28
Consolidated statements of operations for the 52 weeks ended June 27, 1992, June 26,
  1993 and June 25, 1994 and the 12 weeks ended September 18, 1993 (unaudited) and
  September 17, 1994 (unaudited)......................................................   F-30
Consolidated statements of cash flows for the 52 weeks ended June 27, 1992, June 26,
  1993 and June 25, 1994 and the 12 weeks ended September 18, 1993 (unaudited) and
  September 17, 1994 (unaudited)......................................................   F-31
Consolidated statements of stockholder's equity for the 52 weeks ended June 27, 1992,
  June 26, 1993 and June 25, 1994 and the 12 weeks ended September 17, 1994
  (unaudited).........................................................................   F-33
Notes to consolidated financial statements............................................   F-34

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Ralphs Supermarkets, Inc.:

     We have audited the consolidated balance sheets of Ralphs Supermarkets, Inc. and subsidiary as of January 30, 1994 and January 31, 1993, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended and the statements of operations, stockholders' equity and cash flows of Ralphs Grocery Company for the year ended February 2, 1992. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ralphs Supermarkets, Inc. and subsidiary as of January 30, 1994 and January 31, 1993, and the results of their operations and their cash flows for the years then ended and the results of operations and cash flows of Ralphs Grocery Company for the year ended February 2, 1992, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California
April 8, 1994 (except as to
Note 16, which is as of
September 14, 1994)

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)
                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS


                                                        JANUARY 31,     JANUARY 30,     OCTOBER 9,
                                                           1993            1994            1994
                                                        -----------     -----------    -----------
                                                                                       (UNAUDITED)
Current Assets:
  Cash and cash equivalents............................  $   46,192     $   55,080      $   33,305
  Accounts receivable..................................      19,117         30,420          45,182
  Inventories..........................................     207,023        202,354         217,186
  Prepaid expenses and other current assets............      16,543         18,111          18,321
                                                         ----------     ----------      ----------
          Total current assets.........................     288,875        305,965         313,994
  Property, plant and equipment, net...................     610,665        601,897         611,642
  Excess of cost over net assets acquired, net.........     387,410        376,414         368,801
  Beneficial lease rights, net.........................      60,757         55,553          50,733
  Deferred debt issuance costs, net....................      27,999         26,583          22,568
  Deferred income taxes................................          --        109,125         113,639
  Other assets.........................................      12,792          8,113           9,985
                                                         ----------     ----------      ----------
          Total assets.................................  $1,388,498     $1,483,650      $1,491,362
                                                         ==========     ==========      ==========

                               LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt.................  $   66,465     $   70,975      $   79,865
  Short-term debt......................................      31,100             --          37,400
  Bank overdrafts......................................      37,061         37,716          35,784
  Accounts payable.....................................     120,709        138,554         141,775
  Accrued expenses.....................................     127,788        101,543         109,273
  Current portion of self-insurance reserves...........      27,732         30,138          28,209
                                                         ----------     ----------      ----------
          Total current liabilities....................     410,855        378,926         432,306
  Long-term debt.......................................     932,226        927,909         883,377
  Self-insurance reserves..............................      45,247         49,872          46,025
  Lease valuation reserve..............................      35,941         32,575          30,096
  Other non-current liabilities........................      97,526         89,299          84,593
                                                         ----------     ----------      ----------
          Total liabilities............................   1,521,795      1,478,581       1,476,397
                                                         ----------     ----------      ----------
Stockholders' equity (deficit):
  Common stock, $.01 par value per share Authorized
     50,000,000 shares; issued and outstanding,
     25,587,280 shares at January 31, 1993, January 30,
     1994 and October 9, 1994..........................         256            256             256
  Additional paid-in capital...........................     175,292        175,292         175,292
  Accumulated deficit..................................    (308,845)      (170,479)       (160,583)
                                                         ----------     ----------      ----------
          Total stockholders' equity (deficit).........    (133,297)         5,069          14,965
                                                         ----------     ----------      ----------
Commitments and contingencies (See Notes 2 and 8)
          Total liabilities and stockholders' equity
            (deficit)..................................  $1,388,498     $1,483,650      $1,491,362
                                                         ==========     ==========      ==========

          See accompanying notes to consolidated financial statements.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                             THIRTY-SIX            THIRTY-SIX
                           YEAR ENDED            YEAR ENDED            YEAR ENDED           WEEKS ENDED           WEEKS ENDED
                        FEBRUARY 2, 1992      JANUARY 31, 1993      JANUARY 30, 1994      OCTOBER 10, 1993      OCTOBER 9, 1994
                       ------------------    ------------------    ------------------    ------------------    ------------------
                                                                                                      (UNAUDITED)
Sales................  $2,889,222   100.0%   $2,843,816   100.0%   $2,730,157   100.0%   $1,874,222   100.0%   $1,856,341   100.0%
Cost of sales........   2,275,237    78.8     2,217,197    78.0     2,093,727    76.7     1,445,171    77.1     1,433,008    77.2
                       ----------   -----    ----------   -----    ----------   -----    ----------   -----    ----------   -----
  Gross profit.......     613,985    21.2       626,619    22.0       636,430    23.3       429,051    22.9       423,333    22.8
  Selling, general
    and
    administrative
    expenses.........     456,602    15.8       466,737    16.4       467,630    17.1       319,417    17.1       316,045    17.0
  Provision for
    equity
    appreciation
    rights...........      18,321     0.6            --      --            --      --            --      --            --      --
  Amortization of
    excess cost over
    net assets
    acquired.........      10,996     0.4        10,997     0.4        10,996     0.4         7,614     0.4         7,613     0.4
  Provision for
    restructuring....          --      --         7,100     0.2         2,374     0.1            --      --            --      --
  Provision for post
    retirement
    benefits other
    than pensions....       2,627     0.1         3,275     0.1         3,370     0.1         2,079     0.1         1,821     0.1
  Provision for tax
    indemnification
    payments to
    Federated
    Department
    Stores, Inc......      10,000     0.3            --      --            --      --            --      --            --      --
                       ----------   -----    ----------   -----    ----------   -----    ----------   -----    ----------   -----
  Operating income...     115,439     4.0       138,510     4.9       152,060     5.6        99,941     5.3        97,854     5.3
Other expenses:
  Interest expense,
    net..............     130,206     4.5       125,611     4.4       108,755     4.0        75,748     4.0        77,162     4.2
  Loss on disposal of
    assets...........      12,967     0.5         2,607     0.1         1,940     0.1           422      --           796      --
  Provision for legal
    settlement.......          --      --         7,500     0.3            --      --            --      --            --      --
  Provision for
    earthquake
    losses...........          --      --            --      --        11,048     0.4            --      --            --      --
                       ----------   -----    ----------   -----    ----------   -----    ----------   -----    ----------   -----
Earnings (loss)
  before income taxes
  and extraordinary
  item...............     (27,734)   (1.0)        2,792     0.1        30,317     1.1        23,771     1.3        19,896     1.1
Income tax expense
  (benefit)..........      13,506     0.4         8,346     0.3      (108,049)   (4.0)           --      --            --      --
                       ----------   -----    ----------   -----    ----------   -----    ----------   -----    ----------   -----
Earnings (loss)
  before
  extraordinary
  item...............     (41,240)   (1.4)       (5,554)   (0.2)      138,366     5.1        23,771     1.3        19,896     1.1
Extraordinary
  item-debt
  refinancing, net of
  tax benefit
  $4,173.............          --      --       (70,538)   (2.5)           --      --            --      --            --      --
                       ----------   -----    ----------   -----    ----------   -----    ----------   -----    ----------   -----
Net earnings
  (loss).............  $  (41,240)   (1.4)%  $  (76,092)   (2.7)%  $  138,366     5.1%   $   23,771     1.3%   $   19,896     1.1%
                       ==========   =====    ==========   =====    ==========   =====    ==========   =====    ==========   =====

         See accompanying notes to consolidated financial statements.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                  YEAR END      YEAR END      THIRTY-SIX      THIRTY-SIX
                                                   YEAR END        JANUARY       JANUARY      WEEKS ENDED     WEEKS ENDED
                                                  FEBRUARY 2,        31,           30,        OCTOBER 10,     OCTOBER 9,
                                                     1992           1993          1994           1993            1994
                                                  -----------     ---------     ---------     -----------     -----------
                                                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net earnings (loss)...........................   $ (41,240)     $ (76,092)    $ 138,366      $  23,771       $  19,896
  Adjustments to reconcile net earnings to net
    cash provided by operating activities:
    Depreciation and amortization...............      76,552         76,873        74,452         51,704          51,929
    Amortization of discounts and deferred debt
      issuance costs............................       8,564         20,978         9,768          6,715           6,322
    LIFO charge (credit)........................       2,829          1,115        (2,054)         2,615           1,897
    Loss on sale of assets......................      12,967          6,841         4,314            422             796
    Provision for equity appreciation rights....      18,321             --            --             --              --
    Provision for post-retirement benefits......       2,627          3,275         3,370          2,079           1,821
    Provision for tax indemnification payments
      to Federated Department Stores, Inc. .....      10,000             --            --             --              --
    Provision for legal settlement..............          --          7,500            --             --              --
Other changes in assets and liabilities:
  Accounts receivable...........................      20,660          6,376           326             (7)        (14,763)
  Inventories at replacement cost...............     (21,523)       (13,682)        6,724          6,058         (16,728)
  Prepaid expenses and other current assets.....      (4,446)         3,703        (1,658)         1,915            (210)
  Other assets..................................       2,133           (616)        4,449          2,353          (1,993)
  Interest payable..............................      (1,448)       (13,393)       (4,822)        (4,226)        (11,089)
  Accounts payable and accrued liabilities......       1,606         23,054        (1,622)          (771)         23,579
  Income taxes payable..........................         822           (527)       (1,480)            --              --
  Deferred tax asset............................          --             --      (109,125)            --          (4,514)
  Business interruption credit..................          --             --          (581)            --              --
  Earthquake losses.............................          --             --       (11,048)            --              --
  Self insurance reserves.......................       6,575          8,456         7,031          3,860          (5,776)
  Other liabilities.............................       1,095           (170)      (12,407)        (6,957)         (7,635)
                                                  -----------     ---------     ---------     -----------     -----------
  Cash provided by operating activities.........      96,094         53,691       104,003         89,531          43,532
                                                  -----------     ---------     ---------     -----------     -----------
Cash flows from investing activities:
  Capital expenditures..........................     (50,355)      (102,697)      (62,181)       (46,827)        (44,544)
  Proceeds from sale of property, plant and
    equipment...................................       8,498            219        16,700          2,968           6,362
                                                  -----------     ---------     ---------     -----------     -----------
  Cash used in investing activities.............     (41,857)      (102,478)      (45,481)       (43,859)        (38,182)
                                                  -----------     ---------     ---------     -----------     -----------
Cash flows from financing activities:
  Net borrowings under lines of credit..........      29,000          2,100       (31,100)       (31,100)         37,400
  Redemption of preferred stock.................          --         (3,000)           --             --              --
  Capitalized financing and acquisition costs...        (573)       (22,426)       (5,108)        (5,717)           (246)
  Increase (decrease) in bank overdrafts........      (7,193)        (8,865)          655           (751)         (1,932)
  Proceeds from issuance of long-term debt......       2,000        668,269       150,000        150,000              --
  Dividends paid................................          --             --            --             --         (10,000)
  Principal payments on long-term debt..........     (75,361)      (577,902)     (164,081)      (157,963)        (52,347)
                                                  -----------     ---------     ---------     -----------     -----------
  Cash provided by (used in) financing
    activities..................................     (52,127)        58,176       (49,634)       (45,531)        (27,125)
                                                  -----------     ---------     ---------     -----------     -----------
Net increase (decrease) in cash and cash
  equivalents...................................       2,110          9,389         8,888            141         (21,775)
Cash and cash equivalents at beginning of
  period........................................      34,693         36,803        46,192         46,192          55,080
                                                  -----------     ---------     ---------     -----------     -----------
Cash and cash equivalents at end of period......   $  36,803      $  46,192     $  55,080      $  46,333       $  33,305
                                                  ==========      ==========    ==========    ============    ============

          See accompanying notes to consolidated financial statements.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                     RALPHS                 RALPHS
                               SUPERMARKETS, INC.      GROCERY COMPANY
                              --------------------   --------------------   ADDITIONAL
                              OUTSTANDING   COMMON   OUTSTANDING   COMMON    PAID-IN-    ACCUMULATED
                                SHARES      STOCK      SHARES      STOCK     CAPITAL       DEFICIT       TOTAL
                              -----------   ------   -----------   ------   ----------   -----------   ---------
BALANCES AT FEBRUARY 3,
  1991......................           --    $ --        100       $ --      $175,548    $(191,513)    $(15,965)
  Net Loss..................           --      --         --         --            --      (41,240)     (41,240)
                               ----------    ----        ---       ----      --------    ---------     --------
BALANCES AT FEBRUARY 2,
  1992......................           --      --        100         --       175,548     (232,753)    (57,205)
  Capitalization of Ralphs
     Supermarkets, Inc. ....   25,587,280     256       (100)        --          (256)          --           --
  Net Loss..................           --      --         --         --            --      (76,092)     (76,092)
                               ----------    ----        ---       ----      --------    ---------     --------
BALANCES AT JANUARY 31,
  1993......................   25,587,280     256         --         --       175,292     (308,845)     133,297)
  Net earnings..............           --      --         --         --            --      138,366      138,366
                               ----------    ----        ---       ----      --------    ---------     --------
BALANCES AT JANUARY 30,
  1994......................   25,587,280     256         --         --       175,292     (170,479)       5,069
  Net Earnings
     (unaudited)............           --      --         --         --            --       19,896       19,896
  Dividends Paid
     (unaudited)............           --      --         --         --            --      (10,000)     (10,000)
                               ----------    ----        ---       ----      --------    ---------     --------
BALANCES AT OCTOBER 9, 1994
  (unaudited)...............   25,587,280    $256         --       $ --      $175,292    $(160,583)    $ 14,965
                               ==========    ====        ===       ====      ========    =========     ========

         See accompanying notes to consolidated financial statements.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION

     At February 2, 1992, Ralphs Grocery Company was an indirect wholly owned subsidiary of Federated Stores, Inc. ("Federated"). Two wholly owned subsidiaries of Federated, Federated Holdings III, Inc. ("Holdings III") and Allied Stores Corporation ("Allied") directly owned the common stock of Ralphs Grocery Company approximately 84% and 16% respectively. In January 1990 Holdings III and Allied, and certain other subsidiaries of Federated, each filed petitions for relief under Chapter 11, Title 11 of the United States Code ("Chapter 11"). In March 1990, Federated filed a petition for relief under Chapter 11. Pursuant to the plans of reorganization for Federated and certain of its subsidiaries, Ralphs Supermarkets, Inc. was formed to hold the outstanding shares of common stock of Ralphs Grocery Company. On February 3, 1992, Holdings III and Allied contributed their shares of Ralphs Grocery Company to Ralphs Supermarkets, Inc. in exchange for the issuance by Ralphs Supermarkets, Inc. of Ralphs Supermarkets, Inc. shares in the same proportion in Ralphs Grocery Company shares were owned ("Internal Reorganization"). For financial reporting purposes, this transaction was recorded at predecessor cost. For Federal tax purposes, a new basis was established at Ralphs Supermarket, Inc. as more fully described in Note 11.

     Under the plans of reorganization for Federated, Holdings III and certain other subsidiaries of Federated (the "FSI Plan"), all Ralphs Supermarkets, Inc. shares of common stock held by Holdings III were to be distributed to certain creditors of Federated and Holdings III, including The Edward J. DeBartolo Corporation ("EJDC"), Bank of Montreal ("BMO"), Banque Paribas ("BP") and Camdev Properties Inc. ("Camdev"), and Federated. The FSI Plan was confirmed by the Bankruptcy Court in January 1992 and was consummated on February 3, 1992. Under the plan of reorganization of Allied and certain affiliates including Federated Department Stores, Inc. (the "Allied-Federated Plan"), a portion of Allied's Holding Company shares were to be distributed to BMO and BP. The Allied-Federated Plan was confirmed by the Bankruptcy Court in January 1992 and was consummated shortly after the FSI Plan.

     Thus, following consummation of both the FSI Plan and the Allied-Federated Plan and the transfer on July 19, 1993 of the shares of common stock in Ralphs Supermarkets, Inc. held by Federated Stores, Inc. to Camdev. The approximate ownership of Ralphs Supermarkets, Inc. is as follows:

                                                                  APPROXIMATE PERCENT
                                                                  OWNERSHIP OF RALPHS
                                                                   SUPERMARKETS, INC.
                                                                      COMMON STOCK
                                                                  AS OF JULY 19, 1993
                                                                  -------------------
        EJDC................................................              60.4%
        BMO.................................................              10.1%
        BP..................................................              10.1%
        Camdev..............................................              12.8%
        Federated Department Stores, Inc. (as successor by
          merger to Allied).................................               6.6%

     Pursuant to certain agreements entered into contemporaneously with the effectiveness of the FSI Plan and the Allied-Federated Plan, certain income tax liabilities of Ralphs Grocery Company, Federated, Allied, Federated Department Stores, Inc. and other affiliates have been settled with the Internal Revenue Service. In addition, Ralphs Grocery Company and certain affiliates including Federated Department Stores, Inc., Allied and Federated (the "Affiliated Group") entered into an agreement (the "Tax Indemnity Agreement") pursuant to which Federated Department Stores, Inc. agreed to pay certain tax liabilities, if any, relating to Ralphs Grocery Company being a member of the Affiliated Group. The Tax Indemnity Agreement provides a formula to determine the amount of additional tax liabilities through February 3, 1992 that Ralphs Grocery

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company would be obligated to pay the Affiliated Group. However, such additional liability, if any, is limited to $10 million subject to certain adjustments.

     Under the Tax Indemnity agreement, both Ralphs Supermarkets, Inc. and Ralphs Grocery Company have agreed to pay Federated Department Stores, Inc. $1 million annually for each of five years starting on February 3, 1992, and an additional $5 million on February 3, 1997. These total payments of $10 million have been recorded in the consolidated financial statements at February 2, 1992. The five $1 million installments are to be paid by Ralphs Grocery Company and the $5 million is the joint obligation of both Ralphs Supermarkets, Inc. and Ralphs Grocery Company. Also, in the event Federated Department Stores, Inc. is required to pay certain tax liabilities on behalf of Ralphs Grocery Company, both Ralphs Supermarkets, Inc. and Ralphs Grocery Company have agreed to reimburse Federated Department Stores, Inc. up to an additional $10 million, subject to certain adjustments. This additional obligation is the joint and several obligation of both Ralphs Supermarkets, Inc. and Ralphs Grocery Company. The $5 million payment and the potential $10 million payment may be paid, at the option of both Ralphs Supermarkets, Inc. and Ralphs Grocery Company, in cash or newly issued Ralphs Supermarkets, Inc. Common Stock.

     In connection with the consummation of the FSI Plan and the Allied-Federated Plan, Ralphs Grocery Company and certain parties entered into an agreement (the "Comprehensive Settlement Agreement") pursuant to which the parties thereto, among other things, agreed to deliver releases to the various parties to the Comprehensive Settlement Agreement as well as certain additional parties. Under the Comprehensive Settlement Agreement, Ralphs Grocery Company received general releases from Allied, Federated, Federated Department Stores, Inc. and certain other affiliates which released it from any and all claims which could have been asserted by the parties thereto prior to the effective dates of FSI Plan and the Allied-Federated Plan other than for claims arising under the Comprehensive Settlement Agreement, the FSI Plan, the Allied-Federated Plan and the Tax Indemnity Agreement.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Basis of Presentation

     These consolidated financial statements present the statements of financial position of Ralphs Supermarkets, Inc. and subsidiary as of January 30, 1994 and January 31, 1993 and the results of their operations and their cash flows for the two years then ended. In addition, these consolidated financial statements present the results of operations and cash flows of Ralphs Grocery Company for the year ended February 2, 1992. Ralphs Grocery Company is deemed to be the predecessor entity of Ralphs Supermarkets, Inc. For purposes of these consolidated financial statements Ralphs Supermarkets, Inc. and Ralphs Grocery Company will be collectively referred to as "Ralphs".

     The interim consolidated financial statements included herein have been prepared by Ralphs (the "Company") without audit, pursuant to the rules and regulations promulgated by the Securities and Exchange Commission (the "Commission"). Certain information and footnote disclosures, normally included in the financial statements prepared in accordance with generally accepted accounting principles, have been omitted pursuant to Commission rules and regulations; nevertheless, Ralphs believes that the disclosures are adequate to make the information presented not misleading. These consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in Ralphs Grocery Company's latest annual report filed on Form 10-K. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of Ralphs with respect to the interim financial statements, and of the results of Ralphs' operations for the thirty-six weeks ended October 9, 1994 and cash flows for the thirty-six weeks ended October 9, 1994 and the results of Ralphs' operations for the thirty-six weeks ended October 10, 1993 and cash flows for the thirty-six weeks ended October 10, 1993,

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

have been included. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

  (b) Reporting Period

     Ralphs' fiscal year ends on the Sunday closest to January 31. Fiscal year-ends are as follows:

        February 2, 1992 (Fiscal 1991)
        January 31, 1993 (Fiscal 1992)
        January 30, 1994 (Fiscal 1993)

  (c) Cash and Cash Equivalents

     For purposes of the statements of cash flows, Ralphs considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

  (d) Inventories

     Inventories are stated at the lower cost or market. Cost is determined primarily using the last-in, first-out (LIFO) method. The replacement cost of inventories exceeded the LIFO inventory cost by $15.535 million and $17.589 million at January 30, 1994 and January 31, 1993, respectively.

  (e) Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Property and equipment held under capital leases are stated at the present value of the minimum lease payments at the inception of the lease.

     Depreciation of plant and equipment is calculated using the straight-line method over the estimated useful lives of assets. Plant and equipment held under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Useful lives range from 10 to 40 years for buildings and improvements and 3 to 20 years for fixtures and equipment.

     Interest is capitalized in connection with the construction of major facilities. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. Interest cost capitalized during fiscal 1991, 1992 and 1993 was $.510 million, $1.074 million, and $.740 million, respectively.

  (f) Deferred Debt Issuance Costs

     Direct costs incurred as a result of financing transactions are capitalized and amortized over the terms of the applicable debt agreements using the effective interest method.

  (g) Pre-opening Costs

     Pre-opening costs of new stores are deferred and expensed at the time the store opens. If a new store is ultimately not opened, the costs are expensed directly to selling, general and administrative expense at the time it is determined that the store will not be opened.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (h) Self Insurance Reserves

     Ralphs is self-insured for a portion of workers' compensation, general liability and automobile accident claims. Ralphs establishes reserve provisions based on an independent actuary's review of claims filed and an estimate of claims incurred but not yet filed.

  (i) Excess of Cost Over Net Assets Acquired

     The excess of cost over net assets acquired, resulting from the May 3, 1988 acquisition of Ralphs is being amortized using the straight-line method over 40 years. Ralphs assesses the recoverability of this intangible asset by determining whether the amortization of the asset balance over its remaining life can be recovered through projected undiscounted operating income (including interest, depreciation and all amortization expense except amortization of excess of cost over net assets acquired) over the remaining amortization period of the excess of cost over net assets acquired. The amount of excess of cost over net assets acquired impairment, if any, is measured based on projected discounted future results using a discount rate reflecting Ralphs' average cost of funds. Accumulated amortization aggregated $52.4 million and $63.4 million at January 31, 1993 and January 30, 1994, respectively.

  (j) Acquired Leases

     Beneficial lease rights and lease valuation reserves are recorded as the net present value of the differences between contractual rents under existing lease agreements and fair value of entering such lease agreements as of the May 3, 1988 acquisition of Ralphs. All beneficial lease rights and lease valuation reserves arose solely as a result of the May 3, 1988 acquisition. Adjustments to the carrying value of these assets would typically occur only through additional business combinations or in the event of early lease termination. Beneficial lease rights are amortized using the straight-line method over the terms of the leases. Lease valuation reserves are amortized using the interest method over the terms of the leases.

  (k) Discounts and Promotional Allowances

     Promotional allowances and vendor discounts are recorded as a reduction of cost of sales in the accompanying statements of operations. Allowance proceeds received in advance are deferred and recognized over the period earned.

  (l) Income Taxes

     Through February 2, 1992, Ralphs operated under a tax-sharing agreement with Federated and was included in the consolidated Federal tax returns of Federated. Through January 28, 1990, Ralphs was included in the combined state tax returns of Federated; however, Ralphs filed separate state tax returns subsequent to January 28, 1990. Under the tax-sharing agreement, tax-sharing payments were made to Federated based on the amount that Ralphs would be liable for had Ralphs filed separate tax returns, taking into account applicable carryback and carryforward provision of the tax laws.

     Subsequent to February 2, 1992, Ralphs is responsible for filing tax returns with the Internal Revenue Service and state taxing authorities. Prior to February 3, 1992 Ralphs paid alternative minimum tax to Federated under its tax sharing agreement. As a result of the Internal Reorganization, Ralphs will not be entitled to offset its future Federal regular tax liability with the payments made to Federated.

     Effective for the fiscal year ended February 2, 1992, Ralphs adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." At the date of adoption such change had no impact on the consolidated financial results.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (m) Postretirement Medical Benefits

     Effective for the fiscal year ended February 3, 1991, Ralphs adopted SFAS 106, "Employers' Accounting for Postretirement Benefits other Than Pensions", which requires that the cost of postretirement benefits other than pensions be recognized in the financial statements over an employee's service with Ralphs.

  (n) Reclassification

     Certain amounts in the accompanying financial statements have been reclassified to conform to the current year's presentation.

  (o) Consolidation Policy

     The consolidated financial statements include the accounts of Ralphs Supermarkets, Inc., and its wholly owned subsidiary, Ralphs Grocery Company, and its wholly owned subsidiary, collectively referred to as the Company. All material intercompany balances and transactions are eliminated in consolidation.

  (p) Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     (i)  Cash and short-term investments
        The carrying amount approximates fair value because of the short maturity of those instruments.

     (ii)  Long-term debt
        The fair value of Ralphs' long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to Ralphs for debt of the same remaining maturities.

      (iii) Interest Rate Swap Agreements
        The fair value of interest rate swap agreements is the estimated amount that Ralphs would receive or pay to terminate the swap agreements at the reporting date, taking into account current interest rates and the current credit-worthiness of the swap counterparties.

(3) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is summarized as follows:

                                                               JANUARY 31,     JANUARY 30,
                                                                  1993            1994
                                                               -----------     -----------
                                                                  (DOLLARS IN THOUSANDS)
        Land.................................................   $  156,487      $  159,904
        Buildings and improvements...........................      180,639         191,179
        Leasehold improvements...............................      149,273         161,341
        Fixtures and equipment...............................      349,697         354,626
        Capital leases.......................................       69,058          86,964
                                                                ----------      ----------
                                                                   905,154         954,014
        Less: Accumulated depreciation.......................     (266,127)       (312,746)
        Less: Accumulated capital lease amortization.........      (28,362)        (39,371)
                                                                ----------      ----------
        Property, plant and equipment, net...................   $  610,665      $  601,897
                                                                ==========      ==========

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(4) ACCRUED EXPENSES

     Accrued expenses are summarized as follows:

                                                               JANUARY 31,     JANUARY 30,
                                                                  1993            1994
                                                               -----------     -----------
                                                                 (DOLLARS IN THOUSANDS)
        Accrued wages, vacation and sick leave...............   $  38,238       $  34,763
        Taxes other than income tax..........................      13,285          11,084
        Interest.............................................      15,912          11,090
        Other................................................      60,353          44,606
                                                               -----------     -----------
                                                                $ 127,788       $ 101,543
                                                                =========       =========

(5) LONG-TERM DEBT

     Long-term debt is summarized as follows:

                                                               JANUARY 31,     JANUARY 30,
                                                                  1993            1994
                                                               -----------     -----------
                                                                 (DOLLARS IN THOUSANDS)
        First mortgage notes payable in monthly installments,
          commencing June 1, 1994 of $1,553,000 including
          interest at an effective rate of 9.651%; interest
          only payable monthly prior to June 1, 1994. Final
          payment due June 1, 1999. Secured by land and
          buildings with a net book value of $190.8
          million............................................   $ 178,482       $ 178,013
        Notes payable in varying monthly installments
          including interest ranging from 11.5% to 18.96%.
          Final payment due through November 30, 1996.
          Secured by equipment with a net book value of $30.0
          million............................................      17,920           9,721
        Capitalized lease obligations at interest rates
          ranging from 7.25% to 14% maturing at various dates
          through 2009 (note 6)..............................      54,181          61,150
        Note payable to bank.................................     350,000         300,000
        Senior Subordinated Debentures, 14% due 2000.........      98,108              --
        Initial Notes and Exchange Notes, 9% due 2003........          --         150,000
        Senior Subordinated Debentures, 10 1/4%, due 2002....     300,000         300,000
                                                               -----------     -----------
        Total long-term debt.................................     998,691         998,884
        Less current maturities..............................     (66,465)        (70,975)
                                                               -----------     -----------
        Long-term debt.......................................   $ 932,226       $ 927,909
                                                                =========       =========

     During the third quarter of 1992, the Company implemented a recapitalization plan (the "Recapitalization Plan") which was completed during the first quarter of 1993 by the Company's offering of $150.0 million aggregate principal amount of its 9% Senior Subordinated notes due 2003 (the "Initial Notes") in private placement under the Securities Act of 1933, as amended (the "Securities Act"). The proceeds of the Initial Notes were used to (i) purchase for cancellation of $60.0 million aggregate principal amount of the Company's 14% Senior Subordinated Debentures due 2000 (the "14% Subordinated Debentures") from a noteholder who had made an unsolicited offer to sell such 14% Subordinated Debentures, (ii) defease the remaining $38.1 million aggregate principal amount of the 14% Subordinated Debentures, (iii) prepay $36.1 million of borrowings under the Company's $350.0 million 1992 term loan facility entered into as part of the Recapitalization Plan and (iv) pay fees and expenses associated with such transactions and for other

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

purposes. As part of a registration rights agreement entered into with the initial purchasers of the Initial Notes, the Company agreed to offer to exchange up to $150.0 million aggregate principal amount of the Exchange Notes for all of the outstanding Initial Notes (the "Exchange Offer"). The terms of the Exchange Notes are substantially identical (including principal amount, interest rate and maturity) in all respects to the terms of the Initial Notes except that the Exchange Notes are freely transferable by the holders thereof (with certain exceptions) and are not subject to any covenant upon the Company regarding registration under the Securities Act. On June 24, 1993, the Company completed the Exchange Offer exchanging $149.7 million aggregate principal amount of Exchange Notes for Initial Notes ($.3 million of Initial Notes remain outstanding).

     The note payable to bank and working capital line, under the 1992 Credit Agreement, are secured by first priority liens on Ralphs' inventory and receivables, servicemarks and registered trademarks, equipment (other than equipment located at facilities subject to existing liens in favor of equipment financiers) and after-acquired real property interests and all existing real property interests (other than those that are subject to prior encumbrances) and bears interest at the rates, as selected by Ralphs as follows: (i) 1 3/4% over the prime rate, or (ii) 2 3/4% over the Eurodollar Rate. Interest calculated pursuant to (i) above is payable quarterly, otherwise interest is payable quarterly or at the selected borrowings option maturity. During the 52 weeks ended January 30, 1994, interest rates under these borrowings ranged from 5.9375% to 7.75%. Ralphs is required to pay an annual administrative fee of $300,000 pursuant to the 1992 Credit Agreement as well as a commitment fee of 0.5% on the average daily amounts available for borrowing under the $120.0 million working capital credit line.

     The 1992 Credit Agreement, which includes a $350.0 million term loan and $120.0 million working capital credit line, also supports up to $60.0 million of letters of credit which reduce the available borrowings on the credit line. The 1992 Credit Agreement is subject to quarterly principal payment requirements, which commenced on March 31, 1993, with payment in full on June 30, 1998. As of January 30, 1994, $51.1 million of letters of credit were outstanding, with $68.9 million available under the working capital credit line.

     In the fourth quarter of Fiscal 1992, Ralphs entered into an interest rate cap agreement with an effective date of November 6, 1992 and a three-year maturity. The interest rate cap agreement hedges the interest rate in excess of 6.5% LIBOR on $105.0 million principal amount against increases in short-term rates. This agreement satisfies interest rate protection requirements under the 1992 Credit Agreement. In addition to the interest rate cap agreement, Ralphs entered into an interest rate swap agreement on $150.0 million notional principal amount. Under the interest rate swap agreement, Ralphs is required to pay interest based on LIBOR at the end of each six month calculation period and Ralphs will receive interest payments based on LIBOR at the beginning of each six month calculation period. This interest rate swap agreement has a three-year term expiring November 6, 1995. Ralphs is exposed to credit loss in the event of nonperformance by the other party to the interest rate swap agreement. However, Ralphs does not anticipate nonperformance by the counterpart.

     The following details the impact of the hedging activity on the weighted average interest rate for each of the last three fiscal years.

                                                          WITH HEDGE     WITHOUT HEDGE
                                                          ----------     -------------
            1991........................................    11.87%           11.52%
            1992........................................    10.52%           10.22%
            1993........................................     8.96%            8.96%

     The Initial Notes and Exchange Notes are unsecured obligations of Ralphs subordinated in right of payment to amounts due on the aforementioned senior debt. Interest at 9% is payable each April 1 and October 1 through April 1, 2003, when the notes mature.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The 10 1/4% Senior Subordinated Debentures are unsecured obligations of Ralphs subordinated in right of payment to amounts due on the senior debt. Interest at 10 1/4% is payable each January 15 and July 15 through July 15, 2002, when the debentures mature.

     The aforementioned debt agreements contain various restrictive covenants pertaining to net worth levels, limitations on additional indebtedness and capital expenditures, financial ratios and dividends.

     The aggregate maturities on long-term debt for each of the five years subsequent to fiscal 1993 are as follows:

                                                                        (DOLLARS IN
                                                                         THOUSANDS)
                                                                        ------------
            1994......................................................    $ 70,975
            1995......................................................      81,572
            1996......................................................      83,756
            1997......................................................      81,716
            1998......................................................      50,406
            1999 and thereafter.......................................     630,459
                                                                          --------
                                                                          $998,884
                                                                          ========

     The fair value of each class of financial instruments (where practical) is as follows in (000s):

            Long-term debt...........................................  $1,014,634
            Interest rate swap agreement.............................  $    1,153
            Interest rate cap agreement..............................  $      (19)

(6) LEASES

     Ralphs has leases for retail store facilities, warehouses and manufacturing plants for periods up to 30 years. Generally, the lease agreements include renewal options for five years each. Under most leases, Ralphs is responsible for property taxes, insurance, maintenance and expense related to the lease property. Certain store leases require excess rentals based on a percentage of sales at that location. Certain equipment is leased by Ralphs under agreements ranging from 3 to 15 years. The agreements usually do not include renewal option provisions.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Minimum rental payments due under capital leases and operating leases subsequent to fiscal 1993 are as follows:

                                                         CAPITAL      OPERATING
                                                          LEASES       LEASES       TOTAL
                                                         --------     --------     --------
                                                               (DOLLARS IN THOUSANDS)
    1994...............................................  $ 17,043     $ 57,264     $ 74,307
    1995...............................................    15,172       55,424       70,596
    1996...............................................    12,381       53,998       66,379
    1997...............................................    11,607       51,124       62,731
    1998...............................................     9,286       47,211       56,497
    1999 and thereafter................................    18,247      321,149      339,396
                                                         --------     --------     --------
    Total minimum lease payments.......................  $ 83,736     $586,170     $669,906
                                                                      ========     ========
    Less amounts representing interest.................   (22,586)
                                                         --------
    Present value of net minimum lease payments........    61,150
    Less current portion of lease obligations..........   (11,052)
                                                         --------
    Long-term capital lease obligations................  $ 50,098
                                                         ========

     Total rent expense is summarized as follows:

                                                         52 WEEKS        52 WEEKS        52 WEEKS
                                                           ENDED           ENDED           ENDED
                                                        FEBRUARY 2,     JANUARY 31,     JANUARY 30,
                                                           1992            1993            1994
                                                        -----------     -----------     -----------
                                                                  (DOLLARS IN THOUSANDS)
    Capital Leases
      Contingent rental...............................    $ 2,358         $ 2,443         $ 2,241
      Rentals from subleases..........................     (2,133)         (2,144)         (2,048)
    Operating Leases
      Minimum rentals.................................     42,156          49,001          54,965
      Contingent rentals..............................      4,081           5,058           3,645
      Rentals from subleases..........................     (1,057)         (1,123)         (1,150)
                                                        -----------     -----------     -----------
                                                          $45,405         $53,235         $57,653
                                                         ========        ========        ========

(7) SELF-INSURANCE


     Ralphs is a qualified self-insurer in the State of California for worker's compensation and for automobile liability. For fiscal 1991, 1992 and 1993 self insurance loss provisions amounted to (in thousands) $25,549, $25,950 and $30,323, respectively. Ralphs discounts self-insurance liabilities using an 8% discount rate for all years presented. Management believes that this rate approximates the time value of money over the anticipated payout period (approximately 8 years) for essentially risk free investments.


     Ralphs' historical self-insurance liability for the previous three fiscal years is as follows:


                                                         52 WEEKS         52 WEEKS         52 WEEKS
                                                          ENDED            ENDED            ENDED
                                                       FEBRUARY 2,      JANUARY 30,      JANUARY 30,
                                                           1992             1993             1994
                                                       ------------     ------------     ------------
                                                                   (DOLLARS IN THOUSANDS)
    Self-insurance liability.........................    $ 82,757         $ 88,987         $ 97,864
    Less: Discount...................................     (18,234)         (16,008)         (17,854)
                                                       ------------     ------------     ------------
    Net self-insurance liability.....................    $ 64,523         $ 72,979         $ 80,010
                                                        =========        =========        =========

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The Company expects that cash payments for claims will aggregate approximately $28 million (unaudited) in fiscal year 1995, $19 million (unaudited) in fiscal year 1996, $13 million (unaudited) in fiscal year 1997, $8 million (unaudited) in fiscal year 1998 and $7 million (unaudited) in fiscal year 1999 and thereafter.


(8) COMMITMENTS AND CONTINGENCIES

     In December 1992, three California state antitrust class action suits were commenced in Los Angeles Superior Court against Ralphs and other major supermarket chains located in Southern California, alleging that they conspired to refrain from competing in and to fix the price of fluid milk above competitive prices. Specifically, class actions were commenced by Diane Barela and Neila Ross, Ron Moliare and Paul C. Pfeifle on December 7, December 14, and December 23, 1992 respectively. Ralphs intends to vigorously pursue its defense in these actions.

     On March 25, 1991, George A. Koteen Associates, Inc. ("Koteen Associates") commenced an action in San Diego Superior Court alleging that Ralphs breached an alleged utility rate consulting agreement. In December 1992, a jury returned a verdict of $4,949,084 in favor of Koteen Associates and in March 1993, attorney's fees and certain other costs were awarded to the plaintiff. Ralphs has appealed the judgment and fully reserved in Fiscal 1992 against an adverse judgement.

  Environmental Matters

     In January 1991, the California Regional Water Quality Control Board for the Los Angeles Region (the "Regional Board") requested that Ralphs conduct a subsurface characterization of Ralphs's Atwater property. This request was part of an ongoing effort by the Regional Board, in connection with the U.S. Environmental Protection Agency (the "EPA"), to identify contributors to groundwater contamination in the San Fernando Valley. Significant parts of the San Fernando Valley, including the area where Ralphs' Atwater property is located, have been designated federal Superfund sites requiring response actions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, because of regional groundwater contamination. On June 18, 1991, the EPA made its own request for information concerning the Atwater property. Since that time, the Regional Board has requested further investigations by Ralphs. Ralphs has conducted the requested investigations and has reported the results to the Regional Board. Approximately 25 companies have entered into a Consent Order with the EPA to investigate contaminated groundwater beneath an area which includes the Atwater property. Ralphs is not a party to that Consent Order, but is cooperating with requests of the subject companies to allow installation of monitoring or recovery wells on Ralphs' property. Based upon available information, management does not believe this matter will have a material adverse effect on Ralphs' financial condition or results of operations.

     Ralphs has removed several underground storage tanks and remediated soil contamination at the Atwater property. Although the possibility of other localized contamination from prior operations or adjacent properties exists at the Atwater property, management does not believe that the costs of remediating such contamination will be material to Ralphs.

     Ralphs has not incurred material capitalizable and noncapitalizable expenses relating to environmental type issues during the previous three fiscal years.

     Ralphs has not incurred material preventative and remediation costs related to environmental type issues.

     Ralphs is a party to several pending legal proceedings and claims incurred in the normal course of business. In the opinion of management, based in part on the advice of counsel, these matters are adequately covered by insurance or will not have a material effect on Ralphs' financial position or results of operations.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(9) REDEEMABLE PREFERRED STOCK

     Ralphs' non-voting preferred stock consisted of 10,000,000 shares of authorized $.01 par value preferred stock. At February 3, 1991 and February 2, 1992, 170,000 shares of Class A Preferred Stock and 130,000 shares of Class B Preferred Stock were issued and outstanding. All of the outstanding shares of preferred stock were redeemed by Ralphs during February 1992 at their initial issuance price of $3.0 million.

(10) EQUITY APPRECIATION RIGHTS PLANS

     Effective August 26, 1988, Ralphs adopted an Equity Appreciation Plan ("1988 Plan"), whereby certain officers received equity rights representing, in aggregate, the right to receive 15% of the increase in the appraised value (as defined in the 1988 Plan) of the Ralphs' equity over an initial value of $120.0 million. The 1988 Plan was amended in January 1992 by agreement among Ralphs and the Equity Rights holders ("Amended Plan"). Ralphs accrued for the increase in equity appreciation rights over the contractually defined vesting period (fully accrued in fiscal 1991), based upon the maximum allowable contractual amount which approximated ending appraised value.

     Under the Amended Plan, all outstanding Equity Rights are vested in full are no longer subject to forfeiture by the holders, except in the event a holder's employment is terminated for cause within the meaning of the Amended Plan. The appraised value of Ralphs' equity is to be determined as of May 1 each year by an investment banking company engaged for this purpose utilizing the methodology specified in the Amended Plan (which is unchanged from that specified in the 1988 Plan); however, under the Amended Plan the appraised value of Ralphs' equity for purposes of the plan may not be less than $400.0 million nor exceed $517.0 million. The amount of equity rights redeemable at any given time is defined in each holders' separate agreement. On exercise of an equity right, the holder will be entitled to receive a pro rata percentage of any such increase in appraised value. In addition, the Amended Plan provides for the possible additional further payment to the holder of each exercised Equity Right of an amount equal to the "Deferred Value" of such Equity Right as defined in the Amended Plan. Ralphs did not incur any expense under the Equity Appreciation Rights Plan in fiscal 1992 and fiscal 1993.

     The amount of Equity Rights redeemable for each of the five years subsequent to fiscal 1993 are as follows:

                                                                        (DOLLARS IN
                                                                        THOUSANDS)
            1994......................................................    $ 7,251
            1995......................................................      7,251
            1996......................................................      7,251
            1997......................................................      5,185
            1998......................................................     13,318
                                                                        -----------
                                                                          $40,256
                                                                         ========

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(11) INCOME TAXES

Income tax expense (benefit) consists of the following:

                                                        52 WEEKS        52 WEEKS        52 WEEKS
                                                          ENDED           ENDED           ENDED
                                                       FEBRUARY 2,     JANUARY 31,     JANUARY 30,
                                                          1992            1993            1994
                                                       -----------     -----------     -----------
                                                                 (DOLLARS IN THOUSANDS)
    Current
      Federal........................................    $ 9,224         $ 4,173        $   (2,424)
      State..........................................      4,282              --             3,500
                                                       -----------     -----------     -----------
                                                         $13,506         $ 4,173        $    1,076
                                                       -----------     -----------     -----------
    Deferred
      Federal........................................    $    --         $    --        $ (109,125)
      State..........................................         --              --                --
                                                       -----------     -----------     -----------
                                                         $    --         $    --        $ (109,125)
                                                       -----------     -----------     -----------
      Total income tax expense (benefit).............    $13,506         $ 4,173        $ (108,049)
                                                        ========        ========         =========

     Income tax expense (benefit) has been classified in the accompanying statements of operations as follows:

                                                           1991        1992         1993
                                                          -------     -------     ---------
    Earnings before extraordinary items.................  $13,506     $ 8,346     $(108,049)
    Extraordinary item..................................       --      (4,173)           --
                                                          -------     -------     ---------
    Net tax expense (benefit)...........................  $13,506     $ 4,173     $(108,049)
                                                          =======     =======     =========

     The differences between income tax expense and income taxes computed using the top marginal U.S. Federal income tax rate of 34% for both Fiscal 1991 and 1992 and, for Fiscal 1993, of 35% applied to earnings (loss) before income taxes (including, in Fiscal 1992, the extraordinary loss of $74.8 million) were as follows:


                                                        52 WEEKS       52 WEEKS        52 WEEKS
                                                         ENDED           ENDED           ENDED
                                                       FEBRUARY 2,    JANUARY 31,     JANUARY 30,
                                                          1992            1993            1994
                                                       -----------    -----------     -----------
                                                                 (DOLLARS IN THOUSANDS)
    Amount of expected expense (benefit) computed
      using the statutory Federal rate...............   $ (9,430)      $ (24,450)      $   10,611
      Utilization of financial operating loss........         --              --          (10,611)
      Amortization of excess cost over net assets
         acquired....................................      3,356           3,356               --
      State income taxes, net of Federal income tax
         benefit.....................................      4,282              --            3,500
      Accounting limitation (recognition) of deferred
         tax benefit.................................      6,139          20,041         (109,125)
      Alternative minimum tax........................      9,224           4,173              625
      Other, net.....................................        (65)          1,053           (3,049)
                                                       ----------     -----------     -----------
              Total income tax expense (benefit).....   $ 13,506       $   4,173       $ (108,049)
                                                        ========       =========        =========

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Ralphs' deferred tax assets, recorded under SFAS 109, were comprised of the following:

                                                                    52 WEEKS        52 WEEKS
                                                                      ENDED           ENDED
                                                                   JANUARY 31,     JANUARY 30,
                                                                      1993            1994
                                                                   -----------     -----------
                                                                     (DOLLARS IN THOUSANDS)
    Deductible intangible assets.................................   $      --       $   56,000
    Net operating loss carryforward and tax credit...............       5,907           40,125
    Self insurance accrual.......................................       8,951           43,000
    Software basis difference and amortization...................       9,320               --
    Fees collected in advance....................................       5,572               --
    Property, plant and equipment basis difference and
      depreciation...............................................      25,914           21,000
    Equity appreciation rights...................................          --           16,000
    Favorable lease basis differences............................          --           16,000
    State deferred taxes.........................................          --           17,000
    Other........................................................      16,539           40,000
                                                                   -----------     -----------
                                                                       72,203          249,125
      Less valuation allowance...................................     (72,203)        (140,000)
                                                                   -----------     -----------
              Total..............................................   $      --       $  109,125
                                                                    =========        =========

     The provision for income taxes for the thirty-six weeks ended October 9, 1994 and the thirty-six weeks ended October 10, 1993 consists of the following:

                                                              36 WEEKS              36 WEEKS
                                                                ENDED                 ENDED
                                                             OCTOBER 10,           OCTOBER 9,
                                                                1993                  1994
                                                          -----------------     -----------------
                                                          (UNAUDITED)
    Federal Income Taxes................................       $ 3,121               $   836
    State Income Taxes..................................         1,290                 3,678
    Adjustment to Valuation Allowance for Deferred Tax
      Assets............................................        (4,411)               (4,514)
                                                               -------               -------
    Total Income Tax Provision..........................       $    --               $    --
                                                               =======               =======

     On October 15, 1992, Ralphs filed an election with the Internal Revenue Service under Section 338(h)(10). Under this Section, Ralphs is required to restate, for Federal tax purposes, its assets and liabilities to fair market value as of February 3, 1992. The effect of this transaction is to record a new Federal tax basis to reflect a change of control for Federal tax purposes resulting from the Internal Reorganization. No change of control for financial reporting purposes was affected.

     In August, 1993, The Omnibus Budget Reconciliation Act of 1993 (the "Act") was enacted. The Act increased the Federal income tax rate from 34 to 35 percent for filers whose taxable income exceeded $10.0 million. In the current year, the effect of the Federal income tax rate change was to increase the net deferred tax assets. In addition, the Act also provided for the deductibility of certain intangibles, including costs in excess gross assets acquired.

     The Act has significantly impacted the aggregate deferred tax asset position of Ralphs at January 30, 1994. Ralphs elected to retroactively apply certain provisions of the Act related to the February 3, 1992 change of control for Federal tax purposes. As such, approximately $610.7 million in excess of cost over net assets acquired became fully deductible for Federal tax purposes. This amount is deductible over 15 years.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

This excess in the tax basis over the financial statement basis of excess of cost over net assets acquired aggregated $153.0 million at January 30, 1994.

     During the year ended January 30, 1994, Ralphs has recorded the incremental impact of the Act on deductible temporary differences and increased its deferred income tax assets by a net amount of $109.1 million. The decision to reduce the valuation allowance was based upon several factors. Specific among them, was the Company's completion of its restructuring plan which effectively reduced estimated interest expense by approximately $9.0 as compared to the year ended January 31, 1993. In addition, the January 31, 1993 operating results were negatively effected by several charges including provisions for restructuring, legal settlements and a loss on retirement of debt all aggregating approximately $90 million on a pre-tax basis.

     Although there can be no assurance as to future taxable income, the Company believes that, based upon the above mentioned events, as well as the Company's expectation of future taxable income, it is more likely than not that the recorded deferred tax asset will be realized. In order to realize the net deferred tax asset currently recorded, Ralphs will need to generate sufficient future taxable income, assuming current tax rates, of approximately $300.0 million.

     At January 30, 1994, the Company has Federal net operating loss (NOL) carryforwards of approximately $115.0 million and Federal and state Alternative Minimum Tax Credit carryforwards of approximately $2.1 million which can be used to offset Federal taxable income and regular taxes payable, respectively. The NOL carryforwards begin expiring in 2008.

     During the past two fiscal years, the Company has generated Federal taxable losses of approximately $115.0 million versus financial pre-tax losses of approximately $42.0 million for the same periods. These differences result principally from excess tax versus financial amortization on certain intangible assets (excess of cost over net assets acquired), as well as several other originating temporary differences.

(12) EMPLOYEE BENEFIT PLANS

     Ralphs has a defined benefit pension plan covering substantially all employees not already covered by collective bargaining agreements with at least one year of credit service (defined at 1,000 hours). Ralphs' policy is to fund pension costs at or above the minimum annual requirement.

     The following actuarially determined components were included in the net pension expense:

                                                         52 WEEKS        52 WEEKS        52 WEEKS
                                                           ENDED           ENDED           ENDED
                                                        FEBRUARY 2,     JANUARY 31,     JANUARY 30,
                                                           1992            1993            1994
                                                        -----------     -----------     -----------
                                                                  (DOLLARS IN THOUSANDS)
    Service cost......................................    $ 1,806         $ 2,076         $ 2,228
    Interest cost on projected benefit obligation.....      2,079           2,471           2,838
    Actual return on assets...........................     (3,291)         (2,794)         (2,695)
    Net amortization and deferral.....................        992             237             (46)
                                                        -----------     -----------     -----------
      Net pension expense.............................    $ 1,586         $ 1,990         $ 2,325
                                                         ========        ========        ========

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The funded status of Ralphs' pension plan, (based on December 31, 1992 and 1993 asset values), is as follows:

                                                                    JANUARY 31,     JANUARY 30,
                                                                       1993            1994
                                                                    -----------     -----------
                                                                      (DOLLARS IN THOUSANDS)
    Actuarial present value of benefit obligations:
      Vested benefit obligation...................................    $18,608         $29,659
      Accumulated benefit obligation..............................     20,887          29,950
      Projected benefit obligation................................     33,378          42,690
      Plan assets at fair value...................................     30,684          32,968
                                                                      -------         -------
    Projected benefit obligation in excess of Plan Assets.........     (2,694)         (9,722)
    Unrecognized net gain.........................................     (1,959)          4,567
    Unrecognized prior service cost...............................         46          (1,778)
    Unrecognized net asset........................................         --              --
                                                                      -------         -------
      Accrued pension cost........................................    $(4,607)        $(6,933)
                                                                      =======         =======

     Service costs for fiscal 1991, 1992 and 1993 were calculated using a rate of increase in future compensation levels of 6% and discount rate of 8.5%. Certain assumptions will be revised to reflect future trends in fiscal 1994. The discount rate will be reduced to 7.75% to reflect current decline in interest rates and the rate of increase in future compensation levels will be 5% for fiscal 1994. These changes are not expected to have a material effect on Fiscal 1994 operations. A long-term rate of return on assets of 9% was used for fiscal 1992 and 1993.

     Plan assets consist primarily of debt securities, guaranteed interest contracts and a money market fund. Plan benefits are based primarily on years of service and on average compensation during the last years of employment.

     On February 23, 1990, Ralphs adopted a Supplemental Executive Retirement Plan covering certain key officers of Ralphs. Earned vested benefits under the Plan were $4,246,300 at December 31, 1992 and $5,075,000 at December 31, 1993.
Under certain circumstances, the cash surrender value of certain split-dollar life insurance policies purchased under split-dollar life insurance agreement will offset Ralphs' obligations under the Supplemental Executive Retirement Plan.

     Ralphs participates in multi-employer pension plans and health and welfare plans administered by various trustees for substantially all union employees. Contributions to these plans are based upon negotiated contractual rates. The United Food and Commercial Workers health and welfare benefit plans were overfunded and those employers who contributed to these plans are to receive a pro-rata share of the excess reserve in these health care benefit plans through a reduction in current maintenance payments. Ralphs share of the excess reserve was approximately $24.5 million of which $11.8 million was recognized in Fiscal 1993 and the remainder will be recognized in Fiscal 1994. Since employers are required to make contributions to the benefit funds at whatever level is necessary to maintain plan benefits, there can be no assurance that plan maintenance payments will remain at current levels.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The expense related to these plans is summarized as follows:

                                                         52 WEEKS        52 WEEKS        52 WEEKS
                                                           ENDED           ENDED           ENDED
                                                        FEBRUARY 2,     JANUARY 31,     JANUARY 30,
                                                           1992            1993            1994
                                                        -----------     -----------     -----------
                                                        (DOLLARS IN THOUSANDS)
    Multi-employer pension plans......................    $ 7,370         $ 7,973         $17,687
                                                          =======         =======         =======
    Multi-employer health and welfare.................    $73,250         $71,183         $45,235
                                                          =======         =======         =======

     Ralphs maintains the Ralphs Grocery Company Savings Plan Plus--Prime and the Ralphs Grocery Savings Plan Plus -- Basic (collectively referred to as the "401(k) Plan") covering substantially all employees who are not covered by collective bargaining agreements and who have at least one year of credited service (defined at 1,000 hours). The 401(k) Plan provided for both pre-tax and after-tax contributions by participating employees. With certain limitations, participants may elect to contribute from 1% to 10% of their annual compensation on a pre-tax basis to the Plan. Ralphs has committed to match a minimum of 20% of an employee's contribution to the 401(k) Plan that do not exceed 5% of the employee's compensation. Expenses under the 401(k) Plan for fiscal 1991, 1992 and 1993 were $377,335, $407,961 and $431,774, respectively.

     Ralphs has an executive incentive compensation plan which covers approximately 39 key employees. Benefits to participants are earned based on a percentage of base compensation upon attainment of a targeted formula of earnings. Expense under this plan for fiscal 1991, 1992 and 1993 was $2.4 million, $2.5 million and $2.6 million, respectively. Ralphs has also adopted an incentive plan for certain members of management. Benefits to participants are earned based on a percentage of base compensation upon attainment of a targeted formula of earnings. Expense under this plan for fiscal 1991, 1992 and 1993 was $2.8 million, $2.8 million and $3.0 million, respectively.

     The aforementioned incentive plans may be cancelled by the Board of Directors at any time.

     Ralphs sponsors a postretirement medical benefit plan (Postretirement Medical Plan) covering substantially all employees who are not members of a collective bargaining agreement and who retire under certain age and service requirements.

     The Postretirement Medical Plan is a traditional type medical plan providing outpatient, inpatient and various other covered services. Such benefits are funded from Ralphs' general assets. The calendar year deductible is $1,180 per individual, indexed to the Medical Consumer Price Index.

     On February 3, 1991, Ralphs adopted Statement of Financial Accounting Standards (SFAS) 106, "Employees' Accounting for Postretirement Benefits other Than Pension," which required that the cost of future benefits under the Postretirement Medical Plan be recognized in the financial statements over an employee's service with Ralphs. At the beginning of fiscal 1990, Ralphs elected to immediately recognize the transition obligation in accordance with the provision of SFAS 106. Previously, expenses were recognized as paid.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The net periodic cost of the Postretirement Medical Plan includes the following components:

                                                         52 WEEKS        52 WEEKS        52 WEEKS
                                                           ENDED           ENDED           ENDED
                                                        FEBRUARY 2,     JANUARY 31,     JANUARY 30,
                                                           1992            1993            1994
                                                        -----------     -----------     -----------
                                                                  (DOLLARS IN THOUSANDS)
    Service cost......................................    $ 1,323         $ 1,908         $ 1,767
    Interest cost.....................................      1,304           1,367           1,603
    Return on plan assets.............................         --              --              --
    Net amortization and deferral.....................         --              --              --
                                                          -------         -------         -------
      Net postretirement benefit cost.................    $ 2,627         $ 3,275         $ 3,370

     The funded status of the postretirement benefit plan is as follows:

                                                                     52 WEEKS        52 WEEKS
                                                                       ENDED           ENDED
                                                                    JANUARY 31,     JANUARY 30,
                                                                       1993            1994
                                                                    -----------     -----------
                                                                      (DOLLARS IN THOUSANDS)
    Accumulated postretirement benefit obligation:
    Retirees......................................................   $   2,218       $   1,237
    Fully eligible plan participants..............................         441             357
    Other active plan participants................................      16,675          16,062
    Plan assets at fair value.....................................          --              --
                                                                     ---------       ---------
    Funded status.................................................     (19,334)        (17,656)
    Plan assets in excess of projected obligations................          --              --
    Unrecognized gain (loss)......................................       1,694           6,302
    Unrecognized prior service cost...............................          --              --
                                                                     ---------       ---------
    Accrued postretirement benefit obligation.....................   $ (21,028)      $ (23,958)
                                                                     =========       =========

     Service cost was calculated using a medical cost trend of 10.5% for fiscal 1992 and 1993. Certain assumptions will be revised to reflect future trends. The discount rate will be reduced to 7.75% in 1994 to reflect current decline in interest rates. The long term rate of return of plan assets is not applicable as the plan is not funded.

     The effect on a one-percent increase in the medical cost trend would increase the fiscal 1993 service and interest cost of 24%. The accumulated postretirement benefit obligation at January 30, 1994 would also increase by 31%.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(13) QUARTERLY RESULTS (UNAUDITED)

     Quarterly results for fiscal 1992 and 1993 are as follows:

                                                                                 EXTRAORDINARY
                                                                                 ITEM, NET OF       NET
                                                  GROSS    OPERATING   INCOME     INCOME TAX     EARNINGS/
                                         SALES    PROFIT    INCOME      TAXES       BENEFIT       (LOSS)
                                        -------   ------   ---------   -------   -------------   ---------
                                                               (DOLLARS IN MILLIONS)
FY 1992 Quarters
  12 weeks ended 04/26/92............. $  677.0   $146.7    $  35.1    $   3.9      $    --       $   2.2
  12 weeks ended 07/19/92.............    660.3    143.5       33.0        3.9           --           1.7
  12 weeks ended 10/11/92.............    631.4    137.0       28.8        1.3        (55.8)        (58.6)
  16 weeks ended 01/31/93.............    875.1    199.4       41.6        (.8)       (14.8)        (21.4)
                                       --------   ------    -------    -------      -------       -------
          Total....................... $2,843.8   $626.6    $ 138.5    $   8.3      $ (70.6)      $ (76.1)
                                       ========   ======    =======    =======      =======       =======
FY 1993 Quarters
  12 weeks ended 04/25/93............. $  632.4   $142.4    $  31.4    $   1.0      $    --       $   3.9
  12 weeks ended 07/18/93.............    629.0    145.2       36.8       (1.0)          --          12.9
  12 weeks ended 10/10/93.............    612.8    141.5       31.7         --           --           7.0
  16 weeks ended 01/30/94.............    856.0    207.4       52.2     (108.0)          --         114.6
                                       --------   ------    -------    -------      -------       -------
          Total....................... $2,730.2   $636.5    $ 152.1    $(108.0)     $    --       $ 138.4
                                       ========   ======    =======    =======      =======       =======

(14) SUPPLEMENTAL CASH FLOW INFORMATION


                                              52 WEEKS      52 WEEKS      52 WEEKS      36 WEEKS     36 WEEKS
                                                ENDED         ENDED         ENDED         ENDED        ENDED
                                             FEBRUARY 2,   JANUARY 31,   JANUARY 30,   OCTOBER 10,   OCTOBER 9,
                                                1992          1993          1994          1993         1994
                                             -----------   -----------   -----------   ----------   ----------
                                                                    (DOLLARS IN THOUSANDS)
Supplemental cash flow disclosures:
  Interest paid, net of amounts
     capitalized...........................   $ 115,159     $ 118,391      $93,738      $ 65,148     $ 65,969
  Income taxes paid........................   $  12,643     $   7,169      $ 2,423      $  2,196     $  4,750
  Capital lease assets and obligations
     assumed...............................   $   3,847     $      --      $15,395      $     92     $ 17,630

(15) STOCK OPTION PLAN

     On February 3, 1992, 3,162,235 options for Common Stock of the Company were granted under the Ralphs Non-qualified Stock Option Plan. All options were vested, but not exercisable, on the date of the grant. Options granted to certain officers become exercisable at the rate of 20% on each September 30 of calendar years 1992 through 1996. Options granted to other officers become exercisable as to 10% of the grant on each of September 30, 1992 and 1993, 15% on each of September 30, 1994 through September 30, 1997, and 20% on September 20, 1998.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes the Ralphs Non-qualified Stock Option Plan.

                                                                       NUMBER OF     PRICE
                                                                        OPTIONS      RANGE
                                                                       ---------     ------
    Options Outstanding at January 30, 1994:
      Beginning of year.............................................   3,162,235     $20.21
      Granted.......................................................          --         --
      Exercised.....................................................          --         --
      Cancelled.....................................................          --         --
      Expired.......................................................          --         --
         End of year................................................   3,162,235     $20.21
                                                                       ---------     ------
     Exercisable at end of year.....................................     811,760         --
                                                                       ---------     ------
    Available for grant at end of year..............................          --         --
                                                                       ---------     ------

    Options Outstanding at January 31, 1993:
      Beginning of year.............................................          --         --
      Granted.......................................................   3,162,235     $20.21
      Exercised.....................................................          --         --
      Cancelled.....................................................          --         --
      Expired.......................................................          --         --
                                                                       ---------     ------
         End of year................................................   3,162,235     $20.21
                                                                       ---------     ------
     Exercisable at end of year.....................................     405,880         --
                                                                       ---------     ------
     Available for grant at end of year.............................          --         --
                                                                       ---------     ------

     The option price for outstanding options at January 30, 1994 assumes a grant date fair market value of Common Stock of the Company equal to $20.21 per share, which represents the high end of a range of estimated values of the Common Stock of the Company on February 3, 1992, the date of the grant.

(16) SUBSEQUENT EVENT (UNAUDITED)

     On September 14, 1994 Ralphs entered into a definitive Agreement and Plan of Merger (the "Merger") with Food 4 Less, Inc. ("FFL"), Food 4 Less Holdings ("FFL Holdings") and Food 4 Less Supermarkets, Inc. ("FFL Supermarkets"). Pursuant to the terms of the Merger Agreement, Ralphs will merge with FFL Supermarkets and become a wholly-owned subsidiary of FFL Holdings. Conditions to the consummation of the Merger include, among other things, receipt of regulatory approvals and other necessary consents and the completion of financing for the transactions. The consideration price paid for the Company approximates $1.5 billion, including assumption of debt.

     Upon the effectiveness of the Merger, each outstanding share of common stock, par value $0.01 per share, of Ralphs will be converted into and become a right to receive (a) approximately $16.61 in cash and (b) approximately $3.91 principal amount of 13% Senior Subordinated Pay-In Kind Debentures due 2006 issued by FFL Holdings (the "Debentures"). This represents aggregate consideration, payable to the stockholders of the Company of $425 million in cash and $100 million initial principal amount of Debentures.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Upon consummation of the Merger, the operations and activities of Ralphs will be significantly impacted due to conversions of some existing stores to Food 4 Less warehouse stores as well as the consolidation of various operating functions and departments. This consolidation may result in a restructuring charge for the merged entity. The amount of the restructuring charge is not presently determinable due to various factors, including uncertainties inherent in the completion of the Merger; however, the restructuring charge may be material in relation to the stockholders' equity and financial position of Ralphs at January 30, 1994 and to the merged entity.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholder of Food 4 Less Supermarkets, Inc.:

     We have audited the accompanying consolidated balance sheets of Food 4 Less Supermarkets, Inc. (a Delaware corporation) and subsidiaries (the Company) as of June 26, 1993 and June 25, 1994, and the related consolidated statements of operations, stockholder's equity and cash flows for the 52 weeks ended June 27, 1992, the 52 weeks ended June 26, 1993, and the 52 weeks ended June 25, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Food 4 Less Supermarkets, Inc. and subsidiaries as of June 26, 1993 and June 25, 1994, and the results of their operations and their cash flows for the 52 weeks ended June 27, 1992, the 52 weeks ended June 26, 1993, and the 52 weeks ended June 25, 1994 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Los Angeles, California
July 29, 1994 (except with respect
to the matter discussed in
Note 14, as to which the date is
September 14, 1994, and with respect to
the matter discussed in Note 15, as to
which the date is October 14, 1994)

                         FOOD 4 LESS SUPERMARKETS, INC.

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS


                                                           JUNE 26,     JUNE 25,     SEPTEMBER 17,
                                                             1993         1994           1994
                                                           --------     --------     -------------
                                                                                     (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents..............................  $ 25,089     $ 32,996       $  29,388
  Trade receivables, less allowances of $1,919, $1,386
     and $1,318 at June 26, 1993, June 25, 1994 and
     September 17, 1994, respectively....................    22,048       25,039          24,331
  Notes and other receivables............................     1,278        1,312           1,094
  Inventories............................................   191,467      212,892         210,548
  Patronage receivables from suppliers...................     2,680        2,875           3,998
  Prepaid expenses and other.............................     6,011        6,323           9,437
                                                           --------     --------       ---------
          Total current assets...........................   248,573      281,437         278,796

INVESTMENTS IN AND NOTES RECEIVABLE FROM SUPPLIER
  COOPERATIVES:
  A.W.G..................................................     6,693        6,718           6,718
  Certified and Other....................................     6,657        5,984           5,952

PROPERTY AND EQUIPMENT:
  Land...................................................    23,912       23,488          23,488
  Buildings..............................................    12,827       12,827          12,827
  Leasehold improvements.................................    81,049       97,673         101,634
  Store equipment and fixtures...........................   129,178      148,249         150,851
  Transportation equipment...............................    31,758       32,259          32,306
  Construction in progress...............................       757       12,641          20,369
  Leased property under capital leases...................    77,553       78,222          78,222
  Leasehold interests....................................    93,863       93,464          93,473
                                                           --------     --------       ---------
                                                            450,897      498,823         513,170
  Less: Accumulated depreciation and amortization........    96,948      134,089         143,135
                                                           --------     --------       ---------
     Net property and equipment..........................   353,949      364,734         370,035

OTHER ASSETS:
  Deferred financing costs, less accumulated amortization
     of $11,611, $17,083 and $18,382 at June 26, 1993,
     June 25, 1994 and September 17, 1994,
     respectively........................................    33,778       28,536          27,245
  Goodwill, less accumulated amortization of $26,254,
     $33,945 and $35,732 at June 26, 1993, June 25, 1994
     and September 17, 1994, respectively................   280,895      267,884         266,097
  Other, net.............................................    27,295       24,787          23,643
                                                           --------     --------       ---------
                                                           $957,840     $980,080       $ 978,486
                                                           ========     ========       =========

          See accompanying notes to consolidated financial statements.

                         FOOD 4 LESS SUPERMARKETS, INC.

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                      LIABILITIES AND STOCKHOLDER'S EQUITY


                                                           JUNE 26,     JUNE 25,     SEPTEMBER 17,
                                                             1993         1994           1994
                                                           --------     --------     -------------
                                                                                      (UNAUDITED)
CURRENT LIABILITIES:
  Accounts payable.......................................  $140,468     $180,708       $ 176,148
  Accrued payroll and related liabilities................    40,319       42,805          43,767
  Accrued interest.......................................     5,293        5,474          14,310
  Other accrued liabilities..............................    40,467       53,910          48,782
  Income taxes payable...................................     2,053        2,000           1,249
  Current portion of self-insurance liabilities..........    23,552       29,492          29,492
  Current portion of long-term debt......................    12,778       18,314          19,566
  Current portion of obligations under capital leases....     2,865        3,616           3,612
                                                           --------     --------       ---------
Total current liabilities................................   267,795      336,319         336,926
LONG-TERM DEBT...........................................   335,576      310,944         311,457
OBLIGATIONS UNDER CAPITAL LEASES.........................    41,864       39,998          39,186
SENIOR SUBORDINATED DEBT.................................   145,000      145,000         145,000
DEFERRED INCOME TAXES....................................    22,429       14,740          14,740
SELF-INSURANCE LIABILITIES AND OTHER.....................    72,313       64,058          65,503
COMMITMENTS AND CONTINGENCIES............................        --           --              --

STOCKHOLDER'S EQUITY:
  Cumulative convertible preferred stock, $.01 par value,
     200,000 shares authorized and 50,000 shares issued
     at June 26, 1993, June 25, 1994 and September 17,
     1994 (aggregate liquidation value of $53.8 million,
     $62.2 million and $64.4 million at June 26, 1993,
     June 25, 1994 and September 17, 1994,
     respectively).......................................    50,230       58,997          61,373
  Common stock, $.01 par value, 1,600,000 shares
     authorized and 1,519,632 shares issued at June 26,
     1993, June 25, 1994 and September 17, 1994..........        15           15              15
  Additional paid-in capital.............................   107,650      107,650         107,650
  Notes receivable from shareholders of parent...........      (714)        (586)           (586)
  Retained deficit.......................................   (83,119)     (94,586)       (100,309)
                                                           --------     --------       ---------
                                                             74,062       71,490          68,143
  Treasury stock: 13,249 shares, 16,732 shares and 16,732
     shares of common stock at June 26, 1993, June 25,
     1994 and September 17, 1994, respectively...........    (1,199)      (2,469)         (2,469)
                                                           --------     --------       ---------
          Total stockholder's equity.....................    72,863       69,021          65,674
                                                           --------     --------       ---------
                                                           $957,840     $980,080       $ 978,486
                                                           ========     ========       =========

          See accompanying notes to consolidated financial statements.

                         FOOD 4 LESS SUPERMARKETS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                              FIFTY-TWO     FIFTY-TWO     FIFTY-TWO    TWELVE WEEKS    TWELVE WEEKS
                                             WEEKS ENDED   WEEKS ENDED   WEEKS ENDED       ENDED           ENDED
                                              JUNE 27,      JUNE 26,      JUNE 25,     SEPTEMBER 18,   SEPTEMBER 17,
                                                1992          1993          1994           1993            1994
                                             -----------   -----------   -----------   -------------   -------------
                                                                                                (UNAUDITED)
SALES......................................  $2,913,493    $2,742,027    $2,585,160      $ 616,616       $ 598,698
COST OF SALES (including purchases from
  related parties of $277,812, $204,028,
  $175,929, $47,607 and $41,165 for the 52
  weeks ended June 27, 1992, June 26, 1993,
  and June 25, 1994, and for the 12 weeks
  ended September 18, 1993 and September
  17, 1994, respectively)..................   2,392,655     2,257,835     2,115,842        504,269         495,656
                                             ----------    ----------    ----------     ----------      ----------
GROSS PROFIT...............................     520,838       484,192       469,318        112,347         103,042
SELLING, GENERAL, ADMINISTRATIVE AND OTHER,
  NET......................................     469,751       434,908       388,836         95,694          88,152
AMORTIZATION OF EXCESS COST OVER NET ASSETS
  ACQUIRED.................................       7,795         7,571         7,691          1,772           1,787
                                             ----------    ----------    ----------     ----------      ----------
OPERATING INCOME...........................      43,292        41,713        72,791         14,881          13,103
INTEREST EXPENSE:
  Interest expense, excluding amortization
     of deferred financing costs...........      63,907        64,831        62,778         14,491          14,709
  Amortization of deferred financing
     costs.................................       6,304         4,901         5,472          1,239           1,299
                                             ----------    ----------    ----------     ----------      ----------
                                                 70,211        69,732        68,250         15,730          16,008
LOSS (GAIN) ON DISPOSAL OF ASSETS..........      (1,364)       (2,083)           37            (37)           (458)
PROVISION FOR EARTHQUAKE LOSSES............          --            --         4,504             --              --
                                             ----------    ----------    ----------     ----------      ----------
LOSS BEFORE PROVISION FOR INCOME TAXES AND
  EXTRAORDINARY CHARGES....................     (25,555)      (25,936)           --           (812)         (2,447)
PROVISION FOR INCOME TAXES.................       3,441         1,427         2,700            300             900
                                             ----------    ----------    ----------     ----------      ----------
LOSS BEFORE EXTRAORDINARY CHARGES..........     (28,996)      (27,363)       (2,700)        (1,112)         (3,347)
EXTRAORDINARY CHARGES:
  Loss on extinguishment of debt, net of
     income tax benefit of $2,484..........       6,716            --            --             --              --
  Gain on partially depreciated assets
     replaced by insurance companies, net
     of income tax expense of $702.........      (1,898)           --            --             --              --
                                             ----------    ----------    ----------     ----------      ----------
NET LOSS...................................  $  (33,814)   $  (27,363)   $   (2,700)     $  (1,112)      $  (3,347)
                                             ==========    ==========    ==========     ==========      ==========
PREFERRED STOCK ACCRETION..................          --         3,882         8,767          2,023           2,376
LOSS APPLICABLE TO COMMON SHARES...........  $  (33,814)   $  (31,245)   $  (11,467)     $  (3,135)      $  (5,723)
                                             ==========    ==========    ==========     ==========      ==========
LOSS PER COMMON SHARE:
  Loss before extraordinary charges........  $   (20.74)   $   (21.52)   $    (7.63)     $   (2.08)      $   (3.81)
  Extraordinary charges....................       (3.45)           --            --             --              --
                                             ----------    ----------    ----------     ----------      ----------
  Net loss.................................  $   (24.19)   $   (21.52)   $    (7.63)     $   (2.08)      $   (3.81)
                                             ==========    ==========    ==========     ==========      ==========
  Average Number of Common Shares
     Outstanding...........................   1,397,939     1,452,184     1,503,828      1,505,004       1,502,900
                                             ==========    ==========    ==========     ==========      ==========

          See accompanying notes to consolidated financial statements.

                         FOOD 4 LESS SUPERMARKETS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                             FIFTY-TWO     FIFTY-TWO     FIFTY-TWO       TWELVE          TWELVE
                                            WEEKS ENDED   WEEKS ENDED   WEEKS ENDED    WEEKS ENDED     WEEKS ENDED
                                             JUNE 27,      JUNE 26,      JUNE 25,     SEPTEMBER 18,   SEPTEMBER 17,
                                               1992          1993          1994           1993            1994
                                            -----------   -----------   -----------   -------------   -------------
                                                                                               (UNAUDITED)
CASH PROVIDED (USED) BY OPERATING
  ACTIVITIES:
  Cash received from customers............  $ 2,913,493   $ 2,742,027   $ 2,585,160     $ 616,616       $ 598,698
  Cash paid to suppliers and employees....   (2,752,442)   (2,711,779)   (2,441,353)     (586,745)       (582,504)
  Interest paid...........................      (56,234)      (58,807)      (56,762)       (4,367)         (5,873)
  Income taxes (paid) refunded............       (4,665)        2,971          (247)        1,289          (1,651)
  Interest received.......................        1,266           993           903           202             688
  Other, net..............................        4,734         8,093           121         2,093             140
                                            -----------   -----------   -----------     ---------       ---------
NET CASH PROVIDED (USED) BY OPERATING
  ACTIVITIES..............................      106,152       (16,502)       87,822        29,088           9,498
CASH PROVIDED (USED) BY INVESTING
  ACTIVITIES:
  Proceeds from sale of property and
     equipment............................       17,395        15,685        11,953         2,486           2,703
  Payment for purchase of property and
     equipment............................      (60,263)      (53,467)      (57,471)       (6,585)        (16,750)
  Proceeds (payment) for sale (purchase)
     of other assets......................       (4,754)          (18)          813            --              --
  Business acquisition costs, net of cash
     acquired.............................      (27,563)           --       (11,050)           --              --
  Receivable received from seller of
     business acquired....................       12,259            --            --            --              --
  Other, net..............................           --            --            --           799              --
                                            -----------   -----------   -----------     ---------       ---------
NET CASH USED BY INVESTING ACTIVITIES.....      (62,926)      (37,800)      (55,755)       (3,300)        (14,047)
CASH PROVIDED (USED) BY FINANCING
  ACTIVITIES:
  Proceeds from issuance of long-term
     debt.................................      177,500        26,557            28            --              --
  Net increase (decrease) in revolving
     loan.................................      (23,900)        4,900        (4,900)       (4,900)          6,100
  Payments of long-term debt..............     (184,389)      (14,319)      (14,224)       (1,955)         (4,335)
  Proceeds from the issuance of preferred
     stock................................           --        46,348            --            --              --
  Proceeds from issuance of common stock,
     net..................................          341         3,652            --            --              --
  Purchase of treasury stock, net.........         (313)         (545)       (1,192)           --              --
  Payments of capital lease obligation....       (2,814)       (2,840)       (3,693)         (667)           (816)
  Deferred financing costs and other......       (6,656)       (8,839)         (179)         (214)             (8)
                                            -----------   -----------   -----------     ---------       ---------
NET CASH PROVIDED (USED) BY FINANCING
  ACTIVITIES..............................      (40,231)       54,914       (24,160)       (7,736)            941
                                            -----------   -----------   -----------     ---------       ---------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.............................        2,995           612         7,907        18,052          (3,608)
CASH AND CASH EQUIVALENTS
  AT BEGINNING OF PERIOD..................       21,482        24,477        25,089        25,089          32,996
                                            -----------   -----------   -----------     ---------       ---------
CASH AND CASH EQUIVALENTS
  AT END OF PERIOD........................  $    24,477   $    25,089   $    32,996     $  43,141       $  29,388
                                            ===========   ===========   ===========     =========       =========

                         FOOD 4 LESS SUPERMARKETS, INC.

                             (DOLLARS IN THOUSANDS)

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                             FIFTY-TWO      FIFTY-TWO      FIFTY-TWO        TWELVE          TWELVE
                                            WEEKS ENDED    WEEKS ENDED    WEEKS ENDED     WEEKS ENDED     WEEKS ENDED
                                              JUNE 27,       JUNE 26,       JUNE 25,     SEPTEMBER 18,   SEPTEMBER 17,
                                                1992           1993           1994           1993            1994
                                            ------------   ------------   ------------   -------------   -------------
                                                                                                  (UNAUDITED)
RECONCILIATION OF NET LOSS TO NET CASH
  PROVIDED (USED) BY OPERATING ACTIVITIES:
  Net loss................................   $ (33,814)      $(27,363)      $ (2,700)      $  (1,112)      $  (3,347)
  Adjustments to reconcile net loss to net
     cash provided (used) by operating
     activities:
     Depreciation and amortization........      61,181         62,541         62,555          14,263          14,301
     Extraordinary charge.................       4,818             --             --
     Loss (gain) on sale of assets........      (1,364)        (4,613)            65             (37)           (458)
     Equity loss on investments in
       supplier cooperative...............         472            207             --              --              32
     Change in assets and liabilities, net
       of effects from acquisition of
       businesses:
       Accounts and notes receivable......      (7,688)        17,145         (3,220)         (5,777)           (197)
       Inventories........................         202         17,697        (17,125)          7,562           2,344
       Prepaid expenses and other.........      (2,834)        (6,163)        (5,717)         (3,213)         (3,982)
       Accounts payable and accrued
          liabilities.....................      71,369        (83,286)        55,301          14,573          (1,945)
       Self-insurance liabilities.........      15,034          2,935         (3,790)          1,240           3,501
       Deferred income taxes..............       2,033          4,004          2,506           1,289              --
       Income taxes payable...............      (3,257)           394            (53)            300            (751)
                                             ---------       --------       --------       ---------       ---------
     Total adjustments....................     139,966         10,861         90,522          30,200          12,845
                                             ---------       --------       --------       ---------       ---------
NET CASH PROVIDED (USED) BY OPERATING
  ACTIVITIES..............................     106,152       $(16,502)      $ 87,822       $  29,088       $   9,498
                                             =========       ========       ========       =========       =========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
  Purchase of property and equipment
     through issuance of capital lease
     obligation...........................          --             --       $  2,575              --              --
                                             =========       ========       ========       =========       =========
  Reduction of goodwill and deferred
     income taxes.........................          --             --       $  9,896              --              --
                                             =========       ========       ========       =========       =========
  Acquisition of businesses:
     Fair value of assets acquired........          --             --       $ 11,241              --              --
     Net cash paid in acquisition.........          --             --        (11,050)             --              --
                                             ---------       --------       --------       ---------       ---------
     Liabilities assumed..................          --             --       $    191              --              --
                                             =========       ========       ========       =========       =========
  Final purchase price allocation for the
     Alpha Beta Acquisition:
     Property and equipment valuation
       adjustment.........................      44,231             --             --              --              --
                                             =========       ========       ========       =========       =========
     Additional acquisition liabilities...      14,305             --             --              --              --
                                             =========       ========       ========       =========       =========
     Deferred tax benefit.................      12,800             --             --              --              --
                                             =========       ========       ========       =========       =========
  Accretion of preferred stock............          --       $  3,882       $  8,767       $   2,023       $   2,376
                                             =========       ========       ========       =========       =========

          See accompanying notes to consolidated financial statements.

                         FOOD 4 LESS SUPERMARKETS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                           PREFERRED STOCK       COMMON STOCK       TREASURY STOCK
                           ----------------   ------------------   -----------------               TOTAL
                           NUMBER              NUMBER              NUMBER               SHARE-     ADD'L                  STOCK-
                             OF                  OF                  OF                HOLDERS'   PAID-IN    RETAINED    HOLDER'S
                           SHARES   AMOUNT     SHARES     AMOUNT   SHARES    AMOUNT     NOTES     CAPITAL    (DEFICIT)    EQUITY
                           ------   -------   ---------   ------   -------   -------   --------   --------   ---------   --------
BALANCES AT JUNE 29,
  1991...................     --    $    --   1,396,878    $ 14     (1,250)  $  (125)   $ (930)   $103,658   $ (18,060)  $ 84,557
  Net loss...............     --         --          --      --         --        --        --          --     (33,814)   (33,814)
  Issuance of Common
    Stock................     --         --       1,636      --         --        --      (190)        341          --        151
  Purchase of Treasury
    Stock................     --         --          --      --     (3,947)     (463)      131          --          --       (332)
  Sale of Treasury
    Stock................     --         --          --      --      1,560       159       (50)         --          --        109
  Payments of
    Shareholders'
    Notes................     --         --          --      --         --        --       100          --          --        100
                           ------   -------   ---------    ----    -------   -------    ------    --------   ---------   --------
BALANCES AT JUNE 27,
  1992...................     --         --   1,398,514      14     (3,637)     (429)     (939)    103,999     (51,874)    50,771
  Net loss...............     --         --          --      --         --        --        --          --     (27,363)   (27,363)
  Issuance of Common
    Stock................     --         --     121,118       1         --        --        --       3,651          --      3,652
  Purchase of Treasury
    Stock................     --         --          --      --     (9,612)     (770)      225          --          --       (545)
  Issuance of Cumulative
    Convertible Preferred
    Stock................  50,000    46,348          --      --         --        --        --          --          --     46,348
  Accretion of Preferred
    Stock................     --      3,882          --      --         --        --        --          --      (3,882)        --
                           ------   -------   ---------    ----    -------   -------    ------    --------   ---------   --------
BALANCES AT JUNE 26,
  1993...................  50,000    50,230   1,519,632      15    (13,249)   (1,199)     (714)    107,650     (83,119)    72,863
  Net loss...............     --         --          --      --         --        --        --          --      (2,700)    (2,700)
  Purchase of Treasury
    Stock................     --         --          --      --     (3,483)   (1,270)       78          --          --     (1,192)
  Payments of
    Shareholders'
    Notes................     --         --          --      --         --        --        50          --          --         50
  Accretion of Preferred
    Stock................     --      8,767          --      --         --        --        --          --      (8,767)        --
                           ------   -------   ---------    ----    -------   -------    ------    --------   ---------   --------
BALANCES AT JUNE 25,
  1994...................  50,000    58,997   1,519,632      15    (16,732)   (2,469)     (586)    107,650     (94,586)    69,021
  Net loss (unaudited)...     --         --          --      --         --        --        --          --      (3,347)    (3,347)
  Accretion of Preferred
    Stock (unaudited)....     --      2,376          --      --         --        --        --          --      (2,376)        --
                           ------   -------   ---------    ----    -------   -------    ------    --------   ---------   --------
BALANCES AT SEPTEMBER 17,
  1994 (unaudited).......  50,000   $61,373   1,519,632    $ 15    (16,732)  $(2,469)   $ (586)   $107,650   $(100,309)  $ 65,674
                           ======   =======   =========    ====    =======   =======    ======    ========   =========   ========

          See accompanying notes to consolidated financial statements.

                         FOOD 4 LESS SUPERMARKETS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND ACQUISITIONS

     Food 4 Less Supermarkets, Inc. (the "Company"), a wholly-owned subsidiary of Food 4 Less Holdings, Inc. ("Holdings"), is a multiple format supermarket operator that tailors its retail strategy to the particular needs of the individual communities it serves. Holdings is a majority-owned subsidiary of Food 4 Less, Inc. ("FFL"). The Company operates in three geographic areas:
Southern California, Northern California and certain areas of the Midwest. The Company has three first-tier subsidiaries: Cala Co. ("Cala"), Falley's, Inc. ("Falley's") and Food 4 Less of Southern California, Inc. ("F4L-SoCal"), formerly known as Breco Holding Company, Inc. ("BHC"). Cala Foods, Inc. ("Cala Foods") and Bell Markets, Inc. ("Bell") are subsidiaries of Cala, and Alpha Beta Company ("Alpha Beta") is a subsidiary of F4L-SoCal.

  (a) Acquisitions

     On March 29, 1994, the Company purchased certain operating assets formerly owned by Food Barn Stores, Inc. (the "Food Barn Stores") from Associated Wholesale Grocers, Inc. ("AWG") (the "Food Barn Acquisition") for $11,241,000 (including acquisition costs of $180,000). The financial statements reflect the preliminary allocation of the purchase price as the purchase price allocation has not been finalized. The effect of the acquisition was not material to the Company's financial position and results of operations. Falley's has agreed to purchase merchandise (as defined) for the Food Barn Stores from AWG through March 24, 2001. Falley's has pledged its patronage dividends and notes receivable from AWG as security under this supply agreement.

     On June 17, 1991, the Company acquired all of the common stock of Alpha Beta for $270,513,000 (including acquisition costs of $41,477,000) in a transaction accounted for as a purchase.

     In January 1990, the Company purchased certain operating assets of ABC Market Corp. ("ABC") for $14,675,000, plus approximately $1,000,000 in fees and expenses.

     On June 30, 1989, the Company acquired Bell for approximately $13,700,000, which includes $8,000,000 of notes and the assumption of Bell's long-term debt. The transaction was accounted for as a purchase. Certified Grocers of California, Ltd. ("Certified") has guaranteed up to $4,000,000 of notes issued by the Company to the seller in connection with the purchase and the performance of a lease.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Business

     The Company is engaged primarily in the operation of retail supermarkets.

  (b) Basis of Presentation

     Principles of Consolidation. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The results of operations of Alpha Beta, F4L-SoCal (BHC), Bell, ABC and the Food Barn Stores have been excluded from the consolidated financial statements prior to their respective acquisition dates. The excess of the purchase price over the fair value of the net assets acquired is classified as goodwill. All intercompany transactions have been eliminated in consolidation.

     Interim Financial Statements. The consolidated balance sheet of the Company as of September 17, 1994 and the consolidated statements of operations and cash flows for the interim periods ended September 17, 1994 and September 18, 1993 are unaudited, but include all adjustments (consisting of only normal recurring accruals) which the Company considers necessary for a fair presentation of its consolidated financial position, results of operations and cash flows for these periods. These interim financial statements do not include all disclosures required by generally accepted accounting principles, and, therefore, should be read in conjunction

                         FOOD 4 LESS SUPERMARKETS, INC.

with the Company's financial statements and notes thereto included herein. Results of operations for interim periods are not necessarily indicative of the results for a full fiscal year.

  (c) Fiscal Years

     The Company's fiscal year is the 52 or 53-week period which ends on the last Saturday in June. Fiscal years 1994, 1993, and 1992 include 52 weeks.

  (d) Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  (e) Inventories

     Inventories, which consist of grocery products, are stated at the lower of cost or market. Cost has been principally determined using the last-in, first-out ("LIFO") method. If inventories had been valued using the first-in, first-out ("FIFO") method, inventories would have been higher by $13,103,000, $13,802,000 and $14,822,000 (unaudited) at June 26, 1993, June 25, 1994 and
September 17, 1994, respectively, and gross profit and operating income would have been greater by $3,554,000, $4,441,000, $699,000, $1,011,000 (unaudited)
and $1,020,000 (unaudited) for the 52 weeks ended June 27, 1992, the 52 weeks ended June 26, 1993, the 52 weeks ended June 25, 1994, the 12 weeks ended September 18, 1993, and the 12 weeks ended September 17, 1994, respectively.

  (f) Pre-opening Costs

     The costs associated with opening new stores are deferred and amortized over one year following the opening of each new store.

  (g) Closed Store Reserves

     When a store is closed, the Company provides a reserve for the net book value of any store assets, net of salvage value, and the net present value of the remaining lease obligation, net of sublease income. For the 52 weeks ended June 27, 1992, the 52 weeks ended June 26, 1993, the 52 weeks ended June 25, 1994, the 12 weeks ended September 18, 1993 and the 12 weeks ended September 17, 1994, utilization of this reserve was $4.0 million, $2.4 million, $1.1 million, $0.2 million (unaudited) and $0.2 million (unaudited), respectively.

  (h) Investments in Supplier Cooperatives

     The investment in Certified is accounted for on the cost method. There are certain restrictions on the sale of this investment.

  (i) Investment in Food 4 Less of Modesto, Inc.

     During the 52 weeks ended June 26, 1993, the Company sold its 20% investment in Food 4 Less of Modesto, Inc. ("Modesto") for gross proceeds of $4.5 million, which included a $1.5 million note receivable, resulting in a gain of $2.5 million. The Company previously accounted for this investment using the cost method.

                         FOOD 4 LESS SUPERMARKETS, INC.

  (j) Property and Equipment

     Property and equipment are stated at cost and are depreciated principally using the straight-line method over the following estimated useful lives:

            Buildings and improvements..................  5-40 years
            Equipment and fixtures......................  3-10 years
            Property under capital leases and leasehold
              interests.................................  3-45 years   (lease term)

  (k) Deferred Financing Costs

     Costs incurred in connection with the issuance of debt are amortized over the term of the related debt using the effective interest method.

  (l) Goodwill and Covenants Not to Compete

     The excess of the purchase price over the fair value of the net assets of businesses acquired is amortized on a straight-line basis over 40 years beginning at the date of acquisition. Covenants not to compete, which are included in Other Assets, are amortized on a straight-line basis over the term of the covenant.

     Current and undiscounted future operating cash flows are compared to current and undiscounted future goodwill amortization to determine if an impairment of goodwill has occurred and is continuing. As of June 25, 1994, no impairment exists.

  (m) Income Taxes

     On June 27, 1993, the Company prospectively adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes. SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactments of changes in the tax law or rates. Previously, the Company used the SFAS 96 asset and liability approach that gave no recognition to future events other than the recovery of assets and settlement of liabilities at their carrying amounts.

     Under SFAS 109, the Company recognizes to a greater degree the future tax benefits of expenses which have been recognized in the financial statements.

     The implementation of SFAS No. 109 did not have a material effect on the accompanying consolidated financial statements.

  (n) Notes Receivable from Shareholders of Parent

     Notes receivable from shareholders of parent represent loans to employees of the Company for purchases of Holdings' stock. The notes are due over various periods, bear interest at the prime rate, and are secured by each shareholder's shares of common stock.

  (o) Self-Insurance

     Certain of the Company's subsidiaries are self-insured for a portion of workers' compensation, general liability and automobile accident claims. The Company establishes reserves based on an independent actuary's review of claims filed and an estimate of claims incurred but not yet filed.

                         FOOD 4 LESS SUPERMARKETS, INC.

  (p) Discounts and Promotional Allowances

     Promotional allowances and vendor discounts are recorded as a reduction of cost of sales in the accompanying consolidated statements of operations. Allowance proceeds received in advance are deferred and recognized over the period earned.

  (q) Provision for Earthquake Losses

     On January 17, 1994, Southern California was struck by a major earthquake which resulted in the temporary closing of 31 of the Company's stores. The closures were caused primarily by loss of electricity, water, inventory, or structural damage. All but one of the closed stores reopened within a week of the earthquake. The final closed store reopened on March 24, 1994. The Company is insured against earthquake losses (including business interruption), subject to certain deductibles. The pre-tax financial impact, net of insurance claims, was approximately $4.5 million. At June 25, 1994, the Company had received all expected insurance proceeds related to this claim.

  (r) Extraordinary Items

     For the 52 weeks ended June 27, 1992, the Company classified the write-off of deferred financing costs associated with the early extinguishment of debt as an extraordinary item. For the 52 weeks ended June 27, 1992, the Company also classified the difference between the net book value and replacement cost of property and equipment destroyed during the April 1992 civil unrest in Los Angeles and replaced by insurance companies as an extraordinary item. Proceeds received from insurance companies for business interruption related to the civil unrest are included as a component of selling, general, administrative and other expenses.

  (s) Loss Per Common Share

     Loss per common share is computed based on the weighted average number of shares outstanding during the applicable period. Fully diluted loss per share has been omitted as it is anti-dilutive for all periods presented.

  (t) Reclassifications

     Certain prior period amounts in the consolidated financial statements have been reclassified to conform to the June 25, 1994 presentation.

(3) PREFERRED STOCK

     On December 31, 1992, the Company issued 50,000 shares of $.01 par value Series A cumulative convertible preferred stock (the "Preferred Stock") with a liquidation value of $1,000 per share and 121,118 shares of its $.01 par value common stock (the "Common Stock") to its parent company, Food 4 Less Holdings, Inc. ("Holdings") in exchange for gross proceeds of $50.0 million. The Preferred Stock is convertible into common stock at the option of the holder based upon a conversion price which results in a one-for-one exchange. The Preferred Stock has a stated dividend rate of $152.50 per share, per annum, and is anti-dilutive. The Company may pay dividends on or before December 31, 1997 only by issuing additional shares of Preferred Stock. The Company may redeem the Preferred Stock at any time after December 31, 1997 for its liquidation value. At June 25, 1994, the Company had accrued approximately $12,649,000 for the Preferred Stock dividends earned but not yet declared.

     In order to finance the purchase of the Preferred and Common Stock from the Company, Holdings issued $103.6 million aggregate principal amount of 15.25% Senior Discount Notes due 2004 (the "Holdings

                         FOOD 4 LESS SUPERMARKETS, INC.

Notes") and 121,118 Common Stock Purchase Warrants (the "Warrants") for gross proceeds of $50.0 million. No cash interest is payable on the Notes until June 15, 1998.

     At the present time, Holdings has no other income or assets other than its investment in the Company's Common and Preferred Stock and intends to service the interest payments on the Holdings Notes when they become payable in cash (in fiscal 1998) through dividends it receives on the Company's capital stock.

(4) LONG-TERM DEBT AND SENIOR SUBORDINATED DEBT

     The Company's long-term debt is summarized as follows:

                                                                JUNE 26,         JUNE 25,
                                                                  1993             1994
                                                              ------------     ------------
    Bank Term Loan, principal due quarterly through January
      1999, with interest payable monthly in arrears........  $148,478,000     $137,064,000
    10.45 percent Senior Notes principal due 2000 with
      interest payable semi-annually in arrears.............   175,000,000      175,000,000
    Revolving Loan..........................................     4,900,000               --
    10.625 percent first real estate mortgage due 1998,
      $12,000 of principal plus interest payable monthly
      secured by land and building with a net book value of
      $2,122,000............................................     1,558,000        1,521,000
    9.2 to 9.25 percent notes payable, collateralized by
      equipment, due September 1994, $67,000 of principal
      plus interest payable monthly, plus balloon payment of
      $992,000..............................................     1,772,000        1,103,000
    10.8 percent notes payable, collateralized by equipment,
      due September 1995, $72,000 of principal plus interest
      payable monthly, plus balloon payment of $1,004,000...     2,447,000        1,819,000
    10.0 percent secured promissory note, collateralized by
      the stock of Bell, due 1996, interest payable
      quarterly through June 1996...........................     8,000,000        8,000,000
    10.08 percent notes payable, collateralized by
      equipment, due November 1996, $34,000 of principal
      plus interest payable monthly, plus balloon payment of
      $493,000..............................................     1,515,000        1,242,000
    10.15 percent notes payable, collateralized by
      equipment, due December 1996, $45,000 of principal and
      interest payable monthly, plus balloon payment of
      $640,000..............................................     1,994,000        1,675,000
    10.0 percent real estate mortgage due 2000, $8,000 of
      principal and interest payable monthly................       474,000          419,000
    Other long-term debt....................................     2,216,000        1,415,000
                                                              ------------     ------------
                                                               348,354,000      329,258,000
    Less -- current portion.................................    12,778,000       18,314,000
                                                              ------------     ------------
                                                              $335,576,000     $310,944,000
                                                              ============     ============

     In June 1991, the Company and certain of its subsidiaries entered into a Credit Agreement (the "Credit Agreement") with certain banks, comprised of a $315,000,000 Term Loan (the "Bank Term Loan") facility, a $70,000,000 Revolving Loan (the "Revolving Loan") facility and a $55,000,000 standby letter of credit facility (the "Letter of Credit Facility"). At June 25, 1994, $137,064,000 was outstanding under the Bank Term Loan, there were no borrowings outstanding under the Revolving Loan and $48,131,000 of standby letters of credit had been issued on behalf of the Company. A commitment fee of 1/2 of 1 percent is charged on the average daily unused portion of the Revolving Loan and the Letter of Credit Facility; such commitment fees are due quarterly in arrears. Interest on borrowings under the Bank Term Loan is at the bank's Base Rate (as defined) plus
1.25 percent or the Eurodollar Rate (as defined) plus 2.5 percent. At June 25, 1994, the

                         FOOD 4 LESS SUPERMARKETS, INC.

weighted average interest rate on the Bank Term Loan was 6.5 percent. In accordance with certain requirements of the Credit Agreement, the Company purchased an interest rate cap for a principal amount of approximately $91.4 million on the three-month Libor rate at 5.5% which expires on January 3, 1995. Quarterly principal installments on the Bank Term Loan continue to December 1998, with $15,580,000 payable in fiscal year 1995, $21,245,000 payable in fiscal year 1996, $22,661,000 payable in fiscal 1997, $40,489,000 payable in fiscal 1998, and $37,089,000 payable in fiscal 1999. Interest on borrowings under the Revolving Loan is at the bank's Base Rate (as defined) plus 1.25 percent. At June 25, 1994, the interest rate on the Revolving Loan was 8.5 percent. To the extent borrowings under the Revolving Loan are not paid earlier, they are due in June 1996. The common stock of F4L-SoCal, Falley's, Cala and certain of their direct and indirect subsidiaries has been pledged as security under the Credit Agreement.

     In April 1992, the Company and its wholly-owned subsidiaries issued $175,000,000 of 10.45 percent Senior Notes (the "Senior Notes"). These notes are due in two equal sinking fund payments on April 15, 1999 and 2000. They are general unsecured obligations of the Company and rank senior in right of payment to all subordinated indebtedness (as defined). The Senior Notes rank "pari passu" in right of payment with all borrowings and other obligations of the Company under its bank Credit Agreement; however, the obligations under the Credit Agreement are secured by substantially all the assets of the Company and its subsidiaries. The Senior Notes may be redeemed beginning in 1996 at 104.5 percent, declining ratably to 100 percent in 1999. The proceeds received, net of issuance costs, were used to pay down borrowings under the Bank Term Loan. Deferred financing costs related to the portion of the Bank Term Loan that was retired of $6.7 million, net of related tax benefit of $2.5 million, are classified as an extraordinary item in the Company's consolidated statement of operations for the 52 weeks ended June 27, 1992.

     Scheduled maturities of principal of Long-Term Debt at June 25, 1994 are as follows:

            1995...................................................  $ 18,314,000
            1996...................................................    23,384,000
            1997...................................................    32,322,000
            1998...................................................    40,701,000
            1999...................................................   124,823,000
            Later years............................................    89,714,000
                                                                     ------------
                                                                     $329,258,000
                                                                      ===========

     The Company issued $145,000,000 principal amount of Senior Subordinated Notes (the "Subordinated Notes") in connection with the acquisition of Alpha Beta as described in Note 1. The Subordinated Notes bear interest, payable semi-annually on June 15 and December 15, at an annual rate of 13.75 percent. The Subordinated Notes are subordinated to all Senior Indebtedness (as defined) of the Company, and may be redeemed beginning in 1996 at a redemption price of 106 percent. The redemption price declines ratably to 100 percent in 2000.

     The debt agreements, among other things, require the Company to maintain minimum levels of net worth (as defined), to maintain minimum levels of earnings (as defined), to maintain a hedge agreement to provide interest rate protection, and to comply with certain ratios related to interest expense (as defined), fixed charges (as defined), working capital and indebtedness. In addition, the debt agreements limit, among other things, additional borrowings, dividends on, and redemption of, capital stock, capital expenditures, incurrence of lease obligations, and the acquisition and disposition of assets. At June 26, 1993 and June 25, 1994 the Company was in compliance with the financial covenants of its debt agreements. At June 25, 1994, dividends and certain other payments are restricted based on terms in the debt agreements.

                         FOOD 4 LESS SUPERMARKETS, INC.

(5) LEASES

     The Company's operations are conducted primarily in leased properties. Substantially all leases contain renewal options. Rental expense under operating leases was as follows:

                                                     52 WEEKS      52 WEEKS        52 WEEKS
                                                       ENDED         ENDED           ENDED
                                                     JUNE 27,      JUNE 26,        JUNE 25,
                                                       1992          1993            1994
                                                    -----------   -----------     -----------
    Minimum rents.................................  $46,706,000   $44,504,000     $49,788,000
    Rents based on sales..........................    7,656,000     5,917,000       3,806,000

     Following is a summary of future minimum lease payments under operating leases at June 25, 1994:

            1995...................................................  $ 52,542,000
            1996...................................................    48,966,000
            1997...................................................    45,325,000
            1998...................................................    38,925,000
            1999...................................................    34,423,000
            Later years............................................   269,332,000
                                                                     ------------
                                                                     $489,513,000
                                                                      ===========

     The Company has entered into lease agreements for new supermarket sites which were not in operation at June 25, 1994. Future minimum lease payments under such operating leases generally begin when such supermarkets open and at June 25, 1994 are: 1995 -- $5,990,000; 1996 -- $11,772,000; 1997 -- $11,825,000;
1998 -- $11,810,000; 1999 -- $11,819,000; later years -- $218,480,000.

     Certain leases qualify as capital leases under the criteria established in Statement of Financial Accounting Standards No. 13, "Accounting for Leases," and are classified on the consolidated balance sheets as leased property under capital leases. Future minimum lease payments for the property under capital leases at June 25, 1994 are as follows:

            1995....................................................  $ 7,948,000
            1996....................................................    7,521,000
            1997....................................................    6,995,000
            1998....................................................    6,374,000
            1999....................................................    6,071,000
            Later years.............................................   44,108,000
                                                                      -----------
                      Total minimum lease payments..................   79,017,000
            Less: amounts representing interest.....................   35,403,000
                                                                      -----------
            Present value of minimum lease payments.................   43,614,000
            Less: current portion...................................    3,616,000
                                                                      -----------
                                                                      $39,998,000
                                                                       ==========

     Accumulated depreciation related to capital leases was $20,356,000 and $24,041,000 at June 26, 1993 and June 25, 1994, respectively.

     The Company is leasing a distribution facility and four store locations from the previous owner of Alpha Beta. The agreement contains a purchase option for the land, buildings and improvements and equipment at a price that equals or exceeds the estimated fair market value throughout the term of the lease.

                         FOOD 4 LESS SUPERMARKETS, INC.

(6) INVESTMENT IN A.W.G.

     The investment in Associated Wholesale Grocers ("A.W.G.") consists principally of the cooperative's six percent interest-bearing seven and eight-year patronage certificates received in payment of certain rebates. Following is a summary of future maturities based upon current redemption terms:

            1995.....................................................  $       --
            1996.....................................................          --
            1997.....................................................     795,000
            1998.....................................................   1,420,000
            1999.....................................................   1,520,000
            Later years..............................................   2,983,000
                                                                       ----------
                                                                       $6,718,000
                                                                        =========

(7) INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                     52 WEEKS       52 WEEKS       52 WEEKS
                                                      ENDED          ENDED           ENDED
                                                     JUNE 27,       JUNE 26,       JUNE 25,
                                                       1992           1993           1994
                                                    ----------     ----------     -----------
    Current:
      Federal.....................................  $2,507,000     $       --     $ 3,251,000
      State and other.............................     934,000         82,000         712,000
                                                    ----------     ----------     -----------
                                                     3,441,000         82,000       3,963,000
                                                    ----------     ----------     -----------
    Deferred:
      Federal.....................................          --      1,345,000         (70,000)
      State and other.............................          --             --      (1,193,000)
                                                    ----------     ----------     -----------
                                                            --      1,345,000      (1,263,000)
                                                    ----------     ----------     -----------
                                                    $3,441,000     $1,427,000     $ 2,700,000
                                                     =========      =========      ==========

     A reconciliation of the provision (benefit) for income taxes to amounts computed at the federal statutory rates of 34% for fiscal 1992 and 1993 and 35% for fiscal 1994 is as follows:

                                                    52 WEEKS        52 WEEKS        52 WEEKS
                                                      ENDED           ENDED          ENDED
                                                    JUNE 27,        JUNE 26,        JUNE 25,
                                                      1992            1993            1994
                                                   -----------     -----------     ----------
    Federal income taxes at statutory rate on
      loss before provision for income taxes and
      extraordinary charges......................  $(8,689,000)    $(8,818,000)    $       --
    State and other taxes, net of federal tax
      benefit....................................      934,000          82,000         (1,000)
    Alternative minimum tax......................    2,507,000              --             --
    Effect of permanent differences resulting
      primarily from amortization of goodwill....    2,706,000       2,850,000      2,820,000
    Accounting limitation (recognition) of
      deferred tax benefit.......................    5,983,000       7,313,000       (119,000)
                                                   -----------     -----------     ----------
                                                   $ 3,441,000     $ 1,427,000     $2,700,000
                                                    ==========      ==========      =========

                         FOOD 4 LESS SUPERMARKETS, INC.

     The provision (benefit) for deferred taxes consists of the following:

                                                       52 WEEKS        52 WEEKS        52 WEEKS
                                                        ENDED            ENDED           ENDED
                                                       JUNE 27,        JUNE 26,        JUNE 25,
                                                         1992            1993            1994
                                                     ------------     -----------     -----------
Depreciation.......................................  $  6,282,000     $ 7,756,000     $ 2,536,000
Difference between book and tax basis of assets
  sold.............................................     2,514,000       3,198,000      (4,223,000)
Deferred revenues and allowances...................    (7,028,000)         40,000      (2,349,000)
Pre-opening costs..................................     1,072,000        (512,000)        174,000
Accounts receivable reserves.......................            --        (270,000)        249,000
Unicap.............................................      (124,000)         (5,000)       (536,000)
Capital lease obligation...........................    (2,010,000)     (1,385,000)      2,792,000
Self-insurance reserves............................   (13,558,000)     (4,082,000)       (535,000)
Inventory shrink reserve...........................      (528,000)        777,000        (869,000)
LIFO...............................................     7,104,000        (554,000)     (1,010,000)
Closed store reserve...............................       964,000       1,092,000         440,000
Accrued expense....................................            --              --        (582,000)
Accrued payroll and related liabilities............    (2,656,000)        193,000       1,721,000
Damaged inventory reimbursement....................     1,195,000              --              --
Acquisition costs..................................     4,974,000       2,626,000       1,397,000
Sales tax reserves.................................            --        (715,000)       (418,000)
Deferred rent subsidy..............................            --        (483,000)       (624,000)
Net operating loss usage...........................            --              --       5,782,000
Tax credits benefited..............................            --      (1,392,000)     (4,477,000)
Accounting limitation (recognition) of deferred tax
  benefit                                               1,588,000      (4,591,000)     (1,085,000)
Other, net.........................................       211,000        (348,000)        354,000
                                                     ------------     -----------     -----------
                                                     $         --     $ 1,345,000     $(1,263,000)
                                                      ===========      ==========      ==========

                         FOOD 4 LESS SUPERMARKETS, INC.

     The significant components of the Company's deferred tax assets (liabilities) are as follows:

                                                                JUNE 26,         JUNE 25,
                                                                  1993             1994
                                                              ------------     ------------
    Deferred tax assets:
      Accrued payroll and related liabilities...............  $  4,064,000     $  2,448,000
      Other accrued liabilities.............................    13,488,000       13,953,000
      Property and equipment................................     9,674,000        2,997,000
      Self-insurance liabilities............................    30,907,000       27,744,000
      Loss carryforwards....................................    27,863,000       20,675,000
      Tax credit carryforwards..............................     1,392,000        5,869,000
      Other.................................................     1,223,000          580,000
                                                              ------------     ------------
         Gross deferred tax assets..........................    88,611,000       74,266,000
      Valuation allowance...................................   (45,008,000)     (31,149,000)
                                                              ------------     ------------
         Net deferred tax assets............................  $ 43,603,000     $ 43,117,000
                                                              ------------     ------------
    Deferred tax liabilities:
      Inventories...........................................  $(20,243,000)    $(16,738,000)
      Property and equipment................................   (38,298,000)     (30,516,000)
      Obligations under capital leases......................    (5,802,000)      (8,733,000)
      Other.................................................    (1,689,000)      (1,870,000)
                                                              ------------     ------------
         Gross deferred tax liability.......................   (66,032,000)     (57,857,000)
                                                              ------------     ------------
         Net deferred tax liability.........................  $(22,429,000)    $(14,740,000)
                                                               ===========      ===========

     The Company recorded a valuation allowance to reserve a portion of its gross deferred tax assets at June 25, 1994 due primarily to financial and tax losses in recent years. Under SFAS 109, this valuation allowance will be adjusted in future periods as appropriate. However, the timing and extent of such future adjustments to the allowance cannot be determined at this time.

     At June 25, 1994, approximately $8,864,000 of the valuation allowance for deferred tax assets will reduce goodwill when the allowance is no longer required.

     At June 25, 1994, the Company has net operating loss carryforwards for federal income tax purposes of $59,071,000, which expire in 2007 through 2008. The Company has federal and state Alternative Minimum Tax ("AMT") credit carryforwards of approximately $4,090,000 which are available to reduce future regular taxes in excess of AMT. Currently, there is no expiration date for these credits.

     FFL files a consolidated federal income tax return, under which the federal income tax liability of FFL and its subsidiaries (which since June 23, 1989 include the Company) is determined on a consolidated basis. FFL has entered into a federal income tax sharing agreement with the Company and certain of its subsidiaries (the "Tax Sharing Agreement"). The Tax Sharing Agreement provides that in any year in which the Company is included in any consolidated tax liability of FFL and has taxable income, the Company will pay to FFL the amount of the tax liability that the Company would have had on such due date if it had been filing a separate return. Conversely, if the Company generates losses or credits which actually reduce the consolidated tax liability of FFL and its other subsidiaries, FFL will credit to the Company the amount of such reduction in the consolidated tax liability. These credits are passed between FFL and the Company in the form of cash payments. In the event any state and local income taxes are determinable on a combined or consolidated basis, the Tax Sharing Agreement provides for a similar allocation between FFL and the Company of such state and local taxes.

                         FOOD 4 LESS SUPERMARKETS, INC.

     The Company currently has an Internal Revenue Service examination in process covering its 1990 and 1991 fiscal years. The Internal Revenue Service has not yet made any additional tax assessments related to these years.

(8) RELATED PARTY TRANSACTIONS

     The Company has a five-year consulting agreement with an affiliated company effective June 17, 1991 for management, financing, acquisition and other services. The agreement is automatically renewed on January 1 of each year for the five-year term unless ninety (90) days' notice is given by either party. The contract provides for annual management fees equal to $2 million plus an additional amount based on the Company's performance and advisory fees for acquisition and financing transactions.

     Fees paid or accrued associated with management services were $2,270,000 during the 52 weeks ended June 25, 1994, $2,000,000 during the 52 weeks ended June 26, 1993, and $2,000,000 during the 52 weeks ended June 27, 1992. Advisory fees paid or accrued were $170,000 during the 52 weeks ended June 25, 1994, $1,795,000 for the 52 weeks ended June 26, 1993, and $116,000 for the 52 weeks ended June 27, 1992. Advisory fees paid or accrued for financing transactions are capitalized and amortized over the term of the related financing. In connection with the acquisitions of Alpha Beta, ABC and the Food Barn Stores, the Company capitalized fees of $8,000,000, $500,000 and $92,000, respectively, which were paid to this affiliated company for acquisition services.

(9) COMMITMENTS AND CONTINGENCIES

     The Company is contingently liable to former stockholders of certain predecessors for any prorated gains which may be realized within ten years of the acquisition of the respective companies resulting from the sale of the Certified stock. Such gains are only payable if Certified is purchased or dissolved, or if the Company sells the shares to Certified within the period noted above.

     The Company is a partner in a supplier partnership, in which it is contingently liable for the partnership's long-term debt. The Company's portion of such debt is approximately $1,650,000.

     The Company has entered into lease agreements with the developers of several new sites in which the Company has agreed to provide construction financing. At June 25, 1994, the Company had capitalized construction costs of $10,435,000 on total commitments of $19,250,000.

     In December 1992, three California state antitrust class action suits were commenced in Los Angeles Superior Court against the Company and other major supermarket chains located in Southern California, alleging that they conspired to refrain from competing in and to fix the price of fluid milk above competitive prices. Specifically, class actions were commenced by Diane Barela and Neila Ross, Ron Moliare and Paul C. Pfeifle on December 7, December 14 and December 23, 1992, respectively. To date, the Court has yet to certify any of these classes, while a demurrer to the complaints was denied. The Company will vigorously defend itself in these class action suits.

     In addition, the Company or its subsidiaries are defendants in a number of other cases currently in litigation or potential claims encountered in the normal course of business which are being vigorously defended. In the opinion of management, the resolutions of these matters will not have a material effect on the Company's financial position or results of operations.


     The Company self-insures its workers compensation and general liability. For the 52 weeks ended June 25, 1994, the 52 weeks ended June 26, 1993, and the 52 weeks ended June 27, 1992 self-insurance loss provisions were $19,880,000, $38,040,000 and $46,140,000, respectively. The Company discounts its self-insurance liability using a 7% discount rate for all years presented. Management believes that this rate

                         FOOD 4 LESS SUPERMARKETS, INC.

aproximates the time value of money over the anticipated payout period (approximately 10 years) for essentially risk free investments.



     The Company's historical self-insurance liability for the three most recent fiscal years is as follows:



                                                52 WEEKS         52 WEEKS        52 WEEKS
                                                 ENDED            ENDED            ENDED
                                                JUNE 27,         JUNE 26,        JUNE 25,
                                                  1992             1993            1994
                                              ------------     ------------     -----------
      Self-insurance liability..............  $ 95,605,000     $100,773,000     $90,898,000
      Less: Discount........................   (13,046,000)     (15,279,000)     (9,194,000)
                                              ------------     ------------     -----------
      Net self-insurance liability..........  $ 82,559,000     $ 85,494,000     $81,704,000
                                               ===========      ===========      ==========



     The Company expects that cash payments for claims will aggregate approximately $14 million (unaudited), $20 million (unaudited), $17 million (unaudited), $12 million (unaudited) and $7 million (unaudited) for its fiscal years ending in June 1995, 1996, 1997, 1998 and 1999, respectively.


(10) EMPLOYEE BENEFIT PLANS

     The Company implemented SOP No. 93-6, Employer Accounting for Employee Stock Ownership Plans, effective June 26, 1994. The implementation of SOP No. 93-6 did not have a material effect on the accompanying unaudited consolidated financial statements.

     The Company and its subsidiaries sponsor several defined contribution benefit plans. The full-time employees of Falley's who are not members of a collective bargaining agreement are covered under a 401(k) plan under which the Company matches certain employee contributions with cash or FFL stock (the "Falley's ESOP"). As part of the original stock sale agreement between FFL and the Falley's ESOP, which has been amended from time to time, an affiliate of the Company has assumed the obligation to purchase any FFL shares as to which terminated plan participants have exercised a put option under the terms of Falley's ESOP. As part of that agreement, the Company may, at its sole discretion, after providing a right of first refusal to the affiliate, purchase FFL shares put under the provisions of the plan. During the year ended June 25, 1994, the Company elected to purchase $1.0 million of FFL shares as to which terminated plan participants had exercised their put option. FFL shares purchased by the Company are classified as treasury stock. As of September 17, 1994, the fair value of the shares allocated which are subject to a repurchase obligation by an affiliate of the Company was approximately $13,286,000 (unaudited).

     The Company also sponsors two ESOPs for employees of the Company who are members of certain collective bargaining agreements (the "Union ESOPs"). The Union ESOPs provide for annual contributions based on hours worked at a rate specified by the terms of the collective bargaining agreements. The Company contributions are made in the form of Holdings stock or cash for the purchase of Holdings stock and are to be allocated to participants based on hours worked. During the 12 weeks ended September 17, 1994, the Company recorded a charge against operations of approximately $77,000 (unaudited) for benefits under the Union ESOPs. There were no shares issued to the Union ESOPs at September 17, 1994.

     All other full-time employees of the Company who are not members of a collective bargaining agreement are covered under a separate 401(k) plan (the "Management Plan"). The Management Plan provides for annual contributions which are determined at the discretion of the Company. The Company contributions are allocated to participants based on employee compensation and matching of certain employee contributions. A portion of the Company contribution allocated based on compensation is made in the form of stock or cash for the purchase of stock.

     Total charges against operations related to all employee benefit plans sponsored by the Company and its subsidiaries were $337,000, $284,000 and $699,000 for the 52 weeks ended June 27, 1992, the 52 weeks ended

                         FOOD 4 LESS SUPERMARKETS, INC.

June 26, 1993, and the 52 weeks ended June 25, 1994, respectively. No contributions were made with stock and no stock was acquired by any plans in fiscal 1992, fiscal 1993 or fiscal 1994.

     The Company contributes to multi-employer pension plans administered by various trustees. Contributions to these plans are based upon negotiated wage contracts. These plans may be deemed to be defined benefit plans. Information related to accumulated plan benefits and plan net assets as they may be allocated to the Company at June 25, 1994 is not available. The Company contributed $78.6 million, $69.4 million and $57.2 million to these plans for the 52 weeks ended June 27, 1992, June 26, 1993, and June 25, 1994, respectively. Management is not aware of any plans to terminate such plans.

     The United Food and Commercial Workers health and welfare plans were overfunded and those employers who contributed to the plans are to receive a pro rata share of the excess reserves in these plans through a reduction of current contributions. The Company's share of the excess reserve was $24.2 million, of which $8.1 million was recognized in the 52 weeks ended June 25, 1994, with the remainder to be recognized in future periods as the credits are taken. Offsetting the reduction in employer contributions was a $5.5 million union contract ratification bonus and contractual wage increases.

(11) COMMON STOCK

     On December 31, 1992, concurrent with the sale of the Preferred Stock, the Company sold 121,118 shares of common stock to Holdings. Concurrently, the remaining shares of common stock of the Company were exchanged for shares of Holdings common stock on a one for one basis.

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  (a) Cash and Cash Equivalents

     The carrying amount approximates fair value as a result of the short maturity of these instruments.

  (b) Short-Term Notes and Other Receivables

     The carrying amount approximates fair value as a result of the short maturity of these instruments.

  (c) Investments In and Notes Receivable From Supplier Cooperatives

     The Company maintains a non-current deposit with Certified in the form of Class B shares of Certified. Certified is not obligated in any fiscal year to redeem more than a prescribed number of the Class B shares issued. Therefore, it is not practicable to estimate the fair value of this investment.

     The Company maintains a non-current note receivable from A.W.G. There are no quoted market prices for this investment and a reasonable estimate could not be made without incurring excessive costs. Additional information pertinent to the value of this investment is provided in Note 6.

  (d) Long-Term Debt

     The fair value of the $175.0 million Senior Notes, the $145.0 million Subordinated Notes and the Bank Term Loan is based on quoted market prices. Market quotes for the fair value of the remainder of the Company's debt are not available, and a reasonable estimate of the fair value could not be made without incurring excessive costs. Additional information pertinent to the value of the unquoted debt is provided in Note 4.

                         FOOD 4 LESS SUPERMARKETS, INC.

     The estimated fair values of the Company's financial instruments are as follows:

                                                                        JUNE 25, 1994
                                                                  -------------------------
                                                                   CARRYING        FAIR
                                                                    AMOUNT         VALUE
                                                                  -----------   -----------
    Cash and cash equivalents...................................  $32,996,000   $32,996,000
    Short-term notes and other receivables......................    4,187,000     4,187,000
    Investments in and notes receivable from supplier
      cooperatives..............................................   12,702,000            --
    Long-term debt for which it is:
      - Practicable to estimate fair values.....................  457,064,000   472,779,000
      - Not practicable.........................................   17,194,000            --

(13) OTHER INCOME, NET

     The components of other income items included in SG&A are as follows:

                                                          52 WEEKS     52 WEEKS    52 WEEKS
                                                           ENDED        ENDED        ENDED
                                                          JUNE 27,     JUNE 26,    JUNE 25,
                                                            1992         1993        1994
                                                         ----------   ----------   ---------
    Interest income....................................  $1,266,000   $  993,000   $ 903,000
    Licensing fees.....................................     493,000      246,000     270,000
    Other income (expense).............................     769,000    3,710,000    (177,000)
                                                         ----------   ----------   ---------
                                                         $2,528,000   $4,949,000   $ 996,000
                                                          =========    =========   =========

(14) SUBSEQUENT EVENT (UNAUDITED)

     On September 14, 1994, the Company, Holdings, and FFL entered into a definitive Agreement and Plan of Merger (the "Merger") with Ralphs Supermarkets, Inc. ("Ralphs") and the stockholders of Ralphs. Pursuant to the terms of the Merger Agreement, the Company will, subject to certain terms and conditions being satisfied or waived, be merged into Ralphs and Ralphs will become a wholly-owned subsidiary of Holdings. Conditions to the consummation of the Merger include, among other things, receipt of regulatory approvals and other necessary consents and the completion of financing for the transaction. The purchase price for Ralphs is approximately $1.5 billion, including the assumption of debt.

     Upon the effectiveness of the Merger, each outstanding share of common stock, par value $1.00 per share, of Ralphs will be converted into and become a right to receive (a) approximately $16.61 in cash and (b) approximately $3.91 principal amount of 13% Senior Subordinated Pay-in Kind Debentures due 2006 issued by Holdings (the "Debentures"). This represents an aggregate purchase price, payable to the stockholders of Ralphs, of $425 million in cash and $100 million initial principal amount of Debentures. In addition, the Company will enter into an agreement with a stockholder of Ralphs pursuant to which such stockholder will act as a consultant to the Company with respect to certain real estate and general commercial matters for a period of five years from the closing of the Ralphs Merger in exchange for the payment of a consulting fee.

     The financing required to complete the Merger will include the issuance of significant additional equity by FFL, the issuance of new debt securities by the Company and Holdings and the incurrence of additional bank financing by the Company. The equity issuance would be made to a group of investors led by Apollo Advisors, L.P., which has committed to purchase up to $150 million in FFL stock, and the bank financing would be made pursuant to a commitment by Bankers Trust Company to provide up to $1,225 million in such financing. In connection with the receipt of new financing, the Company and Holdings will also be required to

                         FOOD 4 LESS SUPERMARKETS, INC.

complete certain exchange offers, consent solicitations and or other transactions with the holders of their currently outstanding debt securities.

     As of July 17, 1994, Ralphs had outstanding indebtedness of approximately $990 million. Ralphs had sales of $2,730 million, operating income of $152.1 million and earnings before income taxes of $30.3 million for its most recent fiscal year ended January 30, 1994.

     Upon consummation of the Merger, the operations and activities of the Company will be significantly impacted due to conversions of the Company's existing Southern California conventional stores to either Ralphs or Food 4 Less warehouse stores as well as the consolidation of various operating functions and departments. This consolidation may result in a restructuring charge and, in conjunction with the Merger, the Company intends to determine if there is any impairment of the value of the Company's existing assets and goodwill. The amount of the restructuring charge is not presently determinable due to various factors, including uncertainties inherent in the completion of the Merger; however, the restructuring charge may be material in relation to the stockholder's equity and financial position of the Company at June 25, 1994.

(15) RESTATEMENT

     The Company has restated the statements of operations for its fiscal years ended June 27, 1992, June 26, 1993 and June 25, 1994 and the 12 weeks ended September 18, 1993 to classify certain buying, occupancy and labor costs associated with making its products available for sale as cost of sales. These amounts were previously classified as selling, general, administrative, and other net, and depreciation and amortization of property and equipment and totalled $236,152,000, $224,469,000, $219,548,000 and $50,910,000 (unaudited)
for the fiscal years ended June 27, 1992, June 26, 1993 and June 25, 1994 and the 12 weeks ended September 18, 1993, respectively. The Company has also classified a portion of its self-insurance costs as interest expense that was previously recorded in selling, general, administrative and other, net. These amounts were $4,960,000, $5,865,000, $5,836,000 and $1,389,000 (unaudited) for the fiscal years 1992, 1993 and 1994 and the 12 weeks ended September 18, 1993, respectively. Depreciation and amortization costs not classified in cost of sales are included in selling, general, administrative and other, net. The change in classification did not affect the net loss, loss before provision for income taxes and extraordinary charges or loss per common share.

                                                                      APPENDIX A

                     COMPARISON OF OLD F4L SENIOR NOTES AND
                              NEW F4L SENIOR NOTES

     The following is a brief comparison of the principal features of the Old F4L Senior Notes and the New F4L Senior Notes. The terms of the New F4L Senior Notes differ from the current (unamended) terms of the Old F4L Senior Notes in certain significant respects, including those described below. The summary comparisons set forth below do not purport to be complete and are qualified in their entirety by reference to the Old F4L Senior Note Indenture, the Old F4L Senior Notes, the New F4L Senior Note Indenture, the New F4L Senior Notes, the "Description of the New F4L Notes" and "The Proposed Amendments" and the related definitions contained therein.


                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ------------------------------------------------------
ISSUER                                                     ISSUER
Food 4 Less.                                               The Company, as successor by merger to Food 4 Less.

PRINCIPAL AMOUNT OUTSTANDING                               PRINCIPAL AMOUNT OUTSTANDING
As of November 1, 1994, $175 million.                      The up to $175 million principal amount of New F4L
                                                           Senior Notes offered hereby will be part of an issue of
                                                           up to $575 million aggregate principal amount of New
                                                           F4L Senior Notes, up to $400 million principal amount
                                                           of which will be issued pursuant to the Public
                                                           Offering.

INTEREST RATE                                              INTEREST RATE
The Old F4L Senior Notes bear interest at the rate of      The New F4L Senior Notes will bear interest at a fixed
10.45% per annum.                                          rate per annum equal to the greater of (a) 11% and (b)
                                                           the Applicable Treasury Rate (as hereinafter defined)
                                                           plus 375 basis points (3.75 percentage points);
                                                           provided, however, that in no event will the New F4L
                                                           Senior Notes bear interest at a rate per annum that is
                                                           less than the interest rate on the New F4L Senior Notes
                                                           offered pursuant to the Public Offering. The
                                                           "Applicable Treasury Rate" means the yield to maturity
                                                           at the time of computation of United States Treasury
                                                           securities with a constant maturity (as compiled by and
                                                           published in the most recent Federal Reserve
                                                           Statistical Release H.15 (519)) most nearly equal to
                                                           the average life to stated maturity of the New F4L
                                                           Senior Notes; provided, that if the average life to
                                                           stated maturity of the New F4L Senior Notes is not
                                                           equal to the constant maturity of the United States
                                                           Treasury security for which a weekly average yield is
                                                           given, the Treasury Rate shall be obtained by linear
                                                           interpolation (calculated to the nearest one-twelfth of
                                                           the year) from the weekly average yields of the United
                                                           States Treasury securities for which such yields are
                                                           given.

INTEREST PAYMENT DATES                                     INTEREST PAYMENT DATES
April 15 and October 15.                                   March 1 and September 1, commencing on September 1,
                                                           1995.

FINAL MATURITY DATE                                        FINAL MATURITY DATE
April 15, 2000.                                            March 1, 2004.

OPTIONAL REDEMPTION                                        OPTIONAL REDEMPTION
The Old F4L Senior Notes are redeemable, at the option     The New F4L Senior Notes are redeemable, at the option
of Food 4 Less, in whole at any time or in part from       of the Company, in whole at any time or in part from
time to time, on or after April 15, 1996, at the           time to time, on or after March 1, 2000, at the
following redemption prices if redeemed during the         following redemption prices if redeemed during the
twelve-month period commencing on April 15 of the years    twelve-month period commencing on March 1 of the years
set forth below:                                           set forth below:
1996..........................................104.48%      2000..........................................104.125%
1997..........................................102.99%      2001..........................................102.750%
1998..........................................101.49%      2002..........................................101.375%
1999 and thereafter............................100.00%     2003 and thereafter............................100.000%
in each case plus accrued and unpaid interest to the       in each case plus accrued and unpaid interest to the
date of redemption.                                        date of redemption. In the event the interest rate on
                                                           the New F4L Senior Notes is greater than 11%, the above
                                                           redemption prices will be correspondingly adjusted. In
                                                           addition, on or prior to March 1, 1998, the Company
                                                           may, at its option, use the net cash proceeds of one or
                                                           more Public Equity Offerings to redeem up to an
                                                           aggregate of 35% of the New F4L Senior Notes originally
                                                           issued, at a redemption price equal to 111% of the
                                                           principal amount

                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ------------------------------------------------------
                                                           thereof if redeemed during the 12 months commencing on
                                                           March 1, 1995, 109.625% of the principal amount thereof
                                                           if redeemed during the 12 months commencing on March 1,
                                                           1996 and 108.25% of the principal amount thereof if
                                                           redeemed duringthe 12 months commencing on March 1,
                                                           1997, in each case plus accrued and unpaid interest to
                                                           the redemption date.

MANDATORY REDEMPTION                                       MANDATORY REDEMPTION
Food 4 Less will make a mandatory sinking fund payment     The New F4L Senior Notes are not subject to a mandatory
of $87.5 million on April 15, 1999, sufficient to          sinking fund requirement.
retire 50% of the Old F4L Senior Notes originally
issued, at a redemption price equal to 100% of the
principal amount thereof, plus accrued and unpaid
interest to the date of redemption. Food 4 Less may, at
its option, receive credit against such sinking fund
payment for 100% of the principal amount of any Old F4L
Senior Notes previously acquired by Food 4 Less and
surrendered to the Old F4L Senior Note Trustee for
cancellation or redeemed at the option of Food 4 Less
and which, in each case, were not previously used for
or as a credit against any other required payment
pursuant to the Old F4L Senior Note Indenture. Food 4
Less may use the same Old F4L Senior Note as a credit
only once. Food 4 Less intends to credit Old F4L Senior
Notes tendered into the Exchange Offer against its
sinking fund obligation.

RANKING                                                    RANKING
The Old F4L Senior Notes are general unsecured senior      The New F4L Senior Notes will be senior unsecured
obligations of Food 4 Less and are senior to all           obligations of the Company and will be senior to all
Subordinated Indebtedness of Food 4 Less, including the    Subordinated Indebtedness. The New F4L Senior Notes
Old F4L Subordinated Notes. The Old F4L Senior Notes       will rank pari passu in right of payment with all
rank pari passu in right of payment with all borrowings    unsubordinated Indebtedness and other liabilities of
and other obligations of Food 4 Less and its               the Company. Such borrowings and obligations under the
subsidiaries under the Credit Agreement. Such              Credit Agreement and the related guarantees are secured
borrowings and obligations under the Credit Agreement      by substantially all of the assets of the Company and
and related guarantees are secured by substantially all    its subsidiaries, whereas the New F4L Senior Notes are
of the assets of Food 4 Less and its subsidiaries,         senior unsecured obligations of the Company and its
whereas the Old F4L Senior Notes are senior unsecured      subsidiaries.
obligations of Food 4 Less and its subsidiaries.

GUARANTEES                                                 GUARANTEES
Each Subsidiary Guarantor has unconditionally              Each Subsidiary Guarantor will unconditionally
guaranteed, jointly and severally, the complete and        guarantee, jointly and severally, the complete and
prompt performance of Food 4 Less' obligations under       prompt performance of the Company's obligations under
the Old F4L Senior Note Indenture and the Old F4L          the New F4L Senior Note Indenture and New F4L Senior
Senior Notes. See "Guarantees of Certain Indebtedness"     Notes. See "Guarantees of Certain Indebtedness" below.
below.

  "Subsidiary Guarantor" means (i) each of Alpha Beta      "Subsidiary Guarantor" means (i) each of Alpha Beta
Company, Bell Markets, Inc., Cala Co., Cala Foods,         Company, Bay Area Warehouse Stores, Inc., Bell Markets,
Inc., Falley's, Inc., Food 4 Less of California, Inc.,     Inc., Cala Co., Cala Foods, Inc., Falley's Inc., Food 4
Food 4 Less Merchandising, Inc., Food 4 Less GM, Inc.      Less of California, Inc., Food 4 Less Merchandising,
and Food 4 Less of Southern California, Inc., (ii) each    Inc., Food 4 Less GM, Inc., Food 4 Less of Southern
of Food 4 Less' subsidiaries which becomes a guarantor     California, Inc., (ii) upon consummation of the Merger,
of the Old F4L Senior Notes in compliance with the         Crawford Stores, Inc., (iii) each of the Company's
provisions set forth under "Guarantees of Certain          subsidiaries which becomes a guarantor of the New F4L
Indebtedness," and (iii) each of Food 4 Less'              Senior Notes in compliance with the provisions set
subsidiaries executing a supplemental indenture in         forth under "Guarantees of Certain Indebtedness," and
which such subsidiary agrees to be bound by the terms      (iv) each of the Company's subsidiaries executing a
of the Old F4L Senior Note Indenture.                      supplemental indenture in which such subsidiary agrees
                                                           to be bound by the terms of the New F4L Senior Notes
                                                           Indenture.

CHANGE OF CONTROL                                          CHANGE OF CONTROL
Upon the occurrence of a Change of Control, each holder    The New F4L Senior Note Indenture will provide that if
will have the right to require the repurchase of such      a Change of Control occurs, each holder will have the
holder's Old F4L Senior Notes at a purchase price equal    right to require the Company to repurchase such
to 101% of the principal amount thereof plus accrued       holder's New F4L Senior Notes pursuant to a Change of
and unpaid interest to the date of repurchase.             Control Offer at 101% of the principal amount thereof
                                                           plus accrued and unpaid interest to the date of
  "Change of Control" means the acquisition after the      repurchase.
Issue Date, in one or more transactions, of beneficial
ownership (within the meaning of Rule 13d-3 under the      "Change of Control" means (i) the acquisition after the
Exchange Act) by (i) any person or entity (other than      Issue Date, in one or more transactions, of beneficial
any Permitted Holder) or (ii) any group of persons or      ownership (within the meaning of Rule 13d-3 under the
entities (excluding any Permitted Holders) who             Exchange Act) by (a) any person or entity (other than
constitute a group (within the meaning of Sec-             any Permitted Holder) or (b) any group of persons or
                                                           entities (excluding any Permitted

                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ------------------------------------------------------
tion 13(d)(3) of the Exchange Act), in either case, of     Holders) who constitute a group (within the meaning of
any securities of FFL or of Food 4 Less such that, as a    Section 13(d)(3) of the Exchange Act), in either case,
result of such acquisition, such person, entity or         of any securities of New Holdings or the Company such
group either (A) beneficially owns (within the meaning     that, as a result of such acquisition, such person,
of Rule 13d-3 under the Exchange Act), directly or         entity or group either beneficially owns (within the
indirectly, 51% or more of Food 4 Less' then               meaning of Rule 13d-3 under the Exchange Act), directly
outstanding voting securities entitled to vote on a        or indirectly, 40% or more of the then outstanding
regular basis for a majority of the board of directors     voting securities entitled to vote on a regular basis
of Food 4 Less (but only to the extent that such           for a majority of the board of directors of the Company
beneficial ownership is not shared with any Permitted      (but only to the extent that such beneficial ownership
Holder who has the power to direct the vote thereof) or    is not shared with any Permitted Holder who has the
(B) otherwise has the ability to elect, directly or        power to direct the vote thereof), provided, however,
indirectly, a majority of the members of Food 4 Less'      that no such Change of Control shall be deemed to have
board of directors.                                        occurred if (A) the Permitted Holders beneficially own,
                                                           in the aggregate, at such time, a greater percentage of
  "Permitted Holder" means (i) Food 4 Less Equity          such voting securities than such other person, entity
Partners, L.P., The Yucaipa Companies or any entity        or group or (B) at the time of such acquisition, the
controlled thereby, (ii) an employee benefit plan of       Permitted Holders (or any of them) possess the ability
Food 4 Less, or any participant therein or any of its      (by contract or otherwise) to elect, or cause the
subsidiaries, (iii) a trustee or other fiduciary           election, of a majority of the members of the Company's
holding securities under an employee benefit plan of       board of directors.
Food 4 Less or any of its subsidiaries or (iv) any
Permitted Transferee of any of the foregoing persons.      "Permitted Holder" means (i) Food 4 Less Equity
                                                           Partners, L.P., and The Yucaipa Companies, or any
  "Permitted Transferees" means, with respect to any       entity controlled thereby or any of the partners
person, (i) any affiliates of such person, (ii) the        thereof, (ii) Apollo Advisors, L.P., Lion Advisors,
heirs, executors, administrators, testamentary             L.P. or any entity controlled thereby or any of the
trustees, legatees or beneficiaries of any such person,    partners thereof, (iii) an employee benefit plan of the
and (iii) a trust the beneficiaries of which, or a         Company, or any participant therein or any of its
corporation of partnership, the stockholders or general    subsidiaries, (iv) a trustee or other fiduciary holding
or limited partners of which, include only such person     securities under an employee benefit plan of the
or his or her spouse or lineal descendents, in each        Company or any of its subsidiaries or (v) any Permitted
case to whom such person has transferred securities of     Transferee of any of the foregoing persons.
Food 4 Less.
                                                           "Permitted Transferees" means, with respect to any
  IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD     person, (i) any Affiliate of such person, (ii) the
F4L SENIOR NOTE INDENTURE WILL BE MODIFIED TO ELIMINATE    heirs, executors, administrators, testamentary
THIS COVENANT AND CERTAIN RELATED DEFINITIONS.             trustees, legatees or beneficiaries of any such person,
                                                           (iii) a trust, the beneficiaries of which, or a
                                                           corporation or partnership, the stockholders or general
                                                           or limited partners of which, include only such person
                                                           or his or her spouse or lineal descendants, in each
                                                           case to whom such person has transferred the beneficial
                                                           ownership of any securities of the Company, (iv) any
                                                           investment account whose investment managers and
                                                           investment advisors consist solely of such person
                                                           and/or Permitted Transferees of such person and (v) any
                                                           investment fund or investment entity that is a
                                                           subsidiary of such person or a Permitted Transferee of
                                                           such person.

CERTAIN COVENANTS                                          CERTAIN COVENANTS
  LIMITATION ON RESTRICTED PAYMENTS. Pursuant to the       LIMITATION ON RESTRICTED PAYMENTS. Pursuant to the New
Old F4L Senior Note Indenture, Food 4 Less shall not,      F4L Senior Note Indenture, the Company shall not, and
and shall cause each of its subsidiaries not to,           shall cause each of its subsidiaries not to, directly
directly or indirectly, make any Restricted Payment if,    or indirectly, make any Restricted Payment if, at the
at the time of such Restricted Payment, or after giving    time of such proposed Restricted Payment, or after
effect thereto, (a) a Default or an Event of Default       giving effect thereto, (a) a Default or an Event of
(as defined below) shall have occurred and be continu-     Default shall have occurred and be continuing, (b) the
ing, (b) the net worth of Food 4 Less on the last day      Company could not incur $1.00 of additional Indebted-
of the full fiscal quarter immediately preceding the       ness (other than Permitted Indebtedness) pursuant to
date of such Restricted Payment (pro forma to give         the covenant described below under "Limitation on
effect thereto) is not greater than $115 million, (c)      Incurrences of Additional Indebtedness" or (c) the
Food 4 Less' Operating Coverage Ratio, calculated on a     aggregate amount expended for all Restricted Payments,
pro forma basis as if such Restricted Payment had been     including such proposed Restricted Payment (the amount
made at the beginning of the pro forma period, shall be    of any Restricted Payment, if other than cash, to be
less than 2.25 to 1.0 or (d) the aggregate amount          the fair market value thereof at the date of payment as
expended for all Restricted Payments, including such       determined in good faith by the board of directors of
Restricted Payment (the amount of any Restricted           the Company), subsequent to the Issue Date, shall
Payment, if other than cash, to be the fair market         exceed the sum of (i) 50% of the aggregate Consolidated
value thereof at the date of payment as determined in      Net Income (or if such aggregate Consolidated Net
good faith by the board of directors of Food 4 Less        Income is a loss, minus 100% of such loss) of the
which determination shall be evidenced by a board          Company earned subsequent to the Issue Date and on or
resolution), subsequent to the Issue Date, shall exceed    prior to the date of the proposed Restricted Payment
the sum of (i) 25% of the aggregate Consolidated Net       (the "Reference Date") plus (ii) 100% of the aggregate
Income (or if such aggregate Consolidated Net Income is    net proceeds received by the Company from any person
a loss, minus 100% of such loss) of Food 4 Less earned     (other than a subsidiary of the Company) from the
subsequent to the Issue Date and prior to the date the     issuance and sale (including upon exchange or
Restricted Payment occurs (the "Reference Date") plus      conversion for other securities of the Company)
(ii) 100% of the aggregate net proceeds received by        subsequent to the Issue Date and on or prior to the
Food 4 Less from any person (other than a subsidiary)      Reference Date of Qualified Capital Stock (excluding
from the issuance and
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
                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ------------------------------------------------------
sale (including upon exchange or conversion for other      (A) Qualified Capital Stock paid as a dividend on any
securities of Food 4 Less) subsequent to the Issue Date    capital stock or as interest on any Indebtedness and,
and on or prior to the Reference Date of Qualified         (B) any net proceeds from issuances and sales financed
Capital Stock (excluding (A) Qualified Capital Stock       directly or indirectly using funds borrowed from the
paid as a dividend on any capital stock or as interest     Company or any subsidiary, until and to the extent such
on any Indebtedness and (B) any net proceeds from          borrowing is repaid, plus (iii) 100% of the aggregate
issuances and sales financed directly or indirectly        net cash proceeds received by the Company as capital
using funds borrowed from Food 4 Less or any subsidiary,   contributions to the Company after the Issue Date plus
until and to the extent such borrowing is repaid).)       (iv) $25 million.

  Notwithstanding the foregoing, if no Default or Event    Notwithstanding the foregoing, if no Default or Event
of Default shall have occurred and be continuing as a      of Default shall have occurred and be continuing as a
consequence thereof, the provisions set forth in the       consequence thereof, the provisions set forth in the
immediately preceding paragraph will not prevent (1)       immediately preceding paragraph will not prevent (1)
the payment of any dividend within 60 days after the       the payment of any dividend within 60 days after the
date of its declaration if the dividend would have been    date of its declaration if the dividend would have been
permitted on the date of declaration, (2) the              permitted on the date of declaration, (2) the
acquisition of any shares of capital stock of Food 4       acquisition of any shares of capital stock of the
Less or the repayment of any Indebtedness of Food 4        Company or the repurchase, redemption or other
Less in exchange for or solely out of the proceeds of      repayment of any Subordinated Indebtedness in exchange
the substantially concurrent sale (other than to a         for or solely out of the proceeds of the substantially
subsidiary) of shares of Qualified Capital Stock, (3)      concurrent sale (other than to a subsidiary) of shares
the repurchase or redemption of (a) Old F4L Notes in       of Qualified Capital Stock of the Company, (3) the
accordance with the provisions of (i) Section 5.04         repurchase, redemption or other repayment or redemption
("Maintenance of Net Worth"), (ii) Section 5.16            of any Subordinated Indebtedness in exchange for or
("Limitation on Change of Control") and (iii) Section      solely out of the proceeds of the substantially
5.17 ("Limitation on Disposition of Assets") set forth     concurrent sale (other than to a subsidiary) of
in the Old F4L Subordinated Note Indenture or (b) any      Subordinated Indebtedness of the Company with an
other Indebtedness of Food 4 Less in exchange for or       Average Life equal to or greater than the then
solely out of the proceeds of the substantially            remaining Average Life of the Subordinated Indebtedness
concurrent sale (other than to a Subsidiary) of            repurchased or redeemed, and (4) Permitted Payments;
Indebtedness which is subordinated in right of payment     provided, however, that the declaration of each
to the Old F4L Senior Notes with no scheduled or           dividend paid in accordance with clause (1) above, each
required maturity or scheduled or required repayment of    acquisition, repurchase, redemption or other repayment
principal or sinking fund payment prior to the final       made in accordance with, or of the type set forth in,
maturity of the Old F4L Senior Notes, or (4) Permitted     clause (2) above, and each payment described in clause
Payments; provided that the declaration of each            (iii), (iv), (v), (vi), (vii) or (ix) of the definition
dividend paid in accordance with clause (1) above, each    of the term "Permitted Payments" shall each be counted
acquisition or repayment made in accordance with, or of    for purposes of computing amounts expended pursuant to
the type set forth in, clause (2) above, each              subclause (c) in the immediately preceding paragraph,
repurchase of Old F4L Subordinated Notes pursuant to       and no amounts expended pursuant to clause (3) above or
clause (3)(a)(i) and each payment described in clause      pursuant to clause (i), (ii) or (viii) of the
(iii) or (iv) of the definition of "Permitted Payments"    definition of the term "Permitted Payments" shall be so
shall each be counted for purposes of computing amounts    counted, provided, further that to the extent any
expended pursuant to subclause (d) in the immediately      payments made pursuant to clause (vii) of the
preceding paragraph, and no payment described in clause    definition of the term "Permitted Payments" are
(3) above (other than clause (3)(a)(i)) or pursuant to     deducted for purposes of computing the Consolidated Net
clause (i) or (ii) of the definition of "Permitted         Income of the Company, such payments shall not be
Payments" shall be so counted.                             counted for purposes of computing amounts expended as
                                                           Restricted Payments pursuant to subclause (c) in the
  "Restricted Payment" means any (i) Stock Payment,        immediately preceding paragraph.
(ii) Investment (other than a Permitted Investment) or
(iii) Restricted Debt Prepayment.                          "Restricted Payment" means any (i) Stock Payment, (ii)
                                                           Investment (other than a Permitted Investment) or (iii)
  "Stock Payment" means, with respect to any person,       Restricted Debt Prepayment.
(a) the declaration or payment by such person, either
in cash or in property, of any dividend on (except, in     "Stock Payment" means, with respect to any person, (a)
the case of Food 4 Less, dividends payable solely in       the declaration or payment by such person, either in
Qualified Capital Stock of Food 4 Less), or the making     cash or in property, of any dividend on (except, in the
by such person or any of its subsidiaries of any other     case of the Company, dividends payable solely in
distribution in respect of, such person's Qualified        Qualified Capital Stock of the Company), or the making
Capital Stock or any warrants, rights or options to        by such person or any of its subsidiaries of any other
purchase or acquire shares of any class of such capital    distribution in respect of, such person's Qualified
stock (other than exchangeable or convertible              Capital Stock or any warrants, rights or options to
Indebtedness of such person), or (b) the redemption,       purchase or acquire shares of any class of such capital
repurchase, retirement or other acquisition for value      stock (other than exchangeable or convertible
by such person or any of its subsidiaries, directly or     Indebtedness of such person), or (b) the redemption,
indirectly, of such person's Qualified Capital Stock       repurchase, retirement or other acquisition for value
(and, in the case of a subsidiary, Qualified Capital       by such person or any of its subsidiaries, directly or
Stock of Food 4 Less) or any warrants, rights or           indirectly, of such person's Qualified Capital Stock
options to purchase or acquire shares of any class of      (and, in the case of a subsidiary, Qualified Capital
such capital stock (other than exchangeable or             Stock of the Company) or any warrants, rights or
convertible Indebtedness of such person), other than,      options to purchase or acquire shares of any class of
in the case of Food 4 Less, through the issuance in        such capital stock (other than exchangeable or
exchange therefor solely of Qualified Capital Stock of     convertible Indebtedness of such person), other than,
Food 4 Less; provided, however, that in the case of a      in the case of the Company, through the issuance in
subsidiary, the term "Stock Payment" shall not include     exchange therefor solely of Qualified Capital Stock of
any such payment with respect to its capital stock or      the Company; provided, however, that in the case of a
warrants, rights or options to purchase or acquire         subsidiary, the term "Stock Payment" shall not include
shares of any class of its capital stock that are owned    any such payment with respect to its capital stock or
solely by Food 4 Less or a wholly-owned subsidiary.        warrants, rights or options to purchase or acquire
                                                           shares of any
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
                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ------------------------------------------------------
  "Investment" by any person in any other person means     class of its capital stock that are owned solely by the
any investment by such person in such other person,        Company or a wholly-owned subsidiary.
whether by a purchase of assets, in any transaction or
series of related transactions, individually or in the     "Investment" by any person in any other person means
aggregate, in an amount greater than $5 million, share     any investment by such person in such other person,
purchase, capital contribution, loan, advance (other       whether by a purchase of assets, in any transaction or
than reasonable loans and advances to employees for        series of related transactions, individually or in the
moving and travel expenses, as salary advances, or to      aggregate, in an amount greater than $5 million, share
permit the purchase of Qualified Capital Stock of Food     purchase, capital contribution, loan, advance (other
4 Less and other similar customary expenses incurred,      than reasonable loans and advances to employees for
in each case in the ordinary course of business            moving and travel expenses, as salary advances, or to
consistent with past practice) or similar credit           permit the purchase of Qualified Capital Stock of the
extension constituting Indebtedness of such other          Company and other similar customary expenses incurred,
person, and any guarantee of Indebtedness of any other     in each case in the ordinary course of business
person.                                                    consistent with past practice) or similar credit
                                                           extension constituting Indebtedness of such other
  "Permitted Investment" by any person means (i) any       person, and any guarantee of Indebtedness of any other
Related Business Investment, (ii) Investments in           person.
securities not constituting cash or cash equivalents
and received in connection with an Asset Sale made         "Permitted Investment" by any person means (i) any
pursuant to the provisions of the Old F4L Senior Note      Related Business Investment, (ii) Investments in
Indenture summarized under "Limitation on Disposition      securities not constituting cash or cash equivalents
of Assets" or any other disposition of assets not          and received in connection with an Asset Sale made
constituting an Asset Sale by reason of the $250,000       pursuant to the provisions of the covenant described
threshold contained in the definition thereof, (iii)       under "Limitation on Asset Sales" or any other dispo-
cash and cash equivalents, (iv) Investments existing on    sition of assets not constituting an Asset Sale by
June 17, 1991, (v) Investments specifically permitted      reason of the $500,000 threshold contained in the
by and made in accordance with the provisions of the       definition thereof, (iii) cash and cash equivalents,
Old F4L Senior Note Indenture summarized under             (iv) Investments existing on the Issue Date, (v)
"Limitation on Restricted Payments," "Limitation on        Investments specifically permitted by and made in
Transactions with Affiliates" and "Limitation on           accordance with the provisions of the covenant
Incurrences of Additional Indebtedness," and (vi)          described under "Limitation on Transactions with
Investments by Subsidiary Guarantors in other              Affiliates", (vi) Investments by Subsidiary Guarantors
Subsidiary Guarantors and Investments by subsidiaries      in other Subsidiary Guarantors and Investments by
which are not Subsidiary Guarantors in other subsid-       subsidiaries which are not Subsidiary Guarantors in
iaries which are not Subsidiary Guarantors.                other subsidiaries which are not Subsidiary Guarantors,
                                                           and (vii) additional Investments in an aggregate amount
                                                           not exceeding $5 million.
  "Restricted Debt Prepayment" means any purchase,         "Restricted Debt Prepayment" means any purchase,
redemption, defeasance (including, but not limited         redemption, defeasance (including, but not limited to,
to, in-substance or legal defeasance) or other             in substance or legal defeasance) or other acquisition
acquisition or retirement for value, directly or           or retirement for value, directly or indirectly, by the
indirectly, by Food 4 Less or a subsidiary, prior to       Company or a subsidiary, prior to the scheduled
the scheduled maturity or prior to any scheduled           maturity or prior to any scheduled repayment of
repayment of principal or sinking fund payment, as the     principal or sinking fund payment, as the case may be,
case may be, in respect of Indebtedness of Food 4 Less     in respect of Subordinated Indebtedness.
that is subordinate in right of payment to the Old F4L
Senior Subordinated Notes; provided, however, that any     "Permitted Payments" means (i) any payment by the Com-
such acquisition shall be deemed not to be a Restricted    pany or any subsidiary to The Yucaipa Companies or the
Debt Prepayment to the extent it is made (x) in            principals thereof for consulting, management,
exchange for or with the proceeds from the                 investment banking or similar advisory services during
substantially concurrent issuance of Qualified Capital     such period pursuant to that certain Consulting
Stock or (y) in exchange for or with the proceeds from     Agreement, dated as of the Issue Date among Food 4
the substantially concurrent issuance of Indebtedness,     Less, New Holdings and The Yucaipa Companies, (as such
in a principal amount (or, if such Indebtedness            payments would be calculated under such Consulting
provides for an amount less than the principal amount      Agreement as in effect on the Issue Date) (ii) any
thereof to be due and payable upon the acceleration        payment by the Company or any subsidiary pursuant to
thereof, with an original issue price) not to exceed       the Amended and Restated Tax Sharing Agreement, dated
the sum of (A) the lesser of (i) the principal amount      as of June 17, 1991, between Food 4 Less and certain
of Indebtedness being acquired in exchange therefor (or    subsidiaries, as such Tax Sharing Agreement may be
with the proceeds therefrom) and (ii) if such              amended from time to time, so long as the payment
Indebtedness being acquired was issued at an original      thereunder by the Company and its subsidiaries shall
issue discount, the original issue price thereof plus      not exceed the amount of taxes the Company would be
amortization of the original issue discount at the time    required to pay if it were the filing person for all
of the incurrence of the Indebtedness being issued in      applicable taxes, (iii) any payment by the Company or
exchange therefor (or the proceeds of which will           any subsidiary pursuant to the Transfer and Assumption
finance such acquisition), and (B) the amount of           Agreement, dated as of June 23, 1989, between Food 4
penalties, fees and expenses actually incurred with        Less and Holdings, as in effect on the Issue Date, (iv)
respect thereto, and provided further that (x) any such    any payment by the Company or any subsidiary (a) in
Indebtedness shall have an average life not less than      connection with repurchases of outstanding shares of
the average life of the Indebtedness being acquired,       the Company's or New Holdings' common stock following
and shall contain subordination and default provisions     the death, disability or termination of employment of
no less favorable, in any material respect, to holders     management stockholders, and (b) of amounts required to
of the Old F4L Senior Subordinated Notes than those        be paid by New Holdings, the Company or any of its
contained in such Indebtedness being acquired (y) any      subsidiaries to participants in employee benefit plans
such Indebtedness that repays the F4L Senior               upon termination of employment by such participants, as
Subordinated Notes shall not have any fixed mandatory      provided in the documents related thereto, in an
redemption or sinking fund requirement in an amount        aggregate amount (for both clauses (a) and (b)) not to
greater than or at a time prior to the amounts and         exceed $10 million in any yearly period (provided that
times specified in the F4L Senior Subordinated Notes or    any unused amounts may be carried over to any
any Indebtedness refinancing the F4L Senior Subordi-       subsequent yearly period subject to a maximum amount of
nated Notes, as the case may be, unless any such           $20 million in any yearly period), (v) from and after
requirement applies on a date after the Maturity Date.     June 30, 1998, payments of cash
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
                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ------------------------------------------------------
  "Permitted Payments" means any payment by Food 4 Less    dividends to New Holdings in an amount sufficient to
or any subsidiary (i) to The Yucaipa Companies or the      enable New Holdings to make payments of interest
principals thereof for consulting, investment banking      required to be made in respect of the Holdings Discount
or similar services during such period pursuant to that    Notes in accordance with the terms thereof in effect on
certain Amended and Restated Consulting Agreement,         the Issue Date, (vi) from and after March 1, 2000,
dated as of June 17, 1991, among Food 4 Less, Yucaipa      payments of cash dividends to New Holdings in an amount
Management Company and The Yucaipa Companies, as such      sufficient to enable New Holdings to make payments of
amounts would be calculated under such Consulting          interest required to be made in respect of the Seller
Agreement as in effect on the Issue Date, (ii) pursuant    Debentures in accordance with the terms thereof in
to the Amended and Restated Tax Sharing Agreement,         effect on the Issue Date, (vii) dividends or other
dated as of June 17, 1991, between Food 4 Less and         payments to New Holdings sufficient to permit New
certain subsidiaries, as such Tax Sharing Agreement may    Holdings to perform accounting, legal, corporate and
be amended from time to time, so long as the payment       administrative functions in the ordinary course of
thereunder by Food 4 Less and its subsidiaries shall       business or to pay required fees and expenses in
not exceed the amount of taxes Food 4 Less would be        connection with the Merger, the Reincorporation Merger
required to pay if it were the filing person for all       and the registration under applicable laws and
applicable taxes, (iii) pursuant to the Transfer and       regulations of its debts and securities, (viii)
Assumption Agreement, dated as of June 23, 1989,           dividends or other distributions by the Company to New
between Food 4 Less and FFL, as in effect on the Issue     Holdings on the Issue Date of shares of New Holdings
Date, and (iv) (a) in connection with repurchases of       common stock owned by the Company and (ix) dividends by
outstanding shares of Food 4 Less' common stock            the Company to New Holdings of the Net Cash Proceeds of
following the death, disability or termination of          an Asset Sale to the extent that (x) neither the
employment of management stockholders, and (b) of          Company nor any of the Subsidiaries is required, or may
amounts required to be paid by FFL, Food 4 Less or any     be required, pursuant to the documents governing any
of its subsidiaries to participants in employee benefit    outstanding Indebtedness of the Company or any of the
plans upon any termination of employment by such           Subsidiaries to utilize such Net Cash Proceeds to repay
participants, as provided in the documents related         (or offer to repay) such Indebtedness, (y) such Net
thereto, in an aggregate amount (for both clauses (a)      Cash Proceeds have not been utilized to repay
and (b)) not to exceed $5 million in any yearly period     outstanding Indebtedness of the Company or any of the
(provided that any unused amounts may be carried over      Subsidiaries and (z) New Holdings is required pursuant
to any subsequent yearly period subject to a maximum       to the documents governing any outstanding Indebtedness
amount of $10 million in any yearly period).               of New Holdings to utilize such Net Cash Proceeds to
                                                           repay (or offer to repay) such Indebtedness..
  "Consolidated Net Income," means, with respect to any
person, for any period, the aggregate of the net income    "Consolidated Net Income" means, with respect to any
(or loss) of such person and its subsidiaries for such     person, for any period, the aggregate of the net income
period, on a consolidated basis, determined in             (or loss) of such person and its subsidiaries for such
accordance with GAAP; provided that (a) the net income     period, on a consolidated basis, determined in
of any other person in which such person or any of its     accordance with GAAP; provided that (a) the net income
subsidiaries has an interest (which interest does not      of any other person in which such person or any of its
cause the net income of such other person to be            subsidiaries has an interest (which interest does not
consolidated with the net income of such person and its    cause the net income of such other person to be
subsidiaries in accordance with GAAP) shall be included    consolidated with the net income of such person and its
only to the extent of the amount of dividends or           subsidiaries in accordance with GAAP) shall be included
distributions actually paid to such person or such         only to the extent of the amount of dividends or
subsidiary by such other person in such period; (b) the    distributions actually paid to such person or such
net income of any subsidiary of such person that is        subsidiary by such other person in such period; (b) the
subject to any Payment Restriction shall be excluded to    net income of any subsidiary of such person that is
the extent such Payment Restriction actually prevented     subject to any Payment Restriction shall be excluded to
the payment of an amount that otherwise could have been    the extent such Payment Restriction actually prevented
paid to, or received by, such person or a subsidiary of    the payment of an amount that otherwise could have been
such person not subject to any Payment Restriction; and    paid to, or received by, such person or a subsidiary of
(c)(i) the net income (or loss) of any other person        such person not subject to any Payment Restriction; and
acquired in a pooling of interests transaction for any     (c)(i) the net income (or loss) of any other person
period prior to the date of such acquisition, (ii) all     acquired in a pooling of interests transaction for any
gains and losses realized on any Asset Sale or in          period prior to the date of such acquisition, (ii) all
connection with the closure of the Long Beach              gains and losses realized on any Asset Sale, (iii) all
Warehouse, (iii) all gains realized upon or in             gains realized upon or in connection with or as a
connection with or as a consequence of the issuance of     consequence of the issuance of the capital stock of
the capital stock of such person or any of its             such person or any of its subsidiaries and any gains on
subsidiaries and any gains on pension reversions           pension reversions received by such person or any of
received by such person or any of its subsidiaries,        its subsidiaries, (iv) all gains and losses realized on
(iv) all gains and losses realized on the purchase or      the purchase or other acquisition by such person or any
other acquisition by such person or any of its             of its subsidiaries of any securities of such person or
subsidiaries of any securities of such person or any of    any of its subsidiaries, (v) all gains and losses
its subsidiaries, (v) all gains and losses resulting       resulting from the cumulative effect of any accounting
from the cumulative effect of any accounting change        change pursuant to the application of Accounting
pursuant to the application of Accounting Principles       Principles Board Opinion No. 20, as amended, (vi) all
Board Opinion No. 20, as amended, (vi) all other           other extraordinary gains and losses, (vii) all
extraordinary gains and losses, and (vii) with respect     non-cash charges incurred by the Company or any of its
to Food 4 Less all deferred financing costs written off    subsidiaries in connection with the Merger, including,
in connection with the early extinguishment of any         without limitation, the divestiture of the Excluded
Indebtedness shall each be excluded.                       Assets, (viii) losses incurred by the Company and its
                                                           subsidiaries resulting from earthquakes and (ix) with
  IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD     respect to the Company, all deferred financing costs
F4L SENIOR NOTE INDENTURE WILL BE MODIFIED TO ELIMINATE    written off in connection with the early extinguishment
THIS COVENANT AND CERTAIN RELATED DEFINITIONS.             of any Indebtedness, shall each be excluded.
                                                           "Subordinated Indebtedness" means, with respect to the
                                                           Company or any Subsidiary Guarantor, Indebtedness of
                                                           such person
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
                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ------------------------------------------------------
                                                           which is subordinated in right of payment to the New
                                                           F4L Senior Notes or the guarantee of such Subsidiary
                                                           Guarantor, as the case may be.
  LIMITATION ON INCURRENCES OF ADDITIONAL                  LIMITATION ON INCURRENCES OF ADDITIONAL
INDEBTEDNESS. Pursuant to the Old F4L Senior Note          INDEBTEDNESS. Pursuant to the New F4L Senior Note
Indenture, Food 4 Less shall not, and shall not permit     Indenture, the Company shall not, and shall not permit
any of its subsidiaries, directly or indirectly, to        any of its subsidiaries, directly or indirectly, to
incur, assume, guarantee, become liable, contingently      incur, assume, guarantee, become liable, contingently
or otherwise, with respect to, or otherwise become         or otherwise, with respect to, or otherwise become
responsible for the payment of (collectively "incur")      responsible for the payment of (collectively "incur")
any Indebtedness; provided, however, that (i) Food 4       any Indebtedness other than Permitted Indebtedness;
Less may incur Indebtedness if (A) no Default with         provided, however, that if no Default with respect to
respect to payment of principal of, or interest on, the    payment of principal of, or interest on, the New F4L
Old F4L Senior Notes or Event of Default shall have        Senior Notes issued under the New F4L Senior Note
occurred and be continuing at the time or as a             Indenture or Event of Default under the New F4L Senior
consequence of the incurrence of any such Indebtedness     Note Indenture shall have occurred and be continuing at
and (B) on the date of the incurrence of such              the time or as a consequence of the incurrence of any
Indebtedness the Operating Coverage Ratio of Food 4        such Indebtedness, the Company may incur Indebtedness
Less would be greater than 2.2. to 1.0 if such date is     if immediately before and immediately after giving
after June 15, 1994 and prior to June 15, 1996; and        effect to the incurrence of such Indebtedness the
greater than 2.4 to 1.0 thereafter; and (ii) a             Operating Coverage Ratio of the Company would be
subsidiary may incur Acquired Indebtedness to the          greater than 2.0 to 1.0; provided, further, that a
extent such Indebtedness could have been incurred by       subsidiary may incur Acquired Indebtedness to the
Food 4 Less pursuant to the preceding clause (i).          extent such Indebtedness could have been incurred by
                                                           the Company pursuant to the immediately preceding
  The foregoing limitation shall not apply to (a)          proviso.
Indebtedness of Food 4 Less and its subsidiaries
pursuant to (i) the Term Facility under or pursuant to     In addition, the New F4L Senior Note Indenture will
the Loan Documents in an aggregate principal amount at     provide that neither the Company nor any Subsidiary
any time outstanding not to exceed $301.7 million, less    Guarantor will, directly or indirectly, in any event
the aggregate amount of all principal repayments           incur any Indebtedness that by its terms (or by the
thereunder out of the net proceeds of the offering of      terms of any agreement governing such Indebtedness) is
the Old F4L Senior Notes, and less any future              subordinated to any other Indebtedness of the Company
repayments subsequent to the Issue Date, (ii) the          or such Subsidiary Guarantor, as the case may be,
Subsidiary Letter of Credit Obligations (and Food 4        unless such Indebtedness is also by its terms (or by
Less and each subsidiary (to the extent it is not an       the terms of any agreement governing such Indebtedness)
obligor) may guarantee such Indebtedness) not to exceed    made expressly subordinate to the New F4L Senior Notes
$55 million at any time outstanding and (iii) the          or the guarantee of such Subsidiary Guarantor, as the
Revolving Facility under the Loan Documents (and Food 4    case may be, to the same extent and in the same manner
Less and each subsidiary (to the extent it is not an       as such Indebtedness is subordinated pursuant to
obligor) may guarantee such Indebtedness) in an            subordination provisions that are most favorable to the
aggregate principal amount at any time outstanding not     holders of any other Indebtedness of the Company or
to exceed $70 million, less all permanent reductions of    such Subsidiary Guarantor, as the case may be.
the unused portion under the Revolving Facility, (b)
the Old F4L Senior Notes; (c) certain intercompany         "Indebtedness" means, with respect to any person,
Indebtedness; (d) Indebtedness incurred by Food 4 Less     without duplication, (i) all liabilities, contingent or
or any subsidiary in connection with the purchase or       otherwise, of such person (a) for borrowed money
improvement of property (real or personal) or equipment    (whether or not the recourse of the lender is to the
or other capital expenditures in the ordinary course of    whole of the assets of such person or only to a portion
business (including for the purchase of assets or stock    thereof), (b) evidenced by bonds, notes, debentures,
of any retail grocery store or business) or consisting     drafts accepted or similar instruments or letters of
of capitalized lease obligations, in aggregate not to      credit or representing the balance deferred and unpaid
exceed $25 million in any yearly period (provided that     of the purchase price of any property (other than any
any unused amounts may be carried over to the next (but    such balance that represents an account payable or any
not any subsequent) yearly period); (e) Indebtedness of    other monetary obligation to a trade creditor (whether
Food 4 Less under certain Foreign Exchange Agreements      or not an affiliate) created, incurred, assumed or
and Interest Swap Obligations; (f) Permitted Guarantees    guaranteed by such person in the ordinary course of
of Indebtedness in aggregate not to exceed $25 million     business of such person in connection with obtaining
at any time outstanding in addition to those               goods, materials or services and due within twelve
outstanding on the date of the Alpha Beta Acquisition;     months (or such longer period for payment as is
(g) guarantees by Food 4 Less and its subsidiaries of      customarily extended by such trade creditor) of the
Indebtedness incurred by a wholly-owned subsidiary         incurrence thereof, which account is not overdue by
provided that the incurrence of such Indebtedness by       more than 90 days, according to the original terms of
such wholly-owned subsidiary is permitted under the        sale, unless such account payable is being contested in
terms of the Old F4L Senior Note Indenture; (h)            good faith), or (c) for the payment of money relating
Refinancing Indebtedness; (i) Indebtedness in              to a capitalized lease obligation; (ii) the maximum
connection with the acquisition of the La Habra            fixed repurchase price of all Disqualified Capital
Facility and Option Stores if, after giving effect to      Stock of such person; (iii) reimbursement obligations
such incurrence, the Operating Coverage Ratio of Food 4    of such person with respect to letters of credit; (iv)
Less would be greater than 2.0 to 1.0; (j) Indebtedness    obligations of such person with respect to Interest
for letters of credit relating to workers' compensation    Swap Obligations and Foreign Exchange Agreements; (v)
claims and self-insurance or similar requirements in       all liabilities of others of the kind described in the
the ordinary course of business; (k) the Old F4L           preceding clause (i), (ii), (iii) or (iv) that such
Subordinated Notes and related guarantees; and (l)         person has guaranteed or that is otherwise its legal
additional Indebtedness of Food 4 Less and its             liability; and (vi) all obligations of others secured
Subsidiary Guarantors in an amount not to exceed $75       by a lien to which any of the properties or assets
million at any time outstanding.                           (including, without limitation, leasehold interests and
                                                           any other tangible or intangible property rights) of
  "Indebtedness" means with respect to any person,         such person are subject, whether or not the obligations
without duplication, (i) all liabilities, contingent or    secured thereby shall have been assumed by such person
otherwise, of such                                         or shall otherwise be such person's legal liability

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
                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ------------------------------------------------------
person (a) for borrowed money (whether or not the          (provided that if the obligations so secured have not
recourse of the lender is to the whole of the assets of    been assumed by such person or are not otherwise such
such person or only to a portion thereof), (b)             person's legal liability, such obligations shall be
evidenced by bonds, notes, debentures, drafts accepted     deemed to be in an amount equal to the fair market
or similar instruments or letters of credit or             value of such properties or assets, as determined in
representing the balance deferred and unpaid of the        good faith by the board of directors of such person,
purchase price of any property (other than any such        which determination shall be evidenced by a board
balance that represents an account payable or any other    resolution). For purposes of the preceding sentence,
monetary obligation to a trade creditor (whether or not    the "maximum fixed repurchase price" of any
an affiliate) created, incurred, assumed or guaranteed     Disqualified Capital Stock that does not have a fixed
by such person in the ordinary course of business of       repurchase price shall be calculated in accordance with
such person in connection with obtaining goods,            the terms of such Disqualified Capital Stock as if such
materials or services and due within twelve months (or     Disqualified Capital Stock were purchased on any date
such longer period for payment as is customarily           on which Indebtedness shall be required to be
extended by such trade creditor) of the incurrence         determined pursuant to this Indenture, and if such
thereof, which account is not overdue by more than 90      price is based upon, or measured by, the fair market
days, according to the original terms of sale, unless      value of such Disqualified Capital Stock (or any equity
such account payable is being contested in good faith),    security for which it may be exchanged or converted),
or (c) for the payment of money relating to a              such fair market value shall be determined in good
capitalized lease obligation; (ii) the maximum fixed       faith by the board of directors of such person, which
repurchase price of all Disqualified Capital Stock of      determination shall be evidenced by a board resolution.
such person; (iii) reimbursement obligations of such       For purposes of the New F4L Senior Note Indenture,
person with respect to letters of credit; (iv)             Indebtedness incurred by any person that is a general
obligations of such person with respect to Interest        partnership (other than non-recourse Indebtedness)
Swap Obligations and Foreign Exchange Agreements; (v)      shall be deemed to have been incurred by the general
all liabilities of others of the kind described in the     partners of such partnership pro rata in accordance
preceding clause (i), (ii), (iii) or (iv) that such        with their respective interests in the liabilities of
person has guaranteed or that is otherwise its legal       such partnership unless any such general partner shall,
liability; and (vi) all obligations of others secured      in the reasonable determination of the board of
by a lien to which any of the properties or assets         directors of the Company, be unable to satisfy its pro
(including, without limitation, leasehold interests and    rata share of the liabilities of the partnership, in
any other tangible or intangible property rights) of       which case the pro rata share of any Indebtedness
such person are subject, whether or not the obligations    attributable to such partner shall be deemed to be
secured thereby shall have been assumed by such person     incurred at such time by the remaining general partners
or shall otherwise be such person's legal liability        on a pro rata basis in accordance with their interests.
(provided that if the obligations so secured have not
been assumed by such person or are not otherwise such      "Permitted Indebtedness" means (a) Indebtedness of the
person's legal liability, such obligations shall be        Company and its Subsidiaries pursuant to (i) the Term
deemed to be in an amount equal to the fair market value   Loans or any Loan Documents in an aggregate principal
of such properties or assets, as determined in good        amount at any time outstanding not to exceed $750
faith by the board of directors of such person, which      million, less the aggregate amount of all principal
determination shall be evidenced by a board                repayments thereunder pursuant to and in accordance
resolution). For purposes of the preceding sentence,       with the covenant described under "-- Certain Cove-
the "maximum fixed repurchase price" of any                nants -- Limitation on Asset Sales" above subsequent to
Disqualified Capital Stock that does not have a fixed      the Issue Date, and (ii) the revolving credit facility
repurchase price shall be calculated in accordance with    under the Credit Agreement or any Loan Documents (and
the terms of such Disqualified Capital Stock as if such    the Company and each Subsidiary (to the extent it is
Disqualified Capital Stock were purchased on any date      not an obligor) may guarantee such Indebtedness) in an
on which Indebtedness shall be required to be              aggregate principal amount at any time outstanding not
determined pursuant to the Old F4L Senior Note             to exceed $325 million, less all permanent reductions
Indenture, and if such price is based upon, or measured    thereunder pursuant to and in accordance with the
by, the fair market value of such Disqualified Capital     covenant described under "-- Certain
Stock (or any equity security for which it may be          Covenants -- Limitation on Asset Sales" above, (b)
exchanged or converted), such fair market value shall      Indebtedness of the Company or a Subsidiary Guarantor
be determined in good faith by the board of directors      owed to and held by the Company or a Subsidiary
of such person, which determination shall be evidenced     Guarantor; (c) Indebtedness incurred by the Company or
by a board resolution. For purposes of the Old F4L         any Subsidiary in connection with the purchase or
Senior Note Indenture, Indebtedness incurred by any        improvement of property (real or personal) or equipment
person that is a general partnership (other than           or other capital expenditures in the ordinary course of
non-recourse Indebtedness) shall be deemed to have been    business (including for the purchase of assets or stock
incurred by the general partners of such partnership       of any retail grocery store or business) or consisting
pro rata in accordance with their respective interests     of Capitalized Lease Obligations provided that (i) at
in the liabilities of such partnership unless any such     the time of the incurrence thereof, such indebtedness,
general partner shall, in the reasonable determination     together with any other Indebtedness incurred during
of the board of directors of Food 4 Less, be unable to     the most recently completed four fiscal quarter period
satisfy its pro rata share of the liabilities of the       in reliance upon this clause (c) does not exceed, in
partnership, in which case the pro rata share of any       the aggregate, 3% of net sales of the Company and its
Indebtedness attributable to such partner shall be         Subsidiaries during the most recently completed four
deemed to be incurred at such time by the remaining        fiscal quarter period on a consolidated basis
general partners on a pro rata basis in accordance with    (calculated on a pro forma basis if the date of
their interests.                                           incurrence is prior to the first anniversary of the
                                                           Merger) and (ii) such Indebtedness, together with all
  "Operating Coverage Ratio" means, with respect to any    then outstanding Indebtedness incurred in reliance upon
person, the ratio of (1) EBDIT of such person for the      this clause (c) does not exceed, in the aggregate, 3%
period (the "Pro Forma Period") consisting of the most     of the aggregate net sales of the Company and its
recent four full fiscal quarters for which financial       Subsidiaries during the most recently completed twelve
information in respect thereof is available immediately    fiscal quarter period on a consolidated basis (calcu-
prior to the date of the transaction giving rise to the    lated on a pro forma basis if the date of incurrence is
need to calculate the Operating Coverage Ratio (the        prior to the third anniversary of the Merger); (d)
"Transaction Date") to (2) the aggregate Fixed Charges     Indebtedness incurred by the Company or any subsidiary
of such person for the fiscal quarter in which the         in connection with capital ex-
Transaction Date occurs and the three fiscal quarters
immediately subsequent to such

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
                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ------------------------------------------------------
fiscal quarter (the "Forward Period") reasonably           penditures in an aggregate principal amount not
anticipated by the board of directors of such person to    exceeding $150 million in the aggregate, provided that
become due from time to time during such period. For       such capital expenditures relate solely to the
purposes of this definition, if the Transaction Date       integration of the operations of RSI, Food 4 Less and
occurs prior to the first anniversary of the Alpha Beta    their respective subsidiaries, as described in this
Acquisition, "EBDIT" for the Pro Forma Period shall be     Prospectus and Solicitation Statement; (e) Indebtedness
calculated, in the case of Food 4 Less, after giving       of the Company incurred under certain Foreign Exchange
effect on a pro forma basis to the Alpha Beta              Agreements and Interest Swap Obligations; (f)
Acquisition as if it had occurred on the first day of      guarantees incurred in the ordinary course of business
the Pro Forma Period. In addition to, but without          by the Company or a Subsidiary of Indebtedness of any
duplication of, the foregoing, for purposes of this        other person in aggregate not to exceed $25.0 million
definition, "EBDIT" shall be calculated after giving       at any time outstanding; (g) guarantees by the Company
effect (without duplication), on a pro forma basis for     or a Subsidiary Guarantor of Indebtedness incurred by a
the Pro Forma Period (but no longer), to (a) any           wholly-owned Subsidiary Guarantor so long as the
Investment, during the period commencing on the first      incurrence of such Indebtedness incurred by such
day of the Pro Forma Period to and including the           wholly-owned Subsidiary Guarantor is permitted under
Transaction Date (the "Reference Period"), in any other    the terms of the applicable New Indenture; (h)
person that, as a result of such Investment, becomes a     Refinancing Indebtedness; (i) Indebtedness for letters
subsidiary of such person, (b) the acquisition, during     of credit relating to workers' compensation claims and
the Reference Period (by merger, consolidation or          self-insurance or similar requirements in the ordinary
purchase of stock or assets) of any business or assets,    course of business; (j) other Indebtedness outstanding
which acquisition is not prohibited by the Old F4L         on the Issue Date (after giving effect to the Merger);
Senior Note Indenture, and (c) any sales or other          (k) Indebtedness arising from guarantees of
dispositions of assets (other than sales of inventory      Indebtedness of the Company or any Subsidiary or other
in the ordinary course of business) occurring during       agreements of the Company or a Subsidiary providing for
the Reference Period, in each case as if such              indemnification, adjustment of purchase price or
incurrence, Investment, repayment, acquisition or          similar obligations, in each case, incurred or assumed
asset sale had occurred on the first day of the            in connection with the disposition of any business,
Reference Period. In addition, for purposes of this        assets or Subsidiary, other than guarantees of
definition, "Fixed Charges" shall be calculated after      Indebtedness incurred by any person acquiring all or
giving effect (without duplication), on a pro forma        any portion of such bonuses, assets or Subsidiary for
basis for the Forward Period, to any Indebtedness          the purpose of financing such acquisition, provided
incurred or repaid on or after the first day of the        that the maximum aggregate liability in respect of all
Forward Period and prior to the Transaction Date.          such Indebtedness shall at no time exceed the gross
                                                           proceeds actually received by the Company and its
                                                           subsidiaries in connection with such disposition; (l)
  "Refinancing Indebtedness" means, with respect to any    obligations in respect of performance bonds and
person, Indebtedness of such person issued in exchange     completion guarantees provided by the Company or any
for, or the proceeds from the issuance and sale or         Subsidiary in the ordinary course of business; and (m)
disbursement of which are used to substantially            additional Indebtedness of the Company and the
concurrently repay, redeem, refund, refinance,             Subsidiary Guarantors in an amount not to exceed $200
discharge or otherwise retire for value, in whole or in    million at any time outstanding.
part (collectively, "repay"), or constituting an
amendment, modification or supplement to, or a deferral      "Operating Coverage Ratio" means, with respect to any
or renewal of (collectively, an "amendment"), any          person, the ratio of (1) EBDIT of such person for the
Indebtedness of such person existing on the Issue Date     period (the "Pro Forma Period") consisting of the most
or Indebtedness (other than Permitted Indebtedness,        recent four full fiscal quarters for which financial
except Permitted Indebtedness incurred pursuant to         information in respect thereof is available immediately
clauses (a), (c), (d), (h), (j) and (k) of the             prior to the date of the transaction giving rise to the
definition thereof) incurred in accordance with the        need to calculate the Operating Coverage Ratio (the
applicable New Indenture (a) in a principal amount (or,    "Transaction Date") to (2) the aggregate fixed charges
if such Refinancing Indebtedness provides for an amount    of such person for the fiscal quarter in which the
less than the principal amount thereof to be due and       Transaction Date occurs and the three fiscal quarters
payable upon the acceleration thereof, with an original    immediately subsequent to such fiscal quarter (the
issue price) not in excess of (without duplication) (i)    "Forward Period") reasonably anticipated by the board
the principal amount or the original issue price, as       of directors of such person to become due from time to
the case may be, of the Indebtedness so refinanced (or,    time during such period. For purposes of this
if such Refinancing Indebtedness refinances                definition, if the Transaction Date occurs prior to the
Indebtedness under a revolving credit facility or other    first anniversary of the Merger, "EBDIT" for the Pro
agreement providing a commitment for subsequent            Forma Period shall be calculated, in the case of the
borrowings, with a maximum commitment not to exceed the    Company, after giving effect on a pro forma basis to
maximum commitment under such revolving credit facility    the Merger as if it had occurred on the first day of
or other agreement) plus (ii) unpaid accrued interest      the Pro Forma Period. In addition to, but without
on such Indebtedness plus (iii) premiums, penalties,       duplication of, the foregoing, for purposes of this
fees and expenses actually incurred by such person in      definition, "EBDIT" shall be calculated after giving
connection with the repayment or amendment thereof and     effect (without duplication), on a pro forma basis for
(b) with respect to Refinancing Indebtedness that          the Pro Forma Period (but no longer), to (a) any
repays or constitutes an amendment to Subordinated         Investment, during the period commencing on the first
Indebtedness, such Refinancing Indebtedness (x) shall      day of the Pro Forma Period to and including the
not have any fixed mandatory redemption or sinking fund    Transaction Date (the "Reference Period"), in any other
requirement in an amount greater than or at a time         person that, as a result of such Investment, becomes a
prior to the amounts and times specified in such repaid    subsidiary of such person, (b) the acquisition, during
or amended Subordinated Indebtedness, except to the        the Reference Period (by merger, consolidation or
extent that any such requirement applies on a date         purchase of stock or assets) of any business or assets,
after the Maturity Date of the New F4L Senior Notes and    which acquisition is not prohibited by the New F4L
(y) shall contain subordination and default provisions     Senior Note Indenture, and (c) any sales or other
no less favorable in any material respect to holders of    dispositions of assets (other than sales of inventory
the New Senior F4L Notes than those contained in such      in the ordinary course of business) occurring during
repaid or amended Subordinated Indebtedness.               the Reference Period, in each case as if such
                                                           incurrence, Investment, repayment, acquisition or asset
  "Loan Documents" means the Credit Agreement and all      sale had occurred on the first day of the Reference
promissory notes, guarantees, security agreements,         Period. In addition, for purposes of this definition,
pledge agreements, deeds of trust, mortgages, letters      "Fixed Charges" shall be calculated after giving effect
of credit and other                                        (without duplication), on a pro forma basis for

[/R]

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
                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ------------------------------------------------------
instruments, agreements and documents executed pursuant    the Forward Period, to any Indebtedness incurred or
thereto or in connection therewith, including all          repaid on or after the first day of the Forward Period
amendments, supplements, extensions, renewals,             and prior to the Transaction Date. If such person or
restatements, replacements or refinancings thereof, or     any of its subsidiaries directly or indirectly
other modifications (in whole or in part, and without      guarantees any Indebtedness of a third person, the
limitation as to amount, terms, conditions, covenants      Operating Coverage Ratio shall give effect to the
or other provisions) thereof from time to time.            incurrence of such Indebtedness as if such person or
                                                           subsidiary had directly incurred such guaranteed
  "Credit Agreement" means the Credit Agreement, dated     Indebtedness.
as of June 17, 1991, by and among Food 4 Less, certain
of its subsidiaries, the Lenders and Designated Issuers      "Credit Agreement" means the Credit Agreement, dated as
of the Lenders referred to therein, Bankers Trust          of the Issue Date, by and among Food 4 Less, certain of
Company, Citicorp North America, Inc., and                 its subsidiaries, the Lenders referred to therein,
Manufacturers Hanover Trust Company, as Co-Agents, and     Bankers Trust Company, as administrative agent, as the
Citicorp North America, Inc., as Administrative Agent,     case may be, as amended, extended, renewed, restated,
as amended, extended, renewed, restated, supplemented      supplemented or otherwise modified (in whole or in
or otherwise modified (in whole or in part, and without    part, and without limitation as to amount, terms,
limitation as to amount, terms, conditions and other       conditions, covenants and other provisions) from time
provisions) from time to time, and any agreement           to time, and any agreement governing Indebtedness in-
governing Indebtedness required to refund or refinance     curred to refund or refinance the entirety of the
the entirety of the borrowings and commitments then        borrowings and commitments then outstanding or
outstanding or permitted to be outstanding under such      permitted to be outstanding under such Credit Agreement
Credit Agreement or such agreement. Food 4 Less shall      or such agreement.
promptly notify the Old F4L Senior Note Trustee of any
such refunding or refinancing of the Credit Agreement.       "Acquired Indebtedness" means (i) with respect to any
                                                           person that becomes a subsidiary of the Company (or is
  "Acquired Indebtedness" means Indebtedness of a          merged into the Company or any of its subsidiaries)
person or any of its subsidiaries existing at the time     after the Issue Date, Indebtedness of, such person or
such person becomes a subsidiary or assumed in             any of its subsidiaries existing at the time such
connection with the acquisition of assets from such        person becomes a subsidiary of the Company (or is
person and not incurred by such person in connection       merged into the Company or any of its subsidiaries)
with, or in anticipation or contemplation of, such         and which was not incurred in connection with, or in
person becoming a subsidiary or such acquisition.          contemplation of, such person becoming a subsidiary
                                                           of the Company (or being merged into the Company or
  "Permitted Guarantees" means (i) guarantees in effect    any of its subsidiaries) and (ii) with respect to
on the Issue Date and (ii) guarantees incurred in the      the Company or any of its subsidiaries, any
ordinary course of business, by Food 4 Less or a           Indebtedness assumed by the Company or any of its
subsidiary, of Indebtedness of any other person.           subsidiaries in connection with the acquisition of any
                                                           assets from another person (other than the Company or
  "Refinancing Indebtedness" means Indebtedness of Food    any of its subsidiaries), and which was not incurred by
4 Less or a subsidiary (i) issued in exchange for, or      such other person in connection with, or in contem-
the proceeds from the issuance and sale or disbursement    plation of, such acquisition.
of which are used to substantially concurrently repay,
redeem, refund, refinance, discharge or otherwise            "EBDIT" means, with respect to any person, for any
retire for value, in whole or in part (collectively,       period, the Consolidated Net Income of such person for
"repay"), or constituting an amendment, modification or    such period, plus, in each case to the extent deducted
supplement to, or a deferral or renewal of                 in computing Consolidated Net Income of such person for
(collectively, an "amendment"), any Indebtedness of        such period (without duplication( (i) provisions for
Food 4 Less or a subsidiary (and any penalties, fees       income taxes or similar charged recognized by such
and expenses actually incurred by Food 4 Less or such      person and its consolidated subsidiaries accrued during
subsidiary in connection with the repayment or             such period, (ii) depreciation and amortization expense
amendment thereof) existing immediately after the          of such person and its consolidated subsidiaries
original issuance of the Old F4L Senior Notes or           accrued during such period (but only to the extent not
incurred pursuant to the Operating Coverage Ratio test     included in fixed charges), (iii) fixed charges of such
set forth under "Limitation on the Incurrence of           person and its consolidated subsidiaries for such
Additional Indebtedness," or pursuant to certain other     period, (iv) LIFO charges (credits) of such person and
exceptions thereunder, in a principal amount (or, if       its consolidated subsidiaries for such period, (v) the
such Refinancing Indebtedness provides for an amount       amount of any restructuring reserve or charge recorded
less than the principal amount thereof to be due and       during such period in accordance with GAAP, including
payable upon the acceleration thereof, with an original    any such reserve or charge related to the Merger, and
issue price) not in excess of (1) the principal amount     (vi) any other non-cash charges reducing Consolidated
of the Indebtedness so refinanced (or, if such             Net Income for such period (excluding any such charge
Refinancing Indebtedness refinances Indebtedness under     which requires an accrual of or a cash reserve for cash
a revolving credit facility or other agreement             charges for any future period), less, without
providing a commitment for subsequent borrowings, with     duplication, (i) non-cash items increasing Consolidated
a maximum commitment not to exceed the maximum             Net Income of such person for such period in each case
commitment under such revolving credit facility or         determined in accordance with GAAP and (ii) the amount
other agreement) plus (2) unpaid accrued interest on       of all cash payments made by such person or its
such Indebtedness plus (3) penalties, fees and ex-         subsidiaries during such period to the extent that such
penses actually incurred by Food 4 Less or such            cash payment has been provided for in a restructuring
subsidiary, as the case may be, in connection with the     reserve or charge referred to in clause (v) above (and
repayment or amendment thereof; or (ii) in an amount       were not otherwise deducted in the computation of
permitted to be incurred at the time of such incurrence    Consolidated Net Income of such person for such
by Food 4 Less or such subsidiary, as the case may be,     period).
under the Credit Agreement pursuant to "Limitation on
the Incurrence of Additional Indebtedness"; provided         "Permitted Guarantees" means (i) guarantees in effect
that (for both clauses (i) and (ii) above) (A)             on the Issue Date and (ii) guarantees incurred in the
Refinancing Indebtedness of any subsidiary shall not be    ordinary course of business, by the Company or a
used to repay outstanding Indebtedness of Food 4 Less,     subsidiary, of Indebtedness of any other person.
(B) Refinancing Indebtedness of Food 4 Less that repays
or constitutes an amendment to Indebtedness of Food 4        "Refinancing Indebtedness" means, with respect to any
Less (other than any of the Old F4L Senior Notes)          person, Indebtedness of such person issued in exchange
ranking junior in right of payment to, the Old F4L         for, or the proceeds from the issuance and sale or
Senior Notes                                               disbursement of which are used to substantially
                                                           concurrently repay, redeem, refund, refi-

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
                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ------------------------------------------------------
shall not have an average life less than the               nance, discharge or otherwise retire for value, in
Indebtedness to be so refinanced at the time of such       whole or in part (collectively, "repay"), or
incurrence; provided, however, Refinancing Indebtedness    constituting an amendment, modification or supplement
of Food 4 Less that repays or constitutes an amendment     to, or a deferral or renewal of (collectively, an
to the Old F4L Subordinated Notes or any Indebtedness      "amendment"), any Indebtedness of such person existing
refinancing the Old F4L Subordinated Notes shall not       on the Issue Date or Indebtedness (other than Permitted
have any fixed mandatory redemption or sinking fund re-    Indebtedness, except Permitted Indebtedness incurred
quirement in an amount greater than or at a time prior     pursuant to clauses (c), (d), (h) and (j) of the
to the amounts and times specified in the Old F4L          definition thereof) incurred in accordance with the
Subordinated Notes or any Indebtedness refinancing the     applicable New Indenture (a) in a principal amount (or,
Old F4L Subordinated Notes, as the case may be, unless     if such Refinancing Indebtedness provides for an amount
any such requirement applies on a date after the final     less than the principal amount thereof to be due and
maturity of the Old F4L Senior Notes; and, in any case,    payable upon the acceleration thereof, with an original
shall contain subordination and default provisions no      issue price) not in excess of (without duplication) (i)
less favorable in any material respect to holders of       the principal amount or the original issue price, as
the Old F4L Senior Notes than those contained in such      the case may be, of the Indebtedness so refinanced (or,
repaid or amended Indebtedness, and (C) notwithstanding    if such Refinancing Indebtedness refinances In-
the foregoing, any Refinancing Indebtedness incurred to    debtedness under a revolving credit facility or other
repay all of the Old F4L Senior Notes then outstanding     agreement providing a commitment for subsequent
shall not be limited in principal amount or otherwise      borrowings, with a maximum commitment not to exceed the
if Food 4 Less irrevocably deposits with the Old F4L       maximum commitment under such revolving credit facility
Senior Note Trustee or Paying Agent an amount of the       or other agreement) plus (ii) unpaid accrued interest
proceeds of such Refinancing Indebtedness sufficient to    on such Indebtedness plus (iii) premiums, penalties,
redeem the outstanding principal amount of the Old F4L     fees and expenses actually incurred by such person in
Senior Notes on the date fixed for the repayment           connection with the repayment or amendment thereof and
thereof.                                                   (b) with respect to Refinancing Indebtedness that
                                                           repays or constitutes an amendment to Subordinated
                                                           Indebtedness, such Refinancing Indebtedness (x) shall
                                                           not have any fixed mandatory redemption or sinking fund
                                                           requirement in an amount greater than or at a time
                                                           prior to the amounts and times specified in such repaid
                                                           or amended Subordinated Indebtedness, except to the
                                                           extent that any such requirement applies on a date
                                                           after the Maturity Date of the New F4L Senior
                                                           Subordinated Notes and (y) shall contain subordination
                                                           and default provisions no less favorable in any
                                                           material respect to holders of the New Senior
                                                           Subordinated F4L Notes than those contained in such
                                                           repaid or amended Subordinated Indebtedness.

  IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD
F4L SENIOR NOTE INDENTURE WILL BE MODIFIED TO
ELIMINATE THIS COVENANT AND CERTAIN RELATED
DEFINITIONS.

  LIMITATION ON LIENS. Pursuant to the Old F4L Senior        LIMITATION ON LIENS. Pursuant to the New F4L Senior
Note Indenture, Food 4 Less shall not and shall not        Note Indenture, the Company shall not and shall not
permit any subsidiary to create, incur, assume or          permit any subsidiary to create, incur, assume or
suffer to exist any liens upon any of their respective     suffer to exist any liens upon any of their respective
assets unless the Old F4L Senior Notes are equally and     assets unless the New F4L Senior Notes issued
ratably secured by the liens covering such assets,         thereunder are equally and ratably secured by the liens
except for (i) existing and future liens securing          covering such assets, except for (i) liens on assets of
Indebtedness and other obligations of Food 4 Less its      the Company securing Senior Indebtedness and liens on
subsidiaries under the Loan Documents and related          assets of a Subsidiary Guarantor which, at the time of
documents or any refinancing or replacement thereof in     incurrence, secure Guarantor Senior Indebtedness, (ii)
whole or in part, (ii) Permitted Liens, (iii) liens        existing and future liens securing Indebtedness and
securing Acquired Indebtedness; provided that such         other obligations of the Company and its subsidiaries
liens (x) are not incurred in connection with, or in       under the Loan Documents or any refinancing or
contemplation of the acquisition of the property or        replacement thereof in whole or in part permitted under
assets acquired and (y) do not extend to or cover any      the New F4L Senior Note Indenture, (iii) Permitted
property or assets of Food 4 Less or any subsidiary        Liens, (iv) liens securing Acquired Indebtedness;
other than the property or assets so acquired, (iv)        provided that such liens (x) are not incurred in
liens securing Indebtedness to the extent incurred to      connection with, or in contemplation of the acquisition
refinance secured Indebtedness outstanding as of the       of the property or assets acquired and (y) do not
Issue Date; provided that such refinancing Indebtedness    extend to or cover any property or assets of the
shall be secured solely by the assets securing such        Company or any subsidiary other than the property or
currently outstanding Indebtedness, (v) liens to secure    assets acquired, (v) liens to secure capitalized lease
certain Indebtedness that is otherwise permitted under     obligations and certain other Indebtedness that is
the Old F4L Senior Note Indenture; provided that (A)       otherwise permitted under the New F4L Senior Note
any such lien is created solely for the purpose of         Indenture; provided that (A) any such lien is created
securing Indebtedness representing, or incurred to         solely for the purpose of securing such other
finance, refinance or refund, the cost (including sales    Indebtedness representing, or incurred to finance,
and excise taxes, installation and delivery charges and    refinance or refund, the cost (including sales and
other direct costs of, and other direct expenses paid      excise taxes, installation and delivery charges and
or charged in connection with, the purchase (whether       other direct costs of, and other direct expenses paid
through stock or asset purchase, merger or otherwise)      or charged in connection with, the purchase (whether
or construction) of the property subject thereto, (B)      through stock or asset purchase, merger or otherwise)
the principal amount of the Indebtedness secured by        or construction) or improvement of the property subject
such lien does not exceed 100% of such costs and (C)       thereto (whether real or personal, including fixtures
such lien does not extend to or cover any other            and other equipment), (B) the principal amount of the
property other than such item of property and any          Indebtedness secured by such lien does not exceed 100%
improvements on such item; (vi) liens existing             of such costs and (C) such lien does not extend to or
                                                           cover any

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
                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ------------------------------------------------------
on the Issue Date; (vii) liens in favor of the Old F4L     other property other than such item of property and any
Senior Note Trustee; (viii) liens securing Indebtedness    improvements on such item; (vi) liens existing on the
permitted by clauses (d), (h) or (k) above of              Issue Date (after giving effect to the Merger); (vii)
"Limitation on Incurrences of Additional Indebtedness,"    liens in favor of the New F4L Senior Note Trustee under
provided that, in the case of Indebtedness permitted by    the New F4L Senior Note Indenture and any substantially
clause (h) above, the principal amount of the              equivalent lien granted to any trustee or similar
Indebtedness secured by liens does not exceed 100% of      institution under any indenture for Indebtedness
the purchase price of the La Habra Facility or the         permitted to be incurred under the New F4L Senior Note
Option Stores, as the case may be; and (ix) any            Indenture; and (viii) any replacement, extension or
replacement, extension or renewal, in whole or in part,    renewal, in whole or in part, of any lien described in
of any lien described in this or the foregoing clauses     this or the foregoing clauses including in connection
including in connection with any refinancing of the        with any refinancing of the Indebtedness, in whole or
Indebtedness, in whole or in part, secured by any such     in part, secured by any such lien provided that to the
lien provided that to the extent any such clause limits    extent any such clause limits the amount secured or the
the amount secured or the assets subject to such liens,    assets subject to such liens, no extension or renewal
no extension or renewal shall increase the amount of       shall increase the amount or the assets subject to such
the assets subject to such liens, except to the extent     liens, except to the extent that the liens associated
that the liens associated with such additional assets      with such additional assets are otherwise permitted
are otherwise permitted hereunder.                         hereunder.

  "Permitted Liens" shall mean (i) liens for taxes,          "Permitted Liens" shall mean (i) liens for taxes,
assessments and governmental charges to the extent         assessments and governmental charges or claims not yet
not required to be paid under the Old F4L Senior Note      due or which are being contested in good faith by
Indenture; (ii) statutory liens of landlords and           appropriate proceedings promptly instituted and
carriers, warehousemen, mechanics, suppliers, ma-          diligently conducted and if a reserve or other
terialmen, repairmen or other like liens arising in the    appropriate provision, if any, as shall be required in
ordinary course of business and with respect to amounts    conformity with GAAP shall have been made therefor;
not yet delinquent or being contested in good faith by     (ii) statutory liens of landlords and carriers,
an appropriate process of law, and for which a reserve     warehouseman, mechanics, suppliers, materialmen,
or other appropriate provision, if any, as shall be        repairmen or other like liens arising in the ordinary
required by GAAP shall have been made; (iii) pledges or    course of business, deposits made to obtain the release
deposits in the ordinary course of business to secure      of such liens, and with respect to amounts not yet
lease obligations or nondelinquent obligations under       delinquent for a period of more than 60 days or being
workers' compensation, unemployment insurance or           contested in good faith by an appropriate process of
similar legislation; (iv) liens to secure the              law, and for which a reserve or other appropriate
performance of public statutory obligations that are       provision, if any, as shall be required by GAAP shall
not delinquent, appeal bonds, performance bonds or         have been made; (iii) liens incurred or pledges or
other obligations of a like nature (other than for         deposits made in the ordinary course of business to
borrowed money); (v) easements, rights-of-way,             secure obligations under workers' compensation,
restrictions, minor defects or irregularities in title     unemployment insurance and other types of social
and other similar charges or encumbrances not              security or similar legislation; (iv) liens incurred or
interfering in any material respect with the business      deposits made to secure the performance of tenders,
of Food 4 Less or any of its subsidiaries incurred in      bids, leases, statutory obligations, surety and appeal
the ordinary course of business; (vi) purchase money       bonds, government contracts, performance and return of
liens upon or in any real or personal property             money bonds and other obligations of a like nature
(including fixtures and other equipment) acquired or       incurred in the ordinary course of business (exclusive
held by Food 4 Less or any subsidiary in the ordinary      of obligations for the payment of borrowed money); (v)
course of business to secure the purchase price of such    easements, rights-of-way, zoning or other restrictions,
property or to secure Indebtedness incurred solely for     minor defects or irregularities in title and other
the purpose of financing or refinancing the acquisition    similar charges or encumbrances not interfering in any
or improvement of such property, or liens existing on      material respect with the business of the Company or
such property at the time of its acquisition (other        any of its Subsidiaries incurred in the ordinary course
than any such lien created in contemplation of such        of business; (vi) liens upon specific items of
acquisition) provided that (x) no such lien shall          inventory or other goods and proceeds of any person
extend to or cover any property other than the property    securing such person's obligations in respect of
being acquired or improved and (y) any such                bankers' acceptances issued or created for the account
Indebtedness would be permitted to be incurred pursuant    of such person to facilitate the purchase, shipment or
to "Limitation on Incurrences of Additional                storage of such inventory or other goods in the
Indebtedness"; (vii) liens upon specific items of          ordinary course of business; (vii) liens securing
inventory or other goods and proceeds of any person        reimbursement obligations with respect to letters of
securing such person's obligations in respect of           credit which encumber documents and other property
bankers' acceptances issued or created for the account     relating to such letters of credit and the products and
of such person to facilitate the purchase, shipment or     proceeds thereof; (viii) liens in favor of customs and
storage of such inventory or other goods in the            revenue authorities arising as a matter of law to
ordinary course of business; (viii) liens securing         secure payment of nondelinquent customs duties in
reimbursement obligations with respect to letters of       connection with the importation of goods; (ix) judgment
credit which encumber documents and other property         and attachment liens not giving rise to a Default or
relating to such letters of credit and the products and    Event of Default; (x) leases or subleases granted to
proceeds thereof; (ix) liens in favor of customs and       others not interfering in any material respect with the
revenue authorities arising as a matter of law to          business of the Company or any Subsidiary; (xi) liens
secure payment of nondelinquent customs duties in          encumbering customary initial deposits and margin
connection with the importation of goods; (x) judgment     deposits, and other liens incurred in the ordinary
and attachment liens not giving rise to a Default or       course of business that are within the general
Event of Default; (xi) leases or subleases granted to      parameters customary in the industry, in each case
others not interfering in any material respect with the    securing Indebtedness under interest swap obligations
business of Food 4 Less or any subsidiary; (xii) liens     and foreign exchange agreements and forward contracts,
encumbering customary initial deposits and margin          option futures contracts, futures options or similar
deposits, and other liens incurred in the ordinary         agreements or arrangements designed to protect the
course of business that are within the general             Company or any Subsidiary from fluctuations in the
parameters customary in the industry, in each case         price of commodities; (xii) liens encumbering deposits
securing Indebtedness under Interest Swap Obligations      made in the ordinary course of business to secure
and Foreign Exchange Agreements and forward contracts,     nondelinquent obligations arising from statutory,
option futures contracts, futures options or similar       regulatory, con-
agreements or arrangements designed to protect Food 4
Less or any subsidiary from fluctua-

[/R]

                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ------------------------------------------------------
tions in the price of commodities; (xiii) liens            tractual or warranty requirements of the Company or its
encumbering deposits made in the ordinary course of        Subsidiaries for which a reserve or other appropriate
business to secure nondelinquent obligations arising       provision, if any, as shall be required by GAAP shall
from statutory, regulatory, contractual or warranty        have been made; (xiii) liens arising out of consignment
requirements of Food 4 Less or its subsidiaries for        or similar arrangements for the sale of goods entered
which a reserve or other appropriate provision, if any,    into by the Company or any Subsidiary in the ordinary
as shall be required by GAAP shall have been made;         course of business in accordance with past practices;
(xiv) liens arising out of consignment or similar          (xiv) any interest or title of a lessor in the property
arrangements for the sale of goods entered into by Food    subject to any lease, whether characterized as
4 Less or any subsidiary in the ordinary course of         capitalized or operating other than any such interest
business in accordance with past practices; (xv) any       or title resulting from or arising out of a default by
interest or title of a lessor in the property subject      the Company or any Subsidiary of its obligations under
to any lease, whether characterized as capitalized or      such lease; and (xv) liens arising from filing UCC
operating other than any such interest or title            financing statements for precautionary purposes in
resulting from or arising out of a default by Food 4       connection with true leases of personal property that
Less or any subsidiary of its obligations under such       are otherwise permitted under the applicable Indenture
lease; and (xvi) liens arising from filing UCC             and under which the Company or any Subsidiary is
financing statements for precautionary purposes in         lessee; (xvi) liens on assets of the Company securing
connection with true leases of personal property that      Indebtedness which would constitute Senior Indebted-
are otherwise permitted under the Old F4L Senior Note      ness but for the provisions of clause (c) in the third
Indenture and under which Food 4 Less or any subsidiary    sentence of the definition of Senior Indebtedness and
is a lessee.                                               liens on assets of a Subsidiary Guarantor securing
                                                           Indebtedness which would constitute Guarantor Senior
  IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD     Indebtedness but for the provisions of clause (c) in
F4L SENIOR NOTE INDENTURES WILL BE MODIFIED TO             the third sentence of the definition of Guarantor
ELIMINATE THIS PROVISION AND CERTAIN RELATED LIENS.        Senior Indebtedness; and (xvii) additional liens
                                                           securing Indebtedness at any one time outstanding not
                                                           exceeding the sum of (i) $25 million and (ii) 10% of
                                                           the aggregate Consolidated Net Income of the Company
                                                           earned subsequent to the Issue Date and on or prior to
                                                           such time.

                                                             "Loan Documents" means the Credit Agreement and all
                                                           promissory notes, guarantees, security agreements,
                                                           pledge agreements, deeds of trust, mortgages, letters
                                                           of credit and other instruments, agreements and
                                                           documents executed pursuant thereto or in connection
                                                           therewith, and all amendments, supplements, extensions,
                                                           renewals, restatements, replacements or refinancings
                                                           thereof (in each case, in whole or in part, and without
                                                           limitation as to amount, number, terms, conditions,
                                                           covenants or other provisions) or other modifications
                                                           thereof from time to time (whether or not any such
                                                           replacement or refinancing replaces or refinances the
                                                           entirety of the borrowings then outstanding under the
                                                           Credit Agreement) and including all subsequent
                                                           amendments, supplements, extensions, renewals, re-
                                                           statements, replacements, or refinancings of any such
                                                           Loan Documents (in each case, in whole or in part, and
                                                           without limitation as to amount, number, terms,
                                                           conditions, covenants or other provisions)

  LIMITATION ON DISPOSITIONS OF ASSETS. Pursuant to the      LIMITATION ON ASSET SALES. Pursuant to the New F4L
Old F4L Senior Note Indenture, Food 4 Less will not,       Senior Note Indenture, the Company, will not, and will
and will not permit any of its subsidiaries to make any    not permit any of its subsidiaries to make any Asset
Asset Sale unless (a) Food 4 Less or its applicable        Sale unless (a) the Company or the applicable
subsidiary receives consideration at the time of such      subsidiary receives consideration at the time of such
Asset Sale at least equal to the fair market value of      Asset Sale at least equal to the fair market value of
the assets sold or otherwise disposed of and at least      the assets sold and (b) upon consummation of an Asset
75% of the consideration so received by Food 4 Less or     Sale, the Company will within 365 days of the receipt
such subsidiary is in the form of cash; provided,          of the proceeds therefrom either: (i) apply or cause
however, that the amount of (i) any liabilities (as        its subsidiary to apply the net cash proceeds of any
shown on Food 4 Less' or such subsidiary's most recent     Asset Sale to (A) a Related Business Investment, (B) an
balance sheet or in the notes thereto) of Food 4 Less      investment in properties and assets that replace the
or any subsidiary that are assumed by the transferee in    properties and assets that are the subject of such
any such transaction and (ii) any cash equivalents or      Asset Sale or (C) an investment in properties and
notes or other obligations received by Food 4 Less or      assets that will be used in the business of the Company
any subsidiary from such transferee that are               and its subsidiaries existing on the Issue Date or in
immediately converted by Food 4 Less or such subsidiary    businesses reasonably related thereto; (ii) apply or
into cash, shall both be deemed to be cash, solely to      cause to be applied such net cash proceeds to the
the extent of the cash received in the case of this        permanent repayment of Pari Passu Indebtedness; pro-
clause (ii), for the purposes of this provision;           vided, however, that any repayment of any revolving
provided, further, however, that the 75% limitation        loan (under the Credit Agreement or otherwise) shall
referred to above shall not apply to (A) any Asset Sale    result in a permanent reduction in the commitment
in which the cash portion of the consideration received    thereunder; (iii) use such net cash proceeds to secure
therefor, determined in accordance with the foregoing      Letter of Credit Obligations to the extent the related
clause, is equal to or greater than what the net           letters of credit have not been drawn upon or returned
after-tax proceeds would have been had such Asset Sale     undrawn; or (iv) after such time as the accumulated net
complied with the aforementioned 75% limitation and (B)    cash proceeds equals or exceeds $20 million, apply or
any Asset Sale in which the consideration received by      cause to be applied such net cash proceeds to the
Food 4 Less or any of its subsidiaries is                  purchase of New F4L

                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ------------------------------------------------------
less than $5 million; and (b) the net cash proceeds        Senior Notes tendered to the Company for purchase at a
received by Food 4 Less or such subsidiary, as the case    price equal to 100% of the principal amount thereof
may be, will within 180 days of such Asset Sale, at the    plus accrued interest thereon to the date of purchase
election of Food 4 Less, either (i) invest or cause to     pursuant to an offer to purchase made by the Company as
be invested in a manner that would constitute a Related    set forth below (a "Net Proceeds Offer"); provided,
Business Investment; (ii) apply or cause to be applied     however, that the Company shall have the right to
to the payment of Indebtedness under the Credit            exclude from the foregoing provisions Asset Sales
Agreement or used to secure Letter of Credit               subsequent to the Issue substantially Date, (x) the
Obligations to the extent the related letters of credit    proceeds of which are derived from the sale and
have not been drawn upon or returned undrawn; provided,    concurrent lease- back of a supermarket and/or related
however, that any repayment of Indebtedness under the      assets which are acquired or constructed by the Company
Revolving Facility under the Loan Documents shall          or a subsidiary subsequent to the Issue Date, provided
result in a permanent reduction in the commitment          that such sale and substantially concurrent lease-back
thereunder; or (iii) after such time as the accumulated    occurs within 180 days following such acquisition or
net cash proceeds equals or exceeds $2.5 million, apply    the completion of such construction, as the case may
or cause to be applied such net cash proceeds to the       be, and (y) the proceeds of which in the aggregate do
purchase of Old F4L Senior Notes tendered to Food 4        not exceed $20 million; provided, further, that pending
Less for purchase at a price equal to 100% of the          the utilization of any Net Cash Proceeds in the manner
principal amount thereof plus accrued interest thereon     (and within the time period) described above, the
to the date of purchase pursuant to an offer to            Company may use any such Net Cash Proceeds to repay
purchase made by Food 4 Less as set forth below (a "Net    revolving loans (under the Credit Agreement or
Proceeds Offer"); provided, however, that Food 4 Less      otherwise) without a permanent reduction of the
shall have the right to exclude Asset Sales subsequent     commitment thereunder.
to the Issue Date, the proceeds of which in the
aggregate do not exceed $10 million, from the foregoing      Pursuant to the New F4L Senior Note Indenture, not-
provisions.                                                withstanding the foregoing, prior to the mailing of
                                                           the Net Proceeds Offer, the Company shall purchase
  Pursuant to the Old F4L Senior Note Indenture, each      all New F4L Senior Notes (or permitted refinancings
Net Proceeds Offer will be mailed to the record holders    thereof) which it is required to purchase by reason of
of the Old F4L Senior Notes as shown on the register of    such Asset Sale pursuant to the provisions of the New
holders of Old F4L Senior Notes not less than 140 nor      F4L Senior Note Indenture.
more than 180 days after the relevant Asset Sale, with
a copy to the Old F4L Senior Note Trustee and the            Pursuant to the New F4L Senior Note Indenture, each
Credit Agent. Such notice shall state, among other         Net Proceeds Offer will be mailed to the record holders
things, the purchase date (which shall be no earlier       of New F4L Senior Notes as shown on the register of
than 30 days nor later than 40 days from the date such     holders of New F4L Senior Notes not less than 325 nor
notice is mailed) and shall otherwise comply with the      more than 365 days after the relevant Asset Sale, with
procedures set forth in the Old F4L Senior Note            a copy to the New F4L Senior Note Trustee and the
Indenture. Upon receiving notice of the Net Proceeds       Credit Agent. Such notice shall state, among other
Offer, holders of the Old F4L Senior Notes may elect to    things, the purchase date (which shall be no earlier
tender their Old F4L Senior Notes in whole on in part      than 30 days nor later than 40 days from the date such
in integral multiples of $1,000 in exchange for cash.      notice is mailed) and shall otherwise comply with the
To the extent holders properly tender Old F4L Senior       procedures set forth in the New F4L Senior Note
Notes in an amount exceeding the Net Proceeds Offer,       Indenture. Upon receiving notice of the Net Proceeds
Old F4L Senior Notes of tendering holders will be          Offer, holders may elect to tender their New F4L Senior
repurchased on a pro rata basis (based on amounts          Notes in whole or in part in integral multiples of
tendered).                                                 $1,000 in exchange for cash. To the extent holders
                                                           properly tender New F4L Senior Notes in an amount
  Pursuant to the Old F4L Senior Note Indenture, Food 4    exceeding the Net Proceeds Offer, New F4L Senior Notes
Less will comply with the requirements of Rule 14e-1       of tendering holders will be repurchased on a pro rata
under the Exchange Act and any other securities laws       basis (based on amounts tendered).
and regulations thereunder to the extent such laws
and regulations are applicable in connection with            Pursuant to the New F4L Senior Note Indenture, the
the repurchase of Old F4L Senior Notes pursuant to a       Company will comply with the requirements of Rule
Net Proceeds Offer.                                        14e-1 under the Exchange Act and any other securities
                                                           laws and regulations thereunder to the extent such
  "Asset Sale" means, for any person, any sale,            laws and regulations are applicable in connection
transfer or other disposition or series of sales,          with the repurchase of New F4L Senior Notes pursuant
transfers or other dispositions (including, without        to a Net Proceeds Offer.
limitation, by merger or consolidation or by exchange
of assets and whether by operation of law or otherwise)      "Asset Sale" means, with respect to any person, any
made by such person or any of its subsidiaries to any      sale, transfer or other disposition or series of sales,
person other than such person or one of its                transfers or other dispositions (including, without
wholly-owned subsidiaries (or, in the case of a sale,      limitation, by merger or consolidation or by exchange
transfer or other disposition by a subsidiary, to any      of assets and whether by operation of law or otherwise)
person other than Food 4 Less or a directly or             made by such person or any of its subsidiaries to any
indirectly wholly-owned subsidiary) of any assets of       person other than such person or one of its
such person or any of its subsidiaries including,          wholly-owned subsidiaries (or, in the case of a sale,
without limitation, assets consisting of any capital       transfer or other disposition by a subsidiary, to any
stock or other securities held by such person, or any      person other than the Company or a directly or
of its subsidiaries, and any capital stock issued by       indirectly wholly-owned subsidiary) of any assets of
any subsidiary of such person, outside of the ordinary     such person or any of its subsidiaries including,
course of business, excluding, however, any sale,          without limitation, assets consisting of any capital
transfer or other disposition, or series of related        stock or other securities held by such person or any of
sales, transfers or other dispositions, having a           its subsidiaries, and any capital stock issued by any
purchase price or transaction value, as the case may       subsidiary of such person, in each case, outside of the
be, of $250,000 or less.                                   ordinary course of business, excluding, however, any
                                                           sale, transfer or other disposition, or series of
  "Related Business Investment" means (i) any              related sales, transfers or other dispositions (i)
Investment by a person in any other person a majority      involving only excluded assets, (ii) resulting in net
of whose revenues are derived from the operation of one    proceeds to the Company and the subsidiaries of
or more retail grocery stores or supermarkets or any       $500,000 or less or (iii) pursuant to any foreclosure
other line of business engaged in by Food 4 Less or any    of
of its subsidiaries as of the Issue Date; (ii) any

                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ------------------------------------------------------
Investment by such person in any cooperative or other      assets or other remedy provided by applicable law to a
supplier, including, without limitation, any joint         creditor of the Company with a Lien on such assets,
venture which is intended to supply any product or         which lien is permitted under the New F4L Senior Note
service useful to the business of Food 4 Less and its      Indenture, provided that such foreclosure or other
subsidiaries as it is conducted as of the Issue Date       remedy is conducted in a commercially reasonable manner
and as such business may thereafter evolve or change;      or in accordance with any Bankruptcy Law.
and (iii) any capital expenditure or Investment
(without regard to the $5 million threshold in the           "Related Business Investment" means (i) any Investment
definition thereof), in each case reasonably related to    by a person in any other person a majority of whose
the business of Food 4 Less and its subsidiaries as it     revenues are derived from the operation of one or more
is conducted as of the Issue Date and as such business     retail grocery stores or supermarkets or any other line
may thereafter evolve or change.                           of business engaged in by the Company or any of its
                                                           subsidiaries as of the Issue Date; (ii) any Investment
  IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD     by such person in any cooperative or other supplier,
F4L SENIOR NOTE INDENTURE WILL BE MODIFIED TO ELIMINATE    including, without limitation, any joint venture which
THIS PROVISION AND CERTAIN RELATED DEFINITIONS.            is intended to supply any product or service useful to
                                                           the business of the Company and its subsidiaries as it
                                                           is conducted as of the Issue Date and as such business
                                                           may thereafter evolve or change; and (iii) any capital
                                                           expenditure or Investment (without regard to the $5
                                                           million threshold in the definition thereof), in each
                                                           case reasonably related to the business of the Company
                                                           and its subsidiaries as it is conducted as of the Issue
                                                           Date and as such business may thereafter evolve or
                                                           change.

  LIMITATION ON PAYMENT RESTRICTIONS AFFECTING               LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS
SUBSIDIARIES. Pursuant to the Old F4L Senior Note          AFFECTING SUBSIDIARIES. Pursuant to the New F4L Senior
Indenture, Food 4 Less shall not, and shall not permit     Note Indenture, the Company shall not, and shall not
any subsidiary to, directly or indirectly, create or       permit any subsidiary to, directly or indirectly,
suffer to exist, or allow to become effective any          create or suffer to exist, or allow to become effective
consensual Payment Restriction with respect to any of      any consensual Payment Restriction with respect to any
its subsidiaries, except for (a) any such restrictions     of its subsidiaries, except for (a) any such
contained in (i) the Loan Documents as in effect on the    restrictions contained in (i) the Loan Documents and
Issue Date as any such payment restriction may apply to    related documents as in effect on the Issue Date as any
any present or future subsidiary, (ii) Indebtedness of     such payment restriction may apply to any present or
Food 4 Less and any subsidiary existing on the Issue       future subsidiary, (ii) the New F4L Senior Note
Date, (iii) the Old F4L Senior Note Indenture, (iv)        Indenture and any agreement in effect at or entered
Indebtedness of a person existing at the time such         into on the Issue Date, (iii) Indebtedness of a person
person becomes a subsidiary (provided that (x) such        existing at the time such person becomes a subsidiary
Indebtedness is not incurred in connection with, or in     (provided that (x) such Indebtedness is not incurred in
contemplation of, such person becoming a subsidiary,       connection with, or in contemplation of, such person
(y) such restriction is not applicable to any person,      becoming a subsidiary, (y) such restriction is not
or the properties or assets of any person, other than      applicable to any person, or the properties or assets
the person so acquired and (z) such Indebtedness is        of any person, other than the person so acquired and
otherwise permitted to be incurred pursuant to the         (z) such Indebtedness is otherwise permitted to be
provisions of "Limitation on Incurrences of Additional     incurred pursuant to the provisions described above
Indebtedness"), (v) secured Indebtedness otherwise         under "Limitation on Incurrences of Additional
permitted to be incurred pursuant to the provisions of     Indebtedness"), (iv) secured Indebtedness otherwise
"Limitation on Incurrences of Additional Indebtedness"     permitted to be incurred pursuant to the provisions
and that limits the right of the debtor to dispose of      described above under "Limitation on Incurrences of
the assets securing such Indebtedness; (b) customary       Additional Indebtedness" and "Limitation on Liens" that
non-assignment provisions restricting subletting or        limit the right of the debtor to dispose of the assets
assignment of any lease or assignment of any contract      securing such Indebtedness; (b) customary
of any subsidiary; (c) customary net worth provisions      non-assignment provisions restricting subletting or
contained in leases and other agreements entered into      assignment of any lease or other agreement entered into
by a subsidiary in the ordinary course of business; (d)    by a subsidiary; (c) customary net worth provisions
customary restrictions with respect to a subsidiary        contained in leases and other agreements entered into
pursuant to an agreement that has been entered into for    by a subsidiary in the ordinary course of business; (d)
the sale or disposition of all or substantially all of     customary restrictions with respect to a subsidiary
the capital stock or assets of such subsidiary; (e)        pursuant to an agreement that has been entered into for
customary provisions in instruments or agreements          the sale or disposition of all or substantially all of
relating to a lien permitted to be created, incurred or    the capital stock or assets of such subsidiary; (e)
assumed pursuant to the provisions of "Limitation on       customary provisions in joint venture agreements and
Liens" and prohibiting the transfer of the property        other similar agreements; and (f) restrictions
subject to such lien; (f) customary provisions in joint    contained in Indebtedness incurred to refinance,
venture agreements and other similar agreements entered    refund, extend or renew Indebtedness referred to in
into in the ordinary course of business which provide      clause (a) above; provided that the restrictions
that distributions from such venture may only be made      contained therein are not materially more restrictive
with the consent of the partners; and (g) restrictions     taken as a whole than those provided for in such
contained in Indebtedness incurred to refinance,           Indebtedness being refinanced, refunded, extended or
refund, extend or renew Indebtedness referred to in        renewed and (g) Payment Restrictions contained in any
clause (a) above or amendments to the Indebtedness         other Indebtedness permitted to be incurred subsequent
referred to in clause (a) above; provided that the         to the Issue Date pursuant to the provisions of the
restrictions contained therein relating to the payment     covenant described under "-- Limitation on Incurrences
of dividends by such subsidiaries are not materially       of Additional Indebtedness" above; provided that any
more restrictive than those provided for in such           such Payment Restrictions are ordinary and customary
Indebtedness being refinanced, refunded, extended or       with respect to the type of Indebtedness being incurred
renewed.                                                   (under the relevant circumstances), and, in any event,
                                                           no more restrictive than the most restrictive Payment
  "Payment Restriction" means, with respect to a           Restrictions in effect on the Issue Date.
subsidiary of any person, any encumbrance, restriction
or limitation, whether by operation of the terms of its      "Payment Restriction" means, with respect to a
charter or by reason of any                                subsidiary of

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
                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ------------------------------------------------------
agreement, instrument, judgment, decree, order,            any person, any encumbrance, restriction or limitation,
statute, rule or governmental regulation, on the           whether by operation of the terms of its charter or by
ability of (i) such subsidiary to (a) pay dividends or     reason of any agreement, instrument, judgment, decree,
make other distributions on its capital stock or make      order, statute, rule or governmental regulation, on the
payments on any obligation, liability or Indebtedness      ability of (i) such subsidiary to (a) pay dividends or
owed to such person or any other subsidiary of such        make other distributions on its capital stock or make
person, (b) make loans or advances to such person or       payments on any obligation, liability or Indebtedness
any other subsidiary of such person or (c) transfer any    owed to such person or any other subsidiary of such
of its properties or assets to such person or any other    person, (b) make loans or advances to such person or
subsidiary of such person, or (ii) such person or any      any other subsidiary of such person or (c) transfer any
other subsidiary of such person to receive or retain       of its properties or assets to such person or any other
any such (a) dividends, distributions or payments, (b)     subsidiary of such person, or (ii) such person or any
loans or advances or (c) transfer of properties or         other subsidiary of such person to receive or retain
assets                                                     any such (a) dividends, distributions or payments, (b)
                                                           loans or advances or (c) transfer of properties or
  IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD     assets.
F4L SENIOR NOTE INDENTURES WILL BE MODIFIED TO
ELIMINATE THIS PROVISION, AND CERTAIN RELATED
DEFINITIONS.

  GUARANTEES OF CERTAIN INDEBTEDNESS. Pursuant to the        GUARANTEES OF CERTAIN INDEBTEDNESS. Pursuant to the
Old F4L Senior Note Indenture, Food 4 Less shall not       New F4L Senior Note Indenture, the Company shall not
permit any of its subsidiaries, directly or indirectly,    permit any of its subsidiaries to (a) incur, guarantee
to (a) incur, guarantee or secure through the granting     or secure through the granting of liens the payment of
of liens the payment of any Indebtedness under the Term    any Indebtedness under the Term Loans or any other
Facility under the Credit Agreement or refinancings        Loan Documents or (b) pledge any intercompany notes
related thereto or (b) pledge any intercompany notes       representing obligations of any of its subsidiaries, to
representing obligations of any of its subsidiaries, to    secure the payment of any Indebtedness under the Term
secure the payment of any Indebtedness under the Term      Loans or any other Loan Documents, in each case unless
Facility under the Credit Agreement or refinancings        such subsidiary, the Company and the New F4L Senior
related thereto, in each case unless such subsidiary,      Note Trustee execute and deliver a supplemental
Food 4 Less and the Old F4L Senior Note Trustee execute    indenture evidencing such subsidiary's guarantee.
and deliver a supplemental indenture evidencing such
subsidiary's guarantee, such guarantee to be a senior
unsecured obligation of such subsidiary.

  IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD
F4L SENIOR NOTE INDENTURE WILL BE MODIFIED TO
ELIMINATE THIS PROVISION AND CERTAIN RELATED
DEFINITIONS.

  LIMITATION ON TRANSACTIONS WITH AFFILIATES. Pursuant       LIMITATION ON TRANSACTIONS WITH AFFILIATES. Pursuant
to the Old F4L Senior Note Indenture, neither Food 4       to the New F4L Senior Note Indenture, neither the Com-
Less nor any of its subsidiaries shall (i) sell, lease,    pany nor any of its subsidiaries shall (i) sell, lease,
transfer or otherwise dispose of any of its properties,    transfer or otherwise dispose of any of its properties,
assets or securities to, (ii) purchase any property,       or assets or issue securities (other than equity
assets or securities from, (iii) make any Investment       securities which do not constitute Disqualified Capi-
in, or (iv) enter into or suffer to exist any contract     tal Stock) to, (ii) purchase any property, assets or
or agreement with or for the benefit of, an affiliate      securities (other than equity securities which do not
or Significant Stockholder (and any affiliate of such      constitute Disqualified Capital Stock) from, (iii) make
Significant Stockholder) of Food 4 Less or any             any Investment in, or (iv) enter into or suffer to
subsidiary (an "Affiliate Transaction"), other than        exist any contract or agreement with or for the benefit
Affiliate Transactions (including lease transactions)      of, an affiliate or Significant Stockholder (or any
in the ordinary course of business, that are fair to       affiliate of such Significant Stockholder) of the
Food 4 Less or such subsidiary, as the case may be, and    Company or any subsidiary (an "Affiliate Transaction"),
on terms at least as favorable as might reasonably have    other than (x) Affiliate Transactions permitted under
been obtainable at such time from an unaffiliated          the following paragraph and (y) Affiliate Transactions
party, unless the board of directors of Food 4 Less or     in the ordinary course of business, that are fair to
such subsidiary, as the case may be, pursuant to a         the Company or such subsidiary, as the case may be, and
board resolution, reasonably and in good faith             on terms at least as favorable as might reasonably have
determines that such Affiliate Transaction is fair to      been obtainable at such time from an unaffiliated
Food 4 Less or such subsidiary, as the case may be, and    party; provided, that (A) with respect to Affiliate
is on terms at least as favorable as might reasonably      Transactions involving aggregate payments in excess of
have been obtainable at such time from an unaffiliated     $1 million and less than $5 million, the Company or
party. In addition, neither Food 4 Less nor any of its     such subsidiary, as the case may be, shall have
subsidiaries shall enter into an Affiliate Transaction     delivered an officers' certificate to the New F4L
or series of related Affiliate Transactions involving      Senior Note Trustee certifying that such Affiliate
or having a value of more than $15 million unless Food     Transactions complies with clause (y) above, (B) with
4 Less or such subsidiary, as the case may be, has         respect to Affiliate Transactions involving aggregate
received an opinion from an independent financial          payments in excess of $5 million and less than $15
advisor to the effect that the financial terms of such     million, with respect to which the Company or such
Affiliate Transaction are fair to Food 4 Less or such      subsidiary, as the case may, shall have delivered an
subsidiary from a financial point of view.                 officers' certificate to the New F4L Senior Note
                                                           Trustee certifying that such Affiliate Transactions
  The provisions of the Old F4L Senior Note Indenture      complies with clause (y) above and that such Affiliate
described in the foregoing paragraph shall not apply to    Transactions has received the approval of a majority of
(i) any Permitted Payment, (ii) any Restricted Payment     the disinterested members of the board of directors of
that is made in compliance with the provisions set         the Company or the subsidiary, as the case may be, or,
forth in "Limitation on Restricted Payments," (iii)        in the absence of any such approval by the
reasonable and customary fees and compensation paid to,    disinterested members of the board of directors of the
and indemnity provided on behalf of, officers,             Company or that the subsidiary, as the case may be,
directors, employees or consultants of Food 4 Less or      that an independent financial advisor has reasonably
any subsidiary, as determined by the board of directors    and in good faith determined that the financial terms
of Food 4 Less or any subsidiary or the senior             of such Affiliate Transaction are fair to the Company
management thereof in good                                 or such subsidiary, as the case may be, or that the
                                                           terms of such Affiliate Transac-

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
                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ------------------------------------------------------
faith, (iv) transactions exclusively between or among      tion are at least as favorable as might reasonably have
Food 4 Less and any of its wholly-owned subsidiaries or    been obtained at such time from an unaffiliated party,
exclusively between or among such subsidiaries,            and that such Independent Financial Advisor has
provided such transactions are not otherwise prohibited    provided written confirmation of such determination to
by the Old F4L Senior Note Indenture, (v) any agreement    the Board of Directors and (C) with respect to
as in effect as of the Issue Date or any amendment         Affiliate Transactions involving aggregate payments in
thereto or any transaction contemplated thereby            excess of $15 million, with respect to which the
(including pursuant to any amendment thereto) so long      Company or such subsidiary, as the case may be, shall
as any such amendment is not disadvantageous to the        have delivered to the New F4L Senior Note Trustee, a
holders of the Old F4L Senior Notes in any material        written opinion from an independent financial advisor
respect, (vi) the existence of, or the performance by      to the effect that the financial terms of such
Food 4 Less or any of its subsidiaries of its              Affiliate Transaction are fair to the Company or such
obligations under the terms of, any stockholders           subsidiary, as the case may be, or that the terms of
agreement (including any registration rights agreement     such Affiliate Transaction are at least as favorable as
or purchase agreement related thereto) to which it FFL     those that might reasonably have been obtained at the
is a party as of the Issue Date and any similar            time from an unaffiliated party.
agreements which it FFL may enter into thereafter;
provided, however, that the existence of, or the per-        The provisions of the New F4L Senior Note Indenture
formance by Food 4 Less or any subsidiaries of             described in the foregoing paragraph shall not apply to
obligations under any future amendment to, any such        (i) any Permitted Payment, (ii) any Restricted Payment
existing agreement or under any similar agreement          that is made in compliance with the provisions
entered into after the Issue Date shall only be            described herein under "Limitation on Restricted
permitted by this clause (vi) to the extent that the       Payments," (iii) reasonable and customary fees and
terms of any such amendment or new agreement are not       compensation paid to, and indemnity provided on behalf
otherwise disadvantageous to the holders of the Old F4L    of, officers, directors, employees or consultants of
Senior Notes in any material respect, (vii)                the Company or any subsidiary, as determined by the
transactions permitted by, and complying with, the         board of directors of the Company or any subsidiary or
provisions set forth in "Limitation on Merger and          the senior management thereof in good faith, (iv)
Certain Other Transactions," and (viii) transactions       transactions exclusively between or among the Company
with Certified Grocers of California, Inc., Affiliated     and any of its wholly-owned subsidiaries or exclusively
Wholesale Grocers of Kansas City, Inc. or their            between or among such wholly-owned subsidiaries,
subsidiaries or other suppliers in the ordinary course     provided such transactions are not otherwise prohibited
of business (including, without limitation, pursuant to    by the New F4L Senior Note Indenture, (v) any agreement
joint venture arrangements with such persons) and          as in effect as of the Issue Date or any amendment
otherwise in compliance with the terms of the Old F4L      thereto or any transaction contemplated thereby
Senior Note Indenture.                                     (including pursuant to any amendment thereto) so long
                                                           as any such amendment is not disadvantageous to the
  "Significant Stockholder" means, with respect to any     holders of the New F4L Senior Notes in any material
person, any other person who is the beneficial owner       respect, (vi) the existence of, or the performance by
(within the meaning of Rule 13d-3 under the Exchange       the Company or any of its subsidiaries of its
Act) of more than 10% of any class of equity securities    obligations under the terms of, any stockholders
of such person that are entitled to vote on a regular      agreement (including any registration rights agreement
basis for the election of directors of such person.        or purchase agreement related thereto) to which it (or
                                                           New Holdings) is a party as of the Issue Date and any
  IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD     similar agreements which it (or New Holdings) may enter
F4L SENIOR NOTE INDENTURE WILL BE MODIFIED TO ELIMINATE    into thereafter; provided, however, that the existence
THIS PROVISION AND CERTAIN RELATED DEFINITIONS.            of, or the performance by the Company or any
                                                           subsidiaries of obligations under any future amendment
                                                           to, any such existing agreement or under any similar
                                                           agreement entered into after the Issue Date shall only
                                                           be permitted by this clause (vi) to the extent that the
                                                           terms of any such amendment or new agreement are not
                                                           otherwise disadvantageous to the holders of the New F4L
                                                           Senior Notes in any material respect, (vii)
                                                           transactions permitted by, and complying with, the
                                                           provisions described below under "Limitation on Merg-
                                                           ers and Certain Other Transactions," and (viii)
                                                           purchases or sales of goods or services or other
                                                           transactions with suppliers in each case, in the
                                                           ordinary course of business (including, without
                                                           limitation, pursuant to joint venture agreements) and
                                                           otherwise in compliance with the terms of the
                                                           applicable New F4L Senior Note Indenture which are fair
                                                           to the Company, in the reasonable determination of the
                                                           board of directors, or are on terms at least as
                                                           favorable as might reasonably have been obtained at
                                                           such time from an unaffiliated party.

                                                             "Significant Stockholder" means, with respect to any
                                                           person, any other person who is the beneficial owner
                                                           (within the meaning of Rule 13d-3 under the Exchange
                                                           Act) of more than 10% of any class of equity securities
                                                           of such person that are entitled to vote on a regular
                                                           basis for the election of directors of such person.

  LIMITATION ON CHANGE OF CONTROL. Pursuant to the Old       LIMITATION ON CHANGE OF CONTROL. The New F4L Subordi-
  F4L Senior Note Indenture, upon the occurrence of a      nated Note Indenture will provide that if a Change of
Change of Control, each holder will have the right to      Control occurs, each holder will have the right to
require the repurchase of such holder's Old F4L Senior     require the Company to repurchase such holder's New F4L
Notes pursuant to the offer described below (the           Senior Notes pursuant to a Change of Control Offer at
"Change of Control Offer"), at a purchase price equal      101% of the principal amount thereof plus accrued and
to 101% of the principal amount thereof plus accrued       unpaid interest to the date of repurchase.
interest, if any, to the date of purchase. Within 10
days after any Change of Control Date requiring Food 4       The New F4L Senior Note Indenture will further
Less to make a Change                                      provide that, notwithstanding the foregoing, prior to
                                                           the mailing of the notice

                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ------------------------------------------------------
of Control Offer Food 4 Less shall so notify the Old       of a Change of Control Offer referred to above, the
F4L Senior Note Trustee and the Credit Agent. Food 4       Company shall within 30 days following any change of
Less must comply with Rule 14e-1 under the Securities      control either (a) repay in full and terminate all
Exchange Act of 1934, as amended, and any other            commitments under Indebtedness under the Credit
applicable provisions of the federal securities laws in    Agreement to the extent the terms thereof require
connection with a Change of Control Offer.                 repayment upon a Change of Control (or offer to repay
                                                           in full and terminate all commitments under all
  Pursuant to the Old F4L Senior Note Indenture, within    Indebtedness under the Credit Agreement and repay the
30 days following any Change of Control Date, Food 4       Indebtedness owed to each lender which has accepted
Less must send, by first class mail, a notice to each      such offer), or (b) obtain the requisite consents under
holder, with copies to the Credit Agent and the Old F4L    the Credit Agreement, the terms of which require
Senior Subordinated Note Trustee, which notice shall       repayment upon a Change of Control, to permit the
govern the terms of the Change of Control Offer. Such      repurchase of the New F4L Senior Notes as provided
notice shall state, among other things, the purchase       above. The Company shall first comply with the covenant
date, which must be no earlier than 30 days nor later      in the immediately preceding sentence before it shall
than 40 days from the date such notice is mailed, other    be required to repurchase New F4L Senior Notes pursuant
than as may be required by law (the "Change of Control     to the provisions described below. The Company's
Payment Date"). Holders electing to have a Old F4L         failure to comply with the covenants described in this
Senior Note purchased pursuant to a Change of Control      paragraph shall constitute an Event of Default under
Offer will be required to surrender the Old F4L Senior     the New F4L Senior Note Indenture.
Note, with the form entitled "Option of Holder to Elect
Purchase" on the reverse of the Old F4L Senior               In addition, the New F4L Senior Subordinated Note
Subordinated Note completed, to the Paying Agent at the    Indenture will provide that prior to purchasing New F4L
address specified in the notice prior to the close of      Senior Subordinated Notes tendered in a Change of
business on the business day prior to the Change of        Control Offer, the Company shall purchase all Senior
Control Payment Date.                                      F4L Notes (or permitted refinancings thereof) which it
                                                           is required to purchase by reason of such Change of
  IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD     Control pursuant to the provisions of the indenture
F4L SENIOR NOTE INDENTURE WILL BE MODIFIED TO ELIMINATE    under which such New Senior F4L Notes are issued, as in
THIS COVENANT AND CERTAIN RELATED DEFINITIONS.             effect on the Issue Date.

  LIMITATION ON MERGER AND CERTAIN OTHER                     LIMITATION ON MERGER AND CERTAIN OTHER
TRANSACTIONS. Pursuant to the Old F4L Senior Note          TRANSACTIONS. Pursuant to the New F4L Senior Note
Indenture, Food 4 Less, in a single transaction or         Indenture, the Company, in a single transaction or
through a series of related transactions, shall not (i)    through a series of related transactions, shall not (i)
consolidate with or merge with or into any other           consolidate with or merge with or into any other
person, or transfer (by lease, assignment, sale or         person, or transfer (by lease, assignment, sale or
otherwise) all or substantially all of its properties      otherwise) all or substantially all of its properties
and assets as an entirety or substantially as an           and assets as an entirety or substantially as an
entirety to another person or group of affiliated          entirety to another person or group of affiliated
persons or (ii) adopt a plan of liquidation, unless, in    persons or (ii) adopt a plan of liquidation, unless, in
either case, (1) either Food 4 Less shall be the           either case, (1) either the Company shall be the
continuing person, or the person (if other than Food 4     continuing person, or the person (if other than the
Less) formed by such consolidation or into which Food 4    Company) formed by such consolidation or into which the
Less is merged or to which all or substantially all of     Company is merged or to which all or substantially all
the properties and assets of Food 4 Less as an entirety    of the properties and assets of the Company as an
or substantially as an entirety are transferred (or, in    entirety or substantially as an entirety are
the case of a plan of liquidation, any person to which     transferred (or, in the case of a plan of liquidation,
assets are transferred) (Food 4 Less or such other         any person to which assets are transferred) (the
person being hereinafter referred to as the "Surviving     Company or such other person being hereinafter referred
Person") shall be a corporation organized and validly      to as the "Surviving Person") shall be a corporation
existing under the laws of the United States, any state    organized and validly existing under the laws of the
thereof or the District of Columbia, and shall             United States, any state thereof or the District of
expressly assume, by an indenture supplement, all the      Columbia, and shall expressly assume, by an indenture
obligations of Food 4 Less under the Old F4L Senior        supplement, all the obligations of the Company under
Notes and the Old F4L Senior Note Indenture; (2)           the New F4L Senior Note Indenture and the New F4L
immediately after and giving effect of such transaction    Senior Notes; (2) immediately after and giving effect
and the assumption contemplated by clause (1) above and    to such transaction and the assumption contemplated by
the incurrence or anticipated incurrence of any In-        clause (1) above and the incurrence or anticipated
debtedness to be incurred in connection therewith, (A)     incurrence of any Indebtedness to be incurred in
the surviving person shall have a Net Worth equal to or    connection therewith, (A) the Surviving Person shall
greater than the Net Worth of Food 4 Less immediately      have a Consolidated Net Worth equal to or greater than
preceding the transaction, (B) the surviving person        the Consolidated Net Worth of the Company immediately
could incur at least $1 of Indebtedness pursuant to        preceding the transaction and (B) the Surviving Person
provisions of the Old F4L Senior Note Indenture            could incur at least $1.00 of additional Indebtedness
described in the first paragraph under the heading         (other than Permitted Indebtedness) pursuant to the
"Limitation on the Incurrence of Additional                provisions described herein under "Limitation on
Indebtedness" and (C) if the Operating Coverage Ratio      Incurrences of Additional Indebtedness;" (3)
of Food 4 Less immediately preceding the transaction is    immediately before and immediately after and giving
within a range set forth under column X below, then the    effect to such transaction and the assumption of the
Surviving Person shall have an Operating Coverage Ratio    obligations as set forth in clause (1) above and the
at least equal to the greater of (i) the actual            incurrence or anticipated incurrence of any
Operating Coverage Ratio of Food 4 Less multiplied by      Indebtedness to be incurred in connection therewith, no
the appropriate percentage set forth in column Y and       Default or Event of Default shall have occurred and be
(ii) the ratio set forth in column Z below:                continuing; and (iv) each Subsidiary Guarantor, unless
                                                           it is the other party to the transaction, shall have by
       X                         Y                  Z        supplemental indenture confirmed that its guarantee of
                                                           the obligations of the Company under the New F4L Senior
1.8:1 to 2.499:1                100%              1.8:1    Notes and the New F4L Senior Note Indenture shall
2.5:1 to 2.999:1                 90%              2.5:1    apply, without alteration or amendment as such
3.0:1 or more                    80%              2.7:1    guarantee applies on the date it was granted under the
                                                           New F4L Senior Note Indenture to the obligations of the
and provided, further, that if immediately after giving    Company under the New F4L Senior Notes Indenture and
effect of such transaction on a pro forma basis, the       the New F4L Senior Notes to the obligations of
Operating Coverage

                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ------------------------------------------------------
Ratio of Food 4 Less or the surviving entity, as the       the Company or such person, as the case may be, under
case may be, is 3.2:1 or more, the calculation in the      the New F4L Senior Note Indenture and the New F4L
preceding proviso shall be inapplicable and such           Senior Notes, after the consummation of such
transaction shall be deemed to have complied with the      transaction. Notwithstanding the foregoing, the
requirements of such provision; (3) immediately before     consummation of the Merger on the Issue Date need only
and immediately after and giving effect to such            comply with clauses (1) and (3) of the foregoing.
transaction and the assumption of the obligations as
set forth in clause (1) above and the incurrence or          "Consolidated Net Worth" means, with respect to any
anticipated incurrence of any Indebtedness to be           person, the total stockholders' equity (exclusive of
incurred in connection therewith, no Default or Event      any Disqualified Capital Stock) of such person and its
of Default shall have occurred and be continuing. For      subsidiaries determined on a consolidated basis in
purposes of the foregoing, the transfer (by lease,         accordance with GAAP.
assignment, sale or otherwise) of all or substantially
all of the properties and assets of one or more
subsidiaries, the capital stock of which constitutes
all or substantially all of the properties and assets
of Food 4 Less shall be deemed to be the transfer of
all or substantially all of the properties and assets
of Food 4 Less. IF THE PROPOSED AMENDMENTS BECOME
OPERATIVE, THE OLD F4L SENIOR NOTE INDENTURES WILL BE
MODIFIED TO ELIMINATE THE SUBSECTIONS OF THIS PROVISION
WHICH REQUIRE THAT IMMEDIATELY AFTER GIVING EFFECT TO
SUCH TRANSACTION AND THE INCURRENCE OF ANY INDEBTEDNESS
IN CONNECTION THEREWITH, FOOD 4 LESS OR THE SURVIVING
ENTITY, AS THE CASE MAY BE, HAS A NET WORTH OR
OPERATING COVERAGE RATIO THAT MEETS THE STANDARDS SET
FORTH THEREIN.

  MAINTENANCE OF NET WORTH. Pursuant to the Old F4L          MAINTENANCE OF NET WORTH. THE NEW F4L SENIOR NOTE
Senior Subordinated Note Indenture, if Food 4 Less'        INDENTURE WILL NOT CONTAIN A COVENANT REQUIRING THE
Net Worth at the end of each of any two consecutive        MAINTENANCE OF A MINIMUM NET WORTH.
fiscal quarters (the last day of the second fiscal
quarter being referred to as the "Acceleration Date")
is equal to or less than $50 million (the "Minimum Net
Worth"), then Food 4 Less shall make an offer to all
holders (an "Offer") to purchase, on a pro rata basis,
on or before the last day of the next following fiscal
quarter or, in the event that the Acceleration Date is
the last day of Food 4 Less' fiscal year, the
forty-fifth day after the last day of the next
following fiscal quarter (the "Accelerated Payment
Date"), $17.5 million aggregate principal amount
of Old F4L Senior Subordinated Notes (an "Accelerated
Payment") at a purchase price equal to 100% of
principal amount plus accrued but unpaid interest
to the Accelerated Payment Date. Food 4 Less may
credit against the principal amoount of Old F4L
Senior Subordinated Notes to be acquired in any
Accelerated Payment 100% of the principal amount of Old
F4L Senior Subordinated Notes acquired by Food 4 Less
through purchase, optional redemption, exchange or
otherwise during the 180-day period ending on the
Acceleration Date and surrendered for cancellation.
Food 4 Less, however, may not credit Old F4L Senior
Subordinated Notes against an Accelerated Payment if
such Old F4L Senior Subordinated Notes were previously
used as a credit against any other required payment
under the Old F4L Senior Subordinated Note Indenture.
In no event shall the failure of Food 4 Less' Net Worth
to equal or exceed $50 million at the end of any fiscal
quarter be counted toward the making of more than one
Offer.

  "Net Worth" as of any date means, with respect to any person, the amount of the equity of the holders of capital stock of such person that would appear on the balance sheet of such person as of such date, determined in accordance with GAAP, adjusted to exclude
(to the extent included in such equity), (i) the amount of equity attributable to Disqualified Capital Stock and (ii) with respect to Food 4 Less, the effect of (a) all non-cash charges reducing such equity amount and attributable to the early extinguishment of, or acceleration of costs of, the financing of the Alpha
Beta Acquisition (other than amortization of original issue discount), (b) prepayment penalties or other charges incurred in connection with the retirement of certain Indebtedness of a subsidiary of Food 4 Less existing immediately prior to the Alpha Beta
Acquisition and (c) the recognition of deferred losses, in an amount not to exceed $3 million, on the Long
Beach Warehouse.

  IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD
F4L SENIOR NOTE INDENTURE WILL BE MODIFIED TO ELIMINATE
THIS COVENANT AND CERTAIN RELATED DEFINITIONS.

                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ---------------------------------------------------------
  LIMITATION ON PREFERRED STOCK OF SUBSIDIARIES. The         LIMITATION ON PREFERRED STOCK OF SUBSIDIARIES. Pursuant
Old F4L Senior Note Indenture does not have a              to the New Senior Note Indenture, the Company will not
covenant providing for the limitation on the issuance      permit any of its Subsidiaries to issue any Preferred
of preferred stock of subsidiaries.                        Stock (other than to the Company or to a wholly-owned
                                                           Subsidiary) or permit any person (other than the
                                                           Company or a wholly-owned subsidiary) to own any
                                                           Preferred Stock of any subsidiary.

                EVENTS OF DEFAULT                                           EVENTS OF DEFAULT

Under the terms of the Old F4L Senior Note Indenture       Under the terms of the New F4L Senior Note Indenture,
the following events constitute "Events of Default:"       the following events constitute "Events of Default":
(i) failure to make any interest payment on the Old F4L    (i) failure to make any interest payment on the New F4L
Senior Notes when due and the continuance of such          Senior Notes when due and the continuance of such
default for a period of 30 days; (ii) failure to pay       default for a period of 30 days; (ii) failure to pay
principal of the Old F4L Senior Notes when due, whether    principal of, or premium, if any, on the New F4L Senior
at maturity, upon acceleration, redemption or              Notes when due, whether at maturity, upon accelera-
otherwise; (iii) failure to comply with any other          tion, redemption, required repurchase or otherwise;
agreement contained in the Old F4L Senior Notes or the     (iii) failure to comply with any other agreement
Old F4L Senior Note Indenture, if such failure             contained in the New F4L Senior Notes or the New F4L
continues unremedied for 30 days after written notice      Senior Note Indenture, if such failure continues
given by the Old F4L Senior Note Trustee or the holders    unremedied for 30 days after written notice given by
of at least 25% in principal amount of the Old F4L         the New F4L Senior Note Trustee or the holders of at
Senior Notes then outstanding (except in the case of a     least 25% in principal amount of the New F4L Senior
default with respect to the covenants set forth in the     Notes then outstanding (except in the case of a default
Old F4L Senior Note Indenture, and described herein        with respect to the covenants set forth in the New F4L
under the headings "Limitation on Restricted Payments,"    Senior Note Indenture, and described herein under the
"Maintenance of Net Worth," "Limitations on                headings "Limitation on Restricted Payments,"
Dispositions of Assets," "Change of Control," and          "Limitations on Asset Sales," "Change of Control," and
"Limitations on Merger and Certain Other Transactions,"    "Limitations on Merger and Certain Other Transactions,"
which shall constitute Events of Default with notice       which shall constitute Events of Default with notice
but without passage of time); (iv) a default under any     but without passage of time); (iv) a default under any
Indebtedness of Food 4 Less or its subsidiaries,           Indebtedness of the Company or its subsidiaries,
whether such Indebtedness now exists or shall              whether such Indebtedness now exists or shall
hereinafter be created, if both (A) such default either    hereinafter be created, if both (A) such default either
(1) results from the failure to pay any such               (1) results from the failure to pay any such
Indebtedness at its stated final maturity or (2)           Indebtedness at its stated final maturity or (2)
relates to an obligation other than the obligation to      relates to an obligation other than the obligation to
pay any principal of such Indebtedness at its stated       pay such Indebtedness at its stated final maturity and
maturity and results in the holder or holders of such      results in the holder or holders of such Indebtedness
Indebtedness causing such Indebtedness to become due       causing such Indebtedness to become due prior to its
prior to its stated maturity and (B) the principal         stated maturity and (B) the principal amount of such
amount of such Indebtedness, together with the             Indebtedness, together with the principal amount of any
principal amount of any other such Indebtedness in         other such Indebtedness in default for failure to pay
default for failure to pay principal at maturity or the    principal at stated final maturity or the maturity of
maturity of which has been so accelerated, aggregate       which has been so accelerated, aggregate $20 million or
$20 million or more at any one time outstanding; (v)       more at any one time outstanding; (v) any final
any final judgment or order for payment of money in        judgment or order for payment of money in excess of $20
excess of $20 million shall be entered against Food 4      million shall be entered against the Company or any
Less or any Significant Subsidiary and shall not be        Significant Subsidiary and shall not be discharged for
discharged for a period of 60 days after such judgment     a period of 60 days after such judgment becomes final
becomes final and nonappealable; (vi) either Food 4        and nonappealable; (vi) either the Company or any
Less or any Significant Subsidiary pursuant to or          Significant Subsidiary pursuant to or within the
within the meaning of any Bankruptcy Law: (a) commences    meaning of any Bankruptcy Law: (a) commences a
a voluntary case or proceeding; (b) consents to the        voluntary case or proceeding; (b) consents to the entry
entry of an order for relief against it in an              of an order for relief against it in an involuntary
involuntary case or proceeding; (c) consents to the        case or proceeding; (c) consents to the appointment of
appointment of a custodian of it or for all or             a custodian of it or for all or substantially all
substantially all of its property; or (d) makes a          of its property; or (d) makes a general assignment for
general assignment for the benefit of its creditors;       the benefit of its creditors; (vii) a court of
(vii) a court of competent jurisdiction enters an order    competent jurisdiction enters an order or decree under
or decree in an involuntary case or proceeding under       any Bankruptcy Law that: (a) is for relief against the
any Bankruptcy Law that: (a) is for relief against Food    Company or any Significant Subsidiary, in an invol-
4 Less or any Significant Subsidiary; (b) appoints a       untary case or proceeding; (b) appoints a custodian of
custodian of Food 4 Less or any Significant Subsidiary,    the Company or any Significant Subsidiary, or for all
or for all or any substantial part of their respective     or any substantial part of their respective properties;
properties; or (c) orders the liquidation of Food 4        or (c) orders the liquidation of the Company or any
Less or any Significant Subsidiary, and in each case       Significant Subsidiary, and in each case the order or
the order or decree remains unstayed and in effect for     decree remains unstayed and in effect for 60 days;
60 days; and (viii) the lenders under the Loan             (viii) the lenders under the Credit Agreement shall
Documents shall commence judicial proceedings to           commence judicial proceedings to foreclose upon any
foreclose upon any material portion of the assets of       material portion of the assets of the Company and its
Food 4 Less and its subsidiaries. In the event of a        subsidiaries; or (ix) any of the guarantees shall be
declaration or acceleration because an Event of Default    declared or adjudged invalid in a final judgment or
set forth in clause (iv) above has occurred and is         order issued by any court of governmental authority. In
continuing, such declaration of acceleration shall be      the event of a declaration of acceleration because an
automatically rescinded and annulled if either (i) the     Event of Default set forth in clause (iv) above has
holders of the Indebtedness which is the subject of        occurred and is continuing, such declaration of
such Event of Default have waived such failure to pay      acceleration shall be automatically rescinded and
at maturity or have rescinded the acceleration in          annulled if either (i) the holders of the
respect of such Indebtedness within 90 days of such
maturity or declaration of acceleration, as the case
may be, and no other Event of Default

                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ------------------------------------------------------
has occurred during such 90-day period which has not       Indebtedness which is the subject of such Event of
been cured or waived, or (ii) such Indebtedness shall      Default have waived such failure to pay at maturity or
have been discharged or the maturity thereof shall have    have rescinded the acceleration in respect of such
been extended such that it is not then due and payable,    Indebtedness within 90 days of such maturity or
or the underlying default has been cured, within 90        declaration of acceleration, as the case may be, and no
days of such maturity or declaration of acceleration,      other Event of Default has occurred during such 90-day
as the case may be.                                        period which has not been cured or waived, or (ii) such
                                                           Indebtedness shall have been discharged or the maturity
  Pursuant to the Old F4L Senior Note Indenture, if an     thereof shall have been extended such that it is not
Event of Default (other than an Event of Default           then due and payable, or the underlying default has
resulting from bankruptcy, insolvency, receivership or     been cured, within 90 days of such maturity or
reorganization of Food 4 Less) occurs and is               declaration of acceleration, as the case may be.
continuing, the Old F4L Senior Note Trustee or the
holders of at least 25% in principal amount of the Old       Pursuant to the New F4L Senior Note Indenture, if an
F4L Senior Notes then outstanding may declare              Event of Default (other than an Event of Default
immediately due and payable all unpaid principal plus      resulting from bankruptcy, insolvency, receivership or
accrued and unpaid interest on the Old F4L Senior Notes    reorganization of the Company or a Subsidiary
then outstanding. If an Event of Default resulting from    Guarantor) occurs and is continuing, the New F4L Senior
certain events of bankruptcy, insolvency, receivership     Note Trustee or the holders of at least 25% in
or reorganization of Food 4 Less shall occur, all          principal amount of the then outstanding New F4L Senior
unpaid principal and accrued interest shall be             Notes may declare due and payable all unpaid principal
immediately due and payable without any declaration or     and interest accrued and unpaid on the then outstanding
other act on the part of the Old F4L Senior Note           New F4L Senior Notes issued under such New F4L Senior
Trustee or any of the holders. Subject to certain          Note Indenture by notice in writing to the Company and
conditions, the holders of a majority in principal         the applicable New F4L Senior Note Trustee specifying
amount of the Old F4L Senior Notes then outstanding, by    the respective Event of Default and that it is a
notice to the Old F4L Senior Note Trustee, may rescind     "notice of acceleration" (the "Acceleration Notice"),
such declaration if all existing Events of Default are     and the same (i) shall become immediately due and
remedied. In certain cases the holders of a majority in    payable or (ii) if there are any amounts outstanding
principal amount of outstanding Old F4L Senior Notes       under the Credit Agreement, shall become due and
may waive any past default and its consequences, except    payable upon the first to occur of an acceleration
a default in the payment of principal of or interest on    under the Credit Agreement, or five business days after
any of the Old F4L Senior Notes.                           receipt by the Company and the administrative agent
                                                           under the Credit Agreement of such Acceleration Notice.
  The Old F4L Senior Note Indenture provides that if a     If an Event of Default resulting from certain events of
Default or Event of Default occurs and is continuing       bankruptcy, insolvency, receivership or reorganization
and if it is known to the Old F4L Senior Note Trustee,     of the Company or a Subsidiary Guarantor shall occur,
the Old F4L Senior Note Trustee shall mail to each         all unpaid principal of and accrued interest on all
holder notice of the uncured Default or Event of           then outstanding New F4L Senior Notes shall be
Default within 90 days after such Default or Event of      immediately due and payable without any declaration or
Default occurs; provided, however, that, except in the     other act on the part of the New F4L Senior
case of a Default or Event of Default in the payment of    Note Trustee or any of the holders. After a declaration
the principal of or interest on any of the Old F4L         of acceleration, subject to certain conditions, the
Senior Notes, including the failure to make payment on     holders of a majority in principal amount of the then
the Change of Control Payment Date pursuant to a Change    outstanding New F4L Senior Notes, by notice to the New
of Control Offer, payment when due pursuant to a Net       F4L Senior Note Trustee, may rescind such declaration
Proceeds Offer or payment when due pursuant to an Offer    if all existing Events of Default are remedied. In
described above under "Maintenance of Net Worth," the      certain cases the holders of a majority in principal
Old F4L Senior Note Trustee may withhold such notice if    amount of outstanding New F4L Senior Notes may waive a
it in good faith determines that withholding such          past default under the New F4L Senior Note Indenture
notice is in the interest of the holders.                  and its consequences, except a default in the payment
  The Old F4L Senior Note Indenture provides that no       of or interest on any of the New F4L Senior Notes.
holder may pursue any remedy thereunder unless the Old
F4L Senior Note Trustee (i) shall have failed to act       The New F4L Senior Note Indenture provides that if a
for a period of 60 days after receiving written notice     Default or Event of Default occurs and is continuing
of a continuing Event of Default by such holder and a      and if it is known to the New F4L Senior Note Trustee,
request to act by holders of at least 25% in principal     the New F4L Senior Note Trustee shall mail to each
amount of Old F4L Senior Notes and (ii) has received       holder of New F4L Senior Notes notice of the Default or
indemnification satisfactory to it; provided, however,     Event of Default within 90 days after such Default or
that such provision does not affect the right of any       Event of Default occurs; provided, however, that,
holder to sue for enforcement of any overdue payment of    except in the case of a Default or Event of Default in
Old F4L Senior Notes.                                      the payment of the principal of or interest on any New
  Under the Old F4L Senior Note Indenture, two officers    F4L Senior Notes, including the failure to make payment
of Food 4 Less are required to certify to the Old F4L      on a Change of Control Payment Date pursuant to a
Senior Note Trustee within 120 days after the end of       Change of Control Offer or payment when due pursuant to
each fiscal year of Food 4 Less whether or not they        a Net Proceeds Offer the New F4L Senior Note Trustee
know of any Default that occurred during such fiscal       may withhold such notice if it in good faith determines
year and if applicable, describe such Default and the      that withholding such notice is in the interest of the
status thereof.                                            holders.

                                                           The New F4L Senior Note Indenture provides that no
                                                           holder of New F4L Senior Notes may pursue any remedy
                                                           thereunder unless the New F4L Senior Note Trustee (i)
                                                           shall have failed to act for a period of 60 days after
                                                           receiving written notice of a continuing Event of
                                                           Default by such holder and a request to act by holders
                                                           of at least 25% in principal amount of New F4L

                 OLD F4L SENIOR NOTES                                       NEW F4L SENIOR NOTES
- - ------------------------------------------------------     ------------------------------------------------------
                                                           Senior Notes and (ii) has received indemnification
                                                           satisfactory to it; provided, however, that such
                                                           provision does not affect the right of any holder to
                                                           sue for enforcement of any overdue payment of New F4L
                                                           Senior Notes.

                                                             Under the New F4L Senior Note Indenture, two officers
                                                           of the Company are required to certify to the New F4L
                                                           Senior Note Trustee within 120 days after the end of
                                                           each fiscal year of New F4L Senior Note whether or not
                                                           they know of any Default that occurred during such
                                                           fiscal year and, if applicable, describe such Default
                                                           and the status thereof.

  MODIFICATION OF THE OLD F4L SENIOR NOTE INDENTURE           MODIFICATION OF THE NEW F4L SENIOR NOTE INDENTURE

Pursuant to the terms of the Old F4L Senior Note           Pursuant to the terms of the New F4L Senior Note
Indenture, the Old F4L Senior Note Indenture and the       Indenture, the New F4L Senior Note Indenture and the
Old F4L Senior Notes may be amended or supplemented        New F4L Senior Notes may be amended or supplemented
(and compliance with any provision thereof may be          (and compliance with any provision thereof may be
waived) by Food 4 Less, the Old F4L Senior Note Trustee    waived) by the Company, the Subsidiary Guarantors, the
and the holders of not less than a majority in             New F4L Senior Note Trustee and the holders of not less
aggregate principal amount of the Old F4L Senior Notes     than a majority in aggregate principal amount of New
then outstanding, except that without the consent of       F4L Senior Notes then outstanding, except that without
each holder affected, no such amendment, supplement or     the consent of each holder of New F4L Senior Notes
waiver may (1) change the principal amount of Old F4L      affected, no such amendment, supplement or waiver may
Senior Notes whose holders must consent to an              (1) change the principal amount of the New F4L Senior
amendment, supplement or waiver of any provision of the    Notes the holders of which must consent to an
Old F4L Senior Note Indenture or the Old F4L Senior        amendment, supplement or waiver of any provision of the
Notes; (2) reduce the rate or extend the time for          New F4L Senior Note Indenture, the New F4L Senior Notes
payment of interest on any Old F4L Senior Note; (3)        or the guarantees, (2) reduce the rate or extend the
reduce the principal amount of any Old F4L Senior Note;    time for payment of interest on any New F4L Senior
(4) change the date of maturity of any Old F4L Senior      Notes, (3) reduce the principal amount of any New F4L
Note or alter the redemption provisions in a manner        Senior Notes, (4) change the date of maturity of any
adverse to any holder; (5) make any changes in the         New F4L Senior Notes or the Change of Control Date or
provisions concerning waivers of Defaults or Events of     alter the redemption provisions in the New F4L Senior
Default by holders or the rights of holders to recover     Note Indenture or the New F4L Senior Notes or the
the principal of, interest on or redemption payment        purchase price in connection with any repurchase of New
with respect to any Old F4L Senior Note; and (6) make      F4L Senior Notes pursuant to the covenant described
the principal of, or interest on, any Old F4L Senior       under change of control above in a manner adverse to
Note payable with anything or in any manner other than     any holder, (5) make any changes in the provisions
as provided for in the Old F4L Senior Note Indenture       concerning waivers of Defaults or Events of Default by
and the Old F4L Senior Notes.                              holders or the rights of holders to recover the
                                                           principal of, interest on or redemption payment with
  In addition, pursuant to the Old F4L Senior Note         respect to any New F4L Senior Notes,
Indenture, Food 4 Less and the Old F4L Senior Note         (6) make the principal of, or interest on, any New F4L
Trustee may amend the Old F4L Senior Note Indenture and    Senior Notes payable with anything or in any manner other
the Old F4L Senior Notes (a) to cure any ambiguity,        than as provided for in the New F4L Senior Note Indenture,
defect or inconsistency therein; provided that such        the New F4L Senior Notes and the guarantees, (7) waive
amendment or supplement does not adversely affect the      any Default or Event of Default resulting from a
rights of any holder or (b) to make any other change       failure to comply with the covenant described above
that does not adversely affect the rights of any           under "Limitation on Change of Control" or (8) without
holder.                                                    the Consent of holders of not less than two-thirds in
                                                           aggregate principal amount of such New F4L Senior Notes
                                                           then outstanding, no such amendment, supplement or
                                                           waiver may release any Subsidiary Guarantor from any of
                                                           its Obligations under its guarantee or the New F4L
                                                           Senior Note Indenture other than in accordance with the
                                                           terms of such guarantee and the New F4L Senior Note
                                                           Indenture.

                                                             In addition, pursuant to the New F4L Senior Note
                                                           Indenture, the New F4L Senior Notes, the New F4L Senior
                                                           Notes and the related guarantees may be amended by the
                                                           Company, the Subsidiary Guarantors and the New F4L
                                                           Senior Note Trustee (a) to cure any ambiguity, defect
                                                           or inconsistency therein; provided that such amendment
                                                           or supplement does not adversely affect the rights of
                                                           any holder thereof or (b) to make any other change that
                                                           does not adversely affect the rights of any holder
                                                           thereunder in any material respect.

                                                                      APPENDIX B

              COMPARISON OF OLD F4L SENIOR SUBORDINATED NOTES AND
                       NEW F4L SENIOR SUBORDINATED NOTES

     The following is a brief comparison of the principal features of the Old F4L Senior Subordinated Notes to the New F4L Senior Subordinated Notes. The terms of the New F4L Senior Subordinated Notes differ from the current (unamended) terms of the Old F4L Senior Subordinated Notes in certain significant respects, including those discussed below. The summary comparisons set forth below do not purport to be complete and are qualified in their entirety by reference to the Old F4L Senior Subordinated Note Indenture, the Old F4L Senior Subordinated Notes, the New F4L Senior Subordinated Note Indenture, the New F4L Senior Subordinated Notes, the "Description of the New F4L Notes" and "The Proposed Amendments" and the related definitions contained therein.


           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     ------------------------------------------------------
ISSUER                                                     ISSUER
Food 4 Less.                                               The Company, as successor by merger to Food 4 Less.

PRINCIPAL AMOUNT OUTSTANDING                               PRINCIPAL AMOUNT OUTSTANDING
As of November 1, 1994, $145 million.                      Up to $145 million.

INTEREST RATE                                              INTEREST RATE
The Old F4L Senior Subordinated Notes bear interest at     The New F4L Senior Subordinated Notes will bear
the rate of 13 3/4% per annum.                             interest at the rate of 13.75% per annum.

INTEREST PAYMENT DATES                                     INTEREST PAYMENT DATES
June 15 and December 15.                                   March 1 and September 1, commencing on September 1,
                                                           1995.

FINAL MATURITY DATE                                        FINAL MATURITY DATE
June 15, 2001.                                             March 1, 2005.

OPTIONAL REDEMPTION                                        OPTIONAL REDEMPTION
The Old F4L Senior Subordinated Notes are redeemable,      The New F4L Senior Subordinated Notes are redeemable,
at the option of Food 4 Less, in whole at any time or      at the option of the Company in whole at any time or in
in part from time to time, on or after June 15, 1996,      part from time to time, on or after June 15, 1996, at
at the following redemption prices if redeemed during      the following redemption prices if redeemed during the
the twelve-month period commencing on June 15 of the       twelve-month period commencing on June 15 of the years
years set forth below:                                     set forth below:
1996..........................................106.111%     1996..........................................106.111%
1997..........................................104.583%     1997..........................................104.583%
1998..........................................103.056%     1998..........................................103.056%
1999..........................................101.528%     1999..........................................101.528%
2000 and thereafter...........................100.000%     2000 and thereafter...........................100.000%
in each case plus accrued and unpaid interest to the       in each case plus accrued and unpaid interest to the
date of redemption.                                        date of redemption.
In the event of a Change of Control, the Old F4L Senior
Subordinated Notes may be redeemed on or after June 15,
1994 and prior to June 15, 1996, at the option of Food
4 Less, at a redemption price equal to the applicable
percentage of the principal amount thereof set forth
below, together with accrued and unpaid interest to the
date of redemption, if redeemed during the 12 months
commencing on June 15 in the years set forth below:
YEAR                                        PERCENTAGE
- - ----                                        ----------
1994..........................................109.167%
1995..........................................107.639%

MANDATORY REDEMPTION                                       MANDATORY REDEMPTION
Food 4 Less will make a mandatory sinking fund payment     The New F4L Senior Subordinated Notes are not subject
on June 15, 2000, sufficient to retire 50% of the Old      to a mandatory sinking fund requirement.
F4L Senior Subordinated Notes originally issued, at a
redemption price equal to 100% of the principal amount
thereof, plus accrued and unpaid interest to the date
of redemption. Food 4 Less may, at its option, receive
credit against such sinking fund payment for 100% of
the principal amount of any Old F4L Senior Subordinated
Notes previously acquired by Food 4 Less in the open
market and surrendered to the Old F4L Senior
Subordinated Note Trustee for cancellation or redeemed
at the option of Food 4 Less and which, in each case,
were not previously used for or as a credit against any
other required payment pursuant to the Old F4L

           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     ------------------------------------------------------
Senior Subordinated Note Indenture. Food 4 Less may use
the same Old F4L Senior Subordinated Note as a credit
only once. Food 4 Less intends to credit Old F4L Senior
Subordinated Notes tendered into the Exchange Offer
against its sinking fund obligation.

RANKING                                                    RANKING
The Old F4L Senior Subordinated Notes are unsecured        The New F4L Senior Subordinated Notes will be unsecured
general obligations of Food 4 Less and are                 general obligations of the Company and will be
subordinated to all Senior Indebtedness of Food 4 Less,    subordinated to all Senior Indebtedness of the Company,
including the Old F4L Senior Notes and the borrowings      including the Company's obligations under the Credit
and other obligations under the Credit Agreement. As of    Agreement and the indebtedness under the New F4L Senior
September 17, 1994, the Senior Indebtedness of Food 4      Notes and the Old F4L Senior Notes, if any. The New F4L
Less was approximately $1,244.0 million.                   Senior Subordinated Notes will rank senior to, or pari
                                                           passu with, all subordinated indebtedness of the
                                                           Company.

                                                           "Senior Indebtedness" means the principal of, premium,
                                                           if any, and interest on any Indebtedness of the
                                                           Company, whether outstanding on the Issue Date or
                                                           thereafter created, incurred or assumed, unless, in the
                                                           case of any particular Indebtedness, the instrument
                                                           creating or evidencing the same or pursuant to which
                                                           the same is outstanding expressly provides that such
                                                           Indebtedness shall not be senior in right of payment to
                                                           the New F4L Senior Subordinated Notes. Without limiting
                                                           the generality of the foregoing, "Senior Indebtedness"
                                                           shall include (x) the principal of, premium, if any,
                                                           and interest on all obligations of every nature of the
                                                           Company from time to time owed to the lenders under the
                                                           Credit Agreement, including, without limitation, the
                                                           Letter of Credit Obligations and principal of and
                                                           interest on, and all fees and expenses payable under
                                                           the Credit Agreement and the Letter of Credit
                                                           Obligations, and (y) interest accruing thereon
                                                           subsequent to the occurrence of any Event of Default
                                                           specified in clause (vi) or (vii) under "-- Events of
                                                           Default" relating to the Company, whether or not the
                                                           claim for such interest is allowed under any applicable
                                                           Bankruptcy Code. Notwithstanding the foregoing, "Senior
                                                           Indebtedness" shall not include (a) Indebtedness
                                                           evidenced by the New F4L Senior Subordinated Notes, (b)
                                                           Indebtedness that is expressly subordinate or junior in
                                                           right of payment to any Indebtedness of the Company,
                                                           (c) Indebtedness which, when incurred and without
                                                           respect to any election under Section 1111(b) of Title
                                                           11, United States Code, is without recourse to the
                                                           Company, (d) Indebtedness which is represented by
                                                           Disqualified Capital Stock, (e) Obligations for goods,
                                                           materials or services purchased in the ordinary course
                                                           of business or Indebtedness consisting of trade
                                                           payables, (f) Indebtedness of or amounts owed by the
                                                           Company for compensation to employees or for services
                                                           rendered to the Company, (g) any liability for federal,
                                                           state, local or other taxes owed or owing by the
                                                           Company, (h) Indebtedness of the Company to a
                                                           Subsidiary of the Company, and (i) that portion of any
                                                           Indebtedness which is incurred by the Company in
                                                           violation of the New F4L Senior Subordinated Note
                                                           Indenture.

GUARANTEES                                                 GUARANTEES
Each Subsidiary Guarantor has unconditionally              Each Subsidiary Guarantor will unconditionally
guaranteed, jointly and severally, the full and            guarantee, jointly and severally, the full and prompt
prompt performance of Food 4 Less' obligations under       performance of the Company's obligations under the New
the Old F4L Senior Subordinated Note Indenture and the     F4L Senior Subordinated Note Indenture and the New F4L
Old F4L Subordinated Notes.                                Senior Subordinated Notes.

  "Subsidiary Guarantor" means (i) Cala Co., Cala            "Subsidiary Guarantor" means (i) each of Alpha Beta
Foods, Inc., Bell Markets, Inc., Food 4 Less of            Company, Bay Area Warehouse Stores, Inc., Bell Markets,
Southern California, Inc., Alpha Beta Company, Food 4      Inc., Cala Co., Cala Foods, Inc., Falley's Inc., Food 4
Less of California, Inc., Falley's, Inc., and Food 4       Less of California, Inc., Food 4 Less Merchandising,
Less Merchandising, Inc., (ii) each of the Food 4 Less'    Inc., Food 4 Less GM, Inc., Food 4 Less of Southern
subsidiaries that becomes a guarantor of the Old F4L       California, Inc. (ii) upon consummation of the Mergers,
Senior Subordinated Notes pursuant to the provisions of    Crawford Stores, Inc., (iii) each of the Company's
the Old F4L Senior Subordinated Note Indenture             subsidiaries which becomes a guarantor of the New F4L
summarized under "Guarantees of Certain Indebtedness"      Senior Subordinated Notes in compliance with the
and (iii) each of Food 4 Less's subsidiaries executing     provisions set forth under "Guarantees of Certain
a supplemental indenture in which such subsidiary          Indebtedness," and (iv) each of the Company's
agrees to be bound by the provisions of the Old F4L        subsidiaries executing a supplemental indenture in
Senior Subordinated Note Indenture. See "Guarantees        which such subsidiary agrees to be bound by

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           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     ------------------------------------------------------
of Certain Indebtedness" below.                            the terms of the New F4L Senior Subordinated Indenture.
                                                           See "Guarantees of Certain Indebtedness" below.

CHANGE OF CONTROL                                          CHANGE OF CONTROL
Under the occurrence of a Change of Control, each          Under the occurrence of a Change of Control, each
holder will have the right to require the repurchase       holder will have the right to require the repurchase of
of such holder's Old F4L Senior Subordinated Notes at a    such holder's New F4L Senior Subordinated Notes at a
purchase price equal to 101% of the principal amount       purchase price equal to 101% of the principal amount
thereof plus accrued and unpaid interest to the date of    thereof plus accrued and unpaid interest to the date of
repurchase. See "Limitation on Change of Control"          repurchase. See "Limitation on Change of Control"
below.                                                     below.

  "Change of Control" means the acquisition, in one or       "Change of Control" means (i) the acquisition after the
more transactions, of beneficial ownership (within the     Issue Date, in one or more transactions, of beneficial
meaning of Rule 13d-3 under the Exchange Act) by (i)       ownership (within the meaning of Rule 13d-3 under the
any person or entity other than any Permitted Holder       Exchange Act) by (a) any person or entity (other than
(as defined below) or (ii) any group of persons or         any Permitted Holder) or (b) any group of persons or
entities (excluding any Permitted Holders) who             entities (excluding any Permitted Holders) who
constitute a group (within the meaning of section          constitute a group (within the meaning of Section
13(d)(3) of the Exchange Act), in either case, of any      13(d)(3) of the Exchange Act), in either case, of any
securities of FFL or Food 4 Less such that, as a result    securities of New Holdings or the Company such that, as
of such acquisition, such person, entity or group          a result of such acquisition, such person, entity or
either (A) beneficially owns (within the meaning of        group either beneficially owns (within the meaning of
Rule 13d-3 under the Exchange Act) 51% or more of Food     Rule 13d-3 under the Exchange Act), directly or
4 Less's then outstanding voting securities entitled to    indirectly, 40% or more of the then outstanding voting
vote on a regular basis for a majority of the board of     securities entitled to vote on a regular basis for a
directors of Food 4 Less (to the extend such beneficial    majority of the board of directors of the Company (but
ownership is not shared with any Permitted Holder who      only to the extent that such beneficial ownership is
has the power to direct the vote thereof), or (B)          not shared with any Permitted Holder who has the power
otherwise has the ability to elect a majority of the       to direct the vote thereof), provided, however, that no
members of Food 4 Less's board of directors.               such Change of Control shall be deemed to have occurred
                                                           if (A) the Permitted Holders beneficially own, in the
  "Permitted Holder" means (i) Food 4 Less Equity          aggregate, at such time, a greater percentage of such
Partners, L.P., The Yucaipa Companies or any entity        voting securities than such other person, entity or
controlled thereby, (ii) an employee benefit plan of       group or (B) at the time of such acquisition, the
Food 4 Less, or any participant therein or any of its      Permitted Holders (or any of them) possess the ability
subsidiaries, (iii) a trustee or other fiduciary           (by contract or otherwise) to elect, or cause the
holding securities under an employee benefit plan of       election, of a majority of the members of the Company's
Food 4 Less or any of its subsidiaries or (iv) any         board of directors.
Permitted Transferee of any of the foregoing persons.
                                                             "Permitted Holder" means (i) Food 4 Less Equity
  "Permitted Transferee" means, with respect to any        Partners, L.P., and The Yucaipa Companies or any entity
person, (i) any affiliate of such person, (ii) the         controlled thereby or any of the partners thereof, (ii)
heirs, executors, administrators, testamentary             Apollo Advisors, L.P., Lion Advisors, L.P. or any
trustees, legatees or beneficiaries of any such person,    entity controlled thereby or any of the partners
and (iii) a trust, the beneficiaries of which, or a        thereof, (iii) an employee benefit plan of the Company,
corporation or partnership, the stockholders or general    or any participant therein or any of its subsidiaries,
or limited partners of which, include only such person     (iv) a trustee or other fiduciary holding securities
or his or her spouse or lineal descendants, in each        under an employee benefit plan of the Company or any of
case to whom such person has transferred securities of     its subsidiaries or (v) any Permitted Transferee of any
Food 4 Less.                                               of the foregoing persons.

  IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD       "Permitted Transferees" means, with respect to any
F4L SENIOR SUBORDINATED NOTE INDENTURE WILL BE MODIFIED    person, (i) any Affiliate of such person, (ii) the
TO ELIMINATE THIS COVENANT AND CERTAIN RELATED             heirs, executors, administrators, testamentary
DEFINITIONS.                                               trustees, legatees or beneficiaries of any such person,
                                                           (iii) a trust, the beneficiaries of which, or a
                                                           corporation or partnership, the stockholders or general
                                                           or limited partners of which, include only such person
                                                           or his or her spouse or lineal descendants, in each
                                                           case to whom such person has transferred the beneficial
                                                           ownership of any securities of the Company, (iv) any
                                                           investment account whose investment managers and
                                                           investment advisors consist solely of such person
                                                           and/or Permitted Transferees of such person and (v) any
                                                           investment fund or investment entity that is a
                                                           subsidiary of such person or a Permitted Transferee of
                                                           such person.

CERTAIN COVENANTS                                          CERTAIN COVENANTS
  LIMITATION ON RESTRICTED PAYMENTS. Pursuant to the         LIMITATION ON RESTRICTED PAYMENTS. Pursuant to the New
Old F4L Senior Subordinated Note Indenture, Food 4         F4L Senior Subordinated Note Indenture, the Company
Less shall not, and shall cause each of its                shall not, and shall cause each of its subsidiaries not
subsidiaries not to, directly or indirectly, make any      to, directly or indirectly, make any Restricted Payment
Restricted Payment if, at the time of such Restricted      if, at the time of such proposed Restricted Payment, or
Payment, or after giving effect thereto, (a) a Default     after giving effect thereto, (a) a Default or an Event
or an Event of Default shall have occurred and be          of Default shall have occurred and be continuing, (b)
continuing, (b) the Net Worth of Food 4 Less on the        the Company could not incur $1.00 of additional
last day of the full fiscal quarter immediately            Indebtedness (other than Permitted Indebtedness)
preceding the date of such Restricted Payment (pro         pursuant to the covenant described under "-- Limitation
forma to give effect thereto) is not greater than $115     on Incurrences of Additional Indebtedness" below or (c)
million, (c) Food 4 Less's Operating Coverage Ratio,       the aggregate amount
calculated on a pro
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- - ------------------------------------------------------     ------------------------------------------------------
forma basis as if such Restricted Payment had been made    expended for all Restricted Payments, including such
at the beginning of the Pro Forma Period, shall be less    proposed Restricted Payment (the amount of any
than 2.25 to 1.0 or (d) the aggregate amount expended      Restricted Payment, if other than cash, to be the fair
for all Restricted Payments, including such Restricted     market value thereof at the date of payment as
Payment (the amount of any Restricted Payment, if other    determined in good faith by the board of directors of
than cash, to be the fair market value thereof at the      the Company), subsequent to the Issue Date, shall
date of payment as determined in good faith by the         exceed the sum of (i) 50% of the aggregate Consolidated
board of directors of Food 4 Less), subsequent to June     Net Income (or if such aggregate Consolidated Net
17, 1991, shall exceed the sum of (i) 25% of the           Income is a loss, minus 100% of such loss) of the
aggregate Consolidated Net Income (or if such              Company earned subsequent to the Issue Date and on or
Consolidated Net Income is a loss, minus 100% of such      prior to the date of the proposed Restricted Payment
loss) of Food 4 Less earned subsequent to June 17, 1991    (the "Reference Date") plus (ii) 100% of the aggregate
and on or prior to the date the Restricted Payment         net proceeds received by the Company from any person
occurs (the "Reference Date") plus (ii) 100% of the        (other than a subsidiary of the Company) from the
aggregate net proceeds received by Food 4 Less from any    issuance and sale (including upon exchange or
person (other than a subsidiary) from the issuance and     conversion for other securities of the Company)
sale subsequent to June 17, 1991 and on or prior to the    subsequent to the Issue Date and on or prior to the
Reference Date of Qualified Capital Stock (excluding       Reference Date of Qualified Capital Stock (excluding
(A) Qualified Capital Stock paid as a dividend on any      (A) Qualified Capital Stock paid as a dividend on any
capital stock or as interest on any Indebtedness and       capital stock or as interest on any Indebtedness, and
(B) any net proceeds from issuances and sales financed     (B) any net proceeds from issuances and sales financed
directly or indirectly using funds borrowed from Food 4    directly or indirectly using funds borrowed from the
Less or any subsidiary, until and to the extent such       Company or any subsidiary, until and to the extent such
borrowing is repaid).                                      borrowing is repaid plus (iii) 100% of the aggregate
                                                           net cash proceeds received by the Company as capital
  Notwithstanding the foregoing, if no Default or Event    contributions to the Company after the Issue Date plus
of Default shall have occurred and be continuing as a      (iv) $25 million.
consequence thereof, the provisions set forth in the
immediately preceding paragraph will not prevent (1)         Notwithstanding the foregoing, if no Default or Event
the payment of any dividend within 60 days after the       of Default shall have occurred and be continuing as a
date of its declaration if the dividend would have been    consequence thereof, the provisions set forth in the
permitted on the date of declaration, (2) the              immediately preceding paragraph will not prevent (1)
acquisition of any shares of capital stock of Food 4       the payment of any dividend within 60 days after the
Less or the repayment of any Indebtedness of Food 4        date of its declaration if the dividend would have been
Less in exchange for or solely out of the proceeds of      permitted on the date of declaration, (2) the
the substantially concurrent sale (other than to a         acquisition of any shares of capital stock of the
subsidiary) of shares of Qualified Capital Stock or the    Company or the repurchase, redemption or other
repayment of any Indebtedness of Food 4 Less in ex-        repayment of any Subordinated Indebtedness in exchange
change for or solely out of the proceeds of the            for or solely out of the proceeds of the substantially
substantially concurrent sale (other than to a             concurrent sale (other than to a subsidiary) of shares
subsidiary) of Indebtedness subordinated in right of       of Qualified Capital Stock of the Company, (3) the
payment to the Old F4L Senior Subordinated Notes with      repurchase, redemption or other repayment of any
no scheduled or required maturity or scheduled or          Subordinated Indebtedness in exchange for or solely out
required repayment of principal or sinking fund payment    of the proceeds of the substantially concurrent sale
prior to the date of maturity, (3) Permitted Payments;     (other than to a subsidiary) of Subordinated
provided, however, that the declaration of each            Indebtedness of the Company with an Average Life equal
dividend paid in accordance with clause (1) above, and     to or greater than the then remaining Average Life of
each acquisition made in accordance with clause (2)        the Subordinated Indebtedness repurchased or redeemed,
above, and each payment described in clause (ii), (iii)    and (4) Permitted Payments; provided, however, that the
or (iv) of the definition of "Permitted Payments" shall    declaration of each dividend paid in accordance with
each be counted for purposes of computing amounts          clause (1) above, each acquisition or repayment made in
expended pursuant to subclause (d) in the immediately      accordance with, or of the type set forth in, clause
preceding paragraph, and no amounts expended pursuant      (2) above, and each payment described in clause (iii),
to clause (i) or (v) of the definition of "Permitted       (iv), (v), (vi), (vii) or (ix) of the definition of the
Payments" shall be so counted.                             term "Permitted Payments" shall each be counted for
                                                           purposes of computing amounts expended pursuant to
  "Restricted Payment" means any (i) Stock Payment,        subclause (c) in the immediately preceding paragraph,
(ii) Investment (other than a Permitted Investment) or     and no amounts expended pursuant to clause (3) above or
(iii) Restricted Debt Prepayment (each as defined          pursuant to clause (i), (ii) or (viii) of the
below).                                                    definition of the term "Permitted Payments" shall be so
                                                           counted; provided, further that to the extent any
  "Stock Payment" means, with respect to any person,       payments made pursuant to clause (vii) of the
(a) the declaration or payment by such person, either      definition of the term "Permitted Payments" are
in cash or in property, of any dividend on (except, in     deducted for purposes of computing the Consolidated Net
the case of Food 4 Less, dividends payable solely in       Income of the Company, such payments shall not be
Qualified Capital Stock of Food 4 Less), or the making     counted for purposes of computing amounts expended as
by such person or any of its subsidiaries of any other     Restricted Payments pursuant to subclause (c) in the
distribution in respect of, such person's Qualified        immediately preceding paragraph.
Capital Stock or any warrants, rights or options to
purchase or acquire shares of any class of such capital      "Restricted Payment" means any (i) Stock Payment, (ii)
stock (other than exchangeable or convertible              Investment (other than a Permitted Investment) or (iii)
Indebtedness of such person), or (b) the redemption,       Restricted Debt Prepayment (each as defined below).
repurchase, retirement or other acquisition for value
by such person or any of its subsidiaries, directly or       "Stock Payment" means, with respect to any person, (a)
indirectly, of such person's Qualified Capital Stock       the declaration or payment by such person, either in
(and, in the case of a subsidiary, Qualified Capital       cash or in property, of any dividend on (except, in the
Stock of Food 4 Less) or any warrants, rights or           case of the Company, dividends payable solely in
options to purchase or acquire shares of any class of      Qualified Capital Stock of the Company), or the making
such capital stock (other than exchangeable or             by such person or any of its subsidiaries of any other
convertible Indebtedness of such person), other than,      distribution in respect of, such person's Qualified
in the case of Food 4 Less, through the issuance in
exchange therefor solely of Qualified Capital Stock of
Food 4 Less; provided, however,
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           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     ------------------------------------------------------
that in the case of a subsidiary, the term "Stock          Capital Stock or any warrants, rights or options to
Payment" shall not include any such payment with           purchase or acquire shares of any class of such capital
respect to its capital stock or warrants, rights or        stock (other than exchangeable or convertible
options to purchase or acquire shares of any class of      Indebtedness of such person), or (b) the redemption,
its capital stock that are owned solely by Food 4 Less     repurchase, retirement or other acquisition for value
or a wholly-owned subsidiary.                              by such person or any of its subsidiaries, directly or
                                                           indirectly, of such person's Qualified Capital Stock
  "Investment" by any person in any other person means     (and, in the case of a subsidiary, Qualified Capital
any investment by such person in such other person,        Stock of the Company) or any warrants, rights or
whether by a purchase of assets, in any transaction or     options to purchase or acquire shares of any class of
series of related transactions, individually or in the     such capital stock (other than exchangeable or
aggregate, in an amount greater than $5 million, share     convertible Indebtedness of such person), other than,
purchase, capital contribution, loan, advance (other       in the case of the Company, through the issuance in
than reasonable loans and advances to employees for        exchange therefor solely of Qualified Capital Stock of
moving and travel expenses, as salary advances, or to      the Company; provided, however, that in the case of a
permit the purchase of Qualified Capital Stock of Food     subsidiary, the term "Stock Payment" shall not include
4 Less and other similar customary expenses incurred,      any such payment with respect to its capital stock or
in each case in the ordinary course of business            warrants, rights or options to purchase or acquire
consistent with past practice) or similar credit           shares of any class of its capital stock that are owned
extension constituting Indebtedness of such other          solely by the Company or a wholly-owned subsidiary.
person, and any guarantee of Indebtedness of any other
                                                             "Investment" by any person in any other person means any
  "Permitted Investment" by any person means (i) any       investment by such person in such other person, whether
Related Business Investment, (ii) Investments in           by a purchase of assets, in any transaction or series
securities not constituting cash or cash equivalents       of related transactions, individually or in the
and received in connection with an Asset Sale made         aggregate, in an amount greater than $5 million, share
pursuant to the provisions of the Old F4L Senior           purchase, capital contribution, loan, advance (other
Subordinated Note Indenture summarized under "Limi-        than reasonable loans and advances to employees for
tation on Disposition of Assets" or any other              moving and travel expenses, as salary advances, or to
disposition of assets not constituting an Asset Sale by    permit the purchase of Qualified Capital Stock of the
reason of the $250,000 threshold contained in the          Company and other similar customary expenses incurred,
definition thereof, (iii) cash and cash equivalents,       in each case in the ordinary course of business
(iv) Investments existing on June 17, 1991, (v)            consistent with past practice) or similar credit
Investments specifically permitted by and made in          extension constituting Indebtedness of such other
accordance with the provisions of the Old F4L Senior       person, and any guarantee of Indebtedness of any other
Subordinated Note Indenture summarized under               person.
"Limitation on Restricted Payments," "Limitation on
Transactions with Affiliates" and "Limitation on             "Permitted Investment" by any person means (i) any
Incurrences of Additional Indebtedness," and (vi)          Related Business Investment, (ii) Investments in
Investments by Subsidiary Guarantors in other              securities not constituting cash or cash equivalents
Subsidiary Guarantors and Investments by subsidiaries      and received in connection with an Asset Sale made
which are not Subsidiary Guarantors in other               pursuant to the provisions of the covenant described
subsidiaries which are not Subsidiary Guarantors.          under "Limitation on Asset Sales" or any other dispo-
                                                           sition of assets not constituting an Asset Sale by
  "Restricted Debt Prepayment" means any purchase,         reason of the $500,000 threshold contained in the
redemption, defeasance (including, but not limited to,     definition thereof, (iii) cash and cash equivalents,
in-substance or legal defeasance) or other acquisition     (iv) Investments existing on the Issue Date, (v)
or retirement for value, directly or indirectly, by        Investments specifically permitted by and made in
Food 4 Less or a subsidiary, prior to the scheduled        accordance with the provisions of the covenant
maturity or prior to any scheduled repayment of            described under "Limitation on Transactions with
principal or sinking fund payment, as the case may be,     Affiliates", (vi) Investments by Subsidiary Guarantors
in respect of Indebtedness of Food 4 Less that is          in other Subsidiary Guarantors and Investments by
subordinate in right of payment to the Old F4L Senior      subsidiaries which are not Subsidiary Guarantors in
Subordinated Notes; provided, however, that any such       other subsidiaries which are not Subsidiary Guarantors
acquisition shall be deemed not to be a Restricted Debt    and (vii) additional investments in an aggregate amount
Prepayment to the extent it is made (x) in exchange for    not exceeding $5 million.
or with the proceeds from the substantially concurrent
issuance of Qualified Capital Stock or (y) in exchange       "Restricted Debt Prepayment" means any purchase,
for or with the proceeds from the substantially            redemption, defeasance (including, but not limited to,
concurrent issuance of Indebtedness, in a principal        in substance or legal defeasance) or other acquisition
amount (or, if such Indebtedness provides for an amount    or retirement for value, directly or indirectly, by the
less than the principal amount thereof to be due and       Company or a subsidiary, prior to the scheduled
payable upon the acceleration thereof, with an original    maturity or prior to any scheduled repayment of
issue price) not to exceed the sum of (A) the lesser of    principal or sinking fund payment, as the case may be,
(i) the principal amount of Indebtedness being acquired    in respect of Subordinated Indebtedness.
in exchange therefor (or with the proceeds therefrom)
and (ii) if such Indebtedness being acquired was issued      "Permitted Payments" means (i) any payment by the Com-
at an original issue discount, the original issue price    pany or any subsidiary to The Yucaipa Companies or the
thereof plus amortization of the original issue            principals thereof for consulting, management,
discount at the time of the incurrence of the              investment banking or similar advisory services during
Indebtedness being issued in exchange therefor (or the     such period pursuant to that certain Consulting
proceeds of which will finance such acquisition), and      Agreement, dated as of the Issue Date, among Food 4
(B) the amount of penalties, fees and expenses actually    Less, New Holdings and The Yucaipa Companies, (as such
incurred with respect thereto, and provided further        amounts would be calculated under such Consulting
that any such Indebtedness shall have an average life      Agreement as in effect on the Issue Date), (ii) any
not less than the average life of the Indebtedness         payment by the Company or any subsidiary pursuant to
being acquired, and shall contain subordination and        the Amended and Restated Tax Sharing Agreement, dated
default provisions no less favorable, in any material      as of June 17, 1991, between Food 4 Less and certain
respect, to holders of the Old F4L Senior Subordinated     subsidiaries, as such Tax Sharing Agreement may be
Notes than those contained in such Indebtedness being      amended from time to time, so long as the payment
acquired.                                                  thereunder by the Company and its subsidiaries shall
                                                           not exceed the amount of taxes the Company would be
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           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     ------------------------------------------------------
  "Permitted Payments" means any payment by Food 4 Less    required to pay if it were the filing person for all
or any subsidiary (i) to The Yucaipa Companies or the      applicable taxes, (iii) any payment by the Company or
principals thereof for consulting, investment banking      any subsidiary pursuant to the Transfer and Assumption
or similar services during such period pursuant to that    Agreement, dated as of June 23, 1989, between Food 4
certain Amended and Restated Consulting Agreement,         Less and Holdings, as in effect on the Issue Date, (iv)
dated as of June 17, 1991, among Food 4 Less, Yucaipa      any payment by the Company or any subsidiary (a) in
Management Company and The Yucaipa Companies, as such      connection with repurchases of outstanding shares of
amounts would be calculated under such Consulting          the Company's or New Holdings' common stock following
Agreement as in effect on the date of the Old F4L          the death, disability or termination of employment of
Senior Subordinated Note Indenture, (ii) pursuant to       management stockholders, and (b) of amounts required to
the Amended and Restated Tax Sharing Agreement, dated      be paid by New Holdings, the Company or any of its
as of June 17, 1991, between Food 4 Less and certain       subsidiaries to participants in employee benefit plans
subsidiaries, as such Tax Sharing Agreement may be         upon termination of employment by such participants, as
amended from time to time, so long as the payment          provided in the documents related thereto, in an
thereunder by Food 4 Less and its subsidiaries shall       aggregate amount (for both clauses (a) and (b)) not to
not exceed the amount of taxes Food 4 Less would be        exceed $10 million in any yearly period (provided that
required to pay if it were the filing person for all       any unused amounts may be carried over to any
applicable taxes, (iii) pursuant to the Transfer and       subsequent yearly period subject to a maximum amount of
Assumption Agreement, dated as of June 23, 1989,           $20 million in any yearly period), (v) from and after
between Food 4 Less and FFL, as in effect on June 17,      June 30, 1998, payments of cash dividends to New
1991, and (iv) (a) in connection with repurchases of       Holdings in an amount sufficient to enable New Holdings
outstanding shares of Food 4 Less's common stock           to make payments of interest required to be made in
following the death, disability or termination of          respect of the Holdings Discount Notes in accordance
employment of management stockholders, and (b) of          with the terms thereof in effect on the Issue Date,
amounts required to be paid by FFL, Food 4 Less or any     (vi) from and after March 1, 2000, payments of cash
of its subsidiaries to participants in employee benefit    dividends to New Holdings in an amount sufficient to
plans upon any termination of employment by such           enable New Holdings to make payments of interest
participants, as provided in the documents related         required to be made in respect of the Seller Deben-
thereto, in an aggregate amount (for both clauses (a)      tures in accordance with the terms thereof in effect on
and (b)) not to exceed $5 million in any yearly period     the Issue Date, (vii) dividends or other payments to
(provided that any unused amounts may be carried over      New Holdings sufficient to permit New Holdings to
to any subsequent yearly period subject to a maximum       perform accounting, legal, corporate, and
amount of $10 million in any yearly period).               administrative functions in the ordinary course of
                                                           business or to pay required fees and expenses in
  In addition to the foregoing, the maximum annual fee     connection with the Merger, the Reincorporation Merger
payable to Yucaipa for management and consulting           and the registration under applicable laws and
services pursuant to the Amended and Restated              regulations of its debt or equity securities, (viii)
Consulting Agreement (and thereby allowable as a           dividends or other distributions by the Company to New
Permitted Payment under the Old F4L Senior Subordinated    Holdings on the Issue Date of shares of New Holdings
Note Indenture) is either (a) one-tenth of one percent     common stock owned by the Company and (ix) dividends by
of annual revenues or (b) a fixed annual fee of $2         the Company to New Holdings of the Net Cash Proceeds of
million plus 2.5 percent of the excess of (i) earnings     an Asset Sale to the extent that (x) neither the
before interest, taxes, depreciation and amortization      Company nor any of the Subsidiaries is required, or may
("EBITDA") over (ii) a minimum EBITDA threshold of $110    be required, pursuant to the documents governing any
million. Yucaipa may elect either method for               outstanding Indebtedness of the Company or any of the
determining its consulting fee at the beginning of each    Subsidiaries to utilize such Net Cash Proceeds to repay
fiscal year during the term of the agreement. However,     (or offer to repay) such Indebtedness, (y) such Net
pursuant to the terms of the 1991 Stockholders Agree-      Cash Proceeds have not been utilized to repay
ment, Yucaipa's consulting fee is currently limited to     outstanding Indebtedness of the Company or any of the
an amount not greater than that specified in clause (b)    Subsidiaries and (z) New Holdings is required pursuant
above. The maximum fee payable to Yucaipa for              to the documents governing any outstanding Indebtedness
transactional consulting services pursuant to the          of New Holdings to utilize such Net Cash Proceeds to
Amended and Restated Consulting Agreement (and thereby     repay (or offer to repay) such Indebtedness.
allowable as a Permitted Payment under the Old F4L
Senior Subordinated Note Indenture) is one percent of        "Consolidated Net Income," means, with respect to any
the cash and noncash consideration paid or received        person, for any period, the aggregate of the net income
(including assumed indebtedness) by Food 4 Less in any     (or loss) of such person and its subsidiaries for such
acquisition or disposition transaction, and, without       period, on a consolidated basis, determined in
duplication of the foregoing, one percent of the           accordance with GAAP; provided that (a) the net income
maximum principal amount or proceeds of any debt,          of any other person in which such person or any of its
equity or lease financing by Food 4 Less.                  subsidiaries has an interest (which interest does not
                                                           cause the net income of such other person to be
  "Consolidated Net Income," with respect to any           consolidated with the net income of such person and its
person, for any period, means the aggregate of the net     subsidiaries in accordance with GAAP) shall be included
income (or loss) of such person and its subsidiaries       only to the extent of the amount of dividends or
for such period, on a consolidated basis, determined in    distributions actually paid to such person or such
accordance with GAAP; provided that (a) the net income     subsidiary by such other person in such period; (b) the
of any other person in which such person or any of its     net income of any subsidiary of such person that is
subsidiaries has an interest (which interest does not      subject to any Payment Restriction shall be excluded to
cause the net income of such other person to be            the extent such Payment Restriction actually prevented
consolidated with the net income of such person and its    the payment of an amount that otherwise could have been
subsidiaries in accordance with GAAP) shall be included    paid to, or received by, such person or a subsidiary of
only to the extent of the amount of dividends or           such person not subject to any Payment Restriction; and
distributions actually paid to such person or such         (c)(i) the net income (or loss) of any other person
subsidiary by such other person in such period; (b) the    acquired in a pooling of interests transaction for any
net income of any subsidiary of such person that is        period prior to the date of such acquisition, (ii) all
subject to any Payment Restriction shall be excluded to    gains and losses realized on any Asset Sale, (iii) all
the extent such Payment Restriction actually prevented     gains realized upon or in connection with or as a
the payment of an amount that otherwise could have been    consequence of the issuance of the capital stock of
paid to, or received                                       such person or any of its subsidiaries and any
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                                       B-6
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
           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     ------------------------------------------------------
by, such person or a subsidiary of such person not         gains on pension reversions received by such person or
subject to any Payment Restriction; and (c)(i) the net     any of its subsidiaries, (iv) all gains and losses
income (or loss) of any other person acquired in a         realized on the purchase or other acquisition by such
pooling of interests transaction for any period prior      person or any of its subsidiaries of any securities of
to the date of such acquisition, (ii) all gains and        such person or any of its subsidiaries, (v) all gains
losses-realized on any Asset Sale or in connection with    and losses resulting from the cumulative effect of any
the closure of the Long Beach Warehouse, (iii) all         accounting change pursuant to the application of
gains realized upon or in connection with or as a          Accounting Principles Board Opinion No. 20, as amended,
consequence of the issuance of the capital stock of        (vi) all other extraordinary gains and losses, (vii)
such person or any of its subsidiaries and any gains on    all non-cash charges incurred by the Company or any of
pension reversions received by such person or any of       its subsidiaries in connection with the Merger,
its subsidiaries, (iv) all gains and losses realized on    including without limitation the divestiture of the ex-
the purchase or other acquisition by such person or any    cluded assets, (viii) losses incurred by the Company
of its subsidiaries of any securities of such person or    and its subsidiaries resulting from earthquakes, and
any of its subsidiaries, (v) all gains and losses          (ix) with respect to the Company, all deferred
resulting from the cumulative effect of any accounting     financing costs written off in connection with the
change pursuant to the application of Accounting           early extinguishment of any Indebtedness, shall each be
Principles Board Opinion No. 20, as amended, (vi) all      excluded.
other extraordinary gains and losses, and (vii) with
respect to Food 4 Less, all deferred financing costs         "Subordinated Indebtedness" means, with respect to the
written off in connection with the early extinguishment    Company or any Subsidiary Guarantor, Indebtedness of
of any Indebtedness, shall each be excluded.               such person which is subordinated in right of payment
IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD       to the New F4L Senior Subordinated Notes or the senior
F4L SENIOR SUBORDINATED NOTE INDENTURE WILL BE MODIFIED    subordinated note guarantee of such Subsidiary
TO ELIMINATE THIS COVENANT AND CERTAIN RELATED             Guarantor, as the case may be.
DEFINITIONS.
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           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     ------------------------------------------------------
  LIMITATION ON INCURRENCES OF ADDITIONAL                    LIMITATION ON INCURRENCES OF ADDITIONAL
INDEBTEDNESS. Pursuant to the Old F4L Senior               INDEBTEDNESS. Pursuant to the New F4L Senior
Subordinated Note Indenture, Food 4 Less shall not, and    Subordinated Note Indenture, the Company shall not, and
shall not permit any of its subsidiaries, after the        shall not permit any of its subsidiaries, directly or
original issuance of the Old F4L Senior Subordinated       indirectly, to incur, assume, guarantee, become liable,
Notes, directly or indirectly, to incur, assume,           contingently or otherwise, with respect to, or
guarantee, become liable, contingently or otherwise,       otherwise become responsible for the payment of
with respect to, or otherwise become responsible for       (collectively "incur") any Indebtedness other than
the payment of (collectively "incur") any Indebt-          Permitted Indebtedness; provided, however, that if no
edness; provided, however, that if no Default with         Default with respect to payment of principal of, or
respect to payment of principal of, or interest on, the    interest on, the New F4L Senior Subordinated Notes
Old F4L Senior Subordinated Notes or Event of Default      issued under the New F4L Senior Subordinated Note
shall have occurred and be continuing at the time or as    Indenture or Event of Default under the New F4L Senior
a consequence of the incurrence of any such                Subordinated Note Indenture shall have occurred and be
Indebtedness, Food 4 Less (and, in certain circum-         continuing at the time or as a consequence of the
stances subsidiaries) may incur Indebtedness if on the     incurrence of any such Indebtedness, the Company may
date of the incurrence of such Indebtedness the            incur Indebtedness if immediately before and
Operating Coverage Ratio of Food 4 Less would be           immediately after giving effect to the incurrence of
greater than 2.0 to 1.0 if such date is after June 15,     such Indebtedness the Operating Coverage Ratio of
1992 and prior to June 15, 1994; greater than 2.2 to       Ralphs Grocery would be greater than 2.0 to 1.0;
1.0 if such date is on or after June 15, 1994 and prior    provided, further, a subsidiary may incur Acquired
to June 15, 1996; and greater than 2.4 to 1.0              Indebtedness to the extent such Indebtedness could have
thereafter.                                                been incurred by the Company pursuant to the
                                                           immediately preceding proviso.
  The foregoing limitation shall not apply to (a)
certain Indebtedness of Food 4 Less and its                  "Indebtedness" means with respect to any person,
subsidiaries pursuant to (i) the Term Facility under       without duplication, (i) all liabilities, contingent or
the Loan Documents, (ii) the Subsidiary Letter of          otherwise, of such person (a) for borrowed money
Credit Obligations, and (iii) the Revolving Facility       (whether or not the recourse of the lender is to the
under the Loan Documents (and Food 4 Less and each         whole of the assets of such person or only to a portion
subsidiary (to the extent it is not an obligor) may        thereof), (b) evidenced by bonds, notes, debentures,
guarantee such Indebtedness, subject to certain            drafts accepted or similar instruments or letters of
limitations) (b) the Old F4L Senior Subordinated Notes;    credit or representing the balance deferred and unpaid
(c) certain intercompany Indebtedness; (d) Indebtedness    of the purchase price of any property (other than any
incurred by Food 4 Less or any subsidiary in connection    such balance that represents an account payable or any
with the purchase or improvement of property (real or      other monetary obligation to a trade creditor (whether
personal) or equipment or other capital expenditures in    or not an affiliate) created, incurred, assumed or
the ordinary course of business (including for the         guaranteed by such person in the ordinary course of
purchase of assets or stock of any retail grocery store    business of such person in connection with obtaining
or business) or consisting of capitalized lease            goods, materials or services and due within twelve
obligations, in aggregate not to exceed $25 million in     months (or such longer period for payment as is
any yearly period (provided, that any unused amounts       customarily extended by such trade creditor) of the
may be carried over to the next (but not any subse-        incurrence thereof, which account is not overdue by
quent) yearly period); (e) Indebtedness of Food 4 Less     more than 90 days, according to the original terms of
under certain Foreign Exchange Agreements and Interest     sale, unless such account payable is being contested in
Swap Obligations; (f) certain Permitted Guarantees of      good faith), or (c) for the payment of money relating
Indebtedness, in aggregate not to exceed $25 million at    to a capitalized lease obligation; (ii) the maximum
any time outstanding, in addition to Permitted             fixed repurchase price of all Disqualified Capital
Guarantees outstanding on June 17, 1991; (g) guarantees    Stock of such person; (iii) reimbursement obligations
by Food 4 Less and its subsidiaries of Indebtedness        of such person with respect to letters of credit; (iv)
incurred by a wholly-owned subsidiary so long as the       obligations of such person with respect to Interest
incurrence of such Indebtedness by such wholly-owned       Swap Obligations and Foreign Exchange Agreements; (v)
subsidiary is permitted under the terms of the Old F4L     all liabilities of others of the kind described in the
Senior Subordinated Note Indenture; (h) Refinancing        preceding clause (i), (ii), (iii) or (iv) that such
Indebtedness; (i) Indebtedness in connection with the      person has guaranteed or that is otherwise its legal
acquisition of the La Habra Facility and Option Stores     liability, and (vi) all obligations of others secured
if, after giving effect to such incurrence, the            by a lien to which any of the properties or assets
Operating Coverage Ratio of Food 4 Less would be           (including, without limitation, leasehold interests and
greater than 2.0 to 1.0; (j) Indebtedness for letters      any other tangible or intangible property rights) of
of credit relating to workers compensation claims and      such person are subject, whether or not the obligations
self-insurance and (k) additional Indebtedness of Food     secured thereby shall have been assumed by such person
4 Less and Subsidiary Guarantors not to exceed $75         or shall otherwise be such person's legal liability
million at any time outstanding.                           (provided, that if the obligations so secured have not
                                                           been assumed by such person or are not otherwise such
  IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD     person's legal liability, such obligations shall be
F4L SENIOR SUBORDINATED NOTE INDENTURE WILL BE MODIFIED    deemed to be in an amount equal to the fair market
TO ELIMINATE THIS PROVISION AND CERTAIN RELATED            value of such properties or assets, as determined in
DEFINITIONS.                                               good faith by the board of directors of such person,
                                                           which determination shall be evidenced by a board
  "Indebtedness" means with respect to any person,         resolution). For purposes of the preceding sentence,
without duplication, (i) all liabilities, contingent or    the "maximum fixed repurchase price" of any
otherwise, of such person (a) for borrowed money           Disqualified Capital Stock that does not have a fixed
(whether or not the recourse of the lender is to the       repurchase price shall be calculated in accordance with
whole of the assets of such person or only to a portion    the terms of such Disqualified Capital Stock as if such
thereof), (b) evidenced by bonds, notes, debentures,       Disqualified Capital Stock were purchased on any date
drafts accepted or similar instruments or letters of       on which Indebtedness shall be required to be
credit or representing the balance deferred and unpaid     determined under the New F4L Senior Subordinated Note
of the purchase price of any property (other than any      Indenture, and if such price is based upon, or measured
such balance that represents an account payable or any     by, the fair market value of such Disqualified Capital
other monetary obligation to a trade creditor (whether     Stock (or any equity security for which it may be
or not an affiliate) created, incurred, assumed or         exchanged or converted), such fair market value shall
guaranteed by such person in the ordinary course of        be determined in good faith by the board of directors
business of such person in connection with obtaining       of such person,
goods,
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           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     ------------------------------------------------------
materials or services and due within twelve months (or     which determination shall be evidenced by a board
such longer period for payment as is customarily           resolution. For purposes of the New F4L Senior
extended by such trade creditor) of the incurrence         Subordinated Indenture, Indebtedness incurred by any
thereof, which account is not overdue by more than 90      person that is a general partnership (other than
days, according to the original terms of sale, unless      non-recourse Indebtedness) shall be deemed to have been
such account payable is being contested in good faith),    incurred by the general partners of such partnership
or (c) for the payment of money relating to a              pro rata in accordance with their respective interests
capitalized lease obligation; (ii) the maximum fixed       in the liabilities of such partnership unless any such
repurchase price of all Disqualified Capital Stock of      general partner shall, in the reasonable determination
such person; (iii) reimbursement obligations of such       of the board of directors of the Company, be unable to
person with respect to letters of credit; (iv)             satisfy its pro rata share of the liabilities of the
obligations of such person with respect to Interest        partnership, in which case the pro rata share of any
Swap Obligations and Foreign Exchange Agreements; (v)      Indebtedness attributable to such partner shall be
all liabilities of others of the kind described in the     deemed to be incurred at such time by the remaining
preceding clause (i), (ii), (iii) or (iv) that such        general partners on a pro rata basis in accordance with
person has guaranteed or that is otherwise its legal       their interests.
liability, and (vi) all obligations of others secured
by a lien to which any of the properties or assets           "Permitted Indebtedness" means (a) Indebtedness of the
(including, without limitation, leasehold interests and    Company and its subsidiaries pursuant to (i) the Term
any other tangible or intangible property rights) of       Loans or any Loan Documents in an aggregate principal
such person are subject, whether or not the obligations    amount at any time outstanding not to exceed $750
secured thereby shall have been assumed by such person     million, less the aggregate amount of all principal
or shall otherwise be such person's legal liability        repayments thereunder pursuant to and in accordance
(provided, that if the obligations so secured have not     with the covenant described under "-- Limitation on
been assumed by such person or are not otherwise such      Asset Sales" herein subsequent to the Issue Date, and
person's legal liability, such obligations shall be        (ii) the revolving credit facility under the Credit
deemed to be in an amount equal to the fair market         Agreement or any Loan Documents (and the Company and
value of such properties or assets, as determined in       each subsidiary (to the extent it is not an obligor)
good faith by the board of directors of such person,       may guarantee such Indebtedness) in an aggregate
which determination shall be evidenced by a board          principal amount at any time outstanding not to exceed
resolution). For purposes of the preceding sentence,       $325 million, less all permanent reductions thereunder
the "maximum fixed repurchase price" of any                pursuant to and in accordance with the covenant
Disqualified Capital Stock that does not have a fixed      described under "-- Limitation on Asset Sales" herein,
repurchase price shall be calculated in accordance with    (b) Indebtedness of the Company or a Subsidiary
the terms of such Disqualified Capital Stock as if such    Guarantor owed to and held by the Company or a
Disqualified Capital Stock were purchased on any date      Subsidiary Guarantor; (c) Indebtedness incurred by the
on which Indebtedness would be required to be              Company or any subsidiary in connection with the
determined under the Old F4L Senior Subordinated Note      purchase or improvement of property (real or personal)
Indenture, and if such price is based upon, or measured    or equipment or other capital expenditures in the
by, the fair market value of such Disqualified Capital     ordinary course of business (including for the purchase
Stock (or any equity security for which it may be          of assets or stock of any retail grocery store or
exchanged or converted), such fair market value shall      business) or consisting of Capitalized Lease
be determined in good faith by the board of directors      Obligations provided that (i) at the time of the
of such person, which determination shall be evidenced     incurrence thereof, such indebtedness, together with
by a board resolution.                                     any other Indebtedness incurred during the most
                                                           recently completed four fiscal quarter period in
  "Operating Coverage Ratio" means, with respect to any    reliance upon this clause (c) does not exceed, in the
person, the ratio of (1) EBDIT of such person for the      aggregate, 3% of net sales of the Company and its
period (the "Pro Forma Period") consisting of the most     subsidiaries during the most recently completed four
recent four full fiscal quarters for which financial       fiscal quarter period on a consolidated basis
information in respect thereof is available immediately    (calculated on a pro forma basis if the date of
prior to the date of the transaction giving rise to the    incurrence is prior to the first anniversary of the
need to calculate the Operating Coverage Ratio (the        Merger) and (ii) such Indebtedness, together with all
"Transaction Date") to (2) the aggregate Fixed Charges     then outstanding Indebtedness incurred in reliance upon
of such person for the fiscal quarter in which the         this clause (c) does not exceed, in the aggregate, 3%
Transaction Date occurs and the three fiscal quarters      of the aggregate net sales of the Company and its
immediately subsequent to such fiscal quarter (the         Subsidiaries during the most recently completed twelve
"Forward Period") reasonably anticipated by the board      fiscal quarter period on a consolidated basis (calcu-
of directors of such person to become due from time to     lated on a pro forma basis if the date of incurrence is
time during such period. For purposes of this              prior to the third anniversary of the Merger); (d)
definition, if the Transaction Date occurs prior to the    Indebtedness incurred by the Company or any subsidiary
first anniversary of June 17, 1991, "EBDIT" for the Pro    in connection with capital expenditures in an aggregate
Forma Period shall be calculated, in the case of Food 4    principal amount not exceeding $150.0 million in the
Less, after giving effect on a pro forma basis to the      aggregate, provided that such capital expenditures
Alpha Beta Acquisition as if it had occurred on the        relate solely to the integration of the operations of
first day of the Pro Forma Period. In addition to, but     RSI, Food 4 Less and their respective subsidiaries, as
without duplication of, the foregoing, for purposes of     described in this Prospectus and Solicitation
this definition, "EBDIT" shall be calculated after         Statement; (e) Indebtedness of the Company incurred
giving effect (without duplication), on a pro forma        under certain Foreign Exchange Agreements and Interest
basis for the Pro Forma Period (but no longer), to (a)     Swap Obligations; (f) guarantees incurred in the
any Investment, during the period commencing on the        ordinary course of business by the Company or a
first day of the Pro Forma Period to and including the     Subsidiary of Indebtedness of any other person in
Transaction Date (the "Reference Period"), in any other    aggregate not to exceed $25 million at any time
person that, as a result of such Investment, becomes a     outstanding; (g) guarantees by the Company or a
subsidiary of such person, (b) the acquisition, during     Subsidiary Guarantor of Indebtedness incurred by a
the Reference Period (by merger, consolidation or          wholly-owned Subsidiary Guarantor so long as the
purchase of stock or assets) of any business or assets,    incurrence of such Indebtedness incurred by such
which acquisition is not prohibited by the Old F4L         wholly-owned Subsidiary Guarantor is permitted under
Senior Subordinated Note Indenture, and (c) any sales      the terms of the applicable New Indenture; (h)
or other dispositions of assets (other than sales of       Refinancing Indebtedness; (i) Indebtedness for letters
inventory in the ordinary course of business) occurring    of credit relating to workers' compensation claims and
during the Reference Period, in each case as if such       self-insurance or similar requirements in the ordinary
incurrence, Investment, repayment, acquisition or asset    course of business; (j) other Indebtedness outstanding
sale had                                                   on the Issue Date
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                                      B-9
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           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     ------------------------------------------------------
occurred on the first day of the Reference Period. In      (after giving effect to the Merger); (k) Indebtedness
addition, for purposes of this definition, "Fixed          arising from guarantees of Indebtedness of the Company
Charges" shall be calculated after giving effect           or any subsidiary or other agreements of the Company or
(without duplication), on a pro forma basis for the        a subsidiary providing for indemnification, adjustment
Forward Period, to any Indebtedness incurred or repaid     of purchase price or similar obligations, in each case,
on or after the first day of the Forward Period and        incurred or assumed in connection with the disposition
prior to the Transaction Date.                             of any business, assets or subsidiary, other than
                                                           guarantees of Indebtedness incurred by any person
  "Loan Documents" means the Credit Agreement and all      acquiring all or any portion of such bonuses, assets or
promissory notes, guarantees, security agreements,         subsidiary for the purpose of financing such
pledge agreements, deeds of trust, mortgages, letters      acquisition, provided that the maximum aggregate
of credit and other instruments, agreements and            liability in respect of all such Indebtedness shall at
documents executed pursuant thereto or in connection       no time exceed the gross proceeds actually received by
therewith, including all amendments, supplements,          the Company and its subsidiaries in connection with
extensions, renewals, restatements, replacements or        such disposition; (l) obligations in respect of
refinancings thereof, or other modifications (in whole     performance bonds and completion guarantees provided by
or in part, and without limitation as to amount, terms,    the Company or any subsidiary in the ordinary course of
conditions, covenants or other provisions) thereof from    business; and (m) additional Indebtedness of the
time to time.                                              Company and the Subsidiary Guarantors in an amount not
                                                           to exceed $200 million at any time outstanding.
  "Credit Agreement" means the Credit Agreement, dated
as of June 17, 1991, by and among Food 4 Less, certain       "Operating Coverage Ratio" means, with respect to any
of its subsidiaries, the Lenders and Designated Issuers    person, the ratio of (1) EBDIT of such person for the
of the Lenders referred to therein, Bankers Trust          period (the "Pro Forma Period") consisting of the most
Company, Citicorp North America, Inc., and                 recent four full fiscal quarters for which financial
Manufacturers Hanover Trust Company, as Co-Agents, and     information in respect thereof is available immediately
Citicorp North America, Inc., as Administrative Agent,     prior to the date of the transaction giving rise to the
as the same may be amended, extended, renewed, re-         need to calculate the Operating Coverage Ratio (the
stated, supplemented or otherwise modified (in whole or    "Transaction Date") to (2) the aggregate Fixed Charges
in part, and without limitation as to amount, terms,       of such person for the fiscal quarter in which the
conditions, covenants and other provisions) from time      Transaction Date occurs and the three fiscal quarters
to time, and any agreement governing Indebtedness          immediately subsequent to such fiscal quarter (the
incurred to refund or refinance the entirety of the        "Forward Period") reasonably anticipated by the board
borrowings and commitments then outstanding or             of directors of such person to become due from time to
permitted to be outstanding under such Credit Agreement    time during such period. For purposes of this
or such agreement; provided that such refunding or         definition, if the Transaction Date occurs prior to the
refinancing by its terms states that it is intended to     first anniversary of the Merger, "EBDIT" for the Pro
be senior in right of payment to the Old F4L Senior        Forma Period shall be calculated, in the case of the
Subordinated Notes. Food 4 Less shall promptly notify      Company, after giving effect on a pro forma basis to
the Trustee of any such refunding or refinancing of the    the Merger as if it had occurred on the first day of
Credit Agreement.                                          the Pro Forma Period. In addition to, but without
                                                           duplication of, the foregoing, for purposes of this
  "Acquired Indebtedness" means Indebtedness of a          definition, "EBDIT" shall be calculated after giving
person or any of its subsidiaries existing at the time     effect (without duplication), on a pro forma basis for
such person becomes a subsidiary of Food 4 Less or         the Pro Forma Period (but no longer), to (a) any
assumed in connection with the acquisition of assets       Investment, during the period commencing on the first
from such person and not incurred by such person in        day of the Pro Forma Period to and including the
connection with, or in anticipation or contemplation       Transaction Date (the "Reference Period"), in any other
of, such person becoming a subsidiary or such              person that, as a result of such Investment, becomes a
acquisition.                                               subsidiary of such person, (b) the acquisition, during
                                                           the Reference Period (by merger, consolidation or
  "Permitted Guarantees" means (i) guarantees in effect    purchase of stock or assets) of any business or assets,
on June 17, 1991 and (ii) guarantees incurred in the       which acquisition is not prohibited by the New F4L
ordinary course of business, by Food 4 Less or a           Senior Subordinated Indenture, and (c) any sales or
subsidiary, of Indebtedness of any other person.           other dispositions of assets (other than sales of
                                                           inventory in the ordinary course of business) occurring
  "Refinancing Indebtedness" means Indebtedness of Food    during the Reference Period, in each case as if such
4 Less or a subsidiary (i) issued in exchange for, or      incurrence, Investment, repayment, acquisition or asset
the proceeds from the issuance and sales or                sale had occurred on the first day of the Reference
disbursement of which are used to substantially            Period. In addition, for purposes of this definition,
concurrently repay, redeem, refund, refinance, dis-        "Fixed Charges" shall be calculated after giving effect
charge or otherwise retire for value, in whole or in       (without duplication), on a pro forma basis for the
part (collectively, "repay"), or constituting an           Forward Period, to any Indebtedness incurred or repaid
amendment, modification or supplement to, or a deferral    on or after the first day of the Forward Period and
or renewal of (collectively, an "amendment"), any          prior to the Transaction Date. If such person or any of
Indebtedness of Food 4 Less or a subsidiary (and any       its subsidiaries directly or indirectly guarantees any
penalties, fees and expenses actually incurred by Food     Indebtedness of a third person, the Operating Coverage
4 Less or such subsidiary in connection with the           Ratio shall give effect to the incurrence of such
repayment or amendment thereof) existing immediately       Indebtedness as if such person or subsidiary had
after the original issuance of the Old F4L Senior          directly incurred such guaranteed Indebtedness.
Subordinated Notes or incurred pursuant to paragraphs
(b), (c), (d), (f), (g), (h), (i), (j), (k), (l), (m)        "EBDIT" means, with respect to any person, for any
or (n) of Section 5.13 in a principal amount (or, if       period, the Consolidated Net Income of such person for
such Refinancing Indebtedness provides for an amount       such period, plus, in each case to the extent deducted
less than the principal amount thereof to be due and       in computing Consolidated Net Income of such person for
payable upon the acceleration thereof, with an original    such period (without duplication)(i) provisions for
issue price) not in excess of (l) the principal amount     income taxes or similar charges recognized by such
of the Indebtedness so refinanced (or, if such             person and its consolidated subsidiaries accrued during
Refinancing Indebtedness refinances Indebtedness under     such period, (ii) depreciation and amortization expense
a revolving facility or other agreement providing a        of such person and its consolidated subsidiaries
commitment for subsequent borrowings, with a maximum       accrued during such period (but only to the extent not
commitment not to exceed the maximum commitment under      included in fixed
such revolving credit


                                      B-10
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
           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     ------------------------------------------------------
facility or other agreement) plus (2) unpaid accrued       charges), (iii) fixed charges of such person and its
interest on such Indebtedness plus (3) penalties, fees     consolidated subsidiaries for such period, (iv) LIFO
and expenses actually incurred by Food 4 Less or such      charges (credits) of such person and its consolidated
subsidiary, as the case may be, in connection with the     subsidiaries for such period, (v) the amount of any
repayment or amendment thereof; or (ii) in an amount       restructuring reserve or charge recorded during such
permitted to be incurred at the time of such incurrence    period in accordance with GAAP, including any such
by Food 4 Less or such subsidiary, as the case may be,     reserve or charge related to the Merger, and (vi) any
under the Credit Agreement pursuant to limitations on      other non-cash charges reducing Consolidated Net Income
Incurrences of Additional Indebtedness; provided that      for such period (excluding any such charge which
(for both clauses (i) and (ii) above) (A) Refinancing      requires an accrual of or a cash reserve for cash
Indebtedness of any subsidiary shall not be used to        charges for any future period), less, without
repay outstanding Indebtedness of Food 4 Less and (B)      duplication, (i) non-cash items increasing Consolidated
Refinancing Indebtedness of Food 4 Less that repays or     Net Income of such person for such period in each case
constitutes an amendment to Indebtedness of Food 4 Less    determined in accordance with GAAP and (ii) the amount
(other than any of the Securities) ranking pari passu      of all cash payments made by such person or its
with, or junior in right of payment to, the Old F4L        subsidiaries during such period to the extent that such
Senior Subordinated Notes shall not have an Average        cash payment has been provided for in a restructuring
Life less than the Indebtedness to be so refinanced at     reserve or charge referred to in clause (v) above (and
the time of such incurrence and shall not rank senior      were not otherwise deducted in the computation of
in right of payment in any respect to such repaid or       Consolidated Net Income of such person for such
amended Indebtedness, and (C) notwithstanding the          period).
foregoing, any Refinancing Indebtedness incurred to
repay all of Old F4L Senior Subordinated Notes then          "Credit Agreement" means the Credit Agreement, dated as
outstanding shall not be limited in principal amount or    of the Issue Date, by and among Food 4 Less, certain of
otherwise if Food 4 Less irrevocably deposits with the     its subsidiaries, the Lenders referred to therein,
Old F4L Senior Subordinated Notes Trustee or Paying        Bankers Trust Company, as administrative agent, as the
Agent an amount of the proceeds of such Refinancing        case may be, as amended, extended, renewed, restated,
Indebtedness sufficient to redeem the outstanding          supplemented or otherwise modified (in whole or in
principal amount of the Old F4L Senior Subordinated        part, and without limitation as to amount, terms,
Notes on the date fixed for the repayment thereof.         conditions, covenants and other provisions) from time
                                                           to time, and any agreement governing Indebtedness in-
IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD       curred to refund or refinance the entirety of the
F4L SENIOR SUBORDINATED NOTE INDENTURE WILL BE MODIFIED    borrowings and commitments then outstanding or
TO ELIMINATE THIS COVENANT AND CERTAIN RELATED             permitted to be outstanding under such Credit Agreement
DEFINITIONS.                                               or such agreement.

                                                             "Acquired Indebtedness" means (i) with respect to any
                                                           person that becomes a subsidiary of the Company (or is
                                                           merged into the Company or any of its subsidiaries)
                                                           after the Issue Date, Indebtedness of, such person or
                                                           any of its subsidiaries existing at the time such
                                                           person becomes a subsidiary of the Company (or is
                                                           merged into the Company or any of its subsidiaries) and
                                                           which was not incurred in connection with, or in
                                                           contemplation of, such person becoming a subsidiary of
                                                           the Company (or being merged into the Company or any of
                                                           its subsidiaries) and (ii) with respect to the Company
                                                           or any of its subsidiaries, any Indebtedness assumed by
                                                           the Company or any of its subsidiaries in connection
                                                           with the acquisition of any assets from another person
                                                           (other than the Company or any of its subsidiaries),
                                                           and which was not incurred by such other person in
                                                           connection with, or in contemplation of, such
                                                           acquisition.

                                                             "Permitted Guarantees" means (i) guarantees in effect
                                                           on the Issue Date and (ii) guarantees incurred in the
                                                           ordinary course of business, by the Company or a
                                                           subsidiary, of Indebtedness of any other person.
                                                           "Refinancing Indebtedness" means, with respect to any
                                                           person, Indebtedness of such person issued in exchange
                                                           for, or the proceeds from the issuance and sale or
                                                           disbursement of which are used to substantially
                                                           concurrently repay, redeem, refund, refinance,
                                                           discharge or otherwise retire for value, in whole or in
                                                           part (collectively, "repay"), or constituting an
                                                           amendment, modification or supplement to, or a deferral
                                                           or renewal of (collectively, an "amendment"), any
                                                           Indebtedness of such person existing on the Issue Date
                                                           or Indebtedness (other than Permitted Indebtedness,
                                                           except Permitted Indebtedness incurred pursuant to
                                                           clauses (c), (d), (h) and (j) of the definition
                                                           thereof) incurred in accordance with the applicable New
                                                           Indenture (a) in a principal amount (or, if such
                                                           Refinancing Indebtedness provides for an amount less
                                                           than the principal amount thereof to be due and payable
                                                           upon the acceleration thereof, with an original issue
                                                           price) not in excess of (without duplication) (i) the
                                                           principal amount or the original issue price, as the
                                                           case may be, of the Indebtedness so refinanced (or, if
                                                           such Refinancing Indebtedness refinances Indebtedness
                                                           under a revolving credit facility or other agreement


                                      B-11
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
           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     ------------------------------------------------------
                                                           providing a commitment for subsequent borrowings, with
                                                           a maximum commitment not to exceed the maximum commit-
                                                           ment under such revolving credit facility or other
                                                           agreement) plus (ii) unpaid accrued interest on such
                                                           Indebtedness plus (iii) premiums, penalties, fees and
                                                           expenses actually incurred by such person in connection
                                                           with the repayment or amendment thereof and (b) with
                                                           respect to Refinancing Indebtedness that repays or
                                                           constitutes an amendment to Subordinated Indebtedness,
                                                           such Refinancing Indebtedness (x) shall not have any
                                                           fixed mandatory redemption or sinking fund requirement
                                                           in an amount greater than or at a time prior to the
                                                           amounts and times specified in such repaid or amended
                                                           Subordinated Indebtedness, except to the extent that
                                                           any such requirement applies on a date after the
                                                           Maturity Date of the New F4L Senior Subordinated Notes
                                                           and (y) shall contain subordination and default
                                                           provisions no less favorable in any material respect to
                                                           holders of the New Senior Subordinated F4L Notes than
                                                           those contained in such repaid or amended Subordinated
                                                           Indebtedness.

  LIMITATION ON LIENS. Pursuant to the Old F4L Senior        LIMITATION ON LIENS. Pursuant to the New F4L Senior
Subordinated Note Indenture, Food 4 Less shall not         Subordinated Note Indenture, the Company shall not and
and shall not permit any subsidiary to create, incur,      shall not permit any subsidiary to create, incur,
assume or suffer to exist any liens upon any of their      assume or suffer to exist any liens upon any of their
respective assets, except for (i) existing and future      respective assets unless the New F4L Senior
liens securing Senior Indebtedness and Guarantor Senior    Subordinated Notes are issued thereunder equally and
Indebtedness of each Subsidiary Guarantor, (ii)            ratably secured by the liens covering such assets,
Permitted Liens, (iii) liens securing certain Acquired     except for (i) liens on assets of the Company securing
Indebtedness, (iv) liens existing on June 17, 1991, (v)    Senior Indebtedness and liens on assets of a Subsidiary
liens securing certain Refinancing Indebtedness, and       Guarantor which, at the time of incurrence, secure
(vi) liens to secure certain Indebtedness that is          Guarantor Senior Indebtedness, (ii) existing and future
otherwise permitted under the Old F4L Senior               liens securing Indebtedness and other obligations of
Subordinated Note Indenture and that is incurred to        the Company and its subsidiaries under the Loan
finance the costs of the property subject thereto,         Documents or any refinancing or replacement thereof in
(vii) liens in favor of the Old F4L Senior Subordinated    whole or in part permitted under the New F4L Senior
Note Trustee; and (viii) any replacement, extension or     Subordinated Indenture, (iii) Permitted Liens, (iv)
renewal, in whole or in part, of any lien described in     liens securing Acquired Indebtedness; provided that
the foregoing clauses (i) through (vii) provided that      such liens (x) are not incurred in connection with, or
if any such clause limits the amount secured or the        in contemplation of the acquisition of the property or
assets subject to such liens, no extension or renewal      assets acquired and (y) do not extend to or cover any
shall increase the amount of the assets subject to such    property or assets of the Company or any subsidiary
liens.                                                     other than the property or assets so acquired, (v)
                                                           liens to secure capitalized lease obligation and
  "Permitted Liens" shall mean (i) liens for taxes,        certain other Indebtedness that is otherwise permitted
assessments, and governmental charges to the extent not    under the New F4L Senior Subordinated Indenture;
required to be paid under the provisions of the Old F4L    provided that (A) any such lien is created solely for
Senior Subordinated Note Indenture concerning payment      the purpose of securing such other Indebtedness
of taxes and other claims; (ii) statutory liens of         representing, or incurred to finance, refinance or
landlords and carriers, warehousemen, mechanics,           refund, the cost (including sales and excise taxes,
suppliers, materialmen, repairmen, or other like liens     installation and delivery charges and other direct
arising in the ordinary course of business and with        costs of, and other direct expenses paid or charged in
respect to amounts not yet delinquent or being             connection with, the purchase (whether through stock or
contested in good faith by appropriate process of law,     asset purchase, merger or otherwise) or construction)
and for which a reserve or other appropriate               or improvement of the property subject thereto (whether
provision, if any, as shall be required by                 real or personal, including fixtures and other
GAAP shall have been made; (iii) pledges or deposits in    equipment), (B) the principal amount of the
the ordinary course of business to secure lease            Indebtedness secured by such lien does not exceed 100%
obligations or nondelinquent obligations under workers'    of such costs and (C) such lien does not extend to or
compensation, unemployment insurance or similar            cover any other property other than such item of
legislation; (iv) liens to secure the performance of       property and any improvements on such item; (vi) liens
public statutory obligations that are not delinquent,      existing on the Issue Date (after giving effect to the
appeal bonds, performance bonds or other obligations of    Merger); (vii) liens in favor of the New F4L Senior
a like nature (other than for borrowed money); (v)         Subordinated Note Trustee under the New F4L Senior
easements, rights-of-way, other similar charges or         Subordinated Indenture; and any substantially
encumbrances not interfering in any material respect       equivalent Lien granted to any trustee or similar
with the business of Food 4 Less or any of its             institution and or any indenture for indebtedness
subsidiaries incurred in the ordinary course of            permitted to be incurred under the New Indentures; and
business; (vi) purchase money liens upon or in any real    (viii) any replacement, extension or renewal, in whole
or personal property (including fixtures and other         or in part, of any lien described in this or the
equipment) acquired or held by Food 4 Less or any          foregoing clauses including in connection with any
subsidiary in the ordinary course of business to secure    refinancing of the Indebtedness, in whole or in part,
the purchase price of such property or to secure           secured by any such lien provided that to the extent
Indebtedness incurred solely for the purpose of            any such clause limits the amount secured or the assets
financing or refinancing the acquisition or improvement    subject to such liens, no extension or renewal shall
of such property, or liens existing on such property at    increase the amount or the assets subject to such
the time of its acquisition (other than any such lien      liens, except to the extent that the liens associated
created in contemplation of such acquisition); provided    with such additional assets are otherwise permitted
that (x) no such lien shall extend to or cover any         hereunder.
property other than the property being acquired or
improved and (y) any such Indebtedness would be              "Permitted Liens" shall mean (i) liens for taxes,
permitted to be incurred pursuant to the                   assessments and governmental charges or claims not yet
                                                           due or which are
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                                      B-12
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
           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     ------------------------------------------------------
provisions of the Old F4L Senior Subordinated Note         being contested in good faith by appropriate
Indenture summarized under "Limitation on Incurrences      proceedings promptly instituted and diligently
of Additional Indebtedness"; (vii) liens upon specific     conducted and if a reserve or other appropriate
items of inventory or other goods and proceeds of any      provision, if any, as shall be required in conformity
person securing such person's obligations in respect of    with GAAP shall have been made therefor; (ii) statutory
bankers' acceptances issued or created for the account     liens of landlords and carriers, warehouseman,
of such person to facilitate the purchase, shipment or     mechanics, suppliers, materialmen, repairmen or other
storage of such inventory or other goods in the            like liens arising in the ordinary course of business,
ordinary course of business; (viii) liens securing         deposits made to obtain the release of such liens, and
reimbursement obligations with respect to letters of       with respect to amounts not yet delinquent for a period
credit which encumber documents and other property         of more than 60 days or being contested in good faith
relating to such letters of credit and the products and    by an appropriate process of law, and for which a
proceeds thereof; (ix) liens in favor of customs and       reserve or other appropriate provision, if any, as
revenue authorities arising as a matter of law to          shall be required by GAAP shall have been made; (iii)
secure payment of nondelinquent customs duties in          liens incurred or pledges or deposits made in the
connection with the importation of goods; (x) judgement    ordinary course of business to secure obligations under
and attachments liens not giving rise to a Default of      workers' compensation, unemployment insurance and other
Event of Default; (xi) leases or subleases granted to      types of social security or similar legislation; (iv)
others not interfering in any material respect with the    liens incurred or deposits made to secure the
business of Food 4 Less or any of its subsidiaries;        performance of tenders, bids, leases, statutory
(xii) liens encumbering customary initial deposits and     obligations, surety and appeal bonds, government
margin deposits, and other liens incurred in the           contracts, performance and return of money bonds and
ordinary course of business that are within the general    other obligations of a like nature incurred in the
parameters customary in the industry, in each case         ordinary course of business (exclusive of obligations
securing Indebtedness under Interest Swap Obligations      for the payment of borrowed money); (v) easements,
and Foreign Exchange Agreements and forward contracts,     rights-of-way, zoning or other restrictions, minor
option futures contracts, futures options or similar       defects or irregularities in title and other similar
agreements or arrangements designed to protect Food 4      charges or encumbrances not interfering in any material
Less or any of its subsidiaries from fluctuations in       respect with the business of the Company or any of its
the price of commodities; (xiii) liens encumbering         subsidiaries incurred in the ordinary course of
deposits made in the ordinary course of business to        business; (vi) liens upon specific items of inventory
secure nondelinquent obligations arising from statu-       or other goods and proceeds of any person securing such
tory, regulatory, contractual or warranty requirements     person's obligations in respect of bankers' acceptances
of Food 4 Less or its subsidiaries for which a reserve     issued or created for the account of such person to
or other appropriate provision, if any, as shall be        facilitate the purchase, shipment or storage of such
required by GAAP shall have been made; (xiv) liens         inventory or other goods in the ordinary course of
arising out of consignment or similar arrangements for     business; (vii) liens securing reimbursement
the sale of goods entered into by Food 4 Less or any of    obligations with respect to letters of credit which
its subsidiaries in the ordinary course of business in     encumber documents and other property relating to such
accordance with past practices; (xv) any interest or       letters of credit and the products and proceeds
title of a lessor in the property subject to any lease,    thereof; (viii) liens in favor of customs and revenue
whether characterized as capitalized or operating,         authorities arising as a matter of law to secure
other than any such interest or title resulting from or    payment of nondelinquent customs duties in connection
arising out of a default by Food 4 Less or any of its      with the importation of goods; (ix) judgment and
subsidiaries of its obligations under such lease; and      attachment liens not giving rise to a Default or Event
(xvi) liens arising from filing UCC financing              of Default; (x) leases or subleases granted to others
statements for precautionary purposes in connection        not interfering in any material respect with the
with true leases of personal property that are             business of the Company or any subsidiary; (xi) liens
otherwise permitted under the Old F4L Senior               encumbering customary initial deposits and margin
Subordinated Note Indenture and under which Food 4 Less    deposits, and other liens incurred in the ordinary
or any of its subsidiaries is a lessee.                    course of business that are within the general
                                                           parameters customary in the industry, in each case
  IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD     securing Indebtedness under interest swap obligations
F4L SENIOR SUBORDINATED NOTE INDENTURE WILL BE MODIFIED    and foreign exchange agreements and forward contracts,
TO ELIMINATE THIS PROVISION AND CERAIN RELATED LIENS.      option futures contracts, futures options or similar
                                                           agreements or arrangements designed to protect the
                                                           Company or any subsidiary from fluctuations in the
                                                           price of commodities; (xii) liens encumbering deposits
                                                           made in the ordinary course of business to secure
                                                           nondelinquent obligations arising from statutory,
                                                           regulatory, contractual or warranty requirements of the
                                                           Company or its subsidiaries for which a reserve or
                                                           other appropriate provision, if any, as shall be
                                                           required by GAAP shall have been made; (xiii) liens
                                                           arising out of consignment or similar arrangements for
                                                           the sale of goods entered into by the Company or any
                                                           subsidiary in the ordinary course of business in
                                                           accordance with past practices; (xiv) any interest or
                                                           title of a lessor in the property subject to any lease,
                                                           whether characterized as capitalized or operating other
                                                           than any such interest or title resulting from or
                                                           arising out of a default by the Company or any
                                                           subsidiary of its obligations under such lease; and
                                                           (xv) liens arising from filing UCC financing statements
                                                           for precautionary purposes in connection with true
                                                           leases of personal property that are otherwise
                                                           permitted under the applicable Indenture and under
                                                           which the Company or any subsidiary is lessee; (xvi)
                                                           liens on assets of the Company securing Indebtedness
                                                           which would constitute Senior Indebtedness but for the
                                                           provisions of clause (c) in the third sentence of the
                                                           definition of Senior Indebtedness and liens on assets
                                                           of a Subsidiary Guarantor securing Indebtedness which
                                                           would constitute Guarantor Senior Indebtedness but for
                                                           the provisions of


                                      B-13
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
           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     ------------------------------------------------------
                                                           clause (c) in the third sentence of the definition of
                                                           Guarantor Senior Indebtedness and; (xvii) additional
                                                           liens securing Indebtedness at any one time outstanding
                                                           not exceeding the sum of (i) $25 million and (ii) 10%
                                                           of the aggregate Consolidated Net Income of the Company
                                                           earned subsequent to the Issue Date on or prior to such
                                                           time.
                                                             "Loan Documents" means the Credit Agreement and all
                                                           promissory notes, guarantees, security agreements,
                                                           pledge agreements, deeds of trust, mortgages, letters
                                                           of credit and other instruments, agreements and
                                                           documents executed pursuant thereto or in connection
                                                           therewith, and all amendments, supplements, extensions,
                                                           renewals, restatements, replacements or refinancings
                                                           thereof (in each case, in whole or in part, and without
                                                           limitation as to amount, number, terms, conditions,
                                                           covenants or other provisions) or other modifications
                                                           thereof from time to time (whether or not any such
                                                           replacement or refinancing replaces or refinances the
                                                           entirety of the borrowings then outstanding under the
                                                           Credit Agreement) and including all subsequent
                                                           amendments, supplements, extensions, renewals, re-
                                                           statements, replacements, or refinancings of any such
                                                           Loan Documents (in each case, in whole or in part, and
                                                           without limitation as to amount, number, terms,
                                                           conditions, covenants or other provisions).

  LIMITATION ON ASSET SALES. Pursuant to the Old F4L         LIMITATION ON ASSET SALES. Pursuant to the New F4L
Senior Subordinated Note Indenture, Food 4 Less will       Senior Subordinated Note Indenture, the Company will
not, and will not permit any of its subsidiaries to,       not, and will not permit any of its subsidiaries to,
make any Asset Sale unless (a) Food 4 Less or the          make any Asset Sale unless (a) the Company or the
applicable subsidiary receives consideration at the        applicable subsidiary receives consideration at the
time of such Asset Sale at least equal to the fair         time of such Asset Sale at least equal to the fair
market value of the assets sold or otherwise disposed      market value of the assets sold and (b) upon
of (as determined in good faith by the board of            consummation of an Asset Sale, the Company will within
directors of Food 4 Less or, if the aggregate              365 days of the receipt of the proceeds therefrom,
fair-market value of all non-cash consideration            either: (i) apply or cause its subsidiary to apply the
received by the Food 4 Less or such subsidiary, as the     net cash proceeds of any Asset Sale to (A) a Related
case may be, from any such Asset Sale shall exceed $15     Business Investment, (B) an investment in properties
million, as determined by an independent financial         and assets that replace the properties and assets that
advisor, provided that no such determination by the        are the subject of such Asset Sale or (C) an investment
board of directors of Food 4 Less shall be required if     in properties and assets that will be used in the
the fair market value of the assets sold or otherwise      business of the Company and its subsidiaries existing
disposed of does not exceed $5 million) and (b) an         on the Issue Date or in businesses reasonably related
amount equal to the aggregate cash, net of expenses,       thereto; (ii) apply or cause to be applied such net
taxes, commissions and the like incurred in connection     cash proceeds to the permanent repayment of Pari Passu
with such Asset Sale and the amount of cash required to    Indebtedness or in the case of the New Senior
repay any Indebtedness secured by the asset involved in    Subordinated Note Indenture, Senior Indebtedness;
such Asset Sale, received by Food 4 Less or such           provided, however, that the repayment of any revolving
subsidiary, as the case may be, from such Asset Sale       loan (under the Credit Agreement or otherwise) shall
(the "Applied Amount") is applied in accordance with       result in a permanent reduction in the commitment
this covenant and (c) the Applied Amount is within 180     thereunder; (iii) use such net cash proceeds to secure
days of such Asset Sale, at the election of Food 4 Less    Letter of Credit Obligations to the extent the related
(i) either applied or caused to be applied to the          letters of credit have not been drawn upon or returned
payment of any Senior Indebtedness or used to secure       undrawn; or (vi) after such time as the accumulated net
Letter of Credit Obligations to the extent the related     cash proceeds equals or exceeds $20 million, apply or
letters of credit have not been drawn upon or have not     cause to be applied such net cash proceeds to the
been returned undrawn and all other Senior Indebtedness    purchase of New F4L Senior Subordinated Notes issued
has been paid in full; provided, however, that, subject    under such New F4L Senior Subordinated Indenture
to clause (ii) below, any repayment of Indebtedness        tendered to the Company for purchase at a price equal
under the Revolving Facility under the Loan Documents      to 100% of the principal amount thereof plus accrued
or other revolving line of credit shall result in a        interest to the date of purchase pursuant to an offer
permanent reduction of the Revolving Commitment or such    to purchase made by the Company as set forth below (a
other line of credit in a like amount; (ii) invested or    "Net Proceeds Offer"); provided, however, that the
caused to be invested in a manner that would constitute    Company shall have the right to exclude from the
a Related Business Investment hereunder; provided,         foregoing provisions Asset Sales subsequent to the
however, that pending such Related Business Investment,    Issue Date, (x) the proceeds of which are derived from
nothing contained herein shall prohibit Food 4 Less        the sale and substantially concurrent lease-back of a
from applying or causing to be applied all or any          supermarket and/or related assets which have acquired
portion of the Applied Amount to the repayment of          or constructed by the Company or a Subsidiary
Indebtedness under the Revolving Facility under the        subsequent to the Issue Date, provided that such sale
Loan Documents or other revolving line of credit           and substantially concurrent lease-back occurs within
without a permanent reduction of the Revolving             180 days following such acquisition or the completion
Commitment or such other line of credit in a like          of such construction, as the case may be, (y) the
amount; or (iii) applied or caused to be applied to the    proceeds of which in the aggregate do not exceed $20
purchase of Old F4L Senior Notes pursuant to a Net         million; provided, further that pending utilization of
Proceeds Offer as set forth in the Old F4L Senior Note     any net cash proceeds in the manner (and within the
Indenture provided, however, that Food 4 Less shall not    time period) described above, the Company may use any
be required to satisfy the condition specified in          such net cash proceeds to repay revolving loans (under
clause (a) above if such Asset                             the


                                      B-14
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
           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     ------------------------------------------------------
Sale is pursuant to a foreclosure by the Lenders under     Credit Agreement or otherwise) without a permanent
the Credit Agreement and the other Loan Documents or       reduction of the commitment thereunder.
their Representatives on collateral securing
Indebtedness under the Loan Documents; provided,             The New Senior Subordinated Note Indenture will further
further, that if at any time any non-cash consideration    provide that, notwithstanding the foregoing, prior to
received by Food 4 Less or any subsidiary in connection    the mailing of the Net Proceeds Offer described below,
with any Asset Sale is converted into or sold or           the Company shall purchase all New F4L Senior Notes (or
otherwise disposed of for cash, then such cash shall       permitted refinancings thereof) which it is required to
constitute Applied Amounts for purposes of this            purchase by reason of such Asset Sale pursuant to the
covenant and shall be applied in accordance with clause    provisions of the New Senior Note Indenture.
(c) above within 180 days of the receipt of such cash;
provided, further, Food 4 Less shall have the right to       Each Net Proceeds Offer will be mailed to the record
exclude up to $10 million of proceeds in the aggregate     holders of New F4L Senior Subordinated Notes, as shown
received from Asset Sales subsequent to the Issue Date     on the register of holders of New F4L Senior
from the provisions of this covenant. To the extent        Subordinated Notes not less than 325 nor more than 365
that the Applied Amount is not actually applied in         days after the relevant Asset Sale, with a copy to the
accordance with clauses (c)(i) or (ii) above, or after     New F4L Senior Subordinated Note Trustee, shall specify
such application there remains a portion of the Applied    the purchase date (which shall be no earlier than 30
Amount which, when added to any other Applied Amounts      days nor later than 40 days from the date such notice
remaining after such application, accumulates at least     is mailed) and shall otherwise comply with the
$2,500,000 subsequent to the previous time Food 4 Less     procedures set forth in the New F4L Senior Subordinated
shall have accumulated at least such an amount and used    Note Indenture. Upon receiving notice of the Net
it in accordance with this covenant, or if no such         Proceeds Offer, New F4L Senior Subordinated Notes, may
accumulation shall previously have occurred, subsequent    elect to tender their New F4L Senior Subordinated Notes
to the date of the Old F4L Senior Note Indenture, Food     in whole or in part in integral multiples of $1,000 in
4 Less shall make an offer as described in the Old F4L     exchange for cash. To the extent holders properly
Senior Note Indenture (the "Net Proceeds Offer") to        tender New F4L Senior Subordinated Notes, in an amount
purchase at a price equal to 100% of the aggregate         exceeding the Net Proceeds Offer, New F4L Senior
principal amount thereof, plus accrued interest to the     Subordinated Notes of tendering holders will be
date of purchase, such aggregate principal amount of       repurchased on a pro rata basis (based on amounts
Old F4L Senior Notes which, when added to the accrued      tendered).
interest thereon, shall be equal to the Net Proceeds
required by this covenant to be used to purchase             The Company will comply with the requirements of Rule
securities in a Net Proceeds Offer; provided, however,     14e-1 under the Exchange Act and any other securities
that Food 4 Less may credit against the principal          laws and regulations thereunder to the extent such laws
amount of Old F4L Senior Notes to be acquired pursuant     and regulations are applicable in connection with the
to this covenant the principal amount of Old F4L Senior    repurchase of New F4L Senior Subordinated Notes
Notes acquired by Food 4 Less through purchase,            pursuant to a Net Proceeds Offer.
optional redemption, exchange or otherwise following
consummation of the Asset Sale and surrendered for           "Asset Sale" means, with respect to any person, any
cancellation and not previously used as a credit           sale, transfer or other disposition or series of sales,
against any other required payment pursuant to the Old     transfers or other dispositions (including, without
F4L Senior Note Indenture. The Net Proceeds Offer shall    limitation, by merger or consolidation or by exchange
remain open from the time of mailing until 5 days (or      of assets and whether by operation of law or otherwise)
such shorter period as may be required under applicable    made by such person or any of its subsidiaries to any
law) before the Proceeds Purchase Date.                    person other than such person or one of its
                                                           wholly-owned subsidiaries (or, in the case of a sale,
  "Asset Sale" means, for any person, any sale,            transfer or other disposition by a subsidiary, to any
transfer or other disposition or series of sales,          person other than the Company or a directly or
transfers or other dispositions (including, without        indirectly wholly-owned subsidiary) of any assets of
limitation, by merger or consolidation or by exchange      such person or any of its subsidiaries including,
of assets and whether by operation of law or otherwise)    without limitation, assets consisting of any capital
made by such person or any of its subsidiaries to any      stock or other securities held by such person or any of
person other than such person or one of its                its subsidiaries, and any capital stock issued by any
wholly-owned subsidiaries (or, in the case of a sale,      subsidiary of such person, in each case, outside of the
transfer or other disposition by a subsidiary, to any      ordinary course of business, excluding, however, any
person other than Food 4 Less or a directly or             sale, transfer or other disposition, or series of
indirectly wholly-owned subsidiary) of any assets of       related sales, transfers or other dispositions (i)
such person or any of its subsidiaries including,          involving only excluded assets (ii) resulting in Net
without limitation, assets consisting of any capital       Proceeds to the Company and the subsidiaries of
stock or other securities held by such person, or any      $500,000 or less or (iii) pursuant to any foreclosure
of its subsidiaries, and any capital stock issued by       of assets or other remedy provided by applicable law to
any subsidiary of such person, outside of the ordinary     a creditor of the Company with a lien on such assets,
course of business, excluding, however, any sale,          which lien is permitted under the New F4L Senior
transfer or other disposition, or series of related        Subordinated Note Indentures, provided that such
sales, transfers or other dispositions, having a           foreclosure or other remedy is conducted in a
purchase price or transaction value, as the case may       commerically responsible manner or in accordance with
be, of $250,000 or less.                                   any Bankruptcy Law.

  "Related Business Investment" means (i) any                "Related Business Investment" means (i) any Investment
Investment by a person in any other person a majority      by a person in any other person a majority of whose
of whose revenues are derived from the operation of one    revenues are derived from the operation of one or more
or more retail grocery stores or supermarkets or any       retail grocery stores or supermarkets or any other line
other line of business engaged in by Food 4 Less or any    of business engaged in by the Company or any of its
of its subsidiaries as of the Issue Date; (ii) any         subsidiaries as of the Issue Date; (ii) any Investment
Investment by such person in any cooperative or other      by such person in any cooperative or other supplier,
supplier, including, without limitation, any joint         including, without limitation, any joint venture which
venture which is intended to supply any product or         is intended to supply any product or service useful to
service useful to the business of Food 4 Less and its      the business of the Company and its subsidiaries as it
subsidiaries as it is conducted as of the Issue Date       is conducted as of the Issue Date and as such business
and as such business may thereafter evolve or change;      may thereafter evolve or change; and (iii) any capital
and (iii) any capital expenditure or Investment            expenditure or Investment (without regard to
(without regard to


                                      B-15
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
           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     ------------------------------------------------------
the $5 million threshold in the definition thereof), in    the $5 million threshold in the definition thereof), in
each case reasonably related to the business of Food 4     each case reasonably related to the business of the
Less and its subsidiaries as it is conducted as of the     Company and its subsidiaries as it is conducted as of
Issue Date and as such business may thereafter evolve      the Issue Date and as such business may thereafter
or change.                                                 evolve or change.

  IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD
F4L SENIOR SUBORDINATED NOTE INDENTURE WILL BE MODIFIED
TO ELIMINATE THIS PROVISION.

  LIMITATION ON PAYMENT RESTRICTIONS AFFECTING               LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS
SUBSIDIARIES. Pursuant to the Old F4L Senior               AFFECTING SUBSIDIARIES. Pursuant to the New F4L Senior
Subordinated Note Indenture, Food 4 Less shall not, and    Subordinated Note Indenture, the Company shall not, and
shall not permit any subsidiary to, directly or            shall not permit any subsidiary to, directly or
indirectly, create or suffer to exist, or allow to         indirectly, create or suffer to exist, or allow to
become effective any consensual Payment Restriction        become effective any consensual Payment Restriction
with respect to any of its subsidiaries, except for (a)    with respect to any of its subsidiaries, except for (a)
any such restrictions contained in (i) the Loan            any such restrictions contained in (i) the Loan
Documents and related documents as in effect on June       Documents and related documents as in effect on the
17, 1991 as any such payment restriction may apply to      Issue Date as any such payment restriction may apply to
any present or future subsidiary, (ii) Indebtedness of     any present or future subsidiary, (ii) the New F4L
a subsidiary existing on June 17, 1991, (iii) the Old      Senior Subordinated Note Indenture and any agreement in
F4L Senior Subordinated Note Indenture, (iv)               effect at or entered into on the Issue Date, (iii)
Indebtedness of a person existing at the time such         Indebtedness of a person existing at the time such
person becomes a subsidiary (provided, that (x) such       person becomes a subsidiary (provided that (x) such
Indebtedness is not incurred in connection with, or in     Indebtedness is not incurred in connection with, or in
contemplation of, such person becoming a subsidiary,       contemplation of, such person becoming a subsidiary,
(y) such restriction is not applicable to any person,      (y) such restriction is not applicable to any person,
or the properties or assets of any person, other than      or the properties or assets of any person, other than
the person so acquired and (z) such Indebtedness is        the person so acquired and (z) such Indebtedness is
otherwise permitted to be incurred pursuant to the         otherwise permitted to be incurred pursuant to the
provisions of the Old F4L Senior Subordinated Note         provisions described under "Limitation on Incurrences
Indenture summarized under "Limitation on Incurrences      of Additional Indebtedness" above), and (iv) secured
of Additional Indebtedness"), (v) secured Indebtedness     Indebtedness otherwise permitted to be incurred
otherwise permitted under the provisions of the Old F4L    pursuant to the provisions described under "Limitation
Senior Subordinated Note Indenture summarized under        on Incurrences of Additional Indebtedness" and
"Limitation on Incurrences of Additional Indebtedness"     "Limitation on Liens" above that limit the right of the
and that limits the right of the debtor to dispose of      debtor to dispose of the assets securing such
the assets securing such Indebtedness; (b) customary       Indebtedness; (b) customary non-assignment provisions
non-assignment provisions restricting subletting or        restricting subletting or assignment of any lease or
assignment of any lease or assignment of any contract      other agreement entered into by a subsidiary; (c)
of any subsidiary, (c) customary net worth provisions      customary net worth provisions contained in leases and
contained in leases and other agreements entered into      other agreements entered into by a subsidiary in the
by a subsidiary in the ordinary course of business; (d)    ordinary course of business; (d) customary restrictions
customary restrictions with respect to a subsidiary        with respect to a subsidiary pursuant to an agreement
pursuant to an agreement that has been entered into for    that has been entered into for the sale or disposition
the sale or disposition of all or substantially all of     of all or substantially all of the capital stock or
the capital stock or assets of such subsidiary; (e)        assets of such subsidiary; (e) customary provisions in
customary provisions in instruments or agreements          joint venture agreements and other similar agreements;
relating to a lien created, incurred or assumed in         and (f) restrictions contained in Indebtedness incurred
accordance with the provisions of the Old F4L Senior       to refinance, refund, extend or renew Indebtedness
Subordinated Note Indenture summarized under               referred to in clause (a) above; provided that the
"Limitation on Liens" and prohibiting the transfer of      restrictions contained therein are not materially more
the property subject to such lien; and (f) restrictions    restrictive taken as a whole than those provided for in
contained in Indebtedness incurred to refinance,           such Indebtedness being refinanced, refunded, extended
refund, extend or renew Indebtedness referred to in        or renewed and (g) Payment Restriction contained in any
clause (a) above; provided, that the restrictions          other Indebtedness permitted to be incurred subsequent
contained therein relating to the payment of dividends     to the Issue Date pursuant to the provisions of the
by such subsidiaries are not materially more               covenant described under "-- Limitation on Incurrences
restrictive than those provided for in such                of Additional Indebtedness" above; provided that any
Indebtedness being refinanced, refunded, extended,         such Payment Restriction is ordinary and customary with
renewed or amended.                                        respect to the type of Indebtedness being incurred
                                                           (under the relevant circumstances), and, in any event,
  "Payment Restriction" means, with respect to a           no more restrictive than the most restrictive Payment
subsidiary of any person, any encumbrance, restriction     Restrictions in effect on the Issue Date.
or limitation, whether by operation of the terms of its
charter or by reason of any agreement, instrument,         "Payment Restriction" means, with respect to a
judgment, decree, order, statute, rule or governmental     subsidiary of any person, any encumbrance, restriction
regulation, on the ability of (i) such subsidiary to       or limitation, whether by operation of the terms of its
(a) pay dividends or make other distributions on its       charter or by reason of any agreement, instrument,
capital stock or make payments on any obligation,          judgment, decree, order, statute, rule or governmental
liability or Indebtedness owed to such person or any       regulation, on the ability of (i) such subsidiary to
other subsidiary of such person, (b) make loans or         (a) pay dividends or make other distributions on its
advances to such person or any other subsidiary of such    capital stock or make payments on any obligation,
person, or (c) transfer any of its properties or assets    liability or Indebtedness owed to such person or any
to such person or any other subsidiary of such person,     other subsidiary of such person, (b) make loans or
or (ii) such person or any other subsidiary of such        advances to such person or any other subsidiary of such
person to receive or retain any such (a) dividends,        person, or (c) transfer any of its properties or assets
distributions or payments, (b) loans or advances, or       to such person or any other subsidiary of such person,
(c) transfer of properties or assets.                      or (ii) such person or any other subsidiary of such
                                                           person to receive or retain any such (a) dividends,
  IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD     distributions or payments, (b) loans or advances, or
F4L SENIOR SUBORDINATED NOTE INDENTURE WILL BE MODIFIED    (c) transfer of properties or assets.
TO ELIMINATE THIS COVENANT AND CERTAIN RELATED
DEFINITIONS.

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
           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     ------------------------------------------------------
  GUARANTEES OF CERTAIN INDEBTEDNESS. Pursuant to the        GUARANTEES OF CERTAIN INDEBTEDNESS. Pursuant to the New
Old F4L Senior Subordinated Note Indenture, Food 4         F4L Senior Subordinated Note Indenture, the Company
Less shall not permit any of its subsidiaries to (a)       shall not permit any of its subsidiaries to (a) incur,
incur, guarantee or secure through the granting of         guarantee or secure through the granting of liens the
liens the payment of any Indebtedness under the Term       payment of any Indebtedness under the Term Loans or any
Facility under the Credit Agreement or any Refinancing     other Loan Documents or (b) pledge any intercompany
Indebtedness related thereto or (b) pledge any             notes representing obligations of any of its
intercompany notes representing obligations of any of      subsidiaries, to secure the payment of any Indebtedness
its subsidiaries, to secure the payment of any             under the Term Loans or any other Loan Documents, in
Indebtedness under the Term Facility under the Credit      each case unless such subsidiary, the Company and the
Agreement or any Refinancing Indebtedness related          New F4L Senior Subordinated Note Trustee execute and
thereto, in each case unless such subsidiary, Food 4       deliver a supplemental indenture evidencing such
Less and the Old F4L Senior Subordinated Note Trustee      subsidiary's guarantee.
execute and deliver a supplemental indenture evidencing
such subsidiary's guarantee, such guarantee to be
subordinated to Guarantor Senior Indebtedness in
accordance with the Old F4L Senior Subordinated Note
Indenture.

  IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD
F4L SENIOR SUBORDINATED NOTE INDENTURE WILL BE MODIFIED
TO ELIMINATE THIS COVENANT.

  LIMITATION ON TRANSACTIONS WITH AFFILIATES. Pursuant       LIMITATION ON TRANSACTIONS WITH AFFILIATES. Pursuant to
to the Old F4L Senior Subordinated Note Indentures,        the New F4L Senior Subordinated Note Indenture, neither
neither Food 4 Less nor any of its subsidiaries shall      the Company nor any of its Subsidiaries shall (i) sell,
(i) sell, lease, transfer or otherwise dispose of any      lease, transfer or otherwise dispose of any of its
of its properties, assets or issue debt securities to,     properties or assets or issue securities (other than
(ii) purchase any property, assets or securities from,     equity securities which do not constitute Disqualified
(iii) make any Investment in, or (iv) enter into or        Capital Stock) to, (ii) purchase any property, assets
suffer to exist any contract or agreement with or for      or securities from, (iii) make any Investment in, or
the benefit of, an affiliate or Significant Stockholder    (iv) enter into or suffer to exist any contract or
(and any affiliate of such Significant Stockholder) of     agreement with or for the benefit of, an affiliate or
Food 4 Less or any subsidiary (an "Affiliate               Significant Stockholder (or any affiliate of such
Transaction"), other than Affiliate Transactions           Significant Stockholder) of the Company or any subsidi-
(including lease transactions) in the ordinary course      ary (an "Affiliate Transaction"), other than (x)
of business, that are fair to Food 4 Less or such          Affiliate Transactions permitted under the following
subsidiary, as the case may be, and on terms at least      paragraph and (y) Affiliate Transactions in the
as favorable as might reasonably have been obtainable      ordinary course of business, that are fair to the
at such time from an unaffiliated party, unless the        Company or such subsidiary, as the case may be, and on
board of directors of Food 4 Less or such subsidiary,      terms at least as favorable as might reasonably have
as the case may be, pursuant to a board resolution,        been obtainable at such time from an unaffiliated
reasonably and in good faith determines that such          party; provided that (A) with respect to Affiliate
Affiliate Transaction is fair to Food 4 Less or such       Transactions involving aggregate payments in excess of
subsidiary, as the case may be, and is on terms at         $1 million and less than $5 million, the Company or
least as favorable as might reasonably have been           such subsidiary, as the case may be, shall have
obtainable at such time from an unaffiliated party. In     delivered an officers' certificate to the New F4L
addition, neither Food 4 Less nor any of its               Senior Subordinated Note Trustee certifying that such
subsidiaries shall enter into an Affiliate Transaction     Affiliate Transaction complies with clause (y) above,
or series of related Affiliate Transactions involving      (B) with respect to Affiliate Transactions involving
or having a value of more than $15 million unless Food     aggregate payments in excess of $5 million and less
4 Less or such subsidiary, as the case may be, has         than $15 million, with respect to which the Company or
received an opinion from an independent financial          such subsidiary, as the case may be, shall have
advisor to the effect that the financial terms of such     delivered an officers' certificate to the New F4L
Affiliate Transaction are fair to Food 4 Less or such      Senior Subordinated Note Trustee certifying that such
subsidiary from a financial point of view.                 Affiliate Transaction complies with clause (y) above
                                                           and that such Affiliate Transaction has received the
  The provisions of the foregoing paragraph shall not      approval of a majority of the disinterested members of
apply to (i) any Permitted Payment, (ii) any Restricted    the board of directors of the Company or the
Payment that is made in compliance with the provisions     subsidiary, as the case may be, or, in the absence of
of the Old F4L Senior Subordinated Note Indenture          any such approval by the disinterested members of the
summarized above under "Limitation on Restricted           board of directors of the Company or that the
Payments," (iii) reasonable and customary fees and         subsidiary, as the case may be, that an independent
compensation paid to, and indemnity provided on behalf     financial advisor has reasonably and in good faith
of, officers, directors, employees or consultants of       determined that the financial terms of such Affiliate
Food 4 Less or any subsidiary, as determined by the        Transaction are fair to the Company or such subsidiary,
board of directors of Food 4 Less or any subsidiary or     as the case may be, or that the terms of such Affiliate
the senior management thereof in good faith, (iv)          Transaction are at least as favorable as might
transactions exclusively between or among Food 4 Less      reasonably have been obtained at such time from an
and any of its wholly owned subsidiaries or exclu-         unaffiliated party, and that such independent financial
sively between or among such subsidiaries, provided        advisor has provided written confirmation of such
such transactions are not otherwise prohibited by the      determination to the board of directors and (C) with
Old F4L Senior Subordinated Note Indenture, (v) any        respect to Affiliate Transactions involving aggregate
agreement as in effect as of June 17, 1991 or any          payments in excess of $15 million, with respect to
amendment thereto or any transaction contemplated          which the Company or such subsidiary, as the case may
thereby (including pursuant to any amendment thereto)      be, shall have delivered to the New F4L Senior Subordi-
so long as any such amendment is not disadvantageous to    nated Note Trustee, a written opinion from an
the holders in any material respect, (vi) the existence    independent financial advisor to the effect that the
of, or the performance by Food 4 Less or any of its        financial terms of such
subsidiaries of its obligations under the terms of, any
stockholders agreement (including any registration           Affiliate Transaction are fair to the Company or such
rights agreement or purchase agreement related thereto)    subsidiary, as the case may be, or that the terms of
to which it (or FFL) is a party as of                      such Affiliate Transaction are at least as favorable as
                                                           those that might reasonably have been obtained at the
                                                           time from an unaffiliated party.

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
           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     ------------------------------------------------------
June 17, 1991 and any similar agreements which it (or
FFL) may enter into thereafter, provided, however, that    The provisions of the foregoing paragraph shall not
the existence of, or the performance by Food 4 Less or     apply to (i) any Permitted Payment, (ii) any Restricted
any subsidiaries of obligations under any future           Payment that is made in compliance with the provisions
amendment to, any such existing agreement or under any     of the covenant described under "-- Limitation on
similar agreement entered into after June 17, 1991         Restricted Payments" above, (iii) reasonable and
shall only be permitted by this clause (vi) to the         customary fees and compensation paid to, and indemnity
extent that the terms of any such amendment or new         provided on behalf of, officers, directors, employees
agreement are not otherwise disadvantageous to the         or consultants of the Company or any Subsidiary, as
holders in any material respect, (vii) transactions        determined by the board of directors of the Company or
permitted by, and complying with, the provisions of the    any Subsidiary or the senior management thereof in good
Old F4L Senior Subordinated Note Indenture summarized      faith, (iv) transactions exclusively between or among
below under "Limitations on Merger and Certain Other       the Company and any of its wholly-owned subsidiaries or
Transactions," (viii) transactions with Certified          exclusively between or among such wholly-owned
Grocers of California, Inc., Affiliated Wholesale          Subsidiaries, provided such transactions are not
Grocers of Kansas City, Inc. or other suppliers in the     otherwise prohibited by the New F4L Senior Subordinated
ordinary course of business and otherwise in compliance    Note Indenture, (v) any agreement as in effect as of
with the terms of the Old F4L Senior Subordinated Note     the Issue Date or any amendment thereto or any
Indenture.                                                 transaction contemplated thereby (including pursuant to
                                                           any amendment thereto) so long as any such amendment is
  "Significant Stockholder" means, with respect to any     not disadvantageous to the holders of the New F4L
person, any other person who is the beneficial owner       Senior Subordinated Notes, in any material respect,
(within the meaning of Rule 13d-3 under the Exchange       (vi) the existence of, or the performance by the
Act) of more than 10% of any class of equity securities    Company or any of its subsidiaries of its obligations
of such person that are entitled to vote on a regular      under the terms of, any stockholders agreement
basis for the election of directors of such person.        (including any registration rights agreement or
                                                           purchase agreement related thereto) to which it (or New
  IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD     Holdings) is a party as of the Issue Date and any
F4L SENIOR SUBORDINATED NOTE INDENTURE WILL BE MODIFIED    similar agreements which it (or New Holdings) may enter
TO ELIMINATE THIS COVENANT AND CERTAIN RELATED             into thereafter; provided, however, that the existence
DEFINITIONS.                                               of, or the performance by the Company or any
                                                           subsidiaries of obligations under any future amendment
                                                           to, any such existing agreement or under any similar
                                                           agreement entered into after the Issue Date shall only
                                                           be permitted by this clause (vi) to the extent that the
                                                           terms of any such amendment or new agreement are not
                                                           otherwise disadvantageous to the holders of the New F4L
                                                           Senior Subordinated Notes, in any material respect,
                                                           (vii) transactions permitted by, and complying with,
                                                           the provisions of the covenant described under
                                                           "-- Limitation on Mergers and Certain Other
                                                           Transactions" below and (viii) purchases or sales of
                                                           goods or services or other transactions with suppliers,
                                                           in each case, in the ordinary course of business
                                                           (including, without limitation, pursuant to joint
                                                           venture agreements) and otherwise in compliance with
                                                           the terms of the New New F4L Senior Subordinated Note
                                                           Indenture which, are fair to the Company in the
                                                           reasonable determination of the board of directors, or
                                                           are on terms at least as favorable as might reasonably
                                                           have been obtained at such time from an unaffiliated
                                                           party.

                                                             "Significant Stockholder" means, with respect to any
                                                           person, any other person who is the beneficial owner
                                                           (within the meaning of Rule 13d-3 under the Exchange
                                                           Act) of more than 10% of any class of equity securities
                                                           of such person that are entitled to vote on a regular
                                                           basis for the election of directors of such person.

  LIMITATION ON CHANGE OF CONTROL. Pursuant to the Old       LIMITATION ON CHANGE OF CONTROL. The New F4L Senior
F4L Senior Subordinated Note Indenture, upon the           Subordinated Note Indenture will provide that if a
occurrence of a Change of Control, each holder will        Change of Control occurs, each holder will have the
have the right to require the repurchase of such           right to require the Company to repurchase such
holder's Old F4L Senior Subordinated Notes pursuant to     holder's New F4L Senior Subordinated Notes pursuant to
the offer described below (the "Change of Control          a Change of Control Offer at 101% of the principal
Offer"), at a purchase price equal to 101% of the          amount thereof plus accrued and unpaid interest to the
principal amount thereof plus accrued interest, if any,    date of repurchase.
to the date of purchase. Prior to the mailing of the
notice to holders described below, but in any event          The New F4L Senior Subordinated Note Indenture will
within 30 days following the date upon which the Change    further provide that, notwithstanding the foregoing,
of Control occurred (the "Change of Control Date"),        prior to the mailing of the notice of a Change of
Food 4 Less will (i) repay in full all Indebtedness of     Control Offer referred to above, within 30 days
Food 4 Less and its subsidiaries under the loan            following a Change of Control the Company shall either
documents and related documents or offer to repay in       (a) repay in full and terminate all commitments under
full all such Indebtedness and repay the Indebtedness      Indebtedness under the Credit Agreement to the extent
of each lender who has accepted such offer or (ii)         the terms thereof require repayment upon a Change of
obtain the requisite consent under the Credit Agreement    Control (or offer to repay in full and terminate all
and related documents to permit the repurchase of          commitments under all such Indebtedness under the
                                                           Credit Agreement and repay the Indebtedness owed to
the Old F4L Senior Subordinated Notes. Food 4 Less must    each lender which has accepted such offer), or (b)
first comply with the covenant in the preceding            obtain the requisite consents under the Credit
sentence before it will be required to repurchase Old      Agreement, the terms of which require repayment upon a
F4L Senior Subordinated Notes pursuant to a Change of      Change of Control, to permit the repurchase of the New
Control Offer. Food 4 Less must comply                     F4L

           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     ------------------------------------------------------
with Rule 14e-1 under the Securities Exchange Act of       Senior Subordinated Notes as provided above. The
1934, as amended, and any other applicable provisions      Company shall first comply with the covenant in the
of the federal securities laws in connection with a        immediately preceding sentence before it shall be
Change of Control Offer.                                   required to repurchase New F4L Senior Subordinated
                                                           Notes pursuant to the provisions described below. The
  Pursuant to the Old F4L Senior Subordinated Note         Company's failure to comply with the covenants
Indenture, within 30 days following any Change of          described in this paragraph shall constitute an Event
Control Date, Food 4 Less must send, by first class        of Default under the New F4L Senior Subordinated Note
mail, a notice to each holder, with copies to the          Indenture.
Credit Agent and the Old F4L Senior Subordinated Note
Trustee, which notice shall govern the terms of the          In addition, the New F4L Senior Subordinated Note
Change of Control Offer. Such notice shall state, among    Indenture will provide that prior to purchasing New F4L
other things, the purchase date, which must be no          Senior Subordinated Notes tendered in a Change of
earlier than 30 days nor later than 40 days from the       Control Offer, the Company shall purchase all Senior
date such notice is mailed, other than as may be           F4L Notes (or permitted refinancings thereof) which it
required by law (the "Change of Control Payment Date").    is required to purchase by reason of such Change of
Holders electing to have a Old F4L Senior Subordinated     Control pursuant to the provisions of the indenture
Notes purchased pursuant to a Change of Control Offer      under which such New Senior F4L Notes are issued, as in
will be required to surrender the Old F4L Senior           effect on the Issue Date.
Subordinated Note, with the form entitled "Option of
Holder to Elect Purchase" on the reverse of the Old F4L
Senior Subordinated Note completed, to the Paying Agent
at the address specified in the notice prior to the
close of business on the business day prior to the
Change of Control Payment Date.

  IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD
F4L SENIOR SUBORDINATED NOTE INDENTURE WILL BE MODIFIED
TO ELIMINATE THIS COVENANT AND CERTAIN RELATED
DEFINITIONS.

  LIMITATIONS ON MERGERS AND CERTAIN OTHER                   LIMITATIONS ON MERGERS AND CERTAIN OTHER TRANSACTIONS.
TRANSACTIONS. Pursuant to the Old F4L Senior               Pursuant to the New F4L Senior Subordinated Note
Subordinated Note Indenture, Food 4 Less shall not, in     Indenture, the Company, in a single transaction or
a single transaction or through a series of related        through a series of related transactions, shall not (i)
transactions, (i) consolidate with or merge with or        consolidate with or merge with or into any other
into any other person, or transfer (by lease,              person, or transfer (by lease, assignment, sale or
assignment, sale or otherwise) all or substantially all    otherwise) all or substantially all of its properties
of its properties and assets as an entirety or             and assets as an entirety or substantially as an
substantially as an entirety to another person or group    entirety to another person or group of affiliated
of affiliated persons or (ii) adopt a plan of              persons or (ii) adopt a plan of liquidation, unless, in
liquidation, unless, in either case, (1) either Food 4     either case, (1) either the Company shall be the
Less shall be the continuing person, or the person (if     continuing person, or the person (if other than the
other than Food 4 Less) formed by such consolidation or    Company) formed by such consolidation or into which the
into which Food 4 Less is merged or to which all or        Company is merged or to which all or substantially all
substantially all of the properties and assets of Food     of the properties and assets of the Company as an
4 Less as an entirety or substantially as an entirety      entirety are transferred (or, in the case of a plan of
are transferred (or, in the case of a plan of              liquidation, any person to which assets are
liquidation, any person to which assets are                transferred) (the Company or such other person being
transferred) (Food 4 Less or such other person being       hereinafter referred to as the "Surviving Person")
hereinafter referred to as the "Surviving Person")         shall be a corporation organized and validly existing
shall be a corporation organized and validly existing      under the laws of the United States, any state thereof
under the laws of the United States, any state thereof     or the District of Columbia, and shall expressly
or the District of Columbia, and shall expressly           assume, by an indenture supplement, all the obligations
assume, by an indenture supplement executed and            of the Company under the New F4L Senior Subordinated
delivered to the Old F4L Senior Subordinated Note          Note Indenture and the New F4L Senior Subordinated
Trustee in form satisfactory to the Old F4L Senior         Notes thereunder; (2) immediately after and giving
Subordinated Note Trustee, all the obligations of Food     effect of such transaction and the assumption
4 Less under the Old F4L Senior Subordinated Notes and     contemplated by clause (1) above and the incurrence or
the Old F4L Senior Subordinated Note Indenture; (2)        anticipated incurrence of any Indebtedness to be
immediately after and giving effect to such transaction    incurred in connection therewith, (A) the Surviving
and the assumption contemplated by clause (1) above and    Person shall have a Consolidated Net Worth equal to or
the incurrence or anticipated incurrence of any            greater than the Consolidated Net Worth of the Company
Indebtedness to be incurred in connection therewith,       immediately preceding the transaction and (B) the
(A) the Surviving Person shall have a net worth equal      Surviving Person could incur at least $1.00 of
to or greater than the net worth of Food 4 Less            additional Indebtedness (other than Permitted Indebt-
immediately preceding the transaction, (B) the             edness) pursuant to the provisions described above
Surviving Person could incur at least $1 of Indebt-        under "Limitation on Incurrences of Additional
edness pursuant to provisions of the Old F4L Senior        Indebtedness"; (3) immediately before and immediately
Subordinated Note Indenture summarized above in the        after and giving effect to such transaction and the
first paragraph under the heading "Limitation on           assumption of the obligations as set forth in clause
Incurrences of Additional Indebtedness," and (C) if the    (1) above and the incurrence or anticipated incurrence
Operating Coverage Ratio of Food 4 Less immediately        of any Indebtedness to be incurred in connection
preceding the transaction is within a range set forth      therewith, no Default or Event of Default shall have
under column X below, then the Surviving Person shall      occurred and be continuing; and (iv) each Subsidiary
have an Operating Coverage Ratio at least equal to the     Guarantor, unless it is the other party to the
greater of (i) the actual Operating Coverage Ratio of      transaction, shall have by supplemental indenture
Food 4 Less multiplied by the appropriate percentage       confirmed that its guarantee of the obligations of the
set forth in column Y below and (ii) the ratio set         Company under the New F4L Senior Subordinated Notes and
forth in column Z below:                                   the New F4L Senior Subordinated Note Indenture shall
                                                           apply, without alteration or amendment as such
       X                         Y                  Z      guarantee applies on the date it was granted under the
                                                           New F4L Senior Subordinated Note Indenture to the
1.8:1 to 2.499:1                100%              1.8:1    obligations of the Company under the New F4L Senior
2.5:1 to 2.999:1                 90%              2.5:1    Subordinated Note Indenture and the New F4L Senior
3.0:1 or more                    80%              2.7:1

           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     ------------------------------------------------------
3.0:1 or more                   80%               2.7:1    Subordinated Notes to the obligations of the Company or
                                                           such person, as the case may be, under the New F4L
and, provided further, that if immediately after giving    Senior Subordinated Note Indenture and the New F4L
effect to such transaction on a pro forma basis, the       Senior Subordinated Notes, after the consummation of
Operating Coverage Ratio of Food 4 Less or the             such transaction.
surviving entity, as the case may be, is 3.2:1 or more,
the calculation in the preceding proviso shall be          Notwithstanding the foregoing, the consummation of the
inapplicable and such transaction shall be deemed to       Merger on the Issue Date need only comply with clauses
have complied with the requirements of such provision;     (1) and (3) of the foregoing paragraph.
(3) immediately before and immediately after and giving
effect to such transaction and the assumption of the       The New F4L Senior Subordinated Note Indenture will
obligations as set forth in clause (1) above and the       provide that upon any consolidation or merger or any
incurrence or anticipated incurrence of any                transfer of all or substantially all of the assets of
Indebtedness to be incurred in connection therewith, no    the Company or any adoption of a plan of liquidation by
Default or Event of Default shall have occurred and be     the Company in accordance with the foregoing, the
continuing. For purposes of the foregoing, the transfer    surviving person formed by such consolidation or into
(by lease, assignment, sale or otherwise) of all or        which the Company is merged or to which such transfer
substantially all of the properties and assets of one      is made (or, in the case of a plan of liquidation, to
or more subsidiaries, the capital stock of which           which assets are transferred) shall succeed to, and be
constitutes all or substantially all of the properties     substituted for, and may exercise every right and power
and assets of Food 4 Less shall be deemed to be the        of, the Company under the New F4L Senior Subordinated
transfer of all or substantially all of the properties     Note Indenture with the same effect as if such
and assets of Food 4 Less.                                 surviving person had been named as the Company herein;
                                                           provided, however, that solely for purposes of
  IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD     computing amounts described in subclause (c) of the
F4L SENIOR SUBORDINATED NOTE INDENTURE WILL BE MODIFIED    first paragraph of the covenant described above under
TO ELIMINATE THE SUBSECTIONS OF THIS PROVISION WHICH       "Limitation on Restricted Payments", any such surviving
REQUIRE THAT IMMEDIATELY AFTER GIVING EFFECT TO SUCH       person shall only be deemed to have succeeded to and be
TRANSACTION AND THE INCURRENCE OF ANY INDEBTEDNESS IN      substituted for the Company with respect to periods
CONNECTION THEREWITH, FOOD 4 LESS OR THE SURVIVING         subsequent to the effective time of such merger,
ENTITY, AS THE CASE MAY BE, HAS A NET WORTH OR             consolidation or transfer of assets.
OPERATING COVERAGE RATIO THAT MEETS THE STANDARDS SET
FORTH THEREIN.                                               For purposes of the foregoing, the transfer (by lease,
                                                           assignment, sale or otherwise) of all or substantially
                                                           all of the properties and assets of one or more
                                                           subsidiaries, the capital stock of which constitutes
                                                           all or substantially all of the properties and assets
                                                           of the Company shall be deemed to be the transfer of
                                                           all or substantially all of the properties and assets
                                                           of the Company.

                                                             "Consolidated Net Worth" means, with respect to any
                                                           person, the total stockholders' equity (exclusive of
                                                           any Disqualified Capital Stock) of such person and its
                                                           subsidiaries determined on a consolidated basis in
                                                           accordance with GAAP.

  MAINTENANCE OF NET WORTH. Pursuant to the Old F4L          MAINTENANCE OF NET WORTH. The New F4L Senior Subordi-
Senior Subordinated Note Indenture, if Food 4 Less'        nated Note Indenture will not contain a covenant
Net Worth at the end of each of any two consecutive        requiring the maintenance of a minimum net worth.
fiscal quarters (the last day of the second fiscal
quarter being referred to as the "Acceleration Date")
is equal to or less than $50 million (the "Minimum Net
Worth"), then Food 4 Less shall make an offer to all
holders (an "Offer") to purchase, on a pro rata basis,
on or before the last day of the next following fiscal
quarter or, in the event that the Acceleration Date is
the last day of Food 4 Less' fiscal year, the
forty-fifth day after the last day of the next
following fiscal quarter (the "Accelerated Payment
Date"), $14.5 million aggregate principal amount of Old
F4L Senior Subordinated Notes (an "Accelerated
Payment") at a purchase price equal to 100% of
principal amount plus accrued but unpaid interest to
the Accelerated Payment Date. Food 4 Less may credit
against the forty-fifth day after the last day of the
next following fiscal quarter (the "Accelerated Payment
Date"), $14.5 million aggregate principal amount of Old
F4L Senior Subordinated Notes (an "Accelerated
Payment") at a purchase price equal to 100% of
principal amount plus accrued but unpaid interest to
the Accelerated Payment Date. Food 4 Less may credit
against the principal amount of Old F4L Senior
Subordinated Notes to be acquired in any Accelerated
Payment 100% of the principal amount of Old F4L Senior
Subordinated Notes acquired by Food 4 Less through
purchase, optional redemption, exchange or otherwise
during the 180-day period ending on the Acceleration
Date and surrendered for cancellation. Food 4 Less,
however, may not credit Old F4L Senior Subordinated
Notes against an Accelerated Payment if such Old F4L
Senior Subordinated Notes were previously used as a
credit against any other required payment under the Old
F4L Senior Subordinated Note Inden-

           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     ------------------------------------------------------
ture. In no event shall the failure of Food 4 Less' Net
Worth to equal or exceed $50 million at the end of any
fiscal quarter be counted toward the making of more
than one Offer.

  "Net Worth" as of any date means, with respect to any person, the amount of the equity of the holders of capital stock of such person that would appear on the balance sheet of such person as of such date, determined in accordance with GAAP, adjusted to exclude
(to the extent included in such equity), (i) the amount of equity attributable to Disqualified Capital Stock and (ii) with respect to Food 4 Less, the effect of (a) all non-cash charges reducing such equity amount and attributable to the early extinguishment of, or acceleration of costs of, the financing of the Alpha
Beta Acquisition (other than amortization of original issue discount), (b) prepayment penalties or other charges incurred in connection with the retirement of certain Indebtedness of a subsidiary of Food 4 Less existing immediately prior to June 17, 1991 and (c) the recognition of deferred losses, in an amount not to exceed $3 million, on the Long Beach Warehouse.

  IF THE PROPOSED AMENDMENTS BECOME OPERATIVE, THE OLD
F4L SENIOR SUBORDINATED NOTE INDENTURE WILL BE MODIFIED
TO ELIMINATE THIS COVENANT AND CERTAIN RELATED
DEFINITIONS.

LIMITATION ON PREFERRED STOCK OF SUBSIDIARIES. The Old     LIMITATION ON PREFERRED STOCK OF SUBSIDIARIES. Pursuant
F4L Senior Subordinated Note Indenture does not have       to the New Senior Subordinated Note Indenture, the
a covenant providing for the limitation on the issuance    Company will not permit any of its Subsidiaries to
of preferred stock of subsidiaries.                        issue any Preferred Stock (other than to the Company or
                                                           to a wholly-owned Subsidiary) or permit any person
                                                           (other than the Company or a wholly-owned subsidiary)
                                                           to own any Preferred Stock of any subsidiary.

             EVENTS OF DEFAULT                                          EVENTS OF DEFAULT

Pursuant to the Old F4L Senior Subordinated Note           Pursuant to the New F4L Senior Subordinated Note
Indenture, the following events constitute "Events of      Indenture the following events constitute "Events of
Default": (i) failure to make any interest payment on      Default": (i) failure to make any interest payment on
the Old F4L Senior Subordinated Notes when due, and the    the New F4L Senior Subordinated Notes when due and the
continuance of such default for a period of 30 days        continuance of such default for a period of 30 days;
(whether or not such payment would be prohibited by the    (ii) failure to pay principal of, or premium, if any,
provisions of the Old F4L Senior Subordinated Note         on the New F4L Senior Subordinated Notes when due,
Indenture concerning the subordination of the Old F4L      whether at maturity, upon acceleration, redemption,
Senior Subordinated Notes); (ii) failure to pay            required repurchase or otherwise; (iii) failure to
principal of the Old F4L Senior Subordinated Notes when    comply with any other agreement contained in the New
due, whether at maturity, upon acceleration, redemption    F4L Senior Subordinated Notes or the New F4L Senior
or otherwise (including the failure to make an             Subordinated Note Indenture, if such failure continues
Accelerated Payment and whether or not such payment        unremedied for 30 days after written notice given by
would be prohibited by the provisions of the Old F4L       the New F4L Senior Subordinated Note Trustee or the
Senior Subordinated Note Indenture concerning the          holders of at least 25% in principal amount of the New
subordination of the New F4L Senior Subordinated           F4L Senior Subordinated Notes then outstanding (except
Notes); (iii) failure to comply with any other             in the case of a default with respect to the covenants
agreement contained in the New F4L Senior Subordinated     described under "Limitation on Restricted Payments,"
Notes or the Old F4L Senior Subordinated Note              "Limitations on Disposition of Assets," "Change of
Indenture, if such failure continues unremedied for 30     Control," and "Limitations on Merger and Certain Other
days after written notice given by the Old F4L Senior      Transactions," which shall constitute Events of Default
Subordinated Note Trustee or the holders of at least       with notice but without passage of time); (iv) a
33 1/3% in principal amount of the Old F4L Senior          default under any Indebtedness of the Company or its
Subordinated Notes then outstanding (except in the case    subsidiaries, whether such Indebtedness now exists or
of a default with respect to the covenants set forth in    shall hereinafter be created, if both (A) such default
the Old F4L Senior Subordinated Note Indenture under       either (1) results from the failure to pay any such
the headings "Limitation on Restricted Payments,"          Indebtedness at its stated final maturity or (2)
"Maintenance of Net Worth," "Limitation on Disposition     relates to an obligation other than the obligation to
of Assets," "Limitation on Change of Control," and         pay such Indebtedness at its stated final maturity and
"Limitations on Merger and Certain Other Transactions,"    results in the holder or holders of such Indebtedness
which shall constitute Events of Default with notice       causing such Indebtedness to become due prior to its
but without passage of time specified); (iv) a default     stated maturity and (B) the principal amount of such
under any Indebtedness, whether such Indebtedness now      Indebtedness, together with the principal amount of any
exists or shall hereinafter be created, if both (A)        other such Indebtedness in default for failure to pay
such default either (1) results from the failure to pay    principal at stated final maturity or the maturity of
any such Indebtedness at its stated final maturity or      which has been so accelerated, aggregate $20 million or
(2) relates to an obligation other than the obligation     more at any one time outstanding; (v) any final
to pay such Indebtedness at its stated maturity and        judgment or order for payment of money in excess of $20
results in the holder or holders of such Indebtedness      million shall be entered against the Company or any
causing such Indebtedness to become due prior to its       Significant Subsidiary and shall not be discharged for
stated maturity and (B) the principal amount of such       a period of 60 days after such judgment becomes final
Indebtedness, together with the principal amount of any    and nonappealable; (vi) either the Company or any
other such Indebtedness in default for failure to pay      Significant Subsidiary pursuant to or within the
principal at maturity or the maturity of which has been    meaning of any Bankruptcy Law: (a) commences a
so accelerated, aggregates $20 million or more at any      voluntary case or proceeding; (b) consents to the entry
one time outstanding, (v) either Food                      of an order for relief against it in an

           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     ------------------------------------------------------
4 Less or any Significant Subsidiary (a) admits in         involuntary case or proceeding; (c) consents to the
writing its inability to pay its debts generally as        appointment of a custodian of it or for all or
they become due, (b) commences a voluntary case or         substantially all of its property; or (d) makes a
proceding under any Bankruptcy Law; (c) consents to the    general assignment for the benefit of its creditors;
entry of a judgment, decree or order for relief against    (vii) a court of competent jurisdiction enters an order
it in an involuntary case or proceeding under any          or decree under any Bankruptcy Law that: (a) is for
Bankruptcy Law; (d) consents to the appointment of a       relief against the Company or any significant
Custodian of it or for all or substantially all of its     subsidiary, in an involuntary case or proceeding; (b)
property, (e) consents to or acquieces in the              appoints a custodian of the Company or any significant
institution of a bankruptcy or an insolvency proceeding    subsidiary, or for all or any substantial part of their
against it, (f) makes a general assignment for the         respective properties; or (c) orders the liquidation of
benefit of its creditors, or (g) takes any corporate       the Company or any significant subsidiary, and in each
action to authorize or effect any of the foregoing;        case the order or decree remains unstayed and in effect
(vi) a court of competent jurisdiction enters a            for 60 days; (viii) the lenders under the Credit
judgment, decree or order for relief in respect of Food    Agreement shall commence judicial proceedings to
4 Less or any Significant Subsidiary in an involuntary     foreclose upon any material portion of the assets of
case or proceeding under any Bankruptcy Law which          the Company and its subsidiaries; or (ix) any of the
shall: (a) approve as properly filed a petition seeking    guarantees issued under the New F4L Senior Subordinated
reorganization, arrangement, adjustment or composition     Indenture shall be declared or adjudged unenforceable
in respect of Food 4 Less or any Significant               or invalid in a final judgment or order issued by any
Subsidiary, (b) appoint a Custodian of Food 4 Less or      court of governmental authority. In the event of a
any Significant Subsidiary, or for substantially all of    declaration of acceleration because an Event of Default
their respective properties; or (c) order the winding      set forth in clause (iv) above has occurred and is
up liquidation of its affairs, and in each case the        continuing, such declaration of acceleration shall be
order or decree remains unstayed and in effect for 60      automatically rescinded and annulled if either (i) the
days; (vii) any Warrant of attachment is issued against    holders of the Indebtedness which is the subject of
any portion of the property of Food 4 Less or any          such Event of Default have waived such failure to pay
Significant Subsidiary having a value of at least $20      at maturity or have rescinded the acceleration in
million, which Warrant is not released within 60 days      respect of such Indebtedness within 90 days of such
after service of process with respect thereto, or final    maturity or declaration of acceleration, as the case
judgment not covered by insurance which in the             may be, and no other Event of Default has occurred
aggregate at any one time exceeds $20 million shall be     during such 90-day period which has not been cured or
entered against Food 4 Less or any Significant             waived, or (ii) such Indebtedness shall have been
Subsidiary and shall not be discharged for a period of     discharged or the maturity thereof shall have been
60 days after such judgment becomes final and              extended such that it is not then due and payable, or
nonappealable; and (viii) the lenders under the Loan       the underlying default has been cured, within 90 days
Documents or any refinancing indebtedness related          of such maturity or declaration of acceleration, as the
thereto shall foreclose or take any action to foreclose    case may be.
upon any material portion of the collateral securing
such indebtedness. In the event of a declaration of          Under the terms of the New F4L Senior Subordinated Note
acceleration because an Event of Default set forth in      Indenture, if an Event of Default (other than an Event
clause (iv) above has occurred and is continuing, such     of Default resulting from bankruptcy, insolvency,
declaration of acceleration shall be automatically         receivership or reorganization of the Company or a
rescinded and annulled if either (i) the holders of the    Subsidiary Guarantor) occurs and is continuing, the New
Indebtedness which is the subject of such Event of         F4L Senior Subordinated Note Trustee or the holders of
Default have waived such failure to pay at maturity or     at least 25% in principal amount of the then
have rescinded the acceleration in respect of such         outstanding New F4L Senior Subordinated Notes issued
Indebtedness within 90 days of such maturity or            under the New Indenture may declare immediately due and
declaration of acceleration, as the case may be, and no    payable all unpaid principal and interest accrued and
other Event of Default has occurred during such 90-day     unpaid on the then outstanding New F4L Senior
period which has not been cured or waived, or (ii) such    Subordinated Notes by notice in writing to the Company
Indebtedness shall have been discharged or the maturity    and the New F4L Senior Subordinated Note Trustee
thereof shall have been extended such that it is not       specifying the respective Event of Default and that it
then due and payable, or the underlying default has        is a "notice of acceleration" (the "Acceleration
been cured, within 90 days of such maturity or             Notice"), and the same (i) shall become immediately due
declaration of acceleration, as the case may be.           and payable or (ii) if there are any amounts
                                                           outstanding under the Credit Agreement, shall become
  Under the terms of the Old F4L Senior Subordinated       due and payable upon the first to occur of an
Note Indenture, if an Event of Default (other than an      acceleration under the Credit Agreement, or five
Event of Default resulting from bankruptcy, insolvency,    business days after receipt by the Company and the
receivership or reorganization of Food 4 Less) occurs      administrative agent under the Credit Agreement of such
and is continuing, the Old F4L Senior Subordinated Note    Acceleration Notice. If an Event of Default resulting
Trustee or the holders of at least 33 1/3% in principal    from certain events of bankruptcy, insolvency,
amount of the Old F4L Senior Subordinated Notes then       receivership or reorganization of the Company or a
outstanding may declare immediately due and payable all    Subsidiary Guarantor shall occur, all unpaid principal
unpaid principal and interest accrued and unpaid on the    of and accrued interest on all then outstanding New F4L
Old F4L Senior Subordinated Notes then outstanding;        Senior Subordinated Notes shall be immediately due and
provided, however, that if any Senior Indebtedness is      payable without any declaration or other act on the
outstanding under the Credit Agreement or the Credit       part of the New F4L Senior Subordinated Note Trustee or
Agreement is otherwise in effect, upon any such            any of the holders. After a declaration of
declaration, all unpaid principal and interest accrued     acceleration, subject to certain conditions, the
and unpaid on the Old F4L Senior Subordinated Notes        holders of a majority in principal amount of the then
then outstanding shall become due and payable upon the     outstanding New F4L Senior Subordinated Notes, by
first to occur of (i) five business days after notice      notice to the New F4L Senior Subordinated Note Trustee,
is received by Food 4 Less and the Credit Agent; and       may rescind such declaration if all existing Events of
(ii) an acceleration under the Credit Agreement. If an     Default are remedied. In certain cases the holders of a
Event of Default resulting from certain events of          majority in principal amount of outstanding New F4L
bankruptcy, insolvency, receivership or reorganization     Senior Subordinated Notes may waive a past default
shall occur, all unpaid principal and accrued interest     under the New F4L Senior Subordinated Note Indenture
shall be immediately due and payable without any           and its consequences, except a default in the payment
declaration or other act on the part of the Old F4L        of or interest on any of the New F4L Senior
Senior Subordinated Note Trustee or any of the             Subordinated Notes.
holders.  Subject to certain conditions, the holders
of

           OLD F4L SENIOR SUBORDINATED NOTES                          NEW F4L SENIOR SUBORDINATED NOTES
- - ------------------------------------------------------     --------------------------------------------------------
a majority in principal amount of the Old F4L Senior         The New F4L Senior Subordinated Note Indenture provides
Subordinated Notes then outstanding, by notice to the      that if a Default or Event of Default occurs and is
Old F4L Senior Subordinated Note Trustee, may rescind      continuing and if it is known to the New F4L Senior
such declaration if all existing Events of Default are     Subordinated Note Trustee, the New F4L Senior
remedied. In certain cases the holders of a majority in    Subordinated Note Trustee shall mail to each holder of
principal amount of outstanding Old F4L Senior             New F4L Senior Subordinated Notes notice of the Default
Subordinated Notes may waive any past default and its      or Event of Default within 90 days after such Default
consequences, except a default in the payment of           or Event of Default occurs; provided, however, that,
principal of or interest on any of the Old F4L Senior      except in the case of a Default or Event of Default in
Subordinated Notes.                                        the payment of the principal of or interest on any New
                                                           F4L Senior Subordinated Note, including the failure to
  The Old F4L Senior Subordinated Note Indenture           make payment on a Change of Control Payment Date
provides that if a Default or Event of Default occurs      pursuant to a Change of Control Offer or payment when
and is continuing and if it is known to the Old F4L        due pursuant to a Proceeds Offer the New F4L Senior
Senior Subordinated Note Trustee, the Old F4L Senior       Subordinated Note Trustee may withhold such notice if
Subordinated Note Trustee shall mail to each holder        it in good faith determines that withholding such
notice of the uncured Default or Event of Default          notice is in the interest of the holders.
within 90 days after such Default or Event of Default
occurs; provided, however, that, except in the case of       The New F4L Senior Subordinated Note Indenture provides
a Default or Event of Default in the payment of the        that no holder of New F4L Senior Subordinated Notes may
principal of or interest on any of the Old F4L Senior      pursue any remedy thereunder unless the New F4L Senior
Subordinated Notes, including an Accelerated Payment       Subordinated Note Trustee (i) shall have failed to act
and the failure to make payment on the Change of           for a period of 60 days after receiving written notice
Control Payment Date pursuant to a Change of Control       of a continuing Event of Default by such holder and a
Offer, the Old F4L Senior Subordinated Note Trustee may    request to act by holders of at least 25% in principal
withhold such notice if it in good faith determines        amount of New F4L Senior Subordinated Notes and (ii)
that withholding such notice is in the interest of the     has received indemnification satisfactory to it;
holders.                                                   provided, however, that such provision does not affect
                                                           the right of any holder to sue for enforcement of any
  The Old F4L Senior Subordinated Note Indenture           overdue payment of New F4L Senior Subordinated Notes.
provides that no holder may pursue any remedy
thereunder unless the Old F4L Senior Subordinated Note       Under the New F4L Senior Subordinated Note Indenture,
Trustee (i) shall have failed to act for a period of 60    two officers of the Company are required to certify to
days after receiving written notice of a continuing        the New F4L Senior Subordinated Note Trustee within 120
Event of Default by such holder and a request to act by    days after the end of each fiscal year of the Company
holders of at least 33 1/3% in principal amount of Old     whether or not they know of any Default that occurred
F4L Senior Subordinated Notes and (ii) has received        during such fiscal year and, if applicable, describe
indemnification satisfactory to it; provided, however,     such Default and the status thereof.
that such provision does not affect the right of any
holder to sue for enforcement of any overdue payment on
Old F4L Senior Subordinated Notes.

  Under the Old F4L Senior Subordinated Note Indenture, two officers of Food 4 Less are required to certify to the Trustee within 120 days after the end of each fiscal year of Food 4 Less whether or not they know of any Default that occurred during such fiscal year and, if applicable, describe such Default and the status thereof.

       MODIFICATION OF THE OLD F4L SENIOR                         MODIFICATION OF THE NEW F4L SENIOR
          SUBORDINATED NOTE INDENTURE                                SUBORDINATED NOTE INDENTURE
Pursuant to the terms of the Old F4L Senior                Pursuant to the terms of the New F4L Senior
  Subordinated Note Indenture, the Old F4L Senior          Subordinated Note Indenture, the New F4L Senior
Subordinated Note Indenture and the Old F4L Senior         Subordinated Note Indenture and the New F4L Senior
Subordinated Notes may be amended or supplemented (and     Subordinated Notes may be amended or supplemented (and
compliance with any provision thereof may be waived) by    compliance with any provision thereof may be waived) by
Food 4 Less, the Old F4L Senior Subordinated Note          the Company, the Subsidiary Guarantors, the New F4L
Trustee and the holders of not less than a majority in     Senior Subordinated Note Trustee and the holders of not
aggregate principal amount of the Old F4L Senior           less than a majority in aggregate principal amount of
Subordinated Notes then outstanding, except that (A)       New F4L Senior Subordinated Notes then outstanding,
without the consent of each holder affected, no such       except that (i) without the consent of each holder of
amendment supplement or waiver may (1) change the          New F4L Senior Subordinated Notes affected, no such
principal amount of Old F4L Senior Subordinated Notes      amendment, supplement or waiver may (1) change the
whose holders must consent to an amendment, supplement     principal amount of the New F4L Senior Subordinated
or waiver of any provision of the Old F4L Senior           Notes the holders of which must consent to an
Subordinated Note Indenture or the Old F4L Senior          amendment, supplement or waiver of any provision of the
Subordinated Notes; (2) reduce the rate or extend the      New F4L Senior Subordinated Note Indenture, the New F4L
time for payment of interest on any Old F4L Senior         Senior Subordinated Notes or the senior subordinated
Subordinated Note; (3) reduce the principal amount of      guarantee, (2) reduce the rate or extend the time for
any Old F4L Senior Subordinated Note; (4) change the       payment of interest on the New F4L Senior Subordinated
date of maturity of any Old F4L Senior Subordinated        Notes, (3) reduce the principal amount of any New F4L
Note, or alter the redemption provisions in a manner       Senior Subordinated Notes, (4) change the Maturity Date
adverse to any holder; (5) make any changes in the         of the New F4L Senior Subordinated Notes or the Change
provisions concerning waivers of Defaults or Events of     of Control Payment Date or alter the redemption
Default by holders or the rights of holders to recover     provisions in the New F4L Senior Subordinated Note
the principal of, interest on, or redemption payment       Indenture, the New F4L Senior Subordinated Notes or the
with respect to, any Old F4L Senior Subordinated Note;     purchase price in connection with any repurchase of New
or (6) make the principal of, or the interest on, any      F4L Senior Subordinated Notes pursuant to the covenant
Old F4L Senior Subordinated Note payable with anything     described under " -- Limitation on Change of Control"
or in any manner other than as provided for in the Old     above in a manner adverse to any holder of the New F4L
F4L Senior Subordinated Note Indenture and the Old F4L     Senior Subordinated
Senior Subordinated Notes; and (B) no provision in any     Notes, (5) make any changes in the provisions
supplemental indenture that affects the subordination      concerning waivers of Defaults or Events of Default by
of the Old F4L Senior Subordinated Notes and the           holders or the rights of holders to recover the
Guarantee Obligations or other provisions relating         principal of, interest on or redemption payment with
thereto shall be effective against the holders of the      respect to New F4L Senior Subordinated Notes, (6) make
Senior Indebtedness or Senior Guarantor Indebtedness       the principal of, or interest on, any New F4L Senior
who have not consented thereto.                            Subordinated Notes payable with anything or in any
                                                           manner other than as provided for in the New F4L Senior
  According to the terms of the Old F4L Senior             Subordinated Note Indenture, the New F4L Senior
Subordinated Note Indenture, Food 4 Less and the           Subordinated Notes and the Senior Subordinated Note
Trustee may amend the Old F4L Senior Subordinated Note     Guarantee, (7) waive any Default or Event of Default
Indenture and the Old F4L Senior Subordinated Notes (a)    resulting from a failure to comply with the covenant
to cure any ambiguity, defect or inconsistency therein;    described under "Limitation on Change of Control" above
provided, that such amendment or supplement does not       and (ii) without the consent of holders of not less
adversely affect the rights of any holder or (b) to        than two thirds in aggregate principal amount of New
make any other change that does not adversely affect       F4L Senior Subordinated Notes then outstanding, no such
the rights of any holder.                                  amendment, supplement or waiver may release any
                                                           Guarantor from any of its obligations under its
                                                           guarantee or the New F4L Senior Subordinated Note
                                                           Indenture other than in accordance with the terms of
                                                           the senior subordinated guarantee and the New F4L
                                                           Senior Subordinated Note Indenture.
                                                           In addition, the New F4L Senior Subordinated Note
                                                           Indentures and the guarantees may be amended by the
                                                           Company, the Subsidiary Guarantors and the New F4L
                                                           Senior Subordinated Note Trustee (a) to cure any
                                                           ambiguity, defect or ambiguity therein; provided that
                                                           such amendment or supplement does not adversely affect
                                                           the rights of any holder thereof or (b) to make any
                                                           other change that does not adversely affect the rights
                                                           of any holder thereunder in any material respect.

     Facsimile copies of the Letters of Transmittal, properly completed and duly executed, will be accepted, Letters of Transmittal, certificates for the Old F4L Notes and any other required documents should be sent by each holder or its broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below.

                             The Exchange Agent is:

                             BANKERS TRUST COMPANY

                         Facsimile Transmission Number:
                                 (212) 250-6275
                                 (212) 250-3290

             By Mail:                (For Eligible Institutions Only)       By Hand/Overnight Delivery:
      Bankers Trust Company                                                    Bankers Trust Company
 Corporate Trust and Agency Group          Confirm by Telephone:          Corporate Trust and Agency Group
       Reorganization Dept.                   (212) 250-6270                 Receipt & Delivery Window
          P.O. Box 1458                                                   123 Washington Street, 1st Floor
      Church Street Station                                                   New York, New York 10006
  New York, New York 10008-1458

     Any questions or requests for assistance or additional copies of this Prospectus and Solicitation Statement, the Letters of Transmittal and the Notices of Guaranteed Delivery may be directed to the Information Agent or one of the Dealer Managers at their respective telephone numbers and locations set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offers and the Solicitation.

                           The Information Agent is:

                             D.F. KING & CO., INC.

                         Call Toll Free: (800) 669-5550

                                77 Water Street
                               New York, NY 10005
                            (212) 269-5550 (collect)

                            The Dealer Managers are:

           BT SECURITIES                    CS FIRST BOSTON                  DONALDSON, LUFKIN
            CORPORATION                   55 East 52nd Street                    & JENRETTE
      One Bankers Trust Plaza           New York, New York 10055           SECURITIES CORPORATION
         130 Liberty Street                  (212) 909-2873                     140 Broadway
      New York, New York 10006                                            New York, New York 10005
           (212) 775-4300                                                      (212) 504-4753

                                 EDGAR APPENDIX

     This EDGAR Appendix is filed in compliance with Item 304 of Regulation S-T regarding graphic and image information. It describes material appearing on pages 7 and 8 of the Prospectus and Solicitation Statement.

     PAGE 7

     The chart consists of two columns which graphically illustrate the respective corporate structures of Food 4 Less and Ralphs before the Merger. Food 4 Less' corporate structure illustrates that Food 4 Less, Inc. ("FFL") owns Food 4 Less Holdings, Inc. ("Holdings"), which, in turn, owns Food 4 Less Supermarkets, Inc. ("Food 4 Less") which, in turn, owns several other Food 4 Less subsidiaries. The Ralphs' corporate structure illustrates that Ralphs Supermarkets, Inc. ("RSI"), owns Ralphs Grocery Company ("RGC") which, in turn, owns Crawford Stores, Inc. A dotted arrow has been drawn from the box representing Food 4 Less to the box representing RSI to simulate the RSI Merger. A dotted arrow has been drawn from the box representing RGC to the box representing RSI to simulate the RGC Merger. A dotted arrow has been drawn to the box representing Holdings from the box representing FFL to simulate the FFL Merger.

     PAGE 8

     The chart illustrates the corporate structure of the Company after the Merger and the FFL Merger. The corporate structure illustrates that New Holdings owns the Company which, in turn, is the parent of all other subsidiaries of the Company. The anticipated debt obligations of New Holdings are placed in order of ranking next to the box representing New Holdings and the anticipated debt obligations of the Company are placed in order of ranking next to the box representing the Company.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Food 4 Less and its subsidiaries Cala Foods, Inc. and Food 4 Less of Southern California, Inc., are Delaware corporations and their Certificates of Incorporation and Bylaws provide for indemnification of their officers and directors to the fullest extent permitted by law. Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") eliminates the liability of a corporation's directors to a corporation or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith, and certain other liabilities.

     Section 145 of the DGCL provides for the indemnification by a Delaware corporation of its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against liabilities and expenses incurred in any such action, suit or proceeding.

     Alpha Beta Company, Bay Area Warehouse Stores, Inc., Bell Markets, Inc., Cala Co., Food 4 Less of California, Inc., Food 4 Less GM, Inc. and Food 4 Less Merchandising, Inc. are California corporations and their Certificates of Incorporation and Bylaws provide for indemnification of their officers and directors to the fullest extent permitted by law. Section 204(10) of the California General Corporation Law (the "CGCL") eliminates the liability of a corporation's directors for monetary damages to the fullest extent permissible under California law. Pursuant to Section 204(11) of the CGCL, a California corporation may indemnify Agents (as defined in Section 317 of the CGCL), subject only to the applicable limits set forth in Section 204 of the CGCL with respect to actions for breach of duty to the corporation and its shareholders.

     As permitted by Section 317 of the CGCL, indemnification may be provided by a California corporation of its Agents (as defined in Section 317 of the CGCL), to the maximum extent permitted by the CGCL, in connection with any proceeding arising by reason of the fact that such person is or was such a director or officer, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in any such proceeding.

     Falley's, Inc. is a Kansas corporation and its Bylaws provide for indemnification of its officers and directors to the fullest extent permitted by law. Section 17-6305(a) of the Kansas General Corporation Code (the "KGCC") provides for the indemnification by a Kansas corporation of its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against liabilities and expenses incurred in any such action, suit or proceeding.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     A list of exhibits filed with this Registration Statement on Form S-4 is set forth in the Index to Exhibits on page E-1, and is incorporated herein by reference.

     (b) Financial Statement Schedules

           (i) Ralphs

             Schedule V      --  Property, Plant and Equipment
             Schedule VI     --  Accumulated Depreciation and Amortization of Property, Plant
                                 and Equipment
             Schedule VIII   --  Valuation and Qualifying Accounts
             Schedule IX     --  Short-Term Borrowings

          (ii) Food 4 Less

             Schedule II     --  Amounts Receivable from Related Parties and Underwriters,
                                 Promoters, and Employees other than Related Parties
             Schedule V      --  Property and Equipment
             Schedule VI     --  Accumulated Depreciation and Amortization of Property and
                                 Equipment
             Schedule VIII   --  Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (d) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 24, 1995.


                                          FOOD 4 LESS SUPERMARKETS, INC.

                                          By:      /s/  MARK A. RESNIK
                                              --------------------------------
                                                       Mark A. Resnik
                                                Vice President and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                TITLE                     DATE
- - ---------------------------------------------  ------------------------------  -----------------

                          *                    Chief Executive Officer and      January 24, 1995
- - ---------------------------------------------    Director (Principal
              Ronald W. Burkle                   Executive Officer)

                          *                    Executive Vice President --      January 24, 1995
- - ---------------------------------------------    Finance/Administration and
                  Greg Mays                      Chief Financial Officer
                                                 (Principal Financial and
                                                 Accounting Officer)

                          *                    Director                         January 24, 1995
- - ---------------------------------------------
                Joe S. Burkle

          /s/  MARK A. RESNIK                  Director                         January 24, 1995
- - ---------------------------------------------
               Mark A. Resnik


                          *                    Director                         January 24, 1995
- - ---------------------------------------------
             George G. Golleher

* Power of Attorney by

          /s/  MARK A. RESNIK
- - ---------------------------------------------
               Mark A. Resnik
        Vice President and Secretary

                                   SIGNATURES
                                  (continued)


     Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this Amendment No. 2 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 24, 1995.


                                          BAY AREA WAREHOUSE STORES, INC.
                                          BELL MARKETS, INC.
                                          CALA CO.
                                          CALA FOODS, INC.
                                          FOOD 4 LESS OF CALIFORNIA, INC.
                                          FOOD 4 LESS GM, INC.
                                          FOOD 4 LESS MERCHANDISING, INC.
                                          FOOD 4 LESS OF SOUTHERN CALIFORNIA,
                                          INC.

                                          By:      /s/  MARK A. RESNIK
                                            ------------------------------------
                                                       Mark A. Resnik
                                                Vice President and Assistant
                                                          Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                TITLE                     DATE
- - ---------------------------------------------  ------------------------------  -----------------

                          *                    Director and Chairman of the     January 24, 1995
- - ---------------------------------------------    Board of each Registrant
              Ronald W. Burkle

                          *                    Chief Executive Officer and      January 24, 1995
- - ---------------------------------------------    Director (Principal
             George G. Golleher                  Executive Officer) of each
                                                 Registrant

                          *                    Executive Vice President --      January 24, 1995
- - ---------------------------------------------    Finance/Administration and
                  Greg Mays                      Chief Financial Officer
                                                 (Principal Financial and
                                                 Accounting Officer) of each
                                                 Registrant

* Power of Attorney by

           /s/  MARK A. RESNEK
- - ---------------------------------------------
               Mark A. Resnik
   Vice President and Assistant Secretary

                                   SIGNATURES
                                  (continued)


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 24, 1995.


                                          ALPHA BETA COMPANY

                                          BY:      /S/  MARK A. RESNIK
                                            ------------------------------------
                                                       Mark A. Resnik
                                                Vice President and Assistant
                                                          Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                               TITLE                     DATE
- - ---------------------------------------------  ----------------------------  ------------------

                          *                    Director and Chief Executive    January 24, 1995
- - ---------------------------------------------    Officer (Principal
              Ronald W. Burkle                   Executive Officer)

                          *                    Director                        January 24, 1995
- - ---------------------------------------------
             George G. Golleher

                          *                    Executive Vice President --     January 24, 1995
- - ---------------------------------------------    Finance/Administration and
                  Greg Mays                      Chief Financial Officer
                                                 (Principal Financial and
                                                 Accounting Officer)

* Power of Attorney by

          /s/  MARK A. RESNIK
- - ---------------------------------------------
               Mark A. Resnik
   Vice President and Assistant Secretary

                                   SIGNATURES
                                  (continued)


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 24, 1995.


                                          FALLEY'S, INC.

                                          By:      /s/  MARK A. RESNIK
                                            ------------------------------------
                                                       Mark A. Resnik
                                                Vice President and Assistant
                                                          Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                               TITLE                    DATE
- - ---------------------------------------------  ---------------------------  -------------------

                          *                    Director                        January 24, 1995
- - ---------------------------------------------
              Ronald W. Burkle

                          *                    Director                        January 24, 1995
- - ---------------------------------------------
             George G. Golleher

                          *                    Chief Executive Officer         January 24, 1995
- - ---------------------------------------------    (Principal Executive
                Joe S. Burkle                    Officer)

                          *                    Director                        January 24, 1995
- - ---------------------------------------------
               Michael Saltman

                          *                    Executive Vice President --     January 24, 1995
- - ---------------------------------------------    Finance/Administration
                  Greg Mays                      and Chief Financial
                                                 Officer (Principal
                                                 Financial and Accounting
                                                 Officer)

* Power of Attorney by

          /s/  MARK A. RESNIK
- - ---------------------------------------------
               Mark A. Resnik
   Vice President and Assistant Secretary

                  ACCOUNTANTS' CONSENT AND REPORT ON SCHEDULES

Board of Directors and Stockholders
Ralphs Supermarkets, Inc.:

The audits referred to in our report dated April 8, 1994 (except as to note 16, which is as of September 14, 1994), included the related financial statement schedules as of January 30, 1994 and January 31, 1993, and for each of the fiscal years in the three-year period ended January 30, 1994, included in the registration statement. These financial statement schedules are the responsibility of Ralphs management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the headings "Summary Historical Financial Data of Ralphs," "Selected Historical Financial Data of Ralphs" and "Experts" in the prospectus.

                                          KPMG PEAT MARWICK LLP

Los Angeles, California

January 23, 1995

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                  SCHEDULE V -- PROPERTY, PLANT AND EQUIPMENT

        52 WEEKS ENDED JANUARY 30, 1994, 52 WEEKS ENDED JANUARY 31, 1993
                      AND 52 WEEKS ENDED FEBRUARY 2, 1992
                                 (IN THOUSANDS)

                                           BALANCE                                   OTHER          BALANCE
                                          BEGINNING                               CHANGES --         AT END
                                          OF PERIOD    ADDITIONS   RETIREMENTS   ADD (DEDUCT)      OF PERIOD
                                          ----------   ---------   -----------   -------------     ----------
52 WEEKS ENDED JANUARY 30, 1994:
Land....................................   $ 156,487    $ 4,206     $      --       $  (789)        $ 159,904
Buildings & improvements................     180,639     16,730        (6,290)          100           191,179
Leasehold improvements..................     149,273      8,670          (159)        3,557           161,341
Fixtures & equipment....................     349,697     33,361       (30,299)        1,867           354,626
Capitalized leases......................      69,058     15,395          (358)        2,869            86,964
                                          ----------   ---------   -----------   -------------     ----------
          Total.........................   $ 905,154    $78,362     $ (37,106)      $ 7,604         $ 954,014
                                            ========    =======      ========    ==========          ========
52 WEEKS ENDED JANUARY 31, 1993:
Land....................................   $ 145,344    $11,143     $      --       $    --         $ 156,487
Buildings & improvements................     151,896     28,657           (31)          117           180,639
Leasehold improvements..................     140,989      8,843          (442)         (117)          149,273
Fixtures & equipment....................     317,832     48,336       (16,471)           --           349,697
Capitalized leases......................      70,151         --          (668)         (425)           69,058
                                          ----------   ---------   -----------   -------------     ----------
          Total.........................   $ 826,212    $96,979     $ (17,612)      $  (425)        $ 905,154
                                            ========    =======      ========    ==========          ========
52 WEEKS ENDED FEBRUARY 2, 1992:
Land....................................   $ 143,410    $ 1,864     $      --       $    70(a)      $ 145,344
Buildings & improvements................     136,205     16,558           (15)         (852)(a)       151,896
Leasehold improvements..................     144,385        (11)       (3,497)          112           140,989
Fixtures & equipment....................     301,482     31,944       (16,264)          670           317,832
Capitalized leases......................      69,228      3,847        (2,924)           --            70,151
                                          ----------   ---------   -----------   -------------     ----------
          Total.........................   $ 794,710    $54,202     $ (22,700)      $    --         $ 826,212
                                            ========    =======      ========    ==========          ========

- - ---------------

(a) Reclassification to/from other accounts.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                    SCHEDULE VI -- ACCUMULATED DEPRECIATION
               AND AMORTIZATION OF PROPERTY, PLANT AND EQUIPMENT

        52 WEEKS ENDED JANUARY 30, 1994, 52 WEEKS ENDED JANUARY 31, 1993
                      AND 52 WEEKS ENDED FEBRUARY 2, 1992
                                 (IN THOUSANDS)

                                             BALANCE                                 OTHER        BALANCE
                                            BEGINNING                              CHANGES--      AT END
                                            OF PERIOD   ADDITIONS   RETIREMENTS   ADD (DEDUCT)   OF PERIOD
                                            ---------   ---------   -----------   ------------   ---------
52 WEEKS ENDED JANUARY 30, 1994:
Buildings & improvements..................  $  33,598    $10,117     $  (2,640)     $   (630)    $  40,445
Leasehold improvements....................     49,549      6,691           (86)        9,082        65,236
Fixtures & equipment......................    182,980     40,301       (14,392)       (1,824)      207,065
Capitalized leases........................     28,362      8,434          (294)        2,869        39,371
                                            ---------   ---------   -----------   ------------   ---------
          Total...........................  $ 294,489    $65,543     $ (17,412)     $  9,497     $ 352,117
                                             ========    =======      ========    ==========      ========

52 WEEKS ENDED JANUARY 31, 1993:
Buildings & improvements..................  $  24,514    $ 9,092     $      (8)     $     --     $  33,598
Leasehold improvements....................     38,138     11,775          (364)           --        49,549
Fixtures & equipment......................    148,407     43,256        (8,683)           --       182,980
Capitalized leases........................     21,271      7,759          (668)           --        28,362
                                            ---------   ---------   -----------   ------------   ---------
          Total...........................  $ 232,330    $71,882     $  (9,723)     $     --     $ 294,489
                                             ========    =======      ========    ==========      ========

52 WEEKS ENDED FEBRUARY 2, 1992:
Buildings & improvements..................  $  17,161    $ 7,366     $     (11)     $     (2)    $  24,514
Leasehold improvements....................     26,483     11,678           (23)           --        38,138
Fixtures & equipment......................    113,431     40,003        (5,029)            2       148,407
Capitalized leases........................     13,009      8,271            (9)           --        21,271
                                            ---------   ---------   -----------   ------------   ---------
          Total...........................  $ 170,084    $67,318     $  (5,072)     $     --     $ 232,330
                                             ========    =======      ========    ==========      ========

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

               SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS

        52 WEEKS ENDED JANUARY 30, 1994, 52 WEEKS ENDED JANUARY 31, 1993
                      AND 52 WEEKS ENDED FEBRUARY 2, 1992
                                 (IN THOUSANDS)

                                            BALANCE    CHARGED TO      CHARGED TO                    BALANCE
                                           BEGINNING   COSTS AND    OTHER ACCOUNTS--   DEDUCTIONS    AT END
                                           OF PERIOD    EXPENSES      DESCRIBE(B)      (PAYMENTS)   OF PERIOD
                                           ---------   ----------   ----------------   ----------   ---------
JANUARY 30, 1994:
  Self-Insurance Reserves(a).............   $ 72,979    $ 30,323        $  5,953        $(29,245)    $ 80,010
  Store Closure Reserves.................   $ 10,277    $     --        $     --        $   (763)    $  9,514
JANUARY 31, 1993:
  Self-Insurance Reserves(a).............   $ 64,523    $ 25,950        $ 10,902        $(28,396)    $ 72,979
  Store Closure Reserves.................   $ 14,244    $  1,838        $     --        $ (5,805)    $ 10,277
FEBRUARY 2, 1992:
  Self-Insurance Reserves(a).............   $ 57,948    $ 25,549        $  5,620        $(24,594)    $ 64,523
  Store Closure Reserves.................   $  2,000    $ 12,244        $     --        $     --     $ 14,244

- - ---------------

(a) Includes short-term portion.

(b) Amortization of discount on self-insurance reserves to interest expense.

                           RALPHS SUPERMARKETS, INC.
                    (AS SUCCESSOR TO RALPHS GROCERY COMPANY)

                      SCHEDULE IX -- SHORT-TERM BORROWINGS

        52 WEEKS ENDED JANUARY 30, 1994, 52 WEEKS ENDED JANUARY 31, 1993
                      AND 52 WEEKS ENDED FEBRUARY 2, 1992
                   (IN THOUSANDS, EXCEPT INTEREST RATE DATA)

                                                                    MAXIMUM                        WEIGHTED
                                                     WEIGHTED       AMOUNT          AVERAGE         AVERAGE
                                        BALANCE      AVERAGE      OUTSTANDING       AMOUNT         INTEREST
                                        AT END       INTEREST       DURING        OUTSTANDING       DURING
                                       OF PERIOD       RATE         PERIOD          RATE(A)       THE PERIOD
                                       ---------     --------     -----------     -----------     -----------
JANUARY 30, 1994:
  Working capital credit line........   $     --         --%        $51,900         $ 8,006          7.75%
JANUARY 31, 1993:
  Working capital credit line........   $ 31,100       7.75%        $41,800         $13,851          7.82%
FEBRUARY 2, 1992:
  Working capital credit line........   $ 16,500       7.75%        $34,900         $ 6,706          9.56%

- - ---------------

(a) Average interest rate for the year is computed by dividing the actual short-term expense by the average short-term debt outstanding.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholder of Food 4 Less Supermarkets, Inc.:

     We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Food 4 Less Supermarkets, Inc. and subsidiaries as of June 26, 1993 and June 25, 1994, and the related consolidated statements of operations, stockholder's equity and cash flows for the 52 weeks ended June 27, 1992, the 52 weeks ended June 26, 1993, and the 52 weeks ended June 25, 1994 and have issued our report thereon dated July 29, 1994 (except with respect to the matter discussed in Note 14, as to which the date is September 14, 1994, and with respect to the matter discussed in Note 15, as to which the date is October 14, 1994). Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The financial statement schedules on pages S-7 through S-10 are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic consolidated financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP
Los Angeles, California
July 29, 1994 (except with
respect to the matter discussed in
Note 14, as to which the date is
September 14, 1994, and with respect
to the matter discussed in
Note 15, as to which the date is
October 14, 1994)

                         FOOD 4 LESS SUPERMARKETS, INC.

                 SCHEDULE II -- AMOUNTS RECEIVABLE FROM RELATED
                    PARTIES AND UNDERWRITERS, PROMOTERS, AND
                      EMPLOYEES OTHER THAN RELATED PARTIES

 52 WEEKS ENDED JUNE 25, 1994, 52 WEEKS ENDED JUNE 26, 1993, AND 52 WEEKS ENDED
                                 JUNE 27, 1992
                                 (IN THOUSANDS)

                                                                                            BALANCE AT END OF
                                         BALANCE AT                                               PERIOD
                                          BEGINNING                 AMOUNTS     OTHER     ----------------------
                                          OF PERIOD    ADDITIONS    COLLECTED  CHANGES    CURRENT    NONCURRENT
                                         -----------   ----------   --------   --------   --------   -----------
52 WEEKS ENDED JUNE 25, 1994:
None...................................     $  --         $ --        $ --       $ --       $ --        $  --
                                         -----------   ----------   --------   --------   --------   -----------
                                            $  --         $ --        $ --       $ --       $ --        $  --
                                         ========      =======      =======    ======     ======     ========
52 WEEKS ENDED JUNE 26, 1993:
Spencer Deese..........................     $ 100         $ --        $100       $ --       $ --        $  --
                                         -----------   ----------   --------   --------   --------   -----------
                                            $ 100         $ --        $100       $ --       $ --        $  --
                                         ========      =======      =======    ======     ======     ========
52 WEEKS ENDED JUNE 27, 1992:
Spencer Deese..........................     $ 105         $ --        $  5       $ --       $ --        $ 100
                                         -----------   ----------   --------   --------   --------   -----------
                                            $ 105         $ --        $  5       $ --       $ --        $ 100
                                         ========      =======      =======    ======     ======     ========

                         FOOD 4 LESS SUPERMARKETS, INC.

                      SCHEDULE V -- PROPERTY AND EQUIPMENT

 52 WEEKS ENDED JUNE 25, 1994, 52 WEEKS ENDED JUNE 26, 1993 AND 52 WEEKS ENDED
                                 JUNE 27, 1992
                                 (IN THOUSANDS)

                                            BALANCE AT
                                           BEGINNING OF                               OTHER      BALANCE AT END
                                              PERIOD      ADDITIONS   RETIREMENTS   CHANGES(A)     OF PERIOD
                                           ------------   ---------   -----------   ----------   --------------
52 WEEKS ENDED JUNE 25, 1994:
Land.....................................    $ 23,912      $    --      $   424      $     --       $ 23,488
Buildings................................      12,827           --           --            --         12,827
Leasehold improvements...................      81,049       17,292          668            --         97,673
Store equipment & fixtures...............     129,178       27,324       11,643         3,390        148,249
Transportation equipment.................      31,758          971          470            --         32,259
Construction in progress.................         757       11,884           --            --         12,641
Leased property under capital leases.....      77,553        2,575        1,906            --         78,222
Leasehold interests......................      93,863           --          399            --         93,464
                                           ------------   ---------   -----------   ----------   --------------
                                             $450,897      $60,046      $15,510      $  3,390       $498,823
                                            =========      =======     ========      ========    ===========
52 WEEKS ENDED JUNE 26, 1993:
Land.....................................    $ 26,952      $   652      $ 3,692      $     --       $ 23,912
Buildings................................      12,568          207          126           178         12,827
Leasehold improvements...................      58,846       20,853        1,912         3,262         81,049
Store equipment & fixtures...............     104,473       24,956        2,328         2,077        129,178
Transportation equipment.................      29,415        2,531          188            --         31,758
Construction in progress.................       8,679        1,601        2,513        (7,010)           757
Leased property under capital leases.....      80,369          115        2,931            --         77,553
Leasehold interests......................      92,193        2,552          882            --         93,863
                                           ------------   ---------   -----------   ----------   --------------
                                             $413,495      $53,467      $14,572      $ (1,493)      $450,897
                                            =========      =======     ========      ========    ===========
52 WEEKS ENDED JUNE 27, 1992:
Land.....................................    $ 26,952      $    --      $    --      $     --       $ 26,952
Buildings................................      12,568           --           --            --         12,568
Leasehold improvements...................      41,730       19,592        2,476            --         58,846
Store equipment & fixtures...............     130,497       27,819       21,072       (32,771)       104,473
Transportation equipment.................      28,937          651          173            --         29,415
Construction in progress.................       1,947       12,201        5,469            --          8,679
Leased property under capital leases.....      80,399           --           30            --         80,369
Leasehold interests......................     100,710           --          357        (8,160)        92,193
                                           ------------   ---------   -----------   ----------   --------------
                                             $423,740      $60,263      $29,577      $(40,931)      $413,495
                                            =========      =======     ========      ========    ===========

- - ---------------
(A) Consists of (1) the acquisition of Food Barn in March 1994, (2) final Alpha Beta purchase price allocation adjustments, and (3) gains and losses on involuntary conversion of assets.

                         FOOD 4 LESS SUPERMARKETS, INC.

            SCHEDULE VI -- ACCUMULATED DEPRECIATION AND AMORTIZATION
                           OF PROPERTY AND EQUIPMENT

 52 WEEKS ENDED JUNE 25, 1994, 52 WEEKS ENDED JUNE 26, 1993, AND 52 WEEKS ENDED
                                 JUNE 27, 1992
                                 (IN THOUSANDS)

                                              BALANCE AT                                          BALANCE
                                              BEGINNING                                OTHER       AT END
                                              OF PERIOD    ADDITIONS   RETIREMENTS   CHANGES(A)  OF PERIOD
                                              ----------   ---------   -----------   ---------   ----------
52 WEEKS ENDED JUNE 25, 1994:
Buildings...................................   $  2,515     $   441      $    --       $  --      $  2,956
Leasehold improvements......................     25,050       7,097          185          --        31,962
Store equipment & fixtures..................     36,506      20,789        1,762          --        55,533
Transportation equipment....................      7,036       2,461          337          --         9,160
Leased property under capital leases........     20,356       5,591        1,906          --        24,041
Leasehold interests.........................      5,485       5,001           49          --        10,437
                                              ----------   ---------   -----------   ---------   ----------
                                               $ 96,948     $41,380      $ 4,239       $  --      $134,089
                                               ========     =======     ========     ========     ========

52 WEEKS ENDED JUNE 26, 1993:
Buildings...................................   $  1,861     $   682      $    24       $  (4)     $  2,515
Leasehold improvements......................     15,534       9,692           15        (161)       25,050
Store equipment & fixtures..................     19,818      18,051          673        (690)       36,506
Transportation equipment....................      5,040       2,180          184          --         7,036
Leased property under capital leases........     16,655       5,342        1,641          --        20,356
Leasehold interests.........................      4,051       1,479           45          --         5,485
                                              ----------   ---------   -----------   ---------   ----------
                                               $ 62,959     $37,426      $ 2,582       $(855)     $ 96,948
                                               ========     =======     ========     ========     ========

52 WEEKS ENDED JUNE 27, 1992:
Buildings...................................   $  1,252     $   688      $    79       $  --      $  1,861
Leasehold improvements......................      7,800       8,649          915          --        15,534
Store equipment & fixtures..................     12,275      19,224       11,681          --        19,818
Transportation equipment....................      3,323       1,751           34          --         5,040
Leased property under capital leases........     10,306       6,379           30          --        16,655
Leasehold interests.........................      2,888       1,207           44          --         4,051
                                              ----------   ---------   -----------   ---------   ----------
                                               $ 37,844     $37,898      $12,783       $  --      $ 62,959
                                               ========     =======     ========     ========     ========

- - ---------------

(A) Consists of gains and losses on involuntary conversion of assets.

                         FOOD 4 LESS SUPERMARKETS, INC.

               SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS

 52 WEEKS ENDED JUNE 25, 1994, 52 WEEKS ENDED JUNE 26, 1993, AND 52 WEEKS ENDED
                                 JUNE 27, 1992
                                 (IN THOUSANDS)

                                    BALANCE AT    PROVISIONS    CHARGED TO                             BALANCE AT
                                     BEGINNING    CHARGED TO     INTEREST                  OTHER         END OF
                                     OF PERIOD      EXPENSE     EXPENSE(B)    PAYMENTS    CHANGES        PERIOD
                                    -----------   -----------   -----------   ---------   --------     ----------
SELF-INSURANCE LIABILITIES:
52 weeks ended June 25, 1994......    $85,494       $19,880       $ 5,836      $29,506     $   --       $ 81,704
                                     ========      ========     =========      =======     ======        =======
52 weeks ended June 26, 1993......    $82,559       $38,040       $ 5,865      $40,970     $   --       $ 85,494
                                     ========      ========     =========      =======     ======        =======
52 weeks ended June 27, 1992......    $59,525       $46,140       $ 4,960      $36,066     $8,000(a)    $ 82,559
                                     ========      ========     =========      =======     ======        =======

- - ---------------

(a) Reflects self-insurance reserve related to Alpha Beta resulting from the acquisition of Alpha Beta.

(b) Amortization of discount on self-insurance reserves charged to interest expense.

                                 INDEX TO EXHIBITS


        EXHIBIT
        NUMBER                                 DESCRIPTION                                PAGE
        -------   ----------------------------------------------------------------------  ----
         1.1      Form of Dealer Manager Agreement among Food 4 Less, Food 4 Less
                  Holdings, Inc., the subsidiary guarantors named therein, BT Securities
                  Corporation, CS First Boston Corporation and Donaldson, Lufkin &
                  Jenrette Securities Corporation dated as of January   , 1995..........
         2.1      Agreement and Plan of Merger by and among Food 4 Less, Inc., Food 4
                  Less Holdings, Inc., Food 4 Less, Ralphs Supermarkets, Inc. and the
                  Stockholders of Ralphs Supermarkets, Inc. (incorporated herein by reference to Exhibit 99 to Food 4 Less' Form 8-K dated September 14,
                  1994).................................................................
         2.1.1    Amendment No. 1 dated as of January 12, 1995, to Agreement and Plan of
                  Merger by and among Food 4 Less, Inc., Food 4 Less Holdings, Inc.,
                  Food 4 Less Holdings, Inc. (a Delaware corporation), Food 4 Less,
                  Ralphs Supermarkets, Inc. and the stockholders of Ralphs Supermarkets,
                  Inc...................................................................
         3.1      Certificate of Incorporation of Food 4 Less, as amended (incorporated herein by reference to Exhibit 3.1 to Food 4 Less' Annual Report on
                  Form 10-K for the fiscal year ended June 25, 1994)....................
         3.2      Bylaws of Food 4 Less, as amended (incorporated herein by reference to
                  Exhibit 3.2 to Food 4 Less's Registration Statement on Form S-1, No.
                  33-31152).............................................................
         4.1      Form of Senior Note Indenture dated as of                , 1995 by and
                  among Ralphs Grocery Company (as successor by merger to Food 4 Less), the subsidiary guarantors identified therein and Norwest Bank
                  Minnesota, N.A., as trustee, with respect to its Senior Notes due
                  2004+.................................................................
         4.2      Form of Senior Subordinated Note Indenture dated as of
                                 , 1995 by and among Ralphs Grocery Company (as
                  successor by merger to Food 4 Less), the subsidiary guarantors identified therein and United States Trust Company of New York, as trustee, with respect to its 13.75% Senior Subordinated Notes due
                  2005+.................................................................
         4.3      Form of Senior Subordinated Note Indenture dated as of
                                 , 1995 by and among Ralphs Grocery Company (as
                  successor by merger to Food 4 Less), the subsidiary guarantors identified therein and United States Trust Company of New York, as trustee, with respect to its Senior Subordinated Notes due 2005
                  (incorporated herein by reference to Exhibit 4.3 to Amendment No. 1 to
                  Food 4 Less' Registration Statement on Form S-4, No. 33-56445)........
         4.4.1    Form of First Supplemental Indenture dated as of                , 1995
                  by and between Ralphs Grocery Company and United States Trust Company
                  of New York, as trustee, with respect to its 10 1/4% Senior
                  Subordinated Notes due 2002 (incorporated herein by reference to
                  Exhibit 4.4.1 to Amendment No. 1 to Food 4 Less' Registration
                  Statement on Form S-4, No. 33-56445)..................................
         4.4.2    Form of Second Supplemental Indenture dated as of                ,
                  1995 by and between Ralphs Grocery Company (as successor by merger to
                  Food 4 Less) and United States Trust Company of New York, as trustee, with respect to its 10 1/4% Senior Subordinated Notes due 2002
                  (incorporated herein by reference to Exhibit 4.4.2 to Amendment No. 1 to Food 4 Less' Registration Statement on Form S-4, No. 33-56445).....
         4.5.1    Form of Second Supplemental Indenture dated as of
                                      , 1995 by and between Ralphs Grocery Company and
                  United States Trust Company of New York, as trustee, with respect to its 9% Senior Subordinated Notes due 2003 (incorporated herein by reference to Exhibit 4.5.1 to Amendment No. 1 to Food 4 Less'
                  Registration Statement on Form S-4, No. 33-56445).....................
         4.5.2    Form of Third Supplemental Indenture dated as of                , 1995
                  by and between Ralphs Grocery Company (as successor by merger to Food
                  4 Less) and United States Trust Company of New York, as trustee, with respect to its 9% Senior Subordinated Notes due 2003 (incorporated herein by reference to Exhibit 4.5.2 to Amendment No. 1 to Food 4
                  Less' Registration Statement on Form S-4, No. 33-56445)...............

        EXHIBIT
        NUMBER                                 DESCRIPTION                                PAGE
        -------   ----------------------------------------------------------------------  ----
         4.6      Senior Note Indenture dated as of April 15, 1992 by and among Food 4
                  Less, the subsidiary guarantors identified therein and Norwest Bank
                  Minnesota, N.A., as trustee (incorporated herein by reference to
                  Exhibit 4.1 to Food 4 Less' Registration Statement on Form S-1, No.
                  33-46750).............................................................
         4.6.1    First Supplemental Indenture dated as of July 24, 1992 by and among
                  Food 4 Less, Bay Area Warehouse Stores, Inc., and Norwest Bank
                  Minnesota, N.A., as trustee (incorporated herein by reference to
                  Exhibit 4.1.1 to Food 4 Less' Annual Report on Form 10-K for the
                  fiscal year ended June 27, 1992)......................................
         4.6.2    Form of Second Supplemental Indenture dated as of           , 1995 by
                  and among Food 4 Less, the subsidiary guarantors identified therein and Norwest Bank Minnesota, N.A., as trustee, with respect to its
                  10.45% Senior Notes due 2000+.........................................
         4.6.3    Form of Third Supplemental Indenture dated as of                , 1995
                  by and among Ralphs Grocery Company (as successor by merger to Food 4
                  Less), the subsidiary guarantors identified therein and Norwest Bank
                  Minnesota, N.A., as trustee, with respect to its 10.45% Senior Notes due 2000+.............................................................
         4.7      Senior Subordinated Note Indenture dated as of June 15, 1991 by and among Food 4 Less, the subsidiary guarantors identified therein and
                  United States Trust Company of New York, as trustee (incorporated herein by reference to Exhibit 4.1 to Food 4 Less's Annual Report on
                  Form 10-K for the fiscal year ended June 29, 1991)....................
         4.7.1    First Supplemental Indenture dated as of April 8, 1992 by and among
                  Food 4 Less, Food 4 Less GM, Inc. and United States Trust Company of
                  New York, as trustee (incorporated herein by reference to Exhibit
                  4.2.1 to Food 4 Less' Annual Report on Form 10-K for the fiscal year ended June 27, 1992)..................................................
         4.7.2    Second Supplemental Indenture dated as of May 18, 1992 by and among
                  Food 4 Less, the Subsidiary Guarantors and United States Trust Company
                  of New York, as trustee (incorporated herein by reference to Exhibit
                  4.2.2 to Food 4 Less' Annual Report on Form 10-K for the fiscal year ended June 27, 1992)..................................................
         4.7.3    Third Supplemental Indenture dated as of July 24, 1992 by and among
                  Food 4 Less, Bay Area Warehouse Stores, Inc. and United States Trust
                  Company of New York, as trustee (incorporated herein by reference to
                  Exhibit 4.2.3 to Food 4 Less' Annual Report on Form 10-K for the
                  fiscal year ended June 27, 1992)......................................
         4.7.4    Form of Fourth Supplemental Indenture dated as of                ,
                  1995, by and among Food 4 Less, the subsidiary guarantors identified therein and United States Trust Company of New York, as trustee, with respect to its 13 3/4% Senior Subordinated Notes due 2001+............
         4.7.5    Form of Fifth Supplemental Indenture dated as of           , 1995 by
                  and among Ralphs Grocery Company (as successor by merger to Food 4
                  Less), the subsidiary guarantors identified therein and the United
                  States Trust Company of New York, as trustee, with respect to its
                  13 3/4% Senior Subordinated Notes due 2001+...........................
         4.8      Credit Agreement dated as of June 17, 1991 by and among Food 4 Less,
                  Alpha Beta Company, The Boys Markets, Inc., Cala Foods, Inc.,
                  Falley's, Inc. and Food 4 Less Merchandising, Inc., as borrowers;
                  Citicorp North America, Inc., Bankers Trust Company and Manufacturers
                  Hanover Trust Company, as Co-Agents, Citicorp North America, Inc. as
                  Administrative Agent and the Initial Lenders and the Designated
                  Issuers, all as identified therein (incorporated herein by reference to Exhibit 4.4 to Food 4 Less' Annual Report on Form 10-K for the
                  fiscal year ended June 29, 1991)......................................
         4.8.1    First Modification Agreement dated as of January 24, 1992 by and among
                  Food 4 Less, Alpha Beta Company, The Boys Markets, Inc., Cala Foods,
                  Inc., Falley's, Inc. and Food 4 Less Merchandising, Inc., as
                  borrowers; Citicorp North America, Inc., Bankers Trust Company and
                  Manufacturers Hanover Trust Company, as Co-Agents, Citicorp North
                  America, Inc. as Administrative Agent and the Required Lenders and the
                  other Loan Parties, all as identified therein (incorporated herein by reference to Exhibit 4.5.1 to Food 4 Less' Annual Report on Form 10-K
                  for the fiscal year ended June 27, 1992)..............................


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
        EXHIBIT
        NUMBER                                 DESCRIPTION                                PAGE
        -------   ----------------------------------------------------------------------  ----
         4.8.2    Second Modification Agreement dated as of April 13, 1992 by and among
                  Food 4 Less, Alpha Beta Company, Cala Foods, Inc., Falley's, Inc. and
                  Food 4 Less Merchandising, Inc., as borrowers; Citicorp North America,
                  Inc., Bankers Trust Company and Manufacturers Hanover Trust Company,
                  as Co-Agents, Citicorp North America, Inc. as Administrative Agent and
                  the Required Lenders and the other Loan Parties, all as identified therein (incorporated herein by reference to Exhibit 4.5.2 to Food 4
                  Less' Annual Report on Form 10-K for the fiscal year ended June 27,
                  1992).................................................................
         4.8.3    Third Modification Agreement dated as of September 15, 1992 by and among Food 4 Less, Alpha Beta Company, Cala Foods, Inc., Falley's,
                  Inc. and Food 4 Less Merchandising, Inc., as borrowers; Citicorp North
                  America, Inc., Bankers Trust Company and Manufacturers Hanover Trust
                  Company, as Co-Agents, Citicorp North America, Inc. as Administrative
                  Agent and the Required Lenders and the other Loan Parties, all as identified therein (incorporated herein by reference to Exhibit 4.5.3 to Food 4 Less' Annual Report on Form 10-K for the fiscal year ended
                  June 27, 1992)........................................................
         4.8.4    Fourth Modification Agreement dated as of October 9, 1992 by and among
                  Food 4 Less, Alpha Beta Company, Cala Foods, Inc., Falley's, Inc. and
                  Food 4 Less Merchandising, Inc., as borrowers; Citicorp North America,
                  Inc., Bankers Trust Company and Manufacturers Hanover Trust Company,
                  as Co-Agents, Citicorp North America, Inc. as Administrative Agent and
                  the Required Lenders and the other Loan Parties, all as identified therein (incorporated herein by reference to Exhibit 4.5.4 to Food 4
                  Less' Annual Report on Form 10-K for the fiscal year ended June 27,
                  1992).................................................................
         4.8.5    Fifth Modification Agreement dated as of December 21, 1992 by and among Food 4 Less, Alpha Beta Company, Cala Foods, Inc., Falley's,
                  Inc. and Food 4 Less Merchandising, Inc., as borrowers; Citicorp North
                  America, Inc., Bankers Trust Company and Chemical Bank (as successor in interest to Manufacturers Hanover Trust Company), as Co-Agents,
                  Citicorp North America, Inc. as Administrative Agent and the Required
                  Lenders and the other Loan Parties, all as identified therein
                  (incorporated herein by reference to Exhibit 19.1 to Food 4 Less'
                  Quarterly Report on Form 10-Q for the fiscal year ended April 3,
                  1993).................................................................
         4.8.6    Sixth Modification Agreement dated as of November 22, 1994 by and among Food 4 Less, the subsidiaries named therein, as borrowers, and
                  Bankers Trust Company, Citicorp North America, Inc. and Chemical Bank
                  as Co-Agents, Citicorp North America, Inc. as Administrative Agent and
                  the Required Lenders and the other Loan Partners, all as identified therein...............................................................
         4.8.7    Seventh Modification Agreement dated as of January 25, 1995 by and among Food 4 Less, the subsidiaries named therein, as borrowers, and
                  Bankers Trust Company, Citicorp North America, Inc. and Chemical Bank
                  as Co-Agents, Citicorp North America, Inc. as Administrative Agent and
                  the Required Lenders and the other Loan Partners, all as identified therein...............................................................
         4.9      Bank commitment letter by and among Food 4 Less, the guarantors named therein and Bankers Trust Company, as agent, and the financial institutions identified therein.......................................
         5.1      Opinion of Latham & Watkins regarding the legality of the Senior Notes due 2004, the 13.75% Senior Subordinated Notes due 2005, the 10.45%
                  Senior Notes due 2000, as amended, and the 13.75% Senior Subordinated
                  Notes due 2001, and the guarantees of the Subsidiary Guarantors, as amended, including consent............................................
         5.2      Opinion of Irwin, Clutter & Severson regarding the guarantee of
                  Falley's, Inc. .......................................................
         8.1      Opinion of Latham & Watkins regarding certain tax matters with respect to the Senior Notes due 2004, the 13.75% Senior Subordinated Notes due
                  2005, the 10.45% Senior Notes due 2000, as amended, and the 13.75%
                  Senior Subordinated Notes due 2001, as amended, including consent.....
        10.1      Lease dated as of June 17, 1991 by and between Food 4 Less and
                  American Food and Drug, Inc. relating to La Habra, California property
                  (incorporated herein by reference to Exhibit 10.4 to Food 4 Less'
                  Annual Report on Form 10-K for the fiscal year ended June 29, 1991)...


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
        EXHIBIT
        NUMBER                                 DESCRIPTION                                PAGE
        -------   ----------------------------------------------------------------------  ----
        10.2      Stockholders Agreement dated as of June 23, 1989 by and among Food 4
                  Less, Food 4 Less, Inc. and Peter J. Sodini (incorporated herein by reference to Exhibit 10.16 to Food 4 Less' Registration Statement on
                  Form S-1, No. 33-31152)...............................................
        10.2.1    Amendment dated as of May 4, 1990 to Stockholders Agreement by and among Food 4 Less, Food 4 Less, Inc. and Peter J. Sodini (incorporated herein by reference to Exhibit 10.58 to Food 4 Less' Registration
                  Statement on Form S-1, No. 33-31152)..................................
        10.2.2    Letter Agreement dated as of June 27, 1990 by and among Peter J.
                  Sodini, The Boys Markets, Inc., and certain affiliates, officers, directors and employees of Food 4 Less (incorporated herein by reference to Exhibit 10.39.1 to Food 4 Less' Annual Report on Form
                  10-K for the fiscal year ended June 30, 1990).........................
        10.2.3    Assignment and Assumption Agreement dated as of August 22, 1990 by and between Peter J. Sodini and Ronald W. Burkle with respect to
                  Stockholders Agreement by and among Food 4 Less, Food 4 Less, Inc. and
                  Peter J. Sodini (incorporated herein by reference to Exhibit 10.16.2 to Food 4 Less' Annual Report on Form 10-K for the fiscal year ended
                  June 30, 1990)........................................................
        10.2.4    Amendment dated as of December 31, 1992 by and among Food 4 Less,
                  Inc., Food 4 Less Holdings, Inc., Food 4 Less and Ronald W. Burkle to
                  Stockholders Agreement by and among Food 4 Less, Food 4 Less, Inc. and
                  Peter J. Sodini (incorporated herein by reference to Exhibit 10.6.2 to
                  Food 4 Less Holdings, Inc.'s Registration Statement on Form S-4, No.
                  33-59214).............................................................
        10.3      Stockholders Agreement dated as of June 23, 1989 by and among Food 4
                  Less, Food 4 Less, Inc. and George G. Golleher (incorporated herein by reference to Exhibit 10.17 to Food 4 Less' Registration Statement on
                  Form S-1, No. 33-31152)...............................................
        10.3.1    Amendment dated as of May 4, 1990 to Stockholders Agreement by and among Food 4 Less, Food 4 Less, Inc. and George G. Golleher
                  (incorporated herein by reference to Exhibit 10.59 to Food 4 Less'
                  Registration Statement on Form S-1, No. 33-31152).....................
        10.3.2    Amendment dated as of December 31, 1992 by and among Food 4 Less
                  Holdings, Inc., Food 4 Less, Food 4 Less, Inc. and George G. Golleher
                  to Stockholders Agreement by and among Food 4 Less, Food 4 Less, Inc.
                  and George G. Golleher (incorporated herein by reference to Exhibit
                  10.8.2 to Food 4 Less Holdings, Inc.'s Registration Statement on Form
                  S-4, No. 33-59214)....................................................
        10.4      Letter Agreement dated as of September 14, 1994 by and among FFL
                  Partners, Food 4 Less, Inc., Food 4 Less Holdings, Inc., Food 4 Less
                  and Falley's Inc. relating to certain obligations arising under the
                  Falley's, Inc. Stock Ownership Plan and Trust, as amended
                  (incorporated herein by reference to Exhibit 10.4 to Food 4 Less'
                  Annual Report on Form 10-K for the fiscal year ended June 25, 1994)...
        10.5      Consulting Agreement dated as of June 27, 1988 by and between
                  Falley's, Inc. and Joe S. Burkle (incorporated herein by reference to
                  Exhibit 10.38 to Food 4 Less' Registration Statement on Form S-1, No.
                  33-31152).............................................................
        10.5.1    Letter Agreement dated as of December 10, 1990 amending Consulting
                  Agreement by and between Falley's, Inc. and Joe S. Burkle
                  (incorporated herein by reference to Exhibit 10.17.1 to Food 4 Less'
                  Annual Report on Form 10-K for the fiscal year ended June 29, 1991)...
        10.6      Employment Agreement dated as of July 1, 1994 between Food 4 Less and
                  Harley DeLano (incorporated herein by reference to Exhibit 10.9 to
                  Food 4 Less' Annual Report on Form 10-K dated June 25, 1994)..........
        10.7      Employment Agreement dated as of July 1, 1994 between Food 4 Less and
                  Greg Mays (incorporated herein by reference to Exhibit 10.10 to Food 4
                  Less' Annual Report on Form 10-K dated June 25, 1994).................
        10.8      Amended and Restated Tax Sharing Agreement dated as of June 17, 1991 by and among Food 4 Less, Inc., Food 4 Less and the subsidiaries of
                  Food 4 Less (incorporated herein by reference to Exhibit 10.20 to Food
                  4 Less' Annual Report on Form 10-K for the fiscal year ended June 29,
                  1991).................................................................
        12.1      Statements regarding computations of ratios of earnings to fixed charges+..............................................................


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
        EXHIBIT
        NUMBER                                 DESCRIPTION                                PAGE
        -------   ----------------------------------------------------------------------  ----
        21.1      Subsidiaries of Food 4 Less (incorporated herein by reference to
                  Exhibit 22.1 to Food 4 Less' Annual Report on Form 10-K dated June 25,
                  1994).................................................................
        23.1      Consent of KPMG Peat Marwick LLP, independent certified public accountants...........................................................
        23.2      Consent of Arthur Andersen LLP, independent public accountants........
        23.3      Consent of Latham & Watkins (included in the opinion filed as Exhibit
                  5.1 to the Registration Statement)....................................
        23.4      Consent of Director Nominee Byron E. Allumbaugh+......................
        23.5      Consent of Director Nominee Alfred A. Marasca+........................
        23.6      Consent of Director Nominee Patrick L. Graham+........................
        23.7      Consent of Irwin, Clutter & Severson (included in the opinion filed as
                  Exhibit 5.2 to the Registration Statement)............................
        24        Power of Attorney of directors and officers of Food 4 Less (included in the signature pages in Part II of the Registration Statement)+.....
        25.1      Statement of Eligibility and Qualification on Form T-1 of Norwest Bank
                  Minnesota, N.A., as trustee, under the Indenture for the Senior Notes due 2004+.............................................................
        25.2      Statement of Eligibility and Qualification on Form T-1 of United
                  States Trust Company of New York, as trustee, under the Indenture for the 13.75% Senior Subordinated Notes due 2005+........................
        25.3      Statement of Eligibility and Qualification on Form T-1 of United
                  States Trust Company of New York, as trustee, under the Indenture for the Senior Subordinated Notes due 2005 (incorporated herein by reference to Exhibit 25.1 to Amendment No. 1 to Food 4 Less'
                  Registration Statement on Form S-4, No. 33-56445).....................
        99.1      Letter of Transmittal and Consent with respect to the Exchange Offers and the Solicitation..................................................
        99.2      Notice of Guaranteed Delivery with respect to the Exchange Offers and the Solicitation......................................................
        99.3      Letter to Brokers, Dealers, Commercial Banks, Trust Companies and
                  Other Nominees with respect to the Exchange Offers and the
                  Solicitation..........................................................
        99.4      Letter to Clients with respect to the Exchange Offers and the
                  Solicitation..........................................................
        99.5      Guidelines for Certification of Taxpayer Identification Number on
                  Substitute Form W-9...................................................
        99.6      Letter to Noteholders from Officer of Food 4 Less with respect to the
                  Exchange Offers and the Solicitation..................................


- - ---------------

* To be filed by amendment.

+ Previously filed.

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